Exhibit (a)(56)

Exhibit (d)(40)

UNITED STATES DISTRICT COURT
SOUTHERN DISTRICT OF NEW YORK

ALAN G. STEVENS, Individually and on
Behalf of All Others Similarly Situated,

Plaintiff,

v.	10 Civ. 4481 (SHS)

SEMBCORP UTILITIES PTE LTD.,

Defendant.

I, ANTHONY M. CANDIDO, hereby declare as follows:

1. I am a member of the Bar of this Court and a partner with the law firm Clifford Chance US LLP, attorneys for Sembcorp Utilities Pte Ltd. (“Sembcorp”) in this action. I submit this Declaration in support of Sembcorp’s Opposition to Alan G. Stevens’ Motion for a Temporary Restraining Order and Preliminary Injunction and his Motion for Expedited Discovery and for Setting a Hearing on the Plaintiff’s Motion for a Preliminary Injunction.

2. Attached hereto as Exhibit 1 is a true and correct copy of the transcript from the hearing before Judge Kaplan on May 19, 2010 in Cascal N. V. v. Sembcorp Utilities Pte Ltd. et al., 10 Civ. 3613 (LAK).

3. Attached hereto as Exhibit 2 is a true and correct copy of the Declaration of Martyn Everett filed on May 15, 2010 in Cascal N.V. v. Sembcorp Utilities Pte Ltd. et al., 10 Civ. 3613 (LAK).

4. Attached hereto as Exhibit 3 is a true and correct copy of the Schedule TO-T filed by Sembcorp on May 21, 2010.

5. Attached hereto as Exhibit 4 is a true and correct copy of the SEC Comment Letter dated May 28, 2010.

6. Attached hereto as Exhibit 5 is a true and correct copy of Amendment No. 4 to Schedule TO-T filed by Sembcorp on June 7, 2010.

7. Attached hereto as Exhibit 6 is a true and correct copy of an excerpted portion of Sembcorp’s disclosures regarding the two-tier price structure.

8. Attached hereto as Exhibit 7 is a true and correct copy of the SEC Comment Letter dated June 15, 2010.

9. Attached hereto as Exhibit 8 is a true and correct copy of the underlying documents provided to Sembcorp by Cascal containing financial projections.

10. Attached hereto as Exhibit 9 is a true and correct copy of a press release issued by Cascal N.V. on May 20, 2010.

11. Attached hereto as Exhibit 10 is a true and correct copy of a press release issued by Robins Geller Rudman & Dowd LLP on June 8, 2010.

I declare under penalty of perjury that the foregoing is true and correct.

Executed this 17th day of June, 2010.

Anthony M. Candido

EXHIBIT 1

05jncasa	Argument	1

UNITED STATES DISTRICT COURT
SOUTHERN DISTRICT OF NEW YORK
-----------------------------------------------x

CASCAL N.V.,

Plaintiff,

v.	10 Civ. 3613 LAK

SEMBCORP UTILITIES PTE LTD., et al.,

Defendants.
-----------------------------------------------x

May 19, 2010 9:50 a.m.

Before:

HON. LEWIS A. KAPLAN,

District Judge

QUINN EMANUEL URQUHART & SULLIVAN, LLP

Attorneys for plaintiff
BY:	MARC L. GREENWALD, Esq.
DAVID HOLZMAN, Esq.
DAVID S. MADER, Esq.
Of counsel

CLIFFORD CHANCE
Attorneys for defendant Sembcorp
BY:	WILLIAM E. WALLACE, III, Esq.
ANTHONY M. CANDIDO, Esq.
BRIAN HOFFMANN, Esq.
Of counsel

WACHTELL LIPTON ROSEN & KATZ
Attorneys for defendant BiWater
BY:	KENNETH B. FORREST, Esq.
WILLIAM SAVITT, Esq.
JOHN F. LYNCH, Esq.
Of counsel

SOUTHERN DISTRICT REPORTERS, P.C.

(212) 805-0300

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(In open court)

(Case called)

THE COURT: Mr. Greenwald.

MR. CANDIDO: Before we begin, your Honor, we have pending written motions for the admission pro hac vice of Mr. Wallace and Mr. Hoffmann.

THE COURT: I will hear you today.

MR. CANDIDO: Thank you, your Honor.

MR. GREENWALD: Thank you, Judge. The papers have shown that there will be irreparable harm to Cascal if the preliminary injunction is not granted today. The minority shareholders, given the structure of the tender offer, will be coerced into tendering, in 21 days Sembcorp will own the company, and there will be no ability for Cascal to vindicate its rights to control its confidential information which it contracted for.

THE COURT: You bargained it away.

MR. GREENWALD: Excuse me, your Honor?

THE COURT: You bargained it away.

MR. GREENWALD: We bargained it away only in the event of the proposed transaction, which was the private sale of the BiWater shares, or a tender offer that was an equivalent offer on the same terms. We submit that the papers have shown that the offer that —

THE COURT: So you will have a cause of action against BiWater maybe.

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MR. GREENWALD: But we won’t. Sembcorp will own Cascal, and the company will not pursue the cause of action because it will not be able to vindicate it.

THE COURT: Then maybe any shareholders who were injured by it would have a derivative suit against the board and/or BiWater.

MR. GREENWALD: That may be true. There may be an ability for minority shareholders who will be harmed by this to pursue a suit. But right now Cascal has a lawsuit for breach of contract, the contract that Cascal signed as standing under the securities laws and its lawsuit will be for naught.

THE COURT: As of today there is no securities violation that I can see.

MR. GREENWALD: Correct. But there will be — well, we don’t necessarily agree, your Honor, because we believe that the confidential information was used to formulate the tender offer in violation.

THE COURT: Of what provision of the securities laws?

MR. GREENWALD: Of 14(e).

THE COURT: 14(e) doesn’t say anything about using confidential information to formulate a transaction which may or may not ever occur.

MR. GREENWALD: 14(e), your Honor, deals with insider trading, and to even offer to sell, to offer to purchase would

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be using or misusing confidential information, material nonpublic information, would be a violation. They have announced their intention to offer.

THE COURT: Your view would be that there would be a violation of 14 (e) if they make the offer and nobody sells to them?

MR. GREENWALD: We believe there would be a violation of 14(e) if they make a tender offer. 14(e) deals with tender offers, and even if nobody sells, there is no purchase and sale requirement in 14(e). There is a requirement of announcing a tender offer.

THE COURT: Who is injured?

MR. GREENWALD: Excuse me, your Honor?

THE COURT: Who is injured.

MR. GREENWALD: Who is injured, Cascal is injured because of the use of their material nonpublic information even —

THE COURT: If they make the offer and nobody sells, how are you injured?

MR. GREENWALD: We may not be injured if absolutely nobody sells. But with the tender offer there’s no way to know that nobody will sell, although I would suggest that, given a fair choice and not a coercive choice, given what the stock was trading the day before the tender offer was announced, the minority shareholders would not intend to sell.

SOUTHERN DISTRICT REPORTERS, P.C.

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Anyone who wanted to sell at 7.61 on April 23 had the opportunity. I can’t imagine anyone’s racing to tender at 6.75 unless they think that what will happen, as we all know will happen, that Sembcorp will delist the company and they will hold illiquid shares in a company that will not be listed and not be reporting to the SEC.

So that is the harm to Cascal. Cascal entered into a contract specifically about how its confidential information could be used. The NDA, or the letter agreement makes very clear in Section E that the proposed transaction, the transaction with a capital T, is different than the potential tender offer.

The transaction as defined in E1 is the private sale of BiWater’s shares. A tender offer on the same terms is a different exception to the standstill agreement. Therefore, nobody among the defendants could have believed that when they were pursuing the proposed transaction that was a tender offer.

The tender offer is not the proposed transaction. The tender offer is different. My client absolutely agreed that they would allow the use of their confidential information in connection with the tender offer under very specific terms. That is the same terms.

We submit that on the record before your Honor, it is clear that Cascal did not intend an offer in this coercive form to meet that requirement. We believe same terms because

SOUTHERN DISTRICT REPORTERS, P.C.

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BiWater has different obligations today than the minority shareholders will have when the tender offer that’s been announced is actually launched. It is not on the same terms.

THE COURT: What different obligations?

MR. GREENWALD: They have the obligation to tender first and foremost, but they also have certain other obligations about —

THE COURT: So because the terms are more favorable on that analysis to the public shareholders, there’s no exception.

MR. GREENWALD: This could have easily been drafted as no more favorable but it is not.

THE COURT: In your view, it would be a violation if they were offering to buy Cascal’s shares at $6.50 and the public shares at $10?

MR. GREENWALD: That may not be coercive, and Cascal may agree that that would be an acceptable use of its confidential information. But do believe that that would not meet the exception to the standstill in E2.

We are not saying that there’s no tender offer that Sembcorp can announce that would be unacceptable and, therefore, Cascal would allow the use of its confidential information.

We are saying we agreed on very specific terms, and a tender offer with these terms is not the same. It’s coercive to the minority shareholders, and it is simply not supportable

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based on the plain language or based on the extrinsic evidence and the course of conduct of the parties once the negotiations started.

Therefore, we believe that Sembcorp, even if they never saw the agreement, the NDA itself makes clear that that was for the proposed transaction, which was a private sale. They could not have believed that under the NDA that they were pursuing a tender offer except under this one exception in the letter agreement.

There’s nothing in the NDA about a tender offer. It says very clearly, it defines the offer right up front in the NDA, as the sale of the 58.5 percent interest in the share capital.

And there is nothing in here — all the clauses, like 1.2 and 6.2, make clear that that was the purpose of the NDA. Now, we agree there is an exception, an exception we agreed to with BiWater. But that exception is very narrow. Otherwise, they should only be pursuing with our confidential information a private transaction.

THE COURT: But they are not a party to the letter agreement.

MR. GREENWALD: No, they are not, your Honor.

THE COURT: And they have no obligations under it.

MR. GREENWALD: Correct.

SOUTHERN DISTRICT REPORTERS, P.C.

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THE COURT: So your beef, if you have one, is with BiWater and they are entirely free, I think, under the NDA to put in the Wall Street Journal on day one of the tender offer every single item of information that they got from you.

MR. GREENWALD: We disagree, your Honor. The NDA makes it very clear that they may not purchase or sell any Cascal shares because there is a standstill agreement in 6.2.

6.2(a) says they will not deal in any way in any securities of Cascal.

THE COURT: Assuming you are construing it correctly, that is an obligation that they owe to BiWater, not to you. And I don’t see how you have any right to enforce it.

MR. GREENWALD: We are an explicit third-party beneficiary of this, and we have the right to enforce this.

THE COURT: I wonder about that. Let’s explore that.

Paragraph 10.9 says you may, with the prior written consent of the seller, enforce the terms of the letter against Sembcorp under the Contracts (Rights of Third Parties) Act 1999.

That’s the limit of your position, your ability to enforce the NDA, isn’t it?

MR. GREENWALD: I would disagree, your Honor, because under the letter agreement with BiWater that governs our relationship with BiWater, they agreed that we could pursue it without the written consent. The letter agreement —

THE COURT: I’m losing you quickly. Under the letter agreement with BiWater, they agreed. Who is the “they”?

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MR. GREENWALD: BiWater agreed. Under the letter agreement, if you look at Section I, letter I, it starts on page 3 and carries all the way to page 5, the key is what is on page 5 at the end of I.

THE COURT: Do you think there is a difference between saying nothing in this agreement prohibits you from exercising any rights you may have and on the other hand creating a right that you don’t otherwise have? This says if you have a right to enforce some contract that is out there between us and somebody else, you are free to do that.

MR. GREENWALD: I submit that this is advance consent, that if there is a right under the NDA, nothing limits our right to pursue such a claim. Nothing. And nothing in the transaction NDA —

THE COURT: But the existence of a right under the NDA depends on whether you are a third-party beneficiary of that contract, and it is impossible for me to find anything in that contract that gives you rights to enforce that contract as a third-party beneficiary.

MR. GREENWALD: That entire contract was drafted for the express purpose of protecting Cascal’s —

THE COURT: Forget purpose. Where does it expressly provide that can Cascal may enforce against Sembcorp the provisions of the NDA?

SOUTHERN DISTRICT REPORTERS, P.C.

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05jncasa	Argument	10

MR. GREENWALD: 10.9 makes very clear that Cascal —

THE COURT: That is a different agreement.

MR. GREENWALD: 10.9 of the NDA.

THE COURT: No. I’m sorry. That’s the letter agreement, isn’t it?

MR. GREENWALD: No 10.9 is the NDA.

THE COURT: You’re right.

MR. GREENWALD: It has the prior written consent, but we’re saying we got advance prior written consent as part of the letter agreement. 10.9 makes very clear that Cascal is an intended third-party beneficiary who may pursue, who may enforce —

THE COURT: You are saying that you are not affected by 10.9 because I is the prior consent?

MR. GREENWALD: Correct.

THE COURT: Well, I see your argument. OK. Go on.

MR. GREENWALD: So we believe that Sembcorp will be breaching the NDA by using the confidential information for anything other than the proposed transaction or that limited exception, which is the same terms, a tender offer on the same terms. The coercive nature, the obligations that BiWater is under means that this is not the same terms, and they will breach these contracts as well, and therefore the securities laws, were they to launch the tender offer.

SOUTHERN DISTRICT REPORTERS, P.C.

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05jncasa	Argument	11

They have conceded we have standing under 14 (e).

THE COURT: So let’s now follow it out.

MR. GREENWALD: Yes.

THE COURT: If you’re right about the third-party beneficiary point, where does that take you? It takes you to having an enforceable nondisclosure obligation.

MR. GREENWALD: We gave advance consent to one exception to that nondisclosure — well, two exceptions. One is the proposed transaction, meaning the private sale of the 58.5 percent by BiWater. And the second is a tender offer on the same terms. We absolutely consented that they could use our confidential information in those two circumstances, but no other.

If they are using it in another, they are breaching the contract, which we can enforce against them, and doing that in connection with a tender offer violation 14(e).

THE COURT: Then why aren’t money damages an adequate remedy.

MR. GREENWALD: Money damages are not an adequate remedy because we won’t be here in 20 days.

THE COURT: Sure you will. Your ownership will have changed, but you will be there.

MR. GREENWALD: Our ownership will have changed, and the ownership won’t pursue damages against itself.

THE COURT: Therefore, there may be a derivative suit.

SOUTHERN DISTRICT REPORTERS, P.C.

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05jncasa	Argument	12

MR. GREENWALD: There may be. But if we have entered, we, Cascal, have entered into a contract and the only —

THE COURT: Aren’t the Delaware case reports filled with reports of decisions in derivative suits brought by frozen-out minority shareholders for damages?

MR. GREENWALD: I agree that there may be a derivative suit here, although the added complication is that Cascal is a creature of Dutch law and not Delaware law. But there may well be a derivative suit here.

The question is, does Cascal have the right to vindicate the contracts it entered into?

Does Cascal have the right to enforce the breach of contract and not allow a breach of the securities laws with its what we would submit is purloined confidential information.

THE COURT: There is no breach of the securities laws if there’s full disclosure. I don’t see where that comes from.

MR. GREENWALD: Well, I agree that the cases, certainly under the misappropriation theory, there is a line of cases that say as long as they disclose the misappropriation, then there’s no 10b-5 violation. But we submit they cannot disclose that —

THE COURT: The walnut shells have moved around. The pea is not under the same one anymore. The walnut shell we are talking about is the fact that if there is a breach, a breach by Sembcorp by means of disclosing the information of a

SOUTHERN DISTRICT REPORTERS, P.C.

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contractual obligation owed to BiWater that you have a right to enforce as a third-party beneficiary. You will have the right to seek damages for that breach no matter who owns your shares.

If the problem, as I seem to be understanding it, were that from your point of view that the new management of Cascal won’t pursue the claim for obvious reasons, then the fact is corporate law has a vehicle to deal with that situation. It is called a derivative suit.

You refer to the fact that it is a Dutch company. I certainly have no idea of what the Dutch law on this point is, but it’s your burden to show inadequacy of remedies at all. And in the absence of proof that foreign law is different from our own, I apply our own, and here there would be, as far as I can tell, a perfectly good derivative suit in the sense of a derivative suit that could be brought and then an adjudication on the merits obtained, and, if need be, a remedy awarded by any former shareholder.

MR. GREENWALD: Your Honor, the fact that we’re talking about the disclosure of Cascal’s information is —Cascal has a contractual right to control that information, and Cascal should be the appropriate entity to seek an injunction. The irreparable harm here will occur, as you point out, if they — to follow the securities laws, they need to disclose the information. They contractually agreed they would not.

THE COURT: How is that irreparable harm to anybody?

SOUTHERN DISTRICT REPORTERS, P.C.

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MR. GREENWALD: Disclosing our confidential information, when they signed the NDA, they agreed that money damages would not be sufficient, that the disclosure of our confidential information —

THE COURT: Is that totally binding on me?

MR. GREENWALD: No, absolutely not. But it certainly is evidence of the fact that everyone believes that this confidential information is protectable, and the disclosure should not happen in breach of the contract. So Cascal can identify a specific harm to itself that really can only be vindicated with an injunction against the tender offer. That’s why we’re here seeking a preliminary injunction.

Now, the balance of harms on their side is negligible. I mean, BiWater needs to sell their shares, but we’re not enjoining the private sale. We said, here, we will open our kimono. Let anyone look at what you want to help you sell your shares, and they can sell their shares tomorrow in a private transaction. We are not seeking to enjoin that. That’s not the purpose of this hearing.

THE COURT: If ever I heard of a proposed course of action the likely effect of which would be to really do vast damage to the minority shareholders, that may be it.

MR. GREENWALD: Selling in a private transaction —

THE COURT: Why isn’t a private sale far worse than what’s contemplated?

SOUTHERN DISTRICT REPORTERS, P.C.

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MR. GREENWALD: I submit that it may be. The shareholders certainly took risks when they invested in this company as minority shareholders, especially given BiWater’s precarious state, but those are risks that they took with their eyes wide open. They did not believe they would have to tender at below market prices.

THE COURT: They are not being asked to tender at below market prices. They are being asked to tender at a price lower than the market price used to be, which is actually the price at which almost all securities transactions are done today, prices way lower than they used to be.

MR. GREENWALD: We are talking used to be the day before the transaction, when the intention to launch was announced.

THE COURT: Prices generally are lower than they were the day before the transaction.

MR. GREENWALD: Well, I submit that the minority shareholders here, the purpose of —

THE COURT: They also, when they bought into this situation, all knew that exactly this kind of transaction could very well be in their future.

MR. GREENWALD: Well, the goal would be, and would be if there were a tender offer that did not lock up BiWater at the very least, the minority shareholders to try and find another suitor to launch a competing bid for the entire stake. That would benefit them. If there is no such —

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THE COURT: The lockup — you call it a lockup, I don’t know whether I call it that, but for the sake of convenient expression I’ll call it that. That provision was certainly an entirely foreseeable feature of the transaction, the likelihood of which was sooner or later with one or another buyer obvious. Right?

MR. GREENWALD: I don’t agree, your Honor. I don’t think that it was foreseeable to Cascal that a tender offer that was at an unacceptable price would include a lockup, because then it would not have the same terms —

THE COURT: The definition of an unacceptable price is a price lower than you either want or think you might extract.

MR. GREENWALD: Correct.

THE COURT: This is all a negotiation. I mean, let’s face up to it.

MR. GREENWALD: This may well be a negotiation. But Cascal has contractual rights and enforceable contractual rights that will be violated either by the disclosure of the information consistent with the securities laws or with the honoring of the confidentiality and then violating —

THE COURT: And the linchpin of your entire case is that the offer is not on the same terms and conditions.

MR. GREENWALD: Yes, your Honor.

THE COURT: Without that, the plane is going into the ocean.

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MR. GREENWALD: I mean, we do have arguments, but I would agree that really what Cascal is complaining about is this offer is not on the same terms and they had a contractual right to protect this information for anything other than an offer on the same terms or the private sale.

THE COURT: OK. Thank you. I have your point.

MR. GREENWALD: Thank you, Judge.

THE COURT: Mr. Wallace.

MR. WALLACE: Thank you, your Honor.

Your Honor, I would like to start actually where you started, which is, although plaintiffs are here ostensibly seeking a preliminary injunction to prevent a violation of U.S. securities laws, that in fact is not the case. I think your Honor recognizes that. There is no violation of the securities laws. There is no threatened violation of the securities laws.

THE COURT: If they are right, that your contractually prohibited from disclosing in your 14d-9, or whatever the form is this year, the information, and if they are entitled to injunctive relief to enforce that obligation on their part, and if you were to propose to go ahead without the disclosure, then it is at least a threatened violation.

MR. WALLACE: Certainly, your Honor. If the Court were to conclude that the information was made available to us, it is information that would need to be disclosed. That is a step that the plaintiffs frankly gloss over completely.

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The plaintiffs correctly point out that confidential information was made available to Sembcorp during the due diligence period. There is no question about that. There could at some point in time be a dispute about the scope and level of the information and how accurate and how current and those sorts of things. But inarguably there was confidential information.

That is not the standard for disclosure. The standard for disclosure is, of course, the information we have that would alter the total mix of information available to investors who are making investment decisions. That’s the standard. If they were to make some assertion along those lines —

THE COURT: You’ve got management’s projections through 2013, right?

MR. WALLACE: Yes.

THE COURT: They are not publicly available, right?

MR. WALLACE: In part they are publicly available, your Honor.

THE COURT: They are not entirely publicly available.

MR. WALLACE: Not entirely.

THE COURT: Let’s move on to your next point.

MR. WALLACE: All right.

THE COURT: On this motion that dog won’t hunt.

MR. WALLACE: All right.

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With respect to the contract issue, because I do think what we’re dealing with, I think your Honor is absolutely correct, is a breach of contract type claim. And you certainly can’t even get to the inchoate securities claim unless you can establish a breach of contract claim. We don’t think there is one.

Your Honor has correctly identified that there are different contracts, at least there are many different contracts. But there are three central contracts that we need to keep our eye on.

Certainly there’s the NDA between Sembcorp and BiWater, there is a letter agreement between Cascal and BiWater, and then there is the tender offer and shareholder support agreement. We refer to it colloquially as the TOSSA agreement. The plaintiffs prefer lockup agreement for whatever purposes. That agreement is between Sembcorp and BiWater, and it is that agreement that reflects BiWater’s agreement to sell their shares to us at the price that’s being made available to all shareholders in the tender offer.

The breach of contract that is being alleged, of course, is the breach of the contract of the NDA agreement. The plaintiffs claim, and there was some colloquy back and forth between the plaintiff’s counsel and the bench with respect to the issue of consent. We do not agree that Section I of the letter agreement is advance consent by BiWater. The

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language, while certainly argued by the plaintiffs to be that, I don’t think supports that conclusion. What the language of the letter agreement, Section I, says is that there is nothing in that clause that shall limit and there’s nothing in the NDA that shall limit, and I am going to deal with them separately, for the first half of the clause, nothing in this clause shall limit a right to pursue a claim either on behalf of, etc., etc., etc. That may or may not be so.

That’s a recognition, if you will, that there’s nothing in this letter agreement that restricts the ability to Cascal to do whatever it is legally entitled to do. We have no quarrel with that, but that certainly isn’t a consent. That is a reflection of their understanding of this agreement.

So then, if you take the second half of that, the suggestion is nothing in this, nothing in any transaction NDA shall limit the right of Cascal. You have there a recognition or an agreement by BiWater and Cascal on the enforceability or the claims or the rights under the NDA, which frankly is not accurate to the extent it is a recognition of or a suggestion that there is no requirement for written consent because indeed there is.

In the NDA, the NDA agreement is an agreement between two different parties. It is an agreement between BiWater and Sembcorp. Just as BiWater has certain rights and obligations under the NDA, so, too, does Sembcorp. One of the rights that

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Sembcorp has is the right to insist upon a written consent from Cascal to sue on the NDA. They don’t have it. This does not provide it.

THE COURT: So, if I’m understanding you correctly, the argument as to the second portion of the sentence upon which the plaintiff relies in I is that, even if that clause were construed as foreclosing BiWater from entering into a transaction NDA, that would limit the right of Cascal to sue as a third-party beneficiary of the transaction NDA.

The most the plaintiff has here is a breach of contract claim against BiWater for breaching that provision of I, and you would debate that because I in your view would simply be a statement of an understanding of what the effect of a transaction NDA would be as opposed to something else, but in any case, the NDA does not limit any right of Cascal to sue under the NDA. And that follows for this reason: Under the British Contracts (Rights of Third Parties) Act, Section 1, a nonparty to a contract may enforce it if and only if either the contract expressly permits him to do so — and there’s no suggestion that the NDA does that — or subject to an exception we’ll come to in a minute.

There is a term in the contract, namely, the NDA, that purports to confer a benefit on the plaintiff. I imagine that is debatable, but maybe. The exception however is that the conferring of benefit clause doesn’t apply if, on a proper

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construction of the NDA, it appears that the parties to the NDA did not intend the terms sued upon to be enforceable by a third party, the pivotal point being that the ability of a third party to enforce the NDA rests on a judgment as to whether there was a mutual intent to the part of both parties to the NDA to confer the right to enforce the NDA on Cascal. And in light of the clause relating to consent, there was not. Is that about it?

MR. WALLACE: That’s right on, your Honor. That’s exactly correct.

THE COURT: Whatever may have been BiWater’s thought, it wasn’t your thought.

MR. WALLACE: Exactly correct. We certainly didn’t agree to it.

So we start with, your Honor, that they don’t have a right to enforce the contract. But, of course, even if they did, it is our position there is no violation of the contract, for several reasons: If we look at the various terms of the NDA, as we have, there are several sections that have some relevance that I would like focus a little bit on.

There is in Section 1 a duty of confidentiality, and in Section 2 there are exceptions to the duties of confidentiality. There are several of them.

In large measure, if not totally, although they seem to have waffled in their briefs a little bit on this, the

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breach of contract claim seems to rest upon a breach of the duty of confidentiality in Section 1, for which there are express exceptions in Section 2, including specifically Section 2D, which allows for or makes an exception for the duty of confidentiality for any disclosures that are required as a matter of law or any governmental or competent regulatory authority, including without limitation any securities exchange.

I would suggest, your Honor, that this is very relevant because for at least a year prior to entering into this agreement, everyone was contemplating the prospect of a tender offer, and everyone knew if a tender offer had to be made it was possible and potential that certain confidential information would have to be disclosed. There is a specific provision that deals very directly with that, and it’s in 2D.

There is also a provision in Section 7.

THE COURT: Go ahead.

MR. WALLACE: In Section 7, your Honor, there’s the standstill provision. The standstill provision is arguably relevant for a couple of reasons.

One, at various times and in various contexts, the plaintiffs seem to be alleging a breach of the standstill agreement. To the extent that they’re arguing that we had no right to engage in a tender offer, it would be a violation of the standstill agreement as well.

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In fact, your Honor, there is no violation of standstill agreement. In fact, the standstill prohibition, which would include any kind of a transaction, your Honor, it would include the direct purchase of the BiWater holders, it would prohibit the tender offer, it would prohibit anything. But what’s critical about Section 7 is that it doesn’t even come into existence and force until there is a breakdown in negotiations between Sembcorp and BiWater.

THE COURT: I think we’re getting off into areas that are not ultimately necessary for me to decide this matter.

MR. WALLACE: All right. I would like to move to Section 10.3 your Honor because I do think that is critical, just briefly.

10.3, which provides that all of the obligations, rights and obligations under this agreement shall no longer apply once there is an agreement between Sembcorp and BiWater implementing the proposed transaction.

There is the tender offer and shareholder support agreement, which in fact is such an agreement. That is the agreement by which BiWater is agreeing —

THE COURT: Well, that’s debatable I think, isn’t it? 10.3 says the rights no longer apply in the event that an agreement implementing the proposed transaction is executed.

MR. WALLACE: Yes.

THE COURT: The proposed transaction is defined on page 1 as the acquisition of BiWater’s shares, whereas the agreement is, whatever you call it, the —

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MR. WALLACE: The tender offer and shareholder support agreement. We can call it TOSSA.

THE COURT: I couldn’t understand what you said you call it.

MR. WALLACE: T-O-S-S-A. TOSSA, it is the best acronym. It is the acronym.

THE COURT: The first time I heard it I thought you said something else that I wasn’t going to repeat. That agreement is not the agreement to acquire the shares. It is an agreement whereby you are going to make an offer to all shareholders. And if you make that offer, they will tender into the offer.

MR. WALLACE: Yes.

THE COURT: If things go as you like, and there’s no intervening problem, you will accept their offer.

MR. WALLACE: Yes, your Honor. I think I have two important points.

The first important point I think is that, yes, indeed that is the agreement. It is BiWater’s agreement for the sale and disposition of their shares, and they have obligations to tender their shares to us under a set of circumstances.

THE COURT: Yes. It is an agreement to facilitate events which, if everything pans out, will result in a sale.

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MR. WALLACE: Yes. It will result in the transaction of the sale of their shares.

THE COURT: Yes. But it is not a contract of sale.

MR. WALLACE: Well, without trying to slice the ham too thinly, it is a contract that will result in the sale of the shares if various conditions are met.

As in all contracts for purchase and sale of securities, there are conditions that have to be met, this has to be done, that has to be done, no material adverse clauses, if all these things are met on closing day, you will tender it, we will pay, and that sort of thing.

I would suggest, your Honor, that, yes, it is agreement. It is a type of agreement that might be different from other types of agreements. But it is certainly a transaction calling for the disposition of the shares.

The second point I would suggest, your Honor, there is nothing in the introductory language that talks about — it talks about a limitation on a transaction that would exclude a tender offer. It is just talking about a transaction that would result in Sembcorp acquiring, either directly or indirectly, the interest.

We need only an agreement to implement that proposed transaction. I think we have that. And we especially have that, your Honor, if you consider the context in which this agreement was negotiated, drafted and concluded, which both

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prior to and after everyone had consistently been talking about a tender offer and the fact that the shares would be transferred in the context of a tender offer.

So I think, your Honor, that the 10.3 provision does in fact make the confidentiality provision of the agreement inapplicable, and for good reason, because that is how the agreement was intended to work. Once you have an agreement that is going to allow you to acquire the company, then the confidentiality provisions clearly should permit the disclosure of the information so the tender offer could go forward.

With respect to the suggestion — actually, before I get to that point, I think that plaintiff largely concedes, in fact they do concede pretty directly and clearly and almost repeatedly the fact that everyone understood that a tender offer was a likely transaction to be consummated consistent with these two interrelated agreements. They have submitted their own declaration talking about the fact that they are interrelated and that sort of thing.

But the notion that the obligations of the letter agreement somehow impose obligations on Sembcorp simply isn’t correct. It obviously can’t be that way. Sembcorp is not a party to the letter agreement, and so the obligation that the terms be the same terms or be an equivalent offer can’t be on obligation imposed to Sembcorp, and Sembcorp could not have violated that obligation. Even if it did apply, your Honor, I think the evidence and the declarations that were submitted clearly show that the offer that was made is on the same terms.

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Over the weekend your Honor some declarations were submitted, and a declaration was submitted on behalf of BiWater by one of the lawyers who negotiated the letter agreement. It is Exhibit A to the Evans declaration. I think that is critically important, your Honor, there is a series of e-mails that gives the negotiating history of this clause, the same terms clause, your Honor.

THE COURT: I am not sure we need to go there. It think it may be time to bring this to a close.

MR. WALLACE: I would conclude, your Honor, I suggest there is no same terms violation, even if it applies.

With respect to irreparable damages, I don’t think there is any, your Honor. I think your Honor is correct, the minority shareholders, if they have a claim, can bring it. I think the damages to Sembcorp, while arguably inchoate, the damages to BiWater and the minority shareholders are potentially very severe. If an injunction does issue, the obligations of both Sembcorp and BiWater to proceed with the transaction become significantly in doubt. And the minority shareholders, as your Honor points out, could be left with either no offer or a much worse offer.

Thank you, your Honor.

THE COURT: Thank you. Mr. Forrest, briefly.

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MR. CANDIDO: Your Honor, my partner Mr. Savitt is going to make a very brief argument.

MR. SAVITT: Good morning, your Honor.

THE COURT: Good morning.

MR. SAVITT: I don’t want to belabor points that have already been rehashed. I just want to make two points very quickly for the Court and be available to take any questions that the Court may have that are directed to BiWater.

The first point we had wanted to emphasize was that aspect of the balancing of the equities that pertains to our client BiWater. We submitted an affidavit.

THE COURT: I know you are desperate to sell. I got that.

MR. SAVITT: We are desperate to sell. We have enormous liquidity issues.

THE COURT: It’s the desperation exception, 14(e).

MR. SAVITT: Fair enough. That cuts to the chase, and we appreciate that. There is a great and real risk of insolvency if a transaction isn’t followed through upon. The Court has that and we appreciate it.

One additional point that I think ought to be made in this connection is that it is not only BiWater that would be very badly affected by insolvency. A likely outcome of that would be the forced fire sale of BiWater’s stock in Cascal into an exceedingly thinly traded market, which would have a colossally negative effect on the trading price of that stock.

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THE COURT: What you probably would have is you would have some vulture character coming into the bankruptcy and doing a deal which the creditors would be only too happy to grab at any price to get a dollar out of it.

MR. SAVITT: Entirely possible. The bottom line being that the proposed injunction isn’t just very dangerous for BiWater. It’s very dangerous for every single holder of Cascal stock, including the minority stockholders that the plaintiff purports to be representing here, and that echos an observation the Court had this morning. I won’t belabor that point unless the Court had some questions.

Just to emphasize the discussion this morning on irreparable harm, one point is that the contracts absolutely do not say that there is a stipulation of irreparable harm in the event of a breach. They simply say, and I will quote from them, a breach may be irreparable harm and this is the quotation “damages alone may not necessarily be an adequate remedy.” That’s at Section 10.2 of the NDA.

Far from constituting a concession of irreparable harm. The contract specifically leaves open the distinct possibility that damages are an adequate remedy, even if the contract were otherwise. As the Court pointed out this morning, it remains a matter of judicial discretion to determine whether indeed there has been irreparable harm, but there isn’t even a contract issue to be dealt with here.

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Finally, there is no question that Cascal is going to continue to exist. A derivative lawsuit postclosing is entirely possible. There is a remedy later for damages. The harms are compensable in damages.

Like most tender offer cases, this one is about money. There is a substantial downside risk in the event of an injunction to my client, to all of Cascal’s shareholders.

On the other hand, if there is a breach — of course, we submit that there is not — there is without question an adequate remedy at law in the event that it should be thereafter established.

If the Court has no further questions, we’ll rest on our papers.

THE COURT: Thank you.

Mr. Greenwald.

MR. GREENWALD: Yes, your Honor. On the third-party beneficiary point, even under English law, or under English law, Cascal is an intended beneficiary who has the right to enforce, and Sembcorp knew that Cascal had the right to enforce. They believed they had the right to enforce as long as BiWater gave prior written consent, but Sembcorp certainly knew that.

THE COURT: Yes. But there’s no consent.

MR. GREENWALD: There is consent.

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THE COURT: There’s consent only if you’re right about I.

MR. GREENWALD: We submit we are. And remember that the NDA was attached to the letter agreement.

So when we are talking about I, I is saying this NDA, these very terms, you will let us sue, you cannot stand in the way of our suing. I is on page 5.

THE COURT: Yes. I have it very firmly in my hands. Go ahead.

MR. GREENWALD: So I is an agreement that on this very language, the NDA is attached.

THE COURT: That is a key point for your case. I just do not see it. What I says, to whatever extent you have the right to sue, I am not taking away that right in this agreement.

And what the NDA says is you can sue with consent.

For I to mean anything, you have to find a right to sue that’s independent of the letter agreement. That’s the point.

MR. GREENWALD: We have a right to sue under, there is a breach of the NDA, there is a breach of the standstill agreement to the NDA, the NDA, the purpose of which was to implement the proposed tranks, and anything else there is a standstill.

They can’t use the confidential information to buy or sell or make a tender offer for Cascal’s stock. That’s the structure. That is Section 1.2 and 6.2 of the NDA.

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Now, we agreed that we won’t enforce that under the express, the limited circumstance of a tender offer on the same terms. But under the terms of the NDA, there is nothing in here about a tender offer. Absolutely nothing.

Mr. Wallace says that the whole point of this was for a tender offer. That’s what it should have said. The whole point of this is for a private transaction. On the side we agreed we’ll let you do a tender offer under limited circumstances and won’t enforce or rights under the NDA. But, absent those limited circumstances, which is an offer on same terms, we have the right to enforce the limitation on our confidential information, and Sembcorp can’t make a tender offer or do anything else to purchase Cascal’s shares. That’s the very structure of the NDA.

Under the NDA they don’t have the right to make a tender offer. Under the NDA they have a right for a private transaction and then a year long standstill.

THE COURT: OK. Thank you.

MR. GREENWALD: Thank you, Judge.

THE COURT: Let me just have one second.

I am prepared to rule now.

Defendant Sembcorp Utilities Pte Ltd. and Sembcorp Industries Ltd., which I will refer to collectively as Sembcorp, have announced an intention to commence a tender offer for all of the common shares of Cascal NV.

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Cascal contends that the offer would be coercive and unlawful on the ground that its terms are informed by confidential financial and other business information that Sembcorp obtained from Cascal through BiWater. The matter is before me on Cascal’s motion for a preliminary injunction enjoining Sembcorp even from attempting or commencing the tender offer.

Cascal is a Dutch public company, although its shares are traded on the New York Stock Exchange apparently exclusively. It is an international provider of water and wastewater services. It is a subsidiary of BiWater Investments, which is also a defendant.

BiWater is a limited liability company organized under the laws of the United Kingdom. It owned 100 percent of Cascal’s shares until February 2008, when it made an initial public offering in the United States. Subsequently, it has owned about 58 and a half percent of Cascal’s stock.

Now, just as a parenthetical digression, though the digression becomes significant later, that history is significant to this application to a point in this respect. Much is made by the plaintiff out of the argument that the tender offer, regardless of what may be or may not be disclosed in the offer documents, is coercive.

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And in a certain respect I think that is right, possibly in two respects. The respect principally in mind at this moment relates to the history of the relationship between Cascal and BiWater. And it is simply this: When the now public shareholders of Cascal or their predecessors in interest acquired their shares, they knew that they were acquiring minority shares in a company that had a majority shareholder that was fully capable in a private transaction, at a time and on terms of its choosing, to deliver control to another buyer and to capture any control premium.

They knew that in the fullness of time the possibility of an offer to acquire the outstanding minority shares after a sale-of-control transaction could be made, and that a consequence of such an offer, if it succeeded to a modest extent, could well be the delisting of their securities, and in any case the reduction of an already very thin float. Both threatened these minority shareholders from day one with the prospect of a serious diminution in the value of their shares no matter whether there was a tender offer or otherwise.

Now, since the initial public offering, BiWater, which reportedly is in pretty serious financial condition, has been working to sell its majority interest in Cascal. On October 12 of last year, Sembcorp offered to purchase the BiWater block for a price in the range of $6.25 to $7.00 a share subject to Sembcorp’s acquiring the balance of the Cascal stock at the time of the acquisition of the BiWater block.

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Three days later, BiWater advised the Cascal board of the offer. It sought Cascal’s consent to provide Cascal inside information to Sembcorp in connection with Sembcorp’s consideration of such a transaction.

In order to facilitate a sale of BiWater’s block, Cascal and BiWater entered into a November 9, 2009 letter agreement, which henceforth I’ll calling the Letter Agreement. The Letter Agreement permits BiWater to disclose confidential information relating to Cascal to prospective purchasers of the BiWater block, including Sembcorp, subject to various confidentiality restrictions.

That Agreement is I believe Exhibit E to the Richer declaration. On the very same day that the Letter Agreement was signed, BiWater and Sembcorp entered into a nondisclosure agreement, called the NDA in argument, and henceforth in my remarks, in connection with a possible offer by Sembcorp to acquire the BiWater block. That’s Exhibit F to the Richer affidavit.

I note, simply because it appears to be accurate and plaintiff’s counsel mentioned it, that the NDA evidently was attached as an exhibit to the Letter Agreement, although the copy of the Letter Agreement submitted to the Court did not so attach it.

The NDA contains a number of restrictions on

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Sembcorp’s disclosure and use of Cascal’s confidential information. It provides, among other things, that Sembcorp would hold the information in strict confidence and not disclose to it any other person.

There is, however, an exception in paragraph 2D to the effect that the provisions of paragraph 1 of the NDA, which imposes the confidentiality duty, do not apply to information which is required to be disclosed by law, regulation, or any governmental or competent regulatory authority. That is significant, of course, because to the extent the information that was disclosed subject to that confidentiality obligation — when I say disclosed, obviously disclosed to Sembcorp — is material nonpublic information in respect of the proposed tender offer by Sembcorp for the outstanding shares of Cascal, its disclosure would be required under the federal securities laws in the proposed tender offer, a point to which I will return.

The NDA requires also in paragraph 1.2 that Sembcorp use the information disclosed to it solely for the purpose of evaluating and negotiating the proposed transaction and for no other purpose. Parenthetically I note that the phrase “the proposed transaction” is defined as the acquisition of the BiWater block.

Cascal is not a party to the NDA. The NDA provides in paragraph 10.9 that any of sellers’ connected persons,

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including, for the avoidance of doubt, Cascal, may with the prior consent of the seller, which is BiWater, enforce the terms of this letter against the offeror, which is Sembcorp, under the Contracts (Rights of Third Parties) Act 1999 of the United Kingdom.

After the parties entered into the Letter Agreement and the NDA, Cascal provided Sembcorp with a bundle of nonpublic information concerning all aspects of its business. It provided shareholder agreements with joint venture partners, tax returns and computation, financing documents relating to its debt arrangements, pricing information. Subsequently it provided projected revenues, costs, and expenses, including projected profit and loss balance sheet and cash flow through 2013.

At Sembcorp’s request, Cascal’s senior executive management team, which included Cascal’s chief executive officer and chief financial officer, met with Sembcorp executives on November 30, 2009 and made a presentation on Cascal’ business and operations and disclosed the financial projections.

Although I will not make and could not on this record necessarily make a definitive final factual determination, it is certainly exceptionally likely that the plaintiff could establish at a trial that Sembcorp is in the possession of material nonpublic information, the disclosure of which would be necessary to make a tender offer not misleading.

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In a March 7, 2010 letter to Cascal board, Sembcorp offered to acquire 100 percent of Cascal’s shares by a tender offer at a price of $6.75. Several days later a special committee of Cascal’s board responded that it could not recommend the offer because they thought it was inadequate.

On April 26, Sembcorp filed with the SEC a Schedule 13D, which announced that Sembcorp intended to commence within 20 days a tender offer for all of Cascal’s outstanding common shares at a price of $6.75, provided that at least 80 percent of the shares were tendered, or a price of $6.40 if less than 8 0 percent were tendered.

On the same day Sembcorp and BiWater entered into a tender offer and stockholder support agreement pursuant to which BiWater agreed to tender all of its shares to Sembcorp in the tender offer. That agreement prohibits BiWater from soliciting, negotiating, or entering into any competing transaction. It also provides that Sembcorp cannot modify the terms and conditions of the offer without BiWater’s prior written consent.

Sembcorp also issued a press release announcing Sembcorp’s intention to delist Cascal’s common stock from the New York Stock Exchange, suspend its reporting obligations under the Securities Exchange Act of 1934, and terminate the registration of Cascal’s shares under the Exchange Act.

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Cascal brought this suit on April 30, 2010. The amended complaint alleges that Sembcorp, in plaintiff’s words, misappropriated Cascal’s confidential information and used it as part of a scheme to conduct a coercive and illegal tender offer.

It alleges that Sembcorp has violated or will violate Sections 10(b) and 14(e) of the Exchange Act on the ground that it intends to commence the tender offer while in possession of material nonpublic information. It further alleges that Sembcorp has breached the NDA by dealing in the securities of Cascal while in the possession of price-sensitive information. Of course, there is no allegation of any dealing in the securities of Cascal up to this moment. I take that allegation to be prospective in intent.

The standard for a preliminary injunction in a case like this is very well established. A party seeking a preliminary injunction must demonstrate a threat of irreparable harm and either a likelihood of success on the merits or sufficiently serious questions going to the merits to make them a fair ground for litigation, and, in the latter case, a balance of hardships tipping decidedly toward the party requesting preliminary relief.

I am going to turn, first of all, to likelihood of success on the merits.

The principal focus of the claim is that Sembcorp is

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threatening to violate Section 14(e) of the Exchange Act by, and I now quote, “Announcing the tender offer and intending to commence it while in possession of material nonpublic information.”

Sembcorp replies that Section 14(e) doesn’t apply to tender offerors, and in any case, that Cascal has failed to allege facts making out a substantive violation.

I will take the first argument first. I suppose that’s conventional. Sembcorp’s argument that Cascal cannot assert a 14(e) claim against it rests on the assumption or the assertion that Rule 14e-3 reflects the SEC’s determination that Section 14(e) of the statute doesn’t apply to tender offerors and that tender offerors lack standing to sue under Section 14(e).

That argument is, to put it charitably, misguided. Tender offerors in this circuit unquestionably may sue for violations of Section 14 (e). Judge Friendly so held on behalf of the circuit in Electronic Specialty v. International Controls, 409 F.2d 937, 946 (1969). That has been the law in this circuit for 41 years. There isn’t any serious doubt about it.

In fact, Rule 14e-3 was adopted to address an entirely different question and has no such effect. It is an insider trading provision. It does not affect the claims that a tender offer target company may assert, and it doesn’t limit the liability of an offeror in such a case under 14(e).

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Rule 14e-3 was promulgated to augment 14(e) by establishing a disclose or abstain rule for any person who comes into possession of material information that relates to a tender offer by somebody else which the person who comes into possession of the information knows or has reason to know is nonpublic. It was promulgated in response to Chiarella v. The United States, 4 06 U.S. 128, which involved a case of a tippee and a holding that the tippee could not be sued under 14(e), because the information, as I remember the case, had not come from the target company, but rather was information that came from the offeror.

In any case, 14e-3 has no bearing on this case. But that doesn’t mean that the plaintiff wins by any stretch of the imagination. The whole premise of the 14(e) claim is that Sembcorp, which has not even begun the tender offer, necessarily will violate 14(e) because it necessarily won’t disclose the inside information that it has from Cascal and that it could not do so without breaching contractual obligations that it owes.

We will get into the contract claim in a moment,, but the simple and inescapable fact is that there would be a 14(e) violation if and only if Sembcorp makes an offer and fails to disclose material inside information which it would be obliged to disclose under 14 (e).

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I think it is conceded here, and it was conceded when I saw the parties last week at page 16, that if in fact Sembcorp, when it makes the offer, discloses all material inside information that it received from Cascal, there would be no 14(e) violation.

While Sembcorp disputes, at least in some respects, whether the information it received would have to be disclosed, the fact of the matter is that there is no evidence before me that the offer necessarily or even likely would be made in violation of 14 (e). I see no reason to assume that Sembcorp will not discharge its obligations under the securities laws. If it makes an offer and there is a responsible 14 (e) claim, there will be time enough to deal with that in the context of the disclosure that’s actually made. It provides no basis for enjoining the offer even before it is made in the abstract on the theory that maybe it will violate the securities laws down the road.

So that brings me to the plaintiff’s claim that Sembcorp can’t possibly comply with the securities laws without breaching contractual obligations to hold Cascal’s private information in confidence. Of course, there is, first of all, the reasonably plain position that, even assuming Sembcorp owes to private contractual obligation to Cascal with respect to the treatment of the confidential information, parties can and do choose all the time to breach their private contractual obligations when they conclude that it is in their interest to do so. There is a remedy for that breach in damages normally.

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In some rare circumstances, I shouldn’t say rare, but in some circumstances where a damage remedy would be inadequate or there is some other reason to conclude there is no adequate remedy at law, an action for specific performance may lie, but one couldn’t simply assume ab initio that even if Sembcorp owed a duty of confidentiality here it could not and would not breach that duty in order to comply with the securities laws if that were necessary.

So what we really come down to is that the substance of plaintiff’s application in fact is essentially an application for specific performance of an alleged obligation by Sembcorp not to disclose information which the plaintiff says must be disclosed in order to avoid violating the securities laws.

It’s really actually sort of a catch-22 argument, and I see Mr. Greenwald, who has been before me many times over the years, smiling because I’m sure that somewhere over a drink — I am not asking for an admission, Mr. Greenwald — that phrase has been used between him and his client and between him and his colleagues, because it is a catch-22 case from the plaintiff’s standpoint.

That position is that Sembcorp loses no matter what. Either they maintain the information in confidence and must

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violate 14(e), or they have to breach their obligations of confidentiality, but no way no how can they go ahead with the tender offer.

It is a very good argument in the sense that it is imaginative and creative and all of those good things. It is just, I think, not too likely to prevail here.

So let’s look at that. The first problem is that Sembcorp’s obligations of confidentiality, to the extent it has any at all, are a product of the one and only relevant agreement that it signed, which was the NDA with BiWater. Cascal is not a party to it.

Sembcorp argues, with a considerable degree of force, that even if we were to assume for the same of argument that the NDA prohibits Sembcorp from disclosing Cascal’s information in the tender offer that it proposes to make, that obligation is not enforceable by Cascal, let alone specifically enforceable.

So to paraphrase a onetime New York sportscaster, let’s go to the agreement.

Section 10.9 of the NDA provides, and I quote in relevant part, any of the seller’s connected persons including for the avoidance of doubt Cascal, and any member of Cascal’s group may, with the prior written consent of the seller, enforce the terms of this Letter Agreement against the offeror under the Contracts (Rights of Third Parties) Act 1999.

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So there are two relevant questions there with respect to the ability of Cascal to bring the contract claim against Sembcorp. The first is, what does that English statute provide? The second is, has there been prior written consent?

The Contracts (Rights of Third Parties) Act, Section 1, clause 1, provides that, and I paraphrase, subject to the provisions of the Act, a person who is not a party to a contract may in his own right enforce a contract if either of two conditions are satisfied — the first condition, that the contract expressly provides that he may; the second, which is expressly made subject to clause 2, is that the contractual term sought to be enforced purports to confer a benefit on the party seeking to enforce it.

I find nothing at all in the NDA that expressly provides that any of its terms may be enforced by Cascal at all, except with the prior written consent of BiWater.

I suppose it could be debated whether the NDA purports to confer a benefit on Cascal. I will assume for the purposes of discussion that it does. But the ability of such a beneficiary to sue to enforce a right under a contract is limited by clause 2. Clause 2 provides in such a case that the ability to sue does not apply if, on a proper construction of the contract, it appears that the parties did not intend the terms to be enforceable by the third party.

Thus, the inquiry here is whether the terms of the NDA, properly construed, suggest that BiWater and Sembcorp didn’t intend the term sued upon to be enforceable by Cascal.

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It seems clear to me that these parties intended to allow Cascal to enforce provisions of the NDA only to the extent that BiWater consented. BiWater has not consented. There is, therefore, nothing in the NDA that enables Cascal to enforce the NDA, because the Contracts (Rights of Third Parties) Act does not permit it. That, of course, assumes the lack of the prior written consent on the part of Cascal.

Now, Cascal argues that there had been prior written consent, and the prior written consent appears in the concluding paragraph of Section I of the Letter Agreement. This provision provides, in substance, that nothing in this clause I or in any transaction NDA shall limit the right of Cascal to pursue a claim under a transaction NDA at its own expense as a third-party beneficiary thereunder without first obtaining the consent of BiWater as may be ostensibly provided for under the relevant transaction NDA.

So there are two pieces of this. There is the reference to clause I, and the reference in the transaction NDA.

Certainly there is nothing in clause I that limits the right of Cascal to sue Sembcorp. But bringing a lawsuit and winning a lawsuit are two rather different concepts. And for Cascal to win the lawsuit against Sembcorp, they have to show,

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and they have acknowledged this, that there is a breach of the NDA by Sembcorp and that both Sembcorp and BiWater agreed that in that event there is an enforceable right on the part of Cascal.

I may have stated that a little bit too strongly. The way in which I meant it was simply to refer back to the discussion a few moments ago about the terms of the Contracts (Rights of Third Parties) Act.

Since there is nothing in the NDA that expressly provides that Cascal may sue in the absence of written consent, and in my view no proper construction of the contract that would yield the conclusion that the terms upon which Cascal is suing were intended by both sides to be enforceable by Cascal, that part of the last paragraph of clause I gets the plaintiff in my judgment nowhere.

They have the right to sue, but they don’t have the right to sue on — or put a different way there’s no basis for prevailing on the contract claim that they’re asserting because they are not a third-party beneficiary with enforceable rights.

The other aspect of the final paragraph of clause I is the part about nothing in any transaction NDA shall limit the right of Cascal to pursue a claim.

Here’s where we at least conceivably get involved with angels and heads of pins, but I don’t think so truly. I suppose it is part of the plaintiff’s claim that Section 10.9

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of the NDA to which I referred earlier, with its conditioning of suit by Cascal on the prior written consent of BiWater, should be viewed as a limitation on the right of Cascal to pursue a claim.

I don’t really think that’s true, but let’s assume it’s true for the sake of discussion. If that’s true, then I suppose the plaintiff’s argument really is that BiWater by entering into an agreement containing 10.9 with Sembcorp limited the right of Cascal to pursue as a third-party beneficiary a claim for breach of the NDA.

I don’t actually see it that way for the same reason that I didn’t see the first part of that clause I paragraph as helpful to the plaintiff. It is one thing to say that nothing in the transaction NDA shall limit the right to pursue a claim. It’s another thing to say that there is an enforceable claim to begin with. And there’s no enforceable claim even if 10.9 might have been better drafted or left out or whatever because Cascal doesn’t have the right to enforce the NDA under the Contracts (Rights of Third Parties) Act.

So, to put a ribbon around this package, I see no way to construe clause I of the Letter Agreement as constituting the consent of the seller. All it does is to say that nothing in this agreement limits Cascal’s right to sue without consent in certain circumstances. It doesn’t say they win.

They brought their claim, and they lose on it, even if it were otherwise meritorious, which we’ll get to in a minute, because they don’t have the right to enforce the NDA.

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But that’s not the end of the story, because there are more troubles than that. The Letter Agreement, paragraph E2(b) contains an exception for tender offers for all of the share capital of Cascal not already held by the bidder, which includes those Cascal shares sold by BiWater to the bidder in the proposed transaction, in each case where such acquisition or offer is made on the same terms, including as to price and form of consideration, for all Cascal’s shares, including those being acquired from BiWater in the transaction, and another condition that nobody has made anything of also is satisfied.

So the argument here has to be, and plaintiff’s counsel forthrightly conceded that it is the linchpin of the plaintiff’s whole case, that the Sembcorp offer is not being made on the same terms, including as to price and form of consideration for all Cascal shares, including those being acquired from BiWater.

Good lawyers can argue any side of any contract. We all know that, but I just don’t see this argument.

The acquisition is being made on the same terms certainly as to price, certainly as to form of consideration. The plaintiff’s argument that it is not being made on the same terms to all shareholders is that BiWater already has bound itself in the tender offer and support agreement to sell into the offer.

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I do not regard that as indicating a difference in the terms on which the offer is made. The offer is being made in all respects on exactly the same basis as to price, form of consideration, time of closing, conditions to closing, and everything else you can imagine.

To call the environment in which the offer takes place a term is to do major violence to the English language, and it is to disregard the principle of ejusdem generis, that certainly indicates that where you have a phrase followed by examples as we do here, the phrase being “the same terms (including as to price and form of consideration),” the specific language that follows the general language indicates that the general language is to be construed in light of those subsequent examples and to be limited by it. I simply reject as unpersuasive the suggestion that term has the gigantic scope the plaintiff’s impute to it. I see no material likelihood of success on that argument.

There is another problem with the plaintiff’s argument, and it is found in Section 10.3 of the NDA, the second sentence of which provides “for the avoidance of doubt and with the exception of any accrued rights or obligations, the rights and obligations of this letter will no longer apply in the event that an agreement implementing the proposed transaction is executed between the offeror and the seller or any member of the seller’s group.”

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The proposed transaction is defined on page 1 as a possible offer by Sembcorp to acquire directly or indirectly the 58.5 percent interest in the share capital of Cascal held by BiWater. The tender offer and support agreement in my judgment is almost inevitably going to be found to be an agreement implementing the proposed transaction. That has been executed between the offeror and the seller. It irrevocably commits BiWater to tender into the offer. To be sure, that is not a contract the obligations of which have been executed, but it is a conditional agreement to sell that has been executed in writing. As counsel for Sembcorp pointed out, just about any contract you can imagine for the purchase and sale of securities or most anything else has at least some conditions.

In the last analysis, therefore, I think the plaintiff has no likelihood of success on the merits at all. I really quite seriously doubt, despite valiant and skilled efforts, on its behalf, that the plaintiff has identified issues which are sufficiently serious to make them a fair ground for litigation.

It is premature to have a firm view on this, but I rather imagine this claim would not withstand summary judgment given the record that’s now in front of me.

I could end there, but I need to address briefly for the sake of completeness the other elements of the injunctive standard.

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The plaintiff’s claim of irreparable harm is actually very thin. Cascal will continue to exist whether this tender offer is made or not. The only thing that could possibly change is the identity of the shareholders who vote for the board. Down the road, if the tender offer succeeds and if enough shares are purchased, it may well be that it will be delisted and deregistered. I am actually not sure how that hurts Cascal. But I don’t have to go there, because the tender offer has to be made first, and we’re not even there. The making of the tender offer, as opposed to its successful completion, certainly doesn’t threaten any irreparable harm to Cascal that I can see.

Now, I do understand there is an argument about a coercive structure, and that this may affect minority shareholders. And in some real sense the fact that a target company has standing under 14(e) is a legal conclusion that certainly is informed by a desire to protect shareholders.

I certainly could imagine the possibility of irreparable harm to shareholders through inadequate information in the offer document, through the threatened delisting and so forth. But until the offer document is published, we really have no idea whether there is going to be any inadequacy of disclosure. I certainly can’t find a threat of irreparable injury on that ground until the offer document is published. The delisting and other such consequences are even further off into the uncertain future.

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So what it really all comes down to is a claim that the offer is coercive. As I indicated, there are certainly two respects from which that is arguably true. I don’t know if I indicated it today or not, I certainly did last week. First of all, the two-tier price is a coercive feature and obviously intended to be so. I don’t say that coercion was the only reason. But, certainly, the stock is worth less on an objective basis to a buyer if they get less than 80 percent of it. There was a mixed motive in structuring it this way and one of them was to make sure they at least got 80 percent. They actually don’t want to have any minority shareholders out there, and that is perfectly understandable from a business of point of view so they are trying to make sure that there aren’t any to the extent they can do so.

The other respect in which it’s arguably somewhat coercive, though less so, is that these folks, any non-tendering minority shareholders are going to be left with even less float in the marketplace, which probably most would perceive as threatening to the value of their investments.

I accept that provisionally. But the bottom line in all of this is that there really is actually nothing illegal about the structure of the offer. That’s the fundamental point.

I am old enough to remember when the mantra in these

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kinds of cases in the ‘80s was — let’s see if I can get it exactly right — two-tier, front-end loaded coercive tender offer. Do a Lexis search on that and you’ll come up with 70 Delaware cases and quite a few here.

But the fact of the matter is that the Congress of the United States, the Delaware legislature, and the SEC have understood that offers by large and indeed majority shareholders, indeed for that reason alone, have certain coercive elements, and that having the price conditioned on the amount of stock that comes in has coercive effects and so forth.

The long and the short of it is that the law we are dealing with here is simply Section 14(e) of the Exchange Act, which doesn’t address this at all.

Regulation 14E I think, if I remember, doesn’t deal with this at all. The law of the jurisdiction of incorporation with respect to the fiduciary duties of a majority shareholder to minority is also relevant. This question of course gets litigated in Delaware Chancery all the time. But nobody has suggested to me that the law of Holland, the relevant law here, outlaws as coercive an offer structured in this manner on the basis that it is a breach of duty by a majority shareholder of a Dutch company. So that one is a nonstarter.

In the last analysis, I see only the most theoretical and remote threat of irreparable harm to the minority

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shareholders here, and I advert back to what I said early in my remarks; namely, anybody who is a minority shareholder in this company bought into this situation with their eyes wide open on day one, and it is very hard to shed a great many tears about it.

That’s not to say that if there were a valid legal claim or a valid claim of irreparable injury I wouldn’t protect them. It is simply to say that a result that I find appropriate for other reasons is not one that’s going to keep me up tonight.

That gets us, at long last, to the balance of equities. The balance of equities here is, I think, rather decidedly against injunctive relief.

BiWater is in precarious circumstances. It needs to have this offer consummated quickly. There is a threat of insolvency if it is not. A bankruptcy of BiWater not only would be a bad thing for BiWater and its shareholders, there’s every reason to think that it would be a very bad thing for the minority shareholders of Cascal, who would, in the event of a BiWater bankruptcy, find themselves as minority shareholders of a company the majority block of the stock of which would be a major asset in the BiWater bankruptcy. Their fate, therefore, would depend heavily on the creditors of BiWater and the bankruptcy proceedings in relation to BiWater, I suppose technically winding up proceedings or liquidation or insolvency

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proceedings in the UK. I don’t see how any of these folks are anything but hurt by having their lifeboats cast to sea on that body of water.

So far as Cascal is concerned, I just don’t see it. Cascal’s business will continue if it is a viable business no matter who owns it, and that’s all there is to it.

For all those reasons, those are my findings of fact and conclusions of law. I may edit the transcript, tinker with it, but the motion for a preliminary injunction is denied.

If I have made some egregious error of fact that anybody thinks is outcome relevant, I would appreciate your calling it to my attention now. No sense having a problem later that I can fix now.

Mr. Greenwald?

MR. GREENWALD: No, your Honor.

THE COURT: Mr. Wallace?

MR. WALLACE: No, your Honor.

THE COURT: Mr. Forrest.

MR. CANDIDO: No, your Honor.

THE COURT: OK. Listen, I do appreciate all of the efforts of counsel. You’ve done a wonderful job on this matter under very bad time pressures that I remember well from years gone by.

Having listened to seven hours of testimony on posttraumatic stress disorder and flashbacks yesterday, you fellows gave me flashbacks, but not wholly unpleasant ones.

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So, thank you very much.

(Adjourned)

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EXHIBIT 2

Case 1:10-cv-03613-LAK    Document 25    Filed 05/15/2010    Page 1 of 4

UNITED STATES DISTRICT COURT SOUTHERN DISTRICT OF NEW YORK
x
CASCAL N.V.,	:
:
Plaintiff,	:
:
v.	:	No. 10 Civ. 3613 (LAK)
:
SEMBCORP UTILITIES PTE LTD.,	:	ECF Case
SEMBCORP INDUSTRIES LTD.,	:
BIWATER INVESTMENTS LTD., and	:
BIWATER HOLDINGS LIMITED,	:
:
Defendants,	:
x

DECLARATION OF MARTYN EVERETT

1. I am a director of Biwater Holdings Limited (“Biwater”). I respectfully submit this declaration in opposition to Cascal N.V.’s Motion for a Preliminary Injunction. This declaration is based on my personal knowledge and is submitted to set forth briefly some facts about Biwater’s current financial situation that may assist the Court in deciding this matter.

2. I was employed on January 12, 2010 by Biwater as a chief restructuring officer and subsequently became a director of Biwater. I was appointed at the insistence of HSBC Bank plc (Biwater’s main lender) that a chief restructuring officer be appointed by Biwater. Biwater’s Chief Executive Officer, Larry Magor, interviewed and selected me.

3. Biwater and its subsidiaries (the “Group”) are in serious financial difficulty. The Group reported losses of approximately £26.9 million (approximately US $39.1 million) for the year ended March 31, 2009. Also as of March 31, 2009, Biwater (the Group’s parent company) had net liabilities of approximately £9.1 million (approximately US $13.2 million). Since then, the Group’s financial position has further deteriorated. The Group’s financial position has been weakened by not only the global economic conditions but also by a loss arising on a long-term

Case 1:10-cv-03613-LAK    Document 25    Filed 05/15/2010    Page 2 of 4

contract entered into by Biwater’s wholly owned subsidiary, Biwater International Limited, in Panama on May 4, 2007. The project to be performed pursuant to the Panama Contract ran into a number of operational and commercial difficulties (including the insolvency of the main subcontractor to the project) and, as of March 31, 2009, the Group’s forecasted pre-tax losses resulting directly from the Panama Contract were approximately £15.3 million (approximately US $22.2 million).

4. The problems surrounding the Panama Contract left the Group with insufficient cash resources to complete the Panama Contract. As a result, Biwater was left with no option but to request that its main lender, HSBC, increase available on demand borrowing facilities from £35 million to £69.5 million, which it did, following extensive negotiations and a careful review by the lender of the Group’s precarious financial position on 16 February 2010. The Group’s main lender holds fixed and floating charges over the assets and key subsidiaries of the Group including a pledge over the shares of Cascal N.V. held by its subsidiary, Biwater Investments Limited.

5. Biwater has also been in protracted negotiations with the trustees of the Group’s defined benefit pension scheme, the Biwater Retirement and Security Scheme (BRASS), arising as a result of the on going deficit of approximately £49.5 million (approximately US $72 million) in the main section assets of BRASS necessary to meet its liabilities. Biwater has, as a consequence, agreed a schedule of future contributions with the trustees of BRASS reflecting the Group's ability to contribute to BRASS following the disposal of its shares in Cascal. The trustees hold security over certain of the Group’s assets.

6. Biwater has determined that the sale of the Cascal shares owned by Biwater Investments Limited is the only way to raise the necessary funds required to remedy its current financial difficulties, repay all (or substantially all) of its on-demand indebtedness and finance its obligations to BRASS, with a view to assuring the future viability of the Group. It is my understanding that in 2008, Biwater retained HSBC Bank plc (HSBC), in its capacity as financial

Case 1:10-cv-03613-LAK    Document 25    Filed 05/15/2010    Page 3 of 4

advisers to assist in the sale of its shares for the best possible price. Over the last two years, HSBC has approached 70 organizations to find a buyer and has conducted two separate sale processes to try to get the best available price for the Cascal shares. The result of that protracted sale process was that Sembcorp Utilities Pte Ltd was the interested party offering the highest price for each Cascal share.

7. The Group’s main lender has, to date, been supportive of our attempts to sell the block of Cascal shares. However, I believe that there is a risk that the bank will lose patience with the process and look to call on its debt and enforce its security. I further believe that this would result in Biwater being unable to pay its debts as they fall due and being declared insolvent, with predictable consequences.

8. Even if Biwater’s main lender does not call on the facilities, the facilities have a significant ongoing cost which is continuously escalating. These include monthly monitoring fees of £100,000, a basic interest rate margin on the bulk of the facilities of 7% and a PIK interest (which relates to £15 million of the extra facilities provided by HSBC). The PIK interest rate is currently 2.5% but increases by 2.5% each month until it reaches 12.5% on September 1, 2010. The total interest rate at that stage would therefore be 19.5% over the underlying cost of funds. The Group is finding it increasingly difficult to meet these obligations. A default of the payment obligations to its main lender would also trigger a cross default of other debt facilities and performance bonds.

9. In addition, the Group urgently needs access to additional borrowing and bonding facilities. These will not be forthcoming until there is certainty over the successful divestment of the block of Cascal shares.

10. The Group’s weak financial position is becoming increasingly known to Biwater’s customers, suppliers and bond providers. In order for this not to disrupt the Group’s business, it is important that Biwater can announce as soon as possible that it has successfully divested Cascal and thereby substantially reduced the Group’s dept.

Case 1:10-cv-03613-LAK    Document 25    Filed 05/15/2010    Page 4 of 4

I declare under penalty of perjury under the laws of the United States of America that the foregoing is true and correct.

Executed on May 15, 2010 In Hatch End, Middlesex, UK.
Martyn Everett

EXHIBIT 3

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE TO

(Rule 14d-100)

Tender Offer Statement Pursuant to Section 14(D)(1)

of the Securities Exchange Act of 1934

CASCAL N.V.

(Name of Subject Company (Issuer))

SEMBCORP UTILITIES PTE LTD.

(Name of Filing Person(s) (Offeror))

a wholly-owned subsidiary of

SEMBCORP INDUSTRIES LTD.

(Name of Filing Persons (Other Persons))

Common Shares, €0.50 par value

(Title of Class of Securities)

N1842P109

(CUSIP Number of class of securities)

Sembcorp Industries Ltd.

30 Hill Street, #05-04

Singapore 179360

Attention: Lim Suet Boey

+65 6723 3113

(Name, Address and Telephone No. of Person Authorized to Receive Notices

and Communications on Behalf of Filing Persons)

with a copy to:

Brian Hoffmann

Clifford Chance US LLP

31 West 52nd Street

New York, New York 10019

(212) 878-8000

Calculation of Filing Fee

Transaction Valuation*	Amount of Filing Fee**
US$206,424,065.25	US$14,718.04

*	For purposes of calculating the fee only. Based on the offer to purchase all of the issued and outstanding common shares of Cascal N.V. at a cash purchase price of US$6.75 per share. According to Cascal’s interim financial statements on form 6-K filed with the Securities and Exchange Commission on February 10, 2010, as of December 31, 2009, 30,581,343 common shares were issued and outstanding. The amount of the filing fee was calculated in accordance with Section 14(g)(3) of and Rule 0-11(d) under the Securities Exchange Act of 1934 as amended.
**	The filing fee was calculated in accordance with Rule 0-11 under the Securities Exchange Act of 1934 and Fee Rate Advisory #4 for fiscal year 2010, issued December 17, 2009, by multiplying the transaction value by .00007130.

☐	Check the box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the offsetting fee with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form of Schedule and the date of its filing.

Amount Previously Paid: Not Applicable	Filing Parties: Not Applicable
Form or Registration No.: Not Applicable	Date Filed: Not Applicable

☐	Check the box if the filing relates solely to preliminary communications made before commencement of a tender offer.

Check the appropriate boxes below to designate any transactions to which the statement relates:

☒	third-party tender offer subject to Rule 14d-1.
☐	issuer tender offer subject to Rule 13e-4.
☐	going-private transaction subject to Rule 13e-3.
☒	amendment to Schedule 13D under Rule 13d-2.

Check the following box if the filing is a final amendment reporting the results of the tender offer:  ☐

This Tender Offer Statement on Schedule TO is filed by Sembcorp Utilities Pte Ltd. (“Purchaser”), a private company limited by shares, incorporated under the laws of Singapore and a wholly-owned subsidiary of Sembcorp Industries Ltd. (“Parent”), a public company limited by shares, incorporated under the laws of Singapore and listed on the main board of the Singapore Exchange. This Schedule TO relates to the offer by Purchaser to purchase all issued and outstanding common shares, par value €.50 per share (the “Shares”) of Cascal N.V. (the “Company”), a public limited liability company (naamloze vennootschap) organized under the laws of The Netherlands, at a price of US$6.75 per Share, net to the seller in cash, without interest (subject to any applicable withholding taxes) (that price, or any other price per Share as may be paid in the Offer, is referred to in this document as the “Offer Price”), upon the terms and subject to the conditions specified in the Offer to Purchase and the related Letter of Transmittal filed as exhibits hereto and incorporated herein by reference (which together, and as they may be amended from time to time, constitute the “Offer”).

Items 1 through 9; Item 11.

The information contained in the Offer to Purchase and the accompanying Letter of Transmittal, including all schedules thereto, is hereby incorporated herein by reference in response to Items 1 through 9 and Item 11 in this Schedule TO.

Item 10. Financial Statements.

Not applicable.

Item 12. Exhibits.

As required by Regulation M-A Item 1016(a), (b), (d), (g) and (h), the following are attached as exhibits to this Schedule TO:

(a)(1)	Offer to Purchase, dated May 21, 2010.

(a)(2)	Form of Letter of Transmittal.

(a)(3)	Form of Notice of Guaranteed Delivery.

(a)(4)	Form of Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.

(a)(5)	Form of Letter to brokers, dealers, commercial banks, trust companies and other nominees.

(a)(6)	Form of Letter to be used by brokers, dealers, commercial banks, trust companies and other nominees to their clients.

(a)(7)	Summary newspaper advertisement published in The Wall Street Journal on May 21, 2010.

(a)(8)	Form of Deed of Transfer (for holders of Dutch Registered Shares).

(a)(9)	Press Release issued by Purchaser on April 26, 2010 (incorporated by reference to Exhibit 99.1 filed under cover of Schedule TO-C by Purchaser with the Securities and Exchange Commission on April 26, 2010).

(a)(10)	Investor Presentation filed by Purchaser on April 26, 2010 (incorporated by reference to Exhibit 99.1 filed under cover of Schedule TO-C by Purchaser with the Securities and Exchange Commission on April 26, 2010).

(a)(11)	Complaint filed on April 30, 2010, in the United States District Court for the Southern District of New York, captioned Cascal N.V. v. Sembcorp Utilities Pte Ltd., Sembcorp Industries Ltd., Biwater Investments Ltd., and Biwater Holdings Limited (incorporated by reference to Exhibit 99.1 filed under cover of Schedule TO-C by Purchaser with the Securities and Exchange Commission on May 5, 2010).

(a)(12)	Announcement posted by Sembcorp Industries Ltd. on the Singapore Exchange Website on May 4, 2010 (incorporated by reference to Exhibit 99.1 filed under cover of Schedule TO-C by Purchaser with the Securities and Exchange Commission on May 5, 2010).

(a)(13)	Letter from Sembcorp Industries Ltd. to the Editor of The Business Times in Response to Hock Lock Siew Commentary, dated May 10, 2010 (incorporated by reference to Exhibit 99.1 filed under cover of Schedule TO-C by Purchaser with the Securities and Exchange Commission on May 10, 2010).

(a)(14)	Amended Complaint filed on May 11, 2010, in the United States District Court for the Southern District of New York, captioned Cascal N.V. v. Sembcorp Utilities Pte Ltd, Sembcorp Industries Ltd, Biwater Investments Ltd., and Biwater Holdings Limited, Civil Action No. 10-cv-3613 (LAK) (incorporated by reference to Exhibit 99.1 filed under cover of Schedule TO-C by Purchaser with the Securities and Exchange Commission on May 12, 2010).

(a)(15)	Memorandum of Law in Support of Plaintiff’s Application for a Temporary Restraining Order and Preliminary Injunction filed on May 11, 2010, in the United States District Court for the Southern District of New York, captioned Cascal N.V. v. Sembcorp Utilities Pte Ltd, Sembcorp Industries Ltd, Biwater Investments Ltd., and Biwater Holdings Limited, Civil Action No. 10-cv-3613 (LAK) (incorporated by reference to Exhibit 99.2 filed under cover of Schedule TO-C by Purchaser with the Securities and Exchange Commission on May 12, 2010).

(a)(16)	Announcement posted by Sembcorp Industries Ltd. on the Singapore Exchange Website on May 12, 2010 (incorporated by reference to Exhibit 99.1 filed under cover of Schedule TO-C by Purchaser with the Securities and Exchange Commission on May 12, 2010).

(a)(17)	Announcement posted by Sembcorp Industries Ltd. on the Singapore Exchange Website on May 13, 2010 (incorporated by reference to Exhibit 99.1 filed under cover of Schedule TO-C by Purchaser with the Securities and Exchange Commission on May 13, 2010).

(a)(18)	Sembcorp Utilities Pte Ltd.’s and Sembcorp Industries Ltd.’s Opposition to Cascal N.V.’s Application for a Temporary Restraining Order and Preliminary Injunction filed on May 12, 2010, in the United States District Court for the Southern District of New York, captioned Cascal N.V. v. Sembcorp Utilities Pte Ltd., Sembcorp Industries Ltd., Biwater Investments Ltd., and Biwater Holdings Limited, 10 Civ. 3613 (LAK) (incorporated by reference to Exhibit 99.1 filed under cover of Schedule TO-C by Purchaser with the Securities and Exchange Commission on May 14, 2010).

(a)(19)	Declaration of Anthony M. Candido in Support of Sembcorp Utilities Pte Ltd.’s and Sembcorp Industries Ltd.’s Opposition to Cascal N.V.’s Application for a Temporary Restraining Order and Preliminary Injunction filed on May 12, 2010, in the United States District Court for the Southern District of New York, captioned Cascal N.V. v. Sembcorp Utilities Pte Ltd., Sembcorp Industries Ltd., Biwater Investments Ltd., and Biwater Holdings Limited, 10 Civ. 3613 (LAK) (incorporated by reference to Exhibit 99.2 filed under cover of Schedule TO-C by Purchaser with the Securities and Exchange Commission on May 14, 2010).

(a)(20)	Cascal N.V.’s Order to Show Cause for a Preliminary Injunction and Temporary Restraining Order filed on May 11, 2010, in the United States District Court for the Southern District of New York, captioned Cascal N.V. v. Sembcorp Utilities Pte Ltd, Sembcorp Industries Ltd, Biwater Investments Ltd., and Biwater Holdings Limited, Civil Action No. 10-cv-3613 (LAK) (incorporated by reference to Exhibit 99.1 filed under cover of Schedule TO-C by Purchaser with the Securities and Exchange Commission on May 14, 2010).

(a)(21)	Declaration of Stephane Richer in Support of Plaintiff’s Application for a Temporary Restraining Order and Preliminary Injunction filed on May 11, 2010, in the United States District Court for the Southern District of New York, captioned Cascal N.V. v. Sembcorp Utilities Pte Ltd, Sembcorp Industries Ltd, Biwater Investments Ltd., and Biwater Holdings Limited, Civil Action No. 10-cv-3613 (LAK) (incorporated by reference to Exhibit 99.2 filed under cover of Schedule TO-C by Purchaser with the Securities and Exchange Commission on May 14, 2010).

(a)(22)

Declaration of Marc Greenwald in Support of Plaintiff’s Application for a Temporary Restraining Order and Preliminary Injunction filed on May 11, 2010, in the United States District Court for the Southern District of New York, captioned Cascal N.V. v. Sembcorp Utilities Pte Ltd,

Sembcorp Industries Ltd, Biwater Investments Ltd., and Biwater Holdings Limited, Civil Action No. 10-cv-3613 (LAK) (incorporated by reference to Exhibit 99.3 filed under cover of Schedule TO-C by Purchaser with the Securities and Exchange Commission on May 14, 2010).

(a)(23)	Biwater Investments Ltd.’s and Biwater Holdings Limited’s Notice of Motion to Dismiss for Lack of Jurisdiction or, Alternatively, on Forum Non Conveniens Grounds filed on May 12, 2010, in the United States District Court for the Southern District of New York, captioned Cascal N.V. v. Sembcorp Utilities Pte Ltd., Sembcorp Industries Ltd., Biwater Investments Ltd., and Biwater Holdings Limited, 10 Civ. 3613 (LAK) (incorporated by reference to Exhibit 99.1 filed under cover of Schedule TO-C by Purchaser with the Securities and Exchange Commission on May 14, 2010).

(a)(24)	Memorandum of Law in Support of the Biwater Defendants’ Motion to Dismiss for Lack of Jurisdiction or, Alternatively, on Forum Non Conveniens Grounds filed on May 12, 2010, in the United States District Court for the Southern District of New York, captioned Cascal N.V. v. Sembcorp Utilities Pte Ltd., Sembcorp Industries Ltd., Biwater Investments Ltd., and Biwater Holdings Limited, 10 Civ. 3613 (LAK) (incorporated by reference to Exhibit 99.2 filed under cover of Schedule TO-C by Purchaser with the Securities and Exchange Commission on May 14, 2010).

(a)(25)	Declaration of William Savitt in Support of the Biwater Defendants’ Motion to Dismiss for Lack of Jurisdiction or, Alternatively, on Forum Non Conveniens Grounds filed on May 12, 2010, in the United States District Court for the Southern District of New York, captioned Cascal N.V. v. Sembcorp Utilities Pte Ltd., Sembcorp Industries Ltd., Biwater Investments Ltd., and Biwater Holdings Limited, 10 Civ. 3613 (LAK) (incorporated by reference to Exhibit 99.3 filed under cover of Schedule TO-C by Purchaser with the Securities and Exchange Commission on May 14, 2010).

(a)(26)	Declaration of Lawrence Magor in Support of the Biwater Defendants’ Motion to Dismiss for Lack of Jurisdiction or, Alternatively, on Forum Non Conveniens Grounds filed on May 12, 2010, in the United States District Court for the Southern District of New York, captioned Cascal N.V. v. Sembcorp Utilities Pte Ltd., Sembcorp Industries Ltd., Biwater Investments Ltd., and Biwater Holdings Limited, 10 Civ. 3613 (LAK) (incorporated by reference to Exhibit 99.4 filed under cover of Schedule TO-C by Purchaser with the Securities and Exchange Commission on May 14, 2010).

(a)(27)	Order to Show Cause for a Preliminary Injunction and Temporary Restraining Order issued on May 12, 2010, in the United States District Court for the Southern District of New York, captioned Cascal N.V. v. Sembcorp Utilities Pte Ltd, Sembcorp Industries Ltd, Biwater Investments Ltd., and Biwater Holdings Limited, Civil Action No. 10-cv-3613 (LAK) (incorporated by reference to Exhibit 99.1 filed under cover of Schedule TO-C by Purchaser with the Securities and Exchange Commission on May 14, 2010).

(a)(28)	Sembcorp Utilities Pte Ltd.’s and Sembcorp Industries Ltd.’s Supplemental Memorandum of Law in Opposition to Cascal N.V.’s Application for a Preliminary Injunction filed on May 15, 2010, in the United States District Court for the Southern District of New York, captioned Cascal N.V. v. Sembcorp Utilities Pte Ltd., Sembcorp Industries Ltd., Biwater Investments Ltd., and Biwater Holdings Limited, 10 Civ. 3613 (LAK) (incorporated by reference to Exhibit 99.1 filed under cover of Schedule TO-C by Purchaser with the Securities and Exchange Commission on May 17, 2010).

(a)(29)	Declaration of Anthony M. Candido in Support of Sembcorp Utilities Pte Ltd.’s and Sembcorp Industries Ltd.’s Supplemental Memorandum of Law in Opposition to Cascal N.V.’s Application for a Preliminary Injunction filed on May 12, 2010, in the United States District Court for the Southern District of New York, captioned Cascal N.V. v. Sembcorp Utilities Pte Ltd., Sembcorp Industries Ltd., Biwater Investments Ltd., and Biwater Holdings Limited, 10 Civ. 3613 (LAK) (incorporated by reference to Exhibit 99.2 filed under cover of Schedule TO-C by Purchaser with the Securities and Exchange Commission on May 17, 2010).

(a)(30)	Declaration of Richard Quek in Support of Sembcorp Utilities Pte Ltd.’s and Sembcorp Industries Ltd.’s Supplemental Memorandum of Law in Opposition to Cascal N.V.’s Application for a Temporary Restraining Order and Preliminary Injunction filed on May 12, 2010, in the United States District Court for the Southern District of New York, captioned Cascal N.V. v. Sembcorp Utilities Pte Ltd., Sembcorp Industries Ltd., Biwater Investments Ltd., and Biwater Holdings Limited, 10 Civ. 3613 (LAK) (incorporated by reference to Exhibit 99.3 filed under cover of Schedule TO-C by Purchaser with the Securities and Exchange Commission on May 17, 2010).

(a)(31)	Biwater Investments Ltd.’s and Biwater Holdings Limited’s Memorandum of Law in Opposition to Cascal N.V.’s Application for a Preliminary Injunction filed on May 15, 2010, in the United States District Court for the Southern District of New York, captioned Cascal N.V. v. Sembcorp Utilities Pte Ltd., Sembcorp Industries Ltd., Biwater Investments Ltd., and Biwater Holdings Limited, 10 Civ. 3613 (LAK) (incorporated by reference to Exhibit 99.4 filed under cover of Schedule TO-C by Purchaser with the Securities and Exchange Commission on May 17, 2010).

(a)(32)	Declaration of Martyn Everett in Support of Biwater Investments Ltd.’s and Biwater Holdings Limited’s Memorandum of Law in Opposition to Cascal N.V.’s Application for a Preliminary Injunction filed on May 15, 2010, in the United States District Court for the Southern District of New York, captioned Cascal N.V. v. Sembcorp Utilities Pte Ltd., Sembcorp Industries Ltd., Biwater Investments Ltd., and Biwater Holdings Limited, 10 Civ. 3613 (LAK) (incorporated by reference to Exhibit 99.5 filed under cover of Schedule TO-C by Purchaser with the Securities and Exchange Commission on May 17, 2010).

(a)(33)	Declaration of Lawrence Magor in Support of Biwater Investments Ltd.’s and Biwater Holdings Limited’s Memorandum of Law in Opposition to Cascal N.V.’s Application for a Preliminary Injunction filed on May 15, 2010, in the United States District Court for the Southern District of New York, captioned Cascal N.V. v. Sembcorp Utilities Pte Ltd., Sembcorp Industries Ltd., Biwater Investments Ltd., and Biwater Holdings Limited, 10 Civ. 3613 (LAK) (incorporated by reference to Exhibit 99.6 filed under cover of Schedule TO-C by Purchaser with the Securities and Exchange Commission on May 17, 2010).

(a)(34)	Declaration of Won S. Shin in Support of Biwater Investments Ltd.’s and Biwater Holdings Limited’s Memorandum of Law in Opposition to Cascal N.V.’s Application for a Preliminary Injunction filed on May 15, 2010, in the United States District Court for the Southern District of New York, captioned Cascal N.V. v. Sembcorp Utilities Pte Ltd., Sembcorp Industries Ltd., Biwater Investments Ltd., and Biwater Holdings Limited, 10 Civ. 3613 (LAK) (incorporated by reference to Exhibit 99.7 filed under cover of Schedule TO-C by Purchaser with the Securities and Exchange Commission on May 17, 2010).

(a)(35)	Declaration of Alan N. Waxman in Support of Biwater Investments Ltd.’s and Biwater Holdings Limited’s Memorandum of Law in Opposition to Cascal N.V.’s Application for a Preliminary Injunction filed on May 15, 2010, in the United States District Court for the Southern District of New York, captioned Cascal N.V. v. Sembcorp Utilities Pte Ltd., Sembcorp Industries Ltd., Biwater Investments Ltd., and Biwater Holdings Limited, 10 Civ. 3613 (LAK) (incorporated by reference to Exhibit 99.8 filed under cover of Schedule TO-C by Purchaser with the Securities and Exchange Commission on May 17, 2010).

(a)(36)	Declaration of Tan Cheng Guan in Support of Sembcorp Utilities Pte Ltd.’s and Sembcorp Industries Ltd.’s Supplemental Memorandum of Law in Opposition to Cascal N.V.’s Application for a Preliminary Injunction filed on May 17, 2010, in the United States District Court for the Southern District of New York, captioned Cascal N.V. v. Sembcorp Utilities Pte Ltd., Sembcorp Industries Ltd., Biwater Investments Ltd., and Biwater Holdings Limited, 10 Civ. 3613 (LAK) (incorporated by reference to Exhibit 99.1 filed under cover of Schedule TO-C by Purchaser with the Securities and Exchange Commission on May 18, 2010).

(a)(37)

Declaration of Richard Evans in Support of Biwater Investments Ltd.’s and Biwater Holdings Limited’s Memorandum of Law in Opposition to Cascal N.V.’s Application for a Preliminary Injunction filed on May 17, 2010, in the United States District Court for the Southern District of

New York, captioned Cascal N.V. v. Sembcorp Utilities Pte Ltd., Sembcorp Industries Ltd., Biwater Investments Ltd., and Biwater Holdings Limited, 10 Civ. 3613 (LAK) (incorporated by reference to Exhibit 99.2 filed under cover of Schedule TO-C by Purchaser with the Securities and Exchange Commission on May 18, 2010).

(a)(38)	Supplemental Declaration of Lawrence Magor in Support of Biwater Investments Ltd.’s and Biwater Holdings Limited’s Memorandum of Law in Opposition to Cascal N.V.’s Application for a Preliminary Injunction filed on May 17, 2010, in the United States District Court for the Southern District of New York, captioned Cascal N.V. v. Sembcorp Utilities Pte Ltd., Sembcorp Industries Ltd., Biwater Investments Ltd., and Biwater Holdings Limited, 10 Civ. 3613 (LAK) (incorporated by reference to Exhibit 99.3 filed under cover of Schedule TO-C by Purchaser with the Securities and Exchange Commission on May 18, 2010).

(a)(39)	Cascal N.V.’s Reply Memorandum in Support of Plaintiff’s Application for a Preliminary Injunction filed on May 17, 2010, in the United States District Court for the Southern District of New York, captioned Cascal N.V. v. Sembcorp Utilities Pte Ltd., Sembcorp Industries Ltd., Biwater Investments Ltd., and Biwater Holdings Limited, 10 Civ. 3613 (LAK) (incorporated by reference to Exhibit 99.4 filed under cover of Schedule TO-C by Purchaser with the Securities and Exchange Commission on May 18, 2010).

(a)(40)	Declaration of Marc Greenwald in Support of Plaintiff’s Application for a Preliminary Injunction filed on May 17, 2010, in the United States District Court for the Southern District of New York, captioned Cascal N.V. v. Sembcorp Utilities Pte Ltd., Sembcorp Industries Ltd., Biwater Investments Ltd., and Biwater Holdings Limited, 10 Civ. 3613 (LAK) (incorporated by reference to Exhibit 99.5 filed under cover of Schedule TO-C by Purchaser with the Securities and Exchange Commission on May 18, 2010).

(a)(41)	Announcement posted by Sembcorp Industries Ltd. on the Singapore Exchange Website on May 20, 2010 (incorporated by reference to Exhibit 99.1 filed under cover of Schedule TO-C by Purchaser with the Securities and Exchange Commission on May 20, 2010).

(a)(42)	Press Release issued by Purchaser on May 21, 2010.

(b)	None.

(c)	None.

(d)(1)	Tender Offer and Stockholder Support Agreement, dated April 26, 2010, among Purchaser, Biwater Investments Ltd. and Biwater Holdings Ltd.

(d)(2)	Tax Indemnity Deed, dated April 26, 2010, between Purchaser and Biwater Holdings Ltd.

(d)(3)	Pensions Agreement, dated April 26, 2010, among Cascal N.V., Biwater Holdings Ltd. and the Trustees of the Biwater Retirement and Security Scheme.

(d)(4)	Escrow Agreement, dated April 26, 2010, among Purchaser, Biwater Investments Ltd., HSBC Bank plc, the Trustees of the Biwater Retirement and Security Scheme and The Bank of New York Mellon.

(d)(5)	Complaint filed on April 30, 2010, in the United States District Court for the Southern District of New York, captioned Cascal N.V. v. Sembcorp Utilities Pte Ltd., Sembcorp Industries Ltd., Biwater Investments Ltd., and Biwater Holdings Limited (incorporated by reference to Exhibit 99.1 filed under cover of Schedule TO-C by Purchaser with the Securities and Exchange Commission on May 5, 2010).

(d)(6)	Amended Complaint filed on May 11, 2010, in the United States District Court for the Southern District of New York, captioned Cascal N.V. v. Sembcorp Utilities Pte Ltd, Sembcorp Industries Ltd, Biwater Investments Ltd., and Biwater Holdings Limited, Civil Action No. 10-cv-3613 (LAK) (incorporated by reference to Exhibit 99.1 filed under cover of Schedule TO-C by Purchaser with the Securities and Exchange Commission on May 12, 2010).

(d)(7)	Memorandum of Law in Support of Plaintiff’s Application for a Temporary Restraining Order and Preliminary Injunction filed on May 11, 2010, in the United States District Court for the Southern District of New York, captioned Cascal N.V. v. Sembcorp Utilities Pte Ltd, Sembcorp Industries Ltd, Biwater Investments Ltd., and Biwater Holdings Limited, Civil Action No. 10-cv-3613 (LAK) (incorporated by reference to Exhibit 99.2 filed under cover of Schedule TO-C by Purchaser with the Securities and Exchange Commission on May 12, 2010).

(d)(8)	Announcement posted by Sembcorp Industries Ltd. on the Singapore Exchange Website on May 13, 2010 (incorporated by reference to Exhibit 99.1 filed under cover of Schedule TO-C by Purchaser with the Securities and Exchange Commission on May 13, 2010).

(d)(9)	Sembcorp Utilities Pte Ltd.’s and Sembcorp Industries Ltd.’s Opposition to Cascal N.V.’s Application for a Temporary Restraining Order and Preliminary Injunction filed on May 12, 2010, in the United States District Court for the Southern District of New York, captioned Cascal N.V. v. Sembcorp Utilities Pte Ltd., Sembcorp Industries Ltd., Biwater Investments Ltd., and Biwater Holdings Limited, 10 Civ. 3613 (LAK) (incorporated by reference to Exhibit 99.1 filed under cover of Schedule TO-C by Purchaser with the Securities and Exchange Commission on May 14, 2010).

(d)(10)	Declaration of Anthony M. Candido in Support of Sembcorp Utilities Pte Ltd.’s and Sembcorp Industries Ltd.’s Opposition to Cascal N.V.’s Application for a Temporary Restraining Order and Preliminary Injunction filed on May 12, 2010, in the United States District Court for the Southern District of New York, captioned Cascal N.V. v. Sembcorp Utilities Pte Ltd., Sembcorp Industries Ltd., Biwater Investments Ltd., and Biwater Holdings Limited, 10 Civ. 3613 (LAK) (incorporated by reference to Exhibit 99.2 filed under cover of Schedule TO-C by Purchaser with the Securities and Exchange Commission on May 14, 2010).

(d)(11)	Cascal N.V.’s Order to Show Cause for a Preliminary Injunction and Temporary Restraining Order filed on May 11, 2010, in the United States District Court for the Southern District of New York, captioned Cascal N.V. v. Sembcorp Utilities Pte Ltd, Sembcorp Industries Ltd, Biwater Investments Ltd., and Biwater Holdings Limited, Civil Action No. 10-cv-3613 (LAK) (incorporated by reference to Exhibit 99.1 filed under cover of Schedule TO-C by Purchaser with the Securities and Exchange Commission on May 14, 2010).

(d)(12)	Declaration of Stephane Richer in Support of Plaintiff’s Application for a Temporary Restraining Order and Preliminary Injunction filed on May 11, 2010, in the United States District Court for the Southern District of New York, captioned Cascal N.V. v. Sembcorp Utilities Pte Ltd, Sembcorp Industries Ltd, Biwater Investments Ltd., and Biwater Holdings Limited, Civil Action No. 10-cv-3613 (LAK) (incorporated by reference to Exhibit 99.2 filed under cover of ScheduleTO-C by Purchaser with the Securities and Exchange Commission on May 14, 2010).

(d)(13)	Declaration of Marc Greenwald in Support of Plaintiff’s Application for a Temporary Restraining Order and Preliminary Injunction filed on May 11, 2010, in the United States District Court for the Southern District of New York, captioned Cascal N.V. v. Sembcorp Utilities Pte Ltd, Sembcorp Industries Ltd, Biwater Investments Ltd., and Biwater Holdings Limited, Civil Action No. 10-cv-3613 (LAK) (incorporated by reference to Exhibit 99.3 filed under cover of Schedule TO-C by Purchaser with the Securities and Exchange Commission on May 14, 2010).

(d)(14)	Biwater Investments Ltd.’s and Biwater Holdings Limited’s Notice of Motion to Dismiss for Lack of Jurisdiction or, Alternatively, on Forum Non Conveniens Grounds filed on May 12, 2010, in the United States District Court for the Southern District of New York, captioned Cascal N.V. v. Sembcorp Utilities Pte Ltd., Sembcorp Industries Ltd., Biwater Investments Ltd., and Biwater Holdings Limited, 10 Civ. 3613 (LAK) (incorporated by reference to Exhibit 99.1 filed under cover of Schedule TO-C by Purchaser with the Securities and Exchange Commission on May 14, 2010).

(d)(15)	Memorandum of Law in Support of the Biwater Defendants’ Motion to Dismiss for Lack of Jurisdiction or, Alternatively, on Forum Non Conveniens Grounds filed on May 12, 2010, in the

United States District Court for the Southern District of New York, captioned Cascal N.V. v. Sembcorp Utilities Pte Ltd., Sembcorp Industries Ltd., Biwater Investments Ltd., and Biwater Holdings Limited, 10 Civ. 3613 (LAK) (incorporated by reference to Exhibit 99.2 filed under cover of Schedule TO-C by Purchaser with the Securities and Exchange Commission on May 14, 2010).

(d)(16)	Declaration of William Savitt in Support of the Biwater Defendants’ Motion to Dismiss for Lack of Jurisdiction or, Alternatively, on Forum Non Conveniens Grounds filed on May 12, 2010, in the United States District Court for the Southern District of New York, captioned Cascal N.V. v. Sembcorp Utilities Pte Ltd., Sembcorp Industries Ltd., Biwater Investments Ltd., and Biwater Holdings Limited, 10 Civ. 3613 (LAK) (incorporated by reference to Exhibit 99.3 filed under cover of Schedule TO-C by Purchaser with the Securities and Exchange Commission on May 14, 2010).

(d)(17)	Declaration of Lawrence Magor in Support of the Biwater Defendants’ Motion to Dismiss for Lack of Jurisdiction or, Alternatively, on Forum Non Conveniens Grounds filed on May 12, 2010, in the United States District Court for the Southern District of New York, captioned Cascal N.V. v. Sembcorp Utilities Pte Ltd., Sembcorp Industries Ltd., Biwater Investments Ltd., and Biwater Holdings Limited, 10 Civ. 3613 (LAK) (incorporated by reference to Exhibit 99.4 filed under cover of Schedule TO-C by Purchaser with the Securities and Exchange Commission on May 14, 2010).

(d)(18)	Order to Show Cause for a Preliminary Injunction and Temporary Restraining Order issued on May 12, 2010, in the United States District Court for the Southern District of New York, captioned Cascal N.V. v. Sembcorp Utilities Pte Ltd, Sembcorp Industries Ltd, Biwater Investments Ltd., and Biwater Holdings Limited, Civil Action No. 10-cv-3613 (LAK) (incorporated by reference to Exhibit 99.1 filed under cover of Schedule TO-C by Purchaser with the Securities and Exchange Commission on May 14, 2010).

(d)(19)	Sembcorp Utilities Pte Ltd.’s and Sembcorp Industries Ltd.’s Supplemental Memorandum of Law in Opposition to Cascal N.V.’s Application for a Preliminary Injunction filed on May 15, 2010, in the United States District Court for the Southern District of New York, captioned Cascal N.V. v. Sembcorp Utilities Pte Ltd., Sembcorp Industries Ltd., Biwater Investments Ltd., and Biwater Holdings Limited, 10 Civ. 3613 (LAK) (incorporated by reference to Exhibit 99.1 filed under cover of Schedule TO-C by Purchaser with the Securities and Exchange Commission on May 17, 2010).

(d)(20)	Declaration of Anthony M. Candido in Support of Sembcorp Utilities Pte Ltd.’s and Sembcorp Industries Ltd.’s Supplemental Memorandum of Law in Opposition to Cascal N.V.’s Application for a Preliminary Injunction filed on May 12, 2010, in the United States District Court for the Southern District of New York, captioned Cascal N.V. v. Sembcorp Utilities Pte Ltd., Sembcorp Industries Ltd., Biwater Investments Ltd., and Biwater Holdings Limited, 10 Civ. 3613 (LAK) (incorporated by reference to Exhibit 99.2 filed under cover of Schedule TO-C by Purchaser with the Securities and Exchange Commission on May 17, 2010).

(d)(21)	Declaration of Richard Quek in Support of Sembcorp Utilities Pte Ltd.’s and Sembcorp Industries Ltd.’s Supplemental Memorandum of Law in Opposition to Cascal N.V.’s Application for a Temporary Restraining Order and Preliminary Injunction filed on May 12, 2010, in the United States District Court for the Southern District of New York, captioned Cascal N.V. v. Sembcorp Utilities Pte Ltd., Sembcorp Industries Ltd., Biwater Investments Ltd., and Biwater Holdings Limited, 10 Civ. 3613 (LAK) (incorporated by reference to Exhibit 99.3 filed under cover of Schedule TO-C by Purchaser with the Securities and Exchange Commission on May 17, 2010).

(d)(22)	Biwater Investments Ltd.’s and Biwater Holdings Limited’s Memorandum of Law in Opposition to Cascal N.V.’s Application for a Preliminary Injunction filed on May 15, 2010, in the United States District Court for the Southern District of New York, captioned Cascal N.V. v. Sembcorp Utilities Pte Ltd., Sembcorp Industries Ltd., Biwater Investments Ltd., and Biwater Holdings Limited, 10 Civ. 3613 (LAK) (incorporated by reference to Exhibit 99.4 filed under cover of Schedule TO-C by Purchaser with the Securities and Exchange Commission on May 17, 2010).

(d)(23)	Declaration of Martyn Everett in Support of Biwater Investments Ltd.’s and Biwater Holdings Limited’s Memorandum of Law in Opposition to Cascal N.V.’s Application for a Preliminary Injunction filed on May 15, 2010, in the United States District Court for the Southern District of New York, captioned Cascal N.V. v. Sembcorp Utilities Pte Ltd., Sembcorp Industries Ltd., Biwater Investments Ltd., and Biwater Holdings Limited, 10 Civ. 3613 (LAK) (incorporated by reference to Exhibit 99.5 filed under cover of Schedule TO-C by Purchaser with the Securities and Exchange Commission on May 17, 2010).

(d)(24)	Declaration of Lawrence Magor in Support of Biwater Investments Ltd.’s and Biwater Holdings Limited’s Memorandum of Law in Opposition to Cascal N.V.’s Application for a Preliminary Injunction filed on May 15, 2010, in the United States District Court for the Southern District of New York, captioned Cascal N.V. v. Sembcorp Utilities Pte Ltd., Sembcorp Industries Ltd., Biwater Investments Ltd., and Biwater Holdings Limited, 10 Civ. 3613 (LAK) (incorporated by reference to Exhibit 99.6 filed under cover of Schedule TO-C by Purchaser with the Securities and Exchange Commission on May 17, 2010).

(d)(25)	Declaration of Won S. Shin in Support of Biwater Investments Ltd.’s and Biwater Holdings Limited’s Memorandum of Law in Opposition to Cascal N.V.’s Application for a Preliminary Injunction filed on May 15, 2010, in the United States District Court for the Southern District of New York, captioned Cascal N.V. v. Sembcorp Utilities Pte Ltd., Sembcorp Industries Ltd., Biwater Investments Ltd., and Biwater Holdings Limited, 10 Civ. 3613 (LAK) (incorporated by reference to Exhibit 99.7 filed under cover of Schedule TO-C by Purchaser with the Securities and Exchange Commission on May 17, 2010).

(d)(26)	Declaration of Alan N. Waxman in Support of Biwater Investments Ltd.’s and Biwater Holdings Limited’s Memorandum of Law in Opposition to Cascal N.V.’s Application for a Preliminary Injunction filed on May 15, 2010, in the United States District Court for the Southern District of New York, captioned Cascal N.V. v. Sembcorp Utilities Pte Ltd., Sembcorp Industries Ltd., Biwater Investments Ltd., and Biwater Holdings Limited, 10 Civ. 3613 (LAK) (incorporated by reference to Exhibit 99.8 filed under cover of Schedule TO-C by Purchaser with the Securities and Exchange Commission on May 17, 2010).

(d)(27)	Declaration of Tan Cheng Guan in Support of Sembcorp Utilities Pte Ltd.’s and Sembcorp Industries Ltd.’s Supplemental Memorandum of Law in Opposition to Cascal N.V.’s Application for a Preliminary Injunction filed on May 17, 2010, in the United States District Court for the Southern District of New York, captioned Cascal N.V. v. Sembcorp Utilities Pte Ltd., Sembcorp Industries Ltd., Biwater Investments Ltd., and Biwater Holdings Limited, 10 Civ. 3613 (LAK) (incorporated by reference to Exhibit 99.1 filed under cover of Schedule TO-C by Purchaser with the Securities and Exchange Commission on May 18, 2010).

(d)(28)	Declaration of Richard Evans in Support of Biwater Investments Ltd.’s and Biwater Holdings Limited’s Memorandum of Law in Opposition to Cascal N.V.’s Application for a Preliminary Injunction filed on May 17, 2010, in the United States District Court for the Southern District of New York, captioned Cascal N.V. v. Sembcorp Utilities Pte Ltd., Sembcorp Industries Ltd., Biwater Investments Ltd., and Biwater Holdings Limited, 10 Civ. 3613 (LAK) (incorporated by reference to Exhibit 99.2 filed under cover of Schedule TO-C by Purchaser with the Securities and Exchange Commission on May 18, 2010).

(d)(29)	Supplemental Declaration of Lawrence Magor in Support of Biwater Investments Ltd.’s and Biwater Holdings Limited’s Memorandum of Law in Opposition to Cascal N.V.’s Application for a Preliminary Injunction filed on May 17, 2010, in the United States District Court for the Southern District of New York, captioned Cascal N.V. v. Sembcorp Utilities Pte Ltd., Sembcorp Industries Ltd., Biwater Investments Ltd., and Biwater Holdings Limited, 10 Civ. 3613 (LAK) (incorporated by reference to Exhibit 99.3 filed under cover of Schedule TO-C by Purchaser with the Securities and Exchange Commission on May 18, 2010).

(d)(30)	Cascal N.V.’s Reply Memorandum in Support of Plaintiff’s Application for a Preliminary Injunction filed on May 17, 2010, in the United States District Court for the Southern District of New York, captioned Cascal N.V. v. Sembcorp Utilities Pte Ltd., Sembcorp Industries Ltd., Biwater Investments Ltd., and Biwater Holdings Limited, 10 Civ. 3613 (LAK) (incorporated by reference to Exhibit 99.4 filed under cover of Schedule TO-C by Purchaser with the Securities and Exchange Commission on May 18, 2010).

(d)(31)	Declaration of Marc Greenwald in Support of Plaintiff’s Application for a Preliminary Injunction filed on May 17, 2010, in the United States District Court for the Southern District of New York, captioned Cascal N.V. v. Sembcorp Utilities Pte Ltd., Sembcorp Industries Ltd., Biwater Investments Ltd., and Biwater Holdings Limited, 10 Civ. 3613 (LAK) (incorporated by reference to Exhibit 99.5 filed under cover of Schedule TO-C by Purchaser with the Securities and Exchange Commission on May 18, 2010).

(e)	None.

(f)	None.

(g)	None.

(h)	None.

Item 13. Information Required by Schedule 13E-3.

Not applicable.

SIGNATURE

After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: May 21, 2010.

SEMBCORP UTILITIES PTE LTD.

By:	/s/ Richard Quek Hong Liat
Name:	Richard Quek Hong Liat
Title:	SVP, Group Corporate
Finance and M&A, Sembcorp Industries Ltd.

SEMBCORP INDUSTRIES LTD.

By:	/s/ Richard Quek Hong Liat
Name:	Richard Quek Hong Liat
Title:	SVP, Group Corporate
Finance and M&A

EXHIBIT INDEX

Exhibit No.

The following are attached as exhibits to this Schedule TO:

(a)(1)	Offer to Purchase, dated May 21, 2010.

(a)(2)	Form of Letter of Transmittal.

(a)(3)	Form of Notice of Guaranteed Delivery.

(a)(4)	Form of Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.

(a)(5)	Form of Letter to brokers, dealers, commercial banks, trust companies and other nominees.

(a)(6)	Form of Letter to be used by brokers, dealers, commercial banks, trust companies and other nominees to their clients.

(a)(7)	Summary newspaper advertisement published in The Wall Street Journal on May 21, 2010.

(a)(8)	Form of Deed of Transfer (for holders of Dutch Registered Shares).

(a)(9)	Press Release issued by Purchaser on April 26, 2010 (incorporated by reference to Exhibit 99.1 filed under cover of Schedule TO-C by Purchaser with the Securities and Exchange Commission on April 26, 2010).

(a)(10)	Investor Presentation filed by Purchaser on April 26, 2010 (incorporated by reference to Exhibit 99.1 filed under cover of Schedule TO-C by Purchaser with the Securities and Exchange Commission on April 26, 2010).

(a)(11)	Complaint filed on April 30, 2010, in the United States District Court for the Southern District of New York, captioned Cascal N.V. v. Sembcorp Utilities Pte Ltd., Sembcorp Industries Ltd., Biwater Investments Ltd., and Biwater Holdings Limited (incorporated by reference to Exhibit 99.1 filed under cover of Schedule TO-C by Purchaser with the Securities and Exchange Commission on May 5, 2010).

(a)(12)	Announcement posted by Sembcorp Industries Ltd. on the Singapore Exchange Website on May 4, 2010 (incorporated by reference to Exhibit 99.1 filed under cover of Schedule TO-C by Purchaser with the Securities and Exchange Commission on May 5, 2010).

(a)(13)	Letter from Sembcorp Industries Ltd. to the Editor of The Business Times in Response to Hock Lock Siew Commentary, dated May 10, 2010 (incorporated by reference to Exhibit 99.1 filed under cover of Schedule TO-C by Purchaser with the Securities and Exchange Commission on May 10, 2010).

(a)(14)	Amended Complaint filed on May 11, 2010, in the United States District Court for the Southern District of New York, captioned Cascal N.V. v. Sembcorp Utilities Pte Ltd, Sembcorp Industries Ltd, Biwater Investments Ltd., and Biwater Holdings Limited, Civil Action No. 10-cv-3613 (LAK) (incorporated by reference to Exhibit 99.1 filed under cover of Schedule TO-C by Purchaser with the Securities and Exchange Commission on May 12, 2010).

(a)(15)	Memorandum of Law in Support of Plaintiff’s Application for a Temporary Restraining Order and Preliminary Injunction filed on May 11, 2010, in the United States District Court for the Southern District of New York, captioned Cascal N.V. v. Sembcorp Utilities Pte Ltd, Sembcorp Industries Ltd, Biwater Investments Ltd., and Biwater Holdings Limited, Civil Action No. 10-cv-3613 (LAK) (incorporated by reference to Exhibit 99.2 filed under cover of Schedule TO-C by Purchaser with the Securities and Exchange Commission on May 12, 2010).

(a)(16)	Announcement posted by Sembcorp Industries Ltd. on the Singapore Exchange Website on May 12, 2010 (incorporated by reference to Exhibit 99.1 filed under cover of Schedule TO-C by Purchaser with the Securities and Exchange Commission on May 12, 2010).

(a)(17)	Announcement posted by Sembcorp Industries Ltd. on the Singapore Exchange Website on May 13, 2010 (incorporated by reference to Exhibit 99.1 filed under cover of Schedule TO-C by Purchaser with the Securities and Exchange Commission on May 13, 2010).

(a)(18)	Sembcorp Utilities Pte Ltd.’s and Sembcorp Industries Ltd.’s Opposition to Cascal N.V.’s Application for a Temporary Restraining Order and Preliminary Injunction filed on May 12, 2010, in the United States District Court for the Southern District of New York, captioned Cascal N.V. v. Sembcorp Utilities Pte Ltd., Sembcorp Industries Ltd., Biwater Investments Ltd., and Biwater Holdings Limited, 10 Civ. 3613 (LAK) (incorporated by reference to Exhibit 99.1 filed under cover of Schedule TO-C by Purchaser with the Securities and Exchange Commission on May 14, 2010).

(a)(19)	Declaration of Anthony M. Candido in Support of Sembcorp Utilities Pte Ltd.’s and Sembcorp Industries Ltd.’s Opposition to Cascal N.V.’s Application for a Temporary Restraining Order and Preliminary Injunction filed on May 12, 2010, in the United States District Court for the Southern District of New York, captioned Cascal N.V. v. Sembcorp Utilities Pte Ltd., Sembcorp Industries Ltd., Biwater Investments Ltd., and Biwater Holdings Limited, 10 Civ. 3613 (LAK) (incorporated by reference to Exhibit 99.2 filed under cover of Schedule TO-C by Purchaser with the Securities and Exchange Commission on May 14, 2010).

(a)(20)	Cascal N.V.’s Order to Show Cause for a Preliminary Injunction and Temporary Restraining Order filed on May 11, 2010, in the United States District Court for the Southern District of New York, captioned Cascal N.V. v. Sembcorp Utilities Pte Ltd, Sembcorp Industries Ltd, Biwater Investments Ltd., and Biwater Holdings Limited, Civil Action No. 10-cv-3613 (LAK) (incorporated by reference to Exhibit 99.1 filed under cover of Schedule TO-C by Purchaser with the Securities and Exchange Commission on May 14, 2010).

(a)(21)	Declaration of Stephane Richer in Support of Plaintiff’s Application for a Temporary Restraining Order and Preliminary Injunction filed on May 11, 2010, in the United States District Court for the Southern District of New York, captioned Cascal N.V. v. Sembcorp Utilities Pte Ltd, Sembcorp Industries Ltd, Biwater Investments Ltd., and Biwater Holdings Limited, Civil Action No. 10-cv-3613 (LAK) (incorporated by reference to Exhibit 99.2 filed under cover of Schedule TO-C by Purchaser with the Securities and Exchange Commission on May 14, 2010).

(a)(22)	Declaration of Marc Greenwald in Support of Plaintiff’s Application for a Temporary Restraining Order and Preliminary Injunction filed on May 11, 2010, in the United States District Court for the Southern District of New York, captioned Cascal N.V. v. Sembcorp Utilities Pte Ltd, Sembcorp Industries Ltd, Biwater Investments Ltd., and Biwater Holdings Limited, Civil Action No. 10-cv-3613 (LAK) (incorporated by reference to Exhibit 99.3 filed under cover of Schedule TO-C by Purchaser with the Securities and Exchange Commission on May 14, 2010).

(a)(23)	Biwater Investments Ltd.’s and Biwater Holdings Limited’s Notice of Motion to Dismiss for Lack of Jurisdiction or, Alternatively, on Forum Non Conveniens Grounds filed on May 12, 2010, in the United States District Court for the Southern District of New York, captioned Cascal N.V. v. Sembcorp Utilities Pte Ltd., Sembcorp Industries Ltd., Biwater Investments Ltd., and Biwater Holdings Limited, 10 Civ. 3613 (LAK) (incorporated by reference to Exhibit 99.1 filed under cover of Schedule TO-C by Purchaser with the Securities and Exchange Commission on May 14, 2010).

(a)(24)	Memorandum of Law in Support of the Biwater Defendants’ Motion to Dismiss for Lack of Jurisdiction or, Alternatively, on Forum Non Conveniens Grounds filed on May 12, 2010, in the United States District Court for the Southern District of New York, captioned Cascal N.V. v. Sembcorp Utilities Pte Ltd., Sembcorp Industries Ltd., Biwater Investments Ltd., and Biwater Holdings Limited, 10 Civ. 3613 (LAK) (incorporated by reference to Exhibit 99.2 filed under cover of Schedule TO-C by Purchaser with the Securities and Exchange Commission on May 14, 2010).

(a)(25)	Declaration of William Savitt in Support of the Biwater Defendants’ Motion to Dismiss for Lack of Jurisdiction or, Alternatively, on Forum Non Conveniens Grounds filed on May 12, 2010, in the United States District Court for the Southern District of New York, captioned Cascal N.V. v. Sembcorp Utilities Pte Ltd., Sembcorp Industries Ltd., Biwater Investments Ltd., and Biwater Holdings Limited, 10 Civ. 3613 (LAK) (incorporated by reference to Exhibit 99.3 filed under cover of Schedule TO-C by Purchaser with the Securities and Exchange Commission on May 14, 2010).

(a)(26)	Declaration of Lawrence Magor in Support of the Biwater Defendants’ Motion to Dismiss for Lack of Jurisdiction or, Alternatively, on Forum Non Conveniens Grounds filed on May 12, 2010, in the United States District Court for the Southern District of New York, captioned Cascal N.V. v. Sembcorp Utilities Pte Ltd., Sembcorp Industries Ltd., Biwater Investments Ltd., and Biwater Holdings Limited, 10 Civ. 3613 (LAK) (incorporated by reference to Exhibit 99.4 filed under cover of Schedule TO-C by Purchaser with the Securities and Exchange Commission on May 14, 2010).

(a)(27)	Order to Show Cause for a Preliminary Injunction and Temporary Restraining Order issued on May 12, 2010, in the United States District Court for the Southern District of New York, captioned Cascal N.V. v. Sembcorp Utilities Pte Ltd, Sembcorp Industries Ltd, Biwater Investments Ltd., and Biwater Holdings Limited, Civil Action No. 10-cv-3613 (LAK) (incorporated by reference to Exhibit 99.1 filed under cover of Schedule TO-C by Purchaser with the Securities and Exchange Commission on May 14, 2010).

(a)(28)	Sembcorp Utilities Pte Ltd.’s and Sembcorp Industries Ltd.’s Supplemental Memorandum of Law in Opposition to Cascal N.V.’s Application for a Preliminary Injunction filed on May 15, 2010, in the United States District Court for the Southern District of New York, captioned Cascal N.V. v. Sembcorp Utilities Pte Ltd., Sembcorp Industries Ltd., Biwater Investments Ltd., and Biwater Holdings Limited, 10 Civ. 3613 (LAK) (incorporated by reference to Exhibit 99.1 filed under cover of Schedule TO-C by Purchaser with the Securities and Exchange Commission on May 17, 2010).

(a)(29)	Declaration of Anthony M. Candido in Support of Sembcorp Utilities Pte Ltd.’s and Sembcorp Industries Ltd.’s Supplemental Memorandum of Law in Opposition to Cascal N.V.’s Application for a Preliminary Injunction filed on May 12, 2010, in the United States District Court for the Southern District of New York, captioned Cascal N.V. v. Sembcorp Utilities Pte Ltd., Sembcorp Industries Ltd., Biwater Investments Ltd., and Biwater Holdings Limited, 10 Civ. 3613 (LAK) (incorporated by reference to Exhibit 99.2 filed under cover of Schedule TO-C by Purchaser with the Securities and Exchange Commission on May 17, 2010).

(a)(30)	Declaration of Richard Quek in Support of Sembcorp Utilities Pte Ltd.’s and Sembcorp Industries Ltd.’s Supplemental Memorandum of Law in Opposition to Cascal N.V.’s Application for a Temporary Restraining Order and Preliminary Injunction filed on May 12, 2010, in the United States District Court for the Southern District of New York, captioned Cascal N.V. v. Sembcorp Utilities Pte Ltd., Sembcorp Industries Ltd., Biwater Investments Ltd., and Biwater Holdings Limited, 10 Civ. 3613 (LAK) (incorporated by reference to Exhibit 99.3 filed under cover of Schedule TO-C by Purchaser with the Securities and Exchange Commission on May 17, 2010).

(a)(31)	Biwater Investments Ltd.’s and Biwater Holdings Limited’s Memorandum of Law in Opposition to Cascal N.V.’s Application for a Preliminary Injunction filed on May 15, 2010, in the United States District Court for the Southern District of New York, captioned Cascal N.V. v. Sembcorp Utilities Pte Ltd., Sembcorp Industries Ltd., Biwater Investments Ltd., and Biwater Holdings Limited, 10 Civ. 3613 (LAK) (incorporated by reference to Exhibit 99.4 filed under cover of Schedule TO-C by Purchaser with the Securities and Exchange Commission on May 17, 2010).

(a)(32)	Declaration of Martyn Everett in Support of Biwater Investments Ltd.’s and Biwater Holdings Limited’s Memorandum of Law in Opposition to Cascal N.V.’s Application for a Preliminary Injunction filed on May 15, 2010, in the United States District Court for the Southern District of New York, captioned Cascal N.V. v. Sembcorp Utilities Pte Ltd., Sembcorp Industries Ltd., Biwater Investments Ltd., and Biwater Holdings Limited, 10 Civ. 3613 (LAK) (incorporated by reference to Exhibit 99.5 filed under cover of Schedule TO-C by Purchaser with the Securities and Exchange Commission on May 17, 2010).

(a)(33)	Declaration of Lawrence Magor in Support of Biwater Investments Ltd.’s and Biwater Holdings Limited’s Memorandum of Law in Opposition to Cascal N.V.’s Application for a Preliminary Injunction filed on May 15, 2010, in the United States District Court for the Southern District of New York, captioned Cascal N.V. v. Sembcorp Utilities Pte Ltd., Sembcorp Industries Ltd., Biwater Investments Ltd., and Biwater Holdings Limited, 10 Civ. 3613 (LAK) (incorporated by reference to Exhibit 99.6 filed under cover of Schedule TO-C by Purchaser with the Securities and Exchange Commission on May 17, 2010).

(a)(34)	Declaration of Won S. Shin in Support of Biwater Investments Ltd.’s and Biwater Holdings Limited’s Memorandum of Law in Opposition to Cascal N.V.’s Application for a Preliminary Injunction filed on May 15, 2010, in the United States District Court for the Southern District of New York, captioned Cascal N.V. v. Sembcorp Utilities Pte Ltd., Sembcorp Industries Ltd., Biwater Investments Ltd., and Biwater Holdings Limited, 10 Civ. 3613 (LAK) (incorporated by reference to Exhibit 99.7 filed under cover of Schedule TO-C by Purchaser with the Securities and Exchange Commission on May 17, 2010).

(a)(35)	Declaration of Alan N. Waxman in Support of Biwater Investments Ltd.’s and Biwater Holdings Limited’s Memorandum of Law in Opposition to Cascal N.V.’s Application for a Preliminary Injunction filed on May 15, 2010, in the United States District Court for the Southern District of New York, captioned Cascal N.V. v. Sembcorp Utilities Pte Ltd., Sembcorp Industries Ltd., Biwater Investments Ltd., and Biwater Holdings Limited, 10 Civ. 3613 (LAK) (incorporated by reference to Exhibit 99.8 filed under cover of Schedule TO-C by Purchaser with the Securities and Exchange Commission on May 17, 2010).

(a)(36)	Declaration of Tan Cheng Guan in Support of Sembcorp Utilities Pte Ltd.’s and Sembcorp Industries Ltd.’s Supplemental Memorandum of Law in Opposition to Cascal N.V.’s Application for a Preliminary Injunction filed on May 17, 2010, in the United States District Court for the Southern District of New York, captioned Cascal N.V. v. Sembcorp Utilities Pte Ltd., Sembcorp Industries Ltd., Biwater Investments Ltd., and Biwater Holdings Limited, 10 Civ. 3613 (LAK) (incorporated by reference to Exhibit 99.1 filed under cover of Schedule TO-C by Purchaser with the Securities and Exchange Commission on May 18, 2010).

(a)(37)	Declaration of Richard Evans in Support of Biwater Investments Ltd.’s and Biwater Holdings Limited’s Memorandum of Law in Opposition to Cascal N.V.’s Application for a Preliminary Injunction filed on May 17, 2010, in the United States District Court for the Southern District of New York, captioned Cascal N.V. v. Sembcorp Utilities Pte Ltd., Sembcorp Industries Ltd., Biwater Investments Ltd., and Biwater Holdings Limited, 10 Civ. 3613 (LAK) (incorporated by reference to Exhibit 99.2 filed under cover of Schedule TO-C by Purchaser with the Securities and Exchange Commission on May 18, 2010).

(a)(38)	Supplemental Declaration of Lawrence Magor in Support of Biwater Investments Ltd.’s and Biwater Holdings Limited’s Memorandum of Law in Opposition to Cascal N.V.’s Application for a Preliminary Injunction filed on May 17, 2010, in the United States District Court for the Southern District of New York, captioned Cascal N.V. v. Sembcorp Utilities Pte Ltd., Sembcorp Industries Ltd., Biwater Investments Ltd., and Biwater Holdings Limited, 10 Civ. 3613 (LAK) (incorporated by reference to Exhibit 99.3 filed under cover of Schedule TO-C by Purchaser with the Securities and Exchange Commission on May 18, 2010).

(a)(39)	Cascal N.V.’s Reply Memorandum in Support of Plaintiff’s Application for a Preliminary Injunction filed on May 17, 2010, in the United States District Court for the Southern District of New York, captioned Cascal N.V. v. Sembcorp Utilities Pte Ltd., Sembcorp Industries Ltd., Biwater Investments Ltd., and Biwater Holdings Limited, 10 Civ. 3613 (LAK) (incorporated by reference to Exhibit 99.4 filed under cover of Schedule TO-C by Purchaser with the Securities and Exchange Commission on May 18, 2010).

(a)(40)	Declaration of Marc Greenwald in Support of Plaintiff’s Application for a Preliminary Injunction filed on May 17, 2010, in the United States District Court for the Southern District of New York, captioned Cascal N.V. v. Sembcorp Utilities Pte Ltd., Sembcorp Industries Ltd., Biwater Investments Ltd., and Biwater Holdings Limited, 10 Civ. 3613 (LAK) (incorporated by reference to Exhibit 99.5 filed under cover of Schedule TO-C by Purchaser with the Securities and Exchange Commission on May 18, 2010).

(a)(41)	Announcement posted by Sembcorp Industries Ltd. on the Singapore Exchange Website on May 20, 2010 (incorporated by reference to Exhibit 99.1 filed under cover of Schedule TO-C by Purchaser with the Securities and Exchange Commission on May 20, 2010).

(a)(42)	Press Release issued by Purchaser on May 21, 2010.

(b)	None.

(c)	None.

(d)(1)	Tender Offer and Stockholder Support Agreement, dated April 26, 2010, among Purchaser, Biwater Investments Ltd. and Biwater Holdings Ltd.

(d)(2)	Tax Indemnity Deed, dated April 26, 2010, between Purchaser and Biwater Holdings Ltd.

(d)(3)	Pensions Agreement, dated April 26, 2010, among Cascal N.V., Biwater Holdings Ltd. and the Trustees of the Biwater Retirement and Security Scheme.

(d)(4)	Escrow Agreement, dated April 26, 2010, among Purchaser, Biwater Investments Ltd., HSBC Bank plc, the Trustees of the Biwater Retirement and Security Scheme and The Bank of New York Mellon.

(d)(5)	Complaint filed on April 30, 2010, in the United States District Court for the Southern District of New York, captioned Cascal N.V. v. Sembcorp Utilities Pte Ltd., Sembcorp Industries Ltd., Biwater Investments Ltd., and Biwater Holdings Limited (incorporated by reference to Exhibit 99.1 filed under cover of Schedule TO-C by Purchaser with the Securities and Exchange Commission on May 5, 2010).

(d)(6)	Amended Complaint filed on May 11, 2010, in the United States District Court for the Southern District of New York, captioned Cascal N.V. v. Sembcorp Utilities Pte Ltd, Sembcorp Industries Ltd, Biwater Investments Ltd., and Biwater Holdings Limited, Civil Action No. 10-cv-3613 (LAK) (incorporated by reference to Exhibit 99.1 filed under cover of Schedule TO-C by Purchaser with the Securities and Exchange Commission on May 12, 2010).

(d)(7)	Memorandum of Law in Support of Plaintiff’s Application for a Temporary Restraining Order and Preliminary Injunction filed on May 11, 2010, in the United States District Court for the Southern District of New York, captioned Cascal N.V. v. Sembcorp Utilities Pte Ltd, Sembcorp Industries Ltd, Biwater Investments Ltd., and Biwater Holdings Limited, Civil Action No. 10-cv-3613 (LAK) (incorporated by reference to Exhibit 99.2 filed under cover of Schedule TO-C by Purchaser with the Securities and Exchange Commission on May 12, 2010).

(d)(8)	Announcement posted by Sembcorp Industries Ltd. on the Singapore Exchange Website on May 13, 2010 (incorporated by reference to Exhibit 99.1 filed under cover of Schedule TO-C by Purchaser with the Securities and Exchange Commission on May 13, 2010).

(d)(9)	Sembcorp Utilities Pte Ltd.’s and Sembcorp Industries Ltd.’s Opposition to Cascal N.V.’s Application for a Temporary Restraining Order and Preliminary Injunction filed on May 12, 2010, in the United States District Court for the Southern District of New York, captioned Cascal N.V. v. Sembcorp Utilities Pte Ltd., Sembcorp Industries Ltd., Biwater Investments Ltd., and Biwater Holdings Limited, 10 Civ. 3613 (LAK) (incorporated by reference to Exhibit 99.1 filed under cover of Schedule TO-C by Purchaser with the Securities and Exchange Commission on May 14, 2010).

(d)(10)	Declaration of Anthony M. Candido in Support of Sembcorp Utilities Pte Ltd.’s and Sembcorp Industries Ltd.’s Opposition to Cascal N.V.’s Application for a Temporary Restraining Order and Preliminary Injunction filed on May 12, 2010, in the United States District Court for the Southern District of New York, captioned Cascal N.V. v. Sembcorp Utilities Pte Ltd., Sembcorp Industries Ltd., Biwater Investments Ltd., and Biwater Holdings Limited, 10 Civ. 3613 (LAK) (incorporated by reference to Exhibit 99.2 filed under cover of Schedule TO-C by Purchaser with the Securities and Exchange Commission on May 14, 2010).

(d)(11)	Cascal N.V.’s Order to Show Cause for a Preliminary Injunction and Temporary Restraining Order filed on May 11, 2010, in the United States District Court for the Southern District of New York, captioned Cascal N.V. v. Sembcorp Utilities Pte Ltd, Sembcorp Industries Ltd, Biwater Investments Ltd., and Biwater Holdings Limited, Civil Action No. 10-cv-3613 (LAK) (incorporated by reference to Exhibit 99.1 filed under cover of Schedule TO-C by Purchaser with the Securities and Exchange Commission on May 14, 2010).

(d)(12)	Declaration of Stephane Richer in Support of Plaintiff’s Application for a Temporary Restraining Order and Preliminary Injunction filed on May 11, 2010, in the United States District Court for the Southern District of New York, captioned Cascal N.V. v. Sembcorp Utilities Pte Ltd, Sembcorp Industries Ltd, Biwater Investments Ltd., and Biwater Holdings Limited, Civil Action No. 10-cv-3613 (LAK) (incorporated by reference to Exhibit 99.2 filed under cover of Schedule TO-C by Purchaser with the Securities and Exchange Commission on May 14, 2010).

(d)(13)	Declaration of Marc Greenwald in Support of Plaintiff’s Application for a Temporary Restraining Order and Preliminary Injunction filed on May 11, 2010, in the United States District Court for the Southern District of New York, captioned Cascal N.V. v. Sembcorp Utilities Pte Ltd, Sembcorp Industries Ltd, Biwater Investments Ltd., and Biwater Holdings Limited, Civil Action No. 10-cv-3613 (LAK) (incorporated by reference to Exhibit 99.3 filed under cover of Schedule TO-C by Purchaser with the Securities and Exchange Commission on May 14, 2010).

(d)(14)	Biwater Investments Ltd.’s and Biwater Holdings Limited’s Notice of Motion to Dismiss for Lack of Jurisdiction or, Alternatively, on Forum Non Conveniens Grounds filed on May 12, 2010, in the United States District Court for the Southern District of New York, captioned Cascal N.V. v. Sembcorp Utilities Pte Ltd., Sembcorp Industries Ltd., Biwater Investments Ltd., and Biwater Holdings Limited, 10 Civ. 3613 (LAK) (incorporated by reference to Exhibit 99.1 filed under cover of Schedule TO-C by Purchaser with the Securities and Exchange Commission on May 14, 2010).

(d)(15)	Memorandum of Law in Support of the Biwater Defendants’ Motion to Dismiss for Lack of Jurisdiction or, Alternatively, on Forum Non Conveniens Grounds filed on May 12, 2010, in the United States District Court for the Southern District of New York, captioned Cascal N.V. v. Sembcorp Utilities Pte Ltd., Sembcorp Industries Ltd., Biwater Investments Ltd., and Biwater Holdings Limited, 10 Civ. 3613 (LAK) (incorporated by reference to Exhibit 99.2 filed under cover of Schedule TO-C by Purchaser with the Securities and Exchange Commission on May 14, 2010).

(d)(16)	Declaration of William Savitt in Support of the Biwater Defendants’ Motion to Dismiss for Lack of Jurisdiction or, Alternatively, on Forum Non Conveniens Grounds filed on May 12, 2010, in the United States District Court for the Southern District of New York, captioned Cascal N.V. v. Sembcorp Utilities Pte Ltd., Sembcorp Industries Ltd., Biwater Investments Ltd., and Biwater Holdings Limited, 10 Civ. 3613 (LAK) (incorporated by reference to Exhibit 99.3 filed under cover of Schedule TO-C by Purchaser with the Securities and Exchange Commission on May 14, 2010).

(d)(17)	Declaration of Lawrence Magor in Support of the Biwater Defendants’ Motion to Dismiss for Lack of Jurisdiction or, Alternatively, on Forum Non Conveniens Grounds filed on May 12, 2010, in the United States District Court for the Southern District of New York, captioned Cascal N.V. v. Sembcorp Utilities Pte Ltd., Sembcorp Industries Ltd., Biwater Investments Ltd., and Biwater Holdings Limited, 10 Civ. 3613 (LAK) (incorporated by reference to Exhibit 99.4 filed under cover of Schedule TO-C by Purchaser with the Securities and Exchange Commission on May 14, 2010).

(d)(18)	Order to Show Cause for a Preliminary Injunction and Temporary Restraining Order issued on May 12, 2010, in the United States District Court for the Southern District of New York, captioned Cascal N.V. v. Sembcorp Utilities Pte Ltd, Sembcorp Industries Ltd, Biwater Investments Ltd., and Biwater Holdings Limited, Civil Action No. 10-cv-3613 (LAK) (incorporated by reference to Exhibit 99.1 filed under cover of Schedule TO-C by Purchaser with the Securities and Exchange Commission on May 14, 2010).

(d)(19)	Sembcorp Utilities Pte Ltd.’s and Sembcorp Industries Ltd.’s Supplemental Memorandum of Law in Opposition to Cascal N.V.’s Application for a Preliminary Injunction filed on May 15, 2010, in the United States District Court for the Southern District of New York, captioned Cascal N.V. v. Sembcorp Utilities Pte Ltd., Sembcorp Industries Ltd., Biwater Investments Ltd., and Biwater Holdings Limited, 10 Civ. 3613 (LAK) (incorporated by reference to Exhibit 99.1 filed under cover of Schedule TO-C by Purchaser with the Securities and Exchange Commission on May 17, 2010).

(d)(20)	Declaration of Anthony M. Candido in Support of Sembcorp Utilities Pte Ltd.’s and Sembcorp Industries Ltd.’s Supplemental Memorandum of Law in Opposition to Cascal N.V.’s Application for a Preliminary Injunction filed on May 12, 2010, in the United States District Court for the Southern District of New York, captioned Cascal N.V. v. Sembcorp Utilities Pte Ltd., Sembcorp Industries Ltd., Biwater Investments Ltd., and Biwater Holdings Limited, 10 Civ. 3613 (LAK) (incorporated by reference to Exhibit 99.2 filed under cover of Schedule TO-C by Purchaser with the Securities and Exchange Commission on May 17, 2010).

(d)(21)	Declaration of Richard Quek in Support of Sembcorp Utilities Pte Ltd.’s and Sembcorp Industries Ltd.’s Supplemental Memorandum of Law in Opposition to Cascal N.V.’s Application for a Temporary Restraining Order and Preliminary Injunction filed on May 12, 2010, in the United States District Court for the Southern District of New York, captioned Cascal N.V. v. Sembcorp Utilities Pte Ltd., Sembcorp Industries Ltd., Biwater Investments Ltd., and Biwater Holdings Limited, 10 Civ. 3613 (LAK) (incorporated by reference to Exhibit 99.3 filed under cover of Schedule TO-C by Purchaser with the Securities and Exchange Commission on May 17, 2010).

(d)(22)	Biwater Investments Ltd.’s and Biwater Holdings Limited’s Memorandum of Law in Opposition to Cascal N.V.’s Application for a Preliminary Injunction filed on May 15, 2010, in the United States District Court for the Southern District of New York, captioned Cascal N.V. v. Sembcorp Utilities Pte Ltd., Sembcorp Industries Ltd., Biwater Investments Ltd., and Biwater Holdings Limited, 10 Civ. 3613 (LAK) (incorporated by reference to Exhibit 99.4 filed under cover of Schedule TO-C by Purchaser with the Securities and Exchange Commission on May 17, 2010).

(d)(23)	Declaration of Martyn Everett in Support of Biwater Investments Ltd.’s and Biwater Holdings Limited’s Memorandum of Law in Opposition to Cascal N.V.’s Application for a Preliminary Injunction filed on May 15, 2010, in the United States District Court for the Southern District of New York, captioned Cascal N.V. v. Sembcorp Utilities Pte Ltd., Sembcorp Industries Ltd., Biwater Investments Ltd., and Biwater Holdings Limited, 10 Civ. 3613 (LAK) (incorporated by reference to Exhibit 99.5 filed under cover of Schedule TO-C by Purchaser with the Securities and Exchange Commission on May 17, 2010).

(d)(24)	Declaration of Lawrence Magor in Support of Biwater Investments Ltd.’s and Biwater Holdings Limited’s Memorandum of Law in Opposition to Cascal N.V.’s Application for a Preliminary Injunction filed on May 15, 2010, in the United States District Court for the Southern District of New York, captioned Cascal N.V. v. Sembcorp Utilities Pte Ltd., Sembcorp Industries Ltd., Biwater Investments Ltd., and Biwater Holdings Limited, 10 Civ. 3613 (LAK) (incorporated by reference to Exhibit 99.6 filed under cover of Schedule TO-C by Purchaser with the Securities and Exchange Commission on May 17, 2010).

(d)(25)	Declaration of Won S. Shin in Support of Biwater Investments Ltd.’s and Biwater Holdings Limited’s Memorandum of Law in Opposition to Cascal N.V.’s Application for a Preliminary Injunction filed on May 15, 2010, in the United States District Court for the Southern District of New York, captioned Cascal N.V. v. Sembcorp Utilities Pte Ltd., Sembcorp Industries Ltd., Biwater Investments Ltd., and Biwater Holdings Limited, 10 Civ. 3613 (LAK) (incorporated by reference to Exhibit 99.7 filed under cover of Schedule TO-C by Purchaser with the Securities and Exchange Commission on May 17, 2010).

(d)(26)	Declaration of Alan N. Waxman in Support of Biwater Investments Ltd.’s and Biwater Holdings Limited’s Memorandum of Law in Opposition to Cascal N.V.’s Application for a Preliminary Injunction filed on May 15, 2010, in the United States District Court for the Southern District of New York, captioned Cascal N.V. v. Sembcorp Utilities Pte Ltd., Sembcorp Industries Ltd., Biwater Investments Ltd., and Biwater Holdings Limited, 10 Civ. 3613 (LAK) (incorporated by reference to Exhibit 99.8 filed under cover of Schedule TO-C by Purchaser with the Securities and Exchange Commission on May 17, 2010).

(d)(27)	Declaration of Tan Cheng Guan in Support of Sembcorp Utilities Pte Ltd.’s and Sembcorp Industries Ltd.’s Supplemental Memorandum of Law in Opposition to Cascal N.V.’s Application for a Preliminary Injunction filed on May 17, 2010, in the United States District Court for the Southern District of New York, captioned Cascal N.V. v. Sembcorp Utilities Pte Ltd., Sembcorp Industries Ltd., Biwater Investments Ltd., and Biwater Holdings Limited, 10 Civ. 3613 (LAK) (incorporated by reference to Exhibit 99.1 filed under cover of Schedule TO-C by Purchaser with the Securities and Exchange Commission on May 18, 2010).

(d)(28)	Declaration of Richard Evans in Support of Biwater Investments Ltd.’s and Biwater Holdings Limited’s Memorandum of Law in Opposition to Cascal N.V.’s Application for a Preliminary Injunction filed on May 17, 2010, in the United States District Court for the Southern District of New York, captioned Cascal N.V. v. Sembcorp Utilities Pte Ltd., Sembcorp Industries Ltd., Biwater Investments Ltd., and Biwater Holdings Limited, 10 Civ. 3613 (LAK) (incorporated by reference to Exhibit 99.2 filed under cover of Schedule TO-C by Purchaser with the Securities and Exchange Commission on May 18, 2010).

(d)(29)	Supplemental Declaration of Lawrence Magor in Support of Biwater Investments Ltd.’s and Biwater Holdings Limited’s Memorandum of Law in Opposition to Cascal N.V.’s Application for a Preliminary Injunction filed on May 17, 2010, in the United States District Court for the Southern District of New York, captioned Cascal N.V. v. Sembcorp Utilities Pte Ltd., Sembcorp Industries Ltd., Biwater Investments Ltd., and Biwater Holdings Limited, 10 Civ. 3613 (LAK) (incorporated by reference to Exhibit 99.3 filed under cover of Schedule TO-C by Purchaser with the Securities and Exchange Commission on May 18, 2010).

(d)(30)	Cascal N.V.’s Reply Memorandum in Support of Plaintiff’s Application for a Preliminary Injunction filed on May 17, 2010, in the United States District Court for the Southern District of New York, captioned Cascal N.V. v. Sembcorp Utilities Pte Ltd., Sembcorp Industries Ltd., Biwater Investments Ltd., and Biwater Holdings Limited, 10 Civ. 3613 (LAK) (incorporated by reference to Exhibit 99.4 filed under cover of Schedule TO-C by Purchaser with the Securities and Exchange Commission on May 18, 2010).

(d)(31)	Declaration of Marc Greenwald in Support of Plaintiff’s Application for a Preliminary Injunction filed on May 17, 2010, in the United States District Court for the Southern District of New York, captioned Cascal N.V. v. Sembcorp Utilities Pte Ltd., Sembcorp Industries Ltd., Biwater Investments Ltd., and Biwater Holdings Limited, 10 Civ. 3613 (LAK) (incorporated by reference to Exhibit 99.5 filed under cover of Schedule TO-C by Purchaser with the Securities and Exchange Commission on May 18, 2010).

(e)	None.

(f)	None.

(g)	None.

(h)	None.

Exhibit (a)(1)

OFFER TO PURCHASE FOR CASH

ALL ISSUED AND OUTSTANDING COMMON SHARES

of

Cascal N.V.

at

US$6.75 Net Per Share

by

SEMBCORP UTILITIES PTE LTD.

a wholly-owned subsidiary of

SEMBCORP INDUSTRIES LTD.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 11:00 A.M., NEW YORK CITY

TIME, ON MONDAY, JUNE 21, 2010, UNLESS THE OFFER IS EXTENDED.

Sembcorp Utilities Pte Ltd. (“Purchaser”), a private company limited by shares, incorporated under the laws of Singapore and a wholly-owned subsidiary of Sembcorp Industries Ltd. (“Parent”), a public company limited by shares, incorporated under the laws of Singapore and listed on the main board of the Singapore Exchange, is offering to purchase all of the issued and outstanding common shares, par value €0.50 per share (each, a “Share” and collectively, the “Shares”) of Cascal N.V. (the “Company”), a public limited liability company (naamloze vennootschap) organized under the laws of The Netherlands, at a price of US$6.75 per Share, net to the seller in cash, without interest (subject to applicable withholding taxes) (that price, or any other price per Share as may be paid in the Offer, is referred to herein as the “Offer Price”), upon the terms and subject to the conditions set forth in this Offer to Purchase and, in the case of Shares other than Dutch Registered Shares (as defined below), the related Letter of Transmittal (which together, and as they may be amended and supplemented from time to time, constitute the “Offer”).

On April 26, 2010, Purchaser, Biwater Investments Ltd., a limited company existing under the laws of England & Wales and majority stockholder of the Company (the “Stockholder”), and Biwater Holdings Limited, a limited company existing under the laws of England & Wales and the ultimate parent company of the Stockholder (“BHL”), entered into a Tender Offer and Stockholder Support Agreement (the “Tender Offer and Stockholder Support Agreement”) pursuant to which, among other things, Purchaser agreed to offer to acquire all of the issued and outstanding Shares in exchange for the Offer Price, subject to reduction to US$6.40 as set forth below, and the Stockholder agreed to promptly and validly tender in the Offer the 17,868,543 Shares held by it.

The Offer is conditioned upon at least 80% of the issued and outstanding Shares on a fully diluted basis (after taking into account all of the issued and outstanding Shares and assuming the exercise, conversion or exchange of all options, warrants, convertible or exchangeable securities and similar rights and the issuance of all Shares that the Company is obligated to issue thereunder) being validly tendered and not withdrawn (the “80% Condition”). Upon the Stockholder’s tender of its Shares pursuant to the Tender Offer and Stockholder Support Agreement, 17,868,543 Shares, or approximately 58.4% of the issued and outstanding Shares (based on the 30,581,343 Shares reported by the Company to be issued and outstanding as of December 31, 2009) will have been tendered in the Offer. Accordingly, the 80% Condition to the Offer will be satisfied if approximately an additional 21.6% (or 6,596,532 Shares based on the 30,581,343 Shares reported by the Company to be issued and outstanding as of December 31, 2009) of the issued and outstanding Shares are validly tendered and not withdrawn. If at the initial expiration date of the Offer, the 80% Condition has not been met, Purchaser will (i) reduce the Offer Price to US$6.40 per Share, (ii) reduce the 80% Condition to provide that Purchaser’s obligation to accept and pay for Shares tendered in the Offer is conditioned on at least 17,868,543 Shares owned by the Stockholder being validly tendered and not withdrawn (the “Minimum Condition”) and (iii) extend the Offer for an additional ten business days. See the Introduction and Section 1 of this Offer to Purchase. The Offer is also subject to a number of other conditions, which are described under Section 13 of this Offer to Purchase. Purchaser reserves the right to waive the 80% Condition, the Minimum Condition, if applicable, and the other conditions to the Offer.

Following the completion of the Offer, Purchaser expects to hold at least 17,868,543 Shares, representing approximately 58.4% of the Company (based on the 30,581,343 Shares reported by the Company to be issued and outstanding as of December 31, 2009), and as majority stockholder, expects to have control of the board of directors of the Company, subject to legal and regulatory requirements, including, but not limited to, legal and regulatory requirements related to ensuring adequate independent director representation on the Company’s board of directors. As majority stockholder, Purchaser currently intends to, subject to and in accordance with applicable laws, cause the Company’s board of directors to call a meeting of the Company’s stockholders with a view to replacing or appointing additional members of the Company’s board of directors. In addition, Purchaser, subject to and in accordance with applicable laws, intends to cause the Company to (1) delist the Shares from the New York Stock Exchange (the “NYSE”), (2) suspend the Company’s obligation to file reports under the Securities Exchange Act of 1934, as amended and the rules and regulations promulgated thereunder (the “Exchange Act”), pending termination of registration of the Shares under the Exchange Act and (3) terminate the registration of the Shares under the Exchange Act.

This transaction has not been approved or disapproved by the Securities and Exchange Commission (the “SEC”) or any state securities commission nor has the SEC or any state securities commission passed upon the fairness or merits of such transaction or upon the accuracy or adequacy of the information contained in this Offer to Purchase. Any representation to the contrary is unlawful.

IMPORTANT

Any stockholder desiring to tender any of such stockholder’s Shares should (1) complete and sign the enclosed Letter of Transmittal or a facsimile thereof in accordance with the instructions in the Letter of Transmittal, including any required signature guarantees, and mail or deliver the Letter of Transmittal or such facsimile with such stockholder’s certificate(s) for the tendered Shares and any other required documents to the Depositary named in this Offer to Purchase, (2) follow the procedure for book-entry tender of Shares set forth in Section 3 of this Offer to Purchase, (3) request such stockholder’s broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such stockholder or (4) for Shares evidenced by a registration of the holder in the Company’s Dutch stockholders’ register and not held through the clearing and settlement system operated by The Depository Trust Company (“Dutch Registered Shares”), complete and sign the deed of transfer for the relevant Dutch Registered Shares (the “Deed of Transfer”), and mail or deliver the Deed of Transfer and any other required documents to the Depositary named in this Offer to Purchase. Stockholders having Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if they desire to tender Shares so registered.

A stockholder of the Company who desires to tender Shares, other than Dutch Registered Shares, and whose certificates for such Shares are not immediately available, or who cannot comply with the procedure for book-entry transfer on a timely basis, may tender such Shares by following the procedures for guaranteed delivery set forth in Section 3 of this Offer to Purchase.

IF YOU ARE TENDERING DUTCH REGISTERED SHARES AND YOU DO NOT HAVE A U.S. DOLLAR-DENOMINATED ACCOUNT OR IF, FOR ANY OTHER REASON, YOU WISH TO RECEIVE THE OFFER PRICE IN ANY CURRENCY OTHER THAN U.S. DOLLARS, YOU SHOULD CONSULT WITH YOUR CUSTODIAN TO DETERMINE THE APPLICABLE EXCHANGE RATE AND WHETHER ANY CHARGES WILL APPLY.

Questions and requests for assistance may be directed to the Information Agent for the Offer at its address and telephone numbers set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery, Deed of Transfer and other tender offer materials may be directed to the Information Agent. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

May 21, 2010

SUMMARY TERM SHEET

This summary highlights important and material information from this Offer to Purchase but may not contain everything that is important to you. To fully understand the Offer and for a more complete description of the terms of the Offer, you should read carefully this entire Offer to Purchase and the accompanying Letter of Transmittal. We have included section references to direct you to a more complete description of the topics contained in this summary. Questions or requests for assistance may be directed to the Information Agent at its address and phone numbers on the back cover of this Offer to Purchase.

WHO IS OFFERING TO BUY MY SECURITIES?

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We are Sembcorp Utilities Pte Ltd., a private company limited by shares, incorporated under the laws of Singapore, and are offering to buy your Shares as described in this Offer to Purchase. We are a wholly-owned subsidiary of Sembcorp Industries Ltd., a public company limited by shares, incorporated under the laws of Singapore and listed on the main board of the Singapore Exchange. See Section 9 of this Offer to Purchase for further information about Parent and us.

WHAT ARE THE CLASSES AND AMOUNTS OF SECURITIES SOUGHT IN THE OFFER?

•	We are offering to buy all of the issued and outstanding Shares of Cascal N.V. See the Introduction and Section 1 of this Offer to Purchase.

HOW MUCH ARE YOU OFFERING TO PAY AND WHAT IS THE FORM OF PAYMENT?

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We are offering to pay US$6.75, net to each seller in cash, without interest, for each Share. The Offer is conditioned upon the 80% Condition being satisfied. Upon the Stockholder’s tender of its Shares pursuant to the Tender Offer and Stockholder Support Agreement, 17,868,543 Shares, or approximately 58.4% of the issued and outstanding Shares of the Company (based on the 30,581,343 Shares reported by the Company to be issued and outstanding as of December 31, 2009) will have been tendered in the Offer. Accordingly, the 80% Condition to the Offer will be satisfied if approximately an additional 21.6% (or 6,596,532 Shares based on the 30,581,343 Shares reported by the Company to be issued and outstanding as of December 31, 2009) of the issued and outstanding Shares are validly tendered and not withdrawn.

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We understand from the Stockholder that, on or about May 5, 2010, Michael Wager, a non-executive director, resigned from the Company’s board of directors to assume an advisory and spokesperson role for the Company in connection with the Offer (the “Consultancy”) and, in connection with such Consultancy, the Company entered into an agreement with Mr. Wager pursuant to which Mr. Wager would receive an annual salary of $900,000 and 200,000 restricted Shares in the Company. Accordingly, if the issuance of the 200,000 Shares to Mr. Wager is confirmed, the 80% Condition to the Offer will be satisfied if 6,756,532 Shares (based on 30,781,343 Shares being issued and outstanding after taking into account the 200,000 Shares issued to Mr. Wager and based on the 30,581,343 Shares reported by the Company to be issued and outstanding as of December 31, 2009), representing approximately an additional 21.6% of the issued and outstanding Shares, are validly tendered and not withdrawn.

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If at the initial expiration date of the Offer, the 80% Condition has not been met, we will (i) reduce the Offer Price to US$6.40 per Share, (ii) reduce the 80% Condition to the Minimum Condition and (iii) extend the Offer for an additional ten business days. See the Introduction and Section 1 of this Offer to Purchase.

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If you tender your Shares to us in the Offer, you will not have to pay brokerage fees, commissions or similar expenses. If you own your Shares through a broker or other nominee, and your broker tenders your Shares on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply.

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We will not pay for Shares in any currency other than U.S. dollars. If you are tendering Dutch Registered Shares and you do not have a U.S. Dollar-denominated account or if, for any other reason, you wish to receive the Offer payment in a currency other than U.S. Dollars, you should consult with your custodian to determine the applicable exchange rate and whether any charges will apply.

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DO YOU HAVE THE FINANCIAL RESOURCES TO MAKE PAYMENT?

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Yes. We and our affiliates will finance the Offer with internally generated funds and borrowings under existing loan facilities or the issuance of notes under an existing medium term note program. The Offer is not subject to any financing contingency. See Section 12 of this Offer to Purchase.

ARE YOUR FINANCIAL RESULTS RELEVANT TO MY DECISION AS TO WHETHER TO TENDER IN THE OFFER?

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Because the Offer is for cash, is not subject to any financing condition and is for all of the issued and outstanding Shares, our financial results should not be relevant to your decision on whether to tender your Shares in the Offer.

HAVE YOU HELD DISCUSSIONS WITH THE COMPANY?

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We have been participating in the Stockholder’s proposed sale of its Shares for approximately two years now. The Company was aware of, and has been involved in, this sale process, by having members of their senior management meet with us, allowing us to conduct site visits at various of the Company’s facilities and providing us with information relating to the Company.

•

Since October 2009, we submitted various non-binding offer letters for the purchase of the Shares to the Stockholder. We understand from the Stockholder that these non-binding offer letters had been conveyed to the Company’s board of directors. The various non-binding offer letters included an offer price range of $6.25 to $7.00 per Share and our stated desire to acquire the Shares through a tender offer, recommended by the Company’s board of directors, so as to maximize the likelihood of acquiring 100% of the Shares. These non-binding offer letters also highlighted our plans to delist and deregister the Shares following such acquisition.

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On March 1, 2010, we met with the Company’s board of directors and the Stockholder’s board of directors (via video conference and teleconference) and presented our intention to enter into discussions regarding a firm offer that would entail us making a tender offer to acquire all the issued and outstanding shares of the Company at a price per Share somewhere in the range of US$6.50 to US$7.00 per Share. The closing price on Friday, February 26, 2010, the last full trading day prior to our presentation of our proposed offer to the boards of directors of both the Stockholder and the Company, was US$5.70. In addition, the price range offered by us represented a premium in terms of the 3-month (US$5.72), 6-month (US$5.79) and 12-month (US$4.65) historical volume weighted average prices of the Shares on the NYSE (“VWAPs”) calculated as of February 26, 2010. Shortly after the meeting, we were informed by the Stockholder that the special committee of the Company’s board of directors had indicated that they would not be able to recommend our offer as they were of the view that the price was inadequate. On the same day, we also had discussions with the Company’s management to further clarify certain outstanding due diligence questions.

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On March 2, 2010, after further discussions with the Stockholder, it was suggested that we should consider proposing a fixed offer price per Share rather than a range of per Share offer prices in a written offer to the Company’s board of directors.

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On March 7, 2010, we sent the Company’s board of directors a letter containing a proposal to acquire at a price of US$6.75 per Share all of the issued and outstanding Shares of the Company by way of a voluntary tender offer on a recommended basis. The closing price on Friday, March 5, 2010, the last full trading day prior to our submission of the letter to the Company, was US$6.00. In addition, the price offered by us represented a premium in terms of the 3-month (US$5.75), 6-month (US$5.81) and 12-month (US$4.72) historical VWAPs calculated as of March 5, 2010.

•

On March 11, 2010, the special committee of the Company’s board of directors responded with a letter stating that “[b]ased on our review of your March 7 letter, we cannot make a recommendation to our Board to support your proposed transaction because we believe the offer described in that letter is

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inadequate.” The closing price on Wednesday, March 10, 2010, the last full trading day prior to the Company issuing its letter, was US$6.00. In addition, the price offered by us represented a premium in terms of the 3-month (US$5.76), 6-month (US$5.80) and 12-month (US$4.76) historical VWAPs calculated as of March 10, 2010. On March 12, 2010, Biwater sent us a letter indicating that, notwithstanding the Company’s response to our offer, they would be willing to continue discussions with us concerning the sale of their Shares.

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On April 30, 2010, following the execution of the Tender Offer and Stockholder Support Agreement and the announcement of the proposed Offer, Mr. Wager contacted us to “discuss issues arising as a result of [our] announcement regarding [our] intended tender offer for Cascal common shares.” He indicated that he was advising the Company on these matters and stated that if we had any interest in discussing a consensual resolution of these matters, to contact him at our convenience. On the same day we received Mr. Wager’s communication asking us to contact him at our convenience to discuss a consensual resolution of the matters, the Company filed litigation in the United States District Court for the District of New York against us, Parent, the Stockholder and BHL (the “Litigation”).

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On May 5, 2010, we had a teleconference with Mr. Wager during which time he indicated that the Company would be willing to drop the Litigation in exchange for either (i) an increase in the Offer Price of an unspecified amount or (ii) us agreeing to enter into a standstill agreement where we would agree to be a passive investor in the Company for a period of twenty-four to forty-eight months following the consummation of the Offer. We communicated to Mr. Wager that both of these proposals were unacceptable to us.

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On May 11, 2010, in connection with the Litigation, the Company filed an amended complaint and a motion for a temporary restraining order or for a preliminary injunction to stop the commencement of the Offer.

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On May 13, 2010, we received two emails from Mr. Wager. The first email, addressed to the Group President and CEO of our Parent, referenced the Litigation and stated that the “next phases of [the Company’s] defense will be communications to Semcorp (sic) Industries’ Board and shareholders as well as public statements to Sembcorp’s’ shareholders in Singapore’s financial press” and that “there are business solutions that can spare Semcorp (sic) and Cascal from protracted litigation and continued public exchanges.” We responded to Mr. Wager’s email asking him to provide the details of his proposed business solutions to the Executive Vice President, Group Business & Strategic Development, of our Parent. In his second email, Mr. Wager responded with yet another proposal for us to change the terms of the Offer to (i) increase the Offer Price, (ii) include our Parent’s ordinary shares as part of the consideration paid to tendering stockholders and (iii) agree not to delist and deregister the Shares for at least three years and retain at least three of the Company’s directors on the Company’s board of directors following the completion of the Offer. Otherwise, Mr. Wager stated, the “courts in the US and Holland will decide the fate of Cascal and its public shareholders.” Again, we communicated to Mr. Wager that these proposals were unacceptable to us. See Section 10 of this Offer to Purchase.

DOES THE COMPANY SUPPORT THE OFFER?

•	On April 26, 2010, the Company issued a press release in which it stated that its board of directors had determined that the Offer is “inadequate and coercive.”

•

On April 30, 2010, the Company commenced the Litigation against us, Parent, the Stockholder and BHL claiming violations of U.S. securities laws and breach of confidentiality agreements. The Litigation seeks injunctive relief and recovery of damages. In the press release issued on April 30, 2010, announcing the commencement of the Litigation, the Company stated that “[t]he structure of the proposed Sembcorp tender is coercive and seeks to diminish the rights of shareholders to participate in Cascal’s growth and share value appreciation. The offering price is inadequate and under the proposed terms would result in an illiquid market for our publicly traded common shares. Accordingly, the Sembcorp bid is unacceptable.”

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On May 5, 2010, the Company issued a press release announcing that Michael Wager, a non-executive director, resigned from the Company’s board of directors to assume an advisory and spokesperson role for the Company in connection with the Offer. In that press release the Company states that it “rejects Sembcorp’s proposal as unacceptable and coercive, and believes that shareholders will realize far greater value if the Company remains independent and is able to move forward with its growth strategy.” Again on May 5, 2010, the Company issued another press release confirming that we had received service of process in connection with the Litigation and stating that “the Board of Directors of Cascal rejects Sembcorp’s proposal as unacceptable and coercive, and recommends that Cascal common shareholders take no action to respond to a below market tender that Sembcorp Industries Ltd (sic), a wholly-owned subsidiary of Sembcorp Utilities Pte Ltd (sic), said it intends to make.”

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On May 11, 2010, in connection with the Litigation, the Company filed an amended complaint and a motion for a temporary restraining order or for a preliminary injunction to stop the commencement of the Offer.

•

We filed an opposition to the Company’s motion on May 12, 2010, and later in the day, a hearing was held on the motion before the Honorable Lewis A. Kaplan, United States District Judge. At the end of that hearing, Judge Kaplan scheduled an evidentiary hearing for May 19, 2010. In light of Judge Kaplan’s decision to conduct a hearing in one week, the Company withdrew their request for a temporary restraining order and we and the Stockholder agreed not to commence the Offer before May 21, 2010.

•

On May 19, 2010, after considering all of the evidence presented by the parties, including the sworn declarations of key individuals, Judge Kaplan concluded, among other things, that based on the record before the court there was no likelihood of the Company succeeding on its legal claims. The court then denied the Company’s motion for a preliminary injunction and cleared the way for the Offer to go forward.

•

Within 10 business days after the filing of this Offer to Purchase and the commencement of the Offer, the Company is required by Rule 14e-2 under the Securities Exchange Act of 1934, as amended, to publish, send or give to you (and file with the SEC) a statement as to whether it recommends acceptance or rejection of the Offer, that it has no opinion with respect to the Offer or that it is unable to take a position with respect to the Offer. The Company’s statement must also include the reasons for the position it takes. See the Introduction of this Offer to Purchase.

HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER MY SHARES IN THE OFFER?

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You may tender your Shares in the Offer until 11:00 a.m., New York City time, on Monday, June 21, 2010, which is the initial expiration date of the offering period, unless we decide to extend the Offer or to provide a subsequent offering period. If we extend the Offer, either as a result of the 80% Condition not being satisfied as of the initial expiration date of the Offer or otherwise, or provide a subsequent offering period, you will be able to tender your Shares until the extended expiration date. See Section 3 of this Offer to Purchase for information about tendering your Shares.

CAN THE OFFER BE EXTENDED, AND, IF SO, UNDER WHAT CIRCUMSTANCES?

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Yes. We expressly reserve the right, in our sole discretion, but subject to and in accordance with applicable law and the terms of the Tender Offer and Stockholder Support Agreement, to extend the period of time during which the Offer remains open, from time to time. Pursuant to the terms of the Tender Offer and Stockholder Support Agreement, we have agreed with the Stockholder that, if at the initial expiration date of the Offer, the 80% Condition has not been met, we will (i) reduce the Offer Price to US$6.40 per Share, (ii) reduce the 80% Condition to the Minimum Condition and (iii) extend the Offer for an additional ten business days. In addition, we have agreed with the Stockholder that, if at any time prior to July 31, 2010, the conditions to the Offer relating to the approvals of Governmental

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Authorities (as defined below), certain third parties and the U.K. Pensions Regulator of the Biwater Retirement and Security Scheme (the “Pensions Regulator”) have not been satisfied, we will extend the period of time during which the Offer remains open for period(s) of time to be determined by us in our sole discretion, subject to and in accordance with applicable law. See Section 1 of this Offer to Purchase for more information regarding extension of the Offer.

HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED?

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If we extend the Offer, we will inform BNY Mellon Shareowner Services, the depositary for the Offer (the “Depositary”) of that fact. We will also make a public announcement of any extension of the Offer (or the commencement of a subsequent offering period) no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date of the Offer. See Section 1 of this Offer to Purchase for more information about extension of the Offer.

WHAT ARE THE MOST SIGNIFICANT CONDITIONS TO THE OFFER?

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We will not be obligated to complete the Offer or to purchase the tendered Shares unless the 80% Condition has been met. If, however, at the initial expiration date of the Offer, the 80% Condition has not been met, we will (i) reduce the Offer Price to US$6.40 per Share, (ii) reduce the 80% Condition to the Minimum Condition and (iii) extend the Offer for an additional ten business days. See the Introduction and Section 1 of this Offer to Purchase. Upon the Stockholder’s tender of its Shares pursuant to the Tender Offer and Stockholder Support Agreement, the Minimum Condition will be met. We reserve the right to waive the 80% Condition, Minimum Condition, if applicable, and the other conditions to the Offer.

•

The Offer is also conditioned on, among other things, (i) the Company not issuing or authorizing or agreeing to the issuance of, any shares of its capital stock or any other security convertible therein, or exchangeable or exercisable therefor; (ii) there not being instituted and be pending in connection with the Offer any litigation, suit, claim, action, proceeding or investigation brought before any Governmental Authority (as defined in Section 10 of this Offer to Purchase) which has a reasonable likelihood of success on its merits: (a) that would materially impair the value of the Owned Shares (as defined in Section 10 of this Offer to Purchase) to us; (b) seeking to materially and adversely affect the rights of ownership by us of the Owned Shares; or (c) seeking material damages against us; other than in each case any such litigation, suit, claim, action, proceeding or investigation that is based upon our business, identity or historical business practice; or (iii) there not being a change, event, circumstance or occurrence that is or would reasonably be expected to be materially adverse to the business, results of operations or financial condition of the Company and its subsidiaries taken as a whole, subject to certain exceptions.

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If the issuance of 200,000 Shares to Mr. Wager is confirmed, there will have been a failure of condition (i) set forth above. In addition, at the May 19, 2010 hearing on the Litigation, Judge Kaplan concluded that based on the record before the court there was no likelihood of the Company succeeding on its legal claims and denied the Company’s motion for a preliminary injunction, and therefore, based on our current knowledge, we do not believe the Litigation will result in the failure of the conditions (ii) and (iii) set forth above. However, there can be no assurance that subsequent developments in the Litigation will not result in a failure of the conditions (ii) and (iii) set forth above.

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Pursuant to the terms of the Tender Offer and Stockholder Support Agreement, before we can terminate the Offer as a result of the failure of condition (i) set forth above, we and the Stockholder are required to negotiate in good faith a reduction of the Offer Price to take into account any dilution in the Company’s capital stock resulting from the failure of such condition. At this time we have not yet taken any steps to renegotiate the Offer Price with the Stockholder. However, we are evaluating our options in this regard and reserve all of our rights under the Tender Offer and Stockholder Support Agreement and under this Offer. It should be noted, however, that if the aggregate Offer Price for all of

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the issued and outstanding Shares were to be allocated among an additional 200,000 Shares, as a result of the issuance of 200,000 Shares to Mr. Wager, the Offer Price per Share would be reduced by slightly more than US$0.04 per Share at both the US$6.75 Offer Price and the US$6.40 Offer Price.

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In the event the Litigation results in a failure of conditions (ii) and (iii) set forth above, we will have the right to terminate the Offer and at that time will evaluate all of our options in this regard and will take further steps as necessary to preserve all of our rights under the Tender Offer and Stockholder Support Agreement and under this Offer.

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The Offer also is subject to other conditions. We do not expect to need any material governmental approvals to complete the Offer. For a complete description of all of the conditions to which the Offer is subject, see Section 13 of this Offer to Purchase.

HOW DO I TENDER MY SHARES?

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If you hold the certificates for your Shares, you should complete the Letter of Transmittal that was provided with this Offer to Purchase and enclose all the documents required by it, including your certificates, and send them to the Depositary at the address listed on the back cover of this Offer to Purchase.

•	If your broker holds your Shares for you in “street name,” you must instruct your broker to tender your Shares on your behalf.

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If you cannot comply with either of these procedures, you still may be able to tender your Shares, other than Dutch Registered Shares by using the guaranteed delivery procedures described in this Offer to Purchase.

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If you hold Dutch Registered Shares, you should complete the Deed of Transfer and enclose all the documents required by it and send them to the Depositary at the address listed on the back cover of this Offer to Purchase.

•	See Section 3 of this Offer to Purchase for more information on the procedures for tendering your Shares.

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In any case, the Depositary must receive all required documents prior to 11:00 a.m., New York City time, on Monday, June 21, 2010, which is the initial expiration date of the Offer, unless we decide to extend the Offer.

CAN I WITHDRAW PREVIOUSLY TENDERED SHARES, AND IF SO, HOW LONG DO I HAVE TO DO SO?

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Yes, you can withdraw your Shares from the Offer at any time prior to the expiration of the Offer and, if we have not agreed by July 19, 2010, to accept your Shares for payment, you can withdraw them at any time after such date until we accept your Shares for payment.

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To withdraw tendered Shares, other than Dutch Registered Shares, while you still have the right to do so, you (or your broker or bank if your Shares were held in “street name”) must deliver a written notice of withdrawal to the Depositary at the address and telephone numbers listed on the back cover of this Offer to Purchase, and the notice must include the name of the stockholder that tendered the Shares, the number of Shares to be withdrawn and the name in which the tendered Shares are registered.

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For a withdrawal of Dutch Registered Shares to be effective, holders of Dutch Registered Shares should notify the Depositary prior to the Expiration Date, whereupon the Deed of Transfer will be returned by the Depositary to the relevant stockholder.

•	See Section 4 of this Offer to Purchase for more information about how to withdraw tendered Shares.

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WHEN AND HOW WILL I BE PAID FOR MY TENDERED SHARES?

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Subject to the terms and conditions of the Offer, if the Offer is not extended, we will pay for all Shares validly tendered and not withdrawn promptly after the later of the initial expiration date of the Offer and the satisfaction or waiver of the conditions to the Offer. If we provide a subsequent offering period, we will pay for any Shares tendered in such subsequent offering period periodically as those Shares are tendered.

•

We will pay for your Shares that are validly tendered and not withdrawn by depositing the applicable portion of the aggregate purchase price with the Depositary. The Depositary will act as your agent for the purpose of receiving payments from us and transmitting such payments to you with respect to tendered Shares.

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In all cases, payment for tendered Shares, other than Dutch Registered Shares, will be made only after timely receipt by the Depositary of certificates for such tendered Shares or of a confirmation of a book-entry transfer of these Shares as described in Section 3 of this Offer to Purchase, a properly completed and duly executed Letter of Transmittal and any other required documents.

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In all cases, payment for Dutch Registered Shares will be made only after you have submitted a Deed of Transfer, properly completed and executed (together with any share certificates issued for such Dutch Registered Shares and other documents required by the Deed of Transfer), to the Depositary. The Depositary shall, on our behalf, make payments for the Dutch Registered Shares as soon as possible after completion of the Offer and otherwise in accordance with customary market practices.

DO I HAVE STATUTORY APPRAISAL RIGHTS?

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Holders of Shares are not entitled to appraisal rights with respect to the Offer to Purchase under Dutch law or otherwise. If you object to the Offer Price, you may continue to hold your Shares, subject, however, to any order issued as a result of any Ordinary Squeeze-out Proceedings (as defined in Section 11 of this Offer to Purchase) or Takeover Squeeze-Out Proceedings (as defined in Section 11 of this Offer to Purchase), as described in more detail below. See Section 11 of this Offer to Purchase for more information.

WILL THE COMPANY CONTINUE AS A PUBLIC COMPANY?

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If we acquire 95% or more of the nominal value of the issued outstanding share capital of the Company, our current intent is to seek to acquire the remaining outstanding Minority Shares (as defined in Section 11 of this Offer to Purchase) of the Company in accordance with either Ordinary Squeeze-out Proceedings or Takeover Squeeze-Out Proceedings available under the Dutch Civil Code, upon the consummation of which the Company will no longer be publicly owned.

•

If we acquire less than 95% of the nominal value of the issued and outstanding share capital of the Company, or the Ordinary Squeeze-out Proceedings or Takeover Squeeze-Out Proceedings do not occur, if we purchase all the Shares tendered in the Offer, there may be so few remaining stockholders and publicly held Shares that the Shares will no longer be eligible to be traded on a securities exchange, there may not be a public trading market for the Shares, and the Company may cease making filings with the SEC or otherwise cease being required to comply with the SEC rules relating to publicly held companies.

•

In addition, following the consummation of the Offer, we intend to take steps to delist the Shares from the NYSE and, if the conditions to deregistration are met, and subject to and in accordance with applicable laws, intend to deregister the Shares under the Exchange Act and suspend the Company’s reporting obligation with the SEC. See Sections 7 and 11 of this Offer to Purchase for more information.

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WHAT WILL HAPPEN TO ANY SHARES REMAINING AFTER THE OFFER?

•

We are seeking to acquire 100% of the Shares of the Company in the Offer. However, there may be Shares that remain outstanding following completion of the Offer. As indicated above, if we acquire 95% or more of the nominal value of the issued outstanding share capital of the Company, our current intent is to seek to acquire the remaining outstanding Minority Shares of the Company in accordance with either Ordinary Squeeze-out Proceedings or Takeover Squeeze-Out Proceedings available under the Dutch Civil Code. The Squeeze-Out Price (as defined in Section 11 of this Offer to Purchase) would be determined by the Dutch Court (as defined in Section 11 of this Offer to Purchase). The Dutch Court may appoint one or three experts to advise it on the value of the Minority Shares and the Squeeze-Out Price. In Ordinary Squeeze-Out Proceedings following a public tender offer such as this, it is not uncommon for the Dutch Court to set the Squeeze-Out Price at an amount equal to the price offered in the public tender offer. However, the Dutch Court may also set a higher or lower price. In Takeover Squeeze-Out Proceedings, the consideration offered in the public tender offer is presumed fair if 90% or more of the Shares of the company were acquired by the offeror in the public tender offer. Takeover Squeeze-Out proceedings must be initiated within three months after the initial offer period has expired. See Section 11 of this Offer to Purchase for more information.

•

If we acquire less than 95% of the nominal value of the issued outstanding share capital of the Company, we will not be able to effect a squeeze-out proceeding under the Dutch Civil Code. We may, however, from time to time, subject to and in accordance with applicable law, seek (or cause one of its affiliates to seek) to acquire additional issued and outstanding Shares not owned by us and our affiliates, including, subject to and in accordance with applicable law, by means of one or more tender offers, open market purchases, negotiated transactions or by causing the Company to issue Shares in exchange for property or cash consideration and on such terms and at such prices as we may determine, which may be more or less than the Offer Price. We may also implement other restructuring measures after completion of the Offer, including, subject to and in accordance with applicable law, by means of a cross border or domestic merger, a sale and/or transfer of assets and liabilities of the Company and other possible measures. There can be no assurance, however, that we will undertake any of the actions described above or that stockholders who do not tender their Shares pursuant to the Offer will receive any consideration for their Shares from us at any subsequent time. See Sections 7 and 11 of this Offer to Purchase for more complete information about the effect of the Offer on your Shares.

IF I DECIDE NOT TO TENDER MY SHARES, HOW WILL THE OFFER AFFECT MY SHARES?

•

If you decide not to tender your Shares in the Offer and we acquire 95% or more of the nominal value of the issued outstanding share capital of the Company and initiate either Ordinary Squeeze-out Proceedings or Takeover Squeeze-Out Proceedings under Dutch law as described above, such actions would require court proceedings and possible expert valuation and accordingly, the receipt of funds could be substantially delayed, and the Squeeze-Out Price could be more or less than the Offer Price.

•

If you decide not to tender your Shares in the Offer and we purchase Shares which have been tendered in the Offer, but we acquire less than 95% of the nominal value of the issued outstanding share capital of the Company, there may be so few remaining stockholders and publicly held Shares that there will no longer be an active or liquid public trading market (or, possibly, any public trading market) for Shares held by stockholders of the Company, which may affect prices at which Shares trade. In addition, the Shares may no longer be eligible to be traded through the NYSE or any other securities market. Also, as described above, the Company may cease making filings with the SEC or otherwise cease being required to comply with SEC rules relating to publicly held companies. We and our affiliates may also, from time to time, subject to and in accordance with applicable law, seek to acquire additional Shares by causing the Company to issue Shares in exchange for property or cash consideration or through open market purchases, privately negotiated transactions, a tender offer or exchange offer, or otherwise, upon such terms and at such prices as it shall determine, which may be more or less than the price paid in the Offer. There can be no assurance, however, that we will

8

undertake any of the actions described above or that stockholders who do not tender their Shares pursuant to the Offer will receive any consideration for their Shares from us at any subsequent time. See Sections 7 and 11 of this Offer to Purchase.

•

Following the Offer, it is possible that the Shares might no longer constitute “margin securities” for purposes of the margin regulations of the Federal Reserve Board, in which case your Shares may no longer be used as collateral for loans made by brokers. See Section 7.

WHAT IS THE MARKET VALUE OF MY SHARES AS OF A RECENT DATE?

•

On May 20, 2010, the last full trading day for which prices were available before the commencement of the Offer, the reported closing price of a Share on the NYSE was US$6.55 per Share. On March 1, 2010, the day we first presented our proposed offer to the Company’s board of directors, the reported closing price on the NYSE was US$5.62 per Share. The Offer Price represents a premium in terms of the 3-month (5.7%), 6-month (12.5%) and 12-month (33.8%) historical VWAPs calculated as of April 23, 2010, which was the last full trading day before the execution of the Tender Offer and Stockholder Support Agreement and the announcement of the proposed Offer. You should obtain a recent market quotation for your Shares in deciding whether to tender them. See Section 6 of this Offer to Purchase for recent high and low sales prices for the Shares.

WHAT ARE THE NETHERLANDS TAX CONSEQUENCES IF I TENDER MY SHARES?

•

Generally, if you are a holder of Shares who is not, is not deemed to be, and (in case the holder is an individual) has not elected to be treated as, resident in The Netherlands for the relevant tax purposes, you will not be subject to Netherlands taxation when you receive cash from us in exchange for the Shares you tender unless certain specific circumstance apply as further described in Section 5 of this Offer to Purchase. You should consult your tax advisor about the particular tax consequences of the Offer to you. See Section 5 of this Offer to Purchase for more information on such Netherlands tax consequences.

WHAT ARE THE U.S. FEDERAL INCOME TAX CONSEQUENCES IF I TENDER MY SHARES?

•

Generally, if you are a U.S. Holder (as that term is defined in Section 5 of this Offer to Purchase), you will be subject to U.S. federal income taxation when you receive cash from us in exchange for the Shares you tender and you may also be subject to applicable state, local and non-U.S. taxes. You should consult your tax advisor about the particular tax consequences of the Offer to you. See Section 5 of this Offer to Purchase for more information on such U.S. federal income tax consequences.

WHO IS RESPONSIBLE FOR THE PAYMENT OF CERTAIN TAXES AND BROKERAGE FEES?

•

Stockholders of record who tender Shares directly will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of the Shares by us pursuant to the Offer. However, any tendering stockholder or other payee who fails to properly complete and sign the Substitute Form W-9 included in the Letter of Transmittal (or to establish an applicable exemption) may be subject to U.S. backup withholding tax of 28% of the gross proceeds payable to such stockholder or other payee pursuant to the Offer. Any amounts withheld under backup withholding rules will be allowed as a credit against a tendering stockholder’s U.S. federal income tax liability and may entitle the stockholder to a refund, provided such stockholder furnishes certain required information to the Internal Revenue Service. Stockholders who hold their Shares through a broker, bank or other nominee should check with such institution as to whether they charge any service fees. See Sections 3 and 5 of this Offer to Purchase for more information.

WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE TENDER OFFER?

•	If you have any questions you can call the Information Agent, MacKenzie Partners, Inc., at (800) 322-2885. See the back cover of this Offer to Purchase for additional contact information.

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To the Holders of Common Shares

of Cascal N.V.:

INTRODUCTION

Sembcorp Utilities Pte Ltd. (“Purchaser”), a private company limited by shares, incorporated under the laws of Singapore and a wholly-owned subsidiary of Sembcorp Industries Ltd. (“Parent”), a public company limited by shares, incorporated under the laws of Singapore and listed on the main board of the Singapore Exchange, hereby offers to purchase all of the issued and outstanding common shares, par value €0.50 per share (each a “Share” and collectively, the “Shares”) of Cascal N.V. (the “Company”), a public limited liability company (naamloze vennootschap) organized under the laws of The Netherlands, at a price of US$6.75 per Share, net to the seller in cash (that price, or any other price per Share as may be paid in the Offer, is referred to in this document as the “Offer Price”), without interest, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements hereto or thereto, collectively constitute the “Offer”). Tendering stockholders who are record holders of their Shares and tender directly to the depositary for the Offer, BNY Mellon Shareowner Services (the “Depositary”), will not be obligated to pay brokerage fees or commissions or, subject to Instruction 6 of the Letter of Transmittal, share transfer taxes on the purchase of the Shares purchased by Purchaser pursuant to the Offer. Stockholders who hold their Shares through a broker or bank should inquire of that institution as to whether it charges any service fees. Purchaser will pay all charges and expenses of the Depositary and MacKenzie Partners, Inc. (the “Information Agent”).

The Offer and withdrawal rights will expire at 11:00 a.m., New York City time, on Monday, June 21, 2010 (the “Expiration Date”), unless Purchaser extends (including because it is required to extend) the time during which the Offer is open, in which event the term “Expiration Date” will mean the latest time and date at which the Offer, as extended, will expire.

On April 26, 2010, Purchaser, Biwater Investments Ltd., a limited company existing under the laws of England & Wales and majority stockholder of the Company (the “Stockholder”), and Biwater Holdings Limited, a limited company existing under the laws of England & Wales and the ultimate parent company of the Stockholder (“BHL”) entered into a Tender Offer and Stockholder Support Agreement (the “Tender Offer and Stockholder Support Agreement”) pursuant to which, among other things, Purchaser agreed to offer to acquire all of the issued and outstanding Shares of the Company in exchange for the Offer Price, subject to reduction to US$6.40 as set forth below, and the Stockholder agreed to promptly and validly tender in the Offer the 17,868,543 Shares held by it.

THE OFFER IS CONDITIONED, AMONG OTHER THINGS, UPON AT LEAST 80% OF THE ISSUED AND OUTSTANDING SHARES OF THE COMPANY ON A FULLY DILUTED BASIS (AFTER TAKING INTO ACCOUNT ALL OF THE ISSUED AND OUTSTANDING SHARES AND ASSUMING THE EXERCISE, CONVERSION OR EXCHANGE OF ALL OPTIONS, WARRANTS, CONVERTIBLE OR EXCHANGEABLE SECURITIES AND SIMILAR RIGHTS AND THE ISSUANCE OF ALL SHARES THAT THE COMPANY IS OBLIGATED TO ISSUE THEREUNDER) BEING VALIDLY TENDERED AND NOT WITHDRAWN (THE “80% CONDITION”). UPON THE STOCKHOLDER’S TENDER OF ITS SHARES PURSUANT TO THE TENDER OFFER AND STOCKHOLDER SUPPORT AGREEMENT, 17,868,543 SHARES, OR APPROXIMATELY 58.4% OF THE ISSUED AND OUTSTANDING SHARES OF THE COMPANY (BASED ON THE 30,581,343 SHARES REPORTED BY THE COMPANY TO BE ISSUED AND OUTSTANDING AS OF DECEMBER 31, 2009) WILL HAVE BEEN TENDERED IN THE OFFER. ACCORDINGLY, THE 80% CONDITION TO THE OFFER WILL BE SATISFIED IF APPROXIMATELY AN ADDITIONAL 21.6% (OR (i) 6,596,532 SHARES BASED ON THE 30,581,343 SHARES REPORTED BY THE COMPANY TO BE ISSUED AND OUTSTANDING AS OF DECEMBER 31, 2009 OR (ii) 6,756,532 SHARES BASED ON 30,781,343 SHARES BEING ISSUED AND OUTSTANDING AFTER TAKING INTO ACCOUNT THE 200,000 SHARES BELIEVED TO BE ISSUED TO MR. WAGER) OF THE ISSUED AND OUTSTANDING SHARES ARE VALIDLY TENDERED AND NOT WITHDRAWN. IF AT THE INITIAL EXPIRATION

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DATE OF THE OFFER, THE 80% CONDITION HAS NOT BEEN MET, PURCHASER WILL (I) REDUCE THE OFFER PRICE TO US$6.40 PER SHARE, (II) REDUCE THE 80% CONDITION TO PROVIDE THAT PURCHASER’S OBLIGATION TO ACCEPT AND PAY FOR SHARES TENDERED IN THE OFFER IS CONDITIONED ON AT LEAST 17,868,543 SHARES BEING VALIDLY TENDERED AND NOT WITHDRAWN (THE “MINIMUM CONDITION”) AND (III) EXTEND THE OFFER FOR AN ADDITIONAL TEN BUSINESS DAYS. THE OFFER IS ALSO SUBJECT TO THE OTHER CONDITIONS SET FORTH IN THIS OFFER TO PURCHASE. SEE THE INTRODUCTION AND SECTIONS 1 AND 13 OF THIS OFFER TO PURCHASE.

Within 10 business days after the filing of this Offer to Purchase and the commencement of the Offer, the Company is required by Rule 14e-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) to publish, send or give to the Company’s stockholders (and file with the Securities and Exchange Commission (the “SEC”)) a Solicitation/Recommendation Statement on Schedule 14D-9. In the Schedule 14D-9, the Company is required to set forth whether it recommends acceptance or rejection of the Offer or set forth that it will not take a position with respect to the Offer. This statement will contain important information and may include certain material non-public information that the Company believes is necessary for stockholders to make a decision with respect to the Offer. We urge all stockholders of the Company to review this statement carefully when it becomes available.

According to the Company’s interim financial statements on form 6-K filed with the Securities and Exchange Commission on February 10, 2010, as of December 31, 2009, 30,581,343 Shares were issued and outstanding. We understand from the Stockholder that the Company has issued an additional 200,000 Shares to Mr. Wager, pursuant to his Consultancy, which, if confirmed, would result in 30,781,343 Shares being issued and outstanding as of the date hereof.

THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND THEY SHOULD BE READ IN THEIR ENTIRETY BEFORE YOU MAKE ANY DECISION WITH RESPECT TO THE OFFER.

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THE TENDER OFFER

1. Terms of the Offer; Expiration Date.

On the terms and subject to the conditions of the Offer, Purchaser will accept for payment and pay for all Shares which are validly tendered on or prior to the Expiration Date and not withdrawn as described in Section 4 of this Offer to Purchase. The term “Expiration Date” means 11:00 a.m., New York City time, on Monday, June 21, 2010, unless Purchaser extends the period during which the Offer is open, in which event the term “Expiration Date” will mean the latest time and date at which the Offer, as extended, will expire. The period from the date of this Offer to Purchase until 11:00 a.m., New York City time, on Monday, June 21, 2010, as such period may be extended, is referred to in this Offer to Purchase as the “Offering Period.”

On April 26, 2010, Purchaser and the Stockholder entered into a Tender Offer and Stockholder Support Agreement pursuant to which, among other things, Purchaser agreed to offer to acquire all of the issued and outstanding Shares of the Company in exchange for the Offer Price and the Stockholder agreed to promptly and validly tender in the Offer the 17,868,543 Shares held by it.

The Offer is subject to the conditions set forth in Section 13 of this Offer to Purchase, which include, among other things, satisfaction of the 80% Condition, or the Minimum Condition, as applicable. Upon the Stockholder’s tender of its Shares pursuant to the Tender Offer and Stockholder Support Agreement, 17,868,543 Shares, or approximately 58.4% of the issued and outstanding Shares of the Company (based on the 30,581,343 Shares reported by the Company to be issued and outstanding as of December 31, 2009) will have been tendered in the Offer. Accordingly, the 80% Condition to the Offer will be satisfied if approximately an additional 21.6% (or (i) 6,596,532 Shares based on the 30,581,343 Shares reported by the Company to be issued and outstanding as of December 31, 2009 or (ii) 6,756,532 Shares based on 30,781,343 Shares being issued and outstanding after taking into account the 200,000 Shares which, we understand from the Stockholder, were issued to Mr. Wager) of the issued and outstanding Shares are validly tendered and not withdrawn. If the 80% Condition, or the Minimum Condition, as applicable, is not satisfied, Purchaser may: (i) terminate the Offer and return all tendered Shares to tendering stockholders, (ii) extend the Offer and, subject to withdrawal rights as set forth in Section 4, retain all such Shares until the expiration of the Offer as so extended, (iii) waive such condition and, subject to any requirement to extend the period of time during which the Offer is open, purchase all Shares validly tendered and not properly withdrawn prior to the Expiration Time or (iv) delay acceptance for payment or payment for Shares, subject to and in accordance with applicable law, until satisfaction or waiver of the conditions to the Offer.

The Offer is also conditioned on, among other things, (i) the Company not issuing or authorizing or agreeing to the issuance of, any shares of its capital stock or any other security convertible therein, or exchangeable or exercisable therefor; (ii) there not being instituted and be pending in connection with the Offer any litigation, suit, claim, action, proceeding or investigation brought before any Governmental Authority which has a reasonable likelihood of success on its merits: (a) that would materially impair the value of the Owned Shares to Purchaser; (b) seeking to materially and adversely affect the rights of ownership by Purchaser of the Owned Shares; or (c) seeking material damages against Purchaser; other than in each case any such litigation, suit, claim, action, proceeding or investigation that is based upon Purchaser’s business, identity or historical business practice; or (iii) there not being a change, event, circumstance or occurrence that is or would reasonably be expected to be materially adverse to the business, results of operations or financial condition of the Company and its subsidiaries taken as a whole, subject to certain exceptions.

If the issuance of 200,00 Shares to Mr. Wager is confirmed, there will have been a failure of condition (i) set forth above. In addition, at the May 19, 2010 hearing on the Litigation, Judge Kaplan concluded that based on the record before the court there was no likelihood of the Company succeeding on its legal claims and denied the Company’s motion for a preliminary injunction, and therefore, based on its current knowledge, Purchaser does not believe the Litigation will result in the failure of the conditions (ii) and (iii) set forth above. However, there can be no assurance that subsequent developments in the Litigation will not result in a failure of the conditions (ii) and (iii) set forth above.

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Pursuant to the terms of the Tender Offer and Stockholder Support Agreement, before Purchaser can terminate the Offer as a result of the failure of condition (i) set forth above, Purchaser and the Stockholder are required to negotiate in good faith a reduction of the Offer Price to take into account any dilution in the Company’s capital stock resulting from the failure of such condition. At this time Purchaser has not yet taken any steps to renegotiate the Offer Price with the Stockholder. However, Purchaser is evaluating its options in this regard and reserves all rights under the Tender Offer and Stockholder Support Agreement and under this Offer. It should be noted, however, that if the aggregate Offer Price for all of the issued and outstanding Shares were to be allocated among an additional 200,000 Shares, as a result of the issuance of 200,000 Shares to Mr. Wager, the Offer Price per Share would be reduced by slightly more than US$0.04 per Share at both the US$6.75 Offer Price and the US$6.40 Offer Price.

In the event the Litigation results in a failure of conditions (ii) and (iii) set forth above, Purchaser will have the right to terminate the Offer and at that time will evaluate all of its options in this regard and will take further steps as necessary to preserve all of its rights under the Tender Offer and Stockholder Support Agreement and under this Offer.

Pursuant to the terms of the Tender Offer and Stockholder Support Agreement (see Section 10 of this Offer to Purchase), if at the initial expiration date of the Offer, the 80% Condition has not been met, Purchaser will (i) reduce the Offer Price to US$6.40 per Share, (ii) reduce the 80% Condition to the Minimum Condition and (iii) extend the Offer for an additional ten business days. Except as otherwise provided above, pursuant to the terms of the Tender Offer and Stockholder Support Agreement, Purchaser has agreed not to modify the terms and conditions of the Offer without the prior written consent of the Stockholder.

Subject to the terms of the Tender Offer and Stockholder Support Agreement (see Section 10 of this Offer to Purchase) and the applicable rules and regulations of the SEC, Purchaser expressly reserves the right, in its sole discretion, at any time or from time-to-time, to extend the Offering Period by giving oral or written notice of such extension to the Depositary. In addition, Purchaser has agreed with the Stockholder that, if at any time prior to July 31, 2010, the conditions to the Offer relating to the approvals of Governmental Authorities, certain third parties and the Pensions Regulator have not been satisfied, Purchaser will extend the period of time during which the Offer remains open for period(s) of time to be determined by Purchaser in its sole discretion, subject to and in accordance with applicable law. During any such extension of the Offering Period, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the right of a tendering stockholder to withdraw such stockholder’s Shares. See Section 4 of this Offer to Purchase for a description of withdrawal rights. There can be no assurance that Purchaser will exercise its right to extend the Offer. Subject to the applicable rules of the SEC and the terms of the Offer, Purchaser also expressly reserves the right to delay payment for Shares in order to comply with applicable laws.

Purchaser may elect, in its sole discretion, to provide a subsequent offering period of at least three business days (the “Subsequent Offering Period”). For purposes of the Offer, a “business day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day other than a Saturday or Sunday on which banks are not required or authorized to close in New York City, and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time. A Subsequent Offering Period, if one is provided, is not an extension of the Offering Period. A Subsequent Offering Period would be an additional period of time, following the expiration of the Offering Period, in which stockholders may tender Shares not tendered during the Offering Period. Purchaser will announce its intention to provide a Subsequent Offering Period in accordance with applicable rules, regulations and interpretations of the SEC. Any decision to provide a Subsequent Offering Period, and the approximate number and percentage of the Shares deposited as of the expiration of the Offering Period, will be announced no later than 9:00 a.m., New York City time, on the next business day after the Expiration Date. There will be no withdrawal rights during the Subsequent Offering Period; any Shares tendered will immediately be accepted and promptly paid for. All conditions to the Offer (including, if the Offer is extended or amended, the terms and conditions of the extension or amendment) must be satisfied or waived prior to the commencement of any Subsequent Offering Period.

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Any extension, delay, termination or amendment of the Offer will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Subject to applicable law (including Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act), which require that any material change in the information published, sent or given to stockholders in connection with the Offer be promptly disseminated to stockholders in a manner reasonably designed to inform stockholders of such change) and without limiting the manner in which Purchaser may choose to make any public announcement, Purchaser shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to the Dow Jones News Service or Public Relations Newswire (or such other media outlet or outlets as it deems prudent).

If Purchaser makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, Purchaser will extend the Offer to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of or information concerning the Offer, other than a change in price or a change in the percentage of Shares sought, will depend upon the facts and circumstances then existing, including the relative materiality of the changed terms or information.

If, during the Offering Period, Purchaser decreases the number of Shares sought pursuant to the Offer or the Offer Price, that decrease will be applicable to all holders whose Shares are accepted for payment pursuant to the Offer and, if at the time notice of any decrease is first published, sent or given to holders of such Shares, the Offer is scheduled to expire at any time earlier than the tenth business day from and including the date that notice is first so published, sent or given, the Offer will be extended until the expiration of that ten-business day period.

Purchaser reserves the right but is not obligated, in accordance with applicable rules and regulations of the SEC, to waive any or all of the conditions to the Offer. In the event that Purchaser waives any condition set forth in Section 13 of this Offer to Purchase, the SEC or its staff may, if the waiver is deemed to constitute a material change to the information previously provided to the stockholders, require that the Offer remain open for an additional period of time and/or that Purchaser disseminate information concerning the waiver.

We are making a request to the Company for its stockholder lists and security position listings for the purpose of disseminating the Offer to holders of the Shares. This Offer to Purchase, the related Letter of Transmittal, the Deed of Transfer and other relevant materials will be mailed by Purchaser to record holders of the Shares and will be furnished by Purchaser to brokers, dealers, banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder lists or, if applicable, who are listed as participants in a clearing agency’s security position listing, for subsequent transmittal to beneficial owners of the Shares.

2. Acceptance for Payment and Payment for the Shares.

On the terms and subject to the conditions of the Offer (including the conditions set forth in Section 13 of this Offer to Purchase and, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment, and will pay for, all Shares validly tendered (and not properly withdrawn in accordance with the procedures described in Section 4 of this Offer to Purchase) as promptly as possible after the Expiration Date. Any determination concerning the satisfaction of the terms and conditions of the Offer will be in the sole discretion of Purchaser. Purchaser expressly reserves the right, in its sole discretion, to delay acceptance for payment of, or, subject to the applicable SEC rules, payment for, Shares in order to comply in whole or in part with any applicable law.

For purposes of the Offer, Purchaser will be deemed to have accepted for payment Shares validly tendered and not withdrawn as, if and when Purchaser gives oral or written notice to the Depositary of its acceptance for payment of such Shares pursuant to the Offer. Payment for any Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price with the Depositary, which will act as agent for the tendering stockholders for the purpose of receiving payments from Purchaser and transmitting such payments to the tendering stockholders. UNDER NO CIRCUMSTANCES WILL PURCHASER PAY INTEREST ON THE OFFER PRICE REGARDLESS OF ANY EXTENSION OF THE OFFER OR OF ANY DELAY IN

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PAYING FOR SHARES. In all cases, payment for any Shares, other than Dutch Registered Shares, accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for such Shares (the “Share Certificates”) (or a timely Book Entry Confirmation (as defined below) with respect thereto), (ii) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent’s Message (as defined below) and (iii) any other documents required by the Letter of Transmittal. In all cases, payment for Dutch Registered Shares will be made after you have submitted a Deed of Transfer, properly completed and executed (together with any share certificates issued for such Dutch Registered Shares and any other documents required by the Deed of Transfer), to the Depositary stating that you wish to tender and transfer your Dutch Registered Shares to us. The Depositary will then distribute to each person who has tendered and transferred Dutch Registered Shares pursuant to the Offer an amount equal to the Offer Price multiplied by the number of validly tendered and transferred Dutch Registered Shares by making a payment into the bank account as designated by the tendering stockholder in the Deed of Transfer. The price paid to any holder of Shares pursuant to the Offer will be the highest price per Share paid to any other holder of Shares pursuant to the Offer.

Upon the deposit of funds with the Depositary for the purpose of making payments to tendering stockholders, Purchaser’s obligation to pay for Shares will be satisfied and tendering stockholders must look solely to the Depositary for payment of amounts owed to them by reason of the acceptance of their Shares pursuant to the Offer. If, for any reason, acceptance for payment of or payment for any Shares tendered in response to the Offer is delayed, or Purchaser is prevented from accepting for payment or paying for Shares which are tendered in response to the Offer, the Depositary nevertheless may retain, subject to applicable SEC rules, tendered Shares on behalf of Purchaser and those Shares may not be withdrawn, except to the extent the tendering stockholder properly exercises withdrawal rights as described in Section 4 of this Offer to Purchase.

If any tendered Shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, or if Share Certificates are submitted evidencing more Shares than are tendered, Share Certificates evidencing unpurchased Shares will be returned, without expense to the tendering stockholder, or such other person as the tendering stockholder shall specify in the Letter of Transmittal, as promptly as practicable following the expiration or termination of the Offer. In the case of any Shares delivered by book-entry transfer into the Depositary’s account at the Book-Entry Transfer Facility (as defined below) pursuant to the procedures set forth in Section 3 of this Offer to Purchase, such Shares will be credited to such account maintained at the Book-Entry Transfer Facility as the tendering stockholder shall specify in the Letter of Transmittal, as promptly as practicable following the expiration or termination of the Offer. If no such instructions are given with respect to any Shares delivered by book-entry transfer, any such Shares not tendered or not purchased will be returned by crediting the account at the Book-Entry Transfer Facility designated in the Letter of Transmittal as the account from which such Shares were delivered.

Purchaser reserves the right to transfer or assign in whole or in part from time to time to one or more direct or indirect subsidiaries of Parent the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering stockholders to receive payment for any Shares validly tendered and accepted for payment pursuant to the Offer.

3. Procedure for Accepting the Offer and Tendering Shares.

Valid Tender. To tender Shares, other than Dutch Registered Shares, pursuant to the Offer, either (i) a Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed in accordance with the instructions of the Letter of Transmittal, together with any required signature guarantees and certificates for the Shares to be tendered, or, in the case of a book-entry transfer, an Agent’s Message (as defined below), and any other required documents must be received by the Depositary prior to the Expiration Date, or the expiration of any Subsequent Offering Period, at its address set forth on the back cover of this Offer to Purchase or (ii) the tendering stockholder must comply with the guaranteed delivery procedures set forth below.

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To tender Dutch Registered Shares pursuant to the Offer, a Deed of Transfer, properly completed and duly executed in accordance with the instructions of the Deed of Transfer, together with any certificates for such Dutch Registered Shares to be tendered, and any other required documents must be received by the Depositary prior to the Expiration Date, or the expiration of any Subsequent Offering Period, at its address set forth on the back cover of this Offer to Purchase.

Book-Entry Delivery. The Depositary will establish an account with respect to the Shares at The Depository Trust Company (the “Book-Entry Transfer Facility”) for purposes of the Offer. Any financial institution that is a participant in the Book-Entry Transfer Facility’s systems may make book-entry transfer of the Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary’s account in accordance with the Book-Entry Transfer Facility’s procedures for such transfer. However, although delivery of the Shares may be effected through book-entry transfer, either the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent’s Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase by the Expiration Date, or the expiration of any Subsequent Offering Period, or the tendering stockholder must comply with the guaranteed delivery procedures described below. The confirmation of a book-entry transfer of the Shares into the Depositary’s account at the Book-Entry Transfer Facility as described above is referred to in this Offer to Purchase as a “Book-Entry Confirmation.” The term “Agent’s Message” means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares which are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against the participant. Delivery of documents to a Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility’s procedures does not constitute delivery to the Depositary.

THE METHOD OF DELIVERY OF ANY SHARE CERTIFICATES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE ELECTION AND RISK OF THE TENDERING STOCKHOLDER. SHARES WILL BE DEEMED DELIVERED ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT THE STOCKHOLDER USE PROPERLY INSURED REGISTERED MAIL WITH RETURN RECEIPT REQUESTED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY IS NOT AVAILABLE FOR DUTCH REGISTERED SHARES.

Signature Guarantees. Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange, Inc. Medallion Signature Program or the Stock Exchange Medallion Program (each, an “Eligible Institution”). Signatures on a Letter of Transmittal need not be guaranteed (i) if the Letter of Transmittal is signed by the registered holder (which term, for purposes of this section, includes any participant in the Book-Entry Transfer Facility’s system whose name appears on a security position listing as the owner of the Shares) of the Shares tendered therewith and such registered holder has not completed the box entitled “Special Payment Instructions” or the box entitled “Special Delivery Instructions” on the Letter of Transmittal or (ii) if such Shares are tendered for the account of an Eligible Institution. See Instruction 1 of the Letter of Transmittal. If the certificates for any Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for any Shares not tendered or not accepted for payment are to be returned to a person other than the registered holder of the certificates surrendered, then the tendered

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certificates must be endorsed or accompanied by appropriate share powers, in either case signed exactly as the name or names of the registered holders or owners appear on the certificates of the Shares, with the signatures on the certificates or share powers guaranteed as described above. See Instruction 5 of the Letter of Transmittal.

Guaranteed Delivery. A stockholder who desires to tender Shares, other than Dutch Registered Shares, pursuant to the Offer and whose Share Certificates are not immediately available or who cannot comply with the procedure for book-entry transfer on a timely basis, or who cannot deliver all required documents to the Depositary prior to the applicable Expiration Date, or the expiration of any Subsequent Offering Period, may tender such Shares by following all of the procedures set forth below:

(i)	the tender is made by or through an Eligible Institution;

(ii)	a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by Purchaser, is received by the Depositary, as provided below, prior to the applicable Expiration Date, or the expiration of any Subsequent Offering Period; and

(iii)	the Share Certificates for all tendered Shares, other than Dutch Registered Shares, in proper form for transfer (or a Book-Entry Confirmation with respect to all such Shares), together with a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal), and any other required documents, are received by the Depositary within three trading days after the date of execution of such Notice of Guaranteed Delivery. A “trading day” is any day on which the NYSE is open for business.

The Notice of Guaranteed Delivery may be delivered by hand to the Depositary or transmitted by telegram, facsimile transmission or mailed to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

GUARANTEED DELIVERY IS NOT AVAILABLE FOR DUTCH REGISTERED SHARES.

In all cases, Shares will not be deemed validly tendered unless (i) a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) (ii) in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal, or (iii) in the case of Dutch Registered Shares, a properly completed and duly executed Deed of Transfer is received by the Depositary.

Other Requirements. Notwithstanding any provision of this Offer to Purchase, payment for the Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of the instruments and documents referred to in Section 2 of this Offer to Purchase.

Tender Constitutes an Agreement. The valid tender of any Shares pursuant to one of the procedures described above will constitute a binding agreement between the tendering stockholder and Purchaser upon the terms and subject to the conditions of the Offer, including the right of withdrawal.

Appointment. By executing a Letter of Transmittal as set forth above, the tendering stockholder will irrevocably appoint designees of Purchaser as such stockholder’s attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such stockholder’s rights with respect to the Shares tendered by such stockholder and accepted for payment by Purchaser and with respect to any and all non-cash dividends, distributions, rights, and other Shares or other securities issued or issuable in respect of such Shares on or after the acceptance by Purchaser of the Shares pursuant to the Offer (the “Acceptance Time”) (collectively, “Distributions”). All such proxies will be considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, Purchaser deposits the payment for such Shares with the Depositary. All such powers of attorney and proxies will be irrevocable (as of the Acceptance Time) and will be deemed granted in consideration of the acceptance for payment by Purchaser of the Shares tendered in accordance with the terms of the Offer. Upon the effectiveness of such

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appointment, all prior powers of attorney, proxies and consents given by such stockholder will be revoked, and no subsequent powers of attorney, proxies and consents may be given (and, if given, will not be deemed effective). Purchaser’s designees will be empowered to exercise all voting and other rights of such stockholder with respect to such Shares (and any and all Distributions) as they, in their sole discretion, may deem proper at any annual, special or adjourned meeting of the stockholders of the Company, actions by written consent in lieu of any such meeting or otherwise. Purchaser reserves the right to require that, in order for any Shares to be deemed validly tendered, immediately upon Purchaser depositing the payment for such Shares with the Depositary, Purchaser must be able to exercise full voting, consent and other rights with respect to such Shares (and any and all Distributions).

Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of the Shares will be determined by Purchaser in its sole discretion, which determination will be final and binding. Purchaser reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of Purchaser’s counsel, be unlawful. Purchaser also reserves the absolute right to waive any defect or irregularity in the tender of any Shares by any particular stockholder whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of any Shares will be deemed to have been validly made until all defects and irregularities relating thereto have been cured or waived. None of Parent, Purchaser, the Depositary, the Information Agent, or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Purchaser’s interpretation of the terms and conditions of the Offer will be final and binding.

Backup Withholding. All stockholders surrendering Shares pursuant to the Offer should complete and sign the main signature form and unless they are foreign stockholders, the Substitute Form W-9 included as part of the Letter of Transmittal. Foreign stockholders should complete and sign the main signature form and a Form W-8BEN (Certificate of Foreign Status) or such other Form W-8 as applicable to such foreign stockholder, copies of which may be obtained from the Depositary. Stockholders who do not properly complete and sign a Substitute Form W-9, Form W-8BEN or other applicable Form W-8 may be subject to U.S. backup withholding tax at a rate of 28%. See Instruction 8 to the Letter of Transmittal and “Information Reporting and Backup Withholding” in Section 5 of this Offer to Purchase for further information regarding backup withholding.

4.	Rights of Withdrawal.

Tenders of Shares made pursuant to the Offer are irrevocable except that such Shares may be withdrawn at any time prior to the Expiration Date. Thereafter, such tenders are irrevocable, except that they may be withdrawn after July 19, 2010, unless theretofore accepted for payment as provided in this Offer to Purchase, or at such later time as may apply if the Offer is extended beyond that date.

For a withdrawal of Shares, other than Dutch Registered Shares, to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the names in which the certificate(s) evidencing the Shares to be withdrawn are registered, if different from that of the person who tendered such Shares. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry tender as set forth in Section 3 of this Offer to Purchase, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares. If Share Certificates for the Shares to be withdrawn have been delivered or otherwise identified to the Depositary, the name of the registered holder and the serial numbers of the particular Share Certificates evidencing the Shares to be withdrawn must also be furnished to the Depositary as aforesaid prior to the physical release of such Share Certificates.

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For a withdrawal of Dutch Registered Shares to be effective, holders of Dutch Registered Shares should notify the Depositary prior to the Expiration Date, whereupon the Deed of Transfer will be returned by the Depositary to the relevant stockholder.

All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Purchaser, in its sole discretion, which determination shall be final and binding. None of Parent, Purchaser, the Depositary, the Information Agent, or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification. Withdrawals of tendered Shares may not be rescinded, and any Shares properly withdrawn will be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered by following one of the procedures described in Section 3 of this Offer to Purchase at any time prior to the applicable Expiration Date, or the expiration of any Subsequent Offering Period.

If Purchaser extends the Offer, is delayed in its acceptance for payment of any Shares, or is unable to accept for payment any Shares pursuant to the Offer, for any reason, then, without prejudice to Purchaser’s rights under this Offer, the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares, but such Shares may be withdrawn to the extent that tendering stockholders are entitled to withdrawal rights as set forth in this Section 4. Any such delay will be an extension of the Offer to the extent required by law.

5.	Certain Tax Consequences of the Offer.

CERTAIN NETHERLANDS TAX CONSEQUENCES

General. The information set out below is a general summary of the material Dutch tax consequences in connection with the tender of the Shares. The summary does not purport to be a comprehensive description of all the Dutch tax considerations that may be relevant for a particular holder of Shares, who may be subject to special tax treatment under any applicable law and this summary is not intended to be applicable in respect of all categories of holders of Shares.

The summary is based upon the tax laws of The Netherlands as in effect on the date of this Offer to Purchase, as well as regulations, rulings and decisions of The Netherlands and its taxing and other authorities available on or before such date and now in effect. All of the foregoing is subject to change, which could apply retroactively and could affect the continuing validity of this summary. As this is a general summary, we recommend that investors or stockholders consult with their own tax advisers as to the Dutch or other tax consequences of the acquisition, ownership and transfer of the Shares, including, in particular, the application to their particular situations of the tax considerations discussed below.

The following summary does not address the tax consequences arising in any jurisdiction other than The Netherlands in connection with the transfer of Shares.

This summary description of taxation in The Netherlands is not intended for you if you are:

•	a holder of Shares who is treated as a resident of The Netherlands for Dutch tax purposes;

•

a holder of the Shares and you are an individual and the income or capital gains derived from the Shares are attributable to employment activities the income from which is taxable in The Netherlands; or

•	a holder of the Shares and you hold a substantial interest or deemed substantial interest in the Company (as defined below).

Generally speaking, an individual holding Shares has a substantial interest (“Substantial Interest”) in the Company if (a) such individual, either alone or together with his partner, directly or indirectly has, or (b) certain relatives of such individual or his partner, directly or indirectly have, (i) the ownership of, a right to acquire the ownership of, or certain rights over shares representing 5 per cent or more of either the total issued and

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outstanding capital of the Company or the issued and outstanding capital of any class of Shares of the Company, or (ii) the ownership of, or certain rights over, profit participating certificates (winstbewijzen) that relate to 5 per cent or more of either the annual profit or the liquidation proceeds of the Company. Also, an individual holding shares generally has a Substantial Interest in the Company if his partner has, or if certain relatives of the individual or his partner have, a deemed Substantial Interest in the Company. Generally, an individual holding Shares, or his partner or relevant relative, has a deemed Substantial Interest in the Company if either (a) such person or his predecessor has disposed of or is deemed to have disposed of all or part of a Substantial Interest or (b) such person has transferred an enterprise in exchange for shares in the Company, on a non-recognition basis.

Generally speaking, an entity holding Shares has a Substantial Interest in the Company if such entity, directly or indirectly has (i) the ownership of, a right to acquire the ownership of, or certain rights over shares representing 5 per cent or more of either the total issued and outstanding capital of the Company or the issued and outstanding capital of any class of shares of the Company, or (ii) the ownership of, or certain rights over, profit participating certificates (winstbewijzen) that relate to 5 per cent or more of either the annual profit or the liquidation proceeds of the Company. Generally, an entity holding Shares has a deemed Substantial Interest in the Company if such entity has disposed of or is deemed to have disposed of all or part of a Substantial Interest on a non-recognition basis.

For the purpose of this summary, the term entity means a corporation as well as any other person that is taxable as a corporation for Dutch corporate tax purposes.

Taxes on Income and Capital Gains for Non-Residents of The Netherlands (Including, but Not Limited to, U.S. Stockholders). A holder of Shares who is not, is not deemed to be, and—in case the holder is an individual—has not elected to be treated as, resident in The Netherlands for the relevant tax purposes will not be subject to taxation on income or a capital gain derived from a disposal of Shares unless:

(i)	the income or capital gain is attributable to an enterprise or part thereof from which the holder derives profits other than by way of the holding of securities and which is either effectively managed in The Netherlands or carried on through a permanent establishment (vaste inrichting) or permanent representative (vaste vertegenwoordiger) in The Netherlands, unless the holder is an entity for which the income or capital gains derived in respect of the Shares are exempt under the participation exemption (as set out in the Dutch Corporate Income Tax Act 1969); or

(ii)	the holder is an individual and the income or capital gain qualifies as income from miscellaneous activities (belastbaar resultaat uit overige werkzaamheden) in The Netherlands as defined in the Income Tax Act (Wet inkomstenbelasting 2001), including, without limitation, activities that exceed normal, active asset management (normaal, actief vermogensbeheer).

Value-Added Tax. There is no Dutch value-added tax payable in respect of payments in consideration for the sale of Shares.

Other Taxes and Duties. There is no Dutch registration tax, capital tax, customs duty, stamp duty or any other similar tax or duty other than court fees payable in The Netherlands by a holder of Shares in respect of or in connection with the transfer or delivery of the Shares.

Residence. A holder of Shares will not become or be deemed to become a resident of The Netherlands solely by reason of disposing of the Shares.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

The following discussion was not intended or written to be used, and cannot be used, by any person for the purpose of avoiding U.S. tax penalties, and was written to support the “promotion or marketing” (within the meaning of Internal Revenue Service (“IRS”) Circular 230) of the Offer. Each stockholder should seek advice based on its particular circumstances from an independent tax advisor.

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The following summary describes certain U.S. federal income tax consequences that may be relevant to the exchange of Shares for cash by U.S. Holders (as defined below) pursuant to the Offer, as well as certain information reporting and backup withholding rules that may be relevant to U.S. Holders and other stockholders. This summary addresses U.S. federal income tax considerations for U.S. Holders only in the case of U.S. Holders that hold their Shares as capital assets (generally, assets held for investment) for U.S. federal income tax purposes. This description does not address state, local and non-U.S. tax considerations that may be applicable to U.S. Holders and does not address all of the tax considerations applicable to U.S. Holders that may be subject to special tax rules, including: financial institutions; insurance companies; real estate investment trusts or regulated investment companies; dealers or traders in securities or currencies; tax-exempt entities; persons that hold Shares as part of a hedging or conversion transaction or as a position in a straddle for U.S. federal income tax purposes; persons that have a functional currency other than the U.S. dollar; persons that received their Shares in connection with the performance of services for the Company or any of its subsidiaries or affiliates; any U.S. Holder that owns (directly, indirectly or constructively) 10% or more of the voting shares of the Company; or U.S. Holders that are or become liable for the alternative minimum tax.

This description is based on the Internal Revenue Code of 1986, as amended (the “Code”), existing, proposed and temporary U.S. Treasury Regulations and judicial and administrative interpretations thereof, in each case as available on the date hereof. U.S. federal tax laws and the interpretation thereof are subject to change, which change could apply retroactively and could affect the tax consequences described below.

As used herein, the term “U.S. Holder” means a beneficial owner of Shares that is for U.S. federal income tax purposes: (i) an individual who is a citizen or resident of the United States, (ii) a corporation or entity treated as a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate whose income is subject to U.S. federal income tax regardless of its source, or (iv) a trust if both a court within the United States is able to exercise primary jurisdiction over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust.

If an entity that is classified as a partnership for U.S. federal income tax purposes owns Shares, the U.S. federal income tax consequences to the partners of such partnership will depend on the activities of the partnership and the activities and status of the partners. A partnership tendering Shares pursuant to the Offer should consult its tax advisors about the consequences to its partners of tendering the Shares.

This description is not intended to constitute a complete analysis of all tax consequences relating to the exchange of Shares for cash pursuant to the Offer. U.S. Holders should consult their tax advisors with respect to the U.S. federal, state, local and non-U.S. tax consequences of such an exchange in their particular circumstances.

Receipt of Cash in Exchange for Shares. A U.S. Holder’s receipt of cash in exchange for Shares tendered pursuant to the Offer will be a taxable transaction for United States federal income tax purposes. In general, a U.S. Holder will recognize gain or loss for United States federal income tax purposes equal to the difference between the amount of cash received in the Offer and that U.S. Holder’s adjusted tax basis in the Shares tendered. Any such gain or loss will be a long-term capital gain or loss if the U.S. Holder has held such Shares for more than one year at the time the Shares are exchanged for cash pursuant to the Offer. For a non-corporate U.S. Holder, the tax rate for such long-term capital gain generally will be 15%, assuming the exchange of cash for Shares tendered in the Offer takes place prior to the end of 2010. Corporate U.S. Holders are not eligible for this reduced rate of tax on long-term capital gains. If a U.S. Holder has owned Shares for one year or less at the time such Shares are exchanged for cash pursuant to the Offer, then any gain or loss recognized by the U.S. Holder will be short-term capital gain or loss. Any short-term capital gain recognized will be subject to tax at ordinary income tax rates. The deductibility of both long-term and short-term capital losses recognized by a U.S. Holder is subject to limitations. If a U.S. Holder owns different blocks of Shares acquired at different times for different prices, then all of the rules just described will apply separately to each block of Shares tendered pursuant to the Offer.

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Any gain or loss recognized by a U.S. Holder receiving cash in exchange for Shares tendered pursuant to the Offer generally will be U.S. source gain or loss for foreign tax credit purposes.

The foregoing discussion assumes that the Company is not currently, and has not been during the holding period of any U.S. Holder tendering Shares pursuant to the Offer, a passive foreign investment company (“PFIC”) for U.S. federal income tax purposes. The test for determining whether the Company is or has been a PFIC is applied annually and is based upon the composition of the Company’s and its affiliates’ income and assets for each taxable year. In general, a corporation organized or incorporated outside the United States is a PFIC in any taxable year in which, after taking into account the income and assets of certain subsidiaries, either (i) at least 75.0% of its gross income is classified as “passive income” or (ii) at least 50.0% of the average quarterly value attributable to its assets produce or are held for the production of passive income. Passive income for this purpose generally includes dividends, interest, royalties, rents and gains from commodities and securities transactions. If the Company were a PFIC in the current taxable year or in any prior taxable year during which a U.S. Holder held Shares, then such U.S. Holder generally would be subject to adverse tax consequences with respect to gain recognized on any current or future sale or exchange of such Shares, including an exchange of such Shares for cash pursuant to the Offer. Such adverse consequences generally would include treatment of such gain as ordinary income and imposition of a special “interest charge” on the tax on such income. Certain elections might be available to U.S. Holders that would alter these consequences. U.S. Holders should consult their own tax advisors concerning whether the Company is or has been a PFIC for any taxable year during which the U.S. Holder has owned Shares and the tax consequences of tendering Shares pursuant to the Offer if that is the case.

In the event a U.S. Holder disposes of Shares pursuant to Ordinary Squeeze-Out Proceedings or Takeover Squeeze-Out Proceedings following completion of the Offer, the U.S. federal income tax consequences of such disposition to the U.S. Holder would generally be the same as described above. U.S. Holders should consult their own tax advisors concerning the tax consequences to them of such dispositions (including, in the case of a non-corporate U.S. Holder, the increase provided for under current law in the tax rate on long-term capital gains for transactions occurring after 2010).

Information Reporting Requirements and Backup Withholding. Information returns may be filed with the IRS in connection with the proceeds from the tender of Shares by a stockholder pursuant to the Offer, unless such stockholder establishes an exemption from the information reporting rules. Certain stockholders (including corporations and certain non-U.S. persons) are generally exempt from backup withholding. In the event that a stockholder does not establish an exemption from these rules, such stockholder may be subject to backup withholding at a rate of 28% on payments for Shares tendered pursuant to the Offer, if such stockholder fails to provide a taxpayer identification number or otherwise comply with the backup withholding rules. The amount of any backup withholding from a payment to a stockholder will be allowed as a credit against the stockholder’s U.S. federal income tax liability and may entitle the stockholder to a refund, provided that the required information is timely furnished to the U.S. Internal Revenue Service. See Instruction 8 to the Letter of Transmittal for further information regarding backup withholding.

The foregoing tax discussion is a general description of certain expected U.S. federal income tax consequences under current law. Holders should consult their own advisors regarding the tax consequences of tendering Shares pursuant to the Offer.

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6.	Price Range of the Shares; Dividends.

The Shares are listed and traded on the NYSE under the symbol “HOO.” According to the Company’s interim financial statements on form 6-K filed with the SEC on February 10, 2010, as of December 31, 2009, 30,581,343 Shares were issued and outstanding. The following table sets forth, for the quarters indicated, the high and low closing sales prices per Share on the NYSE based on public sources:

	Sales Price
	High	Low
Calendar Year
2008:
First Quarter (from initial public offering on Jan. 28, 2008)	$12.22	$11.09
Second Quarter	$14.30	$9.95
Third Quarter	$13.02	$9.00
Fourth Quarter	$10.68	$3.89
2009:
First Quarter	$4.73	$2.12
Second Quarter	$4.00	$2.69
Third Quarter	$6.68	$3.62
Fourth Quarter	$6.23	$4.88
2010:
First Quarter	$7.29	$5.41
Second Quarter (through May 20, 2010)	$7.68	$6.55

On March 1, 2010, the day Purchaser first presented its proposed offer to the Company’s board of directors, the reported closing price on the NYSE was US$5.62 per Share. On April 23, 2010, the last full trading day prior to the public announcement of the terms of the Offer, the reported closing price on the NYSE was US$7.61 per Share. On May 20, 2010, the last full trading day prior to commencement of the Offer, the reported closing price on the NYSE was US$6.55 per Share. The Offer Price represents a premium in terms of the 3-month (5.7%), 6-month (12.5%) and 12-month (33.8%) historical VWAPs calculated as of April 23, 2010, the last full trading day before the execution of the Tender Offer and Stockholder Support Agreement and the announcement of the proposed Offer. Stockholders are urged to obtain a current market quotation for the Shares.

According to the Company’s filings with the SEC, prior to the third quarter of 2008, the Company had never declared or paid cash dividends on the Shares. During the third quarter of 2008, the Company paid a dividend of US$0.18 per Share. During the third quarter of 2009, the Company paid a dividend of US$0.09 per Share. The Company has not paid any dividends since.

7.	Possible Effects of the Offer on the Market for the Shares; Share Listing; Margin Regulations and Exchange Act Registration.

Market for the Shares. Following the completion of the Offer, Purchaser expects to hold at least 17,868,543 Shares, representing approximately 58.4% of the issued and outstanding Shares (based on the 30,581,343 Shares reported by the Company to be issued and outstanding as of December 31, 2009). The purchase by Purchaser of such Shares and any additional Shares tendered pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and will reduce the number of holders of the Shares, which could adversely affect the liquidity and market value of the remaining Shares held by the public. As majority stockholder, Purchaser currently intends to, subject to and in accordance with applicable laws, cause the Company’s board of directors to call a meeting of the Company’s stockholders with a view to replacing or appointing additional members of the Company’s board of directors. In addition, as discussed below, Purchaser intends to, subject to and in accordance with applicable laws, cause the Company to (1) delist the Shares from the NYSE, (2) suspend the Company’s obligation to file reports under the Exchange Act, pending termination of registration of the Shares under the Exchange Act and (3) terminate the registration of the Shares under the Exchange Act.

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Share Listing. The Shares are listed on the NYSE under the symbol “HOO.” After consummation of the Offer and depending upon the aggregate market value and the per share price of any Shares not purchased pursuant to the Offer, the Shares may no longer meet the requirements for continued listing on the NYSE. Even if the Shares continue to meet the listing requirements of the NYSE, Purchaser intends to cause the Company to effect the delisting of the Shares from the NYSE. Voluntary delisting is accomplished upon written notice to the NYSE. If, as a result of the purchase of Shares pursuant to the Offer or otherwise, the Shares no longer meet the requirements of the NYSE for continued listing and the listing of the Shares is discontinued, or if the Shares are voluntarily delisted, the market for the Shares could be adversely affected.

Margin Regulations. The Shares are presently “margin securities” under the regulations of the Board of Governors of the Federal Reserve Board (the “Federal Reserve Board”), which has the effect, among other things, of allowing brokers to extend credit on the collateral of such Shares. Depending upon factors similar to those described above regarding listing and market quotations, the Shares might no longer constitute “margin securities” for the purposes of the Federal Reserve Board’s margin regulations in which event the Shares would be ineligible as collateral for margin loans made by brokers.

Exchange Act Registration. The Shares are currently registered under the Exchange Act. Following the completion of the Offer, Purchaser intends to cause the Company to terminate this registration. Such registration may be terminated by the Company upon application to the SEC if (i) the issued and outstanding Shares are not listed on a national securities exchange and (ii) there are fewer than 300 holders of record of such Shares. Termination of registration of the Shares under the Exchange Act would reduce the information required to be furnished by the Company to its stockholders and to the SEC and would make certain provisions of the Exchange Act, such as the requirements of Rule 13e-3 under the Exchange Act with respect to “going private” transactions and the reporting obligations under Section 13(d) and the rules relating thereto, no longer applicable to the Shares. Furthermore, the ability of “affiliates” of the Company and persons holding “restricted securities” of the Company to dispose of such securities pursuant to Rule 144 under the Securities Act of 1933, as amended, may be impaired or eliminated. If registration of the Shares under the Exchange Act was terminated, the Company would no longer be required to file periodic reports with the SEC and the Shares would no longer be “margin securities” under the rules of the Federal Reserve Board or eligible for listing on the NYSE.

8.	Certain Information Concerning the Company.

The Company. The Company is a public limited liability company (naamloze vennootschap) organized under the laws of The Netherlands with its principal executive offices located at Biwater House, Station Approach, Dorking, Surrey, RH4 1TZ, United Kingdom (telephone number 44 1306 746 080).

The Company, incorporated in April 2000 as a wholly-owned subsidiary of BHL, invests in and operates water and wastewater facilities worldwide. The company operates internationally in eight countries: the United Kingdom, China, South Africa, Chile, Indonesia, Panama, Antigua and The Philippines. In a typical water project, the Company collects raw water from surface and groundwater sources, treats the water to meet the required quality standards and then supplies the treated water through a distribution network to its customers’ premises. In a typical wastewater project, the Company collects the wastewater from its customers’ premises, treats the wastewater to meet the required standards and returns the treated water to the environment. The Company provides these services under long-term contracts or licenses that typically give the Company the exclusive right to provide its services within a defined territory. The Company’s customers are predominantly homes and businesses representing a total population of approximately 4.7 million.

Available Information. The Company is subject to the information and reporting requirements of the Exchange Act and in accordance therewith is obligated to file reports and other information with the SEC relating to its business, financial condition and other matters. Information, as of particular dates, concerning the Company’s directors and officers, their remuneration, stock options granted to them, the principal holders of the Company’s securities, any material interests of such persons in transactions with the Company and other matters is required

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to be disclosed in proxy statements distributed to the Company’s stockholders and filed with the SEC. Such reports, proxy statements and other information are available for inspection at the Public Reference Room maintained by the SEC at 100 F Street, NE, Washington, DC 20549, and can be obtained electronically on the SEC’s website at www.sec.gov.

Except as otherwise set forth in this Offer to Purchase, the information concerning the Company contained in this Offer to Purchase has been taken from or based upon publicly available documents and records on file with the SEC and other public sources and is qualified in its entirety by reference to those documents and records. Although Purchaser and Parent have no knowledge that would indicate that any statements contained in this Offer to Purchase based on those documents and records are untrue, neither Parent nor Purchaser can take responsibility for the accuracy or completeness of the information contained in such documents and records, or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Parent or Purchaser.

Financial Projections. In connection with our due diligence review of the Company, certain non-public financial projections prepared by the Company’s management were made available to us in late 2009. A summary of these projections is set forth below.

We understand that the Company’s financial projections reflect numerous estimates and assumptions with respect to industry performance, general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to the Company’s business, all of which are difficult to predict and many of which are beyond the Company’s control. These financial projections are subjective in many respects and thus are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. As such, these financial projections constitute forward-looking information and are subject to risks and uncertainties, including the various risks set forth in the Company’s periodic reports. The financial projections cover multiple years and such information by its nature becomes less reliable with each successive year.

Further, in its third quarter earnings release, made on February 10, 2010, the Company announced that with regard to the guidance for the year ending March 31, 2010, it expected EPS of approximately US$0.76, with revenue and EBITDA expected close to the initial guidance levels of US$174 million and US$63 million respectively.

We understand that the financial projections were prepared by the Company solely for internal use and not with a view toward public disclosure or toward complying with generally accepted accounting principles or “GAAP,” the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. The financial projections included below were prepared by, and are the responsibility of, the Company’s management. To our knowledge, neither the Company’s independent registered public accounting firm, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the financial projections included below, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and they assume no responsibility for, and disclaim any association with, the financial projections.

The inclusion of the projections in this Offer to Purchase should not be regarded as an indication that any of the Company, the Stockholder, Purchaser, Parent or their affiliates, advisors or representatives considered or consider the projections to be predictive of actual future events, and the projections should not be relied upon as such. None of the Company, the Stockholder, Purchaser, Parent or their respective affiliates, advisors, officers, directors or representatives can give any assurance that actual results will not differ from the projections, and none of them undertakes any obligation to update or otherwise revise or reconcile the projections to reflect circumstances existing after the date such projections were generated or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the projections are shown to be in error. None of the Company, the Stockholder, Purchaser or Parent intend to make publicly available any update or other

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revisions to the projections, except as required by law. None of the Company, the Stockholder, Purchaser, Parent or their respective affiliates, advisors, officers, directors or representatives has made or makes any representation to any stockholder or other person regarding the ultimate performance of the Company compared to the information contained in the projections or that forecasted results will be achieved. Neither the Company nor the Stockholder has made any representation to us, in the Tender Offer and Stockholder Support Agreement or otherwise, concerning the projections. Furthermore, none of the Company, the Stockholder, Purchaser, Parent and any of their respective affiliates or representatives makes any representation to any other person regarding the projections. The projections are not being included in this Offer to Purchase to influence a stockholder’s decision whether to tender his or her Shares in the Offer, but merely because the projections were made available to Purchaser in the course of its due diligence.

Financial Projections – Income Statement

YE March (US$m)	2009 Actual	2010 Forecast	2011 Forecast	2012 Forecast	2013 Forecast
Total turnover	163.4	173.1	189.7	202.8	213.6
Total operating expenses	(104.3)	(113.1)	(121.1)	(127.1)	(131.5)
EBITDA	59.1	59.9	68.6	75.7	82.1
EBIT	36.8	35.5	40.1	45.1	51.6
Profit before tax	33.1	27.3	27.9	32.8	40.0
Net profit	17.8	22.1	18.9	22.4	27.3

9.	Certain Information Concerning Parent and Purchaser.

Parent is a public company limited by shares, incorporated under the laws of Singapore and listed on the main board of the Singapore Exchange, with its principal executive offices at 30 Hill Street #05-04, Singapore 179360. The telephone number of Parent at such location is 65 6723 3113. Parent, a leading utilities and marine group, provides centralized utilities, energy and water to industrial and other customers in Singapore, the United Kingdom, Asia and the Middle East. It is a global leader in marine and offshore engineering and also a provider of environmental and industrial park management services in the region. The common shares, no par value, of Parent are listed for trading on the main board of the Singapore Exchange.

Purchaser is a private company limited by shares, incorporated under the laws of Singapore. The principal executive offices of Purchaser are located at 30 Hill Street #05-04, Singapore 179360. The telephone number of Purchaser at such location is 65 6723 3113. Purchaser is a wholly-owned subsidiary of Parent. Purchaser provides energy, water and on-site logistics and services to customers including companies in energy intensive industry clusters. It operates in Singapore, the United Kingdom, China, Vietnam, the United Arab Emirates and Oman.

The name, citizenship, business address, business telephone number, current principal occupation (including the name, principal business and address of the organization in which such occupation is conducted), and material positions held during the past five years (including the name, principal business and address of the organization in which such occupation was conducted), of each of the directors and executive officers of Parent and Purchaser are set forth in Schedule A to this Offer to Purchase. Neither Parent nor Purchaser nor, to the best of their knowledge, any of the persons listed on Schedule A to this Offer of Purchase has during the last five years (i) been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws or finding any violation of such laws.

Except as otherwise described in this Offer to Purchase, neither Parent nor Purchaser, nor, to the best of their knowledge, any of the persons listed in Schedule A to this Offer to Purchase, nor any associate or

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majority-owned subsidiary of any of the foregoing, beneficially owns or has a right to acquire any Shares or has engaged in any transactions in the Shares in the past 60 days. Neither Parent nor Purchaser has purchased any Shares during the past two years.

Except as otherwise described in this Offer to Purchase, neither Parent nor Purchaser nor, to the best of their knowledge, any of the persons listed in Schedule A to this Offer to Purchase, has any contract, agreement, arrangement, understanding or relationship, whether or not legally enforceable, with any other person with respect to any securities of the Company, including, but not limited to, the transfer or voting of such securities, finder’s fees, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations. Except as set forth in this Offer to Purchase, during the last two years neither Parent nor Purchaser nor, to the best of their knowledge, any of the persons listed on Schedule A to this Offer to Purchase has had any transaction with the Company or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the SEC applicable to the Offer. Except as set forth in this Offer to Purchase, during the last two years there have been no negotiations, transactions or material contacts between any of Parent or Purchaser or any of their respective subsidiaries nor, to the best knowledge of such corporations, any of the persons listed in Schedule A to this Offer to Purchase, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer for or other acquisition of any class of the Company’s securities, an election of the Company’s directors or a sale or other transfer of a material amount of assets of the Company.

10.	Background of the Offer; Other Transactions; the Tender Offer and Stockholder Support Agreement and Related Agreements.

Background of the Offer. For purposes of this Section 10, references to “Sembcorp” unless otherwise specified are to Sembcorp Industries Ltd. and its subsidiaries, including Sembcorp Utilities Pte Ltd. and reference to “Biwater” unless otherwise specified are to Biwater Holdings Limited and its subsidiaries, including Biwater Investments Ltd, but excluding the Company and its subsidiaries.

Sembcorp has been generally familiar with the Company, Biwater and their respective business activities for some time. In particular, various Sembcorp personnel have, from time to time, had contact in a business setting with officers and employees of Biwater.

In August 2008, Sembcorp became aware of Biwater’s proposed sale of its Shares and that a sale process was being coordinated by the Global Banking and Markets division of HSBC Bank plc (“HSBC Advisory”), Biwater’s financial advisor. Sembcorp was interested in participating in the sale process and contacted HSBC Advisory directly.

On August 22, 2008, Sembcorp and Biwater signed a mutual non-disclosure agreement (“NDA”) and on August 26, 2008, HSBC Advisory sent Sembcorp an Information Memorandum and Sale Process Letter.

On September 15, 2008, Sembcorp submitted to HSBC Advisory an indicative non-binding offer to purchase Biwater’s Shares at US$10.65 per Share, which was the closing price on September 12, 2008. The non-binding offer was subject to various conditions, including, among other things, the satisfactory outcome of due diligence, and the finalization and execution of formal documentation on terms satisfactory to, and acceptable by, Sembcorp’s management, board of directors and shareholders.

On September 24, 2008, HSBC Advisory verbally informed Sembcorp that it was not selected to participate in the second stage of the sale process.

On September 30, 2008, HSBC Advisory sent an email requesting that Sembcorp destroy all information previously provided to it in connection with the sale process pursuant to the terms of the NDA, since Sembcorp was not asked to participate in the second stage of the sale process.

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On April 30, 2009, during a scheduled visit to its offices in the U.K., principals of Sembcorp took the opportunity to meet with principals of Biwater to discuss and exchange views on the industry and possible collaboration opportunities.

On September 1, 2009, HSBC Advisory contacted Sembcorp to inform it that Biwater was re-initiating the previously postponed sale process to sell its Shares and to see if Sembcorp was interested in participating in the process. Sembcorp expressed an interest in participating in the sale process and on September 11, 2009, HSBC Advisory sent an updated Information Memorandum to Sembcorp.

On September 19, 2009, HSBC Advisory sent an email to Sembcorp attaching a letter dated September 18, 2009, detailing the sale process. Based on the timeline provided, the deadline for the submission of non-binding offers was October 12, 2009, however the letter provided that if Sembcorp submitted a firm offer acceptable to Biwater by October 5, 2009, Biwater would work together in good faith with Sembcorp to consummate a transaction within a short time period.

Sembcorp determined that it was not able to submit a firm offer by October 5, 2009, and so on September 25, 2009, Sembcorp informed HSBC Advisory that it would follow the official process and would submit a non-binding offer by October 12, 2009.

On September 25, 2009, a representative of Biwater sent an email to a representative of Sembcorp, providing (i) a draft agreement between Biwater and Sembcorp pursuant to which (a) the parties would enter into a strategic relationship, (b) Biwater would sell its Shares in the Company to Sembcorp and (c) Biwater would sell to Sembcorp a 49% interest in certain subsidiaries and (ii) a draft purchase agreement with regard to Biwater’s proposed sale of its Shares. There were no subsequent discussions on either of these agreements.

On October 1 and 2, 2009, representatives of Biwater, together with HSBC Advisory, met with representatives of Sembcorp in Singapore. During the meetings, Biwater provided an overview of the Company’s businesses and assets as well as the rationale behind the Company’s incorporation in The Netherlands, listing on the NYSE and Biwater’s sale of its Shares.

On October 12, 2009, Sembcorp submitted an indicative non-binding offer (the “Non-Binding Offer”) to HSBC Advisory and Biwater. The Non-Binding Offer indicated that Sembcorp would be interested in acquiring Biwater’s Shares at a price range of US$6.25 to US$7.00 per Share. The closing price on Friday, October 9, 2009, the last full trading day prior to Sembcorp’s submission of the Non-Binding Offer, was US$5.92. In addition, the price range offered by Sembcorp in its Non-Binding Offer represented a premium in terms of the 3-month (US$5.06), 6-month (US$4.45) and 12-month (US$4.43) historical VWAPs calculated as of October 9, 2009. The Non-Binding Offer was subject to Sembcorp acquiring all of the remaining Shares not held by Biwater, and other conditions, including, among other things, the satisfactory outcome of due diligence, and the finalization and execution of formal documentation on terms satisfactory to, and acceptable by, Sembcorp’s management, board of directors and shareholders.

During the period from October 13 to 16, 2009, HSBC Advisory and Biwater contacted Sembcorp on a number of occasions to discuss certain clarifications relating to Sembcorp’s Non-Binding Offer.

On October 21, 2009, Sembcorp received an email from HSBC Advisory attaching a letter dated October 20, 2009, admitting Sembcorp into the next stage of sale process.

On October 28, 2009, Sembcorp informed Biwater and HSBC Advisory that it had engaged Credit Suisse (Singapore) Limited (“Credit Suisse”) as its financial advisor. Credit Suisse proceeded to contact HSBC Advisory and commenced discussions with HSBC Advisory on a revised NDA (the “Revised NDA”). HSBC Advisory and Credit Suisse had various discussions to negotiate the Revised NDA and during those discussions,

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HSBC Advisory informed Credit Suisse that the Company was willing to cooperate with Biwater in providing due diligence to bidders in the sale process and had formed a special committee of the board of directors to assist in that regard.

On November 9, 2009, Sembcorp and Biwater executed the Revised NDA.

On November 10, 2009, Sembcorp received a sale process letter from HSBC Advisory, requesting that Sembcorp’s final and binding offer be submitted by December 14, 2009. The process letter indicated that Sembcorp would be provided an opportunity to meet with, and ask questions of, selected members of the Company’s management. A draft of the purchase agreement relating to the transaction was also provided. This draft was subsequently abandoned due to Sembcorp’s desire to acquire all of the Shares outstanding (including Biwater’s Shares) through a tender offer.

In November 2009, Sembcorp retained Clifford Chance LLP as its outside legal counsel, and began conducting a customary due diligence review of the Company. On November 30, 2009, Sembcorp had meetings in the U.K. with Biwater and the Company’s management as part of its due diligence review process. Sembcorp also visited certain of the Company’s facilities in the U.K., Indonesia and China, and met with local management teams of the Company in those countries.

On December 14, 2009, Sembcorp submitted a conditional offer (the “Conditional Offer”) to HSBC Advisory and Biwater. The Conditional Offer indicated an offer price of US$6.50 to US$7.00 per Share for the potential acquisition of all of the issued and outstanding Shares. The closing price on Friday, December 11, 2009, the last full trading day prior to Sembcorp’s submission of the Conditional Offer, was US$5.66. In addition, the price range offered by Sembcorp represented a premium in terms of the 3-month (US$5.84), 6-month (US$4.92) and 12-month (US$4.38) historical VWAPs calculated as of December 11, 2009. The Conditional Offer was subject to certain conditions, including, among other things, the granting of an exclusivity period until January 31, 2010, the satisfactory outcome of due diligence and the finalization and execution of formal transaction documentation on terms satisfactory to, and acceptable by, Sembcorp’s management, board of directors and shareholders. Sembcorp also indicated its preferred transaction structure was a tender offer conditioned on, among other things, an irrevocable undertaking from Biwater to tender its Shares and a recommendation from the Company’s board of directors, so as to maximize the likelihood that Sembcorp would be able to acquire 100% of the Company.

On December 23, 2009, Sembcorp received a letter from HSBC Advisory confirming that Biwater was prepared to grant Sembcorp exclusivity until January 31, 2010, was willing to assist Purchaser in completing its remaining due diligence and was willing to work together with Sembcorp to determine a suitable approach in order to procure a recommendation from the Company’s board of directors.

During the period of January and February 2010, Sembcorp engaged Ernst & Young Solutions LLP (“E&Y”) as its accounting and tax adviser and continued its due diligence review. Sembcorp and its consultants continued to visit certain of the Company’s facilities in China, South Africa and Chile.

On February 3, 2010, Biwater and Sembcorp signed an exclusivity letter (the “February 3 Exclusivity Letter”), granting Sembcorp exclusivity until March 7, 2010 (the “Exclusivity Period”), and providing for a break-fee of US$1,000,000 payable by Biwater in the event that (i) Sembcorp submitted a firm offer, on terms and conditions set forth in the exclusivity letter, before the end of the Exclusivity Period and (ii) within two weeks from Biwater’s receipt of the firm offer, Biwater did not accept the firm offer by entering into or offering to enter into a binding agreement with Sembcorp in which Biwater would irrevocably undertake to tender its Shares pursuant to the terms of a tender offer for Shares by Sembcorp. In addition, the exclusivity letter provided that Biwater would provide reasonable assistance to Sembcorp during the Exclusivity Period in its pursuit of a recommendation from the Company’s board of directors, and would procure that, subject to their fiduciary duties, Larry Magor and Adrian White, in their capacity as directors of the Company, support the firm offer.

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On February 17, 2010, representatives of Sembcorp, Credit Suisse and E&Y had a teleconference call with HSBC Advisory and certain members of the Company’s senior management to clarify certain issues arising from Sembcorp’s due diligence review.

On February 23, 2010, representatives of Sembcorp, Credit Suisse and HSBC Advisory had a further call with a member of the Company’s senior management to discuss and clarify certain issues arising from Sembcorp’s due diligence review.

On March 1, 2010, representatives of Sembcorp and Credit Suisse met with the Company’s board of directors and Biwater’s board of directors (via video conference and teleconference) and presented Sembcorp’s intention to enter into discussions regarding a firm offer that would entail Sembcorp making a tender offer to acquire all the issued and outstanding Shares at a price somewhere in the range of US$6.50 to US$7.00 per Share. The closing price on Friday, February 26, 2010, the last full trading day prior to Sembcorp’s presentation of its proposed offer to the Company’s board of directors, was US$5.70. In addition, the proposed price range represented a premium in terms of the 3-month (US$5.72), 6-month (US$5.79) and 12-month (US$4.65) historical VWAPs calculated as of February 26, 2010. Sembcorp proposed that the tender offer be subject to certain conditions, including, among other things, Biwater providing an irrevocable undertaking to tender its Shares in the tender offer and the Company’s board of directors recommending the tender offer. Sembcorp also proposed that the tender offer be subject to a minimum condition of 80% of the issued and outstanding Shares being validly tendered and not withdrawn. At that meeting, the Company’s board of directors asked Sembcorp a few questions to clarify Sembcorp’s proposed offer. Shortly after the meeting, Sembcorp was informed by representatives of Biwater that the special committee of the Company’s board of directors had indicated that they would not be able to recommend a tender offer based on the above terms as they were of the view that the price was not adequate. On the same day, Sembcorp also had discussions with the Company’s management to further clarify certain outstanding due diligence questions.

On March 2, 2010, representatives of Sembcorp had a meeting with representatives of Biwater and Biwater’s tax advisor, PricewaterhouseCoopers, to understand the Biwater group losses position in relation to the group tax relief arrangements between certain Biwater group entities and certain group entities of the Company. Representatives of Sembcorp also had a meeting with representatives of Biwater, the trustees of the Water Company Scheme (the “Trustees”) and the Trustees’ legal advisor to obtain their concurrence for the submission of an application to the Pensions Regulator for the separation of Biwater’s and the Company’s pension schemes. Representatives of Sembcorp and Credit Suisse also had a discussion with representatives of Biwater and HSBC Advisory to discuss next steps in connection with the proposed transaction, including the completion of Sembcorp’s outstanding due diligence and a suggestion that Sembcorp should consider proposing a fixed offer price per Share rather than a range of per Share offer prices in a written offer to the Company’s board of directors.

On March 7, 2010, Sembcorp submitted a letter to the Company’s board of directors and Biwater’s board of directors that contained a firm offer by Sembcorp to make a tender offer to acquire all the issued and outstanding Shares at a fixed price of US$6.75 per share (the “Firm Offer”). The closing price on Friday, March 5, 2010, the last full trading day prior to Sembcorp’s submission of the Firm Offer, was US$6.00. In addition, the Firm Offer represented a premium in terms of the 3-month (US$5.75), 6-month (US$5.81) and 12-month (US$4.72) historical VWAPs calculated as of March 5, 2010. The Firm Offer was subject to certain conditions, including, among other things, that Biwater provide an irrevocable undertaking to tender its Shares in the tender offer and that the Company’s board of directors recommend the tender offer. The Firm Offer further provided that the tender offer was to be subject to a minimum condition of 80% of the issued and outstanding Shares being validly tendered and not withdrawn. The letter also requested that the Exclusivity Period be extended to March 31, 2010.

On March 11, 2010, the Company’s special committee, which was comprised of Charles Auster, Willy Biewinga, Mitchell Sonkin, the three independent directors of the Company, sent a letter (the “March 11 Letter”) to Sembcorp in response to its Firm Offer. The special committee did not include then-director Michael Wager and

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now a consultant to the Company with what is understood to be an approximately US$2,250,000 compensation package, who was up until May 2010, a member of Squire Sanders & Dempsey LLP, the Company’s primary outside legal counsel, which is representing the Company and the special committee in connection with the proposed transaction. The March 11 Letter did not say that the Company had obtained independent financial or legal advice in connection with their review of Sembcorp’s offer at that time. The first time Sembcorp became aware that the special committee had retained a financial advisor was on April 30, 2010, when in connection with a press release issued by the Company announcing the Litigation, it stated “[w]e have retained Janney Montgomery Scott LLC.” The full text of the March 11 Letter is set forth below:

“March 11, 2010

Tan Cheng Guan

Executive Vice President

Group Business and Strategic Development

Sembcorp Utilities Pte Ltd

30 Hill Street #05-04

Singapore 179360

Re: Project Atlantis

Dear Mr. Guan:

Thank you for your March 1, 2010 presentation and March 7, 2010 letter. We share your view that Cascal’s business is very attractive.

Our Board of Directors and our special committee have considered your letter and we have been requested to provide you with our view of your March 7 letter.

Based on our review of your March 7 letter, we cannot make a recommendation to our Board to support your proposed transaction because we believe the offer described in that letter is inadequate.

Thank you for your interest.

Sincerely,

Charles Auster	Willy Biewinga	Mitchell Sonkin
Director and Member	Director and Member	Director and Member
of Special Committee	of Special Committee	of Special Committee”

The closing price on Wednesday, March 10, 2010, the last full trading day prior to the Company issuing the March 11 Letter, was US$6.00.

On March 12, 2010, Biwater sent a letter to Sembcorp indicating that they would be willing to continue discussions with Sembcorp and the parties executed a revised exclusivity letter extending the Exclusivity Period to March 31, 2010.

Pursuant to the terms of the February 3 Exclusivity Letter, Biwater was required to enter into or offer to enter into an irrevocable undertaking to tender its Shares within two weeks from the date of receipt of the Firm Offer, and accordingly, on March 21, 2010, Biwater sent a signed irrevocable undertaking (the “Irrevocable Undertaking”) to Sembcorp stating that it would be willing to tender its Shares in a tender offer by Sembcorp at a price of US$6.75 per Share, subject to certain conditions, including the 80% Condition. The Irrevocable Undertaking provided that Biwater’s obligations under the Irrevocable Undertaking would lapse if the Company’s board of directors (or an independent committee of the Company’s board of directors) failed to recommend the Firm Offer by midnight (GMT) on March 21, 2010. Neither the Company’s board of directors nor the special committee of the board of directors recommended the Firm Offer by midnight (GMT) on March 21, 2010, and accordingly, Biwater’s obligations under the Irrevocable Undertaking lapsed.

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During March 2010, representatives of Sembcorp, Biwater and their respective financial advisors negotiated the offer price within a range of US$6.25 to US$6.75 per Share and the structure of the tender offer and ultimately settled on a two-tiered pricing structure of US$6.40 per Share, subject to an increase to US$6.75 if 80% or more of the Shares were tendered in the Offer.

On March 30, 2010, HSBC Advisory informed Credit Suisse that Biwater’s board of directors had agreed in principle, and subject to an agreement on appropriate documentation, to tender its Shares in a tender offer by Sembcorp at a price of US$6.75 per Share if the 80% Condition was met and a price of US$6.40 per Share if the Minimum Condition, but not the 80% Condition, was met.

On April 1, 2010, Biwater and Sembcorp signed a revised exclusivity letter, extending the Exclusivity Period to April 16, 2010.

Also on April 1, 2010, Credit Suisse sent to HSBC Advisory (i) a draft Tender Offer and Stockholder Support Agreement, pursuant to which Sembcorp would agree to launch a tender offer for all of the issued and outstanding Shares and Biwater would agree to tender its Shares in the Offer. The Tender Offer and Stockholder Support Agreement provided for a price of US$6.75 in the event that the 80% Condition was met, and a price of US$6.40 if the Minimum Condition, but not the 80% Condition was met, (ii) a draft Tax Deed and (iii) a draft Pensions Agreement.

From April 6 to 10, 2010, representatives of Sembcorp and Biwater and their respective legal and financial advisors had numerous teleconferences regarding, and exchanged several further revised drafts of the Tender Offer and Stockholder Support Agreement, and Sembcorp continued its due diligence review of the Company. During that time, in connection with the negotiation of the Tender and Support Agreement, representatives of Sembcorp and Biwater and their respective legal advisors also negotiated the terms of the Tax Deed pursuant to which Biwater would indemnify Sembcorp and the subsidiaries for any losses arising as a result of certain tax sharing arrangements entered into among Biwater and certain of the Company’s subsidiaries. Sembcorp had become aware of these tax sharing arrangement during its due diligence review. In addition, during the due diligence process Sembcorp became aware that Biwater and Cascal shared a combined pension scheme in the U.K. As a result of this finding, in connection with the negotiation of the Tender and Support Agreement, representatives of Sembcorp, Biwater, the Trustees and their respective legal advisors negotiated the terms of a Pensions Agreement which provides for the separation of the two schemes. The parties also discussed the mechanics by which Biwater’s Shares would be tendered in the Offer free and clear of the security interests held by the Commercial Banking division of HSBC Bank plc (as lender to Biwater) (“HSBC Commercial Banking”) and the Trustees over Biwater’s Shares. As a result of these discussions, Sembcorp, Biwater, HSBC Commercial Banking, the Trustees, The Bank of New York Mellon (as escrow agent) and their respective legal advisors negotiated the terms of an Escrow Agreement pursuant to which Biwater’s Shares would be placed into escrow and at the expiration of the Offer, upon the release of the security interests, would be validly tendered and accepted for payment in the Offer. Also during this period representatives of Sembcorp met with a senior manager of the Company to receive an update on certain outstanding due diligence points and to discuss post-transaction matters, including the replacement of services currently provided by Biwater to the Company and staff retention plans. Additional site visits to the Company’s facilities in Chile to assess the impact of the earthquake that struck the Maule Region of Chile on February 27, 2010, were also conducted.

On April 13 and 14, 2010, representatives of Sembcorp and Biwater and their respective legal and financial advisors met in London to discuss the Tender Offer and Stockholder Support Agreement and the Pensions Agreement.

On April 13, 2010, Sembcorp, through Chilean press reports, became aware of an incident that occurred during the month of March 2010, in Chile whereby Bayesa S.A. (“Bayesa”), a subsidiary of the Company, which operates wastewater treatment plants in Chile was alleged to have improperly treated wastewater resulting in a health alert which caused over 25,000 people to have gastrointestinal problems. On April 20, 2010, through

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various media outlets in Chile, Sembcorp discovered that as a result of the health alert, the Concessionaire of Health Services (Econssa Chile S.A.) was allegedly terminating Bayesa’s contract to run the wastewater plant. As a result of these findings, during the period from April 20 through April 25, 2010, Sembcorp, Biwater and their respective legal and financial advisors had numerous teleconferences regarding, and exchanged several further revised drafts of the Tender Offer and Stockholder Support Agreement incorporating an indemnity provision to cover losses, if any, arising as a result of the recent events concerning Bayesa in Chile.

On April 15, 2010, Biwater and Sembcorp signed a revised exclusivity letter, extending the Exclusivity Period to April 30, 2010.

On April 25, 2010, Sembcorp and Biwater reached an agreement on the indemnity provision and final versions of the Tender Offer and Stockholder Support Agreement, Tax Deed, Pensions Agreement and Escrow Agreement (collectively, the “Transaction Documents”) were circulated to Sembcorp, Biwater, HSBC Commercial Banking, the Trustees, The Bank of New York Mellon and their respective legal advisors for sign-off and execution. Early in the morning on April 26, 2010, the parties executed and delivered the Transaction Documents and immediately thereafter, Sembcorp issued a press release announcing the execution of the Tender Offer and Stockholder Support Agreement. The Tender Offer and Stockholder Support Agreement provides for an Offer Price of US$6.75 per Share in the event the 80% Condition is satisfied and an Offer Price of US$6.40 per Share in the event the Minimum Condition, but not the 80% Condition is satisfied. The closing price on Friday, April 23, 2010, the last full trading day prior to the execution of the Tender Offer and Stockholder Support Agreement, was US$7.61. In addition, the Offer Price of US$6.75 represented a premium in terms of the 3-month (US$6.38), 6-month (US$6.00) and 12-month (US$5.05) historical VWAPs calculated as of April 23, 2010.

On April 26, 2010, the Company issued a press release (the “April 26 Press Release”) in which it stated that its board of directors had determined that the Offer is “inadequate and coercive.” The April 26 Press Release did not indicate that the special committee had obtained any independent legal or financial advice in connection with its consideration of the Offer at that time. In addition, the April 26 Press Release quoted Mr. Wager as Chairman of the special committee. Mr. Wager was not on the special committee when it sent the March 11 Letter to Sembcorp, but by April 26, 2010, had not only become a member of the special committee, but also its Chairman. The April 26 Press Release was filed on behalf of the Company by Squire Sanders & Dempsey LLP, the firm in which Mr. Wager was, at that time, a partner, as the Company’s legal counsel.

On April 30, 2010, Mr. Wager contacted Sembcorp to “discuss issues arising as a result of [Sembcorp’s] announcement regarding its intended tender offer for Cascal common shares.” Mr. Wager indicated that he was advising the Company on these matters and stated that if Sembcorp had any interest in discussing a consensual resolution of these matters, to contact him at Sembcorp’s convenience.

Also on April 30, 2010, the Company commenced the Litigation against Biwater and Sembcorp in the United States District Court for the Southern District of New York seeking to enjoin the Offer, enjoin the further use of confidential information and recover damages. In the action, the Company alleges that the Offer violates U.S. securities laws. The Company alleges that Sembcorp is attempting to purchase Shares when it has material non-public information which it allegedly received pursuant to the Revised NDA. The Company also claims that Sembcorp has violated the Revised NDA directly by making the Offer because the Revised NDA (i) prohibits Sembcorp from dealing in Shares when it has material non-public information and (ii) restricts Sembcorp’s use of the information provided to it “solely” for the purpose of purchasing Biwater’s Shares, not the Shares of others.

As against Biwater, the complaint alleged a breach of Biwater’s Letter Agreement with the Company, dated November 9, 2009 (the “Letter Agreement”) pursuant to which the Company provided Biwater with confidential information. The Company claims that the Letter Agreement prohibits Biwater from consenting to any deal with Sembcorp that is not offered on the “same terms” to all shareholders. The Company alleges that the Offer is not on the “same terms” to all shareholders because, pursuant to the Tender Offer and Stockholder Support Agreement, Biwater is required to tender and not withdraw its Shares in the Offer and by contrast, the Company argues, other shareholders are not restricted in their ability to tender or withdraw their Shares in the Offer.

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The Company issued a press release on April 30, 2010 (the “April 30 Press Release”), announcing that it had commenced the Litigation. The April 30 Press Release was also the first time the Company publically indicated that it had retained Janney Montgomery Scott LLC, as its financial advisor.

On May 4, 2010, Biwater submitted to the Pensions Regulator the application for clearance of the separation of Biwater’s and the Company’s pensions schemes upon the consummation of the Offer.

On May 5, 2010, the Company announced that Mr. Wager had resigned from the board of directors and as Chairman of the special committee, in order to act as a consultant to the Company and the special committee in connection with the Offer. We understand from the Stockholder that, on or about that date, the Company and Mr. Wager entered into a consulting agreement pursuant to which Mr. Wager would receive an annual salary of $900,000 and 200,000 restricted Shares in the Company. Mr. Wager’s compensation was not disclosed in the Company’s press release announcing his Consultancy.

Also on May 5, 2010, representatives of Sembcorp and its legal advisor had a teleconference with Mr. Wager during which time Mr. Wager indicated that the Company would be willing to drop the Litigation against Sembcorp and Biwater in exchange for either (i) an increase in the Offer Price of an unspecified amount or (ii) Sembcorp agreeing to enter into a standstill agreement where Sembcorp would agree to be a passive investor in the Company for a period of twenty-four to forty-eight months following the consummation of the Offer. Sembcorp discussed these proposals internally and determined that both of them were unacceptable, and communicated this to Mr. Wager.

On May 11, 2010, Mr. Wager emailed Sembcorp again to discuss the prospect of a consensual resolution stating that a resolution was possible if the parties remained flexible with regard to price and structure. Sembcorp responded to Mr. Wager indicating that unless he had a proposal materially different from his earlier proposals which were unacceptable, Sembcorp did not believe there was the prospect of a consensual resolution.

Also on May 11, 2010, in connection with the Litigation, the Company filed an amended complaint and a motion for a temporary restraining order or for a preliminary injunction to stop the commencement of the Offer.

Sembcorp filed an opposition to the Company’s motion on May 12, 2010, and later in the day, a hearing was held on the motion before the Honorable Lewis A. Kaplan, United States District Judge. At the end of that hearing, Judge Kaplan scheduled an evidentiary hearing for May 19, 2010. In light of Judge Kaplan’s decision to conduct a hearing in one week, the Company withdrew their request for a temporary restraining order and Sembcorp and Biwater agreed not to commence the Offer before May 21, 2010.

On May 13, 2010, Sembcorp received two emails from Mr. Wager. The first email, addressed to the Group President and CEO of Sembcorp, referenced the Litigation and stated that the “next phases of [the Company’s] defense will be communications to Semcorp (sic) Industries’ Board and shareholders as well as public statements to Sembcorp’s shareholders in Singapore’s financial press” and that “there are business solutions that can spare Semcorp (sic) and Cascal from protracted litigation and continued public exchanges.” Sembcorp responded to Mr. Wager’s email asking him to provide the details of his proposed solutions to Sembcorp’s Executive Vice President, Group Business & Strategic Development. In his second email, Mr. Wager responded with yet another proposal for Sembcorp to change the terms of the Offer to (i) increase the Offer Price, (ii) include ordinary shares of Sembcorp as part of the consideration paid to tendering stockholders and (iii) agree not to delist and deregister the Shares for at least three years and retain at least three of the Company’s directors on the Company’s board of directors following the completion of the Offer. Otherwise, Mr. Wager stated, the “courts in the US and Holland will decide the fate of Cascal and its public shareholders.”

On May 14, 2010, Sembcorp responded to Mr. Wager indicating that since the proposals contained in Mr. Wager’s May 13, 2010 emails were not materially different from those previously proposed by Mr. Wager and subsequently rejected by Sembcorp, these proposals were again unacceptable to Sembcorp and Sembcorp communicated this to Mr. Wager.

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We were informed by Biwater that on May 14, 2010, Spigthoff N.V. (“Spigthoff”), Biwater’s Dutch litigation counsel, sent a demand letter (the “Demand Letter”) to the board of directors of the Company, informing them (i) that by their actions in connection with the Litigation, the members of the special committee of the board of directors “are acting in clear breach of their duties towards [the Company] and all its stakeholders, including Biwater” and (ii) that “Biwater intends to take any and all action to hold the members of the Special Committee, and Mr. Wager himself, personally liable in order to obtain compensation for any damage caused.” The Demand Letter also urged the Company’s board of directors “to do everything [they] can to take away [Biwater’s] concerns that [they] will interfere with the transactions, amongst other by confirming that they will refrain from taking any measures which could jeopardize the making of the Tender Offer to all of the shareholders of Cascal, thus enabling them to choose whether to participate in the Tender Offer” and indicated that absent the Company’s board of director’s timely compliance with this request, Biwater would consider initiating inquiry proceedings against the Company before the Enterprise Chamber of the Amsterdam Court of Appeals. The Demand Letter set a deadline of May 18, 2010, for the Company’s response.

We understand from Biwater that on May 18, 2010, Spigthoff received a letter (the “Response Letter”) from Stibbe N.V., the Company’s Dutch litigation counsel, which contained several self-serving and unsubstantiated statements about the bona fides of the members of the special committee of the board of directors of the Company. Additionally, the Response Letter accuses Biwater and Sembcorp of violating certain confidentiality agreements, a charge that was rejected the next day by Judge Kaplan, during the May 19, 2010 hearing on the Company’s motion for a preliminary injunction to prevent the commencement of the Offer. The Response Letter went on to justify the compensation package awarded by the Company to Mr. Wager, the terms of which the Company has, to date, failed to disclose to its shareholders, by saying that the over two and one-quarter million dollar compensation package, a compensation considerably higher than the annual compensation of the Company’s Chief Executive Officer, was the result of arms-length negotiations between Mr. Wager and the Company, with each party represented by its own “independent” legal counsel. However, based on the Company’s SEC filings, the legal counsel that has been representing the Company is Squire Sanders and Dempsey, the same firm at which until, very recently, Mr. Wager was a partner.

On May 19, 2010, after considering all of the evidence presented by the parties, including the sworn declarations of key individuals, Judge Kaplan concluded, among other things, that based on the record before the court there was no likelihood of the Company succeeding on its legal claims. The court then denied the Company’s motion for a preliminary injunction and cleared the way for the Offer to go forward.

Other Transactions. In February 2008, Sembcorp solicited bids for the design, procurement, fabrication, manufacturing, installation supervision, testing and commissioning of the Reverse Osmosis System for its Changi Newater Plant in Singapore. Biwater (Malaysia) Sdn Bhd was one of the four companies who submitted a bid. On March 28, 2008, Biwater (Malaysia) Sdn Bhd was awarded the contract (the “Malaysian Contract”). The contract value is approximately S$8,400,000 (approximately US$6,000,000). Biwater (Malaysia) Sdn Bhd is expected to complete work under the contract by the end of May 2010. An additional S$80,000 (approximately US$57,000) is expected to be added on to the original contract value as additional compensation for additional services performed. Biwater, as contractor under the Malaysian Contract, has contact with Sembcorp on matters relating to the Malaysian Contract from time to time.

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The Tender Offer and Stockholder Support Agreement

Introduction

The following is a summary of certain material provisions of the Tender Offer and Stockholder Support Agreement. The following summary does not purport to be a complete description of the terms and conditions of the Tender Offer and Stockholder Support Agreement and is qualified in its entirety by reference to the Tender Offer and Stockholder Support Agreement, which is incorporated herein by reference, and a copy or form of which has been filed with the SEC as an exhibit to the Schedule TO. The Schedule TO is available free of charge on the SEC’s website at http://www.sec.gov.

STOCKHOLDERS OF THE COMPANY ARE URGED TO READ THE TENDER OFFER AND STOCKHOLDER SUPPORT AGREEMENT IN ITS ENTIRETY FOR A MORE COMPLETE DESCRIPTION. IN THE EVENT OF ANY DISCREPANCY BETWEEN THE TERMS OF THE TENDER OFFER AND STOCKHOLDER SUPPORT AGREEMENT AND THE FOLLOWING SUMMARY, THE TENDER OFFER AND STOCKHOLDER SUPPORT AGREEMENT WILL CONTROL.

The Tender Offer and Stockholder Support Agreement is attached to this Offer to Purchase to provide additional information regarding the terms of the transactions described herein and is not intended to provide any other factual information or disclosure about the Company, the Stockholder or Purchaser. The representations, warranties and covenants contained in the Tender Offer and Stockholder Support Agreement were made only for purposes of such agreement and as of a specific date, were solely for the benefit of the parties to such agreement, are subject to limitations agreed upon by the contracting parties, were made for the purposes of allocating contractual risk between and among the parties thereto instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Tender Offer and Stockholder Support Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures. Investors are not third-party beneficiaries under the Tender Offer and Stockholder Support Agreement and, in light of the foregoing reasons, should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company, the Stockholder or Purchaser or any of their respective subsidiaries or affiliates.

As of the date of the Tender Offer and Stockholder Support Agreement, the Stockholder owned (beneficially and of record) and had the sole power to vote and sell 17,868,543 Shares, constituting approximately 58.4% of the issued and outstanding Shares on a fully diluted basis (based on the 30,581,343 Shares reported by the Company to be issued and outstanding as of December 31, 2009). Purchaser, the Stockholder and BHL entered into the Tender Offer and Stockholder Support Agreement on April 26, 2010. The Tender Offer and Stockholder Support Agreement was a condition precedent to the willingness of Purchaser to make the Offer.

The Offer

The Tender Offer and Stockholder Support Agreement provides for the commencement of the Offer by Purchaser as promptly as practicable but in no event later than 20 calendar days after the date of the Tender Offer and Stockholder Support Agreement, with the initial expiration of the Offer to be no later than 11:00 a.m. (New York City time) on the 21st business day following the date of the commencement of the Offer. Except as otherwise provided in the Tender Offer and Stockholder Support Agreement, Purchaser has agreed not to modify the terms and conditions of the Offer without the prior written consent of the Stockholder. If, as of the expiration date of the Offer, the 80% Condition has not been satisfied, then Purchaser has agreed to (i) decrease the Offer Price to US$6.40, (ii) revise the 80% Condition to the Minimum Condition and (iii) extend the Offer for an additional 10 business days. The Tender Offer and Stockholder Support Agreement provides that any dividends or distributions accruing to any tendering stockholder (including the Stockholder) from the date of the Tender Offer and Stockholder Support Agreement through the date the Offer is accepted and the Shares are transferred to Purchaser shall be for Purchaser’s account.

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Pursuant to the terms of the Tender Offer and Stockholder Support Agreement, if at any time prior to July 31, 2010, the conditions to the Offer set forth in Sections (k), (l) or (m) of Appendix A to the Tender Offer and Stockholder Support Agreement relating to the receipt of approvals of Governmental Authorities, certain specified third parties and the Pensions Regulator have not been satisfied, Purchaser is required to extend the Offer for additional period(s) of time (each such extension, an “Extension Period”). The length of each such Extension Period shall be determined by Purchaser in its sole discretion, subject to and in accordance with applicable law.

Representations and Warranties

In the Tender Offer and Stockholder Support Agreement, the Stockholder has made representations and warranties to Purchaser, including representations relating to: organization, good standing and corporate power; title to the 17,868,543 Shares beneficially owned by the Stockholder and any other Shares (whether held beneficially or of record) acquired by the Stockholder after the effective date of the Tender and Stockholder Support Agreement and prior to the termination of all of the Stockholder’s obligations under the Tender and Stockholder Support Agreement, including any Shares acquired by means of purchase, dividend or distribution, or issued upon the exercise of any warrants or options, or the conversion of any convertible securities or otherwise (collectively, the “Owned Shares”), to be tendered in the Offer; authorization with respect to the Tender Offer and Stockholder Support Agreement; the absence of conflicts with or consents required in connection with the Tender Offer and Stockholder Support Agreement; the Company’s public information and the capitalization of the Company. The Stockholder represented that the Owned Shares are subject to liens arising under deed of release and pledge of shares entered into between the Stockholder, the Company and HSBC Bank plc on April 24, 2008, (as amended by a notarial deed of correction between the Stockholder, the Company and HSBC Bank plc on June 4, 2009, and as further amended from time to time) (the “HSBC Pledge”), a debenture entered into between the Stockholder and the Company dated January 29, 2008, (as amended by a supplemental deed dated February 19, 2010, between the Stockholder and the Company and as further amended from time to time) (the “HSBC Debenture”) and a deed of pledge entered into between the Stockholder and the Trustees (the “Pension Pledge” and, together with the HSBC Pledge and the HSBC Debenture, the “Pledges”).

In the Tender Offer and Stockholder Support Agreement, Purchaser has made representations and warranties to the Stockholder, including representations relating to: organization, good standing and corporate power; authorization with respect to the Tender Offer and Stockholder Support Agreement; the absence of conflicts with or consents required in connection with the Tender Offer and Stockholder Support Agreement; and availability of funds.

Obligations of the Stockholder

Pursuant to the terms of the Tender Offer and Stockholder Support Agreement, the Stockholder agreed, among other things, (i) to promptly (and in any event not later than 5 Business Days after commencement of the Offer), and validly tender or cause to be tendered in the Offer all of the Owned Shares free and clear of any and all liens, claims, security interests, proxies, voting trusts or agreements, options, rights, understandings or arrangements or any other encumbrances whatsoever (collectively, “Encumbrances”) except for those Encumbrances created by the Pledges, (ii) not to withdraw the Owned Shares, or cause the Owned Shares to be withdrawn, from the Offer at any time, (iii) to vote the Owned Shares, or to provide a written consent in respect of such Shares, in connection with any meeting of the stockholders of the Company or any action by written consent in lieu of a meeting of stockholders of the Company, against any action or agreement which would impede or interfere with, or prevent, the Offer, including, but not limited to, any other extraordinary corporate transaction, including, a merger, acquisition, sale, consolidation, reorganization or liquidation involving the Company or any of its subsidiaries and a third party, (iv) to use its reasonable best efforts to take any and all actions necessary to facilitate Purchaser’s obtaining control of the Company’s board of directors (the “Board”) upon the consummation of the Offer including, but not limited to, using its commercially reasonable efforts to cause a stockholders’ meeting to be called for the purpose of replacing the members of the Board, contingent on the

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consummation of the Offer, it being understood and agreed that the Stockholder shall not be required to remove members of the Board, (v) to use its best efforts to cause the Company to operate its business in the ordinary course from the date of the Tender Offer and Stockholder Support Agreement through the earlier of termination of the Tender Offer and Stockholder Support Agreement in accordance with its terms or completion of the Offer and (vi) not to amend, modify, waiver or terminate the Pensions Agreement (as defined below) without the prior written consent of Purchaser.

Non-Solicitation

The Stockholder also agreed with Purchaser that it would not, and would not authorize or permit its representative to directly or indirectly (i) solicit, initiate or knowingly encourage, or knowingly facilitate (including by way of furnishing non-public information) any inquiries or the making or submission of, any offer, proposal or indication of interest that constitutes or would reasonably be expected to lead to a proposal or offer (x) for a merger, consolidation or other business combination involving the Company or any of its subsidiaries or (y) to acquire in any manner, directly or indirectly, any equity interest in the Company, or assets or securities of or in the Company or its subsidiaries (other than the Offer) (a “Takeover Proposal”), (ii) participate or engage in any discussions or negotiations with, or disclose or provide any non-public information or data relating to the Company or any of its subsidiaries or afford access to the properties, assets, books or records or employees of the Company or any of its subsidiaries to any third party relating to, or that would reasonably be expected to lead to, a Takeover Proposal, (iii) accept, approve, endorse or recommend a Takeover Proposal or (iv) enter into any agreement, arrangement, undertaking, contract, commitment or understanding (including any agreement in principle or letter of intent or understanding) with respect to or contemplating a Takeover Proposal.

Restrictions on Transfer of Shares

The Stockholder further agreed that, except as contemplated by the Tender Offer and Stockholder Support Agreement and required under the Pledges, it would not (i) transfer, assign, sell, gift-over, pledge or otherwise dispose (whether by sale, merger, consolidation, liquidation, dissolution, dividend, distribution or otherwise) of, any Shares or any right or interest therein (any of the foregoing being hereinafter referred to as a “Transfer”); (ii) enter into any contract, option or other agreement, arrangement or understanding or grant any consent with respect to any Transfer of Shares; (iii) grant any proxy or power-of-attorney with respect to any of the Shares; (iv) deposit any of the Shares into a voting trust, or enter into a voting agreement or arrangement with respect to any of such Shares; or (v) take any other action that would restrict, limit or interfere in any material respect with the performance of the Stockholder’s obligations under the Tender Offer and Stockholder Support Agreement or the transactions contemplated thereby.

Termination

The Tender Offer and Stockholder Support Agreement and the obligations of the parties hereunder may be terminated (i) by mutual written consent of Purchaser and the Stockholder or (ii) by either Purchaser or the Stockholder if: (a) any Governmental Authority issues an order, decree or ruling or takes any other action permanently enjoining, restraining or otherwise prohibiting the acceptance for payment of, or payment for, Shares pursuant to the Offer and such order, decree, ruling or other action shall have become final and nonappealable; (b) immediately prior to the Expiration Date of the Offer, the clearance of the transactions from the Pensions Regulator shall not have been given on terms that are reasonably acceptable to Purchaser and BHL (as parent of the Stockholder); (c) as the result of the failure of any of the Conditions to the Offer, Purchaser shall have failed to commence the Offer within 30 days following the date of the Tender Offer and Stockholder Support Agreement, provided, however, that the right to terminate the Tender Offer and Stockholder Support Agreement pursuant to subsection (c) is not available to any party whose failure to comply with its obligations under or breach of the Tender Offer and Stockholder Support Agreement results in the failure of any of the other Conditions to the Offer; or (d) if Purchaser shall not have purchased any Shares tendered pursuant to the Offer by July 31, 2010, provided, however, that the right to terminate the Tender Offer and Stockholder Support Agreement pursuant to subsection (d) is not available to any party whose failure to comply with its obligations under or breach of the Tender Offer and Stockholder Support Agreement results in the failure of any of the Conditions to the Offer.

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The Tender Offer and Stockholder Support Agreement provides that notwithstanding anything to the contrary contained therein, before Purchaser can terminate the Offer as a result of the failure of any of the conditions set forth in Section (g)(ii)-(iii) of Appendix A to the Tender Offer and Stockholder Support Agreement relating to the issuance of capital stock or the granting of any stock options or other rights to acquire securities of the Company, by the Company, Purchaser and Stockholder shall negotiate in good faith a reduction of the Offer Price to take into account any dilution in the Company’s capital stock resulting from the failure of such condition, provided, however, that in no event will any renegotiations of the Offer Price result in Purchaser owning less than 53% of the issued and outstanding Shares of the Company.

Further Assurances

Pursuant to the terms of the Tender Offer and Stockholder Support Agreement, the Stockholder has agreed that upon request of Purchaser, it shall execute and deliver any additional documents and take such further actions as may reasonably be requested by Purchaser in order to accomplish the purposes of the Tender Offer and Stockholder Support Agreement. In addition, the Tender Offer and Stockholder Support Agreement provides that each of the parties shall use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective the Offer, in the most expeditious manner reasonably practicable, including: (i) the obtaining of all necessary consents and approvals from any U.S. federal, state or local or any supranational or non-U.S. government, political subdivision, governmental, regulatory or administrative authority, instrumentality, agency, body or commission (“Governmental Authorities”) and the making of all necessary registrations and filings (including using reasonable best efforts to cause any pre-merger notifications required under applicable law to be filed in connection with the proposed transaction, to be filed with the applicable Governmental Authority within the applicable timeframe) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Authority, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging the Tender Offer and Stockholder Support Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed, (iv) the execution and delivery of any additional instruments necessary to fully carry out the purposes of the Tender Offer and Stockholder Support Agreement and (v) the obtaining of clearance of the transactions from the Pensions Regulator on terms that are reasonably acceptable to Purchaser and BHL.

Non-Competition; Employee Non-Solicitation

The Tender Offer and Stockholder Support Agreement provides that for a period of twelve months after the consummation of the Offer, BHL shall not and shall use reasonable best efforts to cause all of its subsidiaries (other than the Company or the Company’s subsidiaries) (collectively “Biwater”) not to be involved in the acquisition or operation of water utilities or businesses that supply multiple domestic or industrial customers (the “Restricted Activity”), provided, that the foregoing restriction shall not (i) prevent BHL or any of its subsidiaries from holding shares or debentures in a listed company which confer not more than 5% of the votes which could normally be cast at a general meeting of that company; (ii) apply (or as the case may be shall cease to apply) to the extent that BHL or any of its subsidiaries acquires any company or business and, as a result of that acquisition, acquires a company or business which falls within the Restricted Activity (the “Relevant Interest”), provided, that the Relevant Interest contributes less than 10% of the revenues of the company or business acquired; or (iii) prevent BHL or any of its subsidiaries carrying on its existing operations, design, engineering, constructing and consulting business carried on by Biwater as of the date of the Tender Offer and Stockholder Support Agreement.

In addition, the Tender Offer and Stockholder Support Agreement provides that, for a period of eighteen months after the consummation of the Offer, the Stockholder will not, and will cause its affiliates not to, (i) directly or

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indirectly solicit or encourage to leave employ or contract any person who is (or was during the previous 6 months) an employee of the Company or its subsidiaries; provided, however, that the Stockholder (A) may enter into discussions with, and/or hire, any employee of the Company or its subsidiaries whose employment was terminated by the Company after the consummation of the Offer and (B) may continue to employ, enter into discussions with, and/or hire any current employee of the Stockholder or any member of the Stockholder group (as of the date of the Tender Offer and Stockholder Support Agreement). The foregoing restriction would not prevent the Stockholder or any of its affiliates from publishing any recruitment advertisement in any local or national newspaper or other publication or on any website, or from negotiating with any person who replies to any such advertisement or who initiates any contact with any such entity.

Indemnification

The Tender and Support Agreement also contains an indemnification provision pursuant to which the Stockholder has agreed to indemnify Purchaser (i) from and to the extent of 58.4% of any profits lost or any write-down or impairment in the value of investments by the Company as a result of the purported termination by the concessionaire of Health Services (Econssa, Chile S.A.) of the contract with Bayesa (the “Bayesa Contract”) pursuant to the notice delivered to the Company during April, 2010, but prior to the date of this Agreement, or the cancellation or revocation of Bayesa’s licenses to own or operate its assets; and (ii) from and against any and all claims (including the reasonable, documented, out of pocket costs payable to third parties and incurred in defending such claims) that may be asserted against, or paid, suffered or incurred by Purchaser that, directly or indirectly, arise out of, or result from, the events in March and April, 2010, leading up to such purported termination of the Bayesa Contract pursuant to the notice delivered to the Company during April, 2010, but prior to the date of this Agreement, including the health alert affecting the Antofagasta region of Chile (collectively, the “Losses”). The Tender and Support Agreement provides that a claim for indemnification will not apply to the extent that any such Loss would not have arisen but for (i) any negligent act or omission of the Company (or any of its subsidiaries) on or after their earlier of (x) 40 days after completion of the Offer or (y) the date on which Purchaser obtains control of the Company’s board of directors; or (ii) any negligent act or omission of Purchaser. The maximum liability of the Stockholder in respect of all Losses that may be subject to indemnification under the terms of the Tender and Support Agreement is limited US$3,000,000. The Tender and Support Agreement also provides that the liability of the Stockholder for indemnification shall terminate on the earlier of: (i) six months after the date on which any final compromise, agreement, expert determination or decision of a court or tribunal of competent jurisdiction is made in respect of any dispute regarding the purported termination of the Bayesa Contract (the “Dispute”); and (ii) the third anniversary of the date on which the Offer closes; provided, however, that the Stockholder’s indemnification obligation for any claim that would otherwise terminate in accordance with (i) or (ii) above will continue to survive if legal or arbitral proceedings shall have been commenced by Purchaser on or prior to such the date on which it otherwise would terminate, until the claim in such proceedings for indemnification has been satisfied or otherwise resolved as provided in the Tender and Support Agreement.

Upon the tender of Shares by the Stockholder as set forth in the Tender Offer and Stockholder Support Agreement, the 80% Condition to the Offer will be satisfied if approximately an additional 21.6% (or (i) 6,596,532 Shares based on the 30,581,343 Shares reported by the Company to be issued and outstanding as of December 31, 2009 or (ii) 6,756,532 Shares based on 30,781,343 Shares being issued and outstanding after taking into account the 200,000 Shares which, we understand from the Stockholder, were issued to Mr. Wager) of the issued and outstanding Shares are validly tendered and not withdrawn. Upon the tender of Shares by the Stockholder as set forth in the Tender Offer and Stockholder Support Agreement, the Minimum Condition to the Offer, if instituted, will be satisfied.

The Tax Deed

The following is a summary of certain material provisions of the tax deed (the “Tax Deed”), dated April 26, 2010, between Purchaser and Biwater Holdings Limited, a private limited company existing

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under the laws of England & Wales and the ultimate parent company of the Stockholder (“Biwater Plc”). The following summary does not purport to be a complete description of the terms and conditions of the Tax Deed and is qualified in its entirety by reference to the Tax Deed, which is incorporated herein by reference, and a copy or form of which has been filed with the SEC as an exhibit to the Schedule TO. The Schedule TO is available free of charge on the SEC’s website at http://www.sec.gov.

STOCKHOLDERS OF THE COMPANY ARE URGED TO READ THE TAX DEED IN ITS ENTIRETY FOR A MORE COMPLETE DESCRIPTION. IN THE EVENT OF ANY DISCREPANCY BETWEEN THE TERMS OF THE TAX DEED AND THE FOLLOWING SUMMARY, THE TAX DEED WILL CONTROL.

Pursuant to the terms of the Tax Deed, Biwater Plc has agreed that if, for any reason, the amount of U.K. corporation tax relieved by virtue of a surrender of relief which is the subject of a surrender or claim pursuant to Chapter IV of Part X of the U.K. Income and Corporation Taxes Act 1988 (“Group Relief”) by any of Biwater Plc, Biwater International Limited, Biwater Gauff Tanzania Ltd, Biwater Construction Ltd or Biwater Industries Limited (each a “Biwater Group Company”):

(a)	to Bournemouth & West Hampshire Water Plc, a limited liability company incorporated under the laws of England & Wales (“BWHW”) is or may be shown (by virtue of an assessment or otherwise by Her Majesty’s Revenue & Customs (“HMRC”)) to have been less than (i) in respect of the accounting period ending on or before March 31, 2008 (or other appropriate 299 day period within the 12 month accounting period to March 31, 2008, being the apportionment to the change in ownership of January 29, 2008), the amount paid for such surrender in such accounting period, being 30% x £6,770,530; or (ii) in respect of the accounting period ending on or before March 31, 2007, the amount paid for such surrender in such accounting period, being 30% x £4,219,611;

(b)	to BWS Finance Limited, a limited liability company incorporated under the laws of England & Wales (“BWS Finance”) is or may be shown (by virtue of an assessment or otherwise by HMRC) to have been less than (i) (a) in respect of the accounting period ending on or before March 31, 2008 (or other appropriate 299 day period within the 12 month accounting period to March 31, 2008, being the apportionment to the change in ownership of January 29, 2008), the amount paid for such surrender in such accounting period, being 30% x £249,844; or (ii) in respect of the accounting period ending on or before March 31, 2007, the amount paid for such surrender in such accounting period, being 30% x £1,071,038; or

(c)	to Cascal Investments Limited, a limited liability company incorporated under the laws of England & Wales (“Cascal Investments”) is or may be shown (by virtue of an assessment or otherwise by HMRC) to have been less than, in respect of the accounting period ending on or before March 31, 2007, the amount paid for such surrender in such accounting period, being 30% x £1,320,455;

then Biwater Plc shall, on demand by any of BWHW, BWS Finance, Cascal Investments or Purchaser repay, or procure the repayment of, the amount by which the amount paid by BWHW, BWS Finance or Cascal Investments for such Group Relief exceeds the amount of corporation tax relieved (the “Shortfall”), together with an amount equal to interest and penalties that arise or would have arisen as a consequence of the Shortfall.

No other loss, relief, allowance, exemption, set-off, deduction, right to repayment or credit or other relief of a similar nature available to BWHW, BWS Finance or Cascal Investments (as appropriate) shall be taken into account in determining the amount of corporation tax relieved by the surrender.

All payments made to BWHW, BWS Finance or Cascal Investments under the Tax Deed are to be made gross, free of any right of counterclaim or set-off and without deduction or withholding of any kind other than any deduction or withholding required by law. If a deduction or withholding is required by law from a payment under the Tax Deed, the sum due to BWHW, BWS Finance or Cascal Investments will be increased to the extent necessary to ensure that, after the making of any deduction or withholding, such party receives a sum equal to the sum it would have received had no deduction or withholding been made. If a payment made to BWHW, BWS

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Finance or Cascal Investments in accordance with the Tax Deed will be subject to tax, Biwater Plc has agreed pay to BWHW, BWS Finance or Cascal Investments, or procure the payment to BWHW, BWS Finance or Cascal Investments of, the amount (after taking into account tax payable in respect of the amount) that will ensure that BWHW, BWS Finance or Cascal Investments receives and retains a net sum equal to the sum it would have received had the payment not been subject to tax.

Any amounts due and payable under the Tax Deed and not paid on the due date in accordance with the provisions of the Tax Deed are subject to interest payable by Biwater Plc to BWHW, BWS Finance or Cascal Investments (as appropriate) from the date payment was due up to and including the date of actual payment at the rate of LIBOR plus 4% per annum, compounded quarterly.

Any of BWHW, BWS Finance or Cascal Investments and that party’s successors and assigns and (each a “Third Party” and collectively, the “Third Parties”) may enforce the terms of the Tax Deed and the parties to the Tax Deed are required to obtain the written consent of the Third Parties before they may rescind the Tax Deed or vary it so as to extinguish the Third Parties’ rights to enforce the terms of the Tax Deed or alter its entitlement under that right.

The Pensions Agreement

The following is a summary of certain material provisions of the pensions agreement (the “Pensions Agreement”), entered into among Purchaser, BHL and the Trustees on April 26, 2010, and to be entered into by the Company after the consummation of the Offer. The following summary does not purport to be a complete description of the terms and conditions of the Pensions Agreement and is qualified in its entirety by reference to the Pensions Agreement, which is incorporated herein by reference, and a copy or form of which has been filed with the SEC as an exhibit to the Schedule TO. The Schedule TO is available free of charge on the SEC’s website at http://www.sec.gov.

STOCKHOLDERS OF THE COMPANY ARE URGED TO READ THE PENSIONS AGREEMENT IN ITS ENTIRETY FOR A MORE COMPLETE DESCRIPTION. IN THE EVENT OF ANY DISCREPANCY BETWEEN THE TERMS OF THE PENSIONS AGREEMENT AND THE FOLLOWING SUMMARY, THE PENSIONS AGREEMENT WILL CONTROL.

The Pensions Agreement was entered into among Purchaser, BHL and the Trustees of the Stockholder Retirement and Security Scheme (the “Scheme”). The Company will become a party to the Pensions Agreement after the consummation of the Offer. The Scheme is the defined benefit pension arrangement under which BHL is the principal employer. Certain of the Company’s subsidiaries, namely, Aquacare, BWHW and Atlas Services Limited (together the “Water Companies”), participate in the Water Company Sub-Fund section of the Scheme (the “Water Company Scheme”). The Pensions Agreement sets out how the parties to the Pensions Agreement intend, within 18 months after consummation of the Offer, for the Water Company Scheme to be separated from the Scheme and for a new pension scheme (the “New Water Company Scheme”) to be established which mirrors the benefits provided to members of the Water Company Scheme. Once the various conditions set out in the Pensions Agreement have been met, the New Water Company Scheme will receive a transfer of the benefits (and relevant assets) of the members of the Water Company Scheme. The Pensions Agreement sets out how the Water Companies will continue to participate in the Scheme until the transfer of the Water Company Scheme to the New Water Company Scheme and how the parties will act in relation to the Water Company Scheme between signing the Pensions Agreement and the transfer into the New Water Company Scheme. In the Pensions Agreement, the Company and BHL provide indemnities to each other in respect of any claims, damages, losses and expenses arising to the other party in relation to their respective sections of the Scheme or the Water Company Scheme. In addition, in the Pensions Agreement, BHL warrants to the Company that at the date of the Pensions Agreement it is not aware of any circumstances which could give rise to a claim by BHL against the Company in respect of the Company’s indemnity. Pursuant to the terms of the Pensions Agreement, the Company will procure that a new guarantee is put in place for the benefit of the trustees of the New Water Company Scheme which is not less favourable than the guarantee currently provided to the trustees of the Water Company Scheme.

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The Escrow Agreement

The following is a summary of certain material provisions of the escrow agreement (the “Escrow Agreement”), dated April 26, 2010, among Purchaser, the Stockholder, HSBC Commercial Banking, the Trustees and The Bank of New York Mellon (the “Escrow Agent”). The following summary does not purport to be a complete description of the terms and conditions of the Escrow Agreement and is qualified in its entirety by reference to the Escrow Agreement, which is incorporated herein by reference, and a copy or form of which has been filed with the SEC as an exhibit to the Schedule TO. The Schedule TO is available free of charge on the SEC’s website at http://www.sec.gov.

STOCKHOLDERS OF THE COMPANY ARE URGED TO READ THE ESCROW AGREEMENT IN ITS ENTIRETY FOR A MORE COMPLETE DESCRIPTION. IN THE EVENT OF ANY DISCREPANCY BETWEEN THE TERMS OF THE ESCROW AGREEMENT AND THE FOLLOWING SUMMARY, THE ESCROW AGREEMENT WILL CONTROL.

Pursuant to the terms of the Tender Offer and Stockholder Support Agreement, the Stockholder has agreed to tender in the Offer the Owned Shares held by it. The Owned Shares are subject to (i) an English fixed and floating security document dated January 29, 2008, between the Stockholder and HSBC Commercial Banking (as Security Trustee) (as amended from time to time including pursuant to a supplemental deed dated February 19, 2010) (the “English Debenture”), (ii) a Dutch law right of pledge (pandrecht) pursuant to a Dutch notarial deed of release and pledge of shares executed on April 24, 2008, before M. Bijkerk, civil law notary in Amsterdam, the Netherlands, between the Stockholder, the Company and HSBC Commercial Banking, as supplemented by a notarial record of correction of an obvious clerical error dated June 4, 2009, by M. Bijkerk, civil law notary in Amsterdam, the Netherlands (the “First Ranking Share Pledge”) and (iii) a Dutch law right of pledge (pandrecht) pursuant to a Dutch notarial deed of pledge of shares executed on June 12, 2009, before C.J.J.M. van Gool, civil law notary in Amsterdam, the Netherlands, between the Stockholder, the Company and the Trustees (the “Second Ranking Share Pledge”, and together with the First Ranking Share Pledge, the “Dutch Pledges”).

In order to accept Shares tendered in the Offer for payment, such Shares, including the Owned Shares, must be tendered free and clear of any encumbrances. In order to release the security interests under the English Debenture and the Dutch Pledges over the Owned Shares, HSBC Commercial Banking and the Trustees require that proceeds from the proposed sale of the Owned Shares to the Stockholder be delivered to and held in escrow and released under the terms of the Escrow Agreement.

Pursuant to the terms of the Escrow Agreement, promptly (and in any event not later than 5 business days after commencement of the Offer), (i) the Stockholder will deliver the deed of transfer for the Offer, completed and duly executed by the Stockholder to the Escrow Agent (the “Stockholder Escrow Property”); (ii) HSBC Commercial Banking will deliver the (a) the partial deed of release, between the Stockholder and HSBC Commercial Banking in relation to the release of the security interests created over the Owned Shares by the English Debenture, duly executed and undated and (2) the letter of cancellation in relation to the conditional release of the First Ranking Share Pledge, duly executed by HSBC Commercial Banking and undated (collectively, the “HSBC Escrow Property”) to the Escrow Agent; (iii) the Trustees will deliver a letter of cancellation in relation to the conditional release of the Second Ranking Share Pledge, duly executed and undated. (the “Trustees Escrow Property”) to the Escrow Agent; and (iv) Purchaser will deliver a duly executed and undated letter (the “Acceptance Letter”) addressed to Mellon Investor Services LLC (operating with the service name BNY Mellon Shareowner Services) the depositary for the Offer in which Purchaser accepts for payment the Shares tendered in the Offer (the “Sembcorp Escrow Property”) to the Escrow Agent.

Immediately prior to the expiration of the Offer, provided that the Escrow Agent has received a dollar amount equal to the number of Owned Shares multiplied by the per share price at which Purchaser offers to purchase Shares in the Offer in effect immediately prior to the time Purchaser delivers the Escrow Deposit to the Depositary, but in no event less than US$114,358,675.20 (the “Escrow Deposit”) from the Depositary pursuant to the terms of the Depositary Agreement to be entered into in connection with the Offer between Purchaser and the

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Depositary, Purchaser shall notify the Escrow Agent in writing that, subject to the tender of the Owned Shares, the conditions to the Offer have been satisfied, whereupon the Escrow Agent will carry out the following actions in the following order:

(i)	date each document comprising the HSBC Escrow Property and the Trustees Escrow Property, sign each such document for confirmation of release and hold each such document for Purchaser;

(ii)	date the deed of transfer for the Offer and the Form W-8 comprising the Biwater Escrow Property and deliver the Biwater Escrow Property to the Depositary; and

(iii)	date the Acceptance Letter comprising the Sembcorp Escrow Property and deliver the Sembcorp Escrow Property to the Depositary.

Following the actions of the Escrow Agent set forth above the Escrow Agent will:

(i)	immediately wire an amount equal to the Escrow Deposit in immediately available funds to HSBC Commercial Banking in the name of the Stockholder (which payment shall be made without any withholding, deduction, set-off or counterclaim, except for U.S. backup withholding tax, if any);

(ii)	simultaneously deliver to Purchaser, the HSBC Escrow Property and the Trustees Escrow Property; and

(iii)	pay the interest accrued on the Escrow Deposit, if any, to Purchaser.

Once the actions set forth above have been taken, the Owned Shares, the security interests under the English Debenture and the Dutch Pledges over the Owned Shares will have been released, the Owned Shares will have been validly tendered and Purchaser will have accepted the Owned Shares tendered in the Offer for payment.

11.	Purpose of the Offer; Plans for the Company.

Purpose. The purpose of the Offer is to enable Purchaser to acquire control of the Company either through the acquisition of all of the issued and outstanding Shares, or, if fewer than all of the issued and outstanding Shares are validly tendered and not properly withdrawn prior to the Expiration Date, such lesser number of Shares as are validly tendered and not properly withdrawn, subject to the conditions of the Offer described in Section 13 of this Offer to Purchase. The purpose of the Offer is also to provide an opportunity for the minority investors in the Company to sell their Shares at the same price as the Stockholder.

Plans for the Company. Except as disclosed in this Offer, it is currently expected that, initially following the Offer, the business and operations of the Company will generally continue as they are currently being conducted. Purchaser currently intends to cause the Company’s operations to continue to be run and managed by the Company’s existing executive officers. Nevertheless, Purchaser will continue to evaluate all aspects of the business, operations, financial condition, prospects, capitalization, corporate structure, assets, properties, policies, management and personnel of the Company, as well as conditions in securities markets generally, general economic and industry conditions and other factors after the consummation of the Offer, and will take, or cause to be taken, such further actions as it deems appropriate under the circumstances then existing.

Following the completion of the Offer, Purchaser expects to hold at least 17,868,543 Shares, representing approximately 58.4% of the issued and outstanding Shares (based on the 30,581,343 Shares reported by the Company to be issued and outstanding as of December 31, 2009), and as majority stockholder, expects to have control of the board of directors of the Company, subject to legal and regulatory requirements, including, but not limited to, legal and regulatory requirements related to ensuring adequate independent director representation on the Company’s board of directors. As majority stockholder, Purchaser currently intends to, subject to and in accordance with applicable laws, cause the Company’s board of directors to call a meeting of the Company’s stockholders with a view to replacing or appointing additional members of the Company’s board of directors. In addition, the Tender Offer and Stockholder Support Agreement provides that, the Stockholder shall use its reasonable best efforts to take any and all actions necessary to facilitate Purchaser’s obtaining control of the Company’s board of directors upon the consummation of the Offer including, but not limited to, using the

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Stockholder’s commercially reasonable efforts to cause a stockholders’ meeting to be called for the purpose of replacing the members of the board of directors, contingent on the consummation of the Offer, it being understood and agreed that the Stockholder shall not be required to remove members of the board of directors.

In addition, Purchaser, subject to and in accordance with applicable laws, intends to cause the Company to (1) delist the Shares from the NYSE, (2) suspend the Company’s obligation to file reports under the Exchange Act, pending termination of registration of the Shares under the Exchange Act and (3) terminate the registration of the Shares under the Exchange Act.

Except as disclosed in this Offer to Purchase, Purchaser does not have any present plans or proposals that would result in (a) any extraordinary corporate transaction, such as a merger, reorganization, liquidation, or sale or transfer of a material amount of assets, involving the Company or any of its subsidiaries, or (b) any material changes in the Company’s capitalization, corporate structure, business or composition of its management. Purchaser will work with the Company’s board of directors and management to evaluate and review the Company and its business, assets, corporate structure, capitalization, operations, properties, policies, management and personnel with a view towards determining how optimally to realize any potential benefits which arise from the rationalization of the operations of the Company with those of other business units, affiliates and subsidiaries of Purchaser. Such evaluation and review is ongoing and is not expected to be completed until after the consummation of the Offer. If, as and to the extent that Purchaser acquires control of the Company, Purchaser will complete such evaluation and review of the Company and will determine what, if any, changes would be desirable in light of the circumstances and the strategic business portfolio which then exist.

Ordinary Squeeze-Out Proceedings. If Purchaser acquires 95% or more of the nominal value of the issued outstanding share capital of the Company at or following the completion of the Offer to Purchase, its current intent is to seek to initiate a squeeze-out in order to acquire the Shares not tendered in the Offer (the “Minority Shares”) pursuant to Dutch law. Section 2:92a of the Dutch Civil Code contains a procedure for the compulsory acquisition of shares owned by minority stockholders of a “naamloze vennootschap” or “N.V.”, a limited liability company such as the Company. As soon as Purchaser and its affiliates, other than the Company, hold for their own account at least 95% or more of the nominal value of the issued outstanding share capital of the Company, Purchaser and such affiliates may institute proceedings against the other stockholders (the “minority stockholders”) of the Company, in accordance with Section 2:92a of the Dutch Civil Code, in order to force those minority stockholders to transfer their Minority Shares in the Company to Purchaser (an “Ordinary Squeeze-Out Proceeding”). An Ordinary Squeeze-Out Proceeding may be initiated at any time upon fulfillment of the 95% ownership condition. An Ordinary Squeeze-Out Proceeding is instituted by means of a writ of summons served upon each of the minority stockholders in accordance with the provisions of the Dutch Code of Civil Procedure. Ordinary Squeeze-Out Proceedings are held before the Enterprise Chamber (Ondernemingskamer) of the Amsterdam Court of Appeals (Gerechtshof Amsterdam) (the “Dutch Court”).

The Dutch Court determines the consideration to be paid to holders of the Minority Shares in such circumstances (the “Squeeze-Out Price”) and may also appoint one or three experts to advise it on the value of the Minority Shares. In Ordinary Squeeze-Out Proceedings following a public tender offer such as this, it is not uncommon for the Dutch Court to set the Squeeze-Out Price for the Minority Shares at an amount equal to the Offer Price. However, the Dutch Court may also set a higher or lower Squeeze-Out Price. If the Dutch Court sets the Squeeze-Out Price to be paid for the Minority Shares, such Squeeze-Out Price shall be increased by the statutory interest rate applicable in The Netherlands (at present 3% per annum) for the period from the date the Squeeze-Out Price is determined by the Dutch Court to the date of payment of the Squeeze-Out Price to the minority stockholders. However, any dividends or other distributions made by the Company to its stockholders during that period will be deemed to be partial payments towards the Squeeze-Out Price.

The minority stockholders will only be required to transfer their Minority Shares, against payment of the Squeeze-Out Price upon an immediately enforceable court order. Purchaser will notify the minority stockholders of the date and place of payment for the Minority Shares and the Squeeze-Out Price to be paid for the Minority

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Shares by notification sent directly to the minority stockholders whose addresses are known and by means of an advertisement in a national daily newspaper in The Netherlands. Purchaser may also pay the Squeeze-Out Price for the Minority Shares, inclusive of interest accrued thereon, into escrow to the State of The Netherlands. By payment of the Squeeze-Out Price into a consignment account with the Ministry of Finance (“Escrow”), Purchaser will become the holder of the Minority Shares by operation of law subject to the same notice obligations to the minority stockholders as set forth above. Any encumbrances on any Minority Shares for which payment into Escrow has been made will be released from such Minority Shares and will transfer to the funds paid for such Minority Shares. At such time, the minority stockholders would cease to have any rights in their Minority Shares, including with respect to voting thereof. Their only right will be the right to receive payment therefor. The Ordinary Squeeze-Out Proceedings would require court proceedings and possible expert valuation and accordingly, the receipt of funds could be substantially delayed, and the Squeeze-Out Price could be more or less than the Offer Price.

Takeover Squeeze-Out Proceedings. Purchaser may also initiate the squeeze-out procedure implemented in Dutch law in accordance with the EU Takeover Directive (2004/25/EC) (“Takeover Squeeze-Out Proceedings”). Ordinary Squeeze-Out Proceedings would continue to be available in addition to Takeover Squeeze-Out Proceedings. Purchaser may initiate Takeover Squeeze-Out Proceedings against the minority stockholders within three months of the expiration of the initial offer period, as extended by Purchaser. Purchaser will be entitled to commence Takeover Squeeze-Out Proceedings if it has acquired 95% of a single class of the Company’s Shares, even if in aggregate it holds less than 95% of the total issued share capital (and less than 95% of the voting rights) of the Company with respect to the remaining stockholders holding the same class of Shares. As is the case in Ordinary Squeeze-Out Proceedings, in Takeover Squeeze-Out Proceedings, the holders of Minority Shares may not receive the same consideration that Stockholders received in the Offer. Instead, the price to be paid for the Minority Shares in the Takeover Squeeze-Out Proceedings would be paid in cash, in an amount determined by the Dutch Court. In Takeover Squeeze-Out Proceedings, Dutch law provides for a presumption that the consideration offered in the Offer is a fair Squeeze-Out Price if 90% or more of the Shares of the Company were acquired by the offeror pursuant to the Offer, and the Takeover Squeeze-Out Proceedings are initiated within three months of the expiration of the initial offer period, as extended. The Dutch Court may appoint one or three experts for advice on the fairness of the Squeeze-Out Price and may set the Squeeze-Out Price at a higher or lower price than the Offer Price. The Takeover Squeeze-Out Proceedings would require court proceedings and possible expert valuation and accordingly, the receipt of funds could be substantially delayed, and the Squeeze-Out Price could be more or less than the Offer Price.

In addition to Squeeze-Out Proceedings, subject to and in accordance with applicable laws, Purchaser or an affiliate of Purchaser may, concurrently with or as soon as possible after the consummation of the Offer, also implement other restructuring measures to pursue further integration transactions of the Company into Purchaser’s corporate structure, which may include, without limitation, (i) the sale and transfer by the Company or any of its subsidiaries of all or part of the assets of the Company or any of its subsidiaries to Purchaser or any affiliates of Purchaser and (ii) the consummation by the Company and one or more Dutch subsidiaries of Purchaser of a legal merger within the meaning of Section 2:309 of the Dutch Civil Code, as described below.

Following the consummation or termination of the Offer, subject to and in accordance with applicable laws, Purchaser or an affiliate of Purchaser may, from time to time, seek to acquire additional Shares by causing the Company to issue Shares in exchange for property or cash consideration or through open market purchases, privately negotiated transactions, a tender offer or exchange offer, or otherwise, upon such terms and at such prices as it shall determine, which may be more or less than the price paid in the Offer.

Legal Merger. Subject to and in accordance with applicable law, Purchaser and the Company may initiate and seek the implementation of a legal merger between Purchaser, or any of its affiliates, and the Company. As a result of such legal merger, the Company would cease to exist and the Shares not held by the surviving company at the time of the legal merger would be exchanged into shares, of a class to be determined, of the surviving company (subject to any cash or other alternative that would be available to either Purchaser, the Company

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and/or holders of the Shares under applicable law and the terms of the merger proposal). The result of such a merger would be that the holders of Shares in the Company would become stockholders in a company with different assets and liabilities compared to those currently held by the Company and the value of such shares will also be determined by the business of the combined group or any part thereof, depending on the assets and/or liabilities held by the Company after such merger. In addition, it is possible that the shares in the surviving company held by former Stockholders would have different rights than the rights on the Shares, such as dividend rights and voting rights. Effecting such a merger would be subject to the Company’s (and Purchaser’s) articles of association or other governing documents (as they may be amended from time to time) and applicable provisions of Dutch or other applicable law.

Sale and/or Transfer of Assets and Liabilities of the Company. At any time after the completion of the Offer, Purchaser and the Company may take steps to implement a sale and/or transfer of assets and liabilities of the Company to Purchaser or any of its affiliates, the consideration for which may consist of cash, cash equivalents or securities or other financial instruments (i) whose equity and dividend entitlements are limited and/or (ii) whose value depends on the value of the business of the combined group or any part thereof, or shares in the capital of Purchaser or any affiliate thereof. Any of such sales and/or transfers would result in any remaining stockholders holding an interest in a company with different assets and liabilities compared to those currently held by the Company and the value of such an interest will also be determined by the business of the combined group or any part thereof, depending on the assets and/or liabilities held by the Company after such sale and transfer.

Other Possible Measures. Purchaser and the Company may initiate, and seek the implementation of, a number of other restructuring measures, whether before, after, in combination with or as an alternative to the potential measures set out above. Such other restructuring measures may include, but are not limited to, the following (to the extent permitted by and in accordance with applicable law):

(a)	an amendment of the Company’s articles of association, to permit the creation of separate classes of shares and/or other securities and/or to alter the rights attaching to one or more classes of Shares, which may have an impact on the voting rights on the Shares;

(b)	the issue of shares in the capital of the Company of one or more classes to Purchaser or any of its affiliates (with the exclusion of pre-emptive rights, if any, of other stockholders, which shares can be paid up in cash and/or in kind, which could lead to a dilution of the interest of stockholders;

(c)	the distribution of an extraordinary dividend or other distribution or repayment of capital on Shares, whether in cash or in kind. Any distributions made may take the form of a distribution out of reserves, an interim dividend, a final dividend, payment upon cancellation or, in case the Company is dissolved, a liquidation distribution;

(d)	buy-back and/or cancellation of the Shares;

(e)	a dissolution and liquidation of the Company;

(f)	a transformation of the Company into another legal form; and/or

(g)	the incorporation of and/or merger into or with a European company (Societas Europaea) or a non-European company.

It is possible that Purchaser may not be able to implement any proposed restructuring promptly after the completion of the Offer, that such restructuring may be delayed or that such restructuring may not be able to take place at all. This will depend on, among other things, the percentage of Shares tendered in the Offer and the means available in a particular jurisdiction to achieve the objective of enabling Purchaser (and/or its wholly-owned subsidiaries) to acquire all of the issued and outstanding Shares, taking into account options available under the applicable provisions of Dutch or other applicable law. In addition, any restructuring could be the subject of litigation, and a court could delay the restructuring or prohibit it from occurring on the terms described in this Offer to Purchase, or from occurring at all. Moreover, even if Purchaser is able to effect any proposed

47

restructuring, the consideration that stockholders receive in any restructuring may be substantially lower and/or different in form than the consideration that they would have received had they tendered their Shares in the Offer (and they may also be subject to additional taxes).

Appraisal Rights. Under Dutch law or otherwise, holders of the Company’s Shares are not entitled to appraisal rights with respect to the Offer. However, if Purchaser acquires 95% or more of the nominal value of the issued outstanding share capital of the Company, its current intent is to seek to acquire the remaining issued and outstanding Shares of the Company in accordance with either Ordinary Squeeze-Out Proceedings or Takeover Squeeze-Out Proceedings available under the Dutch Civil Code as described above.

There can be no assurance, however, that Purchaser will undertake any of the actions described above or that stockholders who do not tender their Shares pursuant to the Offer will receive any consideration for their Shares from Purchaser at any subsequent time.

12.	Source and Amount of Funds.

Purchaser estimates that the total amount of funds required to purchase all of the issued and outstanding Shares pursuant to the Offer and to pay related fees and expenses will be approximately US$215,000,000. Purchaser and its affiliates will finance the Offer with internally generated funds and borrowings under existing loan facilities or the issuance of notes under an existing medium term note program. As of the date hereof, no new loan agreements with any third party have been entered into in connection with the Offer. Purchaser’s obligation to consummate the Offer is not conditioned on the ability to obtain financing.

13.	Certain Conditions of the Offer.

Certain Conditions of the Offer. Notwithstanding any other provision of the Offer, Purchaser shall not be required to accept for payment any Shares tendered pursuant to the Offer, and may extend, terminate or amend the Offer, if (i) immediately prior to the Expiration Date of the Offer, the 80% Condition is not satisfied, or (ii) at any time on or after the execution of the Tender Offer and Stockholder Support Agreement and prior to the Expiration Date of the Offer, any of the following conditions (collectively, the “Conditions”) exists:

(a)	there shall have been instituted and be pending any litigation, suit, claim, action, proceeding or investigation brought by any Governmental Authority: (i) challenging or seeking to make illegal, to delay or otherwise, directly or indirectly, to restrain or seeking to prohibit the making of or terms of the Offer or any of the actions contemplated thereby; (ii) seeking to prohibit or limit the full rights of ownership or operation by the Company, Purchaser or any of their affiliates of all or any of the business or assets of the Company, Purchaser or any of their affiliates (including in respect of the capital stock or other equity of their respective subsidiaries) or to compel the Company, Purchaser or any of their subsidiaries to dispose of or to hold separate all or any portion of the business or assets of the Company, Purchaser or any of their affiliates or any Shares; (iii) seeking any significant diminution in the benefits expected to be derived by Purchaser or any affiliate of Purchaser as a result of the transactions contemplated by the Offer; or (iv) that is reasonably expected to otherwise prevent, adversely affect or materially delay consummation of the Offer;

(b)	there shall have been instituted and be pending in connection with the Offer any litigation, suit, claim, action, proceeding or investigation brought before any Governmental Authority which has a reasonable likelihood of success on its merits: (i) that would materially impair the value of the Owned Shares to Purchaser; (ii) seeking to materially and adversely affect the rights of ownership by Purchaser of the Owned Shares; or (iii) seeking material damages against Purchaser; other than in each case any such litigation, suit, claim, action, proceeding or investigation that is based upon Purchaser’s business, identity or historical business practice;

(c)	any Governmental Authority shall have prior to or subsequent to such date enacted, issued, promulgated, enforced or entered any law, statute, ordinance, code, rule, regulation, decree, injunction, judgment or order (collectively, “Laws”) (whether temporary, preliminary or permanent) and not repealed such Law, in either case, that has the effect of making the acquisition of Shares by Purchaser or any affiliate of either of them illegal or otherwise restricting, preventing or prohibiting consummation of the transactions contemplated by the Offer and the Tender Offer and Stockholder Support Agreement (collectively, the “Transactions”);

48

(d)	any Governmental Authority shall have issued an order, decree, injunction or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting or materially delaying or preventing the Transactions and such order, decree, injunction, ruling or other action shall have become final and non-appealable;

(e)	any representation or warranty of the Stockholder contained in Section 2 of the Tender Offer and Stockholder Support Agreement shall not be true and correct (except for any de minimis inaccuracy which, with regard to Section 2(g), shall be defined as an inaccuracy of not more than 10,000 Shares);

(f)	there has been a change, event, circumstance or occurrence that (i) is or would reasonably be expected to be materially adverse to the business, results of operations or financial condition of the Company and its subsidiaries taken as a whole or (ii) would prevent or materially delay Purchaser from performing its obligations under the Tender Offer and Stockholder Support Agreement, in each case other than effects due to (A) the announcement of the transactions contemplated by the Tender Offer and Stockholder Support Agreement, (B) any of the requirements or limitations imposed on the parties pursuant to the Tender Offer and Stockholder Support Agreement, (C) the occurrence of war or grave civil or political unrest, whether inside or outside of the any of the countries in which the Company or any of its subsidiaries operates, or (D) the occurrence of a natural event (including, without limitation, an earthquake, flood or other similar event), or any other external factor that causes significant damage to the infrastructure, communication systems or public utilities in the jurisdictions in which the Company or any of its direct or indirect subsidiaries provide services that, in each case, do not have a significantly disproportionate effect on the Company and its subsidiaries taken as a whole;

(g)	the Company has:

(i)	(A) declared or paid any dividends on or made other distributions in respect of any of its capital stock, (B) split, combined or reclassified any of its capital stock or (C) repurchased, redeemed or otherwise acquired any shares of capital stock of the Company or any of its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

(ii)	issued, delivered, sold, or authorized or agreed to the issuance, delivery or sale of, any shares of its capital stock or any other security convertible therein, or exchangeable or exercisable therefor;

(iii)	granted or authorized or agreed to any grant of any options, stock appreciation rights, phantom rights, profit participation rights or other rights to acquire securities of the Company or accelerated, amended or changed the period of exercisability or vesting of options or other rights granted under its unit or stock plans or authorized cash payments in exchange for any options or other rights granted under any of such plans;

(iv)	except in the ordinary course of business (it being understood that investments consistent with the Company’s written investment guidelines, in effect on April 26, 2010, shall be considered to be within the ordinary course of business), acquired or agreed to acquire any material assets (including securities) or engaged in any similar transaction or made any loans, advances or capital contributions to, or investments in, any person other than an existing subsidiary, in an aggregate amount in excess of US$10,000,000;

(v)	sold, leased, licensed, encumbered or otherwise disposed of any of its fixed assets or any interest therein valued in the aggregate in excess of US$10,000,000 for any single asset or series of related assets, or an aggregate amount of US$20,000,000, other than in the ordinary course;

(vi)	adopted or implemented or agreed to adopt or implement a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring or other reorganization;

(vii)

incurred or suffered to exist any indebtedness for borrowed money or guaranteed any such indebtedness, entered into any “keep-well” or other agreement to maintain any financial statement condition of another person or entered into any arrangement having the economic effect of any of the foregoing, except for working capital borrowings incurred in the ordinary course of business and

49

except for the refinancing of the Company’s facility with HSBC Commercial Banking on commercially reasonable economic terms and substantially similar other terms to the current facility and at a capacity of no more than US$80,000,000; or

(viii)	net debt in excess of its net debt as of December 31, 2009;

(h)	the Stockholder shall have failed to perform, in any material respect, any obligation or to comply, in any material respect, with any agreement or covenant of the Stockholder to be performed or complied with by it under the Tender Offer and Stockholder Support Agreement;

(i)	the Tender Offer and Stockholder Support Agreement shall have been terminated in accordance with its terms, or any event shall have occurred that gives Purchaser the right to terminate the Tender Offer and Stockholder Support Agreement;

(j)	the Company SEC Documents contain an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading;

(k)	Purchaser has been made aware of a material approval, authorization, clearance, license, order, confirmation, consent, exemption, grant, permission, recognition and/or waiver necessary for the making or implementation of the Offer or consummation of the Transactions (an “Authorization”) which is required to be obtained from a Governmental Authority of any jurisdiction in which the Company or any of its subsidiaries or associated companies carries on business and: (i) any such Authorization has not been obtained during the Offer period, (ii) if any such Authorization is subject to conditions that are required to be fulfilled prior to the final closing date of the Offer, any of such conditions has not been fulfilled during the Offer period or (iii) any such Authorization ceases to remain in full force and effect during the Offer period or a notice of intention to revoke, modify or not to renew any such Authorization has been received during the Offer period;

(l)	all consents, approvals, authorizations, notices, reports or other documents required to be obtained or made by Purchaser from any third party in connection with the execution, delivery and performance of the Tender Offer and Stockholder Support Agreement, the Offer and the consummation of the Transactions shall not have been made or obtained or Waterloo Industrial Limited (“Waterloo”), the minority stockholder in The China Water Company Limited, shall have objected to the new ultimate controller of the Company or any necessary waivers and consents of Waterloo shall not have been obtained and in each case such failure or objection could reasonably be expected to have a Material Adverse Effect on the Company or Purchaser or could subject Purchaser or any of its subsidiaries, the Company or any of their respective officers, directors or affiliates to material liability or any criminal liability;

(m)	the clearance of the Transactions from the Pensions Regulator shall not have been given on terms that are reasonably acceptable to Purchaser; or

(n)	Purchaser shall not have received a certificate from an officer of the Stockholder dated the Expiration Date stating that to the best knowledge of the Stockholder the conditions set forth in (g) above have been satisfied.

The foregoing Conditions are for the sole benefit of Purchaser and may be waived by Purchaser, in whole or in part at any time and from time to time, in the sole discretion of Purchaser. All conditions to the Offer must be satisfied or waived on or prior to the Expiration Date of the Offer.

For the purposes of these Conditions, “80% Condition” means that at least 80% of the then issued and outstanding Shares on a fully diluted basis (after taking into account all of the issued and outstanding Shares and assuming the exercise, conversion or exchange of all options, warrants, convertible or exchangeable securities and similar rights and the issuance of all Shares that the Company is obligated to issue thereunder) shall have been validly tendered and not withdrawn prior to the Expiration Date.

For the purposes of these Conditions, “Material Adverse Effect” means, with respect to any person, any change, event, circumstance or occurrence that (i) is or would reasonably be expected to be materially adverse to the

50

business, results of operations or financial condition of such person and its subsidiaries taken as a whole or (ii) would prevent or materially delay such person from performing its obligations under the Tender Offer and Stockholder Support Agreement.

Failure of Certain Conditions to the Offer. If the issuance of the 200,000 Shares to Mr. Wager is confirmed, there will have been a failure of the condition set forth in paragraph (g)(ii) above, which conditions the Offer on the Company not issuing or authorizing or agreeing to the issuance of, any shares of its capital stock or any other security convertible therein, or exchangeable or exercisable therefor. In addition, at the May 19, 2010 hearing on the Litigation, Judge Kaplan concluded that based on the record before the court there was no likelihood of the Company succeeding on its legal claims and denied the Company’s motion for a preliminary injunction, and therefore, based on its current knowledge, Purchaser does not believe the Litigation will result in the failure of the conditions set forth in paragraphs (b) and (f)(i) above. However, there can be no assurance that subsequent developments in the Litigation will not result in a failure of the conditions set forth in paragraphs (b) and (f)(i) above.

Pursuant to the terms of the Tender Offer and Stockholder Support Agreement, before Purchaser can terminate the Offer as a result of the failure of the condition set forth in paragraph (g)(ii) above, Purchaser and the Stockholder are required to negotiate in good faith a reduction of the Offer Price to take into account any dilution in the Company’s capital stock resulting from the failure of such condition. At this time Purchaser has not yet taken any steps to renegotiate the Offer Price with the Stockholders. However, Purchaser is evaluating its options in this regard and reserves all rights under the Tender Offer and Stockholder Support Agreement and under this Offer. It should be noted, however, that if the aggregate Offer Price for all of the issued and outstanding Shares were to be allocated among an additional 200,000 Shares, as a result of the issuance of 200,000 Shares to Mr. Wager, the Offer Price per Share would be reduced by slightly more than US$0.04 per Share at both the US$6.75 Offer Price and the US$6.40 Offer Price.

In the event the Litigation results in a failure of conditions set forth in paragraphs (b) and (f)(i) above, Purchaser will have the right to terminate the Offer and at that time will evaluate all of its options in this regard and will take further steps as necessary to preserve all of its rights under the Tender Offer and Stockholder Support Agreement and under this Offer.

14.	Dividends and Distributions.

If, on or after the date of this Offer to Purchase, the Company (i) splits, combines or otherwise changes the Shares or its capitalization, (ii) acquires Shares or otherwise causes a reduction in the number of Shares, (iii) issues or sells additional Shares, or any shares of any other class of capital stock, other voting securities or any securities convertible into or exchangeable for, or rights, warrants or options, conditional or otherwise, to acquire, any of the foregoing, or (iv) discloses that it has taken such action, then, Purchaser may make such adjustments to the Offer Price and other terms of the Offer as Purchaser deems appropriate to reflect such split, combination or other change including the number or type of securities offered to be purchased.

If, on or after the date of this Offer to Purchase, the Company declares or pays any cash dividend on the Shares or other distribution on the Shares, or issues with respect to the Shares any additional Shares, shares of any other class of capital stock, other than voting securities or any securities convertible into, or rights, warrants or options, conditional or otherwise, to acquire, any of the foregoing, payable or distributable to stockholders of record on a date prior to the transfer of the Shares purchased pursuant to the Offer to us or our nominee or transferee on the Company’s stock transfer records, then, (i) (x) the Offer Price may be reduced by the amount of any such cash dividends or cash distributions and (y) the whole of any such non-cash dividend, distribution or issuance to be received by the tendering stockholders will (a) be received and held by the tendering stockholders for Purchaser’s account and will be required to be promptly remitted and transferred by each tendering stockholder to the Depositary for Purchaser’s account, accompanied by appropriate documentation of transfer, or (b) at Purchaser’s direction, be exercised for Purchaser’s benefit, in which case the proceeds of such exercise will promptly be

51

remitted to Purchaser or (ii) as set forth in more detail below, Purchaser may terminate the Offer for failure of a Condition to the Offer. Pending such remittance and subject to applicable law, Purchaser will be entitled to all rights and privileges as owner of any such non-cash dividend, distribution, issuance or proceeds and may withhold the entire offer price or deduct from the Offer Price the amount or value thereof, as determined by Purchaser in its sole discretion.

In addition, two conditions to the Offer are that the Company has not (A) (i) declared or paid any dividends on or make other distributions in respect of any of its capital stock, (ii) split, combined or reclassified any of its capital stock or (iii) repurchased, redeemed or otherwise acquired any shares of capital stock of the Company or any of its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities; or (B) issued, delivered, sold, or authorized or agreed to the issuance, delivery, sale, pledge or encumbrance of, any shares of its capital stock or any other security convertible therein, or exchangeable or exercisable therefore. However, the Tender Offer and Stockholder Support Agreement provides that notwithstanding anything to the contrary contained therein, before Purchaser can terminate the Offer as a result of the failure of the conditions set forth above, Purchaser and the Stockholder are required to negotiate in good faith a reduction of the Offer Price to take into account any dilution in the Company’s capital stock resulting from the failure of such conditions, provided, however, that in no event will any renegotiations of the Offer Price result in Purchaser owning less than 53% of the issued and outstanding Shares of the Company.

15.	Certain Legal Matters.

General. Except as otherwise disclosed in this Offer to Purchase, based upon an examination of publicly available filings with respect to the Company, Parent and Purchaser are not aware of any licenses or other regulatory permits which appear to be material to the business of the Company and which might be adversely affected by the acquisition of the Shares by Purchaser pursuant to the Offer or of any approval or other action by any governmental, administrative or regulatory agency or authority which would be required for the acquisition or ownership of the Shares by Purchaser pursuant to the Offer. Should any such approval or other action be required, it is currently contemplated that such approval or action would be sought or taken. There can be no assurance that any such approval or action, if needed, would be obtained or, if obtained, that it will be obtained without substantial conditions or that adverse consequences might not result to the Company’s or Parent’s business or that certain parts of the Company’s or Parent’s business might not have to be disposed of in the event that such approvals were not obtained or such other actions were not taken, any of which might enable Purchaser to elect to terminate the Offer without the purchase of the Shares thereunder, if the relevant conditions to termination were met. Purchaser’s obligation under the Offer to accept for payment and pay for the Shares is subject to certain conditions. See Section 13 of this Offer to Purchase.

United States Antitrust Filings. Under the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”), transactions meeting certain thresholds must be filed with the Federal Trade Commission and the Antitrust Division of the Department of Justice (“U.S. Antitrust Agencies”). Transactions meeting these notification thresholds cannot be consummated until notification is filed with the U.S. Antitrust Agencies and the statutory waiting period expires or is terminated. According to the Company’s Annual Report on Form 20-F for the fiscal year ended March 31, 2009, the Company is a foreign issuer with no U.S. assets and no revenue derived from U.S. sources. Accordingly, we believe that the purchase of the Shares of the Company pursuant to the Offer is not subject to U.S. filing requirements.

South African Merger Control. The purchase of Shares pursuant to the Offer is contingent upon approval by the South African Competition Commission (“the Commission”) under the terms of the South African Competition Act 89 of 1998 (the “Competition Act”). The proposed transaction constitutes an intermediate merger under the Competition Act and Purchaser intends to file a merger notification with the Commission. For intermediate mergers the Commission has a cumulative 60 business day investigative period from the date of the filing to assess and either prohibit, conditionally or unconditionally approve the merger. The 60 business days comprise of an initial 20 business day period, with an option to extend the investigation period for an additional 40

52

business days, should the Commission require it. Generally, the Commission will finalize intermediate mergers that raise no competition concerns within the initial 20 day period, however, this is subject to capacity constraints that the Commission faces from time to time. It is not possible to extend the investigative period beyond the 60 business days provided for in the Competition Act. If the Commission does not issue the merging parties with a decision within the 60 day period, the parties may proceed to implement the merger as though it were in fact pre-approved by the Commission. However, this is rarely the case as the Commission invariably issues its decision within the prescribed time period.

Other Antitrust and Competition Law Requirements. According to the Company’s Annual Report on Form 20-F for the fiscal year ended March 31, 2009, the Company conducts operations in a number of foreign countries. If one or more non-U.S. laws is deemed to be applicable to the Offer, Purchaser or the Company may be required to file certain information or to receive the approval of the relevant non-U.S. authority. These authorities may also attempt to impose additional conditions on the Company’s operations conducted in such countries.

Litigation. On April 30, 2010, the Company commenced a lawsuit against Biwater and Sembcorp in the United States District Court for the Southern District of New York seeking to enjoin the Offer, enjoin the further use of confidential information and recover damages.

In the action, the Company alleges that the Offer violates U.S. securities laws. The Company alleges that Sembcorp is attempting to purchase Shares when it has material non-public information which it allegedly received pursuant to the Revised NDA.

The Company also claims that Sembcorp has violated the Revised NDA directly by making the Offer because the Revised NDA (i) prohibits Sembcorp from dealing in Shares when it has material non-public information and (ii) restricts Sembcorp’s use of the information provided to it “solely” for the purpose of purchasing Biwater’s Shares, not the Shares of others.

As against Biwater, the complaint alleged a breach of Biwater’s Letter Agreement with the Company, dated November 9, 2009 (the “Letter Agreement”) pursuant to which the Company provided Biwater with confidential information. The Company claims that the Letter Agreement prohibits Biwater from consenting to any deal with Sembcorp that is not offered on the “same terms” to all shareholders. The Company alleges that the Offer is not on the “same terms” to all shareholders because, pursuant to the Tender Offer and Stockholder Support Agreement, Biwater is required to tender and not withdraw its Shares in the Offer and by contrast, the Company argues, other shareholders are not restricted in their ability to tender or withdraw their Shares in the Offer.

On May 11, 2010, in connection with the Litigation, the Company filed an amended complaint and a motion for a temporary restraining order or for a preliminary injunction to stop the commencement of the Offer.

Purchaser filed an opposition to the Company’s motion on May 12, 2010, and later in the day, a hearing was held on the motion before Judge Kaplan. At the end of that hearing, Judge Kaplan scheduled an evidentiary hearing for May 19, 2010. In light of Judge Kaplan’s decision to conduct a hearing in one week, the Company withdrew their request for a temporary restraining order and Purchaser and the Stockholder agreed not to commence the Offer before May 21, 2010.

On May 19, 2010, after considering all of the evidence presented by the parties, including the sworn declarations of key individuals, Judge Kaplan concluded, among other things, that based on the record before the court there was no likelihood of the Company succeeding on its legal claims. The court then denied the Company’s motion for a preliminary injunction and cleared the way for the Offer to go forward.

16.	Fees and Expenses.

Credit Suisse (Singapore) Limited, together with certain of its affiliates, is acting as Purchaser’s financial advisor in connection with the acquisition of the Company and will receive a customary fee for its services, all of which is

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contingent upon the consummation of the acquisition of the Company. In addition, Purchaser has agreed to reimburse Credit Suisse for out-of-pocket expenses and indemnify Credit Suisse and certain related parties for certain liabilities and other items arising out of or related to its engagement. Credit Suisse and its affiliates may have provided other financial advice and services, and may in the future provide financial advice and services, to Parent, Purchaser and the Company and their respective affiliates for which Credit Suisse and its affiliates have received, and would expect to receive, compensation. Credit Suisse is a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, Credit Suisse and its affiliates may acquire, hold or sell, for its and its affiliates own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of Purchaser, Parent and the Company and any other company that may be involved in the proposed transaction, as well as provide investment banking and other financial services to such companies.

MacKenzie Partners, Inc. is acting as Information Agent in connection with the Offer. The Information Agent may contact holders of the Shares by personal interview, mail, telephone, telex, telegraph and other methods of electronic communication and may request brokers, dealers, banks, trust companies and other nominees to forward the Offer materials to beneficial holders. The Information Agent will receive reasonable and customary compensation for its services, be reimbursed for certain reasonable out-of-pocket expenses and be indemnified against certain liabilities and expenses in connection with its services, including certain liabilities under the U.S. federal securities laws.

Purchaser will also pay the Depositary reasonable and customary compensation for its services in connection with the Offer, plus reimbursement of out-of-pocket expenses, and will indemnify the Depositary against certain liabilities and expenses in connection therewith, including liabilities under U.S. federal securities laws. Brokers, dealers, commercial banks and trust companies will be reimbursed by Purchaser for customary mailing and handling expenses incurred by them in forwarding material to their customers.

17.	Miscellaneous.

The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of the Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. However, Purchaser may, in its sole discretion, take such action as it may deem necessary to make the Offer in any such jurisdiction and extend the Offer to holders of such Shares.

Neither Parent nor Purchaser is aware of any jurisdiction in which the making of the Offer or the acceptance of the Shares in connection therewith would not be in compliance with the laws of such jurisdiction.

Parent and Purchaser have filed a Schedule TO with the SEC pursuant to Rule l4d-3 of the General Rules and Regulations under the Exchange Act, furnishing certain additional information with respect to the Offer, and may file amendments thereto from time to time. The Schedule TO and any amendments thereto, including exhibits, may be examined and copies may be obtained in the manner set forth in Section 8 of this Offer to Purchase.

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF PARENT OR PURCHASER NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

SEMBCORP UTILITIES PTE LTD.

May 21, 2010

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SCHEDULE A

INFORMATION CONCERNING DIRECTORS AND EXECUTIVE OFFICERS OF PARENT AND

PURCHASER

1. Directors and Executive Officers of Parent.

The following table sets forth the name and present principal occupation or employment, and material occupations, positions, offices or employment’s for the past five years, of each director and executive officer of Parent. Unless otherwise noted, each such person is a citizen of the Republic of Singapore, the business address and business telephone number of each such person is c/o Sembcorp Industries Ltd., 30 Hill Street, #05-04, Singapore 179360; 65 6723 3113, each occupation set forth opposite a person’s name refers to employment with Parent and each person has held his or her present occupation as set forth below or has been an executive officer at Parent for at least the past five years.

Name / Business Address / Citizenship	Principal Occupation / Employment / Material Positions Held In Past Five Years

Tang Kin Fei

Director, Group President and CEO of Parent since May 2005.

Chairman of Purchaser since May 2005. Director of Purchaser since August 1999. Director of Sembcorp Marine Ltd since May 2005. Director of Sembcorp Gas Pte Ltd since July 1997. Chairman of Sembcorp Gas Pte Ltd since January 1999. Director of Sembcorp Cogen Pte Ltd since November 1997. Chairman of Sembcorp Cogen Pte Ltd since September 2000. Director of Sembcorp Utilities Investment Management (Shanghai) Limited since August 2004. Director of Sembcorp Environment Pte Ltd since May 2005. Chairman of Sembcorp Environment Pte Ltd since July 2005. Chairman and Director of Sembcorp Utilities (UK) Limited since April 2003. Director of SCU Mauritius Pte Ltd since November 2005. Chairman and Director of Sembcorp Salalah Power and Water Company SAOC since September 2009. Director of Jurong Shipyard Pte Ltd since November 2007. Director of Baker Marine Pte Ltd since January 2008. Chairman and Director of PPL Shipyard Pte Ltd since January 2008. Director of SMOE Pte Ltd since January 2008. Director of Sembawang Shipyard Pte Ltd since January 2008. Director of Sembcorp Air Products (HYCO) Pte Ltd from August 1996 to May 2005. Chairman of Sembcorp Air Products (HYCO) Pte Ltd from September 2000 to May 2005. Director of Sembcorp Power Pte Ltd from November 1997 to May 2005. Chairman of Sembcorp Power Pte Ltd from July 2003 to May 2005. Director of SUT Seraya Pte Ltd from March 1996 to May 2005. Director of SUT Sakra Pte Ltd from August 1995 to May 2005. Chairman of SUT Sakra Pte Ltd from January 2000 to May 2005. Director of Sembawang Engineering (China) Pte Ltd from July 1998 to May 2005. Director of Sempec Pakistan (Private) Ltd from October 1994 to May 2005. Vice Chairman and Director of Nanjing Sembcorp Suiwu Co. Ltd from May 2003 to October 2005. Director of Sempec Philippines, Inc. from April 1998 to August 2005. Director of Straits Overseas Pte. Ltd. (fka SMOE Indonesia Pte Ltd) from July 1998 to May 2005. President Commissioner of P.T. SMOE Indonesia from May 2004 to July 2005.

Name / Business Address / Citizenship	Principal Occupation / Employment / Material Positions Held In Past Five Years

Ang Kong Hua NSL Ltd 77 Robinson Road	Chairman of Parent since May 2010. Director of Parent since February 2010.
#27-00 Singapore 068896	Executive Director of NSL Ltd (formerly NatSteel Ltd) since January 1981.

Goh Geok Ling 37 Jalan Kampong Chantek	Director of Parent since May 2000.
Singapore 588615	Chairman and Director of Sembcorp Marine Ltd since February 2006. Chairman of Sembawang Shipyard Pte Ltd since January 2008. Chairman of SMOE Pte Ltd since January 2008. Director of Jurong Shipyard Pte Ltd since January 2008. Director of O2 Micro International Ltd from January 2000 to April 2008.

Evert Henkes Cedar Lodge Warren Road Kingston-Upon-Thames Surrey KT2 7HN	Director of Parent since April 2004. Director of Air Products and Chemicals Inc since July 2006.

Citizen of the Netherlands

Chin Yoke Choong Singapore Totalisator Board 1 Turf Club Ave #03-01 Singapore Racecourse	Director of Parent since December 2008.
Singapore 738078	Managing Partner of KPMG, Singapore from 1992 to September 2005. Partner of KPMG, Singapore from 1983 to 1991.

Richard Edward Hale 25 Dairy Farm Road #01-02 Singapore 679047	Director of Parent since September 2000. Director of Sembcorp Marine Ltd since April 2008. Deputy Chairman of Sembcorp Marine Ltd since May 2008.

Citizen of the United Kingdom

Lee Suet Fern Stamford Law Corporation 9 Raffles Place #32-00 Republic Plaza Singapore 048619	Director of Parent since July 2005. Senior Director of Stamford Law Corporation since December 2000.

Low Sin Leng Sembcorp Industrial Parks Ltd 3 Lim Teck Kim Rd #12-02 Singapore Technologies Building Singapore 088934

Executive Vice President of Parent since August 2000.

Deputy Chairman of Purchaser since March 2001. Director of Purchaser since September 2000. Executive Chairman of Sembcorp Industrial Parks Ltd since September 2000. Director of Sembcorp Cogen Pte Ltd since September 2000. Director of Sembcorp Utilities Investment Management (Shanghai) Limited since May 2007. Chairman and Director of Nanjing Sembcorp SUIWU Company Limited since December 2006. Chairman and Director of Nanjing Chemical Industry Park Water Co., Ltd since

Name / Business Address / Citizenship	Principal Occupation / Employment / Material Positions Held In Past Five Years

January 2007. Vice Chairman and Director of Zhangjiagang Free Trade Zone Sembcorp Water Co., Ltd. since January 2007. Director of Zhangjiagang Free Trade Zone Sembcorp Water Recycling Co., Ltd. since March 2008.

Ngiam Joke Mui

Group Chief Financial Officer of Parent since June 2002.

Director of Purchaser since May 2007. Director of Sembcorp Cogen Pte Ltd since May 2007. Director of Sembcorp NEWater Pte Ltd since January 2008. Director of Sembcorp (Germany) Pte. Ltd. since June 2004. Alternate Director of SCU Mauritius Pte Ltd since November 2005. Director of Sembcorp Gulf Holding Co Ltd since March 2006. Director of Sembcorp Gulf O&M Co. Ltd from February 2006 to June 2006.

Paul David Gavens Sembcorp Utilities (UK) Limited Sembcorp UK Headquarters PO Box 1985 Wilton International Middlesbrough TS90 8WS United Kingdom Citizen of the United Kingdom

Executive Vice President of Parent since November 2005.

Director of Purchaser since May 2005. Managing Director of Sembcorp Utilities (UK) Ltd since April 2003. Director of Sembcorp Utilities (UK) Ltd since April 2003. Director of Wilton Energy Ltd since October 2002. Director of Sembcorp Cogen Pte Ltd from March 2004 to October 2009. Director of Sembcorp Gulf Holding Co Ltd from February 2006 to July 2007. Director of Sembcorp Utilities Teesside Pension Trustees Ltd from April 2003 to November 2004.

Tan Cheng Guan

Executive Vice President, Group Business and Strategic Development, of Parent since July 2007.

Director of Purchaser since July 2007. Director of Sembcorp Cogen Pte Ltd since July 2007. Director of Sembcorp Gas Pte Ltd since July 2007. Director of Sembcorp NEWater Pte Ltd since July 2008. Chairman and Director of Sembcorp Air Products (HYCO) Pte Ltd since March 2009. Director of Sembcorp Utilities (BVI) Ltd since September 2008. Director of Sembcorp Gulf O&M Co Ltd since February 2009. Director of Sembcorp Gulf Holding Co. Ltd since July 2007. Director of Sembcorp Oman First Investment Holding Co Ltd since July 2009. Director of Sembcorp Oman IPO Holding Co Ltd since July 2009. Director of Sembcorp GCC Holding Co Ltd since November 2009. Director of Sembcorp Utilities (UK) Limited since July 2007. Chairman and Director of Sembcorp Tianjin Lingang Industrial Area Wastewater Treatment Co. Ltd since August 2007. Chairman and Director of Shenyang Sembcorp Water Co., Ltd since July 2008. Managing Director of Vopak China Management Company Ltd from May 2004 to June 2007.

Ng Meng Poh

Executive Vice President of Parent since January 2010. Head of Singapore Utilities Operations and Acting Head, Asset Management of Sembcorp China, of Parent since January 2010.

Director of Purchaser since March 2010. Managing Director of Sembcorp Cogen Pte Ltd since April 2010. Director of Sembcorp Air Products (HYCO) Pte Ltd since July 2008. Director of Sembcorp NEWater Pte Ltd

Name / Business Address / Citizenship	Principal Occupation / Employment / Material Positions Held In Past Five Years
since January 2008. Director of SUT Seraya Pte Ltd since July 2008. Director of SUT Sakra Pte Ltd since July 2008. Director of Sembcorp Power Pte Ltd since February 2008. Chairman of Sembcorp Power Pte Ltd since July 2008. General Manager of Sembcorp Cogen Pte Ltd from August 2007 to April 2010. Director of Sembcorp Cogen Pte Ltd since March 2010. Alternate Director of Sembcorp Gas Pte Ltd since April 2010. Director of Qinzhou Sembcorp Water Co., Ltd. since March 2010. Director of Sembcorp Utilities (UK) Limited since May 2010.

Wong Weng Sun Sembcorp Marine Ltd 29 Tanjong Kling Road Singapore 628054	Executive Vice President of Parent since January 2005. Deputy Chairman of Cosco Shipyard Group Co., Ltd. since January 2010. Director and President & CEO of Sembcorp Marine Ltd since May 2009. President & COO from January 2006 to April 2009. Director of Cosco Shipyard Group Co., Ltd. since November 2007. Director of SembMarine (Middle East) Pte Ltd since April 2008. Director of SCM Investment Holdings Pte Ltd since January 2008. Director of SembMarine Investment Pte Ltd since January 2008. Director of Baker Marine Services (HK) Ltd since January 2008. Director of Baker Marine Pte Ltd since January 2008. Director of Baker Marine Technology Inc. since January 2008. Director of Sembawang Shipyard Proj Svs Pte Ltd since January 2008. Director of Sembawang Shipyard Pte Ltd since January 2008. Chairman of Jurong SML Pte Ltd since January 2008. Commissioner of PT Karimun Sembawang Shipyard since November 2007. Director of SML Shipyard Pte Ltd since November 2007. Director of Jurong Marine Contractors Pte Ltd since November 2007. Director of JPL Services Pte Ltd since November 2007. Director of JPL Corporation Pte Ltd since November 2007. Director of Sembcorp Marine Technology Pte Ltd since June 2007. Director of SMOE Pte Ltd since August 2006. Deputy President of Sembcorp Marine Ltd from July 2004 to December 2005. Director of Sembawang Shipyard (S) Pte Ltd since August 2005. Managing Director of Jurong Shipyard Pte Ltd since July 2004. Director of Jurong Brazil-Singapore Pte Ltd since May 2004. Director of Jurong SML Pte Ltd since May 2004. Director of PPL Shipyard Pte Ltd since August 2003. Director of Jurong Machinery & Automation Pte Ltd since September 2003. Director of Jurong Integrated Services Pte Ltd since September 2003. Director of Bulk Trade Pte Ltd since September 2003. Director of Jurong Shipyard Pte Ltd since September 2001.

2. Directors and Executive Officers of Purchaser.

The following table sets forth the name and present principal occupation or employment, and material occupations, positions, offices or employment’s for the past five years, of each director and executive officer of Purchaser. Unless otherwise noted, each such person is a citizen of the Republic of Singapore, the business address and business telephone number of each such person is c/o Sembcorp Utilities Pte. Ltd., 30 Hill Street, #05-04, Singapore 179360; 65 6723 3113, each occupation set forth opposite a person’s name refers to employment with Purchaser and each person has held his or her present occupation as set forth below or has been an executive officer at Parent for at least the past five years.

Name / Business Address / Citizenship	Principal Occupation / Employment / Material Positions Held In Past Five Years

Tang Kin Fei

Director, Group President and CEO of Parent since May 2005.

Chairman of Purchaser since May 2005. Director of Purchaser since August 1999. Director of Sembcorp Marine Ltd since May 2005. Director of Sembcorp Gas Pte Ltd since July 1997. Chairman of Sembcorp Gas Pte Ltd since January 1999. Director of Sembcorp Cogen Pte Ltd since November 1997. Chairman of Sembcorp Cogen Pte Ltd since September 2000. Director of Sembcorp Utilities Investment Management (Shanghai) Limited since August 2004. Director of Sembcorp Environment Pte Ltd since May 2005. Chairman of Sembcorp Environment Pte Ltd since July 2005. Chairman and Director of Sembcorp Utilities (UK) Limited since April 2003. Director of SCU Mauritius Pte Ltd since November 2005. Chairman and Director of Sembcorp Salalah Power and Water Company SAOC since September 2009. Director of Jurong Shipyard Pte Ltd since November 2007. Director of Baker Marine Pte Ltd since January 2008. Chairman and Director of PPL Shipyard Pte Ltd since January 2008. Director of SMOE Pte Ltd since January 2008. Director of Sembawang Shipyard Pte Ltd since January 2008. Director of Sembcorp Air Products (HYCO) Pte Ltd from August 1996 to May 2005. Chairman of Sembcorp Air Products (HYCO) Pte Ltd from September 2000 to May 2005. Director of Sembcorp Power Pte Ltd from November 1997 to May 2005. Chairman of Sembcorp Power Pte Ltd from July 2003 to May 2005. Director of SUT Seraya Pte Ltd from March 1996 to May 2005. Director of SUT Sakra Pte Ltd from August 1995 to May 2005. Chairman of SUT Sakra Pte Ltd from January 2000 to May 2005. Director of Sembawang Engineering (China) Pte Ltd from July 1998 to May 2005. Director of Sempec Pakistan (Private) Ltd from October 1994 to May 2005. Vice Chairman and Director of Nanjing Sembcorp Suiwu Co. Ltd from May 2003 to October 2005. Director of Sempec Philippines, Inc. from April 1998 to August 2005. Director of Straits Overseas Pte. Ltd. (fka SMOE Indonesia Pte Ltd) from July 1998 to May 2005. President Commissioner of P.T. SMOE Indonesia from May 2004 to July 2005.

Low Sin Leng Sembcorp Industrial Parks Ltd 3 Lim Teck Kim Rd #12-02 Singapore Technologies Building Singapore 088934

Executive Vice President of Parent since August 2000.

Deputy Chairman of Purchaser since March 2001. Director of Purchaser since September 2000. Executive Chairman of Sembcorp Industrial Parks Ltd since September 2000. Director of Sembcorp Cogen Pte Ltd since September 2000. Director of Sembcorp Utilities Investment Management (Shanghai) Limited since May 2007. Chairman and Director of Nanjing

Name / Business Address / Citizenship	Principal Occupation / Employment / Material Positions Held In Past Five Years
Sembcorp SUIWU Company Limited since December 2006. Chairman and Director of Nanjing Chemical Industry Park Water Co., Ltd since January 2007. Vice Chairman and Director of Zhangjiagang Free Trade Zone Sembcorp Water Co., Ltd. since January 2007. Director of Zhangjiagang Free Trade Zone Sembcorp Water Recycling Co., Ltd. since March 2008.

Ngiam Joke Mui

Director of Purchaser since May 2007.

Group Chief Financial Officer of Parent since June 2002. Director of Sembcorp Cogen Pte Ltd since May 2007. Director of Sembcorp NEWater Pte Ltd since January 2008. Director of Sembcorp (Germany) Pte. Ltd. since June 2004. Alternate Director of SCU Mauritius Pte Ltd since November 2005. Director of Sembcorp Gulf Holding Co Ltd since March 2006. Director of Sembcorp Gulf O&M Co. Ltd from February 2006 to June 2006.

Paul David Gavens Sembcorp Utilities (UK) Limited Sembcorp UK Headquarters PO Box 1985 Wilton International Middlesbrough TS90 8WS United Kingdom Citizen of the United Kingdom

Executive Vice President of Parent since November 2005.

Director of Purchaser since May 2005. Managing Director of Sembcorp Utilities (UK) Ltd since April 2003. Director of Sembcorp Utilities (UK) Ltd since April 2003. Director of Wilton Energy Ltd since October 2002. Director of Sembcorp Cogen Pte Ltd from March 2004 to October 2009. Director of Sembcorp Gulf Holding Co Ltd from February 2006 to July 2007. Director of Sembcorp Utilities Teesside Pension Trustees Ltd from April 2003 to November 2004.

Tan Cheng Guan

Director of Purchaser since July 2007.

Executive Vice President, Group Business and Strategic Development, of Parent since July 2007. Director of Sembcorp Cogen Pte Ltd since July 2007. Director of Sembcorp Gas Pte Ltd since July 2007. Director of Sembcorp NEWater Pte Ltd since July 2008. Chairman and Director of Sembcorp Air Products (HYCO) Pte Ltd since March 2009. Director of Sembcorp Utilities (BVI) Ltd since September 2008. Director of Sembcorp Gulf O&M Co Ltd since February 2009. Director of Sembcorp Gulf Holding Co. Ltd since July 2007. Director of Sembcorp Oman First Investment Holding Co Ltd since July 2009. Director of Sembcorp Oman IPO Holding Co Ltd since July 2009. Director of Sembcorp GCC Holding Co Ltd since November 2009. Director of Sembcorp Utilities (UK) Limited since July 2007. Chairman and Director of Sembcorp Tianjin Lingang Industrial Area Wastewater Treatment Co. Ltd since August 2007. Chairman and Director of Shenyang Sembcorp Water Co., Ltd since July 2008. Managing Director of Vopak China Management Company Ltd from May 2004 to June 2007.

Ng Meng Poh	Executive Vice President of Parent since January 2010. Head of Singapore Utilities Operations and Acting Head, Asset Management of Sembcorp China, of Parent since January 2010.

Name / Business Address / Citizenship	Principal Occupation / Employment / Material Positions Held In Past Five Years
Director of Purchaser since March 2010. Managing Director of Sembcorp Cogen Pte Ltd since April 2010. Director of Sembcorp Air Products (HYCO) Pte Ltd since July 2008. Director of Sembcorp NEWater Pte Ltd since January 2008. Director of SUT Seraya Pte Ltd since July 2008. Director of SUT Sakra Pte Ltd since July 2008. Director of Sembcorp Power Pte Ltd since February 2008. Chairman of Sembcorp Power Pte Ltd since July 2008. General Manager of Sembcorp Cogen Pte Ltd from August 2007 to April 2010. Director of Sembcorp Cogen Pte Ltd since March 2010. Alternate Director of Sembcorp Gas Pte Ltd since April 2010. Director of Qinzhou Sembcorp Water Co., Ltd. since March 2010. Director of Sembcorp Utilities (UK) Limited since May 2010.

Manually signed facsimile copies of the Letter of Transmittal, properly completed and duly executed, will be accepted. The Letter of Transmittal, certificates for the Shares and any other required documents should be sent or delivered by each stockholder of the Company or his broker-dealer, commercial bank, trust company or other nominee to the Depositary as follows:

BNY Mellon Shareowner Services

By Mail:	By Overnight Courier or By Hand:

BNY Mellon Shareowner Services	BNY Mellon Shareowner Services
Attn: Corporate Actions Department	Attn: Corporate Actions Department
Post Office Box 3301	480 Washington Blvd - Mail Drop-Reorg
South Hackensack, NJ 07606	Jersey City, NJ 07310

For Notice of Guaranteed Delivery

(for Eligible Institutions only)

By Facsimile Transmission:

(201) 680-4626

To Confirm Facsimile Transmission Only:

(201) 680-4860

Any questions or requests for assistance or additional copies of the Offer to Purchase and the Letter of Transmittal, the Notice of Guaranteed Delivery and related materials may be directed to the Information Agent at its telephone numbers and location listed below. You may also contact your broker, dealer, commercial bank or trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

105 Madison Avenue

New York, New York 10016

(212) 929-5500 (Call Collect)

or

Call Toll-Free (800) 322-2885

Email: tenderoffer@mackenziepartners.com

Exhibit (a)(2)

Letter of Transmittal

to Tender Common Shares

of

CASCAL N.V.

Pursuant to the Offer to Purchase

Dated May 21, 2010

by

SEMBCORP UTILITIES PTE LTD.

a wholly-owned subsidiary of

SEMBCORP INDUSTRIES LTD.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 11:00 A.M., NEW YORK CITY TIME,

ON MONDAY, JUNE 21, 2010 UNLESS THE OFFER IS EXTENDED.

The Depositary for the Offer is:

By Mail:	By Facsimile Transmission (For Eligible Institutions Only): (201) 680-4626	By Overnight Delivery or Hand:
BNY Mellon Shareowner Services Attn: Corporate Actions Department Post Office Box 3301 South Hackensack, NJ 07606	Confirmation Receipt of Facsimile by Telephone Only: (201) 680-4860	BNY Mellon Shareowner Services Attn: Corporate Actions Department 480 Washington Blvd Mail Drop-Reorg Jersey City, NJ 07310

DELIVERY OF THIS LETTER OF TRANSMITTAL TO AN ADDRESS, OR TRANSMISSION

OF INSTRUCTIONS VIA A FACSIMILE NUMBER, OTHER THAN AS SET FORTH ABOVE,

WILL NOT CONSTITUTE A VALID DELIVERY.

DO NOT USE THIS LETTER OF TRANSMITTAL IF YOU HOLD DUTCH

REGISTERED SHARES. PLEASE USE THE DEED OF TRANSFER TO TENDER

YOUR DUTCH REGISTERED SHARES.

THE INSTRUCTIONS ACCOMPANYING THIS LETTER OF TRANSMITTAL SHOULD BE

READ CAREFULLY AND IN THEIR ENTIRETY BEFORE THIS LETTER OF

TRANSMITTAL IS COMPLETED.

DESCRIPTION OF SHARES TENDERED

Name(s) and Address(es) of Registered Holder(s) (Please fill in, if blank, exactly as name(s) appear(s) on Certificate(s))	Shares Tendered (Attach additional signed list if necessary)*
	Certificate Number(s)*	Total Number Represented by Certificate(s)	Number of Shares Tendered**
Total Shares Tendered

*	Need not be completed by shareholders delivering book-entry Shares.
**	Unless otherwise indicated, all shares represented by certificates delivered to the Depositary will be deemed to have been tendered. See Instruction 4.

This Letter of Transmittal is to be used by shareholders of Cascal N.V. if certificates for the Shares (as defined below) are to be forwarded with this Letter of Transmittal or, unless an Agent’s Message (as defined in Instruction 2 below) is utilized, if delivery of the Shares is to be made by book-entry transfer to an account maintained by the Depositary at the Book-Entry Transfer Facility (as defined in and pursuant to the procedures set forth in Section 3 of the Offer to Purchase as defined below). Holders who deliver Shares by book-entry transfer are referred to herein as “Book-Entry Shareholders” and other shareholders who deliver Shares are referred to herein as “Certificate Shareholders.”

Shareholders whose certificates for the Shares are not immediately available or who cannot deliver either the certificates for, or a Book-Entry Confirmation (as defined in Section 3 of the Offer to Purchase) with respect to, their Shares and all other documents required hereby to the Depositary prior to the Expiration Date (as defined in the Offer to Purchase), or the expiration of any Subsequent Offering Period (as defined in the Offer to Purchase), must tender their Shares pursuant to the guaranteed delivery procedures set forth in Section 3 of the Offer to Purchase. See Instruction 2. DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

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TENDER OF SHARES

☐	CHECK HERE SHARE CERTIFICATES HAVE BEEN MUTILATED, LOST, STOLEN OR DESTROYED. SEE INSTRUCTION 11.

☐	CHECK HERE IF TENDERED SHARES ARE BEING DELIVERED BY BOOK-ENTRY TRANSFER TO THE DEPOSITARY’S ACCOUNT AT THE BOOK-ENTRY TRANSFER FACILITY AND COMPLETE THE FOLLOWING (ONLY PARTICIPANTS IN THE BOOK-ENTRY TRANSFER FACILITY MAY DELIVER SHARES BY BOOK-ENTRY TRANSFER):

Name of Tendering Institution:

Account Number:

Transaction Code Number:

☐	CHECK HERE IF TENDERED SHARES ARE BEING DELIVERED PURSUANT TO A NOTICE OF GUARANTEED DELIVERY PREVIOUSLY SENT TO THE DEPOSITARY AND COMPLETE THE FOLLOWING:

Name(s) of Registered Holder(s):

Window Ticket Number (if any):

Date of Execution of Notice of Guaranteed Delivery:

Name of Eligible Institution which Guaranteed Delivery:

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NOTE: SIGNATURES MUST BE PROVIDED BELOW. PLEASE READ THE INSTRUCTIONS

SET FORTH IN THIS LETTER OF TRANSMITTAL CAREFULLY.

Ladies and Gentlemen:

The undersigned hereby tenders to Sembcorp Utilities Pte Ltd. (“Purchaser”), a private company limited by shares, incorporated under the laws of Singapore and a wholly-owned subsidiary of Sembcorp Industries Ltd., a public company limited by shares, incorporated under the laws of Singapore and listed on the main board of the Singapore Exchange, the above-described common shares, par value €0.50 per share, of Cascal N.V., a public limited liability company (naamloze vennootschap) organized under the laws of The Netherlands (the “Company”), at a price of US$6.75 per Share, net to the seller in cash, without interest (subject to applicable withholding taxes) (that price, or any other price per Share as may be paid in the Offer, is referred to in this document as the “Offer Price”), upon the terms and subject to the conditions set forth in the Offer to Purchase dated May 21, 2010 (the “Offer to Purchase”) and in this related Letter of Transmittal (which, together with any amendments or supplements hereto or thereto, collectively constitute the “Offer”). The Offer expires at 11:00 a.m., New York City time, on Monday, June 21, 2010, unless extended as described in the Offer to Purchase (as extended, the “Expiration Date”). Receipt of the Offer is hereby acknowledged.

The Offer is conditioned upon at least 80% of issued and outstanding Shares of the Company on a fully diluted basis (after taking into account all of the issued and outstanding Shares and assuming the exercise, conversion or exchange of all options, warrants, convertible or exchangeable securities and similar rights and the issuance of all Shares that the Company is obligated to issue thereunder) being validly tendered and not withdrawn (the “80% Condition”). If at the initial expiration date of the Offer, the 80% Condition has not been met, Purchaser will (i) reduce the Offer Price to US$6.40 per Share, (ii) reduce the 80% Condition to provide that Purchaser’s obligation to accept and pay for Shares tendered in the Offer is conditioned on at least 17,868,543 Shares being validly tendered and not withdrawn (the “Minimum Condition”) and (iii) extend the Offer for an additional ten business days. The Offer is also subject to a number of other conditions, which are described under Section 13 of the Offer to Purchase.

Upon the terms and subject to the conditions of the Offer (and if the Offer is extended or amended, the terms of any such extension or amendment), subject to, and effective upon, acceptance for payment of the Shares tendered herewith in accordance with the terms of the Offer, the undersigned hereby sells, assigns and transfers to, or upon the order of, Purchaser all right, title and interest in and to all the Shares that are being tendered hereby (and any and all non-cash dividends, distributions, rights, other shares of common stock or other securities issued or issuable in respect thereof on or after the acceptance by Purchaser of the Shares pursuant to the Offer (“the Acceptance Time”) (collectively, “Distributions”)) and irrevocably constitutes and appoints BNY Mellon Shareowner Services (the “Depositary”) the true and lawful agent and attorney-in-fact of the undersigned with respect to such Shares (and all Distributions), with full power of substitution (such power of attorney being deemed to be an irrevocable power coupled with an interest in the tendered Shares), to (i) deliver certificates for such Shares (and any and all Distributions), or transfer ownership of such Shares (and any and all Distributions) on the account books maintained by the Book-Entry Transfer Facility, together, in any such case, with all accompanying evidences of transfer and authenticity, to or upon the order of Purchaser, (ii) present such Shares (and any and all Distributions) for transfer on the books of the Company, and (iii) receive all benefits and otherwise exercise all rights of beneficial ownership of such Shares (and any and all Distributions), all in accordance with the terms of the Offer.

By executing this Letter of Transmittal, the undersigned hereby irrevocably appoints Purchaser, its officers and designees, and each of them, and any other designees of Purchaser, the attorneys-in-fact and proxies of the undersigned, each with full power of substitution, (i) to vote at any annual or special meeting of the Company’s shareholders or any adjournment or postponement thereof or otherwise in such manner as each such attorney-in-fact and proxy or his substitute shall in his sole discretion deem proper with respect to, (ii) to execute any written consent concerning any matter as each such attorney-in-fact and proxy or his substitute shall in his

4

sole discretion deem proper with respect to, and (iii) to otherwise act as each such attorney-in-fact and proxy or his substitute shall in his sole discretion deem proper with respect to, all of the Shares (and any and all Distributions) tendered hereby and accepted for payment by Purchaser. This appointment will be effective if and when, and only to the extent that, Purchaser accepts such Shares for payment pursuant to the Offer. This power of attorney and proxy are coupled with an interset in the Shares tendered hereby, are irrevocable and are granted in consideration of the acceptance for payment of such Shares in accordance with the terms of the Offer. Such acceptance for payment shall, without further action, revoke any prior powers of attorney and proxies granted by the undersigned at any time with respect to such Shares (and any and all Distributions), and no subsequent powers of attorney, proxies, consents or revocations may be given by the undersigned with respect thereto (and, if given, will not be deemed effective). Purchaser reserves the right to require that, in order for the Shares to be deemed validly tendered, immediately upon Purchaser depositing the payment for such Shares with the Depositary, Purchaser must be able to exercise full voting, consent and other rights with respect to such Shares (and any and all Distributions), including without limitation voting at any meeting of the Company’s shareholders.

The undersigned hereby represents and warrants that the undersigned has full power and authority to tender, sell, assign and transfer the Shares tendered hereby and all Distributions, and that when the same are accepted for payment by Purchaser, Purchaser will acquire good, marketable and unencumbered title thereto and to all Distributions, free and clear of all liens, restrictions, charges and encumbrances and the same will not be subject to any adverse claims. The undersigned will, upon request, execute and deliver any additional documents deemed by the Depositary or Purchaser to be necessary or desirable to complete the sale, assignment and transfer of the Shares tendered hereby and all Distributions. In addition, the undersigned shall remit and transfer promptly to the Depositary for the account of Purchaser all Distributions in respect of the Shares tendered hereby, accompanied by appropriate documentation of transfer, and, pending such remittance and transfer or appropriate assurance thereof, Purchaser shall be entitled to all rights and privileges as owner of each such Distribution and may withhold the entire purchase price of the Shares tendered hereby or deduct from such purchase price the amount or value of such Distribution as determined by Purchaser in its sole discretion.

All authority conferred in this Letter of Transmittal or agreed to be conferred shall survive the death or incapacity of the undersigned, and any obligation of the undersigned hereunder shall be binding upon the heirs, executors, administrators, personal representatives, trustees in bankruptcy, successors and assigns of the undersigned. Except as stated in the Offer to Purchase, the tender made by this Letter of Transmittal is irrevocable.

The undersigned understands that the valid tender of the Shares pursuant to any one of the procedures described in Section 3 of the Offer to Purchase and in the Instructions to this Letter of Transmittal will constitute a binding agreement between the undersigned and Purchaser upon the terms and subject to the conditions of the Offer (and if the Offer is extended or amended, the terms or conditions of any such extension or amendment). The undersigned recognizes that under certain circumstances set forth in the Offer to Purchase, Purchaser may not be required to accept for payment any of the Shares tendered hereby.

Unless otherwise indicated under “Special Payment Instructions,” please issue the check for the purchase price of all Shares purchased and/or return any certificates for any Shares not tendered or accepted for payment in the name(s) of the registered holder(s) appearing above under “Description of the Shares Tendered.” Similarly, unless otherwise indicated under “Special Delivery Instructions,” please mail the check for the purchase price of all Shares purchased and/or return any certificates for any Shares not tendered or not accepted for payment (and any accompanying documents, as appropriate) to the address(es) of the registered holder(s) appearing above under “Description of the Shares Tendered.” In the event that the boxes entitled “Special Payment Instructions” and “Special Delivery Instructions” are both completed, please issue the check for the purchase price of all Shares purchased and/or return any certificates evidencing Shares not tendered or not accepted for payment (and any accompanying documents, as appropriate) in the name(s) of, and deliver such check and/or return any such certificates (and any accompanying documents, as appropriate) to, the person(s) so indicated. Unless otherwise

5

indicated herein in the box entitled “Special Payment Instructions,” please credit any Shares tendered herewith by book-entry transfer that are not accepted for payment by crediting the account at the Book-Entry Transfer Facility designated above. The undersigned recognizes that Purchaser has no obligation pursuant to the “Special Payment Instructions” to transfer any Shares from the name of the registered holder thereof if Purchaser does not accept for payment any of the Shares so tendered.

6

SPECIAL PAYMENT INSTRUCTIONS

(See Instructions 1, 5, 6 and 7)

To be completed ONLY if the check for the purchase prices of the Shares accepted for payment is to be issued in the name of someone other than the undersigned, if certificates for any Shares not tendered or not accepted for payment are to be issued in the name of someone other than the undersigned or if any Shares tendered hereby and delivered by book-entry transfer that are not accepted for payment are to be returned by credit to an account maintained at a Book-Entry Transfer Facility other than the account indicated above.

Issue check and/or stock certificates to:

Name:
(Please Print)

Address:
(Include Zip Code)

(Taxpayer Identification Number or Social Security Number) (See Substitute Form W-9)

☐	Credit Shares delivered by book-entry transfer and not purchased to the Book-Entry Transfer Facility account.

Account Number:

SPECIAL DELIVERY INSTRUCTIONS

(See Instructions 1, 5, 6 and 7)

To be completed ONLY if certificates for any Shares not tendered or not accepted for payment and/or the check for the purchase price of any Shares accepted for payment is to be sent to someone other than the undersigned or to the undersigned at an address other than that shown under “Description of the Shares Tendered.” Mail check and/or stock certificates to:

Name:
(Please Print)

Address:
(Include Zip Code)

(Taxpayer Identification Number or Social Security Number) (See Substitute Form W-9)

7

IMPORTANT: SHAREHOLDER SIGN HERE

(Complete Substitute Form W-9 included)

DATED:                  , 2010

X
X

Signature(s) of Owner(s)

(Must be signed by the registered holder(s) exactly as name(s) appear(s) on the stock certificate(s) or on a security position listing or by person(s) authorized to become registered holder(s) by certificates and documents transmitted with this Letter of Transmittal. If signature is by trustees, executors, administrators, guardians, attorneys-in-fact, agents, officers of corporations or others acting in a fiduciary or representative capacity, please provide the necessary information described in Instruction 5.)

Name(s):
(Please Print)

Capacity (Full Title):

Address:
(Include Zip Code)

Area Code and Telephone Number: ( )

Tax Identification or Social Security No.:
(Complete Substitute Form W-9 included)

GUARANTEE OF SIGNATURE(S)

(See Instructions 1 and 5)

Authorized Signature:

Name:

Title:

Name of Firm:

Address:

Area Code and Telephone Number: ( )

Dated:	, 2010

8

INSTRUCTIONS

Forming Part of the Terms and Conditions of the Offer

1. Guarantee of Signatures. No signature guarantee is required on this Letter of Transmittal (a) if this Letter of Transmittal is signed by the registered holder(s) (which term, for purposes of this Section, includes any participant in any of the Book-Entry Transfer Facility’s systems whose name appears on a security position listing as the owner of the Shares) of the Shares tendered herewith, unless such registered holder(s) has completed either the box entitled “Special Payment Instructions” or the box entitled “Special Delivery Instructions” on the Letter of Transmittal or (b) if such Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchanges Medallion Signature Program or the Stock Exchange Medallion Program or by any other “eligible guarantor institution,” as such term is defined in Rule 17Ad-15 under the Exchange Act (each, an “Eligible Institution”). In all other cases, all signatures on this Letter of Transmittal must be guaranteed by an Eligible Institution. See Instruction 5.

2. Requirements of Tender. This Letter of Transmittal is to be completed by shareholders of the Company either if certificates are to be forwarded with this Letter of Transmittal or, unless an Agent’s Message is utilized, if delivery of the Shares is to be made by book-entry transfer pursuant to the procedures set forth herein and in Section 3 of the Offer to Purchase. For a shareholder, other than a shareholder holding Shares that are evidenced by a registration of the holder in the Company’s Dutch shareholders’ register and not held through the clearing and settlement system operated by The Depository Trust Company, to validly tender Shares pursuant to the Offer, either (a) a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), together with any required signature guarantees or an Agent’s Message (in connection with book-entry transfer of the Shares) and any other required documents, must be received by the Depositary at one of its addresses set forth herein prior to the Expiration Date, or the expiration of any Subsequent Offering Period, and either (i) certificates for tendered Shares must be received by the Depositary at one of such addresses prior to the Expiration Date, or the expiration of any Subsequent Offering Period, or (ii) Shares must be delivered pursuant to the procedures for book-entry transfer set forth herein and in Section 3 of the Offer to Purchase and a Book-Entry Confirmation must be received by the Depositary prior to the Expiration Date, or the expiration of any Subsequent Offering Period, or (b) the tendering shareholder must comply with the guaranteed delivery procedures set forth herein and in Section 3 of the Offer to Purchase.

Shareholders whose certificates for the Shares are not immediately available or who cannot deliver their certificates and all other required documents to the Depositary prior to the Expiration Date, or the expiration of any Subsequent Offering Period, or who cannot comply with the book-entry transfer procedures on a timely basis may tender their Shares by properly completing and duly executing the Notice of Guaranteed Delivery pursuant to the guaranteed delivery procedures set forth herein and in Section 3 of the Offer to Purchase.

Pursuant to such guaranteed delivery procedures, (i) such tender must be made by or through an Eligible Institution, (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by Purchaser, must be received by the Depositary prior to the Expiration Date, or the expiration of any Subsequent Offering Period and (iii) the certificates for all tendered Shares, in proper form for transfer (or a Book-Entry Confirmation with respect to all tendered Shares), together with a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), with any required signature guarantees, or, in the case of a book-entry transfer, an Agent’s Message, and any other required documents must be received by the Depositary within three trading days after the date of execution of such Notice of Guaranteed Delivery. A “trading day” is any day on which the New York Stock Exchange is open for business.

The term “Agent’s Message” means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering the Shares, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against the participant.

9

The signatures on this Letter of Transmittal cover the Shares tendered hereby.

THE METHOD OF DELIVERY OF THE SHARES, THIS LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE ELECTION AND RISK OF THE TENDERING SHAREHOLDER. THE SHARES WILL BE DEEMED DELIVERED ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

No alternative, conditional or contingent tenders will be accepted, and no fractional Shares will be purchased. All tendering shareholders, by executing this Letter of Transmittal (or a manually signed facsimile thereof), waive any right to receive any notice of acceptance of their Shares for payment.

3. Inadequate Space. If the space provided herein under “Description of Shares Tendered” is inadequate, the number of Shares tendered and the certificate numbers with respect to such Shares should be listed on a separate signed schedule which should be attached to this Letter of Transmittal.

4. Partial Tenders. (Not applicable to shareholders who tender by book-entry transfer.) If fewer than all the Shares evidenced by any certificate delivered to the Depositary with this Letter of Transmittal are to be tendered hereby, fill in the number of Shares that are to be tendered in the box entitled “Total Number of Shares Tendered.” In any such case, new certificate(s) for the remainder of the Shares that were evidenced by the old certificates will be sent to the registered holder, unless otherwise provided in the appropriate box on this Letter of Transmittal, as soon as practicable after the Expiration Date, or the expiration of any Subsequent Offering Period, or the termination of the Offer. All Shares represented by certificates delivered to the Depositary will be deemed to have been tendered unless otherwise indicated.

5. Signatures on Letter of Transmittal; Stock Powers and Endorsements. If this Letter of Transmittal is signed by the registered holder(s) of the Shares tendered hereby, the signature(s) must correspond with the name(s) as written on the face of the certificate(s) without alteration, enlargement or any change whatsoever.

If any of the Shares tendered hereby are held of record by two or more joint owners, all such owners must sign this Letter of Transmittal.

If any of the tendered Shares are registered in different names on several certificates, it will be necessary to complete, sign and submit as many separate Letters of Transmittal as there are different registrations of certificates.

If this Letter of Transmittal or any stock certificate or stock power is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, such person should so indicate when signing, and proper evidence satisfactory to Purchaser of the authority of such person to so act must be submitted.

If this Letter of Transmittal is signed by the registered holder(s) of the Shares listed and transmitted hereby, no endorsements of certificates or separate stock powers are required unless payment or certificates for any Shares tendered or not accepted for payment are to be issued in the name of a person other than the registered holder(s). Signatures on any such certificates or stock powers must be guaranteed by an Eligible Institution.

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If this Letter of Transmittal is signed by a person other than the registered holder(s) of the Shares evidenced by certificates listed and transmitted hereby, the certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear(s) on the certificates. Signature(s) on any such certificates or stock powers must be guaranteed by an Eligible Institution.

6. Stock Transfer Taxes. Except as otherwise provided in this Instruction 6, Purchaser will pay all stock transfer taxes with respect to the transfer and sale of any Shares to it or its order pursuant to the Offer. If, however, payment of the purchase price of any Shares purchased is to be made to, or if certificates for any Shares not tendered or not accepted for payment are to be registered in the name of, any person other than the registered holder(s), or if tendered certificates are registered in the name of any person other than the person(s) signing this Letter of Transmittal, the amount of any stock transfer taxes (whether imposed on the registered holder(s) or such other person) payable on account of the transfer to such other person will be deducted from the purchase price of such Shares purchased unless evidence satisfactory to Purchaser of the payment of such taxes, or exemption therefrom, is submitted.

EXCEPT AS PROVIDED IN THIS INSTRUCTION 6, IT WILL NOT BE NECESSARY FOR TRANSFER TAX STAMPS TO BE AFFIXED TO THE CERTIFICATES EVIDENCING THE SHARES TENDERED HEREBY.

7. Special Payment And Delivery Instructions. If a check for the purchase price of any Shares accepted for payment is to be issued in the name of, and/or certificates for any Shares not accepted for payment or not tendered are to be issued in the name of and/or returned to, a person other than the signer of this Letter of Transmittal or if a check is to be sent, and/or such certificates are to be returned, to a person other than the signer of this Letter of Transmittal, or to an address other than that shown above, the appropriate boxes on this Letter of Transmittal should be completed. Any shareholder(s) delivering Shares by book-entry transfer may request that Shares not purchased be credited to such account maintained at the Book-Entry Transfer Facility as such shareholder(s) may designate in the box entitled “Special Payment Instructions.” If no such instructions are given, any such Shares not purchased will be returned by crediting the account at the Book-Entry Transfer Facility designated above as the account from which such Shares were delivered.

8. Backup Withholding. In order to avoid “backup withholding” of U.S. federal income tax on payments of cash pursuant to the Offer, a shareholder surrendering Shares in the Offer must, unless an exemption applies, provide the Depositary with such shareholder’s correct taxpayer identification number (“TIN”) on the Substitute Form W-9 in this Letter of Transmittal and certify, under penalties of perjury, that such TIN is correct. (Foreign stockholders are not required to complete the Substitute Form W-9 and instead should complete a Form W-8, as discussed below.) If a tendering shareholder is subject to backup withholding, such shareholder must cross out item (2) of Part II on the Substitute Form W-9.

Backup withholding is not an additional income tax. Rather, the amount of the backup withholding can be credited against the U.S. federal income tax liability of the person subject to the backup withholding, provided that the required information is given to the IRS. If backup withholding results in an overpayment of tax, a refund can be obtained by the shareholder upon filing an income tax return.

The shareholder is required to give the Depositary the TIN (i.e., social security number or employer identification number) of the owner of the Shares tendered with this Letter of Transmittal. If the Shares are held in more than one name or are not in the name of the actual owner, consult the enclosed “Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9” for additional guidance on which number to report.

If the tendering shareholder has not been issued a TIN and has applied for a TIN or intends to apply for a TIN in the near future, such shareholder should write “Applied For” in the space provided for the TIN in Part 1 of the Substitute Form W-9 and sign and date the Substitute Form W-9, and the shareholder or other payee must

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also complete the Certificate of Awaiting Taxpayer Identification Number below in order to avoid backup withholding. Notwithstanding that the Certificate of Awaiting Taxpayer Identification Number is completed, the Depositary will withhold 28% on all payments made prior to the time a properly certified TIN is provided to the Depositary. However, such amounts will be refunded to such shareholder if a TIN is provided to the Depositary within 60 days. Certain shareholders are not subject to backup withholding.

Foreign shareholders should complete and sign the main signature form and a Form W-8, Certificate of Foreign Status (a copy of which may be obtained from the Depositary) in order to avoid backup withholding, rather than completing a Substitute Form W-9. See the enclosed “Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9” for more instructions.

9. Requests For Assistance Or Additional Copies. Questions and requests for assistance or additional copies of the Offer to Purchase, this Letter of Transmittal, the Notice of Guaranteed Delivery and the Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 may be directed to the Information Agent at the address and phone numbers set forth below, or from brokers, dealers, commercial banks or trust companies.

10. Waiver Of Conditions. Purchaser reserves the absolute right in its sole discretion to waive, at any time or from time to time, any of the specified conditions of the Offer, in whole or in part, in the case of any Shares tendered.

11. Lost, Destroyed Or Stolen Certificates. If any certificate(s) representing Shares has been lost, destroyed or stolen, the shareholder should promptly notify the Depositary by either checking the box provided under the table “Description of Tendered Shares” or by contacting the Depositary at the address at the front of this Letter of Transmittal and indicating the number of Shares lost. The shareholder will then be instructed as to the steps that must be taken in order to replace the certificate(s). This Letter of Transmittal and related documents cannot be processed until the procedures for replacing lost, destroyed or stolen certificates have been followed.

IMPORTANT: THIS LETTER OF TRANSMITTAL (OR A MANUALLY SIGNED FACSIMILE HEREOF) TOGETHER WITH ANY REQUIRED SIGNATURE GUARANTEES, OR, IN THE CASE OF A BOOK-ENTRY TRANSFER, AN AGENT’S MESSAGE, AND ANY OTHER REQUIRED DOCUMENTS, MUST BE RECEIVED BY THE DEPOSITARY PRIOR TO THE EXPIRATION DATE, OR THE EXPIRATION OF ANY SUBSEQUENT OFFERING PERIOD, AND EITHER CERTIFICATES FOR TENDERED SHARES MUST BE RECEIVED BY THE DEPOSITARY OR SHARES MUST BE DELIVERED PURSUANT TO THE PROCEDURES FOR BOOK-ENTRY TRANSFER, IN EACH CASE PRIOR TO THE EXPIRATION DATE, OR THE EXPIRATION OF ANY SUBSEQUENT OFFERING PERIOD, OR THE TENDERING SHAREHOLDERS MUST COMPLY WITH THE PROCEDURES FOR GUARANTEED DELIVERY.

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IMPORTANT TAX INFORMATION

Under U.S. federal income tax law, a shareholder whose tendered Shares are accepted for payment is required to provide the Depositary (as payer) with such shareholder’s correct taxpayer identification number on Substitute Form W-9 below. If such shareholder is an individual, the taxpayer identification number is his or her social security number. If the Depositary is not provided with the correct taxpayer identification number, the shareholder may be subject to a US$50 penalty imposed by the Internal Revenue Service. In addition, payments that are made to such shareholder with respect to Shares purchased pursuant to the Offer may be subject to backup withholding of 28%. Certain shareholders are not subject to backup withholding.

Foreign shareholders should complete and sign the main signature form and a Form W-8, Certificate of Foreign Status (a copy of which may be obtained from the Depositary) in order to avoid backup withholding, rather than completing a Substitute Form W-9. See the enclosed “Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9” for more instructions.

If backup withholding applies, the Depositary is required to withhold 28% of any payments made to the shareholder. Backup withholding is not an additional tax. Rather, the tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may be obtained from the Internal Revenue Service.

Purpose of Substitute Form W-9

To prevent backup withholding on payments that are made to a shareholder with respect to Shares purchased pursuant to the Offer, the shareholder is required to notify the Depositary of such shareholder’s correct taxpayer identification number by completing the form contained herein certifying that the taxpayer identification number provided on Substitute Form W-9 is correct (or that such shareholder is awaiting a taxpayer identification number).

What Number to Give the Depositary

The shareholder is required to give the Depositary the social security number or employer identification number of the record owner of the Shares. If the Shares are in more than one name or are not in the name of the actual owner, consult the enclosed Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 for additional guidance on which number to report. If the tendering shareholder has not been issued a TIN and has applied for a TIN or intends to apply for a TIN in the near future, such shareholder should write “Applied For” in the space provided for the TIN in Part 1 of the Substitute Form W-9 and sign and date the Substitute Form W-9, and the shareholder or other payee must also complete the Certificate of Awaiting Taxpayer Identification Number below in order to avoid backup withholding. Notwithstanding that the Certificate of Awaiting Taxpayer Identification Number is completed, the Depositary will withhold 28% on all payments made prior to the time a properly certified TIN is provided to the Depositary. However, such amounts will be refunded to such shareholder if a TIN is provided to the Depositary within 60 days.

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PAYOR’S NAME: BNY MELLON SHAREOWNER SERVICES

SUBSTITUTE	Part I—Taxpayer Identification	Social security number
Form W-9	Number—For all accounts, enter your taxpayer
identification number in the box at right. (For
Department of the Treasury	most individuals, this is your social security	or
Internal Revenue Service	number. If you do not have a number, see
“Obtaining a Number” in the enclosed
Payer’s Request for Taxpayer	Guidelines.) Certify by signing and dating below.	Employer identification number
Identification Number (TIN)	Note: If the account is in more than one name,	(If awaiting TIN write
	see the chart in the enclosed Guidelines to	“Applied For” and complete the
	determine which number to give the payer	certificate on the following page)

Part II—For Payees Exempt from Backup Withholding, see the enclosed Guidelines and complete as instructed therein.

CERTIFICATION—Under penalties of perjury, I certify that:
(1) The number shown on this form is my correct Taxpayer Identification Number (or I am waiting for a number to be issued to me),
(2) I am not subject to backup withholding because: (a) I am exempt from backup withholding, or (b) I have not been notified by the Internal Revenue Service (the “IRS”) that I am subject to backup withholding as a result of failure to report all interest or dividends, or (c) the IRS has notified me that I am no longer subject to backup withholding, and
(3) I am a U.S. person (including a U.S. resident alien).

CERTIFICATE INSTRUCTIONS—You must cross out item (2) above if you have been notified by the IRS that you are currently subject to backup withholding because of under—reporting interest or dividends on your tax return. However, if after being notified by the IRS that you were subject to backup withholding you received another notification from the IRS that you are no longer subject to backup withholding, do not cross out item
(2). (Also see instructions in the enclosed Guidelines.)

Signature:	Date: , 2010

NOTE:	FAILURE TO COMPLETE AND RETURN THIS FORM MAY RESULT IN BACKUP WITHHOLDING OF 28% OF ANY PAYMENTS MADE TO YOU PURSUANT TO THIS OFFER. PLEASE REVIEW THE ENCLOSED “GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION NUMBER ON SUBSTITUTE FORM W-9” FOR ADDITIONAL DETAILS.

NOTE:	YOU MUST COMPLETE THE FOLLOWING CERTIFICATE IF YOU ARE AWAITING A TAXPAYER IDENTIFICATION NUMBER.

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CERTIFICATE OF AWAITING TAXPAYER IDENTIFICATION NUMBER

I CERTIFY UNDER PENALTIES OF PERJURY THAT A TAXPAYER IDENTIFICATION NUMBER HAS NOT BEEN ISSUED TO ME, AND EITHER (1) I HAVE MAILED OR DELIVERED AN APPLICATION TO RECEIVE A TAXPAYER IDENTIFICATION NUMBER TO THE APPROPRIATE INTERNAL REVENUE SERVICE CENTER OR SOCIAL SECURITY ADMINISTRATION OFFICE OR (2) I INTEND TO MAIL OR DELIVER AN APPLICATION IN THE NEAR FUTURE. I UNDERSTAND THAT, IF I DO NOT PROVIDE A TAXPAYER IDENTIFICATION NUMBER BY THE TIME OF PAYMENT, 28% OF ALL REPORTABLE CASH PAYMENTS MADE TO ME THEREAFTER WILL BE WITHHELD UNTIL I PROVIDE A TAXPAYER IDENTIFICATION NUMBER.

Signature:	Date: , 2010

15

MANUALLY SIGNED FACSIMILE COPIES OF THE LETTER OF TRANSMITTAL WILL BE ACCEPTED. THE LETTER OF TRANSMITTAL, CERTIFICATES FOR THE SHARES AND ANY OTHER REQUIRED DOCUMENTS SHOULD BE SENT OR DELIVERED BY EACH SHAREHOLDER OF THE COMPANY OR SUCH SHAREHOLDER’S BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE TO THE DEPOSITARY AT ONE OF ITS ADDRESSES SET FORTH ON THE FIRST PAGE.

Questions and requests for assistance or for additional copies of the Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other tender offer materials may be directed to the Information Agent at its telephone numbers and location listed below, and will be furnished promptly at Purchaser’s expense. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

105 Madison Avenue

New York, New York 10016

(212) 929-5500 (Call Collect)

or

Call Toll-Free (800) 322-2885

Email: tenderoffer@mackenziepartners.com

16

Exhibit (a)(3)

NOTICE OF GUARANTEED DELIVERY

to

Tender Common Shares

of

CASCAL N.V.

Pursuant to the Offer to Purchase

Dated May 21, 2010

of

SEMBCORP UTILITIES PTE LTD.

a wholly-owned subsidiary of

SEMBCORP INDUSTRIES LTD.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 11:00 A.M., NEW YORK CITY TIME, ON MONDAY, JUNE 21, 2010 UNLESS THE OFFER IS EXTENDED.

This Notice of Guaranteed Delivery, or a form substantially equivalent hereto, must be used to accept the Offer (as defined below) (i) if certificates for the Shares (as defined below) are not immediately available, (ii) if the procedure for book-entry transfer cannot be completed prior to the Expiration Date (as defined in the Offer to Purchase described below) or the expiration of any Subsequent Offering Period (as defined in the Offer to Purchase described below), or (iii) if time will not permit all required documents to reach the Depositary prior to the Expiration Date, or the expiration of any Subsequent Offering Period. This Notice of Guaranteed Delivery may be delivered by hand, transmitted by facsimile transmission or mailed to the Depositary. See Section 3 of the Offer to Purchase.

DO NOT USE THIS NOTICE OF GUARANTEED DELIVERY IF YOU HOLD DUTCH

REGISTERED SHARES. PLEASE USE THE DEED OF TRANSFER TO TENDER YOUR DUTCH

REGISTERED SHARES.

The Depositary for the Offer is:

By Mail:	By Facsimile Transmission	By Overnight Delivery or Hand:
(For Eligible Institutions Only):
BNY Mellon Shareowner Services	(201) 680-4626	BNY Mellon Shareowner Services
Attn: Corporate Actions Department		Attn: Corporate Actions Department
Post Office Box 3301		480 Washington Blvd
South Hackensack, NJ 07606	Confirmation Receipt of	Mail Drop-Reorg
	Facsimile by Telephone Only:	Jersey City, NJ 07310
(201) 680-4860

DELIVERY OF THIS NOTICE OF GUARANTEED DELIVERY TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE, OR TRANSMISSION OF INSTRUCTIONS VIA FACSIMILE TRANSMISSION OTHER THAN AS SET FORTH ABOVE, WILL NOT CONSTITUTE A VALID DELIVERY.

THIS FORM IS NOT TO BE USED TO GUARANTEE SIGNATURES. IF A SIGNATURE ON A LETTER OF TRANSMITTAL IS REQUIRED TO BE GUARANTEED BY AN “ELIGIBLE INSTITUTION” UNDER THE INSTRUCTIONS THERETO, SUCH SIGNATURE GUARANTEE MUST APPEAR IN THE APPLICABLE SPACE PROVIDED IN THE SIGNATURE BOX ON THE LETTER OF TRANSMITTAL.

Ladies and Gentlemen:

The undersigned hereby tenders to Sembcorp Utilities Pte Ltd. a private company limited by shares, incorporated under the laws of Singapore (“Purchaser”), which is a wholly-owned subsidiary of Sembcorp Industries Ltd., a public company limited by shares, incorporated under the laws of Singapore and listed on the main board of the Singapore Exchange, upon the terms and subject to the conditions set forth in Purchaser’s Offer to Purchase dated May 21, 2010 (the “Offer to Purchase”) and the related Letter of Transmittal, receipt of which is hereby acknowledged, the number of common shares, par value €0.50 per share (the “Shares”), of Cascal N.V., a public limited liability company (naamloze vennootschap) organized under the laws of The Netherlands (the “Company”), indicated below pursuant to the guaranteed delivery procedures set forth in Section 3 of the Offer to Purchase.

Number of Shares:

Name(s) of Record Holder(s):
(Please Print)

Address(es):
(Include Zip Code)

Area Code and Telephone Number: ( )

Certificate Nos. (if available):

Taxpayer Identification or Social Security Number:

Check box if Shares will be tendered by book-entry transfer:

☐ The Depository Trust Company Signature(s)

Account Number:

Dated: , 2010

THE GUARANTEE ON THE FOLLOWING PAGE MUST BE COMPLETED.

GUARANTEE

(Not to be used for signature guarantee)

The undersigned, a participant in the Security Transfer Agents Medallion Program, hereby guarantees to deliver to the Depositary, at one of its addresses set forth above, either the certificates representing the Shares tendered hereby, in proper form for transfer, or a Book-Entry Confirmation (as defined in the Offer to Purchase) of a transfer of such Shares into the Depositary’s account at The Depository Trust Company, in any such case together with a properly completed and duly executed Letter of Transmittal, or a manually signed facsimile thereof, with any required signature guarantees, or an Agent’s Message (as defined in the Offer to Purchase), and any other documents required by the Letter of Transmittal within three New York Stock Exchange trading days after the date of execution of this Notice of Guaranteed Delivery.

The Eligible Institution that completes this form must communicate the guarantee to the Depositary and must deliver the Letter of Transmittal and certificates for Shares to the Depositary within the time period shown herein. Failure to do so could result in financial loss to such Eligible Institution.

Name of Firm:
(Authorized Signature)

Address:
(Zip Code)

Area Code and Telephone Number: ( )

Name:

Title:

Dated: , 2010

NOTE: DO NOT SEND CERTIFICATES FOR SHARES WITH THIS NOTICE. SHARE

CERTIFICATES SHOULD BE SENT WITH YOUR LETTER OF TRANSMITTAL

Exhibit (a)(4)

GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION NUMBER ON

SUBSTITUTE FORM W-9

Guidelines for Determining the Proper Identification Number to Give the Payer. Social security numbers have nine digits separated by two hyphens: e.g. 000-00-0000. Employer identification numbers have nine digits separated by only one hyphen: e.g. 00-0000000. The table below will help determine the number to give the payer.

For this type of account:		Give the SOCIAL SECURITY number of:

1.	An individual’s account	The individual
2.	Two or more individuals (joint account)	The actual owner of the account or, if combined funds, the first individual on the account(1)
3.	Custodian account of a minor (Uniform Gift to Minors Act)	The minor(2)
4.	a. The usual revocable savings trust account (grantor is also	The grantor–trustee(1)
trustee)
	b. So-called trust account that is not a legal or valid trust under	The actual owner(1)
State law
5.	Sole proprietorship account or account of a disregarded entity	The owner(3)
owned by an individual

For this type of account:		Give the EMPLOYER IDENTIFICATION number of:

6.	Corporate account	The corporation
7.	A valid trust, estate, or pension trust	The legal entity(4)
8.	Religious, charitable, or educational organization account	The organization
9.	Partnership account	The partnership
10.	Association, club, or other tax-exempt organization	The organization
11.	A broker or registered nominee	The broker or nominee
12.	Account with the Department of Agriculture in the name of a	The public entity
public entity (such as a state or local government, school district, or prison) that receives agricultural program payments

(1)	List first and circle the name of the person whose number you furnish. If only one person on a joint account has a social security number, that person’s number must be furnished.
(2)	Circle the minor’s name and furnish the minor’s social security number.
(3)	You must show your individual name, but you may also enter your business or “doing business as” name. You may use either your social security number or employer identification number.
(4)	List first and circle the name of the legal trust, estate, or pension trust. (Do not furnish the identifying number of the personal representative or trustee unless the legal entity itself is not designated in the account title.)

Note:	If no name is circled when there is more than one name, the number will be considered to be that of the first name listed.

GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION NUMBER ON

SUBSTITUTE FORM W-9

Obtaining a Number

If you do not have a taxpayer identification number (“TIN”) or you don’t know your number, obtain Form SS-5, Application for a Social Security Number Card (for individuals), or Form SS-4, Application for Employer Identification Number (for business and all other entities), at the local office of the Social Security Administration or the Internal Revenue Service and apply for a number.

Payees and Payments Exempt from Backup Withholding

Payees specifically exempted from backup withholding on broker transactions include the following:

•	A corporation.

•

An organization exempt from tax under section 501(a) of the Internal Revenue Code of 1986, as amended (the “Code”), or an individual retirement plan where the payer is also the trustee or custodian, or a custodial account under section 403(b)(7) of the Code if the account satisfies section 401(f)(2) of the Code.

•	The United States of America (the “U.S.”) or any of its agencies or instrumentalities.

•	A state, the District of Columbia, a possession of the U.S., or any of their political subdivisions or instrumentalities.

•	A foreign government or any of its political subdivisions, agencies, or instrumentalities.

•	An international organization or any of its agencies or instrumentalities.

•	A foreign central bank of issue.

•	A dealer in securities or commodities required to register in the U.S. or a possession of the U.S.

•	A futures commission merchant registered with the Commodity Futures Trading Commission.

•	A real estate investment trust.

•	An entity registered at all times during the tax year under the Investment Company Act of 1940.

•	A common trust fund operated by a bank under section 584(a) of the Code.

•	A financial institution.

•	A person registered under the Investment Advisors Act of 1940 who regularly acts as a broker.

•	A middleman known in the investment community as a nominee or custodian.

•	A trust exempt from tax under section 664 of the Code or described in section 4947 of the Code.

Payments of dividends not generally subject to backup withholding include the following:

•	Payments to nonresident aliens subject to withholding under Section 1441 of the Code.

•	Payments to partnerships not engaged in a trade or business in the U.S. and which have at least one nonresident partner.

•	Payments described in Section 404(k) of the Code made by an employee stock ownership plan.

•	Payments made by certain foreign organizations.

2

Payments of interest not generally subject to backup withholding include the following:

•

Payments of interest on obligations issued by individuals. Note: You may be subject to backup withholding if this interest is US$600 or more and is paid in the course of the payer’s trade or business and you have not provided your correct TIN to the payer.

•	Payments described in section 6049(b)(5) of the Code to nonresident aliens.

•	Payments on tax-free covenant bonds under section 1451 of the Code.

•	Payments made by certain foreign organizations.

•	Mortgage interest paid to you.

Exempt payees described above should complete a Substitute Form W-9 to avoid possible erroneous backup withholding. YOU MUST FILE THE FORM W-9 WITH THE PAYER. FURNISH YOUR TIN, WRITE “EXEMPT” ON THE FACE OF THE FORM W-9, SIGN AND DATE THE FORM W-9 AND RETURN IT TO THE PAYER. IF YOU ARE A NONRESIDENT ALIEN OR A FOREIGN ENTITY NOT SUBJECT TO BACK-UP WITHHOLDING, FILE WITH THE PAYER A COMPLETED INTERNAL REVENUE SERVICE FORM W-8BEN (CERTIFICATE OF FOREIGN STATUS).

Certain payments other than interest, dividends, and patronage dividends, that are not subject to information reporting are also not subject to backup withholding. For details, see sections 6041, 6041A, 6042, 6044, 6045, 6049 and 6050A and 6050N of the Code and the regulations promulgated thereunder.

Privacy Act Notice. Section 6109 of the Code requires most recipients of dividends, interest, or other payments to give their TIN to payers who must report the payments to IRS. The IRS uses the TIN for identification purposes and to help verify the accuracy of tax returns. Payers must generally withhold 28% of taxable interest, dividends, and certain other payments to a payee who does not furnish a TIN to a payer. Certain penalties may also apply.

Penalties

(1)	Penalty for Failure to Furnish TIN. If you fail to furnish your TIN to a payer, you are subject to a penalty of US$50 for each such failure unless your failure is due to reasonable cause and not to willful neglect.

(2)	Civil Penalty for False Information With Respect to Withholding. If you make a false statement with no reasonable basis which results in no imposition of backup withholding, you are subject to penalty of US$500.

(3)	Criminal Penalty for Falsifying Information. Falsifying certifications or affirmations may subject you to criminal penalties including fines and/or imprisonment.

FOR ADDITIONAL INFORMATION CONTACT YOUR TAX CONSULTANT OR THE INTERNAL REVENUE SERVICE.

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Exhibit (a)(5)

OFFER TO PURCHASE FOR CASH

ALL ISSUED AND OUTSTANDING COMMON SHARES

of

CASCAL N.V.

at

US$6.75 Net Per Share in Cash

by

SEMBCORP UTILITIES PTE LTD.

a wholly-owned subsidiary of

SEMBCORP INDUSTRIES LTD.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 11:00 A.M., NEW YORK CITY TIME, ON MONDAY, JUNE 21, 2010, UNLESS THE OFFER IS EXTENDED.

May 21, 2010

To Brokers, Dealers, Commercial Bank, Trust Companies and Other Nominees:

We have been appointed by Sembcorp Utilities Pte Ltd. (“Purchaser”), a private company limited by shares, incorporated under the laws of Singapore and a wholly-owned subsidiary of Sembcorp Industries Ltd. (“Parent”), a public company limited by shares, incorporated under the laws of Singapore and listed on the main board of the Singapore Exchange, to act as Information Agent in connection with Purchaser’s offer to purchase all the issued and outstanding common shares, par value €0.50 per share (the “Shares”), of Cascal N.V., a public limited company organized under the laws of The Netherlands (the “Company”), at US$6.75 per Share, net to the seller in cash, without interest (subject to applicable withholding taxes) (that price, or any other price per Share as may be paid in the Offer, is referred to in this document as the “Offer Price”), upon the terms and subject to the conditions set forth in the Offer to Purchase dated May 21, 2010, and in the related Letter of Transmittal (which, together with any amendments or supplements hereto or thereto, collectively constitute the “Offer”) enclosed herewith. Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee.

The Offer and withdrawal rights will expire at 11:00 a.m., New York City time, on Monday, June 21, 2010 (the “Expiration Date”) unless Purchaser extends (including because it is required to extend) the time during which the Offer is open, in which event the term “Expiration Date” will mean the latest time and date at which the Offer, as extended, will expire.

The Offer is conditioned upon at least 80% of the issued and outstanding Shares of the Company on a fully diluted basis (after taking into account all of the issued and outstanding Shares and assuming the exercise, conversion or exchange of all options, warrants, convertible or exchangeable securities and similar rights and the issuance of all Shares that the Company is obligated to issue thereunder) being validly tendered and not withdrawn (the “80% Condition”). If at the initial expiration date of the Offer, the 80% Condition has not been met, Purchaser will (i) reduce the Offer Price to US$6.40 per Share, (ii) reduce the 80% Condition to provide that Purchaser’s obligation to accept and pay for Shares tendered in the Offer is conditioned on at least 17,868,543 Shares being validly tendered and not withdrawn (the “Minimum Condition”) and (iii) extend the Offer for an additional ten business days. The Offer is also subject to a number of other conditions, which are described under Section 13 of the Offer to Purchase.

For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

1.	Offer to Purchase dated May 21, 2010;

2.	Letter of Transmittal for your use in accepting the Offer and tendering Shares and for the information of your clients;

3.	Notice of Guaranteed Delivery to be used to accept the Offer if certificates for the Shares and all other required documents cannot be delivered to BNY Mellon Shareowner Services (the “Depositary”), or if the procedures for book-entry transfer cannot be completed, by the Expiration Date or the expiration of any Subsequent Offering Period (as defined in the Offer to Purchase);

4.	A printed form of letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer; and

5.	Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9.

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment and pay for

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any Shares which are validly tendered prior to the Expiration Date, or any Subsequent Offering Period, and not theretofore properly withdrawn, when, as and if Purchaser gives oral or written notice to the Depositary of Purchaser’s acceptance of such Shares for payment pursuant to the Offer. Payment for any Shares purchased pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (i) certificates for the Shares, or timely confirmation of a book-entry transfer of such Shares into the Depositary’s account at The Depository Trust Company, pursuant to the procedures described in Section 3 of the Offer to Purchase, (ii) a properly completed and duly executed Letter of Transmittal (or a properly completed and manually signed facsimile thereof) or an Agent’s Message (as defined in the Offer to Purchase) in connection with a book-entry transfer and (iii) all other documents required by the Letter of Transmittal.

Purchaser will not pay any fees or commissions to any broker or dealer or other person (other than the Depositary, the Information Agent as described in the Offer to Purchase) for soliciting tenders of the Shares pursuant to the Offer. Purchaser will, however, upon request, reimburse brokers, dealers, commercial banks and trust companies for customary mailing and handling costs incurred by them in forwarding the enclosed materials to their customers.

Purchaser will pay or cause to be paid all stock transfer taxes applicable to its purchase of the Shares pursuant to the Offer, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 11:00 A.M., NEW YORK CITY TIME, ON MONDAY, JUNE 21, 2010, UNLESS THE OFFER IS EXTENDED.

In order to take advantage of the Offer, (i) a duly executed and properly completed Letter of Transmittal (or a manually signed facsimile thereof), with any required signature guarantees, or an Agent’s Message (as defined in the Offer to Purchase) in connection with a book-entry transfer of the Shares, and any other required documents, should be sent to the Depositary and (ii) certificates representing the tendered Shares should be delivered or tendered by book-entry transfer, all in accordance with the Instructions set forth in the Letter of Transmittal and in the Offer to Purchase.

If holders of the Shares wish to tender, but it is impracticable for them to forward their certificates or other required documents or to complete the procedures for delivery by book-entry transfer prior to the Expiration Date, a tender may be effected by following the guaranteed delivery procedures specified in Section 3 of the Offer to Purchase.

Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed materials may be obtained from, the Information Agent or the undersigned at the addresses and telephone numbers set forth on the back cover of the Offer to Purchase.

Very truly yours,

SEMBCORP UTILITIES PTE LTD.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU AS AN AGENT OF PURCHASER, PARENT, THE COMPANY, THE INFORMATION AGENT, THE DEPOSITARY, OR ANY AFFILIATE OF ANY OF THE FOREGOING, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

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Exhibit (a)(6)

OFFER TO PURCHASE FOR CASH

ALL ISSUED AND OUTSTANDING COMMON SHARES

of

CASCAL N.V.

at

US$6.75 Net Per Share in Cash

by

SEMBCORP UTILITIES PTE LTD.

a wholly-owned subsidiary of

SEMBCORP INDUSTRIES LTD.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 11:00 A.M., NEW YORK CITY TIME, ON MONDAY, JUNE 21, 2010, UNLESS THE OFFER IS EXTENDED.

May 21, 2010

To Our Clients:

Enclosed for your consideration are the Offer to Purchase dated May 21, 2010 (the “Offer to Purchase”) and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”) in connection with the offer by Sembcorp Utilities Pte Ltd. (“Purchaser”), a private company limited by shares, incorporated under the laws of Singapore and a wholly-owned subsidiary of Sembcorp Industries Ltd., a public company limited by shares, incorporated under the laws of Singapore and listed on the main board of the Singapore Exchange, to purchase all issued and outstanding common shares, par value €0.50 per share (the “Shares”), of Cascal N.V., a public limited liability company (naamloze vennootschap) organized under the laws of The Netherlands (the “Company”), at US$6.75 per Share, net to the seller in cash, without interest (subject to applicable withholding taxes) (that price, or any other price per Share as may be paid in the Offer, is referred to in this document as the “Offer Price”), upon the terms and subject to the conditions set forth in the Offer to Purchase.

We are the holder of record of the Shares held for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The enclosed Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

We request instructions as to whether you wish us to tender any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer to Purchase. Your attention is invited to the following:

1.	The tender price is US$6.75 per Share, net to you in cash, without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase.

2.	The Offer is being made for all issued and outstanding Shares.

3.	THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 11:00 A.M., NEW YORK CITY TIME, ON MONDAY, JUNE 21, 2010, UNLESS THE OFFER IS EXTENDED.

4.	The Offer is conditioned upon at least 80% of issued and outstanding Shares of the Company on a fully diluted basis (after taking into account all of the issued and outstanding Shares and assuming the exercise, conversion or exchange of all options, warrants, convertible or exchangeable securities and similar rights and the issuance of all Shares that the Company is obligated to issue thereunder) being validly tendered and not withdrawn (the “80% Condition”). If at the initial expiration date of the Offer, the 80% Condition has not been met, Purchaser will (i) reduce the Offer Price to US$6.40 per Share, (ii) reduce the 80% Condition to provide that Purchaser’s obligation to accept and pay for Shares tendered in the Offer is conditioned on at least 17,868,543 Shares being validly tendered and not withdrawn (the “Minimum Condition”) and (iii) extend the Offer for an additional ten business days. The Offer is also subject to a number of other conditions, which are described under Section 13 of the Offer to Purchase.

5.	Any stock transfer taxes applicable to the sale of the Shares to Purchaser pursuant to the Offer will be paid by Purchaser, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

7.	Tendering stockholders will not be obliged to pay brokerage fees or commissions to the Depositary or the Information Agent, or except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares by Purchaser in the Offer. However, federal income tax backup withholding at a rate of 28% may be required. See the Letter of Transmittal and Sections 3 and 5 of the Offer to Purchase for more information.

The Offer is being made solely by the Offer to Purchase and the related Letter of Transmittal and is being made to all holders of the Shares. Purchaser is not aware of any state where the making of the Offer is prohibited by administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid

2

state statute prohibiting the making of the Offer or the acceptance of the Shares pursuant thereto, Purchaser shall make a good faith effort to comply with such statute or seek to have such statute declared inapplicable to the Offer. If, after such good faith effort, Purchaser cannot comply with such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) holders of the Shares in such state. In those jurisdictions where the “blue sky” or other laws require the Offer to be made by a licensed broker or dealer, the Offer is being made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdictions.

If you wish to have us tender any or all of your Shares, please so instruct us by completing, executing and returning to us the instruction form set forth on the reverse side of this letter. An envelope to return your instructions to us is enclosed. If you authorize the tender of your Shares, all such Shares will be tendered unless otherwise specified on the reverse side of this letter. YOUR INSTRUCTIONS SHOULD BE FORWARDED TO US IN AMPLE TIME TO PERMIT US TO SUBMIT A TENDER ON YOUR BEHALF PRIOR TO THE EXPIRATION OF THE OFFER.

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INSTRUCTIONS WITH RESPECT TO THE

OFFER TO PURCHASE FOR CASH

ALL ISSUED AND OUTSTANDING COMMON SHARES

of

CASCAL N.V.

by

SEMBCORP UTILITIES PTE LTD.

a wholly-owned subsidiary of

SEMBCORP INDUSTRIES LTD.

The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase dated May 21, 2010 and the related Letter of Transmittal in connection with the Offer by Sembcorp Utilities Pte Ltd. (“Purchaser”), a private company limited by shares, incorporated under the laws of Singapore and a wholly-owned subsidiary of Sembcorp Industries Ltd., a public company limited by shares, incorporated under the laws of Singapore and listed on the main board of the Singapore Exchange, to purchase all issued and outstanding common shares, par value €0.50 per share (the “Shares”), of Cascal N.V., a public limited liability company (naamloze vennootschap) organized under the laws of The Netherlands (the “Company”), at US$6.75 per Share, net to the seller in cash, without interest (subject to applicable withholding taxes) (that price, or any other price per Share as may be paid in the Offer, is referred to in this document as the “Offer Price”), upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”).

This will instruct you to tender to Purchaser the number of Shares indicated below (or if no number is indicated below, all Shares) held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer.

Number of Shares to be tendered:*

Account No.:

Dated: , 2010

SIGN HERE

Signature(s):

Please type or print address(es):

Area Code and Telephone Number: ( )

Taxpayer Identification or Social Security Number(s):

*	Unless otherwise indicated, it will be assumed that all Shares held by us for your account are to be tendered.

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Exhibit (a)(7)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined below).

The Offer (as defined below) is made solely by the Offer to Purchase, dated May 21, 2010, and in the case of

Shares other than Dutch Registered Shares (as defined below), the related Letter of Transmittal (and any amendments or supplements thereto), and is being made to all holders of Shares. Purchaser

(as defined below) is not aware of any state where the making of the Offer is prohibited by an applicable law. If Purchaser becomes aware of any jurisdiction where the making of the

Offer or the acceptance of Shares is not in compliance with applicable law, Purchaser will make a good faith effort to comply with such law. If, after such good faith effort,

Purchaser cannot comply with such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such jurisdiction.

In any jurisdiction where the securities, blue sky or other laws require the

Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by one or more

registered brokers or dealers licensed under the

laws of such jurisdiction.

Notice of Offer to Purchase for Cash All of the Issued and

Outstanding Common Shares

of

CASCAL N.V.

for US$6.75 Net Per Share in Cash

by

SEMBCORP UTILITIES PTE LTD.

a wholly-owned subsidiary of

SEMBCORP INDUSTRIES LTD.

Pursuant to the Offer to Purchase Dated May 21, 2010

Sembcorp Utilities Pte Ltd. (“Purchaser”), a private company limited by shares, incorporated under the laws of Singapore and a wholly-owned subsidiary of Sembcorp Industries Ltd. (“Parent”), a public company limited by shares, incorporated under the laws of Singapore and listed on the main board of the Singapore Exchange, is offering to purchase all of the issued and outstanding common shares, par value €0.50 per share (each, a “Share” and collectively, the “Shares”), of Cascal N.V., a public limited liability company (naamloze vennootschap) organized under the laws of The Netherlands (the “Company”), at a price of US$6.75 per Share, net to the seller in cash (less any required withholding taxes) (that price, or any other price per Share as may be paid in the Offer, is referred to herein as the “Offer Price”), without interest, on the terms and subject to the conditions set forth in the Offer to Purchase, dated May 21, 2010 (the “Offer to Purchase”), and in the case of Shares other than Dutch Registered Shares, in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”).

On April 26, 2010, Purchaser, Biwater Investments Ltd., a limited company existing under the laws of England & Wales (the “Stockholder”) and a majority stockholder of the Company, and Biwater Holdings

Limited, a private limited company existing under the laws of England & Wales and the ultimate parent company of the Stockholder, entered into a Tender Offer and Stockholder Support Agreement (the “Tender Offer and Stockholder Support Agreement”) pursuant to which, among other things, Purchaser agreed to offer to acquire all of the issued and outstanding Shares of the Company in exchange for the Offer Price, subject to reduction to US$6.40 as set forth below, and the Stockholder agreed to promptly and validly tender in the Offer the 17,868,543 Shares held by it.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 11:00 A.M., NEW YORK CITY TIME, ON MONDAY, JUNE 21, 2010, UNLESS THE OFFER IS EXTENDED.

THE OFFER IS CONDITIONED UPON AT LEAST 80% OF THE ISSUED AND OUTSTANDING SHARES OF THE COMPANY ON A FULLY DILUTED BASIS (AFTER TAKING INTO ACCOUNT ALL OF THE ISSUED AND OUTSTANDING SHARES AND ASSUMING THE EXERCISE, CONVERSION OR EXCHANGE OF ALL OPTIONS, WARRANTS, CONVERTIBLE OR EXCHANGEABLE SECURITIES AND SIMILAR RIGHTS AND THE ISSUANCE OF ALL SHARES THAT THE COMPANY IS OBLIGATED TO ISSUE THEREUNDER) BEING VALIDLY TENDERED AND NOT WITHDRAWN (THE “80% CONDITION”). UPON THE STOCKHOLDER’S TENDER OF ITS SHARES PURSUANT TO THE TENDER OFFER AND STOCKHOLDER SUPPORT AGREEMENT, 17,868,543 SHARES, OR APPROXIMATELY 58.4% OF THE ISSUED AND OUTSTANDING SHARES OF THE COMPANY (BASED ON THE 30,581,343 SHARES REPORTED BY THE COMPANY TO BE ISSUED AND OUTSTANDING AS OF DECEMBER 31, 2009) WILL HAVE BEEN TENDERED IN THE OFFER. ACCORDINGLY, THE 80% CONDITION TO THE OFFER WILL BE SATISFIED IF APPROXIMATELY AN ADDITIONAL 21.6% (OR 6,596,532 SHARES BASED ON THE 30,581,343 SHARES REPORTED BY THE COMPANY TO BE ISSUED AND OUTSTANDING AS OF DECEMBER 31, 2009) OF THE ISSUED AND OUTSTANDING SHARES ARE VALIDLY TENDERED AND NOT WITHDRAWN. IF AT THE INITIAL EXPIRATION DATE (AS DEFINED BELOW) OF THE OFFER, THE 80% CONDITION HAS NOT BEEN MET, PURCHASER WILL (I) REDUCE THE OFFER PRICE TO US$6.40 PER SHARE, (II) REDUCE THE 80% CONDITION TO PROVIDE THAT PURCHASER’S OBLIGATION TO ACCEPT AND PAY FOR SHARES TENDERED IN THE OFFER IS CONDITIONED ON AT LEAST 17,868,543 SHARES BEING VALIDLY TENDERED AND NOT WITHDRAWN (THE “MINIMUM CONDITION”) AND (III) EXTEND THE OFFER FOR AN ADDITIONAL TEN BUSINESS DAYS. THE OFFER IS ALSO SUBJECT TO A NUMBER OF OTHER CONDITIONS, WHICH ARE DESCRIBED UNDER SECTION 13 OF THE OFFER TO PURCHASE. PURCHASER RESERVES THE RIGHT TO WAIVE THE 80% CONDITION, THE MINIMUM CONDITION, IF APPLICABLE, AND THE OTHER CONDITIONS TO THE OFFER.

If the 80% Condition, or the Minimum Condition, as applicable, is not satisfied, Purchaser may:

(i) terminate the Offer and return all tendered Shares to tendering stockholders, (ii) extend the Offer and, subject to withdrawal rights as set forth in Section 4 of the Offer to Purchase, retain all such Shares until the expiration of the Offer as so extended, (iii) waive such condition and, subject to any requirement to extend the period of time during which the Offer is open, purchase all Shares validly tendered and not properly withdrawn prior to the Expiration Date or (iv) delay acceptance for payment or payment for Shares, subject to and in accordance with applicable law, until satisfaction or waiver of the conditions to the Offer.

The Offer is being made without the prior approval of the Company’s board of directors.

Tendering stockholders who have Shares registered in their names and who tender directly to BNY Mellon Shareowner Services (the “Depositary”) will not be charged brokerage fees or commissions or, subject to Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares pursuant to the Offer. Stockholders who hold their Shares through a broker, dealer, commercial bank, trust company or other nominee should consult such institutions as to whether they charge any service fees. Purchaser will pay all charges and expenses of the Depositary and MacKenzie Partners, Inc., which is acting as the information agent for the Offer (the “Information Agent”), incurred in connection with the Offer.

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For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not properly withdrawn as, if and when Purchaser gives oral or written notice to the Depositary of Purchaser’s acceptance for payment of such Shares pursuant to the Offer. On the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from Purchaser and transmitting such payment to tendering stockholders. Under no circumstances will interest on the purchase price of Shares be paid by Purchaser because of any extension of the Offer or delay in making any payment. In all cases, payment for Shares, other than Shares that are evidenced by a registration of the holder in the Company’s Dutch stockholders’ register and not held through the clearing and settlement system operated by The Depository Trust Company (the “Dutch Registered Shares”), tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for such Shares or timely confirmation of a book-entry transfer of such Shares into the Depositary’s account at the Book-Entry Transfer Facility (as defined in the Offer to Purchase), pursuant to the procedures set forth in the Offer to Purchase, (ii) a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) with any required signature guarantees or, in the case of a book-entry transfer, an Agent’s Message (as defined in the Offer to Purchase) and (iii) any other documents required by the Letter of Transmittal. In all cases, payment for Dutch Registered Shares will be made after the tendering stockholder has submitted an application form and deed of transfer (the “Deed of Transfer”), properly completed and executed (together with any share certificates issued for such Dutch Registered Shares), to the Depositary stating that such stockholder wishes to tender and transfer its Dutch Registered Shares to Purchaser.

On the terms and subject to the conditions of the Offer, Purchaser will accept for payment and pay for all Shares which are validly tendered on or prior to the Expiration Date and not withdrawn as described in Section 4 of the Offer to Purchase. The term “Expiration Date” means 11:00 a.m., New York City time, on Monday, June 21, 2010, unless Purchaser extends the period during which the Offer is open, in which event the term “Expiration Date” will mean the latest time and date at which the Offer, as extended, will expire. The period from the date of the Offer to Purchase until 11:00 a.m., New York City time, on Monday, June 21, 2010, as such period may be extended, is referred to in the Offer to Purchase as the “Offering Period.”

Purchaser may elect, in its sole discretion, to provide a subsequent offering period of at least three business days (the “Subsequent Offering Period”). For purposes of the Offer, a “business day” means any day on which the principal offices of the U.S. Securities and Exchange Commission (the “SEC”) in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day other than a Saturday or Sunday on which banks are not required or authorized to close in New York City, and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time. A Subsequent Offering Period, if one is provided, is not an extension of the Offering Period. A Subsequent Offering Period would be an additional period of time, following the expiration of the Offering Period, in which stockholders may tender Shares not tendered during the Offering Period. Purchaser will announce its intention to provide a Subsequent Offering Period in accordance with applicable rules, regulations and interpretations of the SEC. Any decision to provide a Subsequent Offering Period, and the approximate number and percentage of the Shares deposited as of the expiration of the Offering Period, will be announced no later than 9:00 a.m., New York City time, on the next business day after the expiration of the Offering Period. There will be no withdrawal rights during the Subsequent Offering Period; any shares tendered will immediately be accepted for payment and promptly paid for as they are tendered. All conditions to the Offer (including, if the Offer is extended or amended, the terms and conditions of the extension or amendment (collectively, the “Offer Conditions”)) must be satisfied or waived prior to the commencement of any Subsequent Offering Period.

Subject to the applicable rules and regulations of the SEC, Purchaser expressly reserves the right, in its sole discretion, at any time or from time–to-time, to extend the Offering Period by giving oral or written notice of such extension to the Depositary. In addition, Purchaser has agreed with the Stockholder that, if at any time prior to July 31, 2010, certain conditions to the Offer relating to the approvals of governmental authorities, certain third parties and the Pensions Regulator (as defined in the Offer to Purchase) have not been satisfied, Purchaser

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will extend the period of time during which the Offer remains open for period(s) of time to be determined by Purchaser in its sole discretion, subject to and in accordance with applicable law. During any such extension of the Offering Period, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the right of a tendering stockholder to withdraw such stockholder’s Shares. See Section 4 of the Offer to Purchase for a description of withdrawal rights. Subject to the applicable rules of the SEC and the terms of the Offer, Purchaser also expressly reserves the right to delay payment for Shares in order to comply with applicable laws.

Subject to the Tender Offer and Stockholder Support Agreement, Purchaser has the right, in its sole discretion, to waive and make other changes to the terms and conditions of the Offer.

Any extension, delay, termination or amendment of the Offer will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Subject to applicable law (including Rules 14d-4(d), 14d-6(c) and 14e-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), which require that any material change in the information published, sent or given to stockholders in connection with the Offer be promptly disseminated to stockholders in a manner reasonably designed to inform stockholders of such change) and without limiting the manner in which Purchaser may choose to make any public announcement, Purchaser shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to the Dow Jones News Service or Public Relations Newswire (or such other media outlet or outlets as it deems prudent).

If Purchaser makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, Purchaser will extend the Offer to the extent required by Rules 14d-4(d) and 14e-1 under the Exchange Act.

Purchaser reserves the right but is not obligated, in accordance with applicable rules and regulations of the SEC, to waive any or all of the Offer Conditions. In the event that Purchaser waives any of the Offer Conditions, the SEC or its staff may, if the waiver is deemed to constitute a material change to the information previously provided to the stockholders, require that the Offer remain open for an additional period of time and/or that Purchaser disseminate information concerning the waiver.

Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment pursuant to the Offer, also may be withdrawn at any time after July 19, 2010. Except as otherwise provided below and in Section 4 of the Offer to Purchase, tenders of Shares made pursuant to the Offer are irrevocable. For a withdrawal of Shares, other than Dutch Registered Shares, tendered pursuant to the Offer to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase. Any notice of withdrawal must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name in which the certificates representing such Shares are registered if different from that of the person who tendered the Shares. If certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered for the account of an Eligible Institution (as defined in the Offer to Purchase), the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares, other than Dutch Registered Shares, have been delivered pursuant to the procedures for book-entry transfer set forth in Section 3 of the Offer to Purchase, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with the Book-Entry Transfer Facility’s procedures. For a withdrawal of Dutch Registered Shares to be effective, holders of Dutch Registered Shares should notify the Depositary prior to the Expiration Date, whereupon the Deed of Transfer will be returned by the Depositary to the relevant stockholder. All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Purchaser, in its sole discretion, which determination shall be final and binding. None of Parent, Purchaser, the Depositary, the Information Agent or

4

any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification. Withdrawals of tender for Shares may not be rescinded, and any Shares properly withdrawn will be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered by following one of the procedures described in Section 3 of the Offer to Purchase at any time prior to the Expiration Date.

The receipt of cash in exchange for Shares tendered pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes. Stockholders should consult with their own tax advisors as to the particular tax consequences of the Offer to them, including the applicability and effect of the alternative minimum tax and any state, local or foreign income and other tax laws and of changes in such tax laws. For a more complete description of certain U.S. federal income tax consequences of the Offer, see Section 5 of the Offer to Purchase.

The information required to be disclosed by Rule 14d-6 of the General Rules and Regulations under the Exchange Act is contained in the Offer to Purchase and is incorporated herein by reference.

Purchaser is making a request to the Company for its stockholder lists and security position listings for the purpose of disseminating the Offer to holders of the Shares. The Offer to Purchase, the related Letter of Transmittal and other related materials will be mailed to record holders of Shares and will be mailed to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing, for subsequent transmittal to beneficial owners of Shares.

THE OFFER TO PURCHASE AND, IN THE CASE OF SHARES OTHER THAN DUTCH REGISTERED SHARES, THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

Questions and requests for assistance and copies of the Offer to Purchase, the Letter of Transmittal and all other tender offer materials may be directed to the Information Agent at its address and telephone numbers set forth below, and will be furnished promptly at Purchaser’s expense. Purchaser will not pay any fees or commissions to any broker or dealer or any other person (other than the Information Agent) for soliciting tenders of Shares pursuant to the Offer.

The Information Agent for the Offer is:

105 Madison Avenue

New York, New York 10016

(212) 929-5500 (Call Collect)

or

Call Toll-Free (800) 322-2885

Email: tenderoffer@mackenziepartners.com

May 21, 2010

5

Exhibit (a)(8)

DEED OF TRANSFER

OF COMMON SHARES OF CASCAL N.V.

Dear Shareholder,

In order to tender your registered common shares of Cascal N.V. (the “Company”), par value EUR 0.50 per share (the “Shares”) that are evidenced by a registration in the Company’s Dutch shareholders’ register to Sembcorp Utilities Pte Ltd., a private company limited by shares, incorporated under the laws of Singapore (“Purchaser”), which is a wholly-owned subsidiary of Sembcorp Industries Ltd., a public company limited by shares, incorporated under the laws of Singapore and listed on the main board of the Singapore Exchange, at a price at a price of US$6.75 per Share, net to the seller in cash, without interest (subject to applicable withholding taxes) (that price, or any other price per Share as may be offered by Purchaser in the Offer, is referred to in this document as the “Offer Price”) under the terms and conditions of the cash offer by Purchaser for all the issued and outstanding Shares (the “Offer”) as set out in the Offer to Purchase, dated May 21, 2010 (the “Offer to Purchase”), you must complete and sign this form, which will also serve as a deed of transfer (akte van levering) (this “Deed of Transfer”).

Please return the completed and signed form , together with a Substitute Form W-9 or W-8BEN, to BNYMellon Shareowner Services, the depositary for the Offer, at the address below, such that the originally signed form arrives no later than 11:00 a.m., New York City time, on Monday, June 21, 2010, unless the offer is extended in accordance with applicable securities laws and the terms and conditions of the Offer to Purchase.

By Mail:	By Overnight Delivery or Hand:

BNY Mellon Shareowner Services	BNY Mellon Shareowner Services
Attn: Corporate Actions	Attn: Corporate Actions
Department	Department
Post Office Box 3301	480 Washington Blvd
South Hackensack, NJ 07606	Mail Drop-Reorg
Jersey City, NJ 07310

DELIVERY OF THIS DEED OF TRANSFER TO AN ADDRESS OTHER THAN AS SET

FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY.

PLEASE COMPLETE THE FOLLOWING INFORMATION:

Full name and address of the holder of the Shares (hereinafter: the “Shareholder”)

Name(s):

Street/House:

Town/City:

Postcode:

County/State:

Country:

Please state the number of Shares that you wish to tender:

Please state the registered number(s) of the Shares that you wish to tender:

Please insert your bank account details for the payment of the Offer Price per Share:

Bank Account Number:

SWIFT address:

Please sign for acceptance

At: on / /2010

This form will serve as a deed of transfer (akte van levering) with respect to Shares that are evidenced by a registration in the Company’s Dutch shareholders’ register referenced herein. Please also consult the Offer to Purchase for a full explanation of the Offer.

DECLARATION:

The Shareholder and Purchaser have reached agreement on the tender and delivery of the Shares on the terms set out below and as included in the Offer to Purchase, the terms of which are incorporated herein by reference.

1.1 The Shareholder hereby tenders and delivers and transfers the Shares to Purchaser and Purchaser hereby accepts the Shares from the Shareholder.

1.2 The Shareholder certifies that the Shares it tenders and delivers to Purchaser are individually recorded in his/her/its name in the Company’s Dutch shareholders’ register and that no share certificates have been issued for the Shares.

2.1 Purchaser is offering to purchase the Shareholder’s Shares at the Offer Price, subject to the conditions of the Offer contained in the Offer to Purchase.

2.2 Purchaser will pay the Offer Price per Share to the Shareholder who has validly tendered (or defectively tendered provided that such defect has been waived by Purchaser) promptly after Purchaser has accepted the shares validly tendered and not withdrawn in the Offer for payment. The Shareholder hereby gives full discharge for the payment to be made.

3. The Shareholder and Purchaser waive the right to rescind the agreement set forth in this deed or to demand rescission thereof based on article 6:265 of the Dutch Civil Code.

4. The Shareholder certifies that he/she/it has reviewed, and agrees to tender and deliver (geleverd) his/her/ its Shares in accordance with, the terms, conditions and restrictions of the Offer to Purchase.

5. The Shareholder warrants to Purchaser that the Shareholder is fully entitled to the Shares, the Shares are fully paid-up, they are encumbered neither with a right of pledge nor with a right of usufruct and are not attached.

6. This deed of transfer and any non contractual obligations arising out of or in connection with it, shall be governed by and construed in accordance with the laws of The Netherlands.

The Shareholder:

(Please sign here. Where there are joint Shareholders, each must sign this Deed of Transfer.)

Sembcorp Utilities Pte Ltd. (for acknowledgement and acceptance):

IMPORTANT TAX INFORMATION

Under U.S. federal income tax law, a shareholder whose tendered Shares are accepted for payment is required to provide the Depositary (as payer) with such shareholder’s correct taxpayer identification number on Substitute Form W-9 below. If such shareholder is an individual, the taxpayer identification number is his or her social security number. If the Depositary is not provided with the correct taxpayer identification number, the shareholder may be subject to a $50 penalty imposed by the Internal Revenue Service. In addition, payments that are made to such shareholder with respect to Shares purchased pursuant to the Offer may be subject to backup withholding of 28%. Certain shareholders are not subject to backup withholding.

Non-U.S. shareholders should complete and sign the main signature form and a Form W-8BEN, Certificate of Foreign Status (a copy of which may be obtained from the Depositary or at www.irs.gov) in order to avoid backup withholding, rather than completing a Substitute Form W-9. See the enclosed “Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9” for more instructions.

If backup withholding applies, the Depositary is required to withhold 28% of any payments made to the shareholder. Backup withholding is not an additional tax. Rather, the tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may be obtained from the Internal Revenue Service.

Purpose of Substitute Form W-9

To prevent backup withholding on payments that are made to a shareholder with respect to Shares purchased pursuant to the Offer, the shareholder is required to notify the Depositary of such shareholder’s correct taxpayer identification number by completing the form contained herein certifying that the taxpayer identification number provided on Substitute Form W-9 is correct (or that such shareholder is awaiting a taxpayer identification number).

What Number to Give the Depositary

The shareholder is required to give the Depositary the social security number or employer identification number of the record owner of the Shares. If the Shares are in more than one name or are not in the name of the actual owner, consult the enclosed Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 for additional guidance on which number to report. If the tendering shareholder has not been issued a TIN and has applied for a TIN or intends to apply for a TIN in the near future, such shareholder should write “Applied For” in the space provided for the TIN in Part 1 of the Substitute Form W-9 and sign and date the Substitute Form W-9, and the shareholder or other payee must also complete the Certificate of Awaiting Taxpayer Identification Number below in order to avoid backup withholding. Notwithstanding that the Certificate of Awaiting Taxpayer Identification Number is completed, the Depositary will withhold 28% on all payments made prior to the time a properly certified TIN is provided to the Depositary. However, such amounts will be refunded to such shareholder if a TIN is provided to the Depositary within 60 days.

PAYOR’S NAME: BNY MELLON SHAREOWNER SERVICES

SUBSTITUTE	Part I—Taxpayer Identification	Social security number
Form W-9	Number—For all accounts, enter your taxpayer
identification number in the box at right. (For
	most individuals, this is your social security	or
number. If you do not have a number, see
“Obtaining a Number” in the enclosed
Department of the Treasury	Guidelines.) Certify by signing and dating
Internal Revenue Service	below. Note: If the account is in more than one
	name, see the chart in the enclosed Guidelines	Employer identification number
Payer’s Request for Taxpayer	to determine which number to give the payer	(If awaiting TIN write
Identification Number (TIN)		“Applied For”)

Part II—For Payees Exempt from Backup Withholding, see the enclosed Guidelines and complete as instructed therein.

CERTIFICATION—Under penalties of perjury, I certify that:

	(1)	The number shown on this form is my correct Taxpayer Identification Number (or I am waiting for a number to be issued to me),
	(2)	I am not subject to backup withholding because: (a) I am exempt from backup withholding, or (b) I have not been notified by the Internal Revenue Service (the “IRS”) that I am subject to backup withholding as a result of failure to report all interest or dividends, or (c) the IRS has notified me that I am no longer subject to backup withholding, and
	(3)	I am a U.S. person (including a U.S. resident alien).

CERTIFICATE INSTRUCTIONS—You must cross out item (2) above if you have been notified by the IRS that you are currently subject to backup withholding because of under-reporting interest or dividends on your tax return. However, if after being notified by the IRS that you were subject to backup withholding you received another notification from the IRS that you are no longer subject to backup withholding, do not cross out item (2). (Also see instructions in the enclosed Guidelines.)

Signature:	Date:	, 2010

NOTE:	FAILURE TO COMPLETE AND RETURN THIS FORM MAY RESULT IN BACKUP WITHHOLDING OF 28% OF ANY PAYMENTS MADE TO YOU PURSUANT TO THIS OFFER. PLEASE REVIEW THE ENCLOSED “GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION NUMBER ON SUBSTITUTE FORM W-9” FOR ADDITIONAL DETAILS.

NOTE:	YOU MUST COMPLETE THE FOLLOWING CERTIFICATE IF YOU ARE AWAITING A TAXPAYER IDENTIFICATION NUMBER

CERTIFICATE OF AWAITING TAXPAYER IDENTIFICATION NUMBER

I CERTIFY UNDER PENALTIES OF PERJURY THAT A TAXPAYER IDENTIFICATION NUMBER HAS NOT BEEN ISSUED TO ME, AND EITHER (1) I HAVE MAILED OR DELIVERED AN APPLICATION TO RECEIVE A TAXPAYER IDENTIFICATION NUMBER TO THE APPROPRIATE INTERNAL REVENUE SERVICE CENTER OR SOCIAL SECURITY ADMINISTRATION OFFICE OR (2) I INTEND TO MAIL OR DELIVER AN APPLICATION IN THE NEAR FUTURE. I UNDERSTAND THAT, IF I DO NOT PROVIDE A TAXPAYER IDENTIFICATION NUMBER BY THE TIME OF PAYMENT, 28% OF ALL REPORTABLE CASH PAYMENTS MADE TO ME THEREAFTER WILL BE WITHHELD UNTIL I PROVIDE A TAXPAYER IDENTIFICATION NUMBER.

Signature:	Date:	, 2010

Exhibit (a)(42)

PRESS RELEASE

SEMBCORP COMMENCES TENDER OFFER TO ACQUIRE ALL OUTSTANDING SHARES

OF CASCAL FOR US$6.75 PER SHARE IN CASH

SINGAPORE, May 21, 2010 – Sembcorp Industries Ltd (“Sembcorp”) today announces that its wholly-owned subsidiary, Sembcorp Utilities Pte Ltd (“Sembcorp Utilities”) has commenced a tender offer for all of the issued and outstanding common shares of Cascal N.V. (“Cascal”) (NYSE: HOO), a New York Stock Exchange-listed company and leading provider of water and wastewater services, for an offer price of US$6.75 per share if at least 80% of the issued and outstanding shares of Cascal on a fully diluted basis are validly tendered and not withdrawn (the “80% Condition”). The tender offer is being made pursuant to an Offer to Purchase, dated May 21, 2010, and in connection with the previously announced Tender Offer and Stockholder Support Agreement, dated April 26, 2010, among Sembcorp Utilities, Biwater Investments Ltd. (“Biwater”), the majority stockholder of Cascal, and Biwater Holdings Limited, the ultimate parent company of Biwater, pursuant to which Sembcorp Utilities agreed to launch a tender offer to acquire all of the outstanding common shares of Cascal and Biwater agreed to promptly and validly tender its 17,868,543 shares of Cascal (representing approximately 58.4% of the outstanding common shares of Cascal, based on the 30,581,343 shares reported by Cascal to be issued and outstanding as of December 31, 2009) in the tender offer.

The offer and withdrawal rights will expire at 11:00 a.m. New York City time on Monday, June 21, 2010, unless extended.

Pursuant to the terms of the tender offer, Sembcorp Utilities is offering to acquire all the common shares of Cascal at a price of US$6.75 per share. The consummation of the tender offer is conditioned on the 80% Condition being satisfied. Upon Biwater’s tender of its shares pursuant to the Tender Offer and Stockholder Support Agreement, 17,868,543 shares, or approximately 58.4% of the issued and outstanding shares of Cascal (based on the 30,581,343 shares reported by Cascal to be issued and outstanding as of December 31, 2009) will have been tendered in the offer. Accordingly, the 80% Condition to the tender offer will be satisfied if approximately an additional 21.6% (or 6,596,532 shares based on the 30,581,343 shares reported by Cascal to be issued and outstanding as of December 31, 2009) of the issued and outstanding shares are validly tendered and not withdrawn in the tender offer. If at the time of the scheduled expiration of the tender offer, less than 80% of the outstanding common shares of Cascal on a fully diluted basis have been validly tendered and not withdrawn in the tender offer, Sembcorp Utilities will (i) reduce the tender offer price to US$6.40 per share, (ii) reduce the 80% Condition to provide that consummation of the tender offer is conditioned on at least 17,868,543 shares (the number of shares Biwater has agreed to tender) being validly tendered and not withdrawn in the tender offer and (iii) extend the tender offer for ten business days. The tender offer is also subject to other customary conditions for transactions of this nature.

Sembcorp Utilities’ all-cash offer is not subject to a financing condition.

IMPORTANT NOTICE: This press release is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any common shares of Cascal. The Offer to Purchase, Letter of Transmittal and related documents will be filed today with the U.S. Securities and Exchange Commission, will be mailed to Cascal shareholders and will also be made available for distribution to beneficial owners of Cascal common shares. The solicitation of offers to buy common shares of Cascal will only be made pursuant to the Offer to Purchase, the Letter of Transmittal and related documents. Cascal shareholders are strongly advised to read both the tender offer statement and the solicitation/recommendation statement regarding the tender offer when they become available as they will contain important information, including the various terms of, and conditions to, the tender offer.

The tender offer statement will be filed today by Sembcorp Utilities with the U.S. Securities and Exchange Commission, and the solicitation/recommendation statement will be filed by Cascal with the U.S. Securities and Exchange Commission. Investors and stockholders may obtain free copies of these statements (when available) and other documents filed by Sembcorp Utilities and Cascal at the U.S. Securities and Exchange Commission’s website at www.sec.gov. Cascal’s stockholders may obtain copies of all of the offering documents free of charge at the SEC’s website (www.sec.gov) or by directing a request to MacKenzie Partners, Inc., the Information Agent for the offer, at 212-929-5500 or toll-free at 800-322-2885. The tender offer will expire at 11:00 a.m. New York City time on June 21, 2010, unless extended in the manner set forth in the Offer to Purchase. Investors and stockholders should seek legal or other professional advice before acting or relying on any of the information provided above.

- END -

For media and analysts queries please contact:

For Singapore:
Ng Lay San (Ms)	Fock Siu Ling (Ms)
Vice President	PR Counsel
Group Corporate Relations	Group Corporate Relations
DID: +65 6723 3150	DID: +65 6723 3152
Email: ng.laysan@sembcorp.com	Email: fock.siuling@sembcorp.com

Lim Yuan See (Ms)
Associate Director, Singapore
Kreab Gavin Anderson
DID: +65 6339 9110
Email: ylim@kreabgavinanderson.com

For US:	For UK:
Richard A. Mahony (Mr)	Natalie Biasin (Ms)
Managing Partner, New York	Associate Director, London
Kreab Gavin Anderson	Kreab Gavin Anderson
DID: +1 (212) 515 1960	DID: +44 (0) 20 7074 1864
Email: rmahony@kreabgavinanderson.com	Email: nbiasin@kreabgavinanderson.com

ABOUT SEMBCORP INDUSTRIES

Sembcorp Industries is a leading energy, water and marine group. With facilities with over 3,800 megawatts of power capacity and over four million cubic meters of water per day in operation and under development, Sembcorp is a trusted provider of essential energy and water solutions to customers in Singapore, the UK, China, Vietnam, the UAE and Oman.

Aside from its energy and water business, the Sembcorp Industries Group also encompasses a world leader in marine & offshore engineering, as well as an established provider of environmental services and developer of integrated townships and industrial parks. The Group has total assets of over S$9 billion and employs more than 6,700 employees. Listed on the main board of the Singapore Exchange, it is a component stock of the Straits Times Index and several MSCI indices.

ABOUT SEMBCORP’S WATER BUSINESS

Competitive and technologically advanced water solutions are core to Sembcorp’s utilities service offering. Globally, Sembcorp owns and manages water facilities with a combined capacity of over four million cubic meters per day in operation and under development serving both municipal and industrial customers.

Sembcorp’s broad expertise in wastewater treatment encompasses the ability to treat highly concentrated wastewater and high salinity wastewater discharged by industries, using advanced biological treatment processes. Furthermore, it is able to reclaim high grade industrial water, demineralized water and potable water from treated effluent. Through treating wastewater and recovering usable water from the effluent which can in turn be supplied back to customers, Sembcorp’s facilities are able to minimize liquid discharge and promote a sustainable alternative water supply.

The company also has expertise in both reverse osmosis and thermal processes for seawater desalination and provides water for industrial use to customers in petrochemical and chemical zones. These include demineralized water, industrial water, raw water, chilled water, cooling water and seawater cooling.

Note to Editors:

Following a company rebrand, please refer to the company as “Sembcorp” (with “S” in upper case and “c” in lower case), or “Sembcorp Industries” in full. Please also note that “Sembcorp” is not an abbreviation of “Sembawang Corporation” but a brand name in itself, and it is therefore incorrect to refer to our company as “Sembawang”, “Sembawang Corporation” or similar.

Exhibit (d)(1) CLIFFORD CHANCE LLP EXECUTION COPY

SEMBCORP UTILITIES PTE LTD.,

AS PURCHASER,

BIWATER INVESTMENTS LTD.,

AS STOCKHOLDER,

AND

BIWATER HOLDINGS LTD.,

AS PARENT

TENDER OFFER AND STOCKHOLDER SUPPORT

AGREEMENT

-i-

TENDER OFFER AND STOCKHOLDER SUPPORT AGREEMENT

This Tender Offer and Stockholder Support Agreement, dated as of April 26, 2010 (this “Agreement”), is by and among Sembcorp Utilities Pte Ltd., a limited liability company incorporated under the laws of Singapore (“Purchaser”), Biwater Investments Ltd., a limited company existing under the laws of England & Wales (the “Stockholder”) and majority stockholder of Cascal N.V., a public company with limited liability organized under the laws of The Netherlands (the “Company”), and Biwater Holdings Limited, a limited company existing under the laws of England & Wales and the ultimate parent company of the Stockholder (“Parent”).

WHEREAS, Purchaser intends to commence a public tender offer within the meaning of the applicable rules and regulations of the Securities and Exchange Commission (the “SEC”) to the holders of shares of common stock of the Company (the “Shares”), to tender all of the Shares of the Company on the terms hereinafter set forth and subject to the conditions set forth on Appendix A (the “Offer”);

WHEREAS, the Stockholder beneficially owns 17,868,543 Shares (such Shares, together with any other Shares (whether held beneficially or of record) acquired by the Stockholder after the date hereof and prior to the termination of all of the Stockholder’s obligations under this Agreement, including any Shares acquired by means of purchase, dividend or distribution, or issued upon the exercise of any warrants or options, or the conversion of any convertible securities or otherwise, being collectively referred to herein as the Stockholder’s “Owned Shares”);

WHEREAS, simultaneously with the execution of this Agreement and as an inducement to Purchaser to enter into this Agreement, Parent and Purchaser are entering into a deed (the “Tax Deed”) pursuant to which Parent agrees to repay amounts or procure the repayment of amounts, paid by, Bournemouth & West Hampshire Water PLC (“BWHW”), BWS Finance Limited (“BWS”) and, Cascal Investments Limited (“CIL”), who together with BWHW and BWS are subsidiaries of the Company, for the surrender of group relief, in the event that such group relief is unavailable;

WHEREAS, Parent, Purchaser and the trustees of the Biwater Retirement and Security Scheme (the “Trustees”) have agreed to the terms of a pensions agreement (the “Pensions Agreement”) (in the form attached hereto as Appendix B) concerning the separation of the Water Company Section from the Biwater Retirement and Security Scheme and have entered into or will shortly after the date of this Agreement enter into the Pensions Agreement, and the Company will enter into the Pensions Agreement;

WHEREAS, Parent (and certain of its directors and subsidiaries), the Company (and certain of its directors and subsidiaries) and Purchaser will submit an application to the Pensions Regulator for clearance of the transactions;

WHEREAS, simultaneously with the execution of this Agreement and as an inducement to Purchaser to enter into this Agreement, Purchaser, Stockholder, HSBC Bank plc (“HSBC”), the Trustees and Mellon Investor Services LLC (operating with the service name BNY Mellon Shareowner Services), as escrow agent (the “Escrow Agent”) are entering into an escrow agreement (the “Escrow Agreement”); and

WHEREAS, as a condition to the willingness of Purchaser to make the Offer and as an inducement and in consideration therefore, the Stockholder has agreed to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein and intending to be legally bound hereby, the parties hereto agree as follows:

Section 1. The Offer.

(a) Subject to the conditions of this Agreement, as promptly as practicable but in no event later than 20 calendar days after the date hereof, Purchaser shall, either directly or through a subsidiary, commence an offer to acquire all of the issued and outstanding Shares in exchange for payment by Purchaser of cash consideration of $6.75 per Share (the “Offer Price”), such Offer to be made pursuant to and in compliance with Securities Exchange Act of 1934, as amended and the rules and regulations promulgated thereunder (the “Exchange Act”). For purposes hereof a “Business Day” means any day that is not a Saturday, a Sunday or other day on which commercial banks in the City of New York, New York are required or authorized by law to be closed. The expiration date of the Offer shall mean no later than 11:00 a.m. (New York City time) on the date on which the Offer expires (including after giving effect to any extensions) (the “Expiration Date”) and shall initially be no later than 11:00 a.m. (New York City time) on the date that is 21 Business Days following the commencement of the Offer (determined pursuant to Rules 14d-1 and 14d-2 under the Exchange Act). Except as otherwise provided herein, Purchaser shall not modify the terms and conditions of the Offer without the prior written consent of the Stockholder. Notwithstanding the foregoing, if the 80% Condition (as defined below) is not satisfied as of the initial Expiration Date of the Offer, then Purchaser shall (A) decrease the Offer Price to $6.40, (B) revise the 80% Condition to the Minimum Condition (as defined below) (including for purposes of Appendix A to this Agreement) and (C) extend the Offer for an additional 10 Business Days. For purposes hereof, “80% Condition” means that at least 80% of the then outstanding Shares on a fully diluted basis (after taking into account all of the outstanding Shares and assuming the exercise, conversion or exchange of all options, warrants, convertible or exchangeable securities and similar rights and the issuance of all Shares that the Company is obligated to issue thereunder) shall have been validly tendered and not withdrawn prior to the Expiration Date of the Offer. For purposes hereof, “Minimum Condition” means that at least the number of Owned Shares shall have been validly tendered and not withdrawn prior to the Expiration Date of the Offer. Any dividends or distributions accruing to any tendering stockholder (including the Stockholder) from the date of this Agreement through the date the Offer is accepted and the Shares are transferred to Purchaser shall be for Purchaser’s account. The Offer shall be made in accordance with applicable corporate and securities laws (including the Exchange Act) and the rules of the New York Stock Exchange. On the terms and subject to the conditions of the Offer and this Agreement and the Escrow Agreement, Purchaser shall accept for payment Shares tendered as soon as it is legally permitted to do so under applicable law and make prompt payment in respect thereof.

(b) On the date of commencement of the Offer, Purchaser shall file with the SEC a Tender Offer Statement on Schedule TO with respect to the Offer, which shall contain, among other things, an offer to purchase and a related letter of transmittal and summary advertisement (such Schedule TO and the documents included therein pursuant to which the Offer will be made, together with any supplements or amendments thereto, the “Offer Documents”). The Stockholder and its counsel shall be given a reasonable opportunity to review the Offer Documents before they are filed with the SEC; provided, however, that the Purchaser shall have the ultimate decision making authority with regard to the Offer Documents. Purchaser shall take all steps necessary to amend or supplement the Offer Documents and to cause the Offer Documents as so amended or supplemented to be filed with the SEC and to be disseminated to the Company’s stockholders, in each case as and to the extent required by applicable law. Purchaser shall provide the Stockholder and its counsel in writing with any comments Purchaser or its counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments.

(c) If at any time prior to the Termination Date, the conditions set forth in Sections (k), (l) or (m) of Annex A have not been satisfied, the Purchaser shall extend the Offer for additional period(s) of time (each such extension, an “Extension Period”). The length of each such Extension Period shall be determined by the Purchaser in its sole discretion, subject to applicable law.

Section 2. Representations and Warranties of the Stockholder. The Stockholder hereby represents and warrants to Purchaser, as follows:

(a) The Stockholder (i) is the beneficial owner of, and has good and marketable title to, the Owned Shares, and owns the Owned Shares free and clear of any and all liens, claims, security interests, proxies, voting trusts or agreements, options, rights, understandings or arrangements or any other encumbrances whatsoever (collectively, “Encumbrances”) except for Encumbrances arising (A) under securities laws, (B) under this Agreement or (C) under the deed of release and pledge of shares entered into between the Stockholder, the Company and HSBC on April 24, 2008, (as amended by a notarial deed of correction between the Stockholder, the Company and HSBC on June 4, 2009, and as further amended from time to time) (the “HSBC Pledge”), a debenture entered into between the Stockholder and the Company dated January 29, 2008, (as amended by a supplemental deed dated February 19, 2010, between the Stockholder and the Company and as further amended from time to time) (the “HSBC Debenture”) and a deed of pledge entered into between the Stockholder and the Trustees (the “Pension Pledge” and, together with the HSBC Pledge and the HSBC Debenture, the “Pledges”); (ii) does not own, of record or beneficially, any shares of capital stock of the Company (or rights to acquire any such capital stock) other than the Owned Shares; and (iii) except as provided under the Pledges, has the right to vote and dispose of and holds power to issue instructions with respect to the matters set forth in Sections 4, 5 and 6 of this Agreement, power to demand appraisal rights and power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Owned Shares, with no material limitations, qualifications or restrictions on such rights, subject to applicable law and the terms of this Agreement.

(b) Upon the transfer to Purchaser of the Owned Shares, Purchaser will receive and assume from the Stockholder, all of its right, title and interest in and to the Owned Shares and will be the lawful owner, of record and beneficially, of the Owned Shares, free and clear of any Encumbrances whatsoever and with no restriction on the voting rights and other incidents of record and beneficial ownership pertaining thereto (other than restrictions under securities laws).

(c) The Stockholder is an entity duly organized, validly existing and in good standing under the laws of England & Wales.

(d) The Stockholder has the legal capacity and all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder and consummate the transactions contemplated hereby. The execution, delivery and performance by the Stockholder of this Agreement and the consummation by the Stockholder of the transactions contemplated hereby have been duly and validly authorized by the Stockholder (or its board of directors or similar governing body, as applicable), and no other action or proceeding on the part of the Stockholder is necessary to authorize the execution and delivery by the Stockholder of this Agreement or the consummation by the Stockholder of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Stockholder and constitutes a valid and binding obligation of the Stockholder enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

(e) None of the execution and delivery of this Agreement by the Stockholder, the performance by the Stockholder of the Stockholder’s obligations hereunder or the consummation by the Stockholder of the transactions contemplated hereby will (i) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default under, or conflict with (A), to the extent applicable, any provisions of the organizational documents of the Stockholder or (B) any contract, trust, commitment, agreement, understanding, arrangement or restriction of any kind to which the Stockholder is a party or by which the Shares are bound, or (ii) violate, or require any consent, approval or notice under, any provision of any judgment, order, decree, statute, law, rule or regulation applicable to the Stockholder or any of the Owned Shares.

(f) To the Knowledge of the Stockholder, the Company has filed with the SEC all reports on Form 20-F and 6-K required to be filed by it since January 1, 2008 (collectively, the “Company SEC Documents”). To the Knowledge of the Stockholder, none of the Company SEC Documents, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. For purposes hereof, “Knowledge of the Stockholder” means the actual knowledge of the senior executive officers of the Stockholder.

(g) As of the date hereof, the number of issued and outstanding Shares of the Company is 30,581,343.

Section 3. Representations and Warranties of Purchaser. Purchaser hereby represents and warrants to the Stockholder as follows:

(a) Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the Republic of Singapore. Purchaser has the legal capacity and all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder and consummate the transactions contemplated hereby. The execution, delivery and performance by the Purchaser of this Agreement and the consummation by the Purchaser of the transactions contemplated hereby have been duly and validly authorized by the Purchaser (or its board of directors or similar governing body, as applicable), and no other action or proceeding on the part of the Purchaser is necessary to authorize the execution and delivery by the Purchaser of this Agreement or the consummation by the Purchaser of the transactions contemplated hereby.

(b) This Agreement has been duly and validly executed and delivered by Purchaser and constitutes a valid and binding obligation of Purchaser enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

(c) None of the execution and delivery of this Agreement by Purchaser, the performance by Purchaser of its obligations hereunder or the consummation by Purchaser of the transactions contemplated hereby will (i) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default under, or conflict with (A) any provisions of the organizational documents of Purchaser or (B) any contract, trust, commitment, agreement, understanding, arrangement or restriction of any kind to which Purchaser is a party or by which Purchaser or its assets are bound or (ii) violate, or require any consent, approval or notice under, any provision of any judgment, order, decree, statute, law, rule or regulation applicable to Purchaser.

(d) Purchaser has available to it the funds necessary to consummate the Offer on the terms contemplated by this Agreement. The obligations of Purchaser under this Agreement are not contingent on the availability of financing.

Section 4. Tender of Shares; No Withdrawal; Conditional Obligation.

(a) Unless this Agreement shall have been terminated in accordance with its terms, the Stockholder hereby agrees that it shall (i) promptly (and in any event not later than 5 Business Days after commencement of the Offer), validly tender or cause to be validly tendered in the Offer, the Owned Shares, pursuant to and in accordance with the terms of the Offer, Rule 14d-2 under the Exchange Act, and the Escrow Agreement, free and clear of all Encumbrances, other than those Encumbrances created by the Pledges (the “Tender”) and (ii) not withdraw the Owned Shares, or cause the Owned Shares to be withdrawn, from the Offer at any time. If the Stockholder acquires beneficial ownership of Shares after the date hereof, the Stockholder shall promptly notify Purchaser of the number of any additional Shares acquired by the Stockholder and the Stockholder shall tender such Shares on or before the second Business Day after such acquisition but in any event prior to the Expiration Date of the Offer, and not withdraw such Shares, or cause such Shares to be withdrawn, from the Offer at any time.

(b) Unless this Agreement shall have been terminated in accordance with its terms, the Stockholder agrees not to withdraw or cause to be withdrawn any Owned Shares from the Offer unless and until the Offer expires without Purchaser having accepted Shares validly tendered in the Offer.

(c) The Stockholder acknowledges and agrees that Purchaser’s obligation to accept the Shares tendered in the Offer, including the Owned Shares, is on the terms and subject to the conditions of the Offer and the Escrow Agreement.

(d) The Stockholder acknowledges and agrees that the payment of cash for Shares tendered pursuant to the Offer shall be net of any “backup withholding” of U.S. federal tax. To the extent the Stockholder is legally able to establish an exemption from backup withholding, the Stockholder will provide Internal Revenue Service Forms W-8 to the Purchaser and any exchange agent or similar person establishing such exemption, prior to the payment of cash for the Shares tendered by the Stockholder.

Section 5. Restrictions on Transfer of Shares; Other Actions. Prior to the termination of this Agreement in accordance with its terms, except as otherwise provided herein (including pursuant to Section 4 hereof), the Stockholder shall not, except as required under the Pledges: (a) transfer, assign, sell, gift-over, pledge or otherwise dispose (whether by sale, merger, consolidation, liquidation, dissolution, dividend, distribution or otherwise) of, any Owned Shares or any right or interest therein (any of the foregoing being hereinafter referred to as a “Transfer”); (b) enter into any contract, option or other agreement, arrangement or understanding or grant any consent with respect to any Transfer of Owned Shares; (c) grant any proxy or power-of-attorney with respect to any of the Owned Shares; (d) deposit any of the Owned Shares into a voting trust, or enter into a voting agreement or arrangement with respect to any Owned Shares; or (e) take any other action that would restrict, limit or interfere in any material respect with the performance of the Stockholder’s obligations hereunder or the transactions contemplated hereby.

Section 6. Covenant to Vote and Support.

(a) Prior to the termination of this Agreement, the Stockholder hereby agrees to vote all its Owned Shares, or to provide a written consent in respect of such Owned Shares, in connection with any meeting of the stockholders of the Company or any action by written consent in lieu of a meeting of stockholders of the Company against any action or agreement that would impede or interfere with, or prevent, the Offer, including, but not limited to, any other extraordinary corporate transaction, including, a merger, acquisition, sale, consolidation, reorganization or liquidation involving the Company or any of its subsidiaries and a third party.

(b) The Stockholder shall use its reasonable best efforts to take any and all actions necessary to facilitate Purchaser’s obtaining control of the Company’s board of directors (the “Board”) upon the consummation of the Offer including, but not limited to, using the Stockholder’s commercially reasonable efforts to cause a shareholders’ meeting to be called for the purpose of replacing the members of the Board, contingent on the consummation of the Offer, it being understood and agreed that the Stockholder shall not be required to remove members of the Board.

Section 7. Operating Covenant. The Stockholder covenants and agrees that it will use its best efforts to cause the Company to operate its business in the ordinary course from the date hereof through the earlier of termination of this Agreement in accordance with its terms or completion of the Offer.

Section 8. Non-Solicitation. The Stockholder agrees that it shall not, and shall not authorize or permit its representatives to directly or indirectly (i) solicit, initiate, knowingly encourage, or knowingly facilitate (including by way of furnishing non-public information) any inquiries or the making or submission of, any offer, proposal or indication of interest that constitutes or would reasonably be expected to lead to a Takeover Proposal, (ii) participate or engage in any discussions or negotiations with, or disclose or provide any non-public information or data relating to the Company or any of its subsidiaries or afford access to the properties, assets, books or records or employees of the Company or any of its subsidiaries to any third party relating to, or that would reasonably be expected to lead to, a Takeover Proposal, (iii) accept, approve, endorse or recommend a Takeover Proposal or (iv) enter into any agreement, arrangement, undertaking, contract, commitment or understanding (including any agreement in principle or letter of intent or understanding) with respect to or contemplating a Takeover Proposal. For the purposes of this Agreement, “Takeover Proposal” shall mean any proposal or offer (i) for a merger, consolidation or other business combination involving the Company or any of its subsidiaries or (ii) to acquire in any manner, directly or indirectly, any equity interest in the Company, or assets or securities of or in the Company or its subsidiaries (other than the Offer).

Section 9. Waiver of Appraisal and Dissenter’s Rights and Actions. The Stockholder waives and agrees not to exercise any rights of appraisal, rights to dissent or similar rights that the Stockholder may have with respect to the Owned Shares pursuant to applicable law. The Stockholder further agrees not to commence or participate in, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Purchaser, the Company or any of their respective successors relating to the consummation of the Offer, including any claim alleging breach of fiduciary duty by the directors of the Company in connection with the Offer or the transactions contemplated thereby.

Section 10. Further Assurances. The Stockholder shall, upon request of Purchaser, execute and deliver any additional documents and take such further actions as may reasonably be requested by Purchaser in order to accomplish the purposes of this Agreement. Each of the parties shall use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective the Offer, in the most expeditious manner reasonably practicable, including: (i) the obtaining of all necessary consents and approvals from Governmental Authorities and the making of all necessary registrations and filings (including using reasonable best efforts to cause any pre-merger notifications required under applicable law to be filed in connection with the proposed transaction, to be filed with the applicable Governmental Authority within the applicable timeframe) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Authority, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed, (iv) the execution and delivery of any additional instruments necessary to fully carry out the purposes of this Agreement and (v) the obtaining of clearance of the transaction from the Pensions Regulator on terms that are reasonably acceptable to Purchaser and Parent. For purposes hereof, “Governmental Authority” means any U.S. federal, state or local or any supra-national or non-U.S. government, political subdivision, governmental, regulatory or administrative authority, instrumentality, agency, body or commission.

Section 11. Termination. This Agreement and all rights and obligations of the parties hereunder may be terminated:

(a) by mutual written consent of the Purchaser and the Stockholder;

(b) by either the Purchaser or the Stockholder:

(i) if any Governmental Authority issues an order, decree or ruling or takes any other action permanently enjoining, restraining or otherwise prohibiting the acceptance for payment of, or payment for, Shares pursuant to the Offer and such order, decree, ruling or other action shall have become final and nonappealable;

(ii) if immediately prior to the Expiration Date of the Offer, the clearance of the transactions from the Pensions Regulator shall not have been given on terms that are reasonably acceptable to Purchaser and Parent;

(iii) if as the result of the failure of any of the conditions set forth in Appendix A to this Agreement, Purchaser shall have failed to commence the Offer within 30 days following the date of this Agreement; provided, however, that the right to terminate this Agreement pursuant to this subsection (iii) shall not be available to any party whose failure to comply with its obligations under or breach of this Agreement results in the failure of any such condition; or

(iv) if the Purchaser shall not have purchased any Shares tendered pursuant to the Offer by July 31, 2010 (the “Termination Date”); provided, however, that the right to terminate this Agreement pursuant to this subsection (iv) shall not be available to any party whose failure to comply with its obligations under or breach of this Agreement results in the failure of any of the conditions set forth in Appendix A to this Agreement.

Notwithstanding anything to the contrary herein, before Purchaser terminates the Offer as a result of the failure of any of the conditions set forth in Section (g)(ii)-(iii) of Appendix A, Purchaser and Stockholder shall negotiate in good faith a reduction of the Offer Price to take into account any dilution in the Company’s capital stock resulting from the failure of such condition, provided, however, that in no event will any renegotiations of the Offer Price result in the Purchaser owning less than 53% of the issued and outstanding Shares of the Company.

Termination of this Agreement shall not relieve any party from liability for any breach hereof prior to such termination. Section 12 and Section 18 shall survive any termination of this Agreement.

Section 12. Expenses. All fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, costs and expenses.

Section 13. Stockholder Information; Public Disclosure. The Stockholder hereby agrees to permit Purchaser to publish and disclose in the Schedule TO or other publicly-filed documents relating to the Offer, including any disclosure or filings required under the applicable rules and regulations of the Singapore Stock Exchange, Stockholder’s identity and ownership of the Owned Shares and the nature of

Stockholder’s obligations under this Agreement without notice to or consent from the Shareholder and Purchaser may file conformed copies of this document on EDGAR, if required by applicable securities laws. Otherwise, each party shall consult with the other before making any public disclosure or announcement of or pertaining to this Agreement and any such disclosure or announcement shall be mutually satisfactory to both parties; provided that this paragraph shall not apply to any disclosure or announcement pertaining to this Agreement that a party is advised by legal counsel is required to be made by applicable laws, stock exchange rules or policies of regulatory authorities having jurisdiction.

Section 14. No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Purchaser any direct or indirect ownership or incidence of ownership of or with respect to the Owned Shares pending consummation of the Offer. Except as provided in this Agreement, all rights, ownership and economic benefits relating to the Owned Shares shall remain vested in and belong to the Stockholder until consummation of the Offer.

Section 15. Non-Competition; Employee Non-Solicitation.

(a) For a period of twelve months after the consummation of the Offer, the Parent shall not and shall use reasonable best efforts to cause all of its subsidiaries (other than the Company or the Company’s subsidiaries) (collectively “Biwater”) not to be involved in the acquisition or operation of water utilities or businesses that supply multiple domestic or industrial customers (the “Restricted Activity”).

(b) The restriction in Section 15(a) shall not:

(i) prevent the Parent or any of its subsidiaries from holding shares or debentures in a listed company which confer not more than 5% of the votes which could normally be cast at a general meeting of that company;

(ii) apply (or as the case may be shall cease to apply) to the extent that the Parent or any of its subsidiaries acquires any company or business and, as a result of that acquisition, acquires a company or business which falls within the terms of Section 15(a) (the “Relevant Interest”), provided that the Relevant Interest contributes less than 10% of the revenues of the company or business acquired; or

(iii) prevent the Parent or any of its subsidiaries carrying on its existing operations, design, engineering, constructing and consulting business carried on by Biwater as of the date of this Agreement.

(c) For a period of eighteen months after the consummation of the Offer, the Stockholder will not, and will cause its affiliates not to, (i) directly or indirectly solicit or encourage to leave employ or contract any person who is (or was during the previous 6 months) an employee of the Company or its subsidiaries; provided, however, that the Stockholder (A) may enter into discussions with, and/or hire, any employee of the Company or its subsidiaries whose employment was terminated by the Company after the consummation of the Offer and (B) may continue to employ, enter into discussions with, and/or hire any current employee of the Stockholder or any member of the Stockholder group (as of the date of this Agreement).

(d) The restrictions in Section 15(c) shall not prevent the Stockholder or any of its affiliates from publishing any recruitment advertisement in any local or national newspaper or other publication or on any website, or from negotiating with any person who replies to any such advertisement or who initiates any contact with any such entity.

(e) The parties recognize that the laws and public policies of the various states of the United States and other jurisdictions may differ as to the validity and enforceability of covenants similar to those set forth in this Section 15. It is the intention of the parties that the provisions of this Section 15 be enforced to the fullest extent permissible under the laws and policies of each jurisdiction in which enforcement may be sought, and that the unenforceability (or the modification to conform to such laws or policies) of any provisions of this Section 15 shall not render unenforceable, or impair, the remainder of the provisions of this Section 15. Accordingly, if any provision of this Section 15 shall be determined to be invalid or unenforceable, such invalidity or unenforceability shall be deemed to apply only with respect to the operation of such provision in the particular jurisdiction in which such determination is made and not with respect to any other provision or jurisdiction.

Section 16. Pensions Agreement. The Stockholder shall not amend, modify, waive or terminate the Pensions Agreement without the prior written consent of the Purchaser.

Section 17. Indemnification.

(a) Indemnification by the Stockholder. Subject to subsection 17(b) below, the Stockholder shall indemnify and hold harmless Purchaser:

(i) from and to the extent of 58.4% of any profits lost or any write-down or impairment in the value of investments by the Company as a result of the purported termination by the concessionaire of Health Services (Econssa, Chile SA) of the contract with Bayesa S.A. (the “Bayesa Contract”) pursuant to the notice delivered to the Company during April, 2010, but prior to the date of this Agreement, or the cancellation or revocation of Bayesa’s licenses to own or operate its assets; and

(ii) from and against any and all claims (including the reasonable, documented, out of pocket costs payable to third parties and incurred in defending such claims) that may be asserted against, or paid, suffered or incurred by Purchaser that, directly or indirectly, arise out of, or result from, the events in March and April, 2010 leading up to such purported termination of the Bayesa Contract pursuant to the notice delivered to the Company during April, 2010, but prior to the date of this Agreement,, including the health alert affecting the Antofagasta region of Chile (collectively, the “Losses”).

(b) Limitations.

(i) A claim under subsection 17(a) (an “Indemnity Claim”) shall not apply to the extent that the Loss would not have arisen but for:

(A) any negligent act or omission of the Company (or any of its subsidiaries) on or after their earlier of (i) 40 days after completion of the Offer or (ii) the date on which Purchaser obtains control of the Company’s board of directors; or

(B) any negligent act or omission of the Purchaser.

(ii) The maximum liability of the Stockholder in respect of all Losses that may be subject to indemnification under this Section 17 shall not exceed $3,000,000.

(iii) The liability of the Stockholder under this Section 17 shall terminate on the earlier of:

(A) six months after the date on which any final compromise, agreement, expert determination or decision of a court or tribunal of competent jurisdiction is made in respect of any dispute regarding the purported termination of the Bayesa Contract outlined in subsection 17(a) above (the “Dispute”); and

(B) the third anniversary of the date on which the Offer closes;

provided, however, that the Stockholder’s indemnification obligation for any claim that would otherwise terminate in accordance with subsections 17(b)(iii)(A) or 17(b)(iii)(B) above will continue to survive if legal or arbitral proceedings shall have been commenced by the Purchaser under this Section 17 on or prior to such the date on which it otherwise would terminate, until the claim in such proceedings for indemnification has been satisfied or otherwise resolved as provided in this Section 17.

(c) Third Party Claims. Purchaser shall give the Stockholder prompt notice of the assertion of any claim, or the commencement of any suit, action or proceeding (“Claim”) in respect of which indemnity may be sought under this Section 17 and will provide the Stockholder such information with respect thereto that the Stockholder may reasonably request. The failure to so notify the Stockholder shall not relieve the Stockholder of its obligations hereunder, except to the extent such failure shall have actually prejudiced the Stockholder.

(i) The Stockholder shall be entitled to participate in the defense of any Claim asserted by any third party (“Third Party Claim”) and, subject to the limitations set forth in this Section 17(c) shall be entitled to control and appoint lead counsel for such defense, in each case at its expense; provided, however, that the Stockholder shall only be entitled to control and appoint lead counsel in the event that the Claim is for an amount less than $3,000,000 less any amounts previously paid by the Stockholder to Purchaser on account of any other Claims. If the Stockholder shall assume the control of the defense of any Third Party Claim in accordance with the provisions of this Section 17(c)(i), (i) the Stockholder shall obtain the prior written consent of Purchaser (which shall not be unreasonably withheld) before entering into any settlement of such Third Party Claim, if the settlement does not release Purchaser from all liabilities and obligations with respect to such Third Party Claim or the settlement imposes injunctive or other equitable relief against Purchaser and (ii) Purchaser shall be entitled to participate in the defense of such Third Party Claim and to employ separate counsel of its choice for such purpose. The fees and expenses of such separate counsel shall be paid by Purchaser.

(ii) If the Purchaser shall assume the control of the defense of any Third Party Claim in accordance with the provisions of this Section 17(c)(ii), (i) Purchaser shall obtain the prior written consent of the Stockholder (which shall not be unreasonably withheld) before entering into any settlement of such Third Party Claim and (ii) the Stockholder shall be entitled to participate in the defense of such Third Party Claim and to employ separate counsel of its choice for such purpose. The fees and expenses of such separate counsel shall be paid by the Stockholder.

(iii) Each party shall cooperate, and cause their respective affiliates to cooperate, in the defense or prosecution of any Third Party Claim and shall furnish or cause to be furnished such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.

(d) Mitigation; Calculation of Losses. Nothing in this Section 17 shall be deemed to relieve Purchaser from any common law duty to mitigate any Loss, and any indemnification hereunder shall be net of all insurance and other third party recoveries and be calculated on an after tax basis.

Section 18. Miscellaneous.

(a) Notices. All notices and other communications under this Agreement must be in writing and delivered to the applicable party or parties in person or by delivery to the address or facsimile number specified below (or to such other address or facsimile number as the recipient previously shall have specified by notice to the other parties hereunder):

If to the Stockholder or Parent, to:

Biwater Holdings Limited

Biwater House

Station Approach

Dorking

Surrey

RH4 1TZ

United Kingdom

Attention:

Facsimile: (44) 1306 885 233

with copies (which shall not constitute notice) to:

Allen & Overy LLP

One Bishops Square

London, E1 6AD

Attention: Richard Evans

Facsimile: (44) 20 3088 0088

and

Allen & Overy LLP

1221 Avenue of the Americas

New York, NY 10020

Attention: Michael Gilligan

Facsimile: 212 610 6399

and

If to Purchaser, to:

Sembcorp Utilities Pte Ltd.

30 Hill Street

#05-04

Singapore 179360

Attention: General Counsel

Facsimile: (65) 6822 3254

with a copy (which shall not constitute notice) to:

Clifford Chance US LLP

31 West 52nd Street

New York, NY 10019

Attention: Brian Hoffmann

Facsimile: (212) 878-8375

All notices and other communications sent to the applicable address or facsimile number specified above shall be deemed to have been delivered at the earlier of (i) the time of actual receipt by the addressee; (ii) if the notice is sent by facsimile transmission, the time indicated on the transmitting party’s receipt of confirmation of transmission; or (iii) if the notice is sent by a nationally recognized, reputable overnight courier service, the time shown on the confirmation of delivery provided by that service.

(b) Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(c) Entire Agreement. This Agreement and the exhibits, annexes and schedules hereto, constitute the sole and entire agreement among the parties to this Agreement with respect to the subject matter of this Agreement, and supersede all prior and contemporaneous agreements and understandings, written or oral, with respect to the subject matter hereof.

(d) No Third-Party Beneficiaries. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other person, provided, however, that the parties hereto agree that upon consummation of the Offer, the Company shall be an intended third party beneficiary of Section 15 hereof, and, as such, the Company may enforce such provisions to the same extent as if it were a party to this Agreement.

(e) Assignment; Binding Effect. Neither this Agreement nor any right, interest or obligation under this Agreement may be assigned by any party to this Agreement, by operation of law or otherwise, without the prior written consent of the other parties to this Agreement, except that Purchaser may assign its rights hereunder to any direct or indirect wholly owned subsidiary. Subject to the foregoing, this Agreement is binding upon, inures to the benefit of and is enforceable by the parties to this Agreement and their respective successors and assigns.

(f) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD FOR ANY OF THE CONFLICTS OF LAWS PRINCIPLES THEREOF THAT WOULD RESULT IN THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION.

(g) CONSENT TO JURISDICTION; ARBITRATION AND SERVICE OF PROCESS; WAIVER OF JURY TRIAL.

(i) EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK OR ANY COURT OF THE STATE

OF NEW YORK LOCATED IN THE COUNTY OF NEW YORK, IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, AND AGREES THAT ANY SUCH ACTION, SUIT OR PROCEEDING SHALL BE BROUGHT ONLY IN SUCH COURTS (AND WAIVES AND AGREES NOT TO ASSERT ANY OBJECTION BASED ON FORUM NON CONVENIENS OR ANY OTHER OBJECTION TO VENUE THEREIN OR JURISDICTION THEREOF); PROVIDED, HOWEVER, THAT SUCH CONSENT TO JURISDICTION IS SOLELY FOR THE PURPOSE REFERRED TO IN THIS SECTION 18(g) AND SHALL NOT BE DEEMED TO BE A GENERAL SUBMISSION TO THE JURISDICTION OF SAID COURTS OR IN THE STATE OF NEW YORK OTHER THAN FOR SUCH PURPOSE PROVIDED, FURTHER, THAT NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, PURCHASER, IN ITS SOLE AND ABSOLUTE DISCRETION, SHALL ALSO BE ENTITLED TO COMMENCE BINDING ARBITRATION CONDUCTED IN ACCORDANCE WITH THE THEN EFFECTIVE COMMERCIAL ARBITRATION RULES OF THE AMERICAN ARBITRATION ASSOCIATION BY A SOLE ARBITRATOR, SELECTED IN ACCORDANCE WITH THE RULES OF THE THEN EFFECTIVE COMMERCIAL ARBITRATION RULES OF THE AMERICAN ARBITRATION ASSOCIATION. NO JUDICIAL PROCEEDING BY PURCHASER RELATING TO THE SUBJECT MATTER OF THE ARBITRATION SHALL BE DEEMED A WAIVER OF PURCHASER’S RIGHT TO ARBITRATE.

(ii) Any arbitration pursuant to this Section 18 shall be held in New York City, New York unless the parties hereto otherwise agree. The arbitrator shall allow reasonable discovery given the urgency of the subject matter of the arbitration, in the forms permitted by the Federal Rules of Civil Procedure, and to the extent consistent with the purpose of the arbitration. The arbitrator shall have no power or authority to amend or disregard any provision of this Section 18 or any other provision of this Agreement. The arbitrator shall endeavor to render judgment in the dispute within three days after conclusion of the hearing, which shall be in writing describing the findings of fact and conclusions of law relevant to such judgment and containing an opinion setting forth the reasons for giving or denying any award. The arbitral award shall be final and binding on the parties hereto, and judgment thereon may be entered in a court of competent jurisdiction absent fraud or undue influence.

(iii) Any and all court process may be served in any action, suit or proceeding arising in connection with this Agreement by complying with the provisions of Section 18(a). Such service of process shall have the same effect as if the party hereto being served were a resident in the State of New York and had been lawfully served with such process in such jurisdiction. The parties hereto hereby waive all claims of error by reason of such service. Nothing herein shall affect the right of any party hereto to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against the other in any other jurisdiction to enforce judgments or rulings of the aforementioned courts.

(iv) EACH PARTY TO THIS AGREEMENT HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH OF THE PARTIES HERETO (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 18(g).

(h) Specific Performance. The parties hereto agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that the parties hereto shall be entitled to injunctive relief to prevent breaches of this Agreement and to specific performance of the terms hereof, in addition to any other remedy at law or equity to which such parties may be entitled. Except as otherwise provided herein, all remedies available under this Agreement, at law or otherwise, shall be deemed cumulative and not alternative or exclusive of other remedies. The exercise by any party of a particular remedy shall not preclude the exercise of any other remedy.

(i) Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, (i) such provision will be fully severable, (ii) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (iii) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (iv) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and the parties hereto shall cooperate in good faith to formulate and implement such provision.

(j) Counterparts. This Agreement may be executed manually or by facsimile, in any number of counterparts, all of which will constitute one and the same instrument, and will become effective when a counterpart shall have been executed and delivered by each party hereto to the other parties hereto.

(k) Amendments and Waivers. No amendment, modification or waiver in respect of this Agreement shall be effective against any party hereto unless it shall be in writing and signed by such party.

(l) Time. Time shall be of the essence of this Agreement.

IN WITNESS WHEREOF, Purchaser, the Stockholder and the Parent have caused this Agreement to be duly executed and delivered as of the date first written above.

SEMBCORP UTILITIES PTE LTD.

By:	/s/ Richard Quek Hong Liat
	Name:	Richard Quek Hong Liat
	Title:	SVP, Group Corporate Finance and M&A,
Sembcorp Industries Ltd.

BIWATER INVESTMENTS LTD.

By:	/s/ M.R.A. Duffy
Name: M.R.A. Duffy
Title: Director and Secretary

BIWATER HOLDINGS LTD.

By:	/s/ M.R.A. Duffy
Name: M.R.A. Duffy
Title: Director and Secretary

15

Appendix A

CONDITIONS TO THE OFFER

Notwithstanding any other provision of the Offer, Purchaser shall not be required to accept for payment any Shares tendered pursuant to the Offer, and may extend, terminate or amend the Offer, if (i) immediately prior to the Expiration Date of the Offer, the 80% Condition is not satisfied, or (ii) at any time on or after the execution of the Tender Offer and Stockholder Support Agreement and prior to the Expiration Date of the Offer, any of the following conditions (collectively, the “Conditions”) exists:

(a)	there shall have been instituted and be pending any litigation, suit, claim, action, proceeding or investigation brought by any Governmental Authority: (i) challenging or seeking to make illegal, to delay or otherwise, directly or indirectly, to restrain or seeking to prohibit the making of or terms of the Offer or any of the actions contemplated thereby; (ii) seeking to prohibit or limit the full rights of ownership or operation by the Company, Purchaser or any of their affiliates of all or any of the business or assets of the Company, Purchaser or any of their affiliates (including in respect of the capital stock or other equity of their respective subsidiaries) or to compel the Company, Purchaser or any of their subsidiaries to dispose of or to hold separate all or any portion of the business or assets of the Company, Purchaser or any of their affiliates or any Shares; (iii) seeking any significant diminution in the benefits expected to be derived by Purchaser or any affiliate of Purchaser as a result of the transactions contemplated by the Offer; or (iv) that is reasonably expected to otherwise prevent, adversely affect or materially delay consummation of the Offer;

(b)	there shall have been instituted and be pending in connection with the Offer any litigation, suit, claim, action, proceeding or investigation brought before any Governmental Authority which has a reasonable likelihood of success on its merits: (i) that would materially impair the value of the Owned Shares to the Purchaser; (ii) seeking to materially and adversely affect the rights of ownership by the Purchaser of the Owned Shares; or (iii) seeking material damages against the Purchaser; other than in each case any such litigation, suit, claim, action, proceeding or investigation that is based upon the Purchaser’s business, identity or historical business practice;

(c)	any Governmental Authority shall have prior to or subsequent to such date enacted, issued, promulgated, enforced or entered any law, statute, ordinance, code, rule, regulation, decree, injunction, judgment or order (collectively, “Laws”) (whether temporary, preliminary or permanent) and not repealed such Law, in either case, that has the effect of making the acquisition of Shares by Purchaser or any affiliate of either of them illegal or otherwise restricting, preventing or prohibiting consummation of the transactions contemplated by the Offer and the Tender Offer and Stockholder Support Agreement (collectively, the “Transactions”);

(d)	any Governmental Authority shall have issued an order, decree, injunction or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting or materially delaying or preventing the Transactions and such order, decree, injunction, ruling or other action shall have become final and non-appealable;

(e)	any representation or warranty of the Stockholder contained in Section 2 of the Tender Offer and Stockholder Support Agreement shall not be true and correct (except for any de minimis inaccuracy which, with regard to Section 2(g), shall be defined as an inaccuracy of not more than 10,000 Shares);

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(f)	there has been a change, event, circumstance or occurrence that (i) is or would reasonably be expected to be materially adverse to the business, results of operations or financial condition of the Company and its subsidiaries taken as a whole or (ii) would prevent or materially delay Purchaser from performing its obligations under the Tender Offer and Stockholder Support Agreement, in each case other than effects due to (A) the announcement of the transactions contemplated by this Agreement, (B) any of the requirements or limitations imposed on the party pursuant to this Agreement, (C) the occurrence of war or grave civil or political unrest, whether inside or outside of the any of the countries in which the Company or any of its subsidiaries operates, or (D) the occurrence of a natural event (including, without limitation, an earthquake, flood or other similar event), or any other external factor that causes significant damage to the infrastructure, communication systems or public utilities in the jurisdictions in which the Company or any of its direct or indirect subsidiaries provide services that, in each case, do not have a significantly disproportionate effect on the Company and its subsidiaries taken as a whole;

(g)	the Company has:

(i)	(A) declared or paid any dividends on or make other distributions in respect of any of its capital stock (B) split, combined or reclassified any of its capital stock or (C) repurchased, redeemed or otherwise acquired any shares of capital stock of the Company or any of its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

(ii)	issued, delivered, sold, or authorized or agreed to the issuance, delivery or sale of, any shares of its capital stock or any other security convertible therein, or exchangeable or exercisable therefor;

(iii)	granted or authorized or agreed to any grant of any options, stock appreciation rights, phantom rights, profit participation rights or other rights to acquire securities of the Company or accelerated, amended or changed the period of exercisability or vesting of options or other rights granted under its unit or stock plans or authorize cash payments in exchange for any options or other rights granted under any of such plans;

(iv)	except in the ordinary course of business (it being understood that investments consistent with the Company’s written investment guidelines, in effect on the date hereof, shall be considered to be within the ordinary course of business), acquired or agreed to acquire any material assets (including securities) or engaged in any similar transaction or made any loans, advances or capital contributions to, or investments in, any person other than an existing subsidiary, in an aggregate amount in excess of $10,000,000;

(v)	sold, leased, licensed, encumbered or otherwise disposed of any of its fixed assets or any interest therein valued in the aggregate in excess of $10,000,000 for any single asset or series of related assets, or an aggregate amount of $20,000,000, other than in the ordinary course;

(vi)	adopted or implemented or agreed to adopt or implement a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring or other reorganization;

(vii)	incurred or suffered to exist any indebtedness for borrowed money or guaranteed any such indebtedness, entered into any “keep-well” or other agreement to maintain any financial

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statement condition of another person or entered into any arrangement having the economic effect of any of the foregoing, except for working capital borrowings incurred in the ordinary course of business and except for the refinancing of the Company’s facility with HSBC on commercially reasonable economic terms and substantially similar other terms to the current facility and at a capacity of no more than $80,000,000; or

(viii)	net debt in excess of its net debt as of December 31, 2009;

(h)	the Stockholder shall have failed to perform, in any material respect, any obligation or to comply, in any material respect, with any agreement or covenant of the Stockholder to be performed or complied with by it under the Tender Offer and Stockholder Support Agreement;

(i)	the Tender Offer and Stockholder Support Agreement shall have been terminated in accordance with its terms, or any event shall have occurred that gives Purchaser the right to terminate the Tender Offer and Stockholder Support Agreement;

(j)	the Company SEC Documents contain an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading;

(k)	Purchaser has been made aware of a material approval, authorization, clearance, license, order, confirmation, consent, exemption, grant, permission, recognition and/or waiver necessary for the making or implementation of the Offer or consummation of the Transactions (an “Authorization”) which is required to be obtained from a Governmental Authority of any jurisdiction in which the Company or any of its subsidiaries or associated companies carries on business and: (i) any such Authorization has not been obtained during the Offer period, (ii) if any such Authorization is subject to conditions that are required to be fulfilled prior to the final closing date of the Offer, any of such conditions has not been fulfilled during the Offer period or (iii) any such Authorization ceases to remain in full force and effect during the Offer period or a notice of intention to revoke, modify or not to renew any such Authorization has been received during the Offer period;

(l)	all consents, approvals, authorizations, notices, reports or other documents required to be obtained or made by Purchaser from any third party in connection with the execution, delivery and performance of the Tender Offer and Stockholder Support Agreement, the Offer and the consummation of the Transactions shall not have been made or obtained or Waterloo Industrial Limited (“Waterloo”), the minority shareholder in The China Water Company Limited, shall have objected to the new ultimate controller of the Company or any necessary waivers and consents of Waterloo shall not have been obtained and in each case such failure or objection could reasonably be expected to have a Material Adverse Effect on the Company or Purchaser or could subject Purchaser or any of its subsidiaries, the Company or any of their respective officers, directors or affiliates to material liability or any criminal liability;

(m)	the clearance of the Transactions from the Pensions Regulator shall not have been given on terms that are reasonably acceptable to Purchaser; or

(n)	the Purchaser shall not have received a certificate from an officer of the Stockholder dated the Expiration Date stating that to the best knowledge of the Stockholder the conditions set forth in (g) above have been satisfied.

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The foregoing Conditions are for the sole benefit of Purchaser and may be waived by Purchaser, in whole or in part at any time and from time to time, in the sole discretion of Purchaser. All conditions to the Offer must be satisfied or waived on or prior to the Expiration Date of the Offer.

For the purposes of these Conditions, “80% Condition” means that at least 80% of the then outstanding Shares on a fully diluted basis (after taking into account all of the outstanding Shares and assuming the exercise, conversion or exchange of all options, warrants, convertible or exchangeable securities and similar rights and the issuance of all Shares that the Company is obligated to issue thereunder) shall have been validly tendered and not withdrawn prior to the Expiration Date of the Offer.

For the purposes of these Conditions, “Material Adverse Effect” means, with respect to any person, any change, event, circumstance or occurrence that (i) is or would reasonably be expected to be materially adverse to the business, results of operations or financial condition of such person and its subsidiaries taken as a whole or (ii) would prevent or materially delay such person from performing its obligations under the Tender Offer and Stockholder Support Agreement.

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Appendix B

PENSIONS AGREEMENT

PENSIONS AGREEMENT

DATED                    2010

BIWATER HOLDINGS LIMITED

AND

CASCAL N.V.

AND

INDEPENDENT TRUSTEE SERVICES LIMITED

AND

SEMBCORP UTILITIES PTE LTD

This agreement is made on             2010

BETWEEN:

(1)	BIWATER HOLDINGS LIMITED (registered number 00929686) whose registered office is at Biwater House, Station Approach, Dorking, Surrey, RH4 1TZ (Biwater);

(2)	CASCAL N.V. a public company with limited liability organised under the laws of the Netherlands (Cascal);

(3)	INDEPENDENT TRUSTEE SERVICES LIMITED (registered number 02567540) whose registered office is at 6 Crutched Friars, London, EC3N 2PH (the “Trustee”) acting on behalf of the trustees of the Water Company Scheme; and

(4)	SEMBCORP UTILITIES PTE LTD a limited liability company incorporated under the laws of Singapore (the “Purchaser”).

BACKGROUND:

(A)	Biwater is to sell and the Purchaser is to purchase certain shares in Cascal on the terms set out in a tender offer and stockholder support agreement (the TSSA).

(B)	Completion of the share purchase is conditional on clearance being obtained from the Pensions Regulator on the terms of this agreement.

(C)	Biwater is the principal employer of the Water Company Scheme. The Water Companies, (wholly-owned subsidiaries of Cascal), are the participating employers in the Water Company Scheme.

(D)	The parties wish to agree a mechanism under which the Water Companies will cease participation in the Water Company Scheme and all the assets and liabilities of the Water Company Scheme will be transferred to the New Water Company Scheme.

IT IS AGREED as follows:

1.	INTERPRETATION

1.1	In addition to terms defined elsewhere in this agreement, the definitions and other provisions in Schedule 1 (Interpretation) apply throughout this agreement, unless the contrary intention appears.

1.2	In this agreement, unless the contrary intention appears, a reference to a clause or schedule is a reference to a clause or schedule of or to this agreement. The schedules form part of this agreement.

1.3	The headings in this agreement do not affect its interpretation.

1.4	All references to notifications and other communications mean written ones.

1.5	The Trustee has been authorised to sign this deed on behalf of the trustees of the Water Company Scheme as a whole, and unless the context otherwise requires, references to the trustee are to the trustees of the Water Company Scheme as a whole.

2.	WATER COMPANIES’ CONTINUING PARTICIPATION IN WATER COMPANY SCHEME

2.1	Subject to Cascal complying with the terms of this agreement, the Rules and all applicable statutory requirements, Biwater and the Trustee will consent to the continued participation of the Water Companies in the Water Company Scheme during the Transitional Period in respect of those Employees who are active Members at Completion and those Employees who first become eligible during the Transitional Period in accordance with the Rules to become active Members.

2.2	Cascal will procure that the Employees continue to be in contracted-out employment by reference to the Water Company Scheme throughout the Transitional Period.

2.3	Cascal will procure that the Water Companies will not do or omit to do during or in respect of the Transitional Period any act or thing which would or might adversely affect the status of the Water Company Scheme as a registered or contracted-out scheme or cause the Water Company Scheme to be in breach of any statutory requirement.

2.4	Biwater will in relation to the Water Company Scheme comply with any instruction given by Cascal as to the exercise of any power Biwater may have to (and shall not without Cascal’s consent, such consent not to be unreasonably withheld or delayed) (the parties acknowledging that the provisions of this clause 2.4 do not imply that Biwater has any such power):

(a)	amend the Rules;

(b)	agree to (or withhold agreement in relation to) change the rate of employer contributions;

(c)	agree to (or withhold agreement in relation to) augment the benefits of any Member;

(d)	permit any employer other than the Water Companies to participate in the Water Company Scheme;

(e)	take any action that would cause the cessation of participation of any or all of the Water Companies from the Water Company Scheme;

(f)	take any action that would permit the trustees of the Biwater Retirement and Security Scheme to commence winding up the Water Company Scheme;

(g)	consent to the early retirement of any Member;

(h)	respond to (other than to acknowledge), administer, defend, compromise, or commence any complaint or claim (other than a route claim for benefits) or proceedings relating to the Water Company Scheme; or

(i)	exercise any other discretionary power in relation to the Water Company Scheme.

2.5	Biwater will not, without the consent of Cascal (such consent not to be unreasonably withheld or delayed) in relation to the Water Company Scheme:

(a)	substitute another entity as Principal Employer of the Biwater Retirement and Security Scheme;

(b)	demerge the Water Company Scheme from the Biwater Retirement and Security Scheme other than under the terms of this agreement; or

(c)	appoint or remove any trustees of the Biwater Retirement and Security Scheme.

2.6	Biwater will ensure that the Water Company Scheme continues to be segregated (within the meaning of Regulation 8(2) of the Occupational Pension Scheme (Employer Debt) Regulations 2005) from any other section of the Biwater Retirement and Security Scheme and Biwater shall indemnify Cascal to the extent that the Water Company Scheme is not segregated.

2.7	For the avoidance of doubt, Biwater as Principal Employer of the Water Company Scheme hereby directs, in accordance with its power under Rule 19.5 of the governing provisions of the Water Company Scheme and all other powers so enabling it, that, unless it agrees otherwise with Cascal in writing, each of the Water Companies shall continue to participate in the Water Company Scheme until the end of the Transitional Period (or such later date as may apply under clause 7), and that no winding up of the Water Company Scheme will take place during that time.

2.8	Cascal will procure that, during the Transitional Period, the Water Companies will continue to pay costs and expenses in relation to administration and management of the Water Company Scheme on the same basis as applied in the 12 months before Completion unless a third party administrator is appointed during the Transitional Period in which case the amount payable by the Water Companies will be calculated on the basis charged by that third party administrator.

3.	NEW WATER COMPANY SCHEME

3.1	Particulars of scheme

Not later than two months before the end of the Transitional Period, Cascal will provide to Biwater:

(a)	particulars of one or more proposed pension schemes which Cascal intends to be the New Water Company Scheme for the purposes of this agreement. The scheme (or each such scheme) must be a scheme which as at the end of the Transitional Period satisfies the terms of clause 3.2 (Terms applying to the New Water Company Scheme); and

(b)	a draft notice to be issued to Employees who are active Members inviting them to join the New Water Company Scheme for future service from the end of the Transitional Period. Biwater must supply its comments on the draft notice to Cascal within three weeks of its receipt.

3.2	Terms applying to the New Water Company Scheme

Cascal will procure that the New Water Company Scheme:

(a)	is established and wholly administered in the United Kingdom;

(b)	is registered with HMRC;

(c)	is contracted-out and a scheme to which the Water Company Scheme is permitted by law to make a transfer payment in respect of all rights under the Water Company Scheme (including rights to guaranteed minimum pensions and section 9 (2B) rights); and

(d)	has the same balance of powers as the Water Company Scheme (as between the principal employer and the trustees of the New Water Company Scheme) save that the trustees shall not have a unilateral power to set employer contributions.

4.	MERGER OF WATER COMPANY SCHEME INTO THE NEW WATER COMPANY SCHEME

4.1	Subject to the New Water Company Scheme complying with clause 3.2, Biwater, the Trustee and Cascal will use their reasonable endeavours to procure that, as soon as possible after Completion and with effect from a date on or before the end of the Transitional Period, the trustees of the Water Company Scheme will transfer, and the trustee of the New Water Company Scheme will accept, all the assets and liabilities of the Water Company Scheme on the basis set out under this clause.

4.2	The transfer will be made without Member consent in accordance with the Rules and relevant statutory requirements.

4.3	The terms of the transfer will be materially on the basis set out in the merger deed at Schedule 2 (Merger Deed) to this agreement, unless Biwater, Cascal and the Trustee otherwise agree.

5.	INDEMNITIES

5.1	Cascal agrees on its own behalf and on behalf of the Water Companies that they will jointly and severally indemnify Biwater’s Group (and the directors and employees of Biwater’s Group) and the trustees of any section of the Biwater Retirement and Security Scheme other than the Water Company Scheme against all claims, damages, losses and expenses which may be made against them or which they may incur:

(a)	if any member of the Water Company Scheme (or the New Water Company Scheme) brings any claim against Biwater (or any director or employee of Biwater) or against the trustees of any section of the Biwater Retirement and Security Scheme other than the Water Company Scheme in relation to benefits accrued under the Water Company Scheme or the taking of any action (or omitting to take any action) as referred to in clause 2.4 or clause 2.5; or

(b)	in relation to any financial support direction (as defined in the Pensions Act 2004) that is issued against any of Biwater’s Group in relation to the Water Company Scheme in respect of any relevant time (as defined in Section 43(2) of the Pensions Act 2004);

provided that this indemnity shall not apply in respect of any claims, damages, losses or expenses which arise in circumstances where warranty 6.1 and/or 6.2 have been breached.

5.2	Biwater agrees to indemnify Cascal, and each of the Water Companies (and the directors and employees of Cascal and of the Water Companies) against any claims, damages, losses or expenses or other cost which may be made against them or which they may incur:

(a)	if any member of any section of the Biwater Retirement and Security Scheme other than the Water Company Scheme brings any claim against any Cascal or any Water Company (or any director or employee of Cascal or any Water Company) or against the trustees of the Water Company Scheme or the New Water Company Scheme in relation to benefits accrued under the Biwater Retirement and Security Scheme other than the Water Company Scheme; or

(b)	in relation to any financial support direction (as defined in the Pensions Act 2004) that is issued against any of the Water Companies in relation to any section of the Biwater Retirement and Security Scheme other than the Water Company Scheme in respect of any relevant time (as defined in Section 43(2) of the Pensions Act 2004).

6.	WARRANTY

6.1	Biwater warrants that as at the date of this agreement, and will repeat this warranty as at the date that the Water Companies cease to participate in the Water Company Scheme, no employers other than the Water Companies are participating in or have any contractual or other liability to the Water Company Scheme.

6.2	Biwater warrants that as at the date of this agreement, it is not aware of any circumstances which could give rise to a claim under clause 5.1 above.

7.	EFFECT OF FAILURE TO TRANSFER

7.1	For the avoidance of doubt, if the transaction set out in the TSSA fails to complete, Cascal shall be under no obligation to establish the New Water Company Scheme.

7.2	If the transaction set out in the TSSA completes but the transfer of all assets and liabilities above from the Water Company Scheme to the New Water Company Scheme fails to occur by the end of the Transitional Period:

(a)	the parties will review the governing provisions of the Biwater Retirement and Security Scheme with the intention of ensuring that, to the extent possible, no member of the Biwater Group has any liability in respect of the Water Company Scheme, and no Water Company has any liability in respect of any other section of the Biwater Retirement and Security Scheme;

(b)	the parties undertake to negotiate in good faith for six months after the end of the Transitional Period with a view to achieving the separation of the Water Company Scheme on the terms envisaged by clauses 3 (New Water Company Scheme), 4 (Merger of Water Company Scheme into the New Water Company Scheme) and 9 (Water Section Guarantee) and to ensuring that no debt under Section 75 of the Pensions Act 1995 arises as a result of the separation or otherwise;

(c)	Biwater will recalculate the amount of costs and expenses payable by the Water Companies in relation to the administration and management of the Water Company Scheme to ensure that the amount paid reflects what would be paid to a third party administrator if the costs and expenses were calculated on an arm’s length basis;

(d)	the terms of this agreement, other than this clause 7 (Effect of failure to transfer) and clauses 1 (Interpretation), 2.2 to 2.8 inclusive (but ignoring the references to Transitional Period), 6 (Warranty), 10 (Notices), 11 (General), 12 (Governing law and jurisdiction), 13 (Language) and Schedule 1 (Interpretation), shall be void and of no effect.

8.	UNDERTAKINGS

8.1	Prior to Cascal executing this agreement, Biwater and the Trustee undertake that they shall not withdraw their consent to the terms of this agreement or seek to amend this agreement without the prior written consent of the Purchaser unless so ordered by a regulatory authority, tribunal or court of competent jurisdiction. This undertaking will no longer apply after 31 January 2011.

8.2	The Purchaser undertakes that subject to completion of the share purchase under the TSSA, the Purchaser obtaining majority control of the board of directors of Cascal and clearance being granted by the Pensions Regulator, the Purchaser will procure that Cascal will execute this agreement as soon as practicable.

9.	WATER SECTION GUARANTEE

For the benefit of the trustees of the New Water Company Scheme, Cascal will procure that BWHW will put in place a guarantee overall not less favourable than the “Water Section Guarantee” (as set out in clause 6 of the 2008 Agreement) or, if acceptable to the trustees of the Water Company Scheme, a parent company guarantee.

10.	NOTICES

10.1	Any notice or other communication to be given under this agreement must be in writing and must be delivered or sent by post to the party to whom it is to be given at its address as follows:

(a)	to Biwater at:-

Biwater House, Station Approach, Dorking, Surrey, RH4 1TZ

marked for the attention of the Company Secretary;

(b)	to Cascal at:-

Biwater House, Station Approach, Dorking, Surrey, RH4 1TZ

marked for the attention of Jonathan Lamb;

(c)	to the Trustee at:

Independent Trustee Services Limited, One America Square, London, EC3N 2JL

marked for the attention of Martin Miles; and

(d)	to the Purchaser at:

Sembcorp Utilities Pte. Limited, 30 Hill Street, #05-04, Singapore 179360

marked for the attention of General Counsel,

or at any such other address of which it shall have given notice for this purpose to the other parties under this clause. Any notice or other communication sent by post shall be sent by prepaid recorded delivery post (if within the United Kingdom) or by prepaid airmail (if the country of destination is not the same as the country of origin).

10.2	Any notice or other communication shall be deemed to have been given on the date of delivery; or if sent by airmail, on the third Business Day after it was put into the post.

10.3	In proving the giving of a notice or other communication, it shall be sufficient to prove that delivery was made or that the envelope containing the communication was properly addressed and posted by prepaid recorded delivery post or by prepaid airmail, as the case may be.

10.4	This clause shall not apply in relation to the service of any claim form, notice, order, judgment or other document relating to or in connection with any proceedings, suit or action arising out of or in connection with this agreement.

11.	GENERAL

11.1	Except as otherwise expressly provided in this agreement, each party shall pay the costs and expenses incurred by it in connection with the entering into and completion of this agreement.

11.2	This agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same agreement, and any (including any duly authorised representative of a party) may enter into this agreement by executing a counterpart.

11.3	The rights of each party under this agreement:

(a)	may be exercised as often as necessary;

(b)	except as otherwise expressly provided by this agreement, are cumulative and not exclusive of rights and remedies provided by law; and

(c)	may be waived only in writing and specifically.

Delay in exercising or non-exercise of any such right is not a waiver of that right.

11.4	Except as expressly stated in this agreement, a person who is not a party to this agreement may not enforce any of its terms under the Contracts (Rights of Third Parties) Act 1999.

11.5	Notwithstanding paragraph 11.4 above, Cascal is prior to 31 January 2011 entitled to enforce any of the terms of this agreement as if it was a party to this agreement prior to it executing this agreement.

12.	GOVERNING LAW AND JURISDICTION

12.1	This agreement and any non-contractual obligations arising out of or in connection with it shall be governed by English law.

12.2	The English courts have exclusive jurisdiction to settle any dispute arising out of or in connection with this agreement (including a dispute relating to any non-contractual obligations arising out of or in connection with this agreement) and the parties submit to the exclusive jurisdiction of the English courts.

12.3	The parties waive any objection to the English courts on grounds that they are an inconvenient or inappropriate forum to settle any such dispute.

12.4	Each party irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in any legal action or proceeding arising, directly or indirectly, out of or relating to this agreement or the transactions contemplated by it and for any counterclaim therein (in each case whether based on contract, tort or any other theory and whether predicated on common law, statute or otherwise). Each party (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, and (b) acknowledges that it and the other parties have been induced to enter into this agreement by, amongst other things, the mutual waivers and certifications in this clause.

13.	LANGUAGE

The language of this agreement and the transactions envisaged by it is English and all notices to be given in connection with this agreement must be in English. All demands, requests, statements, certificates or other documents or communications to be provided in connection with this agreement and the transactions envisaged by it must be in English or accompanied by a certified English translation; in this case the English translation prevails unless the document or communication is a statutory or other official document or communication.

AS WITNESS this agreement has been signed by the parties (or their duly authorised representatives) on the date stated at the beginning of this agreement.

SCHEDULE 1

INTERPRETATION

1.	In this agreement:

(a)	Contracted-out and guaranteed minimum pension have the same meanings as in the Pension Schemes Act 1993. Section 9(2B) Rights has the same meaning as in the Contracting-out (Transfer and Transfer Payment) Regulations 1996.

(b)	The following expressions have the following meanings:

2008 Agreement means the deed of agreement dated 23 January 2008 between Biwater and the trustees of the Water Company Scheme and Cascal N.V.

Aquacare means Aquacare (BWH) Limited, company number 06523232.

Cascal Services Limited means Cascal Services Limited, company number 03757398.

Biwater’s Group means Biwater and all its subsidiary undertakings and parent undertakings and all the other subsidiary undertakings of each of its parent undertakings (other than Cascal and its subsidiary undertakings).

Business Day means a day (other than a Saturday or Sunday) on which banks are generally open in London for normal business.

BWHW means Bournemouth and West Hampshire Water Plc, company number 02924312.

Completion means the sale of the shares in Cascal under the TSSA being completed with no conditions to the sale left unfulfilled.

Employee has the same meaning as in section 230 of the Employment Rights Act 1996 but includes any director and any other officer of either or both of the Water Companies whether or not he has entered into or works or worked under a contract of employment.

HMRC means Her Majesty’s Revenue and Customs.

Member means, at any time or during any period specified in this agreement, an active, deferred or pensioner member of the Water Company Scheme.

New Water Company Scheme means the scheme or schemes described in clause 3 (New Water Company Scheme) and, where the context permits, includes its or their trustees.

Purchaser means the party to the TSSA who purchases certain shares in Cascal under the TSSA.

Rules means, in relation to the Water Company Scheme, the trust deed and rules dated 1 April 2003, as amended, governing the Water Company Scheme.

Transitional Period means the period from and including the date of Completion up to but excluding the date which is 18 months after Completion (or such different period as Biwater and Cascal may agree).

Water Companies means Cascal Services Limited, BWHW, and Aquacare.

Water Company Scheme means the Water Company Sub-Fund of the Biwater Retirement and Security Scheme governed in accordance with a trust deed and rules dated 1 April 2003 as subsequently amended. Where the context requires, the Water Company Scheme includes the trustees of the Biwater Retirement and Security Scheme.

2.	In this agreement any reference, express or implied, to an enactment (which includes any legislation in any jurisdiction) includes:

(a)	that enactment as amended, extended or applied by or under any other enactment (before or after signature of this agreement);

(b)	any enactment which that enactment re enacts (with or without modification); and

(c)	any subordinate legislation made (before or after signature of this agreement) under that enactment, including (where applicable) that enactment as amended, extended or applied as described in subparagraph (a), or under any enactment which it re-enacts as described in subparagraph (b).

3.	In this agreement:

(a)	words denoting persons include bodies corporate and unincorporated associations of persons;

(b)	references to an individual or a natural person include his estate and personal representatives; and

(c)	references to a party to this agreement include the successors or assigns (immediate or otherwise) of that party.

SCHEDULE 2

MERGER DEED

THIS MERGER DEED is made on             2010

BETWEEN:

(1)	[To insert names of current trustees] (the Transferring Trustee);

(2)	[To insert names of current trustees]/[To insert name of company] [(registered in [England] under number [ ])] [To insert registered address] (the Receiving Trustee);

(3)	Biwater Holdings Limited registered in England under number 00929686 with its registered address at Biwater House, Station Approach, Dorking, Surrey RH4 1TZ (Biwater); and

(4)	[To insert name of company] [(registered in [—] under number [ ])] [To insert registered address] (the Receiving Principal Employer).

BACKGROUND:

(A)	The Transferring Trustee is the trustee of [the Water Company Sub-Fund of] the Biwater Retirement and Security Scheme (the Transferring Scheme) governed in accordance with trust deeds and rules dated 1 April 2003 (the Ex-WCAPS Edition governing provisions) and 24 June 2003 (the Main Edition governing provisions) as subsequently amended (respectively the Transferring Deeds and the Transferring Rules and together the Transferring Deeds and Rules).

(B)	The Receiving Trustee is the trustee of the [ ] (the Receiving Scheme).

(C)	At Biwater’s request the Receiving Trustee and the Transferring Trustee have agreed to transfer from the Transferring Scheme to the Receiving Scheme all the assets and liabilities of the Transferring Scheme.

(D)	The transfer will be made without member consent under new rule 16.5 of the Transferring Rules (see clause 2 (Amendment to Transferring Deeds and Rules) of this deed).

(E)	The transfer will be received pursuant to rule [—] of the Receiving Rules (as defined below).

(F)	Pursuant to the Pension Regulator (Notifiable Events) Regulations 2005 the Transferring Trustee has notified the Regulator that a bulk transfer payment is due to be made to the Receiving Scheme.

IT IS AGREED:

1.	Interpretation

In this deed:

Actuary means, in relation to a scheme, the actuary appointed pursuant to section 47 Pensions Act 1995.

Announcement means the announcement to the members of the Transferring Scheme, a copy of which is appended to this deed. [to be drafted and appended]

Conditions means the following:

(a)	the Transferring Trustee has received an actuarial certificate in accordance with regulation 12(3) of the Occupational Pension Schemes (Preservation of Benefit) Regulations 1991;

(b)	the Receiving Scheme is able to accept the transfer of the accrued rights to, and the liability for the payment of, guaranteed minimum pensions and protected rights under the Transferring Scheme.

GMP means a guaranteed minimum pension within the meaning of the Pension Schemes Act 1993.

Liability Transfer Date means the later of the Merger Date and the satisfaction of the Conditions or such other date as all the parties agree.

Merger Date means [            ].

Pensionable Service has the same meaning as in the Transferring Rules.

Receiving Deed and Rules means the documents governing the Receiving Scheme which are: [list].

Retirement Benefits means benefits payable by reference to reaching, or expecting to reach, retirement or a particular age or payable by reason of serious ill-health, incapacity or death and any retirement benefit within the meaning of section 255 of the Pensions Act 2004.

Section 9(2B) rights has the same meaning as in the Occupational Pension Schemes (Contracting-out) Regulations 1996.

Transfer means the transfer of assets pursuant to clause 4 (Transfer of Assets).

Transferred Members means all beneficiaries under the Transferring Scheme.

Water Section Guarantee means [the letter of credit or any replacement letter of credit pursuant to Section 6 of an agreement dated 23 January 2008 between, inter alia, Biwater and the Transferring Trustee or, if acceptable to the trustees of the Transferring Scheme, a parent company guarantee.]

2.	Amendment to Transferring Deeds and Rules

Biwater and the Transferring Trustee will amend the governing provisions of the Transferring Rules by the insertion of the following:

“16.5 Notwithstanding any other provision of the Rules, if the Trustees enter into or have entered into an agreement (the “Transfer Agreement”) with the Principal Employer, and the trustees of another pension scheme registered for the purposes of the Finance Act 2004 (the “Receiving Scheme”) (and where applicable the principal employer of the Receiving Scheme), providing for the transfer in accordance with the conditions specified in regulation 12 of the Occupational Pension Schemes (Preservation of Benefit) Regulations 1991 to the Receiving Scheme of all the assets and benefit obligations of the Water Company Sub-Fund:

(a) the Pensionable Service of every Water Beneficiary will cease at the time specified in the Transfer Agreement;

(b) the Trustees shall (provided this does not cause the Scheme to make an unauthorised payment for the purposes of Part 4 of the Finance Act 2004) without the consent of the Water Beneficiaries concerned make a transfer of assets and benefit obligations in accordance with the terms of the Transfer Agreement, and having made such transfer shall have no remaining liability under the Scheme to or in respect of any of the Water Beneficiaries to whom the transfer relates;

(c) the effective date of winding up of the Water Company Sub-Fund will be no earlier than the day after the date on which such transfer has become effective; and

(d) the termination and winding up of the Water Company Sub-Fund will be governed by the powers and provisions of Rule 19.

The Trustees shall have all necessary powers to enter into and give effect to the Transfer Agreement.

Each Water Company may terminate its participation in the Scheme with immediate effect by notice in writing to the Trustees made not earlier than the day after the date on which the transfer has become effective.”

3.	Transfer Conditions

The parties to this deed shall use their reasonable endeavours to satisfy the Conditions as soon as is reasonably practicable and to ensure compliance with any requirement attaching to them in relation to the Transfer.

4.	Transfer of Assets

4.1	As soon as practicable on or after the Liability Transfer Date, the Transferring Trustee will transfer to the Receiving Trustee, and the Receiving Trustee will accept, all the assets of the Transferring Scheme including the Water Section Guarantee and will account to the Receiving Trustee for income or other assets which later come under its control as trustee of the Transferring Scheme. The Transferring Trustee has no duty to see to the application of the assets so transferred.

4.2	The Transferring Trustee will, at the request of the Receiving Trustee, execute all such documents and do all other things which may be reasonably required to vest the assets of the Transferring Scheme in the Receiving Trustee and the parties to this deed will co-operate together and use their respective reasonable endeavours to take any steps and obtain any consents which may be required for any such transfer and to eliminate or minimise the costs of any such transfer.

4.3	If the Transferring Trustee receives any assets or payments in respect of the Water Company Sub-Fund after the Liability Transfer Date they shall transfer such assets or payments to the Receiving Trustee as soon as reasonably practicable.

5.	Termination of Benefits Under Transferring Scheme and Transfer of Liabilities for Benefits

5.1	On and from the Merger Date:

(a)	no further benefits will accrue or, except as stated in this deed, be payable under the Transferring Scheme;

(b)	for the purposes of determining the benefits payable under the Transferring Scheme, the Transferred Members are deemed not to receive any increase in earnings;

(c)	the provisions of the Transferring Scheme providing for benefits in the event of death while in any employment to which the Transferring Scheme applies do not apply on or after the Merger Date; and

(d)	subject to the powers of alteration and termination in the Receiving Scheme and to the other provisions of this deed, the Receiving Trustee will provide under the Receiving Scheme the benefits set out in clause 5.3 subject to clause 7 (Relationship between Transferring Trustee and Receiving Trustee before Transfer is made).

5.2	However, until the Liability Transfer Date benefits attributable to pensionable service before the Merger Date will remain payable out of the Transferring Scheme.

5.3	The benefits referred to in clause 5.1(d) above (subject to any power of amendment and termination under the Receiving Scheme) are:

(a)	for and in respect of each Transferred Member benefits shall be identical to those which would have been provided by the Transferring Scheme for and in respect of him if (in the case of an active member) he had continued in membership of the Transferring Scheme (taking account of the required amount of members’ contributions) and subject to (b) below;

(b)	for and in respect of each Transferred Member who has paid additional voluntary contributions to the Transferring Scheme, the value transferred in respect of his additional voluntary contributions shall be credited in respect of him.

5.4	Notwithstanding the provisions of clause 5.3, the Receiving Trustee and the Receiving Principal Employer may vary the dates of payment of pensions and the dates of pension increases from the dates that applied under the Transferring Scheme.

6.	Discharge of Liabilities

6.1	On the Liability Transfer Date, benefits cease to be payable under the Transferring Scheme and the Transferring Trustee is discharged from all liabilities under the Transferring Scheme.

6.2	After the Liability Transfer Date the Receiving Trustee will discharge out of the assets of the Receiving Scheme all and any liabilities and expenses of the Transferring Trustee which have not been discharged out of the assets of the Transferring Scheme but which could have been so discharged under the Transferring Deeds and Rules had the Transfer not been made, subject to clause 11 (Limits on Indemnification of Transferring Trustee) and for the avoidance of doubt including any liability the Transferring Trustee has in connection with this deed including liability under clause 12 (Warranty and Undertakings).

6.3	On and from the Liability Transfer Date, there shall be no liability for the Water Companies to make any payments or contributions to the Transferring Scheme or to any other section of the Biwater Retirement and Security Scheme, except any payments that are due and payable prior to the Liability Transfer Date.

6.4	This clause does not replace any obligation that Biwater or any other employer participating in the Transferring Scheme may have to indemnify or reimburse the Transferring Trustee under the Transferring Deeds and Rules for any liability or expense which it incurs through acting as trustee of the Transferring Scheme but which cannot, for any reason, be met out of the assets of the Transferring Scheme. This indemnity continues in force in spite of the Transfer and the winding up of the Transferring Scheme. Biwater agrees with the Transferring Trustee that any liability or expense arising out of or in connection with this deed will be covered by the indemnity contained in clause 23 of the Transferring Deeds.

7.	Relationship between Transferring Trustee and Receiving Trustee before Transfer is made

The Transferring Trustee and the Receiving Trustee agree that, if the Transfer is not made on the Liability Transfer Date, then until the Transfer is made in full:

(a)	the Transferring Trustee will exercise its powers and duties under the Transferring Scheme in consultation with the Receiving Trustee and with a view to implementing this deed; and

(b)	the Receiving Trustee may direct the Transferring Trustee to pay as agent for the Receiving Trustee any benefits and entitlements which arose by reference to the Transferring Deeds and Rules (and for which the Receiving Trustee is liable after the Liability Transfer Date) provided that the Receiving Trustee shall only give this direction if it has received insufficient assets from the Transferring Trustee to make the payments itself.

8.	Non-Satisfaction of Transfer Conditions

If the Conditions or requirements which must be fulfilled as mentioned in this deed or by law before the Transfer can be made have not been fulfilled by [            ] (or any later date the Transferring Trustee agrees with the Receiving Trustee):

(a)	the Transfer will not be made and there will be no Liability Transfer Date; and

(b)	[benefits attributable to pensionable service before the Merger Date will be payable out of the Transferring Scheme and benefits will be payable out of the Receiving Scheme (in accordance with clause 5 (Termination of Benefits Under Transferring Scheme and Transfer of Liabilities for Benefits)) for subsequent pensionable service (on the basis that active membership terminated under the Transferring Scheme at the Merger Date).]

9.	HMRC and contracting-out

9.1	The Receiving Trustee confirms that:

(a)	the Receiving Scheme is a registered scheme for the purposes of the Finance Act 2004 and is contracted-out [on a salary- related basis pursuant to section 9[(2)][(3)] of the Pension Schemes Act 1993] [on a money purchase (protected rights) basis pursuant to the Protected Rights (Transfer Payment) Regulations 1996]; and

(b)	the Receiving Deed and Rules contains provisions complying with part I of Schedule 1 to the Contracting-out (Transfer and Transfer Payment) Regulations 1996 (rights to guaranteed minimum pensions of an earner who has not entered contracted-out employment by reference to the Receiving Scheme) and part III of Schedule 1 to the Contracting-out (Transfer and Transfer Payment) Regulations 1996 (payment of guaranteed minimum pensions in payment).

9.2	Where any Transferred Member has an entitlement to a GMP the Receiving Trustee will:

(a)	assume responsibility to provide to and in respect of that Transferred Member the GMP benefits as required by the contracting-out provisions of the Pension Schemes Act 1993; and

(b)	in relation to the transfer of GMPs, comply with the conditions referred to in regulations 3(c) and (e) of the Contracting-out (Transfer and Transfer Payment) Regulations 1996.

9.3	The Transferring Trustee confirms that the cash equivalents of any accrued Section 9(2B) rights of the Transferred Members (as calculated and verified in a manner consistent with regulations made under section 97 of the Pension Schemes Act 1993) will be included in the Transfer.

9.4	The Principal Employer confirms that the Transfer is a “connected employer transfer” and involves a “connected employer transfer payment” within the meanings given in regulation 1(2) of the Contracting-out (Transfer and Transfer Payment) Regulations 1996.

10.	Death Nomination Forms and Other Records

10.1	When on or after the Merger Date any lump sum benefits are payable under the Receiving Scheme on the death of a Transferred Member the Receiving Trustee shall have regard to any death benefit beneficiary nomination form completed by the deceased lodged before the Merger Date with the Transferring Scheme which was not subsequently replaced by the deceased.

10.2	The Receiving Trustee will keep sufficient records relating to the Transferred Members for the Transferred Members to obtain confirmation of their entitlements under the Receiving Scheme and will on request (to the extent of entitlement to information under statutory provisions) make such information available to any such person or any person reasonably appearing to be claiming under him (save where the liability to any such person has ceased by reason of a transfer or otherwise under the Receiving Deed and Rules, statute or other cause).

11.	Limits on Indemnification of Transferring Trustee

11.1	The aggregate liability of the Receiving Trustee under clause 6 (Discharge of Liabilities) is limited at any point in time to an amount equal to the assets transferred from the Transferring Scheme including the Water Section Guarantee (to the extent that the Receiving Trustee has a claim under it) as increased or decreased by the net effect of additions or deductions in accordance with (a), (b) and (c) below:

(a)	the addition or deduction as a result of the notional application to the assets transferred of a rate of investment return calculated by the Actuary to the Receiving Scheme having regard to the rate of investment return achieved by the Receiving Scheme and the timing of any deductions made by reference to (b) and (c) below;

(b)	the deduction of the benefits paid to or in respect of Transferred Members from the Receiving Scheme; and

(c)	the deduction of the value of any cash or other assets transferred to another occupational pension scheme, personal pension scheme, insurance company, or other pension arrangement on behalf of or in respect of Transferred Members.

11.2	For the purposes of this clause the assets transferred, increased or decreased as above shall be further reduced by the amount of any payment made under this clause by way of indemnification of the Transferring Trustee and references to the assets transferred from the date of any such payment shall be construed accordingly. A certificate to the Receiving Trustee from the Actuary to the Receiving Scheme that in the opinion of the Actuary (having regard to such factors and assumptions as the Actuary considers appropriate) the amount of any payment under such indemnification is an amount equal to or less than the assets transferred, increased or decreased as above shall be conclusive.

11.3	In the event of a claim or threatened claim against the Transferring Trustee in respect of any liability in respect of which the Transferring Trustee may request indemnification under clause 6 (Discharge of Liabilities), the Transferring Trustee must notify the Receiving Trustee as soon as reasonably practicable and provide to the Receiving Trustee full particulars of the claim. The Transferring Trustee must not allow a judgment to be entered against it by inaction, admit any liability or effect a settlement or compromise unless it has given to the Receiving Trustee a reasonable opportunity to defend the claim. If the Receiving Trustee decides to defend the claim the Transferring Trustee must allow the Receiving Trustee full conduct of the claim and provide to the Receiving Trustee such assistance as it reasonably requires, subject to the Receiving Trustee indemnifying the Transferring Trustee against, and securing the Transferring Trustee to its reasonable satisfaction against, all liabilities in connection with any such defence.

12.	Warranty and Undertakings

12.1	Biwater and the Transferring Trustee warrant to the Receiving Trustee and to the Receiving Principal Employer that they, and to the best of their knowledge and belief, their advisers and the administrators of the Transferring Scheme, have disclosed or made available to the Receiving Trustee all information in their possession which would be material to the decision of the Receiving Trustee to agree to the Transfer including (without limitation as to the information to be disclosed or made available):

(i)	particulars of any material claims, disputes and complaints against, with or to the Transferring Trustee or any employer participating in the Transferring Scheme, the Pensions Regulator or the Pensions Ombudsman;

(ii)	any other matter which has given rise or may give rise to a report to any regulatory authority;

(iii)	particulars of discretionary practices operated under the Transferring Scheme; and

undertake that they will disclose or make available to the Receiving Trustee all such information which comes into their possession before the Merger Date;1

12.2	Biwater and the Transferring Trustee warrant to the Receiving Trustee that they, and to the best of their knowledge and belief, their advisers and the administrators of the Transferring Scheme, that the membership data relating to the Transferred Member is complete and accurate.

12.3	The Receiving Trustee [and the Receiving Principal Employer] warrant or undertake to the Transferring Trustee in the same terms, as regards to the Receiving Scheme, as set out in clause 12.1.

12.4	The liability of the Transferring Trustees in respect of any claim under clause 12.1 shall cease on the third anniversary of the Merger Date except in respect of matters which before that period expires have been the subject of a bona fide written claim.

12.5	The Transferring Trustees and the Receiving Trustees undertake to ensure that any notifications required by the Board of the Pension Protection Fund in relation to the certification of block transfers for the purposes of the Board’s Determination under section 175(5) of the Pensions Act 2004 are made in full and as soon as practicable.

13.	Capacity of Trustees

The Transferring Trustee and the Receiving Trustee each enter into this deed in their capacity as the present trustees of the Transferring Scheme and the Receiving Scheme respectively. The Transferring Trustee warrants and declares that:

(a)	they intend that this deed shall be binding on the trustees for the time being of the Transferring Scheme; and

(b)	the benefit of this deed is held by them as trustees not only for themselves as trustees of the Transferring Scheme, but also for all their predecessors and successors as such trustees appointed or otherwise ascertained within the perpetuity period and for every person who has an interest in the Transferring Scheme and is ascertained within the perpetuity period (the perpetuity period applicable to this deed being the period of 80 years from the date of this deed);

[1]	Only needed if significant gap between merger deed date and merger.

and the Receiving Trustee so warrants and declares in relation to the Receiving Scheme and the Receiving Deed and Rules.

14.	Implementation

Each of the parties will do all things required to be done by it to implement this deed and will co-operate with the other parties so as to facilitate the implementation by them of this deed.

15.	Counterparts

This deed may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this deed.

This deed has been executed and has been delivered on the date stated at the beginning of this deed.

EXECUTED as a deed by [2]
acting by [3] a director in the presence of:
director

Witness’ signature

Name

Address

[to amend above if not appropriate and to add appropriate signature blocks for other all parties]

[2]	Name of company
[3]	Name of director

SIGNATORIES

Signed by	)	Director
for BIWATER HOLDINGS LIMITED	)

Director/Secretary

Signed by	)	Director
for CASCAL N.V.	)

Director/Secretary

Signed by for INDEPENDENT TRUSTEE	)
SERVICES LIMITED

Signed by for SEMBCORP UTILITIES PTE LTD	)

Exhibit (d)(2) CLIFFORD CHANCE LLP EXECUTION VERSION

BIWATER HOLDINGS LIMITED (FORMERLY KNOWN AS BIWATER PLC)

SEMCORP UTILITIES PTE LTD

DEED

THIS DEED is made on April 26, 2010

BETWEEN:

(1)	BIWATER HOLDINGS LIMITED (formerly known as Biwater Plc), a limited liability company incorporated under the laws of England & Wales (“Biwater Plc”); and

(2)	SEMBCORP UTILITIES PTE LTD., a limited liability company incorporated under the laws of Singapore (“Sembcorp”).

THIS DEED WITNESSES as follows:

1.	INTERPRETATION

1.1	For the purposes of this Deed:

“Assessment” means a claim, assessment, notice, demand or other document issued or action taken by or on behalf of HMRC by which BWHW, BWS Finance or Cascal Investments is liable or is sought to be made liable to make a payment to HMRC or to another person or is denied or sought to be denied a Relief.

“Biwater Group Company” means Biwater Plc, Biwater International Limited, Biwater Gauff Tanzania Ltd, Biwater Construction Ltd or Biwater Industries Limited.

“Business Day” means a day other than a Saturday or Sunday or public holiday in England and Wales.

“BWHW” means Bournemouth & West Hampshire Water Plc, a limited liability company incorporated under the laws of England & Wales.

“BWS Finance” means BWS Finance Limited, a limited liability company incorporated under the laws of England & Wales.

“Cascal Investments” means Cascal Investments Limited, a limited liability company incorporated under the laws of England & Wales.

“Group Relief” means relief which is the subject of a surrender or claim pursuant to Chapter IV of Part X of the Income and Corporation Taxes Act 1988.

“HMRC” means Her Majesty’s Revenue & Customs.

“Relief” means any loss, relief, allowance, exemption, set-off, deduction, right to repayment or credit or other relief of a similar nature granted by or available in relation to tax pursuant to any legislation or otherwise.

“Tax” means any form of taxation, levy, duty, charge, contribution, withholding or impost of whatever nature (including any related fine, penalty, surcharge or interest) imposed, collected or assessed by, or payable to, HMRC.

A “Third Party” means any of BWHW, BWS Finance or Cascal Investments and that party’s successors and assigns and the “Third Parties” means all of BWHW, BWS Finance and Cascal Investments or such party’s successors and assigns.

1.2	In this Deed:

1.2.1	a reference to a statutory provision includes a reference to the statutory provision as modified or re-enacted or both from time to time whether before or after the date of this Deed and any subordinate legislation made under the statutory provision whether before or after the date of this Deed;

1.2.2	references to the singular include the plural and vice versa; and

1.2.3	the headings do not affect its interpretation.

2.	BIWATER PLC’S OBLIGATIONS

2.1	Biwater Plc agrees that if, for any reason, the amount of corporation tax relieved by virtue of a surrender of Group Relief by a Biwater Group Company:

2.1.1	to BWHW is or may be shown (by virtue of an Assessment or otherwise and subject to clause 2.2) to have been less than:

(a)	in respect of the accounting period ending on or before 31 March 2008 (or other appropriate 299 day period within the 12 month accounting period to 31 March 2008, being the apportionment to the change in ownership of 29 January 2008), the amount paid for such surrender in such accounting period, being 30% x £6,770,530; or

(b)	in respect of the accounting period ending on or before 31 March 2007, the amount paid for such surrender in such accounting period, being 30% x £4,219,611;

2.1.2	to BWS Finance is or may be shown (by virtue of an Assessment or otherwise and subject to clause 2.2) to have been less than:

(a)	in respect of the accounting period ending on or before 31 March 2008 (or other appropriate 299 day period within the 12 month accounting period to 31 March 2008, being the apportionment to the change in ownership of 29 January 2008), the amount paid for such surrender in such accounting period, being 30% x £249,844; or

(b)	in respect of the accounting period ending on or before 31 March 2007, the amount paid for such surrender in such accounting period, being 30% x £1,071,038;

2.1.3	to Cascal Investments is or may be shown (by virtue of an Assessment or otherwise and subject to clause 2.2) to have been less than, in respect of the accounting period ending on or before 31 March 2007, the amount paid for such surrender in such accounting period, being 30% x £1,320,455, then Biwater Plc shall, on demand by any of BWHW, BWS Finance, Cascal Investments or Sembcorp repay, or procure the repayment of, the sum by which the amount paid by BWHW, BWS Finance or Cascal Investments (as appropriate) for such Group Relief (such Group Relief having been surrendered for value on a pound for pound basis) exceeds the amount of corporation tax relieved (the “Shortfall”), together with an amount equal to interest and penalties that arise or would have arisen as a consequence of the Shortfall.

2.2	For the purposes of clause 2.1 no other Reliefs available to BWHW, BWS Finance or Cascal Investments (as appropriate) shall be taken into account in determining the amount of corporation tax relieved by the surrender.

3.	PAYMENTS FREE OF WITHHOLDING, ETC.

3.1	All payments made to BWHW, BWS Finance or Cascal Investments under this Deed shall be made gross, free of any right of counterclaim or set-off and without deduction or withholding of any kind other than any deduction or withholding required by law.

3.2	If a deduction or withholding is required by law from a payment under this Deed, the sum due to BWHW, BWS Finance or Cascal Investments shall be increased to the extent necessary to ensure that, after the making of any deduction or withholding, such party receives a sum equal to the sum it would have received had no deduction or withholding been made.

3.3	If a payment made to BWHW, BWS Finance or Cascal Investments in accordance with this Deed will be or has been subject to Tax, Biwater Plc shall pay to BWHW, BWS Finance or Cascal Investments, or procure the payment to BWHW, BWS Finance or Cascal Investments of, the amount (after taking into account Tax payable in respect of the amount) that will ensure that BWHW, BWS Finance or Cascal Investments receives and retains a net sum equal to the sum it would have received had the payment not been subject to Tax.

4.	PAYMENTS

All payments to be made to BWHW, BWS Finance or Cascal Investments under this Deed shall be paid in full in cash on the due date for payment by telegraphic transfer into such account as shall have been designated by BWHW, BWS Finance, Cascal Investments or Sembcorp in any demand made pursuant to clause 2.1.

5.	INTEREST

If any sum due and payable under this Agreement is not paid on the due date in accordance with the provisions of this Agreement, Biwater Plc shall in addition to that sum pay interest to BWHW, BWS Finance or Cascal Investments (as appropriate) from the date for payment of the sum up to and including the day of actual payment of the sum (or the next Business Day if the day of actual payment is not a Business Day). The interest payable under this clause 5 shall accrue from day to day (before and after judgment) at the rate of LIBOR plus 4% per annum and will be compounded quarterly.

6.	THIRD PARTY RIGHTS

6.1	Subject to this clause 6 (Third Party Rights), a person who is not a party to this Deed has no right under the Contracts (Rights of Third Parties) Act 1999 (the “Third Parties Act”) to enforce any term of this Deed but this does not affect any right or remedy of a third party which exists or is available apart from that Act.

6.2	A Third Party may enforce the terms of this Deed subject to and in accordance with this clause 6 (Third Party Rights) and clause 10 (Governing Law and Jurisdiction) and the provisions of the Third Parties Act.

6.3	The parties to this Deed must obtain the written consent of the Third Parties before they may, by agreement, rescind this Deed or vary it so as to extinguish the Third Parties’ rights under clause 6.2 to enforce the terms of this Deed or alter its entitlement under that right. This requirement applies in all circumstances.

6.4	If a Third Party brings proceedings to enforce the terms of this Deed, Biwater Plc shall only have available to it by way of defence, set-off or counterclaim a matter that would have been available by way of defence, set-off or counterclaim if that Third Party had been a party to this Deed.

7.	GENERAL

7.1	The failure to exercise or delay in exercising a right or remedy provided by this Deed or by law does not constitute a waiver of the right or remedy or a waiver of other rights or remedies. No single or partial exercise of a right or remedy provided by this Deed or by law prevents further exercise of the right or remedy or the exercise of another right or remedy.

7.2	The rights and remedies of Sembcorp contained in this Deed are cumulative and not exclusive of rights or remedies provided by law.

7.3	If at any time any provision of this Deed is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, that shall not affect or impair:

7.3.1	the legality, validity or enforceability in that jurisdiction of any other provision of this Deed; or

7.3.2	the legality, validity or enforceability under the law of any other jurisdiction of that or any other provision of this Deed.

7.4	This Deed constitutes the entire agreement and understanding between the parties in respect of its subject matter and supersedes and extinguishes any previous agreement, understanding, undertaking or arrangement between them relating to the subject matter of this deed (including, for this purpose, arrangements between BWHW and Biwater Plc as set out in a letter from Biwater Plc to BWHW dated 7 July 2008 regarding trading losses available to surrender).

7.5	This Deed shall have effect notwithstanding a change of control of BWHW, BWS Finance or Cascal Investments after the date of this Deed; “control” for this purpose means the ability to direct the affairs of another whether by way of contract, ownership of shares or otherwise howsoever/has the meaning given by section 416 or section 840 of the Income and Corporation Taxes Act 1988 so that there is a change of control whenever there is a change of control as defined in either section 416 or section 840.

7.6	No amendment, modification, waiver or termination of any provision of this Deed shall be effective unless signed in writing by or on behalf of each of the parties hereto.

8.	ASSIGNMENT

8.1	Biwater Plc may not assign the whole or any part of this Deed without the written consent of Sembcorp.

8.2	Sembcorp may assign the whole or any part of the benefit of this Deed.

9.	NOTICES

9.1	A notice or other communication under or in connection with this Deed (a “Notice”):

9.1.1	shall be in writing; and

9.1.2	shall be delivered personally or sent by first class post (and air mail if overseas) or by fax to the party due to receive the Notice addressed as set out below.

9.2	Unless there is evidence that it was received earlier, a Notice is deemed given:

9.2.1	if delivered personally, when left at the address referred to below;

9.2.2	if sent by post except air mail, two Business Days after posting it;

9.2.3	if sent by air mail, six Business Days after posting it; and

9.2.4	if sent by fax, when confirmation of the transmission of the entire fax to the facsimile number set out below has been recorded by the sender’s fax machine.

9.3	The relevant addressee, address and facsimile number of each party hereto for the purpose of this Deed, subject to any notice given under clause 9.4 are:

If to Biwater Plc, to:

Biwater Plc

Biwater House

Station Approach

Dorking

Surrey

RH4 1TZ

United Kingdom

Attention:

Facsimile: (44) 1306 885 233

with a copy (which shall not constitute notice) to:

Allen & Overy LLP

One Bishops Square

London, E1 6AD

United Kingdom

Attention: Richard Evans

Facsimile: (44) 22 3088 0088

and

Allen & Overy LLP

1221 Avenue of the Americas

New York

NY 10020

United States of America

Attention: Michael Gilligan

Facsimile: (1) 212 610 6399

If to Sembcorp to:

Sembcorp Utilities (UK) Limited

PO Box 1985

Wilton International

Middlesbrough

TS90 8WS

United Kingdom

Attention: the Company Secretary

Facsimile: (44) 1642 212 690

with a copy (which shall not constitute notice) to:

Clifford Chance US LLP

31 West 52nd Street

New York

NY 10019

Attention: Brian Hoffmann

Facsimile: (1) 212 878-8375

9.4	A party hereto may notify the other of a change to its name, relevant addressee, address or facsimile number for the purpose of this clause 9 provided that such notification shall only be effective on:

9.4.1	the date specified in the notification as the date on which the change is to take place; or

9.4.2	if no date is specified or the date specified is less than five clear Business Days after the date on which notice is given, the date falling five clear Business Days after notice of any such change has been given.

10.	GOVERNING LAW AND JURISDICTION

10.1	This Deed and any non-contractual obligations arising out of or in connection with it are governed by English law.

10.2	The courts of England have exclusive jurisdiction to hear and decide any suit, action or proceedings, and to settle any disputes, which may arise out of or in connection with this Deed (respectively, “Proceedings” and “Disputes”) and, for these purposes, each party hereto irrevocably submits to the jurisdiction of the courts of England.

10.3	Each party hereto irrevocably waives any objection which it might at any time have to the courts of England being nominated as the forum to hear and decide any Proceedings and to settle any Disputes and agrees not to claim that the courts of England are not a convenient or appropriate forum.

10.4	Process by which any Proceedings are begun in England may be served on Biwater Plc by being delivered in accordance with the preceding clause. Nothing contained in this clause affects the right to serve process in another manner permitted by law.

11.	COUNTERPARTS

This Deed may be executed in any number of counterparts each of which when executed and delivered is an original, but all the counterparts together constitute the same document.

12.	DELIVERY

This Deed is delivered on the date written at the start of this Deed.

EXECUTED by the parties as a deed:

EXECUTED as a deed by BIWATER HOLDINGS LIMITED		)
Acting by Martin Duffy, a director		)	/s/ M.R.A. Duffy
in the presence of:		)	Director

Witness’s Signature	/s/ D.L. Magor

Name:	D.L. Magor

Address:	The Lodge, Shere Road

West Horsley, KT246EP

Executed as a deed and signed sealed and delivered by		)
SEMCORP UTILITIES PTE LTD		)
Incorporated in Singapore by		)
)
)

/s/ Richard Quek Hong Liat			Signature of authorized signatory

Richard Quek Hong Liat			Name of authorized signatory

acting under the authority of that company in the presence of:

Witness’s Signature:			/s/ Goh Nai Lei

Witness name and address:			Goh Nai Lei

61 Soo Chow Garden Road, Singapore
575512

Exhibit (d)(3)

PENSIONS AGREEMENT

DATED 26 April 2010

BIWATER HOLDINGS LIMITED

AND

CASCAL N.V.

AND

INDEPENDENT TRUSTEE SERVICES LIMITED

AND

SEMBCORP UTILITIES PTE LTD

This agreement is made on 26 April 2010

BETWEEN:

(1)	BIWATER HOLDINGS LIMITED (registered number 00929686) whose registered office is at Biwater House, Station Approach, Dorking, Surrey, RH4 1TZ (Biwater);

(2)	CASCAL N.V. a public company with limited liability organised under the laws of the Netherlands (Cascal);

(3)	INDEPENDENT TRUSTEE SERVICES LIMITED (registered number 02567540) whose registered office is at 6 Crutched Friars, London, EC3N 2PH (the “Trustee”) acting on behalf of the trustees of the Water Company Scheme; and

(4)	SEMBCORP UTILITIES PTE LTD a limited liability company incorporated under the laws of Singapore (the “Purchaser”).

BACKGROUND:

(A)	Biwater is to sell and the Purchaser is to purchase certain shares in Cascal on the terms set out in a tender offer and stockholder support agreement (the TSSA).

(B)	Completion of the share purchase is conditional on clearance being obtained from the Pensions Regulator on the terms of this agreement.

(C)	Biwater is the principal employer of the Water Company Scheme. The Water Companies, (wholly-owned subsidiaries of Cascal), are the participating employers in the Water Company Scheme.

(D)	The parties wish to agree a mechanism under which the Water Companies will cease participation in the Water Company Scheme and all the assets and liabilities of the Water Company Scheme will be transferred to the New Water Company Scheme.

IT IS AGREED as follows:

1.	INTERPRETATION

1.1	In addition to terms defined elsewhere in this agreement, the definitions and other provisions in Schedule 1 (Interpretation) apply throughout this agreement, unless the contrary intention appears.

1.2	In this agreement, unless the contrary intention appears, a reference to a clause or schedule is a reference to a clause or schedule of or to this agreement. The schedules form part of this agreement.

1.3	The headings in this agreement do not affect its interpretation.

1.4	All references to notifications and other communications mean written ones.

1.5	The Trustee has been authorised to sign this deed on behalf of the trustees of the Water Company Scheme as a whole, and unless the context otherwise requires, references to the trustee are to the trustees of the Water Company Scheme as a whole.

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2.	WATER COMPANIES’ CONTINUING PARTICIPATION IN WATER COMPANY SCHEME

2.1	Subject to Cascal complying with the terms of this agreement, the Rules and all applicable statutory requirements, Biwater and the Trustee will consent to the continued participation of the Water Companies in the Water Company Scheme during the Transitional Period in respect of those Employees who are active Members at Completion and those Employees who first become eligible during the Transitional Period in accordance with the Rules to become active Members.

2.2	Cascal will procure that the Employees continue to be in contracted-out employment by reference to the Water Company Scheme throughout the Transitional Period.

2.3	Cascal will procure that the Water Companies will not do or omit to do during or in respect of the Transitional Period any act or thing which would or might adversely affect the status of the Water Company Scheme as a registered or contracted-out scheme or cause the Water Company Scheme to be in breach of any statutory requirement.

2.4	Biwater will in relation to the Water Company Scheme comply with any instruction given by Cascal as to the exercise of any power Biwater may have to (and shall not without Cascal’s consent, such consent not to be unreasonably withheld or delayed) (the parties acknowledging that the provisions of this clause 2.4 do not imply that Biwater has any such power):

(a)	amend the Rules;

(b)	agree to (or withhold agreement in relation to) change the rate of employer contributions;

(c)	agree to (or withhold agreement in relation to) augment the benefits of any Member;

(d)	permit any employer other than the Water Companies to participate in the Water Company Scheme;

(e)	take any action that would cause the cessation of participation of any or all of the Water Companies from the Water Company Scheme;

(f)	take any action that would permit the trustees of the Biwater Retirement and Security Scheme to commence winding up the Water Company Scheme;

(g)	consent to the early retirement of any Member;

(h)	respond to (other than to acknowledge), administer, defend, compromise, or commence any complaint or claim (other than a route claim for benefits) or proceedings relating to the Water Company Scheme; or

(i)	exercise any other discretionary power in relation to the Water Company Scheme.

2.5	Biwater will not, without the consent of Cascal (such consent not to be unreasonably withheld or delayed) in relation to the Water Company Scheme:

(a)	substitute another entity as Principal Employer of the Biwater Retirement and Security Scheme;

(b)	demerge the Water Company Scheme from the Biwater Retirement and Security Scheme other than under the terms of this agreement; or

(c)	appoint or remove any trustees of the Biwater Retirement and Security Scheme.

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2.6	Biwater will ensure that the Water Company Scheme continues to be segregated (within the meaning of Regulation 8(2) of the Occupational Pension Scheme (Employer Debt) Regulations 2005) from any other section of the Biwater Retirement and Security Scheme and Biwater shall indemnify Cascal to the extent that the Water Company Scheme is not segregated.

2.7	For the avoidance of doubt, Biwater as Principal Employer of the Water Company Scheme hereby directs, in accordance with its power under Rule 19.5 of the governing provisions of the Water Company Scheme and all other powers so enabling it, that, unless it agrees otherwise with Cascal in writing, each of the Water Companies shall continue to participate in the Water Company Scheme until the end of the Transitional Period (or such later date as may apply under clause 7), and that no winding up of the Water Company Scheme will take place during that time.

2.8	Cascal will procure that, during the Transitional Period, the Water Companies will continue to pay costs and expenses in relation to administration and management of the Water Company Scheme on the same basis as applied in the 12 months before Completion unless a third party administrator is appointed during the Transitional Period in which case the amount payable by the Water Companies will be calculated on the basis charged by that third party administrator.

3.	NEW WATER COMPANY SCHEME

3.1	Particulars of scheme

Not later than two months before the end of the Transitional Period, Cascal will provide to Biwater:

(a)	particulars of one or more proposed pension schemes which Cascal intends to be the New Water Company Scheme for the purposes of this agreement. The scheme (or each such scheme) must be a scheme which as at the end of the Transitional Period satisfies the terms of clause 3.2 (Terms applying to the New Water Company Scheme); and

(b)	a draft notice to be issued to Employees who are active Members inviting them to join the New Water Company Scheme for future service from the end of the Transitional Period. Biwater must supply its comments on the draft notice to Cascal within three weeks of its receipt.

3.2	Terms applying to the New Water Company Scheme

Cascal will procure that the New Water Company Scheme:

(a)	is established and wholly administered in the United Kingdom;

(b)	is registered with HMRC;

(c)	is contracted-out and a scheme to which the Water Company Scheme is permitted by law to make a transfer payment in respect of all rights under the Water Company Scheme (including rights to guaranteed minimum pensions and section 9 (2B) rights); and

(d)	has the same balance of powers as the Water Company Scheme (as between the principal employer and the trustees of the New Water Company Scheme) save that the trustees shall not have a unilateral power to set employer contributions.

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4.	MERGER OF WATER COMPANY SCHEME INTO THE NEW WATER COMPANY SCHEME

4.1	Subject to the New Water Company Scheme complying with clause 3.2, Biwater, the Trustee and Cascal will use their reasonable endeavours to procure that, as soon as possible after Completion and with effect from a date on or before the end of the Transitional Period, the trustees of the Water Company Scheme will transfer, and the trustee of the New Water Company Scheme will accept, all the assets and liabilities of the Water Company Scheme on the basis set out under this clause.

4.2	The transfer will be made without Member consent in accordance with the Rules and relevant statutory requirements.

4.3	The terms of the transfer will be materially on the basis set out in the merger deed at Schedule 2 (Merger Deed) to this agreement, unless Biwater, Cascal and the Trustee otherwise agree.

5.	INDEMNITIES

5.1	Cascal agrees on its own behalf and on behalf of the Water Companies that they will jointly and severally indemnify Biwater’s Group (and the directors and employees of Biwater’s Group) and the trustees of any section of the Biwater Retirement and Security Scheme other than the Water Company Scheme against all claims, damages, losses and expenses which may be made against them or which they may incur:

(a)	if any member of the Water Company Scheme (or the New Water Company Scheme) brings any claim against Biwater (or any director or employee of Biwater) or against the trustees of any section of the Biwater Retirement and Security Scheme other than the Water Company Scheme in relation to benefits accrued under the Water Company Scheme or the taking of any action (or omitting to take any action) as referred to in clause 2.4 or clause 2.5; or

(b)	in relation to any financial support direction (as defined in the Pensions Act 2004) that is issued against any of Biwater’s Group in relation to the Water Company Scheme in respect of any relevant time (as defined in Section 43(2) of the Pensions Act 2004);

provided that this indemnity shall not apply in respect of any claims, damages, losses or expenses which arise in circumstances where warranty 6.1 and/or 6.2 have been breached.

5.2	Biwater agrees to indemnify Cascal, and each of the Water Companies (and the directors and employees of Cascal and of the Water Companies) against any claims, damages, losses or expenses or other cost which may be made against them or which they may incur:

(a)	if any member of any section of the Biwater Retirement and Security Scheme other than the Water Company Scheme brings any claim against any Cascal or any Water Company (or any director or employee of Cascal or any Water Company) or against the trustees of the Water Company Scheme or the New Water Company Scheme in relation to benefits accrued under the Biwater Retirement and Security Scheme other than the Water Company Scheme; or

(b)	in relation to any financial support direction (as defined in the Pensions Act 2004) that is issued against any of the Water Companies in relation to any section of the Biwater Retirement and Security Scheme other than the Water Company Scheme in respect of any relevant time (as defined in Section 43(2) of the Pensions Act 2004).

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6.	WARRANTY

6.1	Biwater warrants that as at the date of this agreement, and will repeat this warranty as at the date that the Water Companies cease to participate in the Water Company Scheme, no employers other than the Water Companies are participating in or have any contractual or other liability to the Water Company Scheme.

6.2	Biwater warrants that as at the date of this agreement, it is not aware of any circumstances which could give rise to a claim under clause 5.1 above.

7.	EFFECT OF FAILURE TO TRANSFER

7.1	For the avoidance of doubt, if the transaction set out in the TSSA fails to complete, Cascal shall be under no obligation to establish the New Water Company Scheme.

7.2	If the transaction set out in the TSSA completes but the transfer of all assets and liabilities above from the Water Company Scheme to the New Water Company Scheme fails to occur by the end of the Transitional Period:

(a)	the parties will review the governing provisions of the Biwater Retirement and Security Scheme with the intention of ensuring that, to the extent possible, no member of the Biwater Group has any liability in respect of the Water Company Scheme, and no Water Company has any liability in respect of any other section of the Biwater Retirement and Security Scheme;

(b)	the parties undertake to negotiate in good faith for six months after the end of the Transitional Period with a view to achieving the separation of the Water Company Scheme on the terms envisaged by clauses 3 (New Water Company Scheme), 4 (Merger of Water Company Scheme into the New Water Company Scheme) and 9 (Water Section Guarantee) and to ensuring that no debt under Section 75 of the Pensions Act 1995 arises as a result of the separation or otherwise;

(c)	Biwater will recalculate the amount of costs and expenses payable by the Water Companies in relation to the administration and management of the Water Company Scheme to ensure that the amount paid reflects what would be paid to a third party administrator if the costs and expenses were calculated on an arm’s length basis;

(d)	the terms of this agreement, other than this clause 7 (Effect of failure to transfer) and clauses 1 (Interpretation), 2.2 to 2.8 inclusive (but ignoring the references to Transitional Period), 6 (Warranty), 10 (Notices), 11 (General), 12 (Governing law and jurisdiction), 13 (Language) and Schedule 1 (Interpretation), shall be void and of no effect.

8.	UNDERTAKINGS

8.1	Prior to Cascal executing this agreement, Biwater and the Trustee undertake that they shall not withdraw their consent to the terms of this agreement or seek to amend this agreement without the prior written consent of the Purchaser unless so ordered by a regulatory authority, tribunal or court of competent jurisdiction. This undertaking will no longer apply after 31 January 2011.

8.2	The Purchaser undertakes that subject to completion of the share purchase under the TSSA, the Purchaser obtaining majority control of the board of directors of Cascal and clearance being granted by the Pensions Regulator, the Purchaser will procure that Cascal will execute this agreement as soon as practicable.

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9.	WATER SECTION GUARANTEE

For the benefit of the trustees of the New Water Company Scheme, Cascal will procure that BWHW will put in place a guarantee overall not less favourable than the “Water Section Guarantee” (as set out in clause 6 of the 2008 Agreement) or, if acceptable to the trustees of the Water Company Scheme, a parent company guarantee.

10.	NOTICES

10.1	Any notice or other communication to be given under this agreement must be in writing and must be delivered or sent by post to the party to whom it is to be given at its address as follows:

(a)	to Biwater at:-

Biwater House, Station Approach, Dorking, Surrey, RH4 1TZ

marked for the attention of the Company Secretary;

(b)	to Cascal at:-

Biwater House, Station Approach, Dorking, Surrey, RH4 1TZ

marked for the attention of Jonathan Lamb;

(c)	to the Trustee at:

Independent Trustee Services Limited, One America Square, London, EC3N 2JL

marked for the attention of Martin Miles; and

(d)	to the Purchaser at:

Sembcorp Utilities Pte. Limited, 30 Hill Street, #05-04, Singapore 179360

marked for the attention of General Counsel,

or at any such other address of which it shall have given notice for this purpose to the other parties under this clause. Any notice or other communication sent by post shall be sent by prepaid recorded delivery post (if within the United Kingdom) or by prepaid airmail (if the country of destination is not the same as the country of origin).

10.2	Any notice or other communication shall be deemed to have been given on the date of delivery; or if sent by airmail, on the third Business Day after it was put into the post.

10.3	In proving the giving of a notice or other communication, it shall be sufficient to prove that delivery was made or that the envelope containing the communication was properly addressed and posted by prepaid recorded delivery post or by prepaid airmail, as the case may be.

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10.4	This clause shall not apply in relation to the service of any claim form, notice, order, judgment or other document relating to or in connection with any proceedings, suit or action arising out of or in connection with this agreement.

11.	GENERAL

11.1	Except as otherwise expressly provided in this agreement, each party shall pay the costs and expenses incurred by it in connection with the entering into and completion of this agreement.

11.2	This agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same agreement, and any (including any duly authorised representative of a party) may enter into this agreement by executing a counterpart.

11.3	The rights of each party under this agreement:

(a)	may be exercised as often as necessary;

(b)	except as otherwise expressly provided by this agreement, are cumulative and not exclusive of rights and remedies provided by law; and

(c)	may be waived only in writing and specifically.

Delay in exercising or non-exercise of any such right is not a waiver of that right.

11.4	Except as expressly stated in this agreement, a person who is not a party to this agreement may not enforce any of its terms under the Contracts (Rights of Third Parties) Act 1999.

11.5	Notwithstanding paragraph 11.4 above, Cascal is prior to 31 January 2011 entitled to enforce any of the terms of this agreement as if it was a party to this agreement prior to it executing this agreement.

12.	GOVERNING LAW AND JURISDICTION

12.1	This agreement and any non-contractual obligations arising out of or in connection with it shall be governed by English law.

12.2	The English courts have exclusive jurisdiction to settle any dispute arising out of or in connection with this agreement (including a dispute relating to any non-contractual obligations arising out of or in connection with this agreement) and the parties submit to the exclusive jurisdiction of the English courts.

12.3	The parties waive any objection to the English courts on grounds that they are an inconvenient or inappropriate forum to settle any such dispute.

12.4	Each party irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in any legal action or proceeding arising, directly or indirectly, out of or relating to this agreement or the transactions contemplated by it and for any counterclaim therein (in each case whether based on contract, tort or any other theory and whether predicated on common law, statute or otherwise). Each party (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, and (b) acknowledges that it and the other parties have been induced to enter into this agreement by, amongst other things, the mutual waivers and certifications in this clause.

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13.	LANGUAGE

The language of this agreement and the transactions envisaged by it is English and all notices to be given in connection with this agreement must be in English. All demands, requests, statements, certificates or other documents or communications to be provided in connection with this agreement and the transactions envisaged by it must be in English or accompanied by a certified English translation; in this case the English translation prevails unless the document or communication is a statutory or other official document or communication.

AS WITNESS this agreement has been signed by the parties (or their duly authorised representatives) on the date stated at the beginning of this agreement.

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SCHEDULE 1

INTERPRETATION

1.	In this agreement:

(a)	Contracted-out and guaranteed minimum pension have the same meanings as in the Pension Schemes Act 1993. Section 9(2B) Rights has the same meaning as in the Contracting-out (Transfer and Transfer Payment) Regulations 1996.

(b)	The following expressions have the following meanings:

2008 Agreement means the deed of agreement dated 23 January 2008 between Biwater and the trustees of the Water Company Scheme and Cascal N.V.

Aquacare means Aquacare (BWH) Limited, company number 06523232.

Cascal Services Limited means Cascal Services Limited, company number 03757398.

Biwater’s Group means Biwater and all its subsidiary undertakings and parent undertakings and all the other subsidiary undertakings of each of its parent undertakings (other than Cascal and its subsidiary undertakings).

Business Day means a day (other than a Saturday or Sunday) on which banks are generally open in London for normal business.

BWHW means Bournemouth and West Hampshire Water Plc, company number 02924312.

Completion means the sale of the shares in Cascal under the TSSA being completed with no conditions to the sale left unfulfilled.

Employee has the same meaning as in section 230 of the Employment Rights Act 1996 but includes any director and any other officer of either or both of the Water Companies whether or not he has entered into or works or worked under a contract of employment.

HMRC means Her Majesty’s Revenue and Customs.

Member means, at any time or during any period specified in this agreement, an active, deferred or pensioner member of the Water Company Scheme.

New Water Company Scheme means the scheme or schemes described in clause 3 (New Water Company Scheme) and, where the context permits, includes its or their trustees.

Purchaser means the party to the TSSA who purchases certain shares in Cascal under the TSSA.

Rules means, in relation to the Water Company Scheme, the trust deed and rules dated 1 April 2003, as amended, governing the Water Company Scheme.

Transitional Period means the period from and including the date of Completion up to but excluding the date which is 18 months after Completion (or such different period as Biwater and Cascal may agree).

Water Companies means Cascal Services Limited, BWHW, and Aquacare.

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Water Company Scheme means the Water Company Sub-Fund of the Biwater Retirement and Security Scheme governed in accordance with a trust deed and rules dated 1 April 2003 as subsequently amended. Where the context requires, the Water Company Scheme includes the trustees of the Biwater Retirement and Security Scheme.

2.	In this agreement any reference, express or implied, to an enactment (which includes any legislation in any jurisdiction) includes:

(a)	that enactment as amended, extended or applied by or under any other enactment (before or after signature of this agreement);

(b)	any enactment which that enactment re enacts (with or without modification); and

(c)	any subordinate legislation made (before or after signature of this agreement) under that enactment, including (where applicable) that enactment as amended, extended or applied as described in subparagraph (a), or under any enactment which it re-enacts as described in subparagraph (b).

3.	In this agreement:

(a)	words denoting persons include bodies corporate and unincorporated associations of persons;

(b)	references to an individual or a natural person include his estate and personal representatives; and

(c)	references to a party to this agreement include the successors or assigns (immediate or otherwise) of that party.

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SCHEDULE 2

MERGER DEED

THIS MERGER DEED is made on             2010

BETWEEN:

(1)	[To insert names of current trustees] (the Transferring Trustee);

(2)	[To insert names of current trustees]/[To insert name of company] [(registered in [England] under number [ ])] [To insert registered address] (the Receiving Trustee);

(3)	Biwater Holdings Limited registered in England under number 00929686 with its registered address at Biwater House, Station Approach, Dorking, Surrey RH4 1TZ (Biwater); and

(4)	[To insert name of company] [(registered in [—] under number [ ])] [To insert registered address] (the Receiving Principal Employer).

BACKGROUND:

(A)	The Transferring Trustee is the trustee of [the Water Company Sub-Fund of] the Biwater Retirement and Security Scheme (the Transferring Scheme) governed in accordance with trust deeds and rules dated 1 April 2003 (the Ex-WCAPS Edition governing provisions) and 24 June 2003 (the Main Edition governing provisions) as subsequently amended (respectively the Transferring Deeds and the Transferring Rules and together the Transferring Deeds and Rules).

(B)	The Receiving Trustee is the trustee of the [ ] (the Receiving Scheme).

(C)	At Biwater’s request the Receiving Trustee and the Transferring Trustee have agreed to transfer from the Transferring Scheme to the Receiving Scheme all the assets and liabilities of the Transferring Scheme.

(D)	The transfer will be made without member consent under new rule 16.5 of the Transferring Rules (see clause 2 (Amendment to Transferring Deeds and Rules ) of this deed).

(E)	The transfer will be received pursuant to rule [—] of the Receiving Rules (as defined below).

(F)	Pursuant to the Pension Regulator (Notifiable Events) Regulations 2005 the Transferring Trustee has notified the Regulator that a bulk transfer payment is due to be made to the Receiving Scheme.

IT IS AGREED:

1.	Interpretation

In this deed:

Actuary means, in relation to a scheme, the actuary appointed pursuant to section 47 Pensions Act 1995.

Announcement means the announcement to the members of the Transferring Scheme, a copy of which is appended to this deed. [to be drafted and appended]

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Conditions means the following:

(a)	the Transferring Trustee has received an actuarial certificate in accordance with regulation 12(3) of the Occupational Pension Schemes (Preservation of Benefit) Regulations 1991;

(b)	the Receiving Scheme is able to accept the transfer of the accrued rights to, and the liability for the payment of, guaranteed minimum pensions and protected rights under the Transferring Scheme.

GMP means a guaranteed minimum pension within the meaning of the Pension Schemes Act 1993.

Liability Transfer Date means the later of the Merger Date and the satisfaction of the Conditions or such other date as all the parties agree.

Merger Date means [            ].

Pensionable Service has the same meaning as in the Transferring Rules.

Receiving Deed and Rules means the documents governing the Receiving Scheme which are: [list].

Retirement Benefits means benefits payable by reference to reaching, or expecting to reach, retirement or a particular age or payable by reason of serious ill-health, incapacity or death and any retirement benefit within the meaning of section 255 of the Pensions Act 2004.

Section 9(2B) rights has the same meaning as in the Occupational Pension Schemes (Contracting-out) Regulations 1996.

Transfer means the transfer of assets pursuant to clause 4 (Transfer of Assets).

Transferred Members means all beneficiaries under the Transferring Scheme.

Water Section Guarantee means [the letter of credit or any replacement letter of credit pursuant to Section 6 of an agreement dated 23 January 2008 between, inter alia, Biwater and the Transferring Trustee or, if acceptable to the trustees of the Transferring Scheme, a parent company guarantee.]

2.	Amendment to Transferring Deeds and Rules

Biwater and the Transferring Trustee will amend the governing provisions of the Transferring Rules by the insertion of the following:

“16.5 Notwithstanding any other provision of the Rules, if the Trustees enter into or have entered into an agreement (the “Transfer Agreement”) with the Principal Employer, and the trustees of another pension scheme registered for the purposes of the Finance Act 2004 (the “Receiving Scheme”) (and where applicable the principal employer of the Receiving Scheme), providing for the transfer in accordance with the conditions specified in regulation 12 of the Occupational Pension Schemes (Preservation of Benefit) Regulations 1991 to the Receiving Scheme of all the assets and benefit obligations of the Water Company Sub-Fund:

(a) the Pensionable Service of every Water Beneficiary will cease at the time specified in the Transfer Agreement;

(b) the Trustees shall (provided this does not cause the Scheme to make an unauthorised payment for the purposes of Part 4 of the Finance Act 2004) without the consent of the Water Beneficiaries concerned make a transfer of assets and benefit obligations in accordance with the terms of the Transfer Agreement, and having made such transfer shall have no remaining liability under the Scheme to or in respect of any of the Water Beneficiaries to whom the transfer relates;

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(c) the effective date of winding up of the Water Company Sub-Fund will be no earlier than the day after the date on which such transfer has become effective; and

(d) the termination and winding up of the Water Company Sub-Fund will be governed by the powers and provisions of Rule 19.

The Trustees shall have all necessary powers to enter into and give effect to the Transfer Agreement.

Each Water Company may terminate its participation in the Scheme with immediate effect by notice in writing to the Trustees made not earlier than the day after the date on which the transfer has become effective.”

3.	Transfer Conditions

The parties to this deed shall use their reasonable endeavours to satisfy the Conditions as soon as is reasonably practicable and to ensure compliance with any requirement attaching to them in relation to the Transfer.

4.	Transfer of Assets

4.1	As soon as practicable on or after the Liability Transfer Date, the Transferring Trustee will transfer to the Receiving Trustee, and the Receiving Trustee will accept, all the assets of the Transferring Scheme including the Water Section Guarantee and will account to the Receiving Trustee for income or other assets which later come under its control as trustee of the Transferring Scheme. The Transferring Trustee has no duty to see to the application of the assets so transferred.

4.2	The Transferring Trustee will, at the request of the Receiving Trustee, execute all such documents and do all other things which may be reasonably required to vest the assets of the Transferring Scheme in the Receiving Trustee and the parties to this deed will co-operate together and use their respective reasonable endeavours to take any steps and obtain any consents which may be required for any such transfer and to eliminate or minimise the costs of any such transfer.

4.3	If the Transferring Trustee receives any assets or payments in respect of the Water Company Sub-Fund after the Liability Transfer Date they shall transfer such assets or payments to the Receiving Trustee as soon as reasonably practicable.

5.	Termination of Benefits Under Transferring Scheme and Transfer of Liabilities for Benefits

5.1	On and from the Merger Date:

(a)	no further benefits will accrue or, except as stated in this deed, be payable under the Transferring Scheme;

(b)	for the purposes of determining the benefits payable under the Transferring Scheme, the Transferred Members are deemed not to receive any increase in earnings;

(c)	the provisions of the Transferring Scheme providing for benefits in the event of death while in any employment to which the Transferring Scheme applies do not apply on or after the Merger Date; and

(d)	subject to the powers of alteration and termination in the Receiving Scheme and to the other provisions of this deed, the Receiving Trustee will provide under the Receiving Scheme the benefits set out in clause 5.3 subject to clause 7 (Relationship between Transferring Trustee and Receiving Trustee before Transfer is made).

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5.2	However, until the Liability Transfer Date benefits attributable to pensionable service before the Merger Date will remain payable out of the Transferring Scheme.

5.3	The benefits referred to in clause 5.1(d) above (subject to any power of amendment and termination under the Receiving Scheme) are:

(a)	for and in respect of each Transferred Member benefits shall be identical to those which would have been provided by the Transferring Scheme for and in respect of him if (in the case of an active member) he had continued in membership of the Transferring Scheme (taking account of the required amount of members’ contributions) and subject to (b) below;

(b)	for and in respect of each Transferred Member who has paid additional voluntary contributions to the Transferring Scheme, the value transferred in respect of his additional voluntary contributions shall be credited in respect of him.

5.4	Notwithstanding the provisions of clause 5.3, the Receiving Trustee and the Receiving Principal Employer may vary the dates of payment of pensions and the dates of pension increases from the dates that applied under the Transferring Scheme.

6.	Discharge of Liabilities

6.1	On the Liability Transfer Date, benefits cease to be payable under the Transferring Scheme and the Transferring Trustee is discharged from all liabilities under the Transferring Scheme.

6.2	After the Liability Transfer Date the Receiving Trustee will discharge out of the assets of the Receiving Scheme all and any liabilities and expenses of the Transferring Trustee which have not been discharged out of the assets of the Transferring Scheme but which could have been so discharged under the Transferring Deeds and Rules had the Transfer not been made, subject to clause 11 (Limits on Indemnification of Transferring Trustee) and for the avoidance of doubt including any liability the Transferring Trustee has in connection with this deed including liability under clause 12 (Warranty and Undertakings).

6.3	On and from the Liability Transfer Date, there shall be no liability for the Water Companies to make any payments or contributions to the Transferring Scheme or to any other section of the Biwater Retirement and Security Scheme, except any payments that are due and payable prior to the Liability Transfer Date.

6.4	This clause does not replace any obligation that Biwater or any other employer participating in the Transferring Scheme may have to indemnify or reimburse the Transferring Trustee under the Transferring Deeds and Rules for any liability or expense which it incurs through acting as trustee of the Transferring Scheme but which cannot, for any reason, be met out of the assets of the Transferring Scheme. This indemnity continues in force in spite of the Transfer and the winding up of the Transferring Scheme. Biwater agrees with the Transferring Trustee that any liability or expense arising out of or in connection with this deed will be covered by the indemnity contained in clause 23 of the Transferring Deeds.

7.	Relationship between Transferring Trustee and Receiving Trustee before Transfer is made

The Transferring Trustee and the Receiving Trustee agree that, if the Transfer is not made on the Liability Transfer Date, then until the Transfer is made in full:

(a)	the Transferring Trustee will exercise its powers and duties under the Transferring Scheme in consultation with the Receiving Trustee and with a view to implementing this deed; and

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(b)	the Receiving Trustee may direct the Transferring Trustee to pay as agent for the Receiving Trustee any benefits and entitlements which arose by reference to the Transferring Deeds and Rules (and for which the Receiving Trustee is liable after the Liability Transfer Date) provided that the Receiving Trustee shall only give this direction if it has received insufficient assets from the Transferring Trustee to make the payments itself.

8.	Non-Satisfaction of Transfer Conditions

If the Conditions or requirements which must be fulfilled as mentioned in this deed or by law before the Transfer can be made have not been fulfilled by [            ] (or any later date the Transferring Trustee agrees with the Receiving Trustee):

(a)	the Transfer will not be made and there will be no Liability Transfer Date; and

(b)	[benefits attributable to pensionable service before the Merger Date will be payable out of the Transferring Scheme and benefits will be payable out of the Receiving Scheme (in accordance with clause 5 (Termination of Benefits Under Transferring Scheme and Transfer of Liabilities for Benefits)) for subsequent pensionable service (on the basis that active membership terminated under the Transferring Scheme at the Merger Date).]

9.	HMRC and contracting-out

9.1	The Receiving Trustee confirms that:

(a)	the Receiving Scheme is a registered scheme for the purposes of the Finance Act 2004 and is contracted-out [on a salary-related basis pursuant to section 9[(2)][(3)] of the Pension Schemes Act 1993] [on a money purchase (protected rights) basis pursuant to the Protected Rights (Transfer Payment) Regulations 1996]; and

(b)	the Receiving Deed and Rules contains provisions complying with part I of Schedule 1 to the Contracting-out (Transfer and Transfer Payment) Regulations 1996 (rights to guaranteed minimum pensions of an earner who has not entered contracted-out employment by reference to the Receiving Scheme) and part III of Schedule 1 to the Contracting-out (Transfer and Transfer Payment) Regulations 1996 (payment of guaranteed minimum pensions in payment).

9.2	Where any Transferred Member has an entitlement to a GMP the Receiving Trustee will:

(a)	assume responsibility to provide to and in respect of that Transferred Member the GMP benefits as required by the contracting-out provisions of the Pension Schemes Act 1993; and

(b)	in relation to the transfer of GMPs, comply with the conditions referred to in regulations 3(c) and (e) of the Contracting-out (Transfer and Transfer Payment) Regulations 1996.

9.3	The Transferring Trustee confirms that the cash equivalents of any accrued Section 9(2B) rights of the Transferred Members (as calculated and verified in a manner consistent with regulations made under section 97 of the Pension Schemes Act 1993) will be included in the Transfer.

9.4	The Principal Employer confirms that the Transfer is a “connected employer transfer” and involves a “connected employer transfer payment” within the meanings given in regulation 1(2) of the Contracting-out (Transfer and Transfer Payment) Regulations 1996.

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10.	Death Nomination Forms and Other Records

10.1	When on or after the Merger Date any lump sum benefits are payable under the Receiving Scheme on the death of a Transferred Member the Receiving Trustee shall have regard to any death benefit beneficiary nomination form completed by the deceased lodged before the Merger Date with the Transferring Scheme which was not subsequently replaced by the deceased.

10.2	The Receiving Trustee will keep sufficient records relating to the Transferred Members for the Transferred Members to obtain confirmation of their entitlements under the Receiving Scheme and will on request (to the extent of entitlement to information under statutory provisions) make such information available to any such person or any person reasonably appearing to be claiming under him (save where the liability to any such person has ceased by reason of a transfer or otherwise under the Receiving Deed and Rules, statute or other cause).

11.	Limits on Indemnification of Transferring Trustee

11.1	The aggregate liability of the Receiving Trustee under clause 6 (Discharge of Liabilities) is limited at any point in time to an amount equal to the assets transferred from the Transferring Scheme including the Water Section Guarantee (to the extent that the Receiving Trustee has a claim under it) as increased or decreased by the net effect of additions or deductions in accordance with (a), (b) and (c) below:

(a)	the addition or deduction as a result of the notional application to the assets transferred of a rate of investment return calculated by the Actuary to the Receiving Scheme having regard to the rate of investment return achieved by the Receiving Scheme and the timing of any deductions made by reference to (b) and (c) below;

(b)	the deduction of the benefits paid to or in respect of Transferred Members from the Receiving Scheme; and

(c)	the deduction of the value of any cash or other assets transferred to another occupational pension scheme, personal pension scheme, insurance company, or other pension arrangement on behalf of or in respect of Transferred Members.

11.2	For the purposes of this clause the assets transferred, increased or decreased as above shall be further reduced by the amount of any payment made under this clause by way of indemnification of the Transferring Trustee and references to the assets transferred from the date of any such payment shall be construed accordingly. A certificate to the Receiving Trustee from the Actuary to the Receiving Scheme that in the opinion of the Actuary (having regard to such factors and assumptions as the Actuary considers appropriate) the amount of any payment under such indemnification is an amount equal to or less than the assets transferred, increased or decreased as above shall be conclusive.

11.3	In the event of a claim or threatened claim against the Transferring Trustee in respect of any liability in respect of which the Transferring Trustee may request indemnification under clause 6 (Discharge of Liabilities), the Transferring Trustee must notify the Receiving Trustee as soon as reasonably practicable and provide to the Receiving Trustee full particulars of the claim. The Transferring Trustee must not allow a judgment to be entered against it by inaction, admit any liability or effect a settlement or compromise unless it has given to the Receiving Trustee a reasonable opportunity to defend the claim. If the Receiving Trustee decides to defend the claim the Transferring Trustee must allow the Receiving Trustee full conduct of the claim and provide to the Receiving Trustee such assistance as it reasonably requires, subject to the Receiving Trustee indemnifying the Transferring Trustee against, and securing the Transferring Trustee to its reasonable satisfaction against, all liabilities in connection with any such defence.

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12.	Warranty and Undertakings

12.1	Biwater and the Transferring Trustee warrant to the Receiving Trustee and to the Receiving Principal Employer that they, and to the best of their knowledge and belief, their advisers and the administrators of the Transferring Scheme, have disclosed or made available to the Receiving Trustee all information in their possession which would be material to the decision of the Receiving Trustee to agree to the Transfer including (without limitation as to the information to be disclosed or made available):

(i)	particulars of any material claims, disputes and complaints against, with or to the Transferring Trustee or any employer participating in the Transferring Scheme, the Pensions Regulator or the Pensions Ombudsman;

(ii)	any other matter which has given rise or may give rise to a report to any regulatory authority;

(iii)	particulars of discretionary practices operated under the Transferring Scheme; and

undertake that they will disclose or make available to the Receiving Trustee all such information which comes into their possession before the Merger Date;1

12.2	Biwater and the Transferring Trustee warrant to the Receiving Trustee that they, and to the best of their knowledge and belief, their advisers and the administrators of the Transferring Scheme, that the membership data relating to the Transferred Member is complete and accurate.

12.3	The Receiving Trustee [and the Receiving Principal Employer] warrant or undertake to the Transferring Trustee in the same terms, as regards to the Receiving Scheme, as set out in clause 12.1.

12.4	The liability of the Transferring Trustees in respect of any claim under clause 12.1 shall cease on the third anniversary of the Merger Date except in respect of matters which before that period expires have been the subject of a bona fide written claim.

12.5	The Transferring Trustees and the Receiving Trustees undertake to ensure that any notifications required by the Board of the Pension Protection Fund in relation to the certification of block transfers for the purposes of the Board’s Determination under section 175(5) of the Pensions Act 2004 are made in full and as soon as practicable.

13.	Capacity of Trustees

The Transferring Trustee and the Receiving Trustee each enter into this deed in their capacity as the present trustees of the Transferring Scheme and the Receiving Scheme respectively. The Transferring Trustee warrants and declares that:

(a)	they intend that this deed shall be binding on the trustees for the time being of the Transferring Scheme; and

(b)	the benefit of this deed is held by them as trustees not only for themselves as trustees of the Transferring Scheme, but also for all their predecessors and successors as such trustees appointed or otherwise ascertained within the perpetuity period and for every person who has an interest in the Transferring Scheme and is ascertained within the perpetuity period (the perpetuity period applicable to this deed being the period of 80 years from the date of this deed);

[1]	Only needed if significant gap between merger deed date and merger.

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and the Receiving Trustee so warrants and declares in relation to the Receiving Scheme and the Receiving Deed and Rules.

14.	Implementation

Each of the parties will do all things required to be done by it to implement this deed and will co-operate with the other parties so as to facilitate the implementation by them of this deed.

15.	Counterparts

This deed may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this deed.

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This deed has been executed and has been delivered on the date stated at the beginning of this deed.

EXECUTED as a deed by [2]
acting by [3]
a director in the presence of:
director

Witness’ signature

Name

Address

[to amend above if not appropriate and to add appropriate signature blocks for other all parties]

[2]	Name of company
[3]	Name of director

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SIGNATORIES

Signed by	)	Director
for BIWATER HOLDINGS LIMITED	)

/s/ Robert E. Kottler
Director/Secretary

/s/ M.R.A Duffy

Signed by	)	Director
for CASCAL N.V.	)

Director/Secretary

Signed by
for INDEPENDENT TRUSTEE	)	/s/ Martin Miles
SERVICES LIMITED

Signed by
for SEMBCORP UTILITIES PTE LTD	)	/s/ Richard Quek Hong Liat

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Exhibit (d)(4)

EXECUTION VERSION

ESCROW AGREEMENT

THIS ESCROW AGREEMENT (this “Agreement”), dated as of April 26, 2010 is among Sembcorp Utilities Pte Ltd (“Sembcorp”), Biwater Investments Limited (“Biwater”), HSBC Bank plc (“HSBC”), the Trustees of the Biwater Retirement and Security Scheme (the “Trustees”) and The Bank of New York Mellon, a New York banking corporation, as escrow agent (the “Escrow Agent”).

RECITALS:

A. Biwater is the registered and beneficial holder of 17,868,543 common shares (the “Owned Shares”) of Cascal N.V., a company with limited liability (naamloze vennootschap) having its seat in Amsterdam, and its address at 1077 ZX Amsterdam, Strawinskylaan 3105 and registered with the trade register for Amsterdam under number 34112761 (the “Company”).

B. The Owned Shares are subject to (i) an English fixed and floating security document dated 29 January 2008 between Biwater and HSBC (as Security Trustee) (as amended from time to time including pursuant to a supplemental deed dated 19 February 2010) (the “English Debenture”) and (ii) a Dutch law right of pledge (pandrecht) pursuant to a Dutch notarial deed of release and pledge of shares executed on 24 April 2008 before M. Bijkerk, civil law notary in Amsterdam, the Netherlands, between Biwater, the Company and HSBC Bank plc, as supplemented by a notarial record of correction of an obvious clerical error dated 4 June 2009 by M. Bijkerk, civil law notary in Amsterdam, the Netherlands (the “First Ranking Share Pledge”).

C. The Owned Shares are subject to a Dutch law right of pledge (pandrecht) pursuant to a Dutch notarial deed of pledge of shares executed on 12 June 2009 before C.J.J.M. van Gool, civil law notary in Amsterdam, the Netherlands, between Biwater, the Company and the Trustees of the Biwater Retirement and Security Scheme listed therein and party thereto (the “Second Ranking Share Pledge”, and together with the First Ranking Share Pledge, the “Dutch Pledges”).

D. Concurrently with the execution and delivery of this Agreement, Sembcorp and Biwater are entering into a Tender Offer Stockholder Support Agreement (in the agreed form) (the “Tender and Support Agreement”), pursuant to which (i) Sembcorp will commence a tender offer for all the issued and outstanding common shares of the Company (the “Offer”) and (ii) Biwater will tender the Owned Shares in the Offer.

E. In order to accept common shares of the Company tendered in the Offer for payment, such shares, including the Owned Shares, must be tendered free and clear of any encumbrances.

F. In order to release the security interests under the English Debenture and the Dutch Pledges over the Owned Shares, HSBC and the Trustees require that proceeds from the proposed sale of the Owned Shares to Sembcorp be delivered to and held in escrow and released under the terms of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement and for other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged by each Party), the Parties hereby agree as follows:

1. Definitions.

(a)	As used in this Agreement, the following terms shall have the following meanings:

(i)	“Acceptance Letter” means a letter addressed to the Depositary in which Sembcorp accepts for payment the common shares of the Company tendered in the Offer, substantially in the form attached hereto as Exhibit A.

(ii)	“Agreement” means this Escrow Agreement together with all Annexes attached hereto.

(iii)	“Biwater Escrow Property” means (i) a Deed of Transfer, completed and duly executed by Biwater and (ii) a Form W-8, completed and duly executed by Biwater.

(iv)	“Business Day” means any day other than a Saturday, Sunday or any day on which banks located in the States of New York or New Jersey are authorized or required to be closed for the conduct of regular banking business.

(v)	“Deed of Transfer” means the deed of transfer for the Offer, substantially in the form attached hereto as Exhibit B.

(vi)	“Depositary” means Mellon Investor Services LLC (operating with the service name BNY Mellon Shareowner Services), the depositary for the Offer pursuant to the Depositary Agreement.

(vii)	“Depositary Agreement” means the Depositary Agreement to be entered into in connection with the Offer between Sembcorp and the Depositary.

(viii)	“Escrow Account” means an account established and maintained for the purpose of receiving and holding the Escrow Property in accordance with this Agreement.

(ix)	“Escrow Deposit” means a dollar amount equal to the number of Owned Shares multiplied by the per share price at which Sembcorp offers to purchase common shares of the Company in the Offer in effect immediately prior to the time Sembcorp delivers the Escrow Deposit to the Depositary, in no event less than the Minimum Amount.

(x)	“Escrow Funds” means the Escrow Deposit and any Investment Income, as the same may be increased from time to time in accordance herewith.

(xi)	“Escrow Property” means the Escrow Funds, the Biwater Escrow Property, the HSBC Escrow Property and the Trustees Escrow Property.

(xii)	“Form W-8” means a Certificate of Foreign Status of Beneficial Owner for United States Tax Withholding on IRS Form W-8BEN that can be found at the www.irs.gov.

(xiii)	“HSBC Escrow Property” means (1) the partial deed of release governed by English law, between Biwater and HSBC in relation to the release of the security interests created over the Owned Shares by the English Debenture, duly executed and undated and (2) the letter of cancellation governed by Dutch law in relation to the conditional release of the First Ranking Share Pledge, duly executed by HSBC and undated.

(xiv)	“Investment Income” means all income which may from time to time be earned from the investment of the Escrow Deposit, Investment Income or any other funds or cash in the Escrow Account in accordance with Section 3 below.

(xv)	“IRS” means the U.S. Internal Revenue Service.

(xvi)	“Minimum Amount” means $114,358,675.20.

(xvii)	“Parties” means all of the parties to this Agreement other than the Escrow Agent, and “Party” shall mean any one of them.

(xviii)	“Proceeds Account” means a US dollar account at HSBC in the name of Biwater as follows:

Sort Code:	400515
Account Number:	69625063
IBAN:	GB79MIDL40051569625063
Swift:	MIDLGB22

(xix)	“Sembcorp Account” means the bank account in the name of Sembcorp, the wire instructions for which Sembcorp shall provide to the Escrow Agent within 5 Business Days after commencement of the Offer.

(xx)	“Sembcorp Escrow Property” means the Acceptance Letter, duly executed by Sembcorp and undated.

(xxi)	“Trustees Escrow Property” means the letter of cancellation governed by Dutch law in relation to the conditional release of the Second Ranking Share Pledge, duly executed and undated.

2. Establishment of Escrow Account.

(a)	The Parties hereby appoint the Escrow Agent as the escrow agent under this Agreement, and the Escrow Agent accepts such appointment according to the express terms and conditions set forth herein. On or before the date of this Agreement, the Escrow Agent shall establish the Escrow Account wholly segregated from all other funds and property held by the Escrow Agent in any capacity.

(b)	Promptly (and in any event not later than 5 Business Days after commencement of the Offer):

(i)	Biwater shall deliver the Biwater Escrow Property to the Escrow Agent;

(ii)	HSBC shall deliver the HSBC Escrow Property to the Escrow Agent;

(iii)	the Trustees shall deliver the Trustees Escrow Property to the Escrow Agent; and

(iv)	Sembcorp shall deliver the Sembcorp Escrow Property to the Escrow Agent.

(c)	The Escrow Agent shall accept the Escrow Property and shall hold, manage, administer, distribute and release the Escrow Property in accordance with the express terms and conditions of this Agreement. The Escrow Agent shall acknowledge receipt of the Escrow Property by providing notice to the Parties in accordance with Section 9 hereof, except that the Escrow Agent shall acknowledge receipt of the Escrow Deposit from the Depositary pursuant to the terms of the Depositary Agreement promptly by email to the following email addresses:

keithhughes@hsbc.com

markhowman@hsbc.com

graham.paine@dentonwildesapte.com

tony.richardson@dentonwildesapte.com

lim.suetboey@sembcorp.com

richard.quek@sembcorp.com

brian.hoffmann@cliffordchance.com

michele.chebli@cliffordchance.com

mark.atkinson@cms-cmck.com

daniel.shaw@cms-cmck.com

neil.james@cms-cmck.com

martin_miles@itslimited.org.uk

david.oppenheimer@allenovery.com

melissa.samuel@allenovery.com

richard.evans@allenovery.com

elvan.hussein@allenovery.com

michael.gilligan@allenovery.com

kimberlee.streiff@allenovery.com

martin.duffy@biwater.com

martyn.everett@biwater.com

larry.magor@biwater.com.

(d)	The Escrow Account shall not be subject to lien or attachment by any creditor of any Party hereto, shall not constitute property of the Escrow Agent and shall be held and applied solely for the purposes set forth in this Agreement.

3. Investments.

(a)	So long as the Escrow Agent is holding the Escrow Funds or any other funds or cash in the Escrow Account in accordance with this Escrow Agreement, the Escrow Agent shall pay interest on the average daily balance of the Escrow Funds at the current rate payable on an overnight deposit account at The Bank of New York Mellon (the “Permitted Investment”). Interest earned on Escrow Funds or any other funds or cash in the Escrow Account shall be credited to, and become a part of, the Escrow Funds prior to the end of the month, immediately following the month in which it was earned; provided, however, that accrued interest pro-rated for a partial month shall become credited to, and become a part of, the Escrow Funds on the date on which the remaining balance of the Escrow Account is distributed in accordance with the terms of this Agreement.

(b)	It is expressly agreed and understood by the Parties hereto that the Escrow Agent shall have no duty, responsibility or obligation to invest any funds or cash held in the Escrow Account other than in accordance with Section 3(a). It is hereby acknowledged that the Escrow Agent shall not be required to maximize the investment return of the cash, if any, held in the Escrow Account during the term of this Agreement.

(c)	The Escrow Agent may, in making or disposing of the Permitted Investment, deal with itself, in its individual capacity, or any of its affiliates, whether or not it or such affiliate is acting as a subagent of the Escrow Agent or for any third person or dealing as principal for its own account. The Escrow Agent or any of its affiliates may receive reasonable and customary compensation with respect to any investment directed hereunder, including, without limitation, charging an agency fee in connection with each transaction.

4. Release of Escrow Property. The Escrow Agent shall only release or disburse the Escrow Property as follows:

(a)	Immediately prior to the expiration of the Offer, provided that the Escrow Agent has received the Escrow Deposit from the Depositary pursuant to the terms of the Depositary Agreement, Sembcorp shall notify the Escrow Agent in writing that, subject to the tender of the Owned Shares, the conditions to the Offer have been satisfied, whereupon the Escrow Agent shall carry out the following actions in the following order:

(i)	date each document comprising the HSBC Escrow Property and the Trustees Escrow Property, sign each such document for confirmation of release and hold each such document for Sembcorp;

(ii)	date the Deed of Transfer and the Form W-8 comprising the Biwater Escrow Property and deliver the Biwater Escrow Property to the Depositary; and

(iii)	date the Acceptance Letter comprising the Sembcorp Escrow Property and deliver the Sembcorp Escrow Property to the Depositary.

(b)	Following the actions of the Escrow Agent set forth in clauses (a)(i) through (a)(iii) of this Section 4 the Escrow Agent shall:

(i)	immediately wire an amount equal to the Escrow Deposit in immediately available funds to the Proceeds Account (which payment shall be made without any withholding, deduction, set-off or counterclaim, other than for U.S. federal “backup withholding” tax, if applicable);

(ii)	simultaneously deliver to Sembcorp, the items set forth in Section 4(a)(i); and

(iii)	pay the interest accrued on the Escrow Deposit, if any, in immediately available funds to the Sembcorp Account.

No withholding shall be made under clause (b)(i) of this Section 4 if the Escrow Agent has received a completed and executed Form W-8 (or other applicable IRS form) validly establishing under applicable law Biwater’s exemption from U.S. federal “backup withholding” tax.

(c)	If the Escrow Property is not released in accordance with Sections 4(a) and (b) above by the date on which the Tender and Support Agreement terminates in accordance with its terms, the Escrow Agent shall:

(i)	promptly release the HSBC Escrow Property to HSBC;

(ii)	promptly release the Trustees Escrow Property to the Trustees;

(iii)	promptly release the Biwater Escrow Property to Biwater; and

(iv)	promptly release the Escrow Funds, if any, to the Sembcorp Account and the Sembcorp Escrow Property to Sembcorp.

5. Compliance With Court Orders. If any property subject to this Agreement shall be at any time attached, garnished or levied upon under any court order or in case the payment, assignment, transfer, conveyance or delivery of any such property shall be stayed or enjoined by any court order, or in case any order, writ, judgment or decree shall be made or entered by any court affecting such property or any part thereof, then in any of such events the Escrow Agent is authorized to rely upon and comply with any such order, writ, judgment or decree that the Escrow Agent is advised by legal counsel of its own choosing (including internal counsel) is binding; and if the Escrow Agent complies with any such order, writ, judgment or decree the Escrow Agent shall not be liable to any of the Parties hereto or to any other person, entity, firm or corporation by reason of such compliance even though such order, writ, judgment or decree may be subsequently reversed, modified, annulled, set aside or vacated. The Escrow Agent shall promptly forward to the Parties by one of the methods described in Section 9 of this Agreement copies of all legal documents served on or otherwise received by the Escrow Agent relating to any of the proceedings described in this Section 5; provided, that failure to deliver such copies shall not result in any liability to the Escrow Agent. For the avoidance of doubt, if the Escrow Agent is prevented for any reason from paying the Escrow Deposit (in its entirety) to HSBC, the Escrow Agent has no authority to, and shall not, date the HSBC Escrow Property and the Trustees Escrow Property.

6. Duties and Obligations of the Escrow Agent. The duties and obligations of the Escrow Agent shall be limited to and determined solely by the provisions of this Agreement and the certificates delivered in accordance herewith, and the Escrow Agent is not charged with knowledge of or any duties or responsibilities in respect of any other agreement or document (including the Tender and Support Agreement or the Depositary Agreement). In furtherance and not in limitation of the foregoing:

(a)	the Escrow Agent shall not be liable for any loss of interest or any penalty sustained or imposed as a result of investments, reinvestments, sales or liquidations made hereunder in accordance with the terms hereof, including any liquidation of any investment of the Escrow Funds prior to its maturity effected in order to make a payment (including any payment of taxes) required by the terms of this Agreement, other than as a result of its bad faith, gross negligence or willful misconduct (each as determined by a final, nonappealable judgment of a court of competent jurisdiction);

(b)	the Escrow Agent shall act hereunder as escrow agent only and shall not be responsible for or liable in any manner whatever for the sufficiency, collection, correctness, genuineness or validity of any revenues, cash, payments, securities, property, funds, investments, income, earnings or other amounts deposited with or held by it or for the identity, authority or rights of any person or entity executing or delivering or purporting to execute or deliver any thereof to the Escrow Agent;

(c)	the Escrow Agent shall be fully protected and shall incur no liability in relying, in the absence of bad faith, upon any written certification, notice, direction, request, waiver, consent, receipt or other communication, paper or document that the Escrow Agent reasonably believes to be genuine, and shall have no responsibility or duty to inquire into or investigate the validity, accuracy or content thereof;

(d)	the Escrow Agent shall not be liable for any error of judgment, or for any action taken, suffered or omitted to be taken by it, or for any mistake in fact or law, or for anything that it may do or refrain from doing in connection herewith; provided, however, that notwithstanding any other provision in this Agreement, (i) the Escrow Agent shall be liable for its bad faith, willful misconduct or gross negligence (each as determined by a final nonappealable judgment of a court of competent jurisdiction) and (ii) in no event shall the Escrow Agent be liable for special, punitive, indirect, consequential or incidental loss or damage of any kind whatsoever (including, but not limited to, lost profits), even if the Escrow Agent has been advised of the likelihood of such loss or damage. Any liability of the Escrow Agent under this Escrow Agreement shall be limited to the amount of fees paid to the Escrow Agent under this Agreement provided, however, in the event that such liability of the Escrow Agent arises as a result of the Escrow Funds becoming unavailable for distribution as a result of the bad faith, gross negligence or willful misconduct of the Escrow Agent (each as determined by a final, non-appealable judgment of a court of competent jurisdiction), the Escrow Agent’s liability hereunder shall be limited to such unavailable amount, but in no event in an amount greater than the Escrow Funds.

(e)	the Escrow Agent shall have no duties, responsibilities or obligations as the Escrow Agent except those which are expressly set forth herein, and in any modification or amendment hereof to which the Escrow Agent has consented in writing, and no duties, responsibilities or obligations shall be implied or inferred. Without limiting the foregoing, the Escrow Agent shall not be subject to, nor required to comply with, or determine if any person or entity has complied with, the Tender and Support Agreement, the Depositary Agreement or any other agreement between or among the Parties hereto, even though reference thereto may be made in this Agreement, or to comply with any notice, instruction, direction, request or other communication, paper or document other than as expressly set forth in this Agreement;

(f)	the Escrow Agent may seek the advice of legal counsel (who may be counsel to a Party hereto or an employee of the Escrow Agent) in the event of any dispute or question as to the construction of any of the provisions of this Agreement or its duties hereunder, and it shall incur no liability and shall be fully protected in respect of any action taken, omitted or suffered by it in the absence of bad faith in accordance with the advice or opinion of such counsel;

(g)

in the event that the Escrow Agent shall in any instance, after seeking the advice of legal counsel pursuant to the immediately preceding clause, in the absence of bad faith, be uncertain as to its duties or rights hereunder or believe that an ambiguity exists hereunder or in any notice, instruction, direction, request or other communication, paper or document received by the Escrow Agent hereunder, it shall be entitled to refrain from taking any action in that instance and shall be fully protected and shall not be liable in any way to any Party for refraining from taking such action and its sole obligation, in addition to those of its duties hereunder as to which there is no such uncertainty and which are not impacted by such uncertainty, shall be to keep safely all property, if any, held in the Escrow Account until it shall be directed otherwise in writing by each of the Parties hereto or by a final, nonappealable order of a court of competent jurisdiction; provided, however, if the Escrow Agent has not received such written direction or court order promptly after requesting the same, it shall have the right to interplead any Party in any court of competent jurisdiction and request that such court determine its rights and duties hereunder;

(h)	the Escrow Agent may execute any of its powers or responsibilities hereunder and exercise any rights hereunder either directly or by or through agents, experts, accountants or attorneys;

(i)	nothing in this Agreement shall be deemed to impose upon the Escrow Agent any duty to qualify to do business in any jurisdiction other than the State of New York or to act as fiduciary or otherwise and the Escrow Agent shall not be responsible for and shall not be under a duty to examine into or pass upon the validity, binding effect, execution or sufficiency of this Agreement or of any agreement amendatory or supplemental hereto;

(j)	the Escrow Agent may engage or be interested in any financial or other transaction with any Party hereto or affiliate thereof, and may act on, or as depositary, trustee or agent for, any committee or body of holders of obligations of such Party or affiliate, as freely as if it were not the Escrow Agent hereunder;

(k)	the Escrow Agent shall not be obligated to expend or risk its own funds or to take any action which it believes would expose it to expense or liability or to a risk of incurring expense or liability, unless it has been furnished with assurances of repayment or indemnity satisfactory to it;

(l)	the Escrow Agent shall not take instructions or directions except those given in accordance with this Escrow Agreement;

(m)	the Escrow Agent shall not incur any liability for not performing any act, duty, obligation or responsibility by reason of any occurrence beyond the control of the Escrow Agent (including without limitation any act or provision of any present or future law or regulation or governmental authority, any act of God, war, civil disorder or failure of any means of communication); and

(n)	the Escrow Agent shall not be called upon to advise any person or entity as to any investments with respect to any security, property or funds held in escrow hereunder or the dividends, distributions, income, interest or earnings thereon.

7. Cooperation. The Parties shall provide to the Escrow Agent all instruments and documents within their respective powers to provide that are necessary for the Escrow Agent to perform its duties and responsibilities hereunder.

8. Fees and Expenses; Indemnity.

(a)	The fees, costs and expenses of the Escrow Agent for its services hereunder, all as set forth in the fee schedule attached hereto as Annex I, shall be borne by Sembcorp. Any fees and compensation payable to the Escrow Agent under this Agreement shall not be payable out of the Escrow Funds.

(b)	Sembcorp and Biwater, jointly and severally, shall reimburse and indemnify the Escrow Agent and its affiliates and their respective successors, assigns, directors, officers, managers, employees, agents, attorneys, accountants and experts (collectively, the “Indemnitees”) for, and hold them harmless against, any loss, damages, judgment, fine, penalty, claim, demand, settlement, action, suit, proceeding, litigation, investigation, cost or expense, including, but not limited to, reasonable attorneys’ fees and disbursements, reasonably incurred by the Indemnitees in connection with the Escrow Agent’s acceptance and administration of this Agreement and its performance of its duties and obligations under this Agreement, as well as the reasonable costs and expenses of defending against any claim or liability relating to this Agreement; provided, that notwithstanding the foregoing, neither Sembcorp nor Biwater shall be required to indemnify the Escrow Agent for any such loss, liability, cost or expense arising as a result of the Escrow Agent’s bad faith, willful misconduct or gross negligence (each as determined by a final nonappealable order, judgment, decree or ruling of a court of competent jurisdiction). This Section 8 shall survive the termination of this Agreement and the resignation, removal or replacement of the Escrow Agent.

9. Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given if delivered personally or by facsimile transmission (promptly followed by a hard-copy delivered in accordance with this Section 9) or mailed (first class postage prepaid) to the Parties and the Escrow Agent at the following addresses or facsimile numbers:

If to Sembcorp, to:

Sembcorp Utilities Pte Ltd.

30 Hill Street

#05-04

Singapore 179360

Attention: General Counsel

Facsimile: (65) 6822 3254

with a copy (which shall not constitute notice) to:

Clifford Chance US LLP

31 West 52nd Street

New York, NY 10019

Attention: Brian Hoffmann

Facsimile: (212) 878-8375

If to Biwater, to:

Biwater Holdings Limited

Biwater House

Station Approach

Dorking

Surrey

RH4 1TZ

United Kingdom

Attention:

Facsimile: (44) 1306 885 233

with copies (which shall not constitute notice) to:

Allen & Overy LLP

One Bishops Square

London, E1 6AD

Attention: Richard Evans

Facsimile: (44) 22 3088 0088

and

Allen & Overy LLP

1221 Avenue of the Americas

New York, NY 10020

Attention: Michael Gilligan

Facsimile: (212) 610-6399

If to HSBC, to:

HSBC Bank plc

8 Canada Square

London, E14 5HQ

Attention: Mark Howman

Facsimile: (+44)(0) 20 7991 4693

With a copy (which shall not constitute notice) to:

Denton Wilde Sapte LLP

One Fleet Place

London, EC4M 7WS.

Attention: Graham Paine

Facsimile: (+44) (0) 20 7246 7777

and

EpsteinBeckerGreen

250 Park Avenue

New York, NY 10177

Attention: Alan Kleiman

Facsimile: (212) 878 8620

If to the Escrow Agent, to:

BNY Mellon Shareowner Services

480 Washington Blvd., 27th Floor

Jersey City, NJ 07310

Attention: Event Manager

Facsimile No.:

Telephone No.:

With a copy (which shall not constitute notice) to:

BNY Mellon Shareowner Services

480 Washington Blvd., 27th Floor

Jersey City, NJ 07310

Attention: Legal Department

Facsimile No.:

Telephone No.:

Other than as provided in this Agreement, all such notices, requests and other communications will (i) if delivered personally to the address as provided in this Section 9, be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided in this Section 9, be deemed given upon receipt, and (iii) if delivered by mail in the manner described above to the address as provided in this Section 9, be deemed given upon receipt (in each case regardless of whether such notice, request or other communication is received by any other person to whom a copy of such notice is to be delivered pursuant to this Section 9). Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other parties hereto.

10. Resignation or Replacement of the Escrow Agent; Termination.

(a)	Provided that no such resignation or removal shall be effective until a successor for the Escrow Agent is appointed in accordance with Section 10(c) below and such successor has accepted its appointment, (i) the Escrow Agent may at any time resign by giving not less than 30 days’ notice to Sembcorp and Biwater or (ii) the Escrow Agent may be removed jointly by Sembcorp and Biwater by Sembcorp and Biwater jointly giving not less than 30 days’ notice to the Escrow Agent.

(b)	Any person or entity into which the Escrow Agent may be merged or converted or with which it may be consolidated, or any person or entity resulting from any merger, conversion or consolidation to which the Escrow Agent shall be a party, or any person or entity to which substantially all the stock transfer business of the Escrow Agent may be transferred, shall automatically be the Escrow Agent under this Escrow Agreement without further act.

(c)	If the Escrow Agent gives notice of its resignation or is removed under Section 10(a) above, then any reputable and experienced bank or other financial institution may be appointed as a successor to the Escrow Agent jointly by Sembcorp and Biwater. If no successor is so appointed within a 30-day period following such notice of resignation or removal, the Escrow Agent may deposit the Escrow Property with any court of competent jurisdiction located in the State of New York or New Jersey that it deems appropriate.

(d)	Upon disbursement of all of the Escrow Property and receipt of the Escrow Property as provided in this Agreement, this Agreement shall terminate and be of no further force and effect. Sections 8, 11, 12, 13, 14 and 15 shall survive termination of this Agreement.

11. Taxes. The Parties acknowledge that the Escrow Agent does not have any interest in the Escrow Property or the Escrow Account, but is serving only as escrow holder hereunder. Without limiting the foregoing, Sembcorp shall be responsible for any taxes relating to the income and earnings on the Escrow

Property for years prior to the year in which such Escrow Property is disbursed. Any disbursements of the Escrow Property or payments from the Escrow Account shall be subject to withholding taxes and regulations then in force under the United States Federal Income Tax Code. Within 5 Business Days after commencement of the Offer, Sembcorp and Biwater shall provide to the Escrow Agent a completed and executed Form W-8, IRS Form W-9, or similar appropriate form, and Sembcorp and Biwater will provide the Escrow Agent with appropriate forms for tax certifications from time to time, as reasonably requested by the Escrow Agent. This Section 11 shall survive the termination of this Agreement and the resignation, removal or replacement of the Escrow Agent.

12. Amendments, etc. This Agreement may be amended or modified, and any of the terms hereof may be waived, only by a written instrument duly executed by or on behalf of the Parties and, with respect to any amendment that would affect the Escrow Agent, the Escrow Agent. No waiver by any party of any term or condition contained of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.

13. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE, WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAWS PRINCIPLES THEREOF.

14. Conflicts and Severability.

(a)	As between the Escrow Agent on one hand and the Parties party to the Tender and Support Agreement and the Depositary Agreement on the other, in the event of any conflict between the terms and provisions of this Agreement and those of the Tender and Support Agreement or the terms and provisions of this Agreement and those of the Depositary Agreement, the terms and conditions of this Agreement shall control.

(b)	If any provision of this Agreement is determined to be prohibited or unenforceable by reason of any applicable law of a jurisdiction, then such provision shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions thereof, and any such prohibition or unenforceability in such jurisdiction shall not invalidate or render unenforceable such provisions in any other jurisdiction. Where, however, the conflicting provisions of any such applicable law may be waived, they are hereby irrevocably waived by the Parties hereto to the fullest extent permitted by law, to the end that this Agreement shall be enforced as written and the commercial purpose of this Agreement shall be preserved. Notwithstanding the foregoing, if such excluded provisions shall affect the rights, immunities, duties or obligations of the Escrow Agent, subject to providing at least 10 days’ prior written notice to Sembcorp and Biwater, the Escrow Agent shall be entitled to resign.

15. Miscellaneous. This Agreement is binding upon and will inure to the benefit of the parties hereto and their respective successors and permitted assigns. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

[Remainder of the page intentionally left blank.]

IN WITNESS WHEREOF, the Parties and the Escrow Agent have executed this Agreement as of the date first above written.

SEMBCORP UTILITIES PTE LTD

By:	/s/ Richard Quek Hong Liat
Name: Richard Quek Hong Liat
Title: SVP, Group Corporate Finance and M&A, Sembcorp Industries Ltd.

BIWATER INVESTMENTS LIMITED

By:	/s/ M.R.A. Duffy
Name: M.R.A. Duffy
Title: Director and Secretary

HSBC BANK PLC

By:	/s/ Mark Howman
Name: Mark Howman
Title: Director, Lending Services Dept.

TRUSTEES OF BIWATER RETIREMENT AND SECURITY SCHEME

By M.R.A. Duffy, as security agent under the Second Ranking Pledge

By:	/s/ M.R.A. Duffy
Name: M.R.A. Duffy
Title: Security Agent

and

By Independent Trustees Services Limited, as a trustee of the Biwater Retirement and Security Scheme

By:	/s/ Martin Miles
Name:
Title:

THE BANK OF NEW YORK MELLON

By:	/s/ Jackie Banks
Name: Jackie Banks
Title: Event Manager

Exhibit A

FORM OF ACCEPTANCE LETTER

SEMBCORP UTILITIES PTE LTD.

30 Hill Street

#05-04

Singapore 179360

BNYMellon Shareowner Services

480 Washington Boulevard, 27th Floor

Jersey City, New Jersey 07310

Attn: Event Manager

                    , 2010

Re:	Acceptance of Shares Tendered by Shareholders of Cascal N.V.

Reference is made to the Depositary Agreement, dated as of [            ], 2010 (the “Depositary Agreement”), by and between Sembcorp Utilities Pte Ltd (“Purchaser”) and Mellon Investor Services LLC (operating with the service name BNY Mellon Shareowner Services), as depositary. All capitalized terms used but not defined in this letter shall have the meanings given to them in the Depositary Agreement.

Purchaser hereby accepts and agrees to purchase all the Shares tendered pursuant to the Offer.

THIS LETTER SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE, WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAWS PRINCIPLES THEREOF.

Sincerely,

SEMBCORP UTILITIES PTE LTD

By:
Name:
Title:

Exhibit B

FORM OF DEED OF TRANSFER

DEED OF TRANSFER

OF COMMON SHARES OF CASCAL N.V.

Dear Shareholder,

In order to tender your registered common shares of Cascal N.V. (the “Company”), par value EUR 0.50 per share (the “Shares”) that are evidenced by a registration in the Company’s Dutch shareholders’ register to Sembcorp Utilities Pte Ltd., a private limited company organized under the laws of Singapore (“Purchaser”), which is a wholly owned subsidiary of Sembcorp Industries Ltd., a public limited company organized under the laws of Singapore, at a price at a price of US$[6.75] per Share, net to the seller in cash, without interest (subject to applicable withholding taxes) (that price, or any other price per Share as may be offered by Purchaser in the Offer, is referred to in this document as the “Offer Price”) under the terms and conditions of the cash offer by Purchaser for all the issued and outstanding Shares (the “Offer”) as set out in the Offer to Purchase, dated [—] 2010 (the “Offer to Purchase”), you must complete and sign this form, which will also serve as a deed of transfer (akte van levering) (this “Deed of Transfer”).

Please return the completed and signed form, together with a Substitute Form W-9 or W-8BEN, to BNYMellon Shareowner Services, the depositary for the Offer, at the address below, such that the originally signed form arrives no later than [—] hours, [—] time on [—] 2010, unless the offer is extended in accordance with applicable securities laws and the terms and conditions of the Offer to Purchase.

By Mail:	By Overnight Delivery or Hand:

BNY Mellon Shareowner Services	BNY Mellon Shareowner Services
Attn: Corporate Actions	Attn: Corporate Actions
Department	Department
Post Office Box 3301	480 Washington Blvd
South Hackensack, NJ 07606	Mail Drop-Reorg
Jersey City, NJ 07310

DELIVERY OF THIS DEED OF TRANSFER TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY.

PLEASE COMPLETE THE FOLLOWING INFORMATION:

Full name and address of the holder of the Shares (hereinafter: the “Shareholder”)

Name(s):

Street/House:

Town/City:

Postcode:

County/State:

Country:

Please state the number of Shares that you wish to tender:

Please state the registered number(s) of the Shares that you wish to tender:

Please insert your bank account details for the payment of the Offer Price per Share:

Bank Account Number:

SWIFT address:

Please sign for acceptance

At:                     on        /        /2010

This form will serve as a deed of transfer (akte van levering) with respect to Shares that are evidenced by a registration in the Company’s Dutch shareholders’ register referenced herein. Please also consult the Offer to Purchase for a full explanation of the Offer.

DECLARATION:

The Shareholder and Purchaser have reached agreement on the tender and delivery of the Shares on the terms set out below and as included in the Offer to Purchase, the terms of which are incorporated herein by reference.

1.1 The Shareholder hereby tenders and delivers the Shares to the Purchaser and the Purchaser hereby accepts the Shares from the Shareholder.

1.2 The Shareholder certifies that the Shares it tenders and delivers to the Purchaser are individually recorded in his/her/its name in the Company’s Dutch shareholders’ register and that no share certificates have been issued for the Shares.

2.1 Purchaser is offering to purchase the Shareholder’s Shares at the Offer Price, subject to the conditions of the Offer contained in the Offer to Purchase.

2.2 Purchaser will pay the Offer Price per Share to the Shareholder who has validly tendered (or defectively tendered provided that such defect has been waived by the Purchaser) promptly after Purchaser has accepted the shares validly tendered and not withdrawn in the Offer for payment. The Shareholder hereby gives full discharge for the payment to be made.

3. The Shareholder and Purchaser waive the right to rescind the agreement set forth in this deed or to demand rescission thereof based on article 6:265 of the Dutch Civil Code.

4. The Shareholder certifies that he/she/it has reviewed, and agrees to tender and deliver (geleverd) his/her/its Shares in accordance with, the terms, conditions and restrictions of the Offer to Purchase.

5. The Shareholder warrants to Purchaser that the Shareholder is fully entitled to the Shares, the Shares are fully paid-up, they are encumbered neither with a right of pledge nor with a right of usufruct and are not attached.

6. This deed of transfer and any non contractual obligations arising out of or in connection with it, shall be governed by and construed in accordance with the laws of The Netherlands.

The Shareholder:

By:
Name
Title

(Please sign here. Where there are joint Shareholders, each must sign this Deed of Transfer.)

Sembcorp Utilities Pte Ltd. (for acknowledgement and acceptance):

By:
Name
Title

Annex I

SCHEDULE OF ESCROW AGENT FEES

THE BANK OF NEW YORK MELLON

Schedule of Fees

As Escrow Agent

1.	Acceptance and Set-Up Fee,		$5,000.00

2.	Annual Facility Fee		Included

3.	Up to 10 Distributions from Escrow,		Included

	Above threshold distributions:

	By check, each	$10.00

	By wire transfer, each	$50.00

4.	Office of Foreign Asset Control (OFAC) Reporting		Included

5.	Special Services,		By Appraisal

6.	Out of Pocket Expenses		Additional

	Including postage, stationary, etc. and the reasonable fees of counsel in connection with the preparation, negotiation and modification of this Escrow Agreement.

EXHIBIT 4

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

100 F St, N.E.

Washington, D.C. 20549

TELEFACSIMILE TRANSMITTAL

Date: May 28, 2010

PLEASE DELIVER THE FOLLOWING PAGES TO:

Names:            Brian Hoffman, Esq.

Organization:   Clifford Chance US LLP

Telecopier Number: 212-878-8375

Total Number of Pages, Including Cover Sheet:

Comments:	Cascal N.V.

FROM:	Mellissa Duru, Special Counsel, Office of Mergers & Acquisitions

Telephone Number: (202) 551-3757 Telecopier Number: (202) 772-9203

If you do not receive all pages, please telephone the above number for assistance.

NOTE:	THIS DOCUMENT MAY CONTAIN PRIVILEGED AND NONPUBLIC INFORMATION. IT IS INTENDED ONLY FOR THE USE OF THE INDIVIDUAL OR ENTITY NAMED ABOVE, AND OTHERS WHO SPECIFICALLY HAVE BEEN AUTHORIZED TO RECEIVE IT. If you are not the intended recipient of this facsimile, or the agent responsible for delivering it to the intended recipient, you hereby are notified that any review, dissemination, distribution, or copying of this communication strictly is prohibited. If you have received this communication in error, please notify us immediately by telephone and return the original to the above address by regular postal service without making a copy. Thank you for your cooperation.

UNITED STATES SECURITIES AND EXCHANGE COMMISSION WASHINGTON. D.C. 20549-7010

Mail Stop 3628

May 28, 2010

VIA FACSIMILE and US MAIL

Mr. Lim Suet Boey

Sembcorp Industries, Ltd,

30 Hill Street, #05-04

Singapore 179360

Re:	Cascal N.V.
Schedule TO-T filed May 21, 2010
Amendment No. 1 to Schedule TO
Filed May 26, 2010
Filed by Sembcorp Industries, Ltd.
File No. 5-84491

We have limited our review of the filings to those issues we have addressed in our comments. Where indicated, we think you should revise the document in response to these comments. If you disagree, we will consider your explanation as to why our comment is inapplicable or a revision is unnecessary. Please be as detailed as necessary in your explanation. In some of our comments, we may ask you to provide us with information so we may better understand your disclosure. After reviewing this information, we may raise additional comments. All defined terms used in this letter have the same meaning as in the filings listed above, unless otherwise indicated.

The purpose of our review process is to assist you in the compliance with the applicable disclosure requirements and to enhance the overall disclosure in the filing. We look forward to working with you in these respects. We welcome any questions you may have about our comments or any other aspect of our review. Feel free to call us at the telephone numbers listed at the end of this letter.

Schedule TO-T

General

1.	It appears that the bidders, through arrangements made by Biwater and its affiliates under the Revised NDA, were allowed to perform due diligence and granted access to company management during the period leading up to the offer.

Mr. Lim Suet Boey

Cascal N.V.

May 28, 2010

Given the level and type of information that Sembcorp had access to by virtue of its relationship with Biwater and the nature of the relationships that Biwater has with Sembcorp, please indicate if consideration was given to whether Sembcorp and its affiliates should be considered affiliates engaged in a going private transaction.

2.	Pursuant to the terms of the Tender Offer and Stockholder Support Agreement, the bidders will acquire a controlling 58.4% interest in the company through acquisition of the Biwater shares. Disclosure in the Offer to Purchase commencing on page 44 lists a range of alternative plans for the company following the completion of the tender offer, none of which appear to be firm commitments or plans. Additionally, disclosure in the Offer to Purchase references the bidders’ intent to delist the shares from the NYSE following the completion of the offer and to deregister shares pursuant to Section 12 of the Exchange Act, if possible. We also note disclosure regarding the intent of the bidders, with assistance from Biwater, to effect a change in the Board of Directors following the tender offer. We refer you to Exchange Act Rule 13e-3. Please provide us with a well reasoned legal analysis as to why Rule 13e-3 does not apply and/or the exceptions you are relying on with respect to the transaction. To the extent the bidders intend to rely on the exception in Rule 13e-3(g)(1), please provide us with a well reasoned legal analysis of how the bidders comply with the provisions set forth in that exception. Refer also to Questions 7 and 8 of Exchange Act Release 17719 (April 13, 1981). We may have further comment.

Exhibit (a)(1)(A): Offer to Purchase

Summary Term Sheet, page 1

3.	Given the two-tiered structure of the tender offer, please revise to clarify and further highlight in a separate Question and Answer, the adverse consequences to shareholders resulting from the structure.

Acceptance for Payment and Payment of Shares, page 14

4.	We note your disclosure here that the Purchaser reserves the right to assign or transfer to one or more affiliates the right to purchase tendered equity shares. Please note that if the Purchaser does so, the entity to which the right is assigned may need to be added as a filing person on the Schedule TO-T. This in turn may necessitate an extension of the offer period and may require the offering document to be revised to provide all of the disclosure required by Schedule TO as to that entity. Please confirm your understanding in your response letter.

Mr. Lim Suet Boey

Cascal N.V.

May 28, 2010

Certain Information Concerning the Company, page 24

5.	We note your disclaimer of responsibility for information contained in your offering document that has been extracted from Cascal N.V’s reports and other documents. While you may include appropriate language about the limits on the reliability of the information, you may not disclaim responsibility for its accuracy or completion. Please revise accordingly.

Background of the Offer: Other Transactions: the Tender Offer and Stockholder Support Agreement and Related Agreements, page 27

6.	We note disclosure on page 29 regarding the terms of the February 3, 2010 Exclusivity Letter, Please supplementally advise us of the role Mr. Magor played in the initiation, structuring, and/or negotiation of the transaction. Further, please advise us of the type of “reasonable assistance” Biwater agreed to provide and did provide in attempting to secure a recommendation from the Company’s Board.

7.	Please supplement the discussion in the background section to disclose why the parties decided upon a two-tier structure, whether any other alternative structures were considered and whether they discussed any other price points for the highest and lowest bid price.

Source and Amount of Funds, page 48

8.	Please address any alternative financing arrangements that are in place in the event the primary financing plans fall through. If none, revise to state this fact. Refer to Item 1007 (b) of Regulation M-A.

Certain Conditions of the Offer, page 48

9.	Further to our comment above. As the bidders are aware, the conditions of the tender offer must be drafted with sufficient specificity to allow for objective verification that the conditions have been satisfied. Given that there is no disclosure as to how or when a determination will be made regarding offer condition (g)(ii), the assertion of the offer condition appears to be within the exclusive control of the bidders. Please revise to specify how and when the bidders will seek to verify whether Mr. Wager has received a distribution of shares from the company. Alternatively, if verification of the issuance has occurred, please update the disclosure accordingly, inclusive of updates as to the status of negotiations occurring between Biwater and the Purchaser regarding a possible reduction in price per share.

10.	We refer you to disclosure regarding possible adjustments to the offer price

Mr. Lim Suet Boey

Cascal N.V.

May 28, 2010

following confirmation that Mr. Wager has been issued shares and in disclosure under the heading “Dividends and Distributions”. Please note that in our view, if you reduce the offer consideration by the amount of any dividend or distribution declared by the Company, you must inform security holders of this development and may be required to extend the offer to allow shareholders time to react in accordance with Rules 14d-4(d) and 14e-l(b). Please revise your disclosure to reflect that an adjustment to the offer consideration due to any dividends or other distributions declared with respect to his or her tendered shares may require an extension of the offer in accordance with Rules 14d-4(d) and 14e-1(b).

Miscellaneous, page 54

11.	A tender offer may be conditioned on a variety of events and circumstances, provided that they are not within the direct or indirect control of the bidder. As noted in a prior comment, the conditions must also be drafted with sufficient specificity to allow for objective verification. We refer to the condition in (a)(ii) regarding any action seeking to prohibit or “limit the full rights of ownership or operation of the Company, Purchaser or any of their affiliates of all or any of the business or assets of the Company, Purchaser or any of their affiliates…” This condition is overly broad. As drafted, the breadth of what constitutes the “full rights of ownership”, the degree or severity of the “limitation” affecting such rights, and the entities subject to the condition (i.e., the company, purchaser and its affiliates), is not clearly described or defined. Moreover, the condition is overly broad because a determination of whether the condition in (a)(ii) has been triggered would be left to the sole determination of the Purchaser/bidders. Given that the Purchaser has reserved the right to assert the occurrence of an offer condition for reasons that do not appear objectively verifiable, the Purchaser has created the implication that it may conduct an illusory offer in potential contravention of Section 14(e). Please revise the cited condition to include an objective standard, such as a standard of reasonableness, against which the Purchaser’s discretion may be judged. Please note that a similarly broad condition appear in (a)(iii). Please revise accordingly.

12.	The disclosure here states that the Offer is not being made into (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. As you are aware, Rule 14d-10(a)(1) requires that all holders of Shares be permitted to participate in the Offer. This includes holders of Shares located in jurisdictions outside the United States. While Rule 14d-10(b)(2) permits you to exclude holders of Shares in a U.S. state where the Purchaser is prohibited from making the Offer, the exception is limited. Please revise or advise in your response letter as to your authority for excluding target holders of Shares not encompassed within Rule 14d-1(b)(2).

Mr. Lim Suet Boey

Cascal N.V.

May 28, 2010

*        *        *

As appropriate, please amend your filings in response to these comments, Please electronically submit a cover letter with your amendment that keys your responses to our comments. Detailed cover letters greatly facilitate our review. Please understand that we may have additional comments after reviewing your amendment and responses to our comments.

We urge all persons who are responsible for the accuracy and adequacy of the disclosure in the filings reviewed by the staff to be certain that they have provided all material information to investors. Since the company and its management are in possession of all facts relating to a company’s disclosure, they are responsible for the accuracy and adequacy of the disclosures they have made.

In connection with responding to our comments, please provide, in writing, a statement from the filing person acknowledging that:

•	the filing person is responsible for the adequacy and accuracy of the disclosure in the filings;

•	staff comments or changes to disclosure in response to staff comments do not foreclose the Commission from taking any action with respect to the filings; and

•	the filing person may not assert staff comments as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.

In addition, please be advised that the Division of Enforcement has access to all information you provide to the staff of the Division of Corporation Finance in our review of your filings or in response to our comments on your filings.

Mr. Lim Suet Boey

Cascal N.V.

May 28, 2010

Please direct any questions to me at (202) 551-3757. You may also contact me via facsimile at (202) 772-9203. Please send all correspondence to us at the following ZIP code: 20549-3628.

Sincerely,

Mellissa Campbell Duru
Special Counsel
Office of Mergers & Acquisitions

VIA FACSIMILE (212) 878-8375
cc:	Brian Hoffman, Esq.
Clifford Chance US LLP

EXHIBIT 5

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE TO

(Rule 14d-100)

Tender Offer Statement Pursuant to Section 14(D)(1)

of the Securities Exchange Act of 1934

(Amendment No. 4)

CASCAL N.V.

(Name of Subject Company (Issuer))

SEMBCORP UTILITIES PTE LTD.

(Name of Filing Person(s) (Offeror))

a wholly-owned subsidiary of

SEMBCORP INDUSTRIES LTD.

(Name of Filing Persons (Other Persons))

Common Stock, €0.50 par value

(Title of Class of Securities)

N1842P109

(CUSIP Number of class of securities)

Sembcorp Industries Ltd.

30 Hill Street, #05-04

Singapore 179360

Attention: Lim Suet Boey

+65 (0) 6723 3113

(Name, Address and Telephone No. of Person Authorized to Receive Notices

and Communications on Behalf of Filing Persons)

with a copy to:

Brian Hoffmann

Clifford Chance US LLP

31 West 52nd Street

New York, New York 10019

(212) 878-8000

Calculation of Filing Fee

Transaction Valuation*	Amount of Filing Fee**
US$206,424,065.25	US$14,718.04

*	For purposes of calculating the fee only. Based on the offer to purchase all of the issued and outstanding shares of common stock of Cascal N.V. at a cash purchase price of US$6.75 per share. According to Cascal’s interim financial statements on form 6-K filed with the Securities and Exchange Commission on February 10, 2010, as of December 31, 2009, 30,581,343 shares of common stock were issued and outstanding. The amount of the filing fee was calculated in accordance with Section 14(g)(3) of and Rule 0-11(d) under the Securities Exchange Act of 1934 as amended.

**	The filing fee was calculated in accordance with Rule 0-11 under the Securities Exchange Act of 1934 and Fee Rate Advisory #4 for fiscal year 2010, issued December 17, 2009, by multiplying the transaction value by .00007130.

☒	Check the box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the offsetting fee with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form of Schedule and the date of its filing.

Amount Previously Paid:	US$14,718.04	Filing Parties:	Sembcorp Utilities Pte Ltd./Sembcorp Industries Ltd.
Form or Registration No.:	Schedule TO	Date Filed:	May 21, 2010

☐	Check the box if the filing relates solely to preliminary communications made before commencement of a tender offer.

Check the appropriate boxes below to designate any transactions to which the statement relates:

☒	third-party tender offer subject to Rule 14d-1.

☐	issuer tender offer subject to Rule 13e-4.

☐	going-private transaction subject to Rule 13e-3.

☒	amendment to Schedule 13D under Rule 13d-2.

Check the following box if the filing is a final amendment reporting the results of the tender offer:  ☐

This Amendment No. 4 to the Tender Offer Statement on Schedule TO amends and supplements the Tender Offer Statement on Schedule TO filed with the Securities and Exchange Commission on May 21, 2010 (together with any amendments and supplements thereto, the “Schedule TO”) by Sembcorp Utilities Pte Ltd. (the “Purchaser”), a private company limited by shares, incorporated under the laws of Singapore and a wholly owned subsidiary of Sembcorp Industries Ltd. (the “Parent”), a public company limited by shares, incorporated under the laws of Singapore and listed on the main board of the Singapore Exchange. The Schedule TO relates to the offer by the Purchaser to purchase all issued and outstanding shares of common stock, par value 3.50 per share (the “Shares”) of Cascal N.V. (the “Company”), a public limited liability company (naamloze vennootschap) organized under the laws of The Netherlands, at a price of US$6.75 per Share, net to the seller in cash, without interest (subject to applicable withholding taxes) (that price, or any other price per Share as may be paid in the Offer, is referred to in this document as the “Offer Price”), upon the terms and subject to the conditions specified in the Offer to Purchase, dated May 21, 2010 (the “Offer to Purchase”), and the related Letter of Transmittal filed as exhibits thereto and incorporated therein by reference (which together, and as they may be amended from time to time, constitute the “Offer”).

All capitalized terms used in this Amendment No. 4 without definition have the meanings ascribed to them in the Schedule TO.

The information set forth in the Schedule TO remains unchanged, except that such information is hereby amended and supplemented as follows:

Items 1 through 9; Item 11.

1.	The second and third sentences of the third paragraph on the first page of the cover to the Offer to Purchase are amended and restated as follows:

“Upon the Stockholder’s tender of its Shares pursuant to the Tender Offer and Stockholder Support Agreement, 17,868,543 Shares, or approximately 58% of the issued and outstanding Shares (based on 30,781,343 Shares being issued and outstanding after taking into account the 200,000 Shares issued to WAGCAP Advisors LLC and the 30,581,343 Shares reported by the Company to be issued and outstanding as of December 31, 2009) will have been tendered in the Offer. Accordingly, the 80% Condition to the Offer will be satisfied if approximately an additional 22% (or 6,756,532 Shares based on 30,781,343 Shares being issued and outstanding after taking into account the 200,000 Shares issued to WAGCAP Advisors LLC and the 30,581,343 Shares reported by the Company to be issued and outstanding as of December 31, 2009) of the issued and outstanding Shares are validly tendered and not withdrawn.”

2.	The first sentence of the first full paragraph on the second page of the cover to the Offer to Purchase is amended and restated as follows:

“Following the completion of the Offer, Purchaser expects to hold at least 17,868,543 Shares, representing approximately 58% of the Company (based on 30,781,343 Shares being issued and outstanding after taking into account the 200,000 Shares issued to WAGCAP Advisors LLC and the 30,581,343 Shares reported by the Company to be issued and outstanding as of December 31, 2009), and as majority stockholder, expects to have control of the board of directors of the Company, subject to legal and regulatory requirements, including, but not limited to, legal and regulatory requirements related to ensuring adequate independent director representation on the Company’s board of directors.”

3.	The first bullet point on page 1 of the Offer to Purchase under “SUMMARY TERM SHEET – HOW MUCH ARE YOU OFFERING TO PAY AND WHAT IS THE FORM OF PAYMENT” is amended and restated as follows:

“•	We are offering to pay US$6.75, net to each seller in cash, without interest, for each Share. The Offer is conditioned upon the 80% Condition being satisfied. Upon the Stockholder’s tender of its Shares pursuant to the Tender Offer and Stockholder Support Agreement, 17,868,543 Shares, or approximately 58% of the issued and outstanding Shares of the Company (based on 30,781,343 Shares being issued and outstanding after taking into account the 200,000 Shares issued to WAGCAP Advisors LLC and the 30,581,343 Shares reported by the Company to be issued and outstanding as of December 31, 2009) will have been tendered in the Offer. Accordingly, the 80% Condition to the Offer will be satisfied if approximately an additional 22% (or 6,756,532 Shares based on 30,781,343 Shares being issued and outstanding after taking into account the 200,000 Shares issued to WAGCAP Advisors LLC and the 30,581,343 Shares reported by the Company to be issued and outstanding as of December 31, 2009) of the issued and outstanding Shares are validly tendered and not withdrawn.”

4.	The second bullet point on page 1 of the Offer to Purchase under “SUMMARY TERM SHEET – HOW MUCH ARE YOU OFFERING TO PAY AND WHAT IS THE FORM OF PAYMENT” is amended and restated as follows:

“•	We understand from the Stockholder that, on or about May 5, 2010, Michael Wager, a non-executive director, resigned from the Company’s board of directors to assume an advisory and spokesperson role for the Company in connection with the Offer (the “Consultancy”) and, in connection with such Consultancy, the Company entered into an agreement with Mr. Wager pursuant to which Mr. Wager would receive an annual salary of $900,000 and 200,000 restricted Shares in the Company. In its Schedule 14d-9 filed with the SEC on June 1, 2010, the Company confirmed that, effective April 27, 2010, the Company granted 200,000 Shares (the “Restricted Shares”) to WAGCAP Advisors LLC, an Ohio limited liability company, through which Mr. Wager, is providing consulting services. As a result of the issuance of the Restricted Shares, the 80% Condition to the Offer will be satisfied if 6,756,532 Shares (based on 30,781,343 Shares being issued and outstanding after taking into account the issuance of the Restricted Shares and the 30,581,343 Shares reported by the Company to be issued and outstanding as of December 31, 2009), representing approximately an additional 22% of the issued and outstanding Shares, are validly tendered and not withdrawn.”

5.	The last bullet point on page 4 of the Offer to Purchase under “SUMMARY TERM SHEET – DOES THE COMPANY SUPPORT THE OFFER” is amended and restated as follows:

“•	On May 25, 2010, the Company voluntarily withdrew its complaint pending against us in the Litigation, without prejudice. Also on May 25, 2010, Spigthoff N.V., Biwater’s Dutch litigation counsel (“Spigthoff”), on behalf of Biwater, filed an application with the Enterprise Chamber of the Amsterdam Court of Appeals requesting an inquiry into the Company’s policies and conduct of business with regard to the actions taken by it in response to the Offer.

•	On May 27, 2010, Spigthoff sent a letter (the “May 27 Letter”) to Stibbe N.V., the Company’s Dutch litigation counsel (“Stibbe”), stating that an analysis of the possibilities open to the Company after the withdrawal of its complaint in the Litigation indicates that the Company may be considering the issuance of Shares to a special purpose vehicle in order to dilute Biwater’s ownership interest in the Company and to thwart the Offer (a “Dilutive Issuance”). Accordingly, the May 27 Letter requested confirmation from the Company that it would not make a Dilutive Issuance without Biwater’s prior written consent or that if such a resolution is adopted by the board of directors of the Company, the Dilutive Issuance would not be implemented prior to the Enterprise Chamber of the Amsterdam Court of Appeals ruling on the matter. The May 27 Letter stated that if the Company did not provide Biwater or its counsel with confirmation within 24 hours, Biwater would seek declaratory judgment regarding the dilutive issuance in the Enterprise Chamber of the Amsterdam Court of Appeals.

•	On May 28, 2010, Stibbe sent a letter to Spigthoff (the “May 28 Letter”) in response to the May 27 Letter. The May 28 Letter stated that the Company was not willing to give the confirmations requested in the May 27 Letter. The May 28 Letter indicated that the Company would however be willing to discuss ways in which the minority shareholders of Cascal could be protected, including through the implementation of an adequate corporate governance structure and undertakings by Biwater and us that (i) the Shares would not be delisted or deregistered until we hold 95% of the issued and outstanding Shares, (ii) no assets of the Company would be sold to us or our affiliates and (iii) in the event of the breach of the forgoing undertakings, we would agree to pay a penalty of 310 per Share and (iv) if we were to transfer its Shares, the forgoing undertakings would be required to be transferred. If the forgoing protections were not put in place, the May 28 Letter provided that Stibbe would consider the Offer coercive and would take all steps necessary to protect the Company and its shareholders.

•	Later in the day on May 28, 2010, Spigthoff, on behalf of Biwater, filed an application with the Enterprise Chamber of the Amsterdam Court of Appeals requesting an injunction seeking to (i) prohibit the Company’s board of directors from adopting a resolution in favor of a Dilutive Issuance, if such a resolution has not already been adopted, (ii) suspend such resolution, if already adopted, and prohibit the Company’s board of directors from adopting any new resolutions in favor of a Dilutive Issuance and (iii) suspend Messrs. Biewenga, Auster and Sonkin from the Company’s board of directors until the decision of the Enterprise Chamber of the Amsterdam Court of Appeals has been rendered in the event that either (a) at the time of the hearing to be held on the matter the Company has already made the Dilutive Issuance or (b) the Dilutive Issuance has not been made, but at the hearing to be held on the matter the Company refuses to undertake not to make, or not to resolve to make, a Dilutive Issuance.

•	On June 1, 2010, the Company filed with the SEC a statement on Schedule 14d-9 stating that the board of directors of the Company unanimously recommends that stockholders (other than the Stockholder) reject the Offer and not tender their Shares into the Offer.

•

On June 2, 2010, the Company filed with the Enterprise Chamber of the Amsterdam Court of Appeals a request for interim measures requesting the Court to issue an order to (i) either have Biwater’s Shares transferred to an independent third party (so that such person could vote the Shares at any meeting of the Company’s stockholders) or suspend of the voting rights of Biwater, (ii) forbid Biwater

2

from tendering their Shares (which have already been tendered in the offer) if we do not agree to (a) cooperate in implementing an adequate corporate governance of the Company by guaranteeing the continued membership of a sufficient number of independent directors and granting those independent members adequate approval and veto rights in respect of the resolutions that protect the interests of the Company’s minority stockholders, (b) refrain from delisting/deregistering the Shares and (c) impose the same obligations on any transferee of Biwater’s Shares and (iii) suspend Messrs. White and Magor from serving on the Company’s board of directors retroactively from March 7, 2010.

•	On June 3, 2010, in response to the May 28 Letter, our Dutch litigation counsel sent Stibbe a letter (the “June 3 Letter”) indicating that the requests contained in the May 28 Letter were unacceptable to us and that we saw no justification for the Company not to have agreed to provide Biwater with the confirmations requested in the May 27 Letter. In addition, the June 3 Letter stated that post-consummation of the Offer, we will maintain independent directors on the Company’s board of directors in compliance with applicable stock exchange regulations and relevant regulatory requirements. In addition, the June 3 Letter indicated that we intend to have at least one independent director on the Company’s board of directors, in accordance with Dutch case law, as long as there is a significant minority shareholding in the Company and that such independent director(s) will be mandated with safeguarding the minority shareholders’ interests and will, in accordance with market practice and applicable law, have approval rights over certain intra-group transactions such as a sale of assets and restructurings involving the Company and us as counterparties.

•	Also on June 3, 2010, we were informed by the Court that the date for the hearing on the order pending before the Enterprise Chamber of the Amsterdam Court of Appeals has been set for June 10, 2010.”

6.	The third bullet point on page 5 of the Offer to Purchase under “SUMMARY TERM SHEET – WHAT ARE THE MOST SIGNIFICANT CONDITIONS TO THE OFFER” is amended and restated as follows:

“The issuance of the Restricted Shares to WAGCAP Advisors LLC, the entity through which Mr. Wager, is providing consulting services to the Company in connection with the Offer, has resulted in the failure of condition (i) set forth above.”

7.	The carry over bullet point on page 6 of the Offer to Purchase under “SUMMARY TERM SHEET – WHAT ARE THE MOST SIGNIFICANT CONDITIONS TO THE OFFER” is amended and restated by adding the following sentence at the end of that paragraph:

“In the event the Offer Price is adjusted due to the failure of the condition set forth in paragraph (i) above, we will ensure that the Offer will remain open for at least ten business days after we announce such adjustment to the Offer Price. In the event we waive the condition set forth in paragraph (i) above, we will ensure that the Offer will remain open for an appropriate period of time after we announce such waiver.”

8.	The first full bullet point on page 6 of the Offer to Purchase under “SUMMARY TERM SHEET – WHAT ARE THE MOST SIGNIFICANT CONDITIONS TO THE OFFER” is deleted in its entirety.

9.	Page 6 of the Offer to Purchase is amended and restated by adding the following Question and Answer immediately prior to the Question and Answer “HOW DO I TENDER MY SHARES”:

“WHAT ARE THE CONSEQUENCES TO ME OF THE TWO-TIERED PRICING STRUCTURE?

•	We are offering to pay US$6.75, net to each seller in cash, without interest, for each Share, conditioned upon the 80% Condition being satisfied. If at the initial expiration date of the Offer, the 80% Condition has not been met, we will (i) reduce the Offer Price to US$6.40 per Share, (ii) reduce the 80% Condition to the Minimum Condition and (iii) extend the Offer for an additional ten business days. If the 80% Condition has not been met, and we reduce the Offer Price to US$6.40 per Share and you have previously tendered your Shares and do not validly withdraw them prior to the expiration date, as extended, and we accept your Shares for payment, you will receive US$6.40 per Share. See the Introduction and Sections 1 and 4 of this Offer to Purchase.”

10.	The second sentence of the last paragraph on page 10 of the Offer to Purchase under “INTRODUCTION” is amended and restated as follows:

“UPON THE STOCKHOLDER’S TENDER OF ITS SHARES PURSUANT TO THE TENDER OFFER AND STOCKHOLDER SUPPORT AGREEMENT, 17,868,543 SHARES, OR

3

APPROXIMATELY 58% OF THE ISSUED AND OUTSTANDING SHARES OF THE COMPANY (BASED ON 30,781,343 SHARES BEING ISSUED AND OUTSTANDING AFTER TAKING INTO ACCOUNT THE ISSUANCE OF THE RESTRICTED SHARES AND THE 30,581,343 SHARES REPORTED BY THE COMPANY TO BE ISSUED AND OUTSTANDING AS OF DECEMBER 31, 2009) WILL HAVE BEEN TENDERED IN THE OFFER. ACCORDINGLY, THE 80% CONDITION TO THE OFFER WILL BE SATISFIED IF APPROXIMATELY AN ADDITIONAL 22% (OR 6,756,532 SHARES BASED ON 30,781,343 SHARES BEING ISSUED AND OUTSTANDING AFTER TAKING INTO ACCOUNT THE RESTRICTED SHARES ISSUED TO WAGCAP ADVISORS LLC AND THE 30,581,343 SHARES REPORTED BY THE COMPANY TO BE ISSUED AND OUTSTANDING AS OF DECEMBER 31, 2009) OF THE ISSUED AND OUTSTANDING SHARES ARE VALIDLY TENDERED AND NOT WITHDRAWN.”

11.	The first full paragraph on page 11 of the Offer to Purchase under “INTRODUCTION” is amended and restated as follows:

“On June 1, 2010, the Company, as required by Rule 14e-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), filed with the Securities and Exchange Commission (the “SEC”) a Solicitation/Recommendation Statement on Schedule 14d-9. In the Solicitation/Recommendation Statement on Schedule 14d-9, the Company stated that the board of directors of the Company unanimously recommends that stockholders (other than the Stockholder) reject the Offer and not tender their Shares into the Offer. The Solicitation/Recommendation Statement on Schedule 14d-9 also contains important information and certain material non-public information that the Company believes is necessary for stockholders to make a decision with respect to the Offer. We urge all stockholders of the Company to review the Solicitation/Recommendation Statement on Schedule 14d-9 carefully.”

12.	The last sentence of the penultimate paragraph on page 11 of the Offer to Purchase under “INTRODUCTION” is amended and restated as follows:

“In its Schedule 14d-9 filed with the SEC on June 1, 2010, the Company confirmed that, effective April 27, 2010, the Company granted 200,000 Shares to WAGCAP Advisors LLC, the entity through which Mr. Wager, is providing consulting services to the Company in connection with the Offer, which, results in 30,781,343 Shares being issued and outstanding as of the date hereof.”

13.	The second and third sentences in the third paragraph on page 12 of the Offer to Purchase under “Terms of the Offer; Expiration Date” are amended and restated as follows:

“Upon the Stockholder’s tender of its Shares pursuant to the Tender Offer and Stockholder Support Agreement, 17,868,543 Shares, or approximately 58% of the issued and outstanding Shares of the Company (based on 30,781,343 Shares being issued and outstanding after taking into account the issuance of the Restricted Shares and the 30,581,343 Shares reported by the Company to be issued and outstanding as of December 31, 2009) will have been tendered in the Offer. Accordingly, the 80% Condition to the Offer will be satisfied if approximately an additional 22% (or 6,756,532 Shares based on 30,781,343 Shares being issued and outstanding after taking into account the issuance of the Restricted Shares and the 30,581,343 Shares reported by the Company to be issued and outstanding as of December 31, 2009) of the issued and outstanding Shares are validly tendered and not withdrawn.”

4

14.	The last paragraph on page 12 of the Offer to Purchase under “Terms of the Offer; Expiration Date” is amended and restated as follows:

“The issuance of the Restricted Shares to WAGCAP Advisors LLC, the entity through which Mr. Wager, is providing consulting services to the Company in connection with the Offer, has resulted in the failure of condition (i) set forth above.”

15.	The first paragraph on page 13 of the Offer to Purchase under “Terms of the Offer; Expiration Date” is amended and restated by adding the following sentence at the end of that paragraph:

“In the event the Offer Price is adjusted due to the failure of the condition set forth in paragraph (i) above, Purchaser will ensure that the Offer will remain open for at least ten business days after Purchaser announces such adjustment to the Offer Price. In the event Purchaser waives the condition set forth in paragraph (i) above, Purchaser will ensure that the Offer will remain open for an appropriate period of time after Purchaser announces such waiver.”

16.	The second paragraph on page 13 of the Offer to Purchase under “Terms of the Offer; Expiration Date” is deleted in its entirety.

17.	The third paragraph on page 13 of the Offer to Purchase under “Terms of the Offer; Expiration Date” is amended and restated by adding the following sentence after the first sentence of that paragraph:

“If the 80% Condition has not been met, and Purchaser reduces the Offer Price to US$6.40 per Share and you have previously tendered your Shares and do not validly withdraw them, in the manner set forth in Section 4 of this Offer to Purchase, prior to the expiration date, as extended, and Purchaser accept your Shares for payment, you will receive US$6.40 per Share.”

18.	The first sentence on page 23 of the Offer to Purchase under “ Possible Effects of the Offer on the Market for the Shares; Share Listing; Margin Regulations and Exchange Act Registration” is amended and restated as follows:

“Following the completion of the Offer, Purchaser expects to hold at least 17,868,543 Shares, representing approximately 58% of the issued and outstanding Shares (based on 30,781,343 Shares being issued and outstanding after taking into account the issuance of the Restricted Shares and the 30,581,343 Shares reported by the Company to be issued and outstanding as of December 31, 2009).”

19.	The first full paragraph on page 25 of the Offer to Purchase under “Certain Information Concerning the Company” is amended and restated as follows:

“Except as otherwise set forth in this Offer to Purchase, the information concerning the Company contained in this Offer to Purchase has been taken from or is based upon publicly available documents and records on file with the SEC and other public sources and is qualified in its entirety by reference to those documents and records. Although Purchaser and Parent have no knowledge that would indicate that any statements contained in this Offer to Purchase based on those documents and records are untrue, neither Parent not Purchaser assumes any responsibility for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information contained in this Offer to Purchase with respect to the Company, but which are unknown to Parent and Purchaser.”

20.	The following sentence is added immediately after the last sentence of the last paragraph on page 29 of the Offer to Purchase under “Background of the Offer; Other Transactions; the Tender Offer and Stockholder Support Agreement and Related Agreements”:

“With respect to the provision of “reasonable assistance” as per the February 3, 2010 Exclusivity Letter, Sembcorp’s expectation and understanding was that Mr. Magor, through his access to the Company’s

5

board of directors, would be able to facilitate a meeting with the Company’s board of directors in order for Sembcorp to discuss its proposal. Sembcorp recognized that neither Mr. Magor nor Biwater could reasonably deliver a recommendation from the Company’s board of directors for the offer given that they do not control the board of directors and are not a member of the special committee of the Company’s board of directors.”

21.	The following paragraph is added immediately after the last paragraph on page 29 of the Offer to Purchase under “Background of the Offer; Other Transactions; the Tender Offer and Stockholder Support Agreement and Related Agreements”:

“Larry Magor, Chief Executive Officer of Biwater, was the main Biwater representative that Sembcorp was negotiating with on the price, structure of the transaction and the terms and conditions of the Tender Offer and Stockholder Support Agreement. Sembcorp understands from Biwater that Mr. Magor had been communicating with the Company’s board of directors in connection with the Offer. Following the consummation of the Offer, Mr. Magor will not have any role in the management or operations of the Company.”

22.	The first paragraph on page 32 of the Offer to Purchase under “Background of the Offer; Other Transactions; the Tender Offer and Stockholder Support Agreement and Related Agreements” is amended and restated as follows:

“During March 2010, representatives of Sembcorp, Biwater and their respective financial advisors negotiated the structure of the tender offer and the offer price. As previously indicated, in the Irrevocable Undertaking, Sembcorp had offered US$6.75 per Share, subject to the 80% Condition being achieved. Biwater communicated to Sembcorp that it wanted greater certainty that the tender offer would be consummated and its Shares purchased, and therefore opposed the offer being subject to the 80% Condition. Sembcorp countered that it would be willing to consider dropping the 80% Condition but would then offer a lower price per Shares and proposed US$6.25 per Share. Biwater counter proposed US$6.50 per Share and the parties subsequently agreed on US$6.40 per Share, with the offer not being subject to the 80% Condition, but Biwater further negotiated for the offer price to be increased to US$6.75 per Share if the 80% Condition was met, which Sembcorp agreed to. Sembcorp, Biwater and their respective legal and financial advisors negotiated the structure of the two-tiered offer in further detail. Sembcorp’s legal advisor had a number of communications with the SEC Staff during which Sembcorp’s legal advisor proposed the following structure. If less than 80% of the outstanding shares were tendered and not withdrawn in the offer, Sembcorp would pay to all stockholders an offer price of US$6.40 and if at least 80% of the outstanding shares are tendered and not withdrawn, Sembcorp would pay to all stockholders an offer price of US$6.75. If the 80% threshold was reached at the expiration of the initial offer period, Sembcorp would have a subsequent offering period of at least ten business days with the offer price of US$6.75. If the 80% threshold was not reached at the expiration of the initial offer period, Sembcorp may have a subsequent offering period of at least three business days with the offer price of US$6.40. If the 80% threshold is reached during the subsequent offering period, Sembcorp would extend the subsequent offering period until at least ten business days after it announced that the 80% threshold had been reached during which time the price paid to tendering stockholders will be US$6.75. This structure likely would have required the SEC Staff to provide no-action or exemptive relief, which the SEC Staff indicated that it was not initially prepared to do so. The parties then discussed an alternative structure whereby the offer would initially start out at US$6.40 per Share, subject to the Minimum Condition, and if the 80% Condition was reached, the offer price would be increased to $6.75 per Share and the offer would be extended for an additional ten business days. However, after further discussions, the parties determined that this structure was more cumbersome and would likely delay the closing of the offer, so they reached agreement on the final offer structure whereby the offer would initially start out at US$6.75 per Share, subject to the 80% Condition, and if the 80% Condition was not reached at the expiration of the offer, but the Minimum Condition was, the offer price would be decreased to $6.40 per Share and the offer would be extended an additional ten business days.”

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23.	The following paragraphs are added immediately after the penultimate paragraph on page 35 of the Offer to Purchase under “Background of the Offer; Other Transactions; the Tender Offer and Stockholder Support Agreement and Related Agreements”:

“On May 25, 2010, the Company voluntarily withdrew its complaint pending against Sembcorp in the Litigation, without prejudice. Also on May 25, 2010, Spigthoff, on behalf of Biwater, filed an application with the Enterprise Chamber of the Amsterdam Court of Appeals requesting an inquiry into the Company’s policies and conduct of business with regard to the actions taken by it in response to the Offer.

Also on May 27, 2010, Spigthoff sent the May 27 Letter to Stibbe stating that an analysis of the possibilities open to the Company after the withdrawal of its complaint in the Litigation indicates that the Company may be considering a Dilutive Issuance. Accordingly, the May 27 Letter requested confirmation from the Company that it would not make a Dilutive Issuance without Biwater’s prior written consent or that if such a resolution is adopted by the board of directors of the Company, the Dilutive Issuance would not be implemented prior to the Enterprise Chamber of the Amsterdam Court of Appeals ruling on the matter. The May 27 Letter stated that if the Company did not provide Biwater or its counsel with confirmation within 24 hours, Biwater would seek declaratory judgment regarding the dilutive issuance in the Enterprise Chamber of the Amsterdam Court of Appeals.

On May 28, 2010, Stibbe sent the May 28 Letter to Spigthoff in response to the May 27 Letter. The May 28 Letter stated that the Company was not willing to give the confirmations requested in the May 27 Letter. The May 28 Letter indicated that the Company would however be willing to discuss ways in which the minority shareholders of Cascal could be protected, including through the implementation of an adequate corporate governance structure and undertakings by Biwater and Sembcorp that (i) the Shares would not be delisted or deregistered until Sembcorp holds 95% of the issued and outstanding Shares, (ii) no assets of the Company would be sold to Sembcorp or its affiliates and (iii) in the event of the breach of the forgoing undertakings, Sembcorp would agree to pay a penalty of 310 per Share and (iv) if Sembcorp were to transfer its Shares, the forgoing undertakings would be required to be transferred. If the forgoing protections were not put in place, the May 28 Letter provided that Stibbe would consider the Offer coercive and would take all steps necessary to protect the Company and its shareholders.

Later in the day on May 28, 2010, Spigthoff, on behalf of Biwater, filed an application with the Enterprise Chamber of the Amsterdam Court of Appeals requesting an injunction seeking to (i) prohibit the Company’s board of directors from adopting a resolution in favor of a Dilutive Issuance, if such a resolution has not already been adopted, (ii) suspend such resolution, if already adopted, and prohibit the Company’s board of directors from adopting any new resolutions in favor of a Dilutive Issuance and (iii) suspend Messrs. Biewenga, Auster and Sonkin from the Company’s board of directors until the decision of the Enterprise Chamber of the Amsterdam Court of Appeals has been rendered in the event that either (a) at the time of the hearing to be held on the matter the Company has already made the Dilutive Issuance or (b) the Dilutive Issuance has not been made, but at the hearing to be held on the matter the Company refuses to undertake not to make, or not to resolve to make, a Dilutive Issuance.

On or about May 31, 2010, Biwater tendered its Shares in the Offer.

On June 2, 2010, the Company filed with the Enterprise Chamber of the Amsterdam Court of Appeals a request for interim measures requesting the Court to issue an order to (i) either have Biwater’s Shares

7

transferred to an independent third party (so that such person could vote the Shares at any meeting of the Company’s stockholders) or suspend of the voting rights of Biwater, (ii) forbid Biwater from tendering their Shares (which have already been tendered in the offer) if Sembcorp does not agree to (a) cooperate in implementing an adequate corporate governance of the Company by guaranteeing the continued membership of a sufficient number of independent directors and granting those independent members adequate approval and veto rights in respect of the resolutions that protect the interests of the Company’s minority stockholders, (b) refrain from delisting/deregistering the Shares and (c) impose the same obligations on any transferee of Biwater’s Shares and (iii) suspend Messrs. White and Magor from serving on the Company’s board of directors retroactively from March 7, 2010.

On June 3, 2010, in response to the May 28 Letter, Sembcorp’s Dutch litigation counsel sent the June 3 Letter to Stibbe indicating that the requests contained in the May 28 Letter unacceptable to Sembcorp and that Sembcorp saw no justification for the Company not to have agreed to provide Biwater with the confirmations requested in the May 27 Letter. In addition, the June 3 Letter stated that post-consummation of the Offer, Sembcorp will maintain independent directors on the Company’s board of directors in compliance with applicable stock exchange regulations and relevant regulatory requirements. In addition, the June 3 Letter indicated that Sembcorp intends to have at least one independent director on the Company’s board of directors, in accordance with Dutch case law, as long as there is a significant minority shareholding in the Company and that such independent director(s) will be mandated with safeguarding the minority shareholders’ interests and will, in accordance with market practice and applicable law, have approval rights over certain intra-group transactions such as a sale of assets and restructurings involving the Company and Sembcorp as counterparties.

Also on June 3, 2010, the Court informed the parties that the date for the hearing on the various orders pending before the Enterprise Chamber of the Amsterdam Court of Appeals has been set for June 10, 2010.

On June 4, 2010, Biwater and Sembcorp executed an amendment to the Tender Offer and Stockholder Support Agreement (the “Amendment”). The Amendment (x) amended the provision that required Sembcorp to launch the offer as promptly as practicable but in no event later than 20 calendar days after April 26, 2010, to reflect the fact that pursuant to the Litigation, Sembcorp agreed not to launch the offer before May 21, 2010 and (y) added a reasonableness standard to conditions (a)(ii) and (iii) to the offer that there shall have been instituted and be pending any litigation, suit, claim, action, proceeding or investigation brought by any Governmental Authority: (ii) seeking to prohibit or limit, in the reasonable judgment of the Purchaser, the full rights of ownership or operation by the Company, Purchaser or any of their affiliates of all or any of the business or assets of the Company, Purchaser or any of their affiliates (including in respect of the capital stock or other equity of their respective subsidiaries) or to compel the Company, Purchaser or any of their subsidiaries to dispose of or to hold separate all or any portion of the business or assets of the Company, Purchaser or any of their affiliates or any Shares or (iii) seeking, in the reasonable judgment of the Purchaser, any significant diminution in the benefits expected to be derived by Purchaser or any affiliate of Purchaser as a result of the transactions contemplated by the Offer. The amendment of conditions (a)(ii) and (iii) to the offer came as a result of an SEC comment requesting that a standard of reasonableness, against which Sembcorp’s discretion may be judged, be added to the two conditions.”

24.	The first sentence of the last full paragraph on page 40 of the Offer to Purchase under “Background of the Offer; Other Transactions; the Tender Offer and Stockholder Support Agreement and Related Agreements” is amended and restated as follows:

“ Upon the tender of Shares by the Stockholder as set forth in the Tender Offer and Stockholder Support Agreement, the 80% Condition to the Offer will be satisfied if approximately an additional

8

22% (or 6,756,532 Shares based on 30,781,343 Shares being issued and outstanding after taking into account the issuance of the Restricted Shares and the 30,581,343 Shares reported by the Company to be issued and outstanding as of December 31, 2009) of the issued and outstanding Shares are validly tendered and not withdrawn.”

25.	The first sentence of the last paragraph on page 44 of the Offer to Purchase under “Purpose of the Offer; Plans for the Company” is amended and restated as follows:

“Following the completion of the Offer, Purchaser expects to hold at least 17,868,543 Shares, representing approximately 58% of the issued and outstanding Shares (based on 30,781,343 Shares being issued and outstanding after taking into account the issuance of the Restricted Shares and the 30,581,343 Shares reported by the Company to be issued and outstanding as of December 31, 2009), and as majority stockholder, expects to have control of the board of directors of the Company, subject to legal and regulatory requirements, including, but not limited to, legal and regulatory requirements related to ensuring adequate independent director representation on the Company’s board of directors.”

26.	The paragraph on page 48 of the Offer to Purchase under “Source and Amount of Funds” is amended and restated by adding the following sentence after the penultimate sentence of that paragraph:

“No alternative financing arrangements or alternative financing plans have been made in the event that the internally generated funds, borrowings under existing loan facilities or the issuance of notes under an existing medium term note program are not available as anticipated. Sembcorp has on hand substantially all of the funding required to acquire 100% of the Shares and does not expect to have any issue drawing on existing facilities for the remaining portion of the financing.”

27.	Condition (a) on page 48 of the Offer to Purchase under “Certain Conditions to the Offer” is amended and restated as follows:

“(a) there shall have been instituted and be pending any litigation, suit, claim, action, proceeding or investigation brought by any Governmental Authority: (i) challenging or seeking to make illegal, to delay or otherwise, directly or indirectly, to restrain or seeking to prohibit the making of or terms of the Offer or any of the actions contemplated thereby; (ii) seeking to prohibit or limit, in the reasonable judgment of the Purchaser, the full rights of ownership or operation by the Company, Purchaser or any of their affiliates of all or any of the business or assets of the Company, Purchaser or any of their affiliates (including in respect of the capital stock or other equity of their respective subsidiaries) or to compel the Company, Purchaser or any of their subsidiaries to dispose of or to hold separate all or any portion of the business or assets of the Company, Purchaser or any of their affiliates or any Shares; (iii) seeking, in the reasonable judgment of Purchaser, any significant diminution in the benefits expected to be derived by Purchaser or any affiliate of Purchaser as a result of the transactions contemplated by the Offer; or (iv) that is reasonably expected to otherwise prevent, adversely affect or materially delay consummation of the Offer;”

28.	The first paragraph on page 51 of the Offer to Purchase under “Certain Conditions to the Offer, Failure of Certain Conditions to the Offer” is amended and restated as follows:

“Failure of Certain Conditions to the Offer. The issuance of the Restricted Shares to WAGCAP Advisors LLC, the entity through which Mr. Wager, is providing consulting services to the Company in connection with the Offer, has resulted in the failure of the condition set forth in paragraph (g)(ii) above, which conditions the Offer on the Company not issuing or authorizing or agreeing to the issuance of, any shares of its capital stock or any other security convertible therein, or exchangeable or exercisable therefor.”

9

29.	The second full paragraph on page 51 of the Offer to Purchase under “Certain Conditions to the Offer, Failure of Certain Conditions to the Offer” is amended and restated by adding the following sentence at the end of that paragraph:

“In the event the Offer Price is adjusted due to the failure of the condition set forth in paragraph (g)(ii) above, Purchaser will ensure that the Offer will remain open for at least ten business days after Purchaser announces such adjustment to the Offer Price. In the event Purchaser waives the condition set forth in paragraph (g)(ii) above, Purchaser will ensure that the Offer will remain open for an appropriate period of time after Purchaser announces such waiver.”

30.	The third full paragraph on page 51 of the Offer to Purchase under “Certain Conditions to the Offer, Failure of Certain Conditions to the Offer” is deleted in its entirety.

31.	The carry over paragraph on page 52 of the Offer to Purchase under “Dividends and Distribution” is amended and restated by adding the following sentence at the end of that paragraph:

“In the event the Offer Price is adjusted due to the issuance of any such dividends or distributions, Purchaser will ensure that the Offer will remain open for at least ten business days after Purchaser announces such adjustment to the Offer Price. In the event Purchaser waives the condition regarding the issuance of any such dividends or distributions, Purchaser will ensure that the Offer will remain open for an appropriate period of time after Purchaser announces such waiver.”

32.	The first full paragraph on page 52 of the Offer to Purchase under “Dividends and Distribution” is amended and restated by adding the following sentence at the end of that paragraph:

“In the event the Offer Price is adjusted due to the failure of conditions (A) or (B) set forth above, Purchaser will ensure that the Offer will remain open for at least ten business days after Purchaser announces such adjustment to the Offer Price. In the event Purchaser waives conditions (A) or (B) set forth above, Purchaser will ensure that the Offer will remain open for an appropriate period of time after Purchaser announces such waiver.”

33.	The following paragraphs are added immediately after the last paragraph on page 53 of the Offer to Purchase under “Certain Legal Matters – Litigation”:

“On May 25, 2010, the Company voluntarily withdrew its complaint pending against Sembcorp in the Litigation, without prejudice. Also on May 25, 2010, Spigthoff, on behalf of Biwater, filed an application with the Enterprise Chamber of the Amsterdam Court of Appeals requesting an inquiry into the Company’s policies and conduct of business with regard to the actions taken by it in response to the Offer.

On May 27, 2010, Spigthoff sent a letter (the “May 27 Letter”) to Stibbe stating that an analysis of the possibilities open to the Company after the withdrawal of its complaint in the Litigation indicates that the Company may be considering the issuance of Shares to a special purpose vehicle in order to dilute Biwater’s ownership interest in the Company and to thwart the Offer (a “Dilutive Issuance”). Accordingly, the May 27 Letter requested confirmation from the Company that it would not make a Dilutive Issuance without Biwater’s prior written consent or that if such a resolution is adopted by the board of directors of the Company, the Dilutive Issuance would not be implemented prior to the Enterprise Chamber of the Amsterdam Court of Appeals ruling on the matter. The May 27 Letter stated that if the Company did not provide Biwater or its counsel with confirmation within 24 hours, Biwater would seek declaratory judgment regarding the dilutive issuance in the Enterprise Chamber of the Amsterdam Court of Appeals.

10

On May 28, 2010, Stibbe sent a letter to Spigthoff (the “May 28 Letter”) in response to the May 27 Letter. The May 28 Letter stated that the Company was not willing to give the confirmations requested in the May 27 Letter. The May 28 Letter indicated that the Company would however be willing to discuss ways in which the minority shareholders of Cascal could be protected, including through the implementation of an adequate corporate governance structure and undertakings by Biwater and Sembcorp that (i) the Shares would not be delisted or deregistered until Sembcorp holds 95% of the issued and outstanding Shares, (ii) no assets of the Company would be sold to Sembcorp or its affiliates and (iii) in the event of the breach of the forgoing undertakings, Sembcorp would agree to pay a penalty of 310 per Share and (iv) if Sembcorp were to transfer its Shares, the forgoing undertakings would be required to be transferred. If the forgoing protections were not put in place, the May 28 Letter provided that Stibbe would consider the Offer coercive and would take all steps necessary to protect the Company and its shareholders.

Later in the day on May 28, 2010, Spigthoff, on behalf of Biwater, filed an application with the Enterprise Chamber of the Amsterdam Court of Appeals requesting an injunction seeking to (i) prohibit the Company’s board of directors from adopting a resolution in favor of a Dilutive Issuance, if such a resolution has not already been adopted, (ii) suspend such resolution, if already adopted, and prohibit the Company’s board of directors from adopting any new resolutions in favor of a Dilutive Issuance and (iii) suspend Messrs. Biewenga, Auster and Sonkin from the Company’s board of directors until the decision of the Enterprise Chamber of the Amsterdam Court of Appeals has been rendered in the event that either (a) at the time of the hearing to be held on the matter the Company has already made the Dilutive Issuance or (b) the Dilutive Issuance has not been made, but at the hearing to be held on the matter the Company refuses to undertake not to make, or not to resolve to make, a Dilutive Issuance.

On June 2, 2010, the Company filed with the Enterprise Chamber of the Amsterdam Court of Appeals a request for interim measures requesting the Court to issue an order to (i) either have Biwater’s Shares transferred to an independent third party (so that such person could vote the Shares at any meeting of the Company’s stockholders) or suspend of the voting rights of Biwater, (ii) forbid Biwater from tendering their Shares (which have already been tendered in the Offer) if Sembcorp does not agree to (a) cooperate in implementing an adequate corporate governance of the Company by guaranteeing the continued membership of a sufficient number of independent directors and granting those independent members adequate approval and veto rights in respect of the resolutions that protect the interests of the Company’s minority stockholders, (b) refrain from delisting/deregistering the Shares and (c) impose the same obligations on any transferee of Biwater’s Shares and (iii) suspend Messrs. White and Magor from serving on the Company’s board of directors retroactively from March 7, 2010. The date for the hearing on the various orders pending before the Enterprise Chamber of the Amsterdam Court of Appeals has been set for June 10, 2010.”

34.	The first and second paragraphs on page 54 of the Offer to Purchase under “Miscellaneous” are amended and restated as follows:

“The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of the Shares in any state of the United States in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such state.

Neither Parent nor Purchaser is aware of any state of the United States in which the making of the Offer or the acceptance of the Shares in connection therewith would not be in compliance with the laws of such state.”

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35.	The following information is added to Schedule A – Information Concerning Directors and Executive Officers of Parent and Purchaser – 1. Directors and Executive Officers of Parent:

Margaret Lui	Director of Parent since June 1, 2010.

Chief Operating Officer of Seatown Holdings International Pte Ltd since January 1, 2010. Director of Bartley Investments Pte Ltd since October 23, 2006. Director of Brookstone Company, Inc. since August 12, 2008. Director of Brookstone, Inc. since August 12, 2008. Director of CitySpring Infrastructure Management Pte Ltd since November 16, 2006. Director of Dover Investments Pte Ltd since September 6, 2004. Director of Napier Investments Pte Ltd since October 23, 2006. Director of Nassim Investments Pte Ltd since October 23, 2006. Director of Singapore Cruise Centre Pte Ltd since February 24, 2003. Director of Singbridge International Singapore Pte Ltd since April 20, 2009. Director of CITP Advisors (Hong Kong) Limited from July 2, 2009 to May 13, 2010. Director of CITP GP I Ltd from October 27, 2008 to May 13, 2010. Director of CITP Advisors Ltd from October 27, 2008 to May 13, 2010. Director of PLE Investments Pte Ltd from July 1, 2005 to March 9, 2010. Managing Director, Investments, of Temasek Holdings (Private) Limited from April 1, 2001 to December 31, 2009. Director of Singapore Food Industries Limited from December 1, 2005 to April 22, 2009. Director of Arcadia Global Corporation Limited from August 26, 2005 to October 27, 2007. Director of OSIM Brookstone Holdings, Inc. from July 14, 2005 to July 10, 2007. Director of Singapore Aircraft Leasing Enterprise Pte Ltd from February 15, 2005 to December 15, 2006. Director of Singex Exhibition Ventures Pte Ltd from November 1, 2005 to December 31, 2006. Director of Singex Exhibitions Pte Ltd from November 1, 2005 to December 31, 2006. Director of Alexandra Fund Management Pte Ltd from June 15, 2005 to November 17, 2006. Director of PSA Marine (Pte) Ltd from June 30, 2004 to September 30, 2006. Director of Singex Venues Pte Ltd from November 1, 2005 to December 31, 2006. Director of Singspring Pte Ltd from October 12, 2005 to November 9, 2006. Director of Temasek Capital (Private) Limited from August 22, 2005 to October 23, 2006. Director of Canberra Investments Pte Ltd from September 9, 2004 to October 23, 2006. Director of Dahlia Investments Pte Ltd from July 13, 2004 to October 6, 2006. Director of Fullerton Fund Investments Pte Ltd from June 15, 2005 to October 6, 2006. Director of Hazeltree Holdings

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Private Limited from January 23, 2003 to October 6, 2006. Director of Lentor Investments Pte Ltd from July 12, 2004 to October 6, 2006. Director of Anderson Investments Pte Ltd from August 27, 2004 to September 20, 2006. Director of Thomson Capital Pte Ltd from July 13, 2004 to September 20, 2006. Director of Tembusu Capital Pte Ltd from July 12, 2004 to August 26, 2005. Director of PSA International Pte Ltd from December 2, 2003 to June 30, 2005. Director of PSA Corporation Pte Ltd from August 15, 2003 to June 30, 2005. Director of International Development and Consultancy Corporation (Pte) Ltd from August 1, 2001 to March 23, 2005. Director of SMRT Road Holdings Ltd from July 17, 2003 to September 26, 2005. Director of SMRT Trains Ltd from February 16, 2004 to September 26, 2005. Director of SMRT Buses Ltd from July 17, 2003 to September 26, 2005. Director of SMRT Corporation Ltd from July 17, 2003 to September 15, 2005. Alternate Director of Aetos Security Management Pte Ltd from January 10, 2004 to September 30, 2005.

The information contained in the Offer to Purchase, including all schedules thereto, is hereby expressly incorporated herein by reference in response to Items 1 through 9 and Item 11 in this Schedule TO, except as set forth above or below

Item 10.	Financial Statements.

Not applicable.

Item 12.	Exhibits

As required by Regulation M-A Item 1016(a), (b), (d), (g) and (h), the following are attached as exhibits to this Schedule TO:

(a)(1)	Offer to Purchase, dated May 21, 2010.*

(a)(2)	Form of Letter of Transmittal.*

(a)(3)	Form of Notice of Guaranteed Delivery.*

(a)(4)	Form of Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.*

(a)(5)	Form of Letter to brokers, dealers, commercial banks, trust companies and other nominees.*

(a)(6)	Form of Letter to be used by brokers, dealers, commercial banks, trust companies and other nominees to their clients.*

(a)(7)	Summary newspaper advertisement published in The Wall Street Journal on May 21, 2010.*

(a)(8)	Form of Deed of Transfer (for holders of Dutch Registered Shares).*

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(a)(9)	Press Release issued by Purchaser on April 26, 2010 (incorporated by reference to Exhibit 99.1 filed under cover of Schedule TO-C by Purchaser with the Securities and Exchange Commission on April 26, 2010).*

(a)(10)	Investor Presentation filed by Purchaser on April 26, 2010 (incorporated by reference to Exhibit 99.1 filed under cover of Schedule TO-C by Purchaser with the Securities and Exchange Commission on April 26, 2010).*

(a)(11)	Complaint filed on April 30, 2010, in the United States District Court for the Southern District of New York, captioned Cascal N.V. v. Sembcorp Utilities Pte Ltd., Sembcorp Industries Ltd., Biwater Investments Ltd., and Biwater Holdings Limited (incorporated by reference to Exhibit 99.1 filed under cover of Schedule TO-C by Purchaser with the Securities and Exchange Commission on May 5, 2010).*

(a)(12)	Announcement posted by Sembcorp Industries Ltd. on the Singapore Exchange Website on May 4, 2010 (incorporated by reference to Exhibit 99.1 filed under cover of Schedule TO-C by Purchaser with the Securities and Exchange Commission on May 5, 2010).*

(a)(13)	Letter from Sembcorp Industries Ltd. to the Editor of The Business Times in Response to Hock Lock Siew Commentary, dated May 10, 2010 (incorporated by reference to Exhibit 99.1 filed under cover of Schedule TO-C by Purchaser with the Securities and Exchange Commission on May 10, 2010).*

(a)(14)	Amended Complaint filed on May 11, 2010, in the United States District Court for the Southern District of New York, captioned Cascal N.V. v. Sembcorp Utilities Pte Ltd, Sembcorp Industries Ltd, Biwater Investments Ltd., and Biwater Holdings Limited, Civil Action No. 10-cv-3613 (LAK) (incorporated by reference to Exhibit 99.1 filed under cover of Schedule TO-C by Purchaser with the Securities and Exchange Commission on May 12, 2010).*

(a)(15)	Memorandum of Law in Support of Plaintiff’s Application for a Temporary Restraining Order and Preliminary Injunction filed on May 11, 2010, in the United States District Court for the Southern District of New York, captioned Cascal N.V. v. Sembcorp Utilities Pte Ltd, Sembcorp Industries Ltd, Biwater Investments Ltd., and Biwater Holdings Limited, Civil Action No. 10-cv-3613 (LAK) (incorporated by reference to Exhibit 99.2 filed under cover of Schedule TO-C by Purchaser with the Securities and Exchange Commission on May 12, 2010).*

(a)(16)	Announcement posted by Sembcorp Industries Ltd. on the Singapore Exchange Website on May 12, 2010 (incorporated by reference to Exhibit 99.1 filed under cover of Schedule TO-C by Purchaser with the Securities and Exchange Commission on May 12, 2010).*

(a)(17)	Announcement posted by Sembcorp Industries Ltd. on the Singapore Exchange Website on May 13, 2010 (incorporated by reference to Exhibit 99.1 filed under cover of Schedule TO-C by Purchaser with the Securities and Exchange Commission on May 13, 2010).*

(a)(18)	Sembcorp Utilities Pte Ltd.’s and Sembcorp Industries Ltd.’s Opposition to Cascal N.V.’s Application for a Temporary Restraining Order and Preliminary Injunction filed on May 12, 2010, in the United States District Court for the Southern District of New York, captioned Cascal N.V. v. Sembcorp Utilities Pte Ltd., Sembcorp Industries Ltd., Biwater Investments Ltd., and Biwater Holdings Limited, 10 Civ. 3613 (LAK) (incorporated by reference to Exhibit 99.1 filed under cover of Schedule TO-C by Purchaser with the Securities and Exchange Commission on May 14, 2010).*

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(a)(19)	Declaration of Anthony M. Candido in Support of Sembcorp Utilities Pte Ltd.’s and Sembcorp Industries Ltd.’s Opposition to Cascal N.V.’s Application for a Temporary Restraining Order and Preliminary Injunction filed on May 12, 2010, in the United States District Court for the Southern District of New York, captioned Cascal N.V. v. Sembcorp Utilities Pte Ltd., Sembcorp Industries Ltd., Biwater Investments Ltd., and Biwater Holdings Limited, 10 Civ. 3613 (LAK) (incorporated by reference to Exhibit 99.2 filed under cover of Schedule TO-C by Purchaser with the Securities and Exchange Commission on May 14, 2010).*

(a)(20)	Cascal N.V.’s Order to Show Cause for a Preliminary Injunction and Temporary Restraining Order filed on May 11, 2010, in the United States District Court for the Southern District of New York, captioned Cascal N.V. v. Sembcorp Utilities Pte Ltd, Sembcorp Industries Ltd, Biwater Investments Ltd., and Biwater Holdings Limited, Civil Action No. 10-cv-3613 (LAK) (incorporated by reference to Exhibit 99.1 filed under cover of Schedule TO-C by Purchaser with the Securities and Exchange Commission on May 14, 2010).*

(a)(21)	Declaration of Stephane Richer in Support of Plaintiff’s Application for a Temporary Restraining Order and Preliminary Injunction filed on May 11, 2010, in the United States District Court for the Southern District of New York, captioned Cascal N.V. v. Sembcorp Utilities Pte Ltd, Sembcorp Industries Ltd, Biwater Investments Ltd., and Biwater Holdings Limited, Civil Action No. 10-cv-3613 (LAK) (incorporated by reference to Exhibit 99.2 filed under cover of Schedule TO-C by Purchaser with the Securities and Exchange Commission on May 14, 2010).*

(a)(22)	Declaration of Marc Greenwald in Support of Plaintiff’s Application for a Temporary Restraining Order and Preliminary Injunction filed on May 11, 2010, in the United States District Court for the Southern District of New York, captioned Cascal N.V. v. Sembcorp Utilities Pte Ltd, Sembcorp Industries Ltd, Biwater Investments Ltd., and Biwater Holdings Limited, Civil Action No. 10-cv-3613 (LAK) (incorporated by reference to Exhibit 99.3 filed under cover of Schedule TO-C by Purchaser with the Securities and Exchange Commission on May 14, 2010).*

(a)(23)	Biwater Investments Ltd.’s and Biwater Holdings Limited’s Notice of Motion to Dismiss for Lack of Jurisdiction or, Alternatively, on Forum Non Conveniens Grounds filed on May 12, 2010, in the United States District Court for the Southern District of New York, captioned Cascal N.V. v. Sembcorp Utilities Pte Ltd., Sembcorp Industries Ltd., Biwater Investments Ltd., and Biwater Holdings Limited, 10 Civ. 3613 (LAK) (incorporated by reference to Exhibit 99.1 filed under cover of Schedule TO-C by Purchaser with the Securities and Exchange Commission on May 14, 2010).*

(a)(24)	Memorandum of Law in Support of the Biwater Defendants’ Motion to Dismiss for Lack of Jurisdiction or, Alternatively, on Forum Non Conveniens Grounds filed on May 12, 2010, in the United States District Court for the Southern District of New York, captioned Cascal N.V. v. Sembcorp Utilities Pte Ltd., Sembcorp Industries Ltd., Biwater Investments Ltd., and Biwater Holdings Limited, 10 Civ. 3613 (LAK) (incorporated by reference to Exhibit 99.2 filed under cover of Schedule TO-C by Purchaser with the Securities and Exchange Commission on May 14, 2010).*

(a)(25)	Declaration of William Savitt in Support of the Biwater Defendants’ Motion to Dismiss for Lack of Jurisdiction or, Alternatively, on Forum Non Conveniens Grounds filed on May 12, 2010, in the United States District Court for the Southern District of New York, captioned Cascal N.V. v. Sembcorp Utilities Pte Ltd., Sembcorp Industries Ltd., Biwater Investments Ltd., and Biwater Holdings Limited, 10 Civ. 3613 (LAK) (incorporated by reference to Exhibit 99.3 filed under cover of Schedule TO-C by Purchaser with the Securities and Exchange Commission on May 14, 2010).*

15

(a)(26)	Declaration of Lawrence Magor in Support of the Biwater Defendants’ Motion to Dismiss for Lack of Jurisdiction or, Alternatively, on Forum Non Conveniens Grounds filed on May 12, 2010, in the United States District Court for the Southern District of New York, captioned Cascal N.V. v. Sembcorp Utilities Pte Ltd., Sembcorp Industries Ltd., Biwater Investments Ltd., and Biwater Holdings Limited, 10 Civ. 3613 (LAK) (incorporated by reference to Exhibit 99.4 filed under cover of Schedule TO-C by Purchaser with the Securities and Exchange Commission on May 14, 2010).*

(a)(27)	Order to Show Cause for a Preliminary Injunction and Temporary Restraining Order issued on May 12, 2010, in the United States District Court for the Southern District of New York, captioned Cascal N.V. v. Sembcorp Utilities Pte Ltd, Sembcorp Industries Ltd, Biwater Investments Ltd., and Biwater Holdings Limited, Civil Action No. 10-cv-3613 (LAK) (incorporated by reference to Exhibit 99.1 filed under cover of Schedule TO-C by Purchaser with the Securities and Exchange Commission on May 14, 2010).*

(a)(28)	Sembcorp Utilities Pte Ltd.’s and Sembcorp Industries Ltd.’s Supplemental Memorandum of Law in Opposition to Cascal N.V.’s Application for a Preliminary Injunction filed on May 15, 2010, in the United States District Court for the Southern District of New York, captioned Cascal N.V. v. Sembcorp Utilities Pte Ltd., Sembcorp Industries Ltd., Biwater Investments Ltd., and Biwater Holdings Limited, 10 Civ. 3613 (LAK) (incorporated by reference to Exhibit 99.1 filed under cover of Schedule TO-C by Purchaser with the Securities and Exchange Commission on May 17, 2010).*

(a)(29)	Declaration of Anthony M. Candido in Support of Sembcorp Utilities Pte Ltd.’s and Sembcorp Industries Ltd.’s Supplemental Memorandum of Law in Opposition to Cascal N.V.’s Application for a Preliminary Injunction filed on May 12, 2010, in the United States District Court for the Southern District of New York, captioned Cascal N.V. v. Sembcorp Utilities Pte Ltd., Sembcorp Industries Ltd., Biwater Investments Ltd., and Biwater Holdings Limited, 10 Civ. 3613 (LAK) (incorporated by reference to Exhibit 99.2 filed under cover of Schedule TO-C by Purchaser with the Securities and Exchange Commission on May 17, 2010).*

(a)(30)	Declaration of Richard Quek in Support of Sembcorp Utilities Pte Ltd.’s and Sembcorp Industries Ltd.’s Supplemental Memorandum of Law in Opposition to Cascal N.V.’s Application for a Temporary Restraining Order and Preliminary Injunction filed on May 12, 2010, in the United States District Court for the Southern District of New York, captioned Cascal N.V. v. Sembcorp Utilities Pte Ltd., Sembcorp Industries Ltd., Biwater Investments Ltd., and Biwater Holdings Limited, 10 Civ. 3613 (LAK) (incorporated by reference to Exhibit 99.3 filed under cover of Schedule TO-C by Purchaser with the Securities and Exchange Commission on May 17, 2010).*

(a)(31)	Biwater Investments Ltd.’s and Biwater Holdings Limited’s Memorandum of Law in Opposition to Cascal N.V.’s Application for a Preliminary Injunction filed on May 15, 2010, in the United States District Court for the Southern District of New York, captioned Cascal N.V. v. Sembcorp Utilities Pte Ltd., Sembcorp Industries Ltd., Biwater Investments Ltd., and Biwater Holdings Limited, 10 Civ. 3613 (LAK) (incorporated by reference to Exhibit 99.4 filed under cover of Schedule TO-C by Purchaser with the Securities and Exchange Commission on May 17, 2010).*

(a)(32)	Declaration of Martyn Everett in Support of Biwater Investments Ltd.’s and Biwater Holdings Limited’s Memorandum of Law in Opposition to Cascal N.V.’s Application for a Preliminary Injunction filed on May 15, 2010, in the United States District Court for the Southern District of New York, captioned Cascal N.V. v. Sembcorp Utilities Pte Ltd., Sembcorp Industries Ltd., Biwater Investments Ltd., and Biwater Holdings Limited, 10 Civ. 3613 (LAK) (incorporated by reference to Exhibit 99.5 filed under cover of Schedule TO-C by Purchaser with the Securities and Exchange Commission on May 17, 2010).*

16

(a)(33)	Declaration of Lawrence Magor in Support of Biwater Investments Ltd.’s and Biwater Holdings Limited’s Memorandum of Law in Opposition to Cascal N.V.’s Application for a Preliminary Injunction filed on May 15, 2010, in the United States District Court for the Southern District of New York, captioned Cascal N.V. v. Sembcorp Utilities Pte Ltd., Sembcorp Industries Ltd., Biwater Investments Ltd., and Biwater Holdings Limited, 10 Civ. 3613 (LAK) (incorporated by reference to Exhibit 99.6 filed under cover of Schedule TO-C by Purchaser with the Securities and Exchange Commission on May 17, 2010).*

(a)(34)	Declaration of Won S. Shin in Support of Biwater Investments Ltd.’s and Biwater Holdings Limited’s Memorandum of Law in Opposition to Cascal N.V.’s Application for a Preliminary Injunction filed on May 15, 2010, in the United States District Court for the Southern District of New York, captioned Cascal N.V. v. Sembcorp Utilities Pte Ltd., Sembcorp Industries Ltd., Biwater Investments Ltd., and Biwater Holdings Limited, 10 Civ. 3613 (LAK) (incorporated by reference to Exhibit 99.7 filed under cover of Schedule TO-C by Purchaser with the Securities and Exchange Commission on May 17, 2010).*

(a)(35)	Declaration of Alan N. Waxman in Support of Biwater Investments Ltd.’s and Biwater Holdings Limited’s Memorandum of Law in Opposition to Cascal N.V.’s Application for a Preliminary Injunction filed on May 15, 2010, in the United States District Court for the Southern District of New York, captioned Cascal N.V. v. Sembcorp Utilities Pte Ltd., Sembcorp Industries Ltd., Biwater Investments Ltd., and Biwater Holdings Limited, 10 Civ. 3613 (LAK) (incorporated by reference to Exhibit 99.8 filed under cover of Schedule TO-C by Purchaser with the Securities and Exchange Commission on May 17, 2010).*

(a)(36)	Declaration of Tan Cheng Guan in Support of Sembcorp Utilities Pte Ltd.’s and Sembcorp Industries Ltd.’s Supplemental Memorandum of Law in Opposition to Cascal N.V.’s Application for a Preliminary Injunction filed on May 17, 2010, in the United States District Court for the Southern District of New York, captioned Cascal N.V. v. Sembcorp Utilities Pte Ltd., Sembcorp Industries Ltd., Biwater Investments Ltd., and Biwater Holdings Limited, 10 Civ. 3613 (LAK) (incorporated by reference to Exhibit 99.1 filed under cover of Schedule TO-C by Purchaser with the Securities and Exchange Commission on May 18, 2010).*

(a)(37)	Declaration of Richard Evans in Support of Biwater Investments Ltd.’s and Biwater Holdings Limited’s Memorandum of Law in Opposition to Cascal N.V.’s Application for a Preliminary Injunction filed on May 17, 2010, in the United States District Court for the Southern District of New York, captioned Cascal N.V. v. Sembcorp Utilities Pte Ltd., Sembcorp Industries Ltd., Biwater Investments Ltd., and Biwater Holdings Limited, 10 Civ. 3613 (LAK) (incorporated by reference to Exhibit 99.2 filed under cover of Schedule TO-C by Purchaser with the Securities and Exchange Commission on May 18, 2010).*

(a)(38)	Supplemental Declaration of Lawrence Magor in Support of Biwater Investments Ltd.’s and Biwater Holdings Limited’s Memorandum of Law in Opposition to Cascal N.V.’s Application for a Preliminary Injunction filed on May 17, 2010, in the United States District Court for the Southern District of New York, captioned Cascal N.V. v. Sembcorp Utilities Pte Ltd., Sembcorp Industries Ltd., Biwater Investments Ltd., and Biwater Holdings Limited, 10 Civ. 3613 (LAK) (incorporated by reference to Exhibit 99.3 filed under cover of Schedule TO-C by Purchaser with the Securities and Exchange Commission on May 18, 2010).*

17

(a)(39)	Cascal N.V.’s Reply Memorandum in Support of Plaintiff’s Application for a Preliminary Injunction filed on May 17, 2010, in the United States District Court for the Southern District of New York, captioned Cascal N.V. v. Sembcorp Utilities Pte Ltd., Sembcorp Industries Ltd., Biwater Investments Ltd., and Biwater Holdings Limited, 10 Civ. 3613 (LAK) (incorporated by reference to Exhibit 99.4 filed under cover of Schedule TO-C by Purchaser with the Securities and Exchange Commission on May 18, 2010).*

(a)(40)	Declaration of Marc Greenwald in Support of Plaintiff’s Application for a Preliminary Injunction filed on May 17, 2010, in the United States District Court for the Southern District of New York, captioned Cascal N.V. v. Sembcorp Utilities Pte Ltd., Sembcorp Industries Ltd., Biwater Investments Ltd., and Biwater Holdings Limited, 10 Civ. 3613 (LAK) (incorporated by reference to Exhibit 99.5 filed under cover of Schedule TO-C by Purchaser with the Securities and Exchange Commission on May 18, 2010).*

(a)(41)	Announcement posted by Sembcorp Industries Ltd. on the Singapore Exchange Website on May 20, 2010 (incorporated by reference to Exhibit 99.1 filed under cover of Schedule TO-C by Purchaser with the Securities and Exchange Commission on May 20, 2010).*

(a)(42)	Press Release issued by Purchaser on May 21, 2010.*

(a)(43)	Announcement posted by Sembcorp Industries Ltd. on the Singapore Exchange Website on May 26, 2010.**

(a)(44)	Announcement posted by Sembcorp Industries Ltd. on the Singapore Exchange Website on May 31, 2010.***

(a)(45)	Announcement posted by Sembcorp Industries Ltd. on the Singapore Exchange Website on June 2, 2010.****

(b)	None.

(c)	None.

(d)(1)	Tender Offer and Stockholder Support Agreement, dated April 26, 2010, among Purchaser, Biwater Investments Ltd. and Biwater Holdings Ltd.*

(d)(2)	Tax Indemnity Deed, dated April 26, 2010, between Purchaser and Biwater Holdings Ltd.*

(d)(3)	Pensions Agreement, dated April 26, 2010, among Cascal N.V., Biwater Holdings Ltd. and the Trustees of the Biwater Retirement and Security Scheme.*

(d)(4)	Escrow Agreement, dated April 26, 2010, among Purchaser, Biwater Investments Ltd., HSBC Bank plc, the Trustees of the Biwater Retirement and Security Scheme and The Bank of New York Mellon.*

(d)(5)	Complaint filed on April 30, 2010, in the United States District Court for the Southern District of New York, captioned Cascal N.V. v. Sembcorp Utilities Pte Ltd., Sembcorp Industries Ltd., Biwater Investments Ltd., and Biwater Holdings Limited (incorporated by reference to Exhibit 99.1 filed under cover of Schedule TO-C by Purchaser with the Securities and Exchange Commission on May 5, 2010).*

(d)(6)	Amended Complaint filed on May 11, 2010, in the United States District Court for the Southern District of New York, captioned Cascal N.V. v. Sembcorp Utilities Pte Ltd, Sembcorp Industries Ltd, Biwater Investments Ltd., and Biwater Holdings Limited, Civil Action No. 10-cv-3613 (LAK) (incorporated by reference to Exhibit 99.1 filed under cover of Schedule TO-C by Purchaser with the Securities and Exchange Commission on May 12, 2010).*

18

(d)(7)	Memorandum of Law in Support of Plaintiff’s Application for a Temporary Restraining Order and Preliminary Injunction filed on May 11, 2010, in the United States District Court for the Southern District of New York, captioned Cascal N.V. v. Sembcorp Utilities Pte Ltd, Sembcorp Industries Ltd, Biwater Investments Ltd., and Biwater Holdings Limited, Civil Action No. 10-cv-3613 (LAK) (incorporated by reference to Exhibit 99.2 filed under cover of Schedule TO-C by Purchaser with the Securities and Exchange Commission on May 12, 2010).*

(d)(8)	Announcement posted by Sembcorp Industries Ltd. on the Singapore Exchange Website on May 13, 2010 (incorporated by reference to Exhibit 99.1 filed under cover of Schedule TO-C by Purchaser with the Securities and Exchange Commission on May 13, 2010).*

(d)(9)	Sembcorp Utilities Pte Ltd.’s and Sembcorp Industries Ltd.’s Opposition to Cascal N.V.’s Application for a Temporary Restraining Order and Preliminary Injunction filed on May 12, 2010, in the United States District Court for the Southern District of New York, captioned Cascal N.V. v. Sembcorp Utilities Pte Ltd., Sembcorp Industries Ltd., Biwater Investments Ltd., and Biwater Holdings Limited, 10 Civ. 3613 (LAK) (incorporated by reference to Exhibit 99.1 filed under cover of Schedule TO-C by Purchaser with the Securities and Exchange Commission on May 14, 2010).*

(d)(10)	Declaration of Anthony M. Candido in Support of Sembcorp Utilities Pte Ltd.’s and Sembcorp Industries Ltd.’s Opposition to Cascal N.V.’s Application for a Temporary Restraining Order and Preliminary Injunction filed on May 12, 2010, in the United States District Court for the Southern District of New York, captioned Cascal N.V. v. Sembcorp Utilities Pte Ltd., Sembcorp Industries Ltd., Biwater Investments Ltd., and Biwater Holdings Limited, 10 Civ. 3613 (LAK) (incorporated by reference to Exhibit 99.2 filed under cover of Schedule TO-C by Purchaser with the Securities and Exchange Commission on May 14, 2010).*

(d)(11)	Cascal N.V.’s Order to Show Cause for a Preliminary Injunction and Temporary Restraining Order filed on May 11, 2010, in the United States District Court for the Southern District of New York, captioned Cascal N.V. v. Sembcorp Utilities Pte Ltd, Sembcorp Industries Ltd, Biwater Investments Ltd., and Biwater Holdings Limited, Civil Action No. 10-cv-3613 (LAK) (incorporated by reference to Exhibit 99.1 filed under cover of Schedule TO-C by Purchaser with the Securities and Exchange Commission on May 14, 2010).*

(d)(12)	Declaration of Stephane Richer in Support of Plaintiff’s Application for a Temporary Restraining Order and Preliminary Injunction filed on May 11, 2010, in the United States District Court for the Southern District of New York, captioned Cascal N.V. v. Sembcorp Utilities Pte Ltd, Sembcorp Industries Ltd, Biwater Investments Ltd., and Biwater Holdings Limited, Civil Action No. 10-cv-3613 (LAK) (incorporated by reference to Exhibit 99.2 filed under cover of Schedule TO-C by Purchaser with the Securities and Exchange Commission on May 14, 2010).*

(d)(13)	Declaration of Marc Greenwald in Support of Plaintiff’s Application for a Temporary Restraining Order and Preliminary Injunction filed on May 11, 2010, in the United States District Court for the Southern District of New York, captioned Cascal N.V. v. Sembcorp Utilities Pte Ltd, Sembcorp Industries Ltd, Biwater Investments Ltd., and Biwater Holdings Limited, Civil Action No. 10-cv-3613 (LAK) (incorporated by reference to Exhibit 99.3 filed under cover of Schedule TO-C by Purchaser with the Securities and Exchange Commission on May 14, 2010).*

19

(d)(14)	Biwater Investments Ltd.’s and Biwater Holdings Limited’s Notice of Motion to Dismiss for Lack of Jurisdiction or, Alternatively, on Forum Non Conveniens Grounds filed on May 12, 2010, in the United States District Court for the Southern District of New York, captioned Cascal N.V. v. Sembcorp Utilities Pte Ltd., Sembcorp Industries Ltd., Biwater Investments Ltd., and Biwater Holdings Limited, 10 Civ. 3613 (LAK) (incorporated by reference to Exhibit 99.1 filed under cover of Schedule TO-C by Purchaser with the Securities and Exchange Commission on May 14, 2010).*

(d)(15)	Memorandum of Law in Support of the Biwater Defendants’ Motion to Dismiss for Lack of Jurisdiction or, Alternatively, on Forum Non Conveniens Grounds filed on May 12, 2010, in the United States District Court for the Southern District of New York, captioned Cascal N.V. v. Sembcorp Utilities Pte Ltd., Sembcorp Industries Ltd., Biwater Investments Ltd., and Biwater Holdings Limited, 10 Civ. 3613 (LAK) (incorporated by reference to Exhibit 99.2 filed under cover of Schedule TO-C by Purchaser with the Securities and Exchange Commission on May 14, 2010).*

(d)(16)	Declaration of William Savitt in Support of the Biwater Defendants’ Motion to Dismiss for Lack of Jurisdiction or, Alternatively, on Forum Non Conveniens Grounds filed on May 12, 2010, in the United States District Court for the Southern District of New York, captioned Cascal N.V. v. Sembcorp Utilities Pte Ltd., Sembcorp Industries Ltd., Biwater Investments Ltd., and Biwater Holdings Limited, 10 Civ. 3613 (LAK) (incorporated by reference to Exhibit 99.3 filed under cover of Schedule TO-C by Purchaser with the Securities and Exchange Commission on May 14, 2010).*

(d)(17)	Declaration of Lawrence Magor in Support of the Biwater Defendants’ Motion to Dismiss for Lack of Jurisdiction or, Alternatively, on Forum Non Conveniens Grounds filed on May 12, 2010, in the United States District Court for the Southern District of New York, captioned Cascal N.V. v. Sembcorp Utilities Pte Ltd., Sembcorp Industries Ltd., Biwater Investments Ltd., and Biwater Holdings Limited, 10 Civ. 3613 (LAK) (incorporated by reference to Exhibit 99.4 filed under cover of Schedule TO-C by Purchaser with the Securities and Exchange Commission on May 14, 2010).*

(d)(18)	Order to Show Cause for a Preliminary Injunction and Temporary Restraining Order issued on May 12, 2010, in the United States District Court for the Southern District of New York, captioned Cascal N.V. v. Sembcorp Utilities Pte Ltd, Sembcorp Industries Ltd, Biwater Investments Ltd., and Biwater Holdings Limited, Civil Action No. 10-cv-3613 (LAK) (incorporated by reference to Exhibit 99.1 filed under cover of Schedule TO-C by Purchaser with the Securities and Exchange Commission on May 14, 2010).*

(d)(19)	Sembcorp Utilities Pte Ltd.’s and Sembcorp Industries Ltd.’s Supplemental Memorandum of Law in Opposition to Cascal N.V.’s Application for a Preliminary Injunction filed on May 15, 2010, in the United States District Court for the Southern District of New York, captioned Cascal N.V. v. Sembcorp Utilities Pte Ltd., Sembcorp Industries Ltd., Biwater Investments Ltd., and Biwater Holdings Limited, 10 Civ. 3613 (LAK) (incorporated by reference to Exhibit 99.1 filed under cover of Schedule TO-C by Purchaser with the Securities and Exchange Commission on May 17, 2010).*

(d)(20)	Declaration of Anthony M. Candido in Support of Sembcorp Utilities Pte Ltd.’s and Sembcorp Industries Ltd.’s Supplemental Memorandum of Law in Opposition to Cascal N.V.’s Application for a Preliminary Injunction filed on May 12, 2010, in the United States District Court for the Southern District of New York, captioned Cascal N.V. v. Sembcorp Utilities Pte Ltd., Sembcorp Industries Ltd., Biwater Investments Ltd., and Biwater Holdings Limited, 10 Civ. 3613 (LAK) (incorporated by reference to Exhibit 99.2 filed under cover of Schedule TO-C by Purchaser with the Securities and Exchange Commission on May 17, 2010).*

20

(d)(21)	Declaration of Richard Quek in Support of Sembcorp Utilities Pte Ltd.’s and Sembcorp Industries Ltd.’s Supplemental Memorandum of Law in Opposition to Cascal N.V.’s Application for a Temporary Restraining Order and Preliminary Injunction filed on May 12, 2010, in the United States District Court for the Southern District of New York, captioned Cascal N.V. v. Sembcorp Utilities Pte Ltd., Sembcorp Industries Ltd., Biwater Investments Ltd., and Biwater Holdings Limited, 10 Civ. 3613 (LAK) (incorporated by reference to Exhibit 99.3 filed under cover of Schedule TO-C by Purchaser with the Securities and Exchange Commission on May 17, 2010).*

(d)(22)	Biwater Investments Ltd.’s and Biwater Holdings Limited’s Memorandum of Law in Opposition to Cascal N.V.’s Application for a Preliminary Injunction filed on May 15, 2010, in the United States District Court for the Southern District of New York, captioned Cascal N.V. v. Sembcorp Utilities Pte Ltd., Sembcorp Industries Ltd., Biwater Investments Ltd., and Biwater Holdings Limited, 10 Civ. 3613 (LAK) (incorporated by reference to Exhibit 99.4 filed under cover of Schedule TO-C by Purchaser with the Securities and Exchange Commission on May 17, 2010).*

(d)(23)	Declaration of Martyn Everett in Support of Biwater Investments Ltd.’s and Biwater Holdings Limited’s Memorandum of Law in Opposition to Cascal N.V.’s Application for a Preliminary Injunction filed on May 15, 2010, in the United States District Court for the Southern District of New York, captioned Cascal N.V. v. Sembcorp Utilities Pte Ltd., Sembcorp Industries Ltd., Biwater Investments Ltd., and Biwater Holdings Limited, 10 Civ. 3613 (LAK) (incorporated by reference to Exhibit 99.5 filed under cover of Schedule TO-C by Purchaser with the Securities and Exchange Commission on May 17, 2010).*

(d)(24)	Declaration of Lawrence Magor in Support of Biwater Investments Ltd.’s and Biwater Holdings Limited’s Memorandum of Law in Opposition to Cascal N.V.’s Application for a Preliminary Injunction filed on May 15, 2010, in the United States District Court for the Southern District of New York, captioned Cascal N.V. v. Sembcorp Utilities Pte Ltd., Sembcorp Industries Ltd., Biwater Investments Ltd., and Biwater Holdings Limited, 10 Civ. 3613 (LAK) (incorporated by reference to Exhibit 99.6 filed under cover of Schedule TO-C by Purchaser with the Securities and Exchange Commission on May 17, 2010).*

(d)(25)	Declaration of Won S. Shin in Support of Biwater Investments Ltd.’s and Biwater Holdings Limited’s Memorandum of Law in Opposition to Cascal N.V.’s Application for a Preliminary Injunction filed on May 15, 2010, in the United States District Court for the Southern District of New York, captioned Cascal N.V. v. Sembcorp Utilities Pte Ltd., Sembcorp Industries Ltd., Biwater Investments Ltd., and Biwater Holdings Limited, 10 Civ. 3613 (LAK) (incorporated by reference to Exhibit 99.7 filed under cover of Schedule TO-C by Purchaser with the Securities and Exchange Commission on May 17, 2010).*

(d)(26)	Declaration of Alan N. Waxman in Support of Biwater Investments Ltd.’s and Biwater Holdings Limited’s Memorandum of Law in Opposition to Cascal N.V.’s Application for a Preliminary Injunction filed on May 15, 2010, in the United States District Court for the Southern District of New York, captioned Cascal N.V. v. Sembcorp Utilities Pte Ltd., Sembcorp Industries Ltd., Biwater Investments Ltd., and Biwater Holdings Limited, 10 Civ. 3613 (LAK) (incorporated by reference to Exhibit 99.8 filed under cover of Schedule TO-C by Purchaser with the Securities and Exchange Commission on May 17, 2010).*

21

(d)(27)	Declaration of Tan Cheng Guan in Support of Sembcorp Utilities Pte Ltd.’s and Sembcorp Industries Ltd.’s Supplemental Memorandum of Law in Opposition to Cascal N.V.’s Application for a Preliminary Injunction filed on May 17, 2010, in the United States District Court for the Southern District of New York, captioned Cascal N.V. v. Sembcorp Utilities Pte Ltd., Sembcorp Industries Ltd., Biwater Investments Ltd., and Biwater Holdings Limited, 10 Civ. 3613 (LAK) (incorporated by reference to Exhibit 99.1 filed under cover of Schedule TO-C by Purchaser with the Securities and Exchange Commission on May 18, 2010).*

(d)(28)	Declaration of Richard Evans in Support of Biwater Investments Ltd.’s and Biwater Holdings Limited’s Memorandum of Law in Opposition to Cascal N.V.’s Application for a Preliminary Injunction filed on May 17, 2010, in the United States District Court for the Southern District of New York, captioned Cascal N.V. v. Sembcorp Utilities Pte Ltd., Sembcorp Industries Ltd., Biwater Investments Ltd., and Biwater Holdings Limited, 10 Civ. 3613 (LAK) (incorporated by reference to Exhibit 99.2 filed under cover of Schedule TO-C by Purchaser with the Securities and Exchange Commission on May 18, 2010).*

(d)(29)	Supplemental Declaration of Lawrence Magor in Support of Biwater Investments Ltd.’s and Biwater Holdings Limited’s Memorandum of Law in Opposition to Cascal N.V.’s Application for a Preliminary Injunction filed on May 17, 2010, in the United States District Court for the Southern District of New York, captioned Cascal N.V. v. Sembcorp Utilities Pte Ltd., Sembcorp Industries Ltd., Biwater Investments Ltd., and Biwater Holdings Limited, 10 Civ. 3613 (LAK) (incorporated by reference to Exhibit 99.3 filed under cover of Schedule TO-C by Purchaser with the Securities and Exchange Commission on May 18, 2010).*

(d)(30)	Cascal N.V.’s Reply Memorandum in Support of Plaintiff’s Application for a Preliminary Injunction filed on May 17, 2010, in the United States District Court for the Southern District of New York, captioned Cascal N.V. v. Sembcorp Utilities Pte Ltd., Sembcorp Industries Ltd., Biwater Investments Ltd., and Biwater Holdings Limited, 10 Civ. 3613 (LAK) (incorporated by reference to Exhibit 99.4 filed under cover of Schedule TO-C by Purchaser with the Securities and Exchange Commission on May 18, 2010).*

(d)(31)	Declaration of Marc Greenwald in Support of Plaintiff’s Application for a Preliminary Injunction filed on May 17, 2010, in the United States District Court for the Southern District of New York, captioned Cascal N.V. v. Sembcorp Utilities Pte Ltd., Sembcorp Industries Ltd., Biwater Investments Ltd., and Biwater Holdings Limited, 10 Civ. 3613 (LAK) (incorporated by reference to Exhibit 99.5 filed under cover of Schedule TO-C by Purchaser with the Securities and Exchange Commission on May 18, 2010).*

(e)	None.

(f)	None.

(g)	None.

(h)	None.

*	Previously filed as an Exhibit to the Schedule TO filed by Purchaser with the Securities and Exchange Commission on May 21, 2010.
**	Previously filed as an Exhibit to Amendment No. 1 to the Schedule TO filed by Purchaser with the Securities and Exchange Commission on May 26, 2010.
***	Previously filed as an Exhibit to Amendment No. 2 to the Schedule TO filed by Purchaser with the Securities and Exchange Commission on June 1, 2010.
****	Previously filed as an Exhibit to Amendment No. 3 to the Schedule TO filed by Purchaser with the Securities and Exchange Commission on June 2, 2010.

22

SIGNATURE

After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: June 7, 2010.

SEMBCORP UTILITIES PTE LTD.

By:	/S/ RICHARD QUEK HONG LIAT
Name:	Richard Quek Hong Liat
Title:	SVP, Group Corporate Finance
and M&A, Sembcorp Industries Ltd.

SEMBCORP INDUSTRIES LTD.

By:	/S/ RICHARD QUEK HONG LIAT
Name:	Richard Quek Hong Liat
Title:	SVP, Group Corporate Finance and M&A

23

EXHIBIT INDEX

Exhibit No.

(a)(1)	Offer to Purchase, dated May 21, 2010.*

(a)(2)	Form of Letter of Transmittal.*

(a)(3)	Form of Notice of Guaranteed Delivery.*

(a)(4)	Form of Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.*

(a)(5)	Form of Letter to brokers, dealers, commercial banks, trust companies and other nominees.*

(a)(6)	Form of Letter to be used by brokers, dealers, commercial banks, trust companies and other nominees to their clients.*

(a)(7)	Summary newspaper advertisement published in The Wall Street Journal on May 21, 2010.*

(a)(8)	Form of Deed of Transfer (for holders of Dutch Registered Shares).*

(a)(9)	Press Release issued by Purchaser on April 26, 2010 (incorporated by reference to Exhibit 99.1 filed under cover of Schedule TO-C by Purchaser with the Securities and Exchange Commission on April 26, 2010).*

(a)(10)	Investor Presentation filed by Purchaser on April 26, 2010 (incorporated by reference to Exhibit 99.1 filed under cover of Schedule TO-C by Purchaser with the Securities and Exchange Commission on April 26, 2010).*

(a)(11)	Complaint filed on April 30, 2010, in the United States District Court for the Southern District of New York, captioned Cascal N.V. v. Sembcorp Utilities Pte Ltd., Sembcorp Industries Ltd., Biwater Investments Ltd., and Biwater Holdings Limited (incorporated by reference to Exhibit 99.1 filed under cover of Schedule TO-C by Purchaser with the Securities and Exchange Commission on May 5, 2010).*

(a)(12)	Announcement posted by Sembcorp Industries Ltd. on the Singapore Exchange Website on May 4, 2010 (incorporated by reference to Exhibit 99.1 filed under cover of Schedule TO-C by Purchaser with the Securities and Exchange Commission on May 5, 2010).*

(a)(13)	Letter from Sembcorp Industries Ltd. to the Editor of The Business Times in Response to Hock Lock Siew Commentary, dated May 10, 2010 (incorporated by reference to Exhibit 99.1 filed under cover of Schedule TO-C by Purchaser with the Securities and Exchange Commission on May 10, 2010).*

(a)(14)	Amended Complaint filed on May 11, 2010, in the United States District Court for the Southern District of New York, captioned Cascal N.V. v. Sembcorp Utilities Pte Ltd, Sembcorp Industries Ltd, Biwater Investments Ltd., and Biwater Holdings Limited, Civil Action No. 10-cv-3613 (LAK) (incorporated by reference to Exhibit 99.1 filed under cover of Schedule TO-C by Purchaser with the Securities and Exchange Commission on May 12, 2010).*

(a)(15)	Memorandum of Law in Support of Plaintiff’s Application for a Temporary Restraining Order and Preliminary Injunction filed on May 11, 2010, in the United States District Court for the Southern District of New York, captioned Cascal N.V. v. Sembcorp Utilities Pte Ltd, Sembcorp Industries Ltd, Biwater Investments Ltd., and Biwater Holdings Limited, Civil Action No. 10-cv-3613 (LAK) (incorporated by reference to Exhibit 99.2 filed under cover of Schedule TO-C by Purchaser with the Securities and Exchange Commission on May 12, 2010).*

(a)(16)	Announcement posted by Sembcorp Industries Ltd. on the Singapore Exchange Website on May 12, 2010 (incorporated by reference to Exhibit 99.1 filed under cover of Schedule TO-C by Purchaser with the Securities and Exchange Commission on May 12, 2010).*

(a)(17)	Announcement posted by Sembcorp Industries Ltd. on the Singapore Exchange Website on May 13, 2010 (incorporated by reference to Exhibit 99.1 filed under cover of Schedule TO-C by Purchaser with the Securities and Exchange Commission on May 13, 2010).*

(a)(18)	Sembcorp Utilities Pte Ltd.’s and Sembcorp Industries Ltd.’s Opposition to Cascal N.V.’s Application for a Temporary Restraining Order and Preliminary Injunction filed on May 12, 2010, in the United States District Court for the Southern District of New York, captioned Cascal N.V. v. Sembcorp Utilities Pte Ltd., Sembcorp Industries Ltd., Biwater Investments Ltd., and Biwater Holdings Limited, 10 Civ. 3613 (LAK) (incorporated by reference to Exhibit 99.1 filed under cover of Schedule TO-C by Purchaser with the Securities and Exchange Commission on May 14, 2010).*

(a)(19)	Declaration of Anthony M. Candido in Support of Sembcorp Utilities Pte Ltd.’s and Sembcorp Industries Ltd.’s Opposition to Cascal N.V.’s Application for a Temporary Restraining Order and Preliminary Injunction filed on May 12, 2010, in the United States District Court for the Southern District of New York, captioned Cascal N.V. v. Sembcorp Utilities Pte Ltd., Sembcorp Industries Ltd., Biwater Investments Ltd., and Biwater Holdings Limited, 10 Civ. 3613 (LAK) (incorporated by reference to Exhibit 99.2 filed under cover of Schedule TO-C by Purchaser with the Securities and Exchange Commission on May 14, 2010).*

(a)(20)	Cascal N.V.’s Order to Show Cause for a Preliminary Injunction and Temporary Restraining Order filed on May 11, 2010, in the United States District Court for the Southern District of New York, captioned Cascal N.V. v. Sembcorp Utilities Pte Ltd, Sembcorp Industries Ltd, Biwater Investments Ltd., and Biwater Holdings Limited, Civil Action No. 10-cv-3613 (LAK) (incorporated by reference to Exhibit 99.1 filed under cover of Schedule TO-C by Purchaser with the Securities and Exchange Commission on May 14, 2010).*

(a)(21)	Declaration of Stephane Richer in Support of Plaintiff’s Application for a Temporary Restraining Order and Preliminary Injunction filed on May 11, 2010, in the United States District Court for the Southern District of New York, captioned Cascal N.V. v. Sembcorp Utilities Pte Ltd, Sembcorp Industries Ltd, Biwater Investments Ltd., and Biwater Holdings Limited, Civil Action No. 10-cv-3613 (LAK) (incorporated by reference to Exhibit 99.2 filed under cover of Schedule TO-C by Purchaser with the Securities and Exchange Commission on May 14, 2010).*

(a)(22)	Declaration of Marc Greenwald in Support of Plaintiff’s Application for a Temporary Restraining Order and Preliminary Injunction filed on May 11, 2010, in the United States District Court for the Southern District of New York, captioned Cascal N.V. v. Sembcorp Utilities Pte Ltd, Sembcorp Industries Ltd, Biwater Investments Ltd., and Biwater Holdings Limited, Civil Action No. 10-cv-3613 (LAK) (incorporated by reference to Exhibit 99.3 filed under cover of Schedule TO-C by Purchaser with the Securities and Exchange Commission on May 14, 2010).*

(a)(23)	Biwater Investments Ltd.’s and Biwater Holdings Limited’s Notice of Motion to Dismiss for Lack of Jurisdiction or, Alternatively, on Forum Non Conveniens Grounds filed on May 12, 2010, in the United States District Court for the Southern District of New York, captioned Cascal N.V. v. Sembcorp Utilities Pte Ltd., Sembcorp Industries Ltd., Biwater Investments Ltd., and Biwater Holdings Limited, 10 Civ. 3613 (LAK) (incorporated by reference to Exhibit 99.1 filed under cover of Schedule TO-C by Purchaser with the Securities and Exchange Commission on May 14, 2010).*

(a)(24)	Memorandum of Law in Support of the Biwater Defendants’ Motion to Dismiss for Lack of Jurisdiction or, Alternatively, on Forum Non Conveniens Grounds filed on May 12, 2010, in the United States District Court for the Southern District of New York, captioned Cascal N.V. v. Sembcorp Utilities Pte Ltd., Sembcorp Industries Ltd., Biwater Investments Ltd., and Biwater Holdings Limited, 10 Civ. 3613 (LAK) (incorporated by reference to Exhibit 99.2 filed under cover of Schedule TO-C by Purchaser with the Securities and Exchange Commission on May 14, 2010).*

(a)(25)	Declaration of William Savitt in Support of the Biwater Defendants’ Motion to Dismiss for Lack of Jurisdiction or, Alternatively, on Forum Non Conveniens Grounds filed on May 12, 2010, in the United States District Court for the Southern District of New York, captioned Cascal N.V. v. Sembcorp Utilities Pte Ltd., Sembcorp Industries Ltd., Biwater Investments Ltd., and Biwater Holdings Limited, 10 Civ. 3613 (LAK) (incorporated by reference to Exhibit 99.3 filed under cover of Schedule TO-C by Purchaser with the Securities and Exchange Commission on May 14, 2010).*

(a)(26)	Declaration of Lawrence Magor in Support of the Biwater Defendants’ Motion to Dismiss for Lack of Jurisdiction or, Alternatively, on Forum Non Conveniens Grounds filed on May 12, 2010, in the United States District Court for the Southern District of New York, captioned Cascal N.V. v. Sembcorp Utilities Pte Ltd., Sembcorp Industries Ltd., Biwater Investments Ltd., and Biwater Holdings Limited, 10 Civ. 3613 (LAK) (incorporated by reference to Exhibit 99.4 filed under cover of Schedule TO-C by Purchaser with the Securities and Exchange Commission on May 14, 2010).*

(a)(27)	Order to Show Cause for a Preliminary Injunction and Temporary Restraining Order issued on May 12, 2010, in the United States District Court for the Southern District of New York, captioned Cascal N.V. v. Sembcorp Utilities Pte Ltd, Sembcorp Industries Ltd, Biwater Investments Ltd., and Biwater Holdings Limited, Civil Action No. 10-cv-3613 (LAK) (incorporated by reference to Exhibit 99.1 filed under cover of Schedule TO-C by Purchaser with the Securities and Exchange Commission on May 14, 2010).*

(a)(28)	Sembcorp Utilities Pte Ltd.’s and Sembcorp Industries Ltd.’s Supplemental Memorandum of Law in Opposition to Cascal N.V.’s Application for a Preliminary Injunction filed on May 15, 2010, in the United States District Court for the Southern District of New York, captioned Cascal N.V. v. Sembcorp Utilities Pte Ltd., Sembcorp Industries Ltd., Biwater Investments Ltd., and Biwater Holdings Limited, 10 Civ. 3613 (LAK) (incorporated by reference to Exhibit 99.1 filed under cover of Schedule TO-C by Purchaser with the Securities and Exchange Commission on May 17, 2010).*

(a)(29)	Declaration of Anthony M. Candido in Support of Sembcorp Utilities Pte Ltd.’s and Sembcorp Industries Ltd.’s Supplemental Memorandum of Law in Opposition to Cascal N.V.’s Application for a Preliminary Injunction filed on May 12, 2010, in the United States District Court for the Southern District of New York, captioned Cascal N.V. v. Sembcorp Utilities Pte Ltd., Sembcorp Industries Ltd., Biwater Investments Ltd., and Biwater Holdings Limited, 10 Civ. 3613 (LAK) (incorporated by reference to Exhibit 99.2 filed under cover of Schedule TO-C by Purchaser with the Securities and Exchange Commission on May 17, 2010).*

(a)(30)	Declaration of Richard Quek in Support of Sembcorp Utilities Pte Ltd.’s and Sembcorp Industries Ltd.’s Supplemental Memorandum of Law in Opposition to Cascal N.V.’s Application for a Temporary Restraining Order and Preliminary Injunction filed on May 12, 2010, in the United States District Court for the Southern District of New York, captioned Cascal N.V. v. Sembcorp Utilities Pte Ltd., Sembcorp Industries Ltd., Biwater Investments Ltd., and Biwater Holdings Limited, 10 Civ. 3613 (LAK) (incorporated by reference to Exhibit 99.3 filed under cover of Schedule TO-C by Purchaser with the Securities and Exchange Commission on May 17, 2010).*

(a)(31)	Biwater Investments Ltd.’s and Biwater Holdings Limited’s Memorandum of Law in Opposition to Cascal N.V.’s Application for a Preliminary Injunction filed on May 15, 2010, in the United States District Court for the Southern District of New York, captioned Cascal N.V. v. Sembcorp Utilities Pte Ltd., Sembcorp Industries Ltd., Biwater Investments Ltd., and Biwater Holdings Limited, 10 Civ. 3613 (LAK) (incorporated by reference to Exhibit 99.4 filed under cover of Schedule TO-C by Purchaser with the Securities and Exchange Commission on May 17, 2010).*

(a)(32)	Declaration of Martyn Everett in Support of Biwater Investments Ltd.’s and Biwater Holdings Limited’s Memorandum of Law in Opposition to Cascal N.V.’s Application for a Preliminary Injunction filed on May 15, 2010, in the United States District Court for the Southern District of New York, captioned Cascal N.V. v. Sembcorp Utilities Pte Ltd., Sembcorp Industries Ltd., Biwater Investments Ltd., and Biwater Holdings Limited, 10 Civ. 3613 (LAK) (incorporated by reference to Exhibit 99.5 filed under cover of Schedule TO-C by Purchaser with the Securities and Exchange Commission on May 17, 2010).*

(a)(33)	Declaration of Lawrence Magor in Support of Biwater Investments Ltd.’s and Biwater Holdings Limited’s Memorandum of Law in Opposition to Cascal N.V.’s Application for a Preliminary Injunction filed on May 15, 2010, in the United States District Court for the Southern District of New York, captioned Cascal N.V. v. Sembcorp Utilities Pte Ltd., Sembcorp Industries Ltd., Biwater Investments Ltd., and Biwater Holdings Limited, 10 Civ. 3613 (LAK) (incorporated by reference to Exhibit 99.6 filed under cover of Schedule TO-C by Purchaser with the Securities and Exchange Commission on May 17, 2010).*

(a)(34)	Declaration of Won S. Shin in Support of Biwater Investments Ltd.’s and Biwater Holdings Limited’s Memorandum of Law in Opposition to Cascal N.V.’s Application for a Preliminary Injunction filed on May 15, 2010, in the United States District Court for the Southern District of New York, captioned Cascal N.V. v. Sembcorp Utilities Pte Ltd., Sembcorp Industries Ltd., Biwater Investments Ltd., and Biwater Holdings Limited, 10 Civ. 3613 (LAK) (incorporated by reference to Exhibit 99.7 filed under cover of Schedule TO-C by Purchaser with the Securities and Exchange Commission on May 17, 2010).*

(a)(35)	Declaration of Alan N. Waxman in Support of Biwater Investments Ltd.’s and Biwater Holdings Limited’s Memorandum of Law in Opposition to Cascal N.V.’s Application for a Preliminary Injunction filed on May 15, 2010, in the United States District Court for the Southern District of New York, captioned Cascal N.V. v. Sembcorp Utilities Pte Ltd., Sembcorp Industries Ltd., Biwater Investments Ltd., and Biwater Holdings Limited, 10 Civ. 3613 (LAK) (incorporated by reference to Exhibit 99.8 filed under cover of Schedule TO-C by Purchaser with the Securities and Exchange Commission on May 17, 2010).*

(a)(36)	Declaration of Tan Cheng Guan in Support of Sembcorp Utilities Pte Ltd.’s and Sembcorp Industries Ltd.’s Supplemental Memorandum of Law in Opposition to Cascal N.V.’s Application for a Preliminary Injunction filed on May 17, 2010, in the United States District Court for the Southern District of New York, captioned Cascal N.V. v. Sembcorp Utilities Pte Ltd., Sembcorp Industries Ltd., Biwater Investments Ltd., and Biwater Holdings Limited, 10 Civ. 3613 (LAK) (incorporated by reference to Exhibit 99.1 filed under cover of Schedule TO-C by Purchaser with the Securities and Exchange Commission on May 18, 2010).*

(a)(37)	Declaration of Richard Evans in Support of Biwater Investments Ltd.’s and Biwater Holdings Limited’s Memorandum of Law in Opposition to Cascal N.V.’s Application for a Preliminary Injunction filed on May 17, 2010, in the United States District Court for the Southern District of New York, captioned Cascal N.V. v. Sembcorp Utilities Pte Ltd., Sembcorp Industries Ltd., Biwater Investments Ltd., and Biwater Holdings Limited, 10 Civ. 3613 (LAK) (incorporated by reference to Exhibit 99.2 filed under cover of Schedule TO-C by Purchaser with the Securities and Exchange Commission on May 18, 2010).*

(a)(38)	Supplemental Declaration of Lawrence Magor in Support of Biwater Investments Ltd.’s and Biwater Holdings Limited’s Memorandum of Law in Opposition to Cascal N.V.’s Application for a Preliminary Injunction filed on May 17, 2010, in the United States District Court for the Southern District of New York, captioned Cascal N.V. v. Sembcorp Utilities Pte Ltd., Sembcorp Industries Ltd., Biwater Investments Ltd., and Biwater Holdings Limited, 10 Civ. 3613 (LAK) (incorporated by reference to Exhibit 99.3 filed under cover of Schedule TO-C by Purchaser with the Securities and Exchange Commission on May 18, 2010).*

(a)(39)	Cascal N.V.’s Reply Memorandum in Support of Plaintiff’s Application for a Preliminary Injunction filed on May 17, 2010, in the United States District Court for the Southern District of New York, captioned Cascal N.V. v. Sembcorp Utilities Pte Ltd., Sembcorp Industries Ltd., Biwater Investments Ltd., and Biwater Holdings Limited, 10 Civ. 3613 (LAK) (incorporated by reference to Exhibit 99.4 filed under cover of Schedule TO-C by Purchaser with the Securities and Exchange Commission on May 18, 2010).*

(a)(40)	Declaration of Marc Greenwald in Support of Plaintiff’s Application for a Preliminary Injunction filed on May 17, 2010, in the United States District Court for the Southern District of New York, captioned Cascal N.V. v. Sembcorp Utilities Pte Ltd., Sembcorp Industries Ltd., Biwater Investments Ltd., and Biwater Holdings Limited, 10 Civ. 3613 (LAK) (incorporated by reference to Exhibit 99.5 filed under cover of Schedule TO-C by Purchaser with the Securities and Exchange Commission on May 18, 2010).*

(a)(41)	Announcement posted by Sembcorp Industries Ltd. on the Singapore Exchange Website on May 20, 2010 (incorporated by reference to Exhibit 99.1 filed under cover of Schedule TO-C by Purchaser with the Securities and Exchange Commission on May 20, 2010).*

(a)(42)	Press Release issued by Purchaser on May 21, 2010.*

(a)(43)	Announcement posted by Sembcorp Industries Ltd. on the Singapore Exchange Website on May 26, 2010.**

(a)(44)	Announcement posted by Sembcorp Industries Ltd. on the Singapore Exchange Website on May 31, 2010.***

(a)(45)	Announcement posted by Sembcorp Industries Ltd. on the Singapore Exchange Website on June 2, 2010.****

(b)	None.

(c)	None.

(d)(1)	Tender Offer and Stockholder Support Agreement, dated April 26, 2010, among Purchaser, Biwater Investments Ltd. and Biwater Holdings Ltd.*

(d)(2)	Tax Indemnity Deed, dated April 26, 2010, between Purchaser and Biwater Holdings Ltd.*

(d)(3)	Pensions Agreement, dated April 26, 2010, among Cascal N.V., Biwater Holdings Ltd. and the Trustees of the Biwater Retirement and Security Scheme.*

(d)(4)	Escrow Agreement, dated April 26, 2010, among Purchaser, Biwater Investments Ltd., HSBC Bank plc, the Trustees of the Biwater Retirement and Security Scheme and The Bank of New York Mellon.*

(d)(5)	Complaint filed on April 30, 2010, in the United States District Court for the Southern District of New York, captioned Cascal N.V. v. Sembcorp Utilities Pte Ltd., Sembcorp Industries Ltd., Biwater Investments Ltd., and Biwater Holdings Limited (incorporated by reference to Exhibit 99.1 filed under cover of Schedule TO-C by Purchaser with the Securities and Exchange Commission on May 5, 2010).*

(d)(6)	Amended Complaint filed on May 11, 2010, in the United States District Court for the Southern District of New York, captioned Cascal N.V. v. Sembcorp Utilities Pte Ltd, Sembcorp Industries Ltd, Biwater Investments Ltd., and Biwater Holdings Limited, Civil Action No. 10-cv-3613 (LAK) (incorporated by reference to Exhibit 99.1 filed under cover of Schedule TO-C by Purchaser with the Securities and Exchange Commission on May 12, 2010).*

(d)(7)	Memorandum of Law in Support of Plaintiff’s Application for a Temporary Restraining Order and Preliminary Injunction filed on May 11, 2010, in the United States District Court for the Southern District of New York, captioned Cascal N.V. v. Sembcorp Utilities Pte Ltd, Sembcorp Industries Ltd, Biwater Investments Ltd., and Biwater Holdings Limited, Civil Action No. 10-cv-3613 (LAK) (incorporated by reference to Exhibit 99.2 filed under cover of Schedule TO-C by Purchaser with the Securities and Exchange Commission on May 12, 2010).*

(d)(8)	Announcement posted by Sembcorp Industries Ltd. on the Singapore Exchange Website on May 13, 2010 (incorporated by reference to Exhibit 99.1 filed under cover of Schedule TO-C by Purchaser with the Securities and Exchange Commission on May 13, 2010).*

(d)(9)	Sembcorp Utilities Pte Ltd.’s and Sembcorp Industries Ltd.’s Opposition to Cascal N.V.’s Application for a Temporary Restraining Order and Preliminary Injunction filed on May 12, 2010, in the United States District Court for the Southern District of New York, captioned Cascal N.V. v. Sembcorp Utilities Pte Ltd., Sembcorp Industries Ltd., Biwater Investments Ltd., and Biwater Holdings Limited, 10 Civ. 3613 (LAK) (incorporated by reference to Exhibit 99.1 filed under cover of Schedule TO-C by Purchaser with the Securities and Exchange Commission on May 14, 2010).*

(d)(10)	Declaration of Anthony M. Candido in Support of Sembcorp Utilities Pte Ltd.’s and Sembcorp Industries Ltd.’s Opposition to Cascal N.V.’s Application for a Temporary Restraining Order and Preliminary Injunction filed on May 12, 2010, in the United States District Court for the Southern District of New York, captioned Cascal N.V. v. Sembcorp Utilities Pte Ltd., Sembcorp Industries Ltd., Biwater Investments Ltd., and Biwater Holdings Limited, 10 Civ. 3613 (LAK) (incorporated by reference to Exhibit 99.2 filed under cover of Schedule TO-C by Purchaser with the Securities and Exchange Commission on May 14, 2010).*

(d)(11)	Cascal N.V.’s Order to Show Cause for a Preliminary Injunction and Temporary Restraining Order filed on May 11, 2010, in the United States District Court for the Southern District of New York, captioned Cascal N.V. v. Sembcorp Utilities Pte Ltd, Sembcorp Industries Ltd, Biwater Investments Ltd., and Biwater Holdings Limited, Civil Action No. 10-cv-3613 (LAK) (incorporated by reference to Exhibit 99.1 filed under cover of Schedule TO-C by Purchaser with the Securities and Exchange Commission on May 14, 2010).*

(d)(12)	Declaration of Stephane Richer in Support of Plaintiff’s Application for a Temporary Restraining Order and Preliminary Injunction filed on May 11, 2010, in the United States District Court for the Southern District of New York, captioned Cascal N.V. v. Sembcorp Utilities Pte Ltd, Sembcorp Industries Ltd, Biwater Investments Ltd., and Biwater Holdings Limited, Civil Action No. 10-cv-3613 (LAK) (incorporated by reference to Exhibit 99.2 filed under cover of Schedule TO-C by Purchaser with the Securities and Exchange Commission on May 14, 2010).*

(d)(13)	Declaration of Marc Greenwald in Support of Plaintiff’s Application for a Temporary Restraining Order and Preliminary Injunction filed on May 11, 2010, in the United States District Court for the Southern District of New York, captioned Cascal N.V. v. Sembcorp Utilities Pte Ltd, Sembcorp Industries Ltd, Biwater Investments Ltd., and Biwater Holdings Limited, Civil Action No. 10-cv-3613 (LAK) (incorporated by reference to Exhibit 99.3 filed under cover of Schedule TO-C by Purchaser with the Securities and Exchange Commission on May 14, 2010).*

(d)(14)	Biwater Investments Ltd.’s and Biwater Holdings Limited’s Notice of Motion to Dismiss for Lack of Jurisdiction or, Alternatively, on Forum Non Conveniens Grounds filed on May 12, 2010, in the United States District Court for the Southern District of New York, captioned Cascal N.V. v. Sembcorp Utilities Pte Ltd., Sembcorp Industries Ltd., Biwater Investments Ltd., and Biwater Holdings Limited, 10 Civ. 3613 (LAK) (incorporated by reference to Exhibit 99.1 filed under cover of Schedule TO-C by Purchaser with the Securities and Exchange Commission on May 14, 2010).*

(d)(15)	Memorandum of Law in Support of the Biwater Defendants’ Motion to Dismiss for Lack of Jurisdiction or, Alternatively, on Forum Non Conveniens Grounds filed on May 12, 2010, in the United States District Court for the Southern District of New York, captioned Cascal N.V. v. Sembcorp Utilities Pte Ltd., Sembcorp Industries Ltd., Biwater Investments Ltd., and Biwater Holdings Limited, 10 Civ. 3613 (LAK) (incorporated by reference to Exhibit 99.2 filed under cover of Schedule TO-C by Purchaser with the Securities and Exchange Commission on May 14, 2010).*

(d)(16)	Declaration of William Savitt in Support of the Biwater Defendants’ Motion to Dismiss for Lack of Jurisdiction or, Alternatively, on Forum Non Conveniens Grounds filed on May 12, 2010, in the United States District Court for the Southern District of New York, captioned Cascal N.V. v. Sembcorp Utilities Pte Ltd., Sembcorp Industries Ltd., Biwater Investments Ltd., and Biwater Holdings Limited, 10 Civ. 3613 (LAK) (incorporated by reference to Exhibit 99.3 filed under cover of Schedule TO-C by Purchaser with the Securities and Exchange Commission on May 14, 2010).*

(d)(17)	Declaration of Lawrence Magor in Support of the Biwater Defendants’ Motion to Dismiss for Lack of Jurisdiction or, Alternatively, on Forum Non Conveniens Grounds filed on May 12, 2010, in the United States District Court for the Southern District of New York, captioned Cascal N.V. v. Sembcorp Utilities Pte Ltd., Sembcorp Industries Ltd., Biwater Investments Ltd., and Biwater Holdings Limited, 10 Civ. 3613 (LAK) (incorporated by reference to Exhibit 99.4 filed under cover of Schedule TO-C by Purchaser with the Securities and Exchange Commission on May 14, 2010).*

(d)(18)	Order to Show Cause for a Preliminary Injunction and Temporary Restraining Order issued on May 12, 2010, in the United States District Court for the Southern District of New York, captioned Cascal N.V. v. Sembcorp Utilities Pte Ltd, Sembcorp Industries Ltd, Biwater Investments Ltd., and Biwater Holdings Limited, Civil Action No. 10-cv-3613 (LAK) (incorporated by reference to Exhibit 99.1 filed under cover of Schedule TO-C by Purchaser with the Securities and Exchange Commission on May 14, 2010).*

(d)(19)	Sembcorp Utilities Pte Ltd.’s and Sembcorp Industries Ltd.’s Supplemental Memorandum of Law in Opposition to Cascal N.V.’s Application for a Preliminary Injunction filed on May 15, 2010, in the United States District Court for the Southern District of New York, captioned Cascal N.V. v. Sembcorp Utilities Pte Ltd., Sembcorp Industries Ltd., Biwater Investments Ltd., and Biwater Holdings Limited, 10 Civ. 3613 (LAK) (incorporated by reference to Exhibit 99.1 filed under cover of Schedule TO-C by Purchaser with the Securities and Exchange Commission on May 17, 2010).*

(d)(20)	Declaration of Anthony M. Candido in Support of Sembcorp Utilities Pte Ltd.’s and Sembcorp Industries Ltd.’s Supplemental Memorandum of Law in Opposition to Cascal N.V.’s Application for a Preliminary Injunction filed on May 12, 2010, in the United States District Court for the Southern District of New York, captioned Cascal N.V. v. Sembcorp Utilities Pte Ltd., Sembcorp Industries Ltd., Biwater Investments Ltd., and Biwater Holdings Limited, 10 Civ. 3613 (LAK) (incorporated by reference to Exhibit 99.2 filed under cover of Schedule TO-C by Purchaser with the Securities and Exchange Commission on May 17, 2010).*

(d)(21)	Declaration of Richard Quek in Support of Sembcorp Utilities Pte Ltd.’s and Sembcorp Industries Ltd.’s Supplemental Memorandum of Law in Opposition to Cascal N.V.’s Application for a Temporary Restraining Order and Preliminary Injunction filed on May 12, 2010, in the United States District Court for the Southern District of New York, captioned Cascal N.V. v. Sembcorp Utilities Pte Ltd., Sembcorp Industries Ltd., Biwater Investments Ltd., and Biwater Holdings Limited, 10 Civ. 3613 (LAK) (incorporated by reference to Exhibit 99.3 filed under cover of Schedule TO-C by Purchaser with the Securities and Exchange Commission on May 17, 2010).*

(d)(22)	Biwater Investments Ltd.’s and Biwater Holdings Limited’s Memorandum of Law in Opposition to Cascal N.V.’s Application for a Preliminary Injunction filed on May 15, 2010, in the United States District Court for the Southern District of New York, captioned Cascal N.V. v. Sembcorp Utilities Pte Ltd., Sembcorp Industries Ltd., Biwater Investments Ltd., and Biwater Holdings Limited, 10 Civ. 3613 (LAK) (incorporated by reference to Exhibit 99.4 filed under cover of Schedule TO-C by Purchaser with the Securities and Exchange Commission on May 17, 2010).*

(d)(23)	Declaration of Martyn Everett in Support of Biwater Investments Ltd.’s and Biwater Holdings Limited’s Memorandum of Law in Opposition to Cascal N.V.’s Application for a Preliminary Injunction filed on May 15, 2010, in the United States District Court for the Southern District of New York, captioned Cascal N.V. v. Sembcorp Utilities Pte Ltd., Sembcorp Industries Ltd., Biwater Investments Ltd., and Biwater Holdings Limited, 10 Civ. 3613 (LAK) (incorporated by reference to Exhibit 99.5 filed under cover of Schedule TO-C by Purchaser with the Securities and Exchange Commission on May 17, 2010).*

(d)(24)	Declaration of Lawrence Magor in Support of Biwater Investments Ltd.’s and Biwater Holdings Limited’s Memorandum of Law in Opposition to Cascal N.V.’s Application for a Preliminary Injunction filed on May 15, 2010, in the United States District Court for the Southern District of New York, captioned Cascal N.V. v. Sembcorp Utilities Pte Ltd., Sembcorp Industries Ltd., Biwater Investments Ltd., and Biwater Holdings Limited, 10 Civ. 3613 (LAK) (incorporated by reference to Exhibit 99.6 filed under cover of Schedule TO-C by Purchaser with the Securities and Exchange Commission on May 17, 2010).*

(d)(25)	Declaration of Won S. Shin in Support of Biwater Investments Ltd.’s and Biwater Holdings Limited’s Memorandum of Law in Opposition to Cascal N.V.’s Application for a Preliminary Injunction filed on May 15, 2010, in the United States District Court for the Southern District of New York, captioned Cascal N.V. v. Sembcorp Utilities Pte Ltd., Sembcorp Industries Ltd., Biwater Investments Ltd., and Biwater Holdings Limited, 10 Civ. 3613 (LAK) (incorporated by reference to Exhibit 99.7 filed under cover of Schedule TO-C by Purchaser with the Securities and Exchange Commission on May 17, 2010).*

(d)(26)	Declaration of Alan N. Waxman in Support of Biwater Investments Ltd.’s and Biwater Holdings Limited’s Memorandum of Law in Opposition to Cascal N.V.’s Application for a Preliminary Injunction filed on May 15, 2010, in the United States District Court for the Southern District of New York, captioned Cascal N.V. v. Sembcorp Utilities Pte Ltd., Sembcorp Industries Ltd., Biwater Investments Ltd., and Biwater Holdings Limited, 10 Civ. 3613 (LAK) (incorporated by reference to Exhibit 99.8 filed under cover of Schedule TO-C by Purchaser with the Securities and Exchange Commission on May 17, 2010).*

(d)(27)	Declaration of Tan Cheng Guan in Support of Sembcorp Utilities Pte Ltd.’s and Sembcorp Industries Ltd.’s Supplemental Memorandum of Law in Opposition to Cascal N.V.’s Application for a Preliminary Injunction filed on May 17, 2010, in the United States District Court for the Southern District of New York, captioned Cascal N.V. v. Sembcorp Utilities Pte Ltd., Sembcorp Industries Ltd., Biwater Investments Ltd., and Biwater Holdings Limited, 10 Civ. 3613 (LAK) (incorporated by reference to Exhibit 99.1 filed under cover of Schedule TO-C by Purchaser with the Securities and Exchange Commission on May 18, 2010).*

(d)(28)	Declaration of Richard Evans in Support of Biwater Investments Ltd.’s and Biwater Holdings Limited’s Memorandum of Law in Opposition to Cascal N.V.’s Application for a Preliminary Injunction filed on May 17, 2010, in the United States District Court for the Southern District of New York, captioned Cascal N.V. v. Sembcorp Utilities Pte Ltd., Sembcorp Industries Ltd., Biwater Investments Ltd., and Biwater Holdings Limited, 10 Civ. 3613 (LAK) (incorporated by reference to Exhibit 99.2 filed under cover of Schedule TO-C by Purchaser with the Securities and Exchange Commission on May 18, 2010).*

(d)(29)	Supplemental Declaration of Lawrence Magor in Support of Biwater Investments Ltd.’s and Biwater Holdings Limited’s Memorandum of Law in Opposition to Cascal N.V.’s Application for a Preliminary Injunction filed on May 17, 2010, in the United States District Court for the Southern District of New York, captioned Cascal N.V. v. Sembcorp Utilities Pte Ltd., Sembcorp Industries Ltd., Biwater Investments Ltd., and Biwater Holdings Limited, 10 Civ. 3613 (LAK) (incorporated by reference to Exhibit 99.3 filed under cover of Schedule TO-C by Purchaser with the Securities and Exchange Commission on May 18, 2010).*

(d)(30)	Cascal N.V.’s Reply Memorandum in Support of Plaintiff’s Application for a Preliminary Injunction filed on May 17, 2010, in the United States District Court for the Southern District of New York, captioned Cascal N.V. v. Sembcorp Utilities Pte Ltd., Sembcorp Industries Ltd., Biwater Investments Ltd., and Biwater Holdings Limited, 10 Civ. 3613 (LAK) (incorporated by reference to Exhibit 99.4 filed under cover of Schedule TO-C by Purchaser with the Securities and Exchange Commission on May 18, 2010).*

(d)(31)	Declaration of Marc Greenwald in Support of Plaintiff’s Application for a Preliminary Injunction filed on May 17, 2010, in the United States District Court for the Southern District of New York, captioned Cascal N.V. v. Sembcorp Utilities Pte Ltd., Sembcorp Industries Ltd., Biwater Investments Ltd., and Biwater Holdings Limited, 10 Civ. 3613 (LAK) (incorporated by reference to Exhibit 99.5 filed under cover of Schedule TO-C by Purchaser with the Securities and Exchange Commission on May 18, 2010).*

(e)	None.

(f)	None.

(g)	None.

(h)	None.

*	Previously filed as an Exhibit to the Schedule TO filed by Purchaser with the Securities and Exchange Commission on May 21, 2010.
**	Previously filed as an Exhibit to Amendment No. 1 to the Schedule TO filed by Purchaser with the Securities and Exchange Commission on May 26, 2010.
***	Previously filed as an Exhibit to Amendment No. 2 to the Schedule TO filed by Purchaser with the Securities and Exchange Commission on June 1, 2010.
****	Previously filed as an Exhibit to Amendment No. 3 to the Schedule TO filed by Purchaser with the Securities and Exchange Commission on June 2, 2010.

EXHIBIT 6

EXHIBIT 6

Excerpts from Sembcorp’s Amended TO-T Explaining Two-Tier Structure

•

“During March 2010, representatives of Sembcorp, Biwater and their respective financial advisors negotiated the structure of the tender offer and the offer price. As previously indicated, in the Irrevocable Undertaking, Sembcorp had offered US$6.75 per Share, subject to the 80% Condition being achieved. Biwater communicated to Sembcorp that it wanted greater certainty that the tender offer would be consummated and its Shares purchased, and therefore opposed the offer being subject to the 80% Condition. Sembcorp countered that it would be willing to consider dropping the 80% Condition but would then offer a lower price per Shares and proposed US$6.25 per Share. Biwater counter proposed US$6.50 per Share and the parties subsequently agreed on US$6.40 per Share, with the offer not being subject to the 80% Condition, but Biwater further negotiated for the offer price to be increased to US$6.75 per Share if the 80% Condition was met, which Sembcorp agreed to. Sembcorp, Biwater and their respective legal and financial advisors negotiated the structure of the two-tiered offer in further detail. Sembcorp’s legal advisor had a number of communications with the SEC Staff during which Sembcorp’s legal advisor proposed the following structure. If less than 80% of the outstanding shares were tendered and not withdrawn in the offer, Sembcorp would pay to all stockholders an offer price of US$6.40 and if at least 80% of the outstanding shares are tendered and not withdrawn, Sembcorp would pay to all stockholders an offer price of US$6.75. If the 80% threshold was reached at the expiration of the initial offer period, Sembcorp would have a subsequent offering period of at least ten business days with the offer price of US$6.75. If the 80% threshold was not reached at the expiration of the initial offer period, Sembcorp may have a subsequent offering period of at least three business days with the offer price of US$6.40. If the 80% threshold is reached during the subsequent offering period, Sembcorp would extend the subsequent offering period until at least ten business days after it announced that the 80% threshold had been reached during which time the price paid to tendering stockholders will be US$6.75. This structure likely would have required the SEC Staff to provide no-action or exemptive relief, which the SEC Staff indicated that it was not initially prepared to do so. The parties then discussed an alternative structure whereby the offer would initially start out at US$6.40 per Share, subject to the Minimum Condition, and if the 80% Condition was reached, the offer price would be increased to $6.75 per Share and the offer would be extended for an additional ten business days. However, after further discussions, the parties determined that this structure was more cumbersome and would likely delay the closing of the offer, so they reached agreement on the final offer structure whereby the offer would initially start out at US$6.75 per Share, subject to the 80% Condition, and if the 80% Condition was not reached at the expiration of the offer, but the Minimum Condition was, the offer price would be decreased to $6.40 per Share and the offer would be extended an additional ten business days.”

•

“Larry Magor, Chief Executive Officer of Biwater, was the main Biwater representative that Sembcorp was negotiating with on the price, structure of the transaction and the terms and conditions of the [TOSSA]. Sembcorp understands from Biwater that Mr. Magor had been communicating with the Company’s board of directors in connection with the Offer. Following the consummation of the Offer, Mr. Magor will not have any role in the management or operations of the Company.”

•

“With respect to the provision of ‘reasonable assistance’ as per the February 3, 2010 Exclusivity Letter, Sembcorp’s expectation and understanding was that Mr. Magor, through his access to the Company’s board of directors, would be able to facilitate a meeting with the Company’s board of directors in order for Sembcorp to discuss its proposal. Sembcorp recognized that neither Mr. Magor nor Biwater could reasonably deliver a recommendation from the Company’s board of directors for the offer given that they do not control the board of directors and are not a member of the special committee of the Company’s board of directors.”

EXHIBIT 7

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

100 F St. N.E.

Washington, D.C. 20549

TELEFACSIMILE TRANSMITTAL

Date: June 15, 2010

PLEASE DELIVER THE FOLLOWING PAGES TO:

Names:            Michelle Chebli/Brian Hoffman

Organization:   Clifford Chance US LLP

Telecopier Number: 212-S78-8375

Total Number of Pages, Including Cover Sheet:

Comments:	Cascal N.V.

FROM:	Mellissa Duru, Special Counsel, Office of Mergers & Acquisitions

Telephone Number: (202) 551-3757
Telecopier Number: (202) 772-9203

If you do not receive all pages, please telephone the above number for assistance.

NOTE:	THIS DOCUMENT MAY CONTAIN PRIVILEGED AND NONPUBLIC INFORMATION, IT IS INTENDED ONLY FOR THE USE OF THE INDIVIDUAL OR ENTITY NAMED ABOVE, AND OTHERS WHO SPECIFICALLY HAVE BEEN AUTHORIZED TO RECEIVE IT. If you are not the intended recipient of this facsimile, or the agent responsible for delivering it to the intended recipient, you hereby are notified that any review, dissemination, distribution, or copying of this communication strictly is prohibited. If you have received this communication in error, please notify us immediately by telephone and return the original to the above address by regular postal service without making a copy. Thank you for your cooperation.

UNITED STATES SECURITIES AND EXCHANGE COMMISSION WASHINGTON, D.C. 20549-7010

Mail Stop 3628

June 15, 2010

VIA FACSIMILE (212) 878-8375 and US MAIL

Mr. Lim Suet Boey

Sembcorp Industries, Ltd.

30 Hill Street, #05-04

Singapore 179360

Re:	Cascal N.V.
Schedule TO-T/A filed June 7 & 9, 2010
Filed by SembCorp Utilities PTE, Ltd.
and SembCorp Industries, Ltd.
File No. 5-84491

Dear Mr. Suet Boey:

We have limited our review of the filings to those issues we have addressed in our comments.

Please respond to this letter promptly by amending your filing, by providing the requested information, or by advising us when you will provide the requested response. If you do not believe our comments apply to your facts and circumstances or do not believe an amendment is appropriate, please tell us why in your response.

After reviewing any amendment to your filing and the information you provide in response to these comments, we may have additional comments.

Schedule TO-T/A filed June 7. 2010

General

1.

We note your response to prior comment 2. Please confirm your understanding that if you engage in any transaction of the type specified in Rule 13e-3(a)(3) after the termination of the offer producing the effect(s) outlined in the rule, you will be required to comply with the disclosure and filing obligations of Exchange Act Rule 13e-3. Additionally, please confirm your understanding that the bidders’

Mr. Lim Suet Boey

Cascal N.V.

June 15, 2010

ability to avail themselves of exceptions to Exchange Act Rule 13e-3 are premised, in part, on demonstrating compliance with the disclosure requirements outlined in Exchange Act Rule 13e-3(g)(1)(i). Refer to Question 7 of Release 17719 (April 13, 1981) for further guidance.

2.	We note revisions made to the disclosure document in the background section. It is inappropriate to reference pre-filing conversations with the staff and to imply directly or indirectly, that the staff approved in any manner, the structure of the offer. Please revise to delete all references to pre-filing conversations with the staff.

Schedule TO-T/A filed June 9, 2010

3.	Please supplementally provide us with a copy of the complaint filed on June 7, 2010.

We urge all persons who are responsible for the accuracy and adequacy of the disclosure in the filings to be certain that the filing includes the information the Securities Exchange Act of 1934 and all applicable Exchange Act rules require. Since the bidders are in possession of all facts relating to the disclosure, they are responsible for the accuracy and adequacy of the disclosures they have made.

In responding to our comments, please provide a written statement from the bidders acknowledging that:

•	the bidders are responsible for the adequacy and accuracy of the disclosure in the filing;

•	staff comments or changes to disclosure in response to staff comments do not foreclose the Commission from taking any action with respect to the filing; and

•	the bidders may not assert staff comments as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.

Mr. Lim Suet Boey

Cascal N.V.

June 15, 2010

Please direct any questions to me at (202) 551-3757. You may also contact me via facsimile at (202) 772-9203. Please send all correspondence to us at the following ZIP code: 20549-3628.

Sincerely,

Melissa Campbell Duru
Special Counsel Office of Mergers & Acquisitions

VIA FACSIMILE (212) 878-8375
cc:	Michelle Chebli, Esq.
Brian Hoffman, Esq.
Clifford Chance US LLP

EXHIBIT 8

cascal

Project Atlantis

November 2009

cascal

Disclaimer

The Bid Process and Presentation

This presentation (the “Presentation”) is being furnished to a limited number of parties who have expressed an interest in Cascal N.V. (“Cascal” or “the Company”). This Presentation has been assembled by the management of Cascal. The sole purpose of this Presentation is to assist the recipient in deciding whether to proceed with further analysis of this opportunity in accordance with the procedures described below.

Use of this Presentation is governed by the terms of the previously executed Non-Disclosure Agreement, which strictly limits the use, circulation and copying of the information embodied herein. Any person in possession of this Presentation should familiarise himself with such Agreement before reading, circulating or using the Presentation. This Presentation may not be distributed, reproduced, or used without the express consent of the Company or for any purpose other than the evaluation of the Company by the person to whom this Presentation has been delivered. HSBC will arrange all contacts for appropriate due diligence by potential purchasers. All inquiries or requests for additional information should be submitted or directed to HSBC Bank plc. Management of the Company should not be contacted directly under any circumstances, and any unauthorised contact may result in disqualification.

While the information provided herein is believed to be accurate and reliable, the Company makes no representations or warranties, express or implied, as to accuracy or completeness of such information. Only those representations and warranties contained in a definitive sale and purchase agreement shall have any legal effect. In furnishing this Presentation, the Company reserve the right to amend or replace the Presentation at any time and undertakes no obligation to provide the recipient with access to any additional information. Nothing contained within this Presentation is or should be relied upon as a promise or representation as to the future. The pro forma and estimated financial information contained herein was prepared expressly for use herein and is based on certain assumptions and management’s analysis of information available at the time that this Presentation was prepared. There is no representation, warranty or other assurance that any of the projections will be realised. Prospective purchasers should conduct their own investigation and analysis of the business, data and property described herein.

cascal

1

Disclaimer

Forward Looking Statements

This presentation contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the current estimates and assumptions of the management of Cascal N.V. (“Cascal” or the “Company”) and its subsidiaries and joint venture investments as of the date of this presentation. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Actual results may vary materially from the expectations contained herein. When used herein, the words “may”, “will”, “expect”, “aim”, “estimate”, “intend”, “plan”, believe”, “is/are likely to”, “hope”, or other similar expressions are intended to identify such forward-looking statements. Such forward looking statements are subject to risks, uncertainties, assumptions and other factors that may cause actual results to differ materially from those indicated by such forward-looking statements include, among others; if we are unable to identify suitable project opportunities, win bids for, or effectively negotiate the terms of, those opportunities, our growth prospects will be reduced; if we are unable to obtain government or public –sector client approval of our requests for rate increases, our profitability may suffer; and any pending or future acquisitions we decide to undertake involve risks; together with those factors set forth under the headings “Forward-looking Statements”, “Risk Factors” and “ Operating and Financial Review and Prospects” in the Company’s annual report on Form 20-F for the fiscal year ended March 31, 2009 as filed with the SEC on July 1, 2009. Cascal undertakes no obligation to update its forward-looking statements, whether as a result of new information, future events, or otherwise. All statements contained in this presentation are made only as of the date of this presentation.

Cascal

2

Introduction

Cascal

3

Management presentation team

Stephane Richer

Chief Executive Officer

20 years of management, commercial and operations experience in the water industry

Mark Thurston

Chief Financial Officer

20 years of finance and accounting experience

Jonathan Lamb

General Counsel & Company Secretary

15 years of corporate legal experience

Brian Winfield

Chief Growth Officer

25 years of experience in developing water projects with Biwater/Cascal

4 cascal

Company overview

5 cascal

Cascal is a leading provider of water and wastewater infrastructure services

Provides high quality water and wastewater services to customers in seven countries

Long-term contracts or licences give us exclusive rights to provide services within defined territories

Customers are predominantly homes and businesses representing a population of approximately 4.6 million

Water services

Abstract water Treat water Supply water to customers

Wastewater services

Collect wastewater Treat wastewater Discharge treated water

6 cascal

Cascal is the only listed pure play in global waste / wastewater

London (U.K.)

Bournemouth and West Hampshire Water (U.K.)

Office Water facility Wastewater facility

Panama

Antofagasta (Chile)

Santiago (Chile)

Nelspruit (South Africa)

Amsterdam (The Netherlands)

Qitaihe (China)

Yanjiao (China)

Yancheng (China)

Hong Kong (China)

Xinmin (China)

Zhumadian (China) Shanghai (China)

Fuzhou (China)

Subic Bay (Philippines)

Batam Island (Indonesia)

Siza (South Africa)

Cascal’s geographically diverse project portfolio

7 cascal

Established industry player that is well positioned going forward

1989: Bournemouth/ West Hampshire perpetual contract

1995:

Concession in Indonesia

1999:

Concession in

South Africa

2005: Biwater agrees to purchase Nuon’s stake

2006: Purchase of Panama

BOOT

2007: Purchase of Pre-Heat (UK)

June 2008:

Completed acquisition of

Servicomunal (Chile)

2009:

Pipeline of new projects

Initial portfolio development

JV partnership with Nuon

Renewed acquisition focus

Positioned for growth

1994: BOOT in

Chile

(Antofagasta)

1996:

Concession in the

Philippines

2002: BOOT in Chile (Xstrata)

2006: Purchase China projects

2007: Completed acquisition of Siza (South Africa)

April 2008:

Completed acquisition of

Yancheng (China)

July 2008:

Completed acquisition of

Zhumadian (China)

8 cascal

Overview of major Cascal offerings

Projects

Description

Privatisation

Concession / lease

Build-Own-Operate-Transfer (BOOT)

Full control of water company is relinquished to private entity for generally 30 years to perpetuity

Terms around water quality and customer service are outlined in the license contract

Bournemouth and West Hampshire, United Kingdom

Santiago, Chile

Contractor takes control of operation for specified period of time, bills and receives revenue from customers with revenue being used to meet all operating costs and new investment (concession only) for a duration of 20-50 years

Nelspruit and Siza Water, South Africa

Batam Island, Indonesia

Subic Bay, Philippines

China

Fuzhou

Yancheng

Zhumadian

Government grants private entity permission to build, own, operate and transfer facility back to the government after a specified period of time which is generally 15-30 years

Antofagasta, Chile

Panama City, Panama

China

Yanjiao

Xinmin

Qitaihe

9 cascal

Project portfolio

Population served Contract expiration date Contract type Rate review

UK 420,000 Perpetual Privatization 5 years

South Africa

Nelspruit 360,000 2029 Concession 5 years Siza Water 54,000 2029 Concession 5 years

China

Zhumadian 400,000 2038 Concession Price bureau Yancheng 800,000 2038 Concession Price bureau Fuzhou 150,000 2034 Concession Price bureau Yanjiao 300,000 2026 BOOT Biannual Xinmin 80,000 2025 BOOT Annual Qitaihe 210,000 2026 BOOT Annual

Indonesia

Batam Island 900,000 2020 Concession Annual Telang Kelapa 30,000 2021 Concession Annual

Chile – Santiago

North of Santiago 95,000 Perpetual Privatization 5 years Santiago 13,000 Perpetual Privatization Various Northern Chile 310,000 2024 BOOT Subject to inflation Panama 300,000 2032 BOOT Subject to inflation The Philippines 220,000 2027 Concession 3 years

10 Note: Build-Own-Operate-Transfer (BOOT)

Cascal

Cascal financial overview of existing operations

High degree of revenue predictability due to regulated nature of business and stable demand

Rates are based on a target rate of return or indexation formula

Approximately 67% of revenue generated from rates that are reviewed every 5 years

UK operations provide stability and Non-UK projects provide diversification and further growth potential

Revenue development by geography1

FY2007A2

11%

12%

14%

63%

Total = $118.6m

FY2010F3,4

15%

14%

25%

46%

Total = $173.1m

EBITDA development by geography1

FY2007A2

9%

8%

11%

72%

Total = $53.0m

FY 2010F3,4

15%

11%

22%

52%

Total = $59.9m

Europe Asia Africa Americas

1 Totals are for years ended March. Percentages exclude group head office costs and inter segment sales

2 As per 20F

3 As per management accounts

4 Local currencies converted to US$ at the following rates: UK: £/$ 0.627; South Africa: ZAR/$ 8.079; Indonesia: IDR/$: 10.179; Chile: CLP/$: 0.555; Philippines: PHP/$: 47.87

11 cascal

Investment highlights

12 cascal

Key investment highlights

Existing base in the key Chinese growth market and positioning in anticipation of the developing Indian market

Stable and diversified existing operations with a high level of predictability

Robust organic growth supplemented by strong acquisition pipeline

Differentiated competitive strategy and expertise in securing pipeline opportunities

Successful track record of improving operating efficiency

Experienced and results-oriented management team

13 cascal

Favourable water and wastewater industry drivers

Population growth with increased industrialisation

Higher water quality standards and environmental regulation

Rising water scarcity from increased urbanisation

Privatisation and expansion of water infrastructure

Robust global water infrastructure growth

Population served by private sector1

CAGR = 4.4%

0.71bn

1.15bn

1.54bn

2007

2015

2025

1 Pinsent Masons Water Yearbook as of 2008/09

Global population not served with improved water supply

Rest of World 4%

Latin America/Caribbean 5%

Africa 31%

Asia 60%

Total Unserved: 1.1bn

Source: World Health Organisation and UNICEF 2006

Global population not served with improved sanitation

Latin America/Caribbean 5%

Africa 19%

Rest of World 1%

Asia 75%

Total Unserved: 2.6bn

Source: World Health Organisation and UNICEF 2006

14 cascal

Private sector capital and expertise

Medium-size competitors

Limited to one country or one region

Limited international experience

cascal

Water and wastewater focus

Significant international experience

Pre-qualification credentials

World-class management and business development

Focus on mid-size projects

Large multinationals

Diversified – not focused solely on water

Prioritize large “flagship” projects

Small local competitors

Constrained to local territory

Limited operational expertise

Unsophisticated

Cascal is the only listed pure play in global water/wastewater

15 cascal

Private Sector Capital and Expertise

International footprint

Local expertise

Proven business development

- ✓ Recognized industry capability which is required for prequalification

China

- ✓ Existing presence in local markets facilitates growth

South Africa (Siza)

- ✓ Ability to source exclusive deals

Chile (Servicomunal)

cascal

16

Private Sector Capital and Expertise

International footprint

Recognized industry capability which is required for prequalification

China

Local expertise

Existing presence in local markets facilitates growth

South Africa (Siza)

Proven business development

Ability to source exclusive deals

Chile (Servicomunal)

16 cascal

Successful track record of improving operational performance and efficiency

Area Recognition

UK

1st

Consistently provides high quality water service

Ranked 1st out of 21 regulated companies by Ofwat for overall performance in England and Wales for 2008/09

South Africa

Awarded the prestigious “Blue and Green Drop Awards” for excellence in water and wastewater services by the South African Government

Construction of new infrastructure to improve water services and protection of the environment

Internationally certified

Operations are ISO certificated for the quality of their services

First water company awarded ISO 9001, ISO 14000 and OHSAS 18001 certification in the Philippines

17 cascal

Projects overview

18 cascal

United Kingdom

FINANCIALS CONTRACT PROJECT

Bournemouth & West Hampshire

Type Water

Ownership 100% (consolidated)

Assets Owned

Pop. served 420,000

Revenue mix 2/3 residential; 1/3 commercial

Contract type Privatisation

Expiration date Perpetual

Rate review Every 5 years/ next 2010

Rate adjustment Rate of return Tariff -2.4% real in 09/ 10 +4.0% real in 10/ 11 +2.1% real in 11/ 12

Growth opportunities Non-regulated business; sale of excess property

UK Q2 10 revenue:

UK 46.8%

United Kingdom revenues = $20.4m

cascal

19 Note: Percentages in pie chart exclude corporate revenues and eliminations

UK – Overview

Bournemouth & West Hampshire

Largest asset in Cascal’s portfolio

- Serves approximately 199,000 properties and an average population of 420,000

- 20 service reservoirs providing short-term local storage of treated water

- Total storage capacity is 54 million gallons which is sufficient to provide about 125% of an average day’s supply

- 190 full time employees (regulated business) and 169 employees in the non-regulated business

- Ranked 1st out of 21 regulated companies for overall performance by OFWAT

Price setting

- Tariffs set at inflation +/- ‘k’ as determined by OFWAT, the economic regulator for the water and sewerage industry in England and Wales Ofwat’s OPA (Overall Performance Assessment) in 08/09: ranked 1st in England and Wales International standards

- Accredited to ISO 9001 Quality Standards and ISO 14001 Environmental Standards and OHSAS 18001 standards for health and safety

20 cascal

UK — Key contract provisions

Bournemouth & West Hampshire

Commercial security for UK regulated water company comes from:

- Water Acts:

Duty of Regulator (OFWAT) to carry out periodic reviews

Duty of Regulator (OFWAT) that an efficient company can finance its business

License Conditions

- Rolling 25 year license

- Revenue and regulated asset base indexed annually

- Incentive based and comparative regime

- Provision for interim determinations, ‘notified’ items and ‘substantial effects’ claims (subject to materiality)

- Right of appeal on price limits by referral to UK Competition Commission

Non-regulated activities

Plumbing, drainage, heating and home emergency services (2009 revenue £12.1m vs 2008 revenue of £10.2m)

Property based activities: moorings, fishery, rents

21 cascal

UK financial overview

Sales (£m)

49.5
49.9
51.6
53.9
55.2
0.9%
3.3%
4.6%
2.4%
2009A
2010F
2011F
2012F
2013F

CAPEX (£m)

Gross capital expenditure
Net capital expenditure
11.4
10.1
11.3
10.1
9.5
8.2
9.8
8.5
9.8
8.5
2009A
2010F
2011F
2012F
2013F

EBITDA (£m)

EBIT (£m)

% Growth % Sales

cascal

22

UK financial overview

Sales (£m)

55.2

53.9

51.6

49.9

49.5

4.6%

3.3%

2.4%

0.9%

2009A 2010F 2011F 2012F 2013F

EBITDA (£m)

24.1

23.6

22.6

21.7

21.6

43.8% 43.4% 43.7% 43.7% 43.7%

2009A 2010F 2011F 2012F 2013F

CAPEX (£m)

Gross capital expenditure

Net capital expenditure

11.4 11.3

10.1 10.1 9.8 9.8 9.5 8.2 8.5 8.5

2009A 2010F 2011F 2012F 2013F

EBIT (£m)

15.9

15.2

14.3 14.5

14.1

28.5% 28.7% 28.1% 28.3% 28.8%

2009A 2010F 2011F 2012F 2013F

% Growth

% Sales

cascal

22 Note: All dates are a March year-end Source: Management accounts

China

FINANCIALS CONTRACT PROJECT

Zhumadian Yancheng Fuzhou

Type Water Water Water

Ownership 51.0%1 (consolidated) 49%1 (prop’lly consol.) 72.0%1 (consolidated)

Assets Owned Owned Leased

Pop. served 400,000 800,000 150,000 Revenue mix 1/3 residential; 1/2 residential; 1/3 residential; 2/3 commercial 1/2 commercial 2/3 commercial

Contract type Concession Concession Concession

Expiration date 2038 2038 2034

Rate review Opex/ Capex Opex/ Capex Opex/ Capex

Tariff Apply to the Price Bureau Apply to the Price Bureau Apply to the Price Bureau

Growth opportunities Growth through connection of new industrial customers Growth through connection of new consumers Wastewater treatment; Bulk water to neighboring area

China: Q2 10 revenue

China 14.3%

China revenues = $6.2m

cascal

23 (1) Indirectly owned through China Water, consolidated with minority interests Note: Percentages in pie chart exclude corporate revenues and eliminations

China

FINANCIALS CONTRACT PROJECT

Yanjiao Xinmin Qitaihe

Type Water Water Water

Ownership 94.3%1 (consolidated) 90.9%1 (consolidated) 90.9%1 (consolidated)

Assets Owned Owned Owned

Pop. served 300,000 80,000 210,000

Revenue mix 1/3 residential; 1/2 residential; 2/3 residential;

2/3 commercial 1/2 commercial 1/3 commercial

Contract type BOOT BOOT BOOT

Expiration date 2026 2025 2026

Rate review Biannual Annual Annual

Tariff Inflation adjustment Inflation adjustment Inflation adjustment

Growth opportunities Construction of additional capacity to supply growth in water demand Progressive restoration of original contract conditions Progressive restoration of original contract conditions

China: Q2 10 revenue

China 14.3%

China revenues = $6.2m

cascal

24 (1) Indirectly owned through China Water, consolidated with minority interests Note: Percentages in pie chart exclude corporate revenues and eliminations

China – Overview

China Water

Purchased 87% of China Water Company (CWC) on 15 November, 2006

Originally CWC had four projects (3 ‘Build Own Operate Transfer’ and 1 Concession)

– Qitaihe (WTP BOOT bulk supply)

– Xinmin (WTP BOOT bulk supply)

– Yanjiao (WTP BOOT bulk supply)

– Fuzhou (Water concession)

In April 2008 CWC completed the acquisition of Yancheng (concession)

In July 2008 CWC completed the acquisition of Zhumadian (concession)

China Office: Shanghai

Head Office: Hong Kong

cascal

25

China – Key contract provisions

China Water

Each contract is a JV between private sector operator/ investor and local water company/ municipality with private sector shareholding between 49% and 94%

JVs structured with private partner investing cash and public sector partner investing existing assets

Contract durations typically 25 years

Profits not necessarily shared in proportion to JV shareholdings

– CWC benefits in early years up to 6% more

– Later years CWC benefits up to 6% less

Four projects also allow CWC to receive a distribution of depreciation up to the value of its investment

Tariffs can be set in a number of ways but will usually include

– Pass through of cost inflation

– Allowance for ‘reasonable’ profits

cascal

26

China financial overview

Sales ($m)

26.8%

20.9 26.5 31.3 34.2 36.2

18.0% 9.3% 5.9%

2009A 2010F 2011F 2012F 2013F

EBITDA ($m)

6.0 7.5 10.0 11.7 13.0

28.9% 28.2% 32.0% 34.1% 35.9%

2009A 2010F 2011F 2012F 2013F

CAPEX ($m)

12.4 19.0 4.2 4.0 4.0

59.2% 71.5% 13.4% 11.7% 11.1%

2009A 2010F 2011F 2012F 2013F

EBIT ($m)

2.5 1.7 3.3 5.0 6.4

11.9% 6.5% 10.6% 14.7% 17.6%

2009A 2010F 2011F 2012F 2013F

% Growth

% Sales

cascal

27 Note: All dates are a March year-end Source: Management accounts

South Africa

FINANCIALS CONTRACT PROJECT

Nelspruit Siza

Type Water/ wastewater Water/ wastewater

Ownership 100% (consolidated) 73% (consolidated)

Assets Leased Leased

Pop. served 360,000 54,000

Revenue mix 1/2 residential; Primarily residential 1/2 commercial

Contract type Concession Concession

Expiration date 2029 2029

Rate review Every 5 years/ next 2010 Every 5 years/ next 2009

Rate adjustment Rate of return Rate of return

Tariff Per provisions of 2nd Supplemental Agreement (SA) — inflation + 3%/ year Adjusted annually by escalation formula

Growth opportunities Expansion of concession area Tourism and second home ownership; expansion of concession area

South Africa: Q2 10 revenues

South Africa 14.6%

South Africa revenues = $6.4m

cascal

28 Note: Percentages in pie chart exclude corporate revenues and eliminations

South Africa – Overview

Nelspruit

Formed in 1999, the project is a 30-year water and wastewater concession signed with the Greater Nelspruit (now called Mbombela) Council

Originally shareholders were Cascal (90%) and Sivukile. In September 2008, Cascal bought the remaining 10% from Sivukile

Development Bank of Southern Africa is the lender to the project

Service area is the City of Nelspruit, a prosperous regional city with a population of 40,000, and township and rural areas with a population of 320,000

Objective is to improve service delivery across the area including the township and rural areas which had basic services

Water supply to 60,000 connections

40% of population served by wastewater treatment plants

International Standards, ISO 9001, ISO 14001 and OHSAS 18001

221 full time employees

Agreements provide for annual indexation of tariffs with 3% above inflation (until 2009/10)

cascal

29

South Africa – Overview

Siza

Responsibility for water and wastewater services to the Dolphin Coast region, 40km north of Durban

Cascal own 73.4% with Metropolitan Life Limited owning 23% and the Employee Share Trust the remaining 3.6%

Siza Water has a 30-year water and wastewater concession agreement starting from 1999

Counterparty is Ilembe District Municipality

The concession serves a population of approximately 54,000

Siza Water purchases bulk potable water through a purchase agreement with Umgeni Water, the Durban area bulk water supply company

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30

South Africa – Key contract provisions

Nelspruit

Exclusive right for 30 years to provide water and wastewater services within a defined concession area

Tariffs are adjusted every five years based on a joint review with Council using a long term financial model that formed part of the original contract

Existing assets are leased from Council and these assets, plus any new assets built by Cascal, will be returned to Council at the end of the 30 year concession

Cascal has the right to collect income from the customer base in return for the services provided

New infrastructure is to be funded by a combination of concession revenues, developers contribution and Municipal Infrastructure Grants

The concession agreement provides for a five yearly review of rates under a “rate of return” methodology

Siza

Siza Water’s operations are subject to regulation principally by Ilembe District Municipality

Siza Water’s rates are adjusted annually in accordance with an escalation formula

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31

South Africa financial overview

Sales (ZARm)

177.3 192.1 213.0 235.5 260.3

8.3% 10.9% 10.5% 10.5%

2009A 2010F 2011F 2012F 2013F

EBITDA (ZARm)

61.4 61.4 71.5 82.6 95.9

34.6% 32.0% 33.6% 35.1% 36.8%

2009A 2010F 2011F 2012F 2013F

CAPEX (ZARm)

Gross capital expenditure

Net capital expenditure

66.3 81.7 100.4 69.6 70.0

14.8 14.0 16.9 16.6 17.0

2009A 2010F 2011F 2012F 2013F

EBIT (ZARm)

50.1 47.7 54.2 59.8 73.0

28.2% 24.8% 25.4% 25.4% 28.0%

2009A 2010F 2011F 2012F 2013F

% Growth

% Sales

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32 Note: All dates are a March year-end Source: Management accounts

Chile

FINANCIALS CONTRACT PROJECT

Santiago Servicomunal/Servilampa Antofagasta

Type Water/wastewater Water/wastewater Wastewater

Ownership 100% (consolidated) 100% (consolidated) 100% (consolidated)

Assets Owned Owned Owned

Pop. served 13,000 95,000 310,000

Revenue mix Primarily residential Primarily residential Residential/commercial

Contract type Privatisation Privatisation BOOT

Expiration date Perpetual Perpetual 2024

Rate review Various 5 years Subject to inflation

Rate adjustment Various Rate of return Formula

Tariff Escalation formulae; inflation plus up to 8% Renegotiated with SISS every 5 years; subject to inflation adjustments Escalation formula

Growth opportunities Continued expansion to neighboring areas, sale of water rights Continued expansion to neighboring areas, sale of water rights Further sales of treated effluent

Chile: Q2 10 revenue

Chile 8.7%

Chile revenues = $3.8m

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33 Note: Percentages in pie chart exclude corporate revenues and eliminations

Chile – Overview

Santiago

Water and wastewater concessions in the affluent suburbs of northern Santiago

Surplus water rights (commercial value in excess of $20 million)

Aguas de Santiago - Regulated business (SISS)

– Perpetual license

– Tariff completed in 2009 and subject to inflation for the next five years

Aguas de Chacabuco - Non-regulated business

– Business model based on contracts with developers, substantially in perpetuity

– Tariffs subject to an escalation formula (inflation) plus, dependant on contract, up to an additional 8% every three years

Servicomunal and Servilampa - Regulated business (SISS)

– Perpetual licence

– Tariff review completed in 2009 for the next 5 year period

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34

Chile – Overview

Northern Chile

Bayesa - Antofagasta

– 30 year BOOT contract in Antofagasta

– Client is ESSAN, the State owned organisation

– Tariff provides for inflation adjustment (denominated in UF)

Bayesa - Xstrata

– 22-year BOOT contract started in 2002 for the delivery of up to 70 l/s of treated effluent at the boundary of the industrial site

– Additional 20 l/s of treated effluent currently being supplied under a one year agreement

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35

Chile – Key contract provisions

Santiago

Aguas Santiago and Servicomunal & Servilampa

– As a regulated water company Aguas Santiago has exclusive rights to supply sanitation services in its concession areas

– The Superintendencia de Servicios Sanitarios (“SISS”) supervises the water company and controls its obligations including quality, sustainability and new investment

– The tariffs are renegotiated with SISS every 5 years. Tariffs are subject to annual inflation adjustments

Aguas Chacabuco

– As an ‘unregulated’ sanitary company, Aguas Chacabuco has to meet certain legal standards with a contractual right to supply sanitary services to a defined service area

– All obligations and bases for setting tariffs are governed by the contracts signed with property developers

Northern Chile

Bayesa – Antofagasta

– Obligations to take over, improve and operate the wastewater treatment facilities in Antofagasta

– Right to sell the treated effluent

Bayesa – Xstrata contract

– ‘Take or pay’ obligation on Xstrata for treated effluent supplied from the Bayesa facility

– Bayesa to install and maintain the necessary infrastructure to supply to Xstrata’s site

– Defined quality for treated effluent supplied with penalties for failures

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36

Chile financial overview

Sales (CLPbn)

6.3 39.9% 8.8 9.4 10.1 10.8

6.8% 7.2% 6.4%

2009A 2010F 2011F 2012F 2013F

EBITDA (CLPbn)

2.0 2.6 3.0 3.6 4.1

31.0% 29.3% 32.0% 35.6% 38.2%

2009A 2010F 2011F 2012F 2013F

CAPEX (CLPbn)

0.8 1.3 4.6 2.7 1.6

13.2% 15.3% 49.2% 27.2% 14.8%

2009A 2010F 2011F 2012F 2013F

EBIT (CLPbn)

0.7 1.1 1.4 1.8 2.3

10.4% 12.1% 14.6% 18.0% 21.7%

2009A 2010F 2011F 2012F 2013F

% Growth

% Sales

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37 Note: All dates are a March year-end Source: Management accounts

Indonesia

FINANCIALS CONTRACT PROJECT

Batam Telang Kelapa

Type Water Water

Ownership 50% (prop’lly consol.) 40% (prop’lly consol.)

Assets Leased Leased

Pop. served 900,000 30,000

Revenue mix 1/3 residential; Predominantly 2/3 commercial residential

Contract type Concession Concession

Expiration date 2020 2021

Rate review Next 2010 Next 2010

Rate adjustment Rate of return Rate of return

Tariff Annual Review – entitlement to 26.5% ROE Annual Review – entitlement to 23% ROE

Growth opportunities Population growth; wastewater opportunities Population growth

Indonesia: Q2 10 revenues

Indonesia 8.1%

Indonesia revenues = $3.6m

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38 Note: Percentages in pie chart exclude corporate revenues and eliminations

Indonesia – Overview

Batam

Lasting for 25 years from 1995, Batam was the first water concession in Indonesian history

Concession was awarded by Batam Industrial Development Authority (“BIDA”); BIDA is to be restructured and renamed but any successor will be bound by the concession agreement

Batam Island is a 50/ 50 joint venture between Cascal and Bangun Cipta Kontraktor, an Indonesian contractor

– Cascal appoints two of the four directors, including the President Director who has a casting vote on the board

Very rapid growth with the number of connections rising from 12,000 in 1995 to 155,000 today

Concession successfully handled the Indonesian financial crisis of 1997

Major efficiency improvements and development made to inherited supply system to improve reliability of supply

Profitable and cash flow generative

Serves a population of approximately 900,000

Production volume 55 million gallons per day

365 full time employees

International Standard ISO 9001

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39

Indonesia – Key contract provisions

Batam

Exclusive right since April 1995 to abstract, treat and distribute water throughout the whole of Batam Island and collect payment from end consumers

Maintain existing and new assets in good working order and invest in new assets to meet projected growth in demand

Parties to carry out an annual review of the tariffs in light of concessionaires entitlement to a 26.5% return on equity

Royalty paid to BIDA is equal to 15% of any dividend declared by the concession company

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40

Indonesia financial overview

Sales (IDRbn)

133.4 143.4 166.5 184.4 204.2

7.5% 16.1% 10.7% 10.8%

2009A 2010F 2011F 2012F 2013F

EBITDA (IDRbn)

56.1 55.6 72.6 83.8 96.9

42.1% 38.8% 43.6% 45.5% 47.4%

2009A 2010F 2011F 2012F 2013F

CAPEX (IDRbn)

28.7 51.7 55.0 56.2 56.2

21.5% 36.0% 33.0% 30.5% 27.5%

2009A 2010F 2011F 2012F 2013F

EBIT (IDRbn)

47.2 42.7 51.5 55.4 68.4

35.4% 33.5%

29.8% 30.9% 30.0%

2009A 2010F 2011F 2012F 2013F

% Growth

% Sales

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41 Note: All dates are a March year-end Source: Management accounts

Panama

FINANCIALS CONTRACT PROJECT

Panama City

Type Water

Ownership 100% (consolidated)

Assets Owned

Pop. served 300,000

Revenue mix Primarily residential

Contract type BOOT

Expiration date 2032

Rate review Subject to inflation

Rate adjustment Formula

Tariff When costs vary such that a >3% adjustment in tariffs is justified

Growth opportunities Expand existing plant

Panama: Q2 10 revenues

Panama 5.7%

Panama revenues = $2.5m

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42 Note: Percentages in pie chart exclude corporate revenues and eliminations

Panama – Overview and key contract provisions

Overview

Aguas de Panama (ASPA) won a 30-year Build Own Operate Transfer contract effective from April 1998

The client is IDAAN, the State water authority, representing the State of Panama

Construction of a 20mgd water treatment plant was completed in 2002 (Capex $25 million) and commercial operations commenced in September 2002

Volume sold met minimum guaranteed take-or-pay from the outset

Cascal acquired Aguas de Panama on 30 June, 2006

Abstract raw water from Lake Gatun and pump to the inlet of the treatment plant

Operate treatment process plant and deliver treated water at a location six miles southeast of the plant

A population of 300,000 served with potable water

Key contact provision

30 year ‘Take or Pay’ contract for services started in September 2002

Areas supplied are among the highest population growth areas in Panama

Comprehensive guarantee structure for payment obligations of Client (IDAAN)

Tariffs adjusted by means of a contractual formula when costs vary by an amount that would justify a >3% adjustment in tariffs

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Panama financial overview

Sales ($m)

10.7 9.8 10.0 10.2 10.4

-8.0% 1.7% 2.0% 2.1%

2009A 2010F 2011F 2012F 2013F

EBITDA ($m)

5.4 5.1 5.2 5.3 5.4

50.3% 52.0% 52.0% 52.0% 52.1%

2009A 2010F 2011F 2012F 2013F

CAPEX ($m)

2009A 2010F 2011F 2012F 2013F

EBIT ($m)

4.5 4.3 4.4 4.5 4.6

42.5% 43.5% 43.7% 43.8% 44.0%

2009A 2010F 2011F 2012F 2013F

% Growth % Sales

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44 Note: All dates are a March year-end Source: Management accounts

Panama current situation

APSA initiated a dispute resolution for the non-payment of rate increases

– IDAAN confirmed acceptance of the tariff revisions and agreed to secure funding from government

– Full payment has been received since January 2009, however $7.1 million (from September 2006 to December 2008) remains outstanding but has been approved for payment

In February 2008, IDAAN initiated a process for the early termination of the contract

– Parties not in agreement over the compensation payable under the contract (calculated at approximately $23m by IDAAN and approximately $59 million by APSA)

– In September 2008 an arbitration was requested by IDAAN. The arbitration is to be conducted with three arbitrators. Each party has chosen one arbitrator and the Chairman has been chosen

Continuing dialogue with IDAAN following change in Panamanian administration in May 2009

Non-amortised value of the investment

NPV of all cash flows over life of concession

+ Early termination compensation

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45

The Philippines

FINANCIALS CONTRACT PROJECT

Subic Bay

Type Water/ Wastewater

Ownership 30% (proportionally consolidated)

Assets Leased

Pop. served 220,000

Revenue mix 2/3 residential; 1/3 commercial

Contract type Concession

Expiration date 2027

Rate review Annual

Rate adjustment Rate of return

Tariff Annual review – entitlement to 22% ROE

Growth opportunities Increased demand from city developments; expansion into neighboring municipalities

Philippines: Q2 10 revenues

Indonesia 1.7%

Philippines revenues = $0.8m

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46 Note: Percentages in pie chart exclude corporate revenues and eliminations

The Philippines – Overview and key contract provisions

Overview

30-year Franchise Agreement signed in 1996 (originally 25 years) by Subicwater with the Subic Bay Metropolitan Authority (“SBMA”)

Subicwater shareholders were DMCI (a Filipino construction group) 40%; Cascal 30%; SBMA 20%; Olongapo City Water District (“OCWD”) 10%; OCWD’s shares subsequently transferred to Olongapo City

Water supply to 33,300 connections and a small number of sewerage connections

Storage capacity of 10.6 million gallons

Service population of 220,000

136 full time employees

International Standards ISO 9001, ISO 14000, OHSAS 18001

Key contract provisions

Exclusive right to provide water and sewerage services to Subic Freeport and Olongapo City for 30 years and collect payments from end consumers, with concession company having the right to extend concession by another 20 years

Maintain existing assets in good working order and invest in new assets to meet projected growth in demand

Lease existing assets from SBMA and Olongapo City (previously OCWD)

Tariffs set by a Regulatory Board

Automatic tariff indexation for two years followed by a tariff review the third year

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47

The Philippines financial overview

Sales (PHPm)
132.9
144.6
155.5
165.5
175.5
8.8%
7.5%
6.5%
6.0%
2009A
2010F
2011F
2012F
2013F
CAPEX (PHPm)
41.5
32.0
55.6
56.1
56.1
31.2%
22.2%
35.7%
33.9%
32.0%
2009A
2010F
2011F
2012F
2013F
EBITDA (PHPm)
66.4
72.8
78.3
84.0
89.4
49.9%
50.4%
50.4%
50.8%
50.9%
2009A
2010F
2011F
2012F
2013F
EBIT (PHPm)
55.0
59.0
60.6
62.0
67.4
41.4%
40.8%
39.0%
37.5%
38.4%
2009A
2010F
2011F
2012F
2013F
% Growth
% Sales

The Philippines financial overview

Sales (PHPm) CAPEX (PHPm)

132.9 144.6 155.5 165.5 175.5

41.5 32.0 55.6 56.1 56.1

8.8% 7.5% 6.5% 6.0% 31.2% 22.2% 35.7% 33.9% 32.0%

2009A 2010F 2011F 2012F 2013F 2009A 2010F 2011F 2012F 2013F

EBITDA (PHPm) EBIT (PHPm)

66.4 72.8 78.3 84.0 89.4

55.0 59.0 60.6 62.0 67.4

49.9% 50.4% 50.4% 50.8% 50.9%

41.4% 40.8% 39.0% 37.5% 38.4%

2009A 2010F 2011F 2012F 2013F 2009A 2010F 2011F 2012F 2013F

% Growth% Sales

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Note: All dates are a March year-end

Source: Management accounts

48

Existing projects financials

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49

Income statement

YE March (US$m) 2009 Actual 2010 Forecast 2011 Forecast 2012 Forecast 2013 Forecast

Total turnover 163.4 173.1 189.7 202.8 213.6

Raw, auxiliary materials, other costs (42.0) (46.1) (49.6) (52.7) (54.5)

Staff costs (33.7) (38.4) (40.9) (43.0) (44.1)

Other operating charges (28.6) (28.6) (30.5) (31.4) (32.8)

Total operating expenses (104.3) (113.1) (121.1) (127.1) (131.5)

EBITDA 59.1 59.9 68.6 75.7 82.1

Margin % 36.1% 34.6% 36.2% 37.3% 38.4%

Depreciation and amortisation (23.0) (25.8) (29.1) (30.7) (30.5)

Gain / loss on disposal of fixed assets 0.7 1.4 0.5 - -

EBIT 36.8 35.5 40.1 45.1 51.6

Margin % 22.5% 20.5% 21.1% 22.2% 24.2%

Gain / loss on disposal of subsidiaries (0.1) 0.2 - - -

Net interest expense (13.6) (9.2) (12.2) (12.2) (11.6)

Foreign exchange differences 10.0 0.7 - (0.1) (0.1)

Profit before tax 33.1 27.3 27.9 32.8 40.0

Tax (14.3) (5.0) (9.0) (9.8) (11.6)

Effective rate % 43.1% 18.4% 32.4% 30.0% 29.0%

Non-controlling interest (1.0) (0.2) - (0.6) (1.1)

Net profit 17.8 22.1 18.9 22.4 27.3

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50 Source: Management accounts

Cash flow statement

YE March (US$m) 2009 Actual 2010 Forecast 2011 Forecast 2012 Forecast 2013 Forecast

Total EBITDA 59.1 59.9 68.6 75.7 82.1

Working capital (7.4) 9.1 (1.0) (1.8) (2.0)

Provision net movement (3.2) (2.9) (2.0) (2.5) (2.5)

Capex less disposals (44.4) (55.4) (47.2) (40.6) (38.5)

Capex contributions 8.2 10.3 12.4 8.6 8.6

Net cash flow 12.3 21.2 30.8 39.5 47.7

Net interest paid (7.1) (8.3) (12.2) (11.1) (10.4)

Tax paid (6.8) (6.4) (7.6) (9.0) (10.8)

Free cash flow (1.6) 6.5 11.0 19.4 26.5

Acquisitions (58.3) - - (0.5) -

Disposals 2.2 - - - -

Cash flow before dividend (57.6) 6.5 11.0 19.0 26.5

Shares issued 2.0 - - - -

Dividends paid by Cascal (5.5)(2.8)(2.8)(2.8)(2.8)

Dividends paid to minorities (0.4)(0.9)(0.9)(0.9)(0.9)

FX 16.3 (16.3) (1.2) - -

Other non-cash movements (6.0) 1.7 (0.6) (1.4) (1.4)

Net borrowings at beginning of period (144.9) (196.2) (207.9) (202.3) (188.4)

Net borrowings at end of period (196.2) (207.9) (202.3) (188.4) (167.0)

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Source: Management accounts

51

Balance sheet

YE March (US$m) 2009 Actual 2010 Forecast 2011 Forecast 2012 Forecast 2013 Forecast

Fixed assets

Intangible fixed assets 42.9 41.8 40.5 39.1 37.7

Tangible fixed assets 397.6 458.7 483.4 494.9 504.6

Financial fixed assets 3.9 4.5 4.5 4.5 4.6

444.3 504.9 528.4 538.6 546.9

Working capital

Stocks and work in progress 5.9 6.7 7.1 7.4 7.7

Debtors 49.0 37.6 37.8 38.6 39.7

Current liabilities (48.8) (42.1) (43.5) (43.6) (44.3)

6.1 2.2 1.4 2.4 3.1

Deferred income (51.7) (66.7) (77.3) (83.6) (89.9)

Pensions and other provisions (10.3) (10.4) (9.2) (7.8) (6.5)

Tax (37.6) (41.3) (42.9) (43.7) (44.5)

Negative goodwill (1.2) (1.2) (1.1) (1.1) (1.0)

Net external debt (196.2) (207.9) (202.3) (188.4) (167.0)

Net assets 153.4 179.9 196.9 216.3 241.0

Shareholders’ funds 118.3 144.9 162.3 181.9 206.4

Minority interests 35.1 35.0 34.7 34.4 34.6

Total equity 153.4 179.9 196.9 216.3 241.0

cascal

Source: Management accounts

52

Growth and strategy

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53

Expertise in identifying, financing and managing complex projects

Dedicated business development team of professionals

Expertise in identifying, screening, approving and acquiring projects

– Market intelligence resulting from long-term presence in many markets

– Screening the feasibility of projects based on established criteria

– Industry experience used to negotiate contracts and ensure target rates of return

Project screening process

Opportunity identification

Contact transaction advisors and funding agencies

Existing market contacts and intelligence

Visits, government policy and press announcements

Country and Project Review

Country

Macro economic reviews

Political stability and policy assessment

Cascal’s local knowledge

Legislation, taxation, contract structure and regulation

Exchange controls

Potential project pipeline

Project

Project size, value and structure

Investment treaties and insurance

Preliminary financial analysis

Comprehensive due diligence

Internal review team

Bid preparation

Continual bid appraisal as information is gathered

Detailed financial analysis

Document preparation

Preparation of papers for review by the Board

Cascal Board Review

Approval

Bid or offer submission

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54

Target growth areas

China

Cities on China’s Eastern seaboard and development zones are the company’s principal targets and in particular projects that provide retail domestic and commercial sales. Locations which plan to invite the private sector to provide wastewater services are particularly interesting since this sector is expected to grow rapidly

Europe

Concession projects in Central and Eastern Europe, with a principal focus on Poland, Bulgaria, and Romania

Concession projects in Western Europe, with a principal focus upon Spain and France

India

A market with enormous potential where the number of opportunities for private operators to provide water services is growing rapidly

North America

Desalination projects in the Caribbean and various initiatives in the USA which is seen as a market with significant potential

Acquisitions from existing operators

Cascal’s China business was acquired from an existing operator. Similar opportunities have been secured in South Africa and Chile. Acquisition opportunities exist in many territories and are currently being pursued in Western Europe

Growth in Cascal’s existing markets

All Cascal’s projects offer an opportunity for organic growth and in particular China, Chile, Indonesia and South Africa

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55

Case study - The Chinese water market provides opportunity for growth

China acquisition commentary

Purchase in 2006 of China Water Company

This provided Cascal immediate recognition in the Chinese water market and accelerated access to growth projects

2 further concessions in Yancheng and Zhumadian secured in

2008

Market commentary

400 of China’s 668 major cities experience water supply problems

65% of the population have inadequate water supplies either in terms of quality or quantity

Between 70 and 80% of urban and industrial wastewater is untreated

The Chinese Ministry of Water Resources estimates that China’s use of water is 85% below global efficiency levels

Tariffs are being raised to enable the private sector to become involved in delivering water services

In 2002 the Chinese government introduced laws which permit the private sector to operate water and wastewater networks in addition to operating the treatment facilities

The declared intent of the Chinese government is to involve the private sector in providing new technology, management techniques and operating processes

Chinese market activity

Number of contract awards in 2008 (Pinsent Mason Water Yearbook 2009-2010)

4 70 3 15

India China Brazil Others (2 and less)

China market highlights

400 cities with water shortages

70% of waste is untreated

90% of water supplies are polluted

63 billion tonnes of untreated wastewater is discharged each year

76% of the world’s PSP market in 2008

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56

Cascal pipeline of potential projects

Projects and markets currently being followed by Cascal

Region Total number of projects Estimated size of investment (US$ M)

China (acquisition) 3 42

India 3 75

Asia 6 117

Bulgaria 1 10

Poland 3 15

Romania 1 10

France (acquisition) 1 10

Spain (acquisition) 1 20

Europe 7 55

Chile 4 40

USA (acquisitions) 2 15

BVI 1 11

Antigua (acquisition) 1 7

Americas 9 73

Grand total : 21 245

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57

Regional financial profiles year 1

Project Asian lease contract European Water company Americas desalination BOT project Asian Wastewater BOT project

Turnover (US $m) 33.7 15.7 11.6 4.5

EBITDA margin (%) 23% 18% 65% 70%

Net profit (US $m) 7.3 1.4 5.6 2.3

Investment (US $m) 20.0 20.0 20.0 20.0

Profiles are representative of projects Cascal is actively monitoring/ pursuing

These have been reflected in the growth projections illustrated on slide 59

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58

Growth from new projects

(US$m) Year 1 Year 2 Year 3

Turnover 29.7 61.4 94.5

EBITDA 8.5 18.8 30.2

% margin 29% 31% 32%

Net profit 6.5 14.2 22.5

Investment per annum 40.0 40.0 40.0

Based on an investment level of $40m per annum, management would seek to invest in a range of projects, examples of which are shown on slide 58, that could deliver the growth profile shown above

This would complement the organic growth arising from Cascal’s existing portfolio of projects

These forecasts are not included in the management’s financial projections

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59

Appendix

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60

Human resources

Cascal provides overall strategic direction on HR issues and has an established method of communicating to staff using:

‘Cascade’ a quarterly newsletter that is distributed in both paper and electronic form

A management conference that is held every 12 to 18 months close to one of Cascal’s project locations

A regular briefing note to all Cascal senior managers on key business issues

Each project company deals with its own local recruitment, training & development, remuneration policy, staff/ union relations and staff communications

Companies adopt remuneration policies, staff appraisal and training and development systems that are appropriate to the culture and environment of the country they operate in

Europe (UK) Africa (South Africa) Asia Latin America

Bournemouth 359 Nelspruit 220 Indonesia 365 Chile 102

Cascal Headquarters 16 Siza 68 Philippines 136 Panama 22

Hong Kong & Shanghai 17

Fuzhou 100

Yanjiao 37

Xinmin 37

Qitaihe 64

Yancheng 517

Zhumadian 333

Total China 1,105

Total 375 Total 288 Total 1,606 Total 124

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61

Accounting

Group figures prepared under Dutch GAAP

Subsidiaries submit Dutch GAAP figures, but file local accounts under local GAAP

Dutch GAAP and IFRS very similar

Major differences between Dutch GAAP and IFRS:

IFRIC 12 Concession Accounting

Goodwill on acquisition - annual impairment test rather than amortisation

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62

Information systems

Project companies provide monthly reports on all aspects of their businesses to the Management Board

The financial results are reported on line through a Cognos reporting system which consolidates the overall Cascal financials

Forecasts, budgets and 3 year plans are also reported via Cognos

An annual report of comparative operational data and KPIs is produced

Each project company employs information systems that are appropriate for its business needs. These will include:

– Billing and customer service systems

– SCADA systems

– GIS systems

– Accounting systems

‘Best practice’ groups are utilised to look at common operational issues. These are coordinated by Cascal centrally and ‘manned’ by managers who work in the project companies

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63

Treasury systems and policies

Cascal holds sufficient cash deposits at the Head Office that will ensure availability of funds for investment or shareholder distributions

Some funds are held in Sterling to meet central operating costs, and the balance is held in US dollars which is the functional currency of Cascal

Project and head office companies prepare rolling 18-month cash flow projections to ensure availability of funds to meet foreseeable liabilities

Wherever possible investment in local currencies will be funded by borrowings in the same currencies

Cascal will seek to hedge its exposures to variable interest rates and foreign exchange transactions

Cascal will provide bank and parent company guarantees only as a last resort and has a bonding and guarantee line available

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64

Audit systems

Cascal has a central internal audit team which visits the project companies and assesses whether internal controls are operating effectively

The internal audit function also

– Assesses whether Cascal (Dutch GAAP) accounting policies and procedures are being adhered to

– Helps to implement and subsequently test the operation of Sarbanes Oxley compliance procedures

Cascal has a central resource that is used to carry out operational reviews at the project companies and recommend improvements as well as assisting with tariff negotiations and the expansion of existing projects

The project companies have systems in place to deal with external audits by a number of agencies including:

– Environmental reviews

– Health & safety checks

– Regulatory audits

– Financial audits

– Tax audits

Several of the project companies have recognised awards which have regular audits to retain the award. For example Bournemouth has the UK ‘Investors in People’ standard and ISO 9000 Quality Standards and ISO 14000 Environmental Standards accreditation

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65

Legal, statutory, regulatory systems

Each project company maintains their own statutory records and ensures that all requisite local filings are made

The Cascal Group is Sarbanes Oxley compliant

Any legal issues are reported to Cascal management either by way of the monthly report or, if material, directly to the CEO as and when they arise

Cascal management will advise the project company on major legal issues and agree the strategy and tactics with the local CEO

If appropriate Cascal will engage either local counsel or an international law firm

Cascal has a highly experienced regulatory team in its UK water company and this resource ensures full compliance with all of the UK Regulator’s (OFWAT) requirements

Cascal employs a full time legal counsel who is a member of the Management Board

Cascal runs a group wide Ethics Overview training programme for all senior staff cascal

66

UK water regulatory overview

Regulatory environment

All water only (WoCs) and water and sewerage (WaSCs) companies in the UK have been privatised since 1989

They are all integrated monopolies in their given service areas under a 25 years rolling licence

The industry’s main regulator is the Water Services Regulation Authority (OFWAT), which aims to provide incentives and encourages companies to achieve world-class services in terms of quality and value for customers in England and Wales

OFWAT set prices for the industry under a quinquennial review system commonly known as Asset Management Plan (AMP)

– Current plan is AMP4 which runs to 31st March 2010

– Draft determinations published on 23rd July 2009

– Final determinations published on 26th November 2009

Price control

Return on regulatory

capital value (RCV)

+

Operating expenses

+

Tax

+

Depreciation

=

Allowed revenues

RCV annually adjusted for allowed capital expenditures

Efficiency targets (from industry benchmarking)

Capital expenditures subject to approval by Ofwat

Incentive for efficiencies

Price review 2009 (PR09)

Strategic direction statement (Dec 2007)

Draft business plan (Aug 2008)

Final business plan (Apr 2009)

Draft determination of price limits (Jul 2009)

Final determination of price limits (Nov 2009)

Implementation (1st April 2010)

cascal

67

China – Bulk water tariff adjustments

Yanjiao

Biannual adjustment of the tariff by 6%

Annual CPI adjustment when inflation is greater than that covered by the biannual adjustment

Qitaihe

Annual adjustment by CPI 2003 to 2007 if the aggregate CPI >5%

CPI from 2008 onwards

Tariff adjustment for costs that are beyond the operator’s control

Xinmin

Annual adjustment by “local” CPI provided that the last two years CPI >4%

Tariff adjustment for costs that are beyond the operator’s control cascal

68

China – Retail tariff adjustments

The change in operating costs or capital expenditure are outside of the Operator’s control:

Operating costs

Laws, government policies, taxes and fees or levies

Electricity charges, chemicals and other operating costs

Raw water tariffs

Government regulations that affect staff costs

Capital expenditure

Changes in water quality standards which necessitate new facilities

New facilities that are required to meet demand

cacal

69

United Kingdom consolidated

	GBP					USD
	2009-12-02 10:24
	2008/09	2009/10	2010/11	2011/12	2012/13	2008/09	2009/10	2010/11	2011/12	2012/13
P&L

Total net turnover	49.5	49.9	51.6	53.9	55.2	83.6	79.6	84.3	88.1	90.2
Raw and auxiliary materials and other ext. costs	(11.6)	(10.4)	(10.8)	(11.5)	(11.8)	(19.7)	(16.7)	(17.7)	(18.8)	(19.3)
Staff costs	(9.4)	(10.9)	(11.1)	(11.6)	(11.8)	(15.8)	(17.4)	(18.1)	(18.9)	(19.2)
Other operating charges	(6.8)	(6.9)	(7.1)	(7.3)	(7.5)	(11.5)	(11.1)	(11.6)	(12.0)	(12.3)

Total operating expenses	(27.8)	(28.3)	(29.0)	(30.4)	(31.1)	(47.0)	(45.1)	(47.4)	(49.6)	(50.8)

EBITDA	21.7	21.6	22.6	23.6	24.1	36.7	34.5	36.9	38.5	39.4
EBITDA margin	43.8%	43.4%	43.7%	43.7%	43.7%	43.8%	43.4%	43.7%	43.7%	43.7%

Depreciation and amortisation	(8.0)	(8.1)	(8.4)	(8.3)	(8.2)	(13.5)	(12.9)	(13.7)	(13.6)	(13.4)
Gain/ (loss) on disposal of fixed assets	0.4	0.8	0.3	—	—	0.7	1.3	0.5	—	—

Operating profit	14.1	14.3	14.5	15.2	15.9	23.9	22.9	23.7	24.9	26.0
Gain/(loss) on disposal of subsidiaries	—	—	—	—	—	—	—	—	—	—
Financial income and expense	(5.8)	(1.0)	(2.5)	(3.1)	(3.1)	(9.8)	(1.6)	(4.1)	(5.0)	(5.0)
Foreign exchange gain/(loss)	—	0.0	—	—	—	—	0.0	—	—	—

Profit before tax	8.3	13.3	11.9	12.2	12.8	14.1	21.3	19.5	19.9	21.0
Taxation	(5.0)	(3.9)	(3.5)	(3.3)	(3.5)	(8.4)	(6.2)	(5.7)	(5.4)	(5.7)
Tax rate	59.4%	29.0%	29.3%	27.3%	27.3%	59.4%	29.0%	29.3%	27.3%	27.3%

Profit after tax	3.4	9.5	8.4	8.8	9.3	5.7	15.1	13.8	14.5	15.2
Minority interest	—	—	—	—	—	—	—	—	—	—
	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%

Net profit / (loss)	3.4	9.5	8.4	8.8	9.3	5.7	15.1	13.8	14.5	15.2
Dividends paid	(5.1)	(6.3)	(7.0)	(6.7)	(6.7)	(8.7)	(10.1)	(11.4)	(10.9)	(10.9)
Dividends received	—	—	—	—	—	—	—	—	—	—

Retained profit	(1.8)	3.2	1.5	2.1	2.6	(3.0)	5.1	2.4	3.5	4.3
Dividend payout ratio	0.7	1.5	1.2	1.3	1.4	0.7	1.5	1.2	1.3	1.4

BALANCE SHEET

Intangible fixed assets	1.7	1.3	1.0	0.9	0.8	2.4	2.2	1.7	1.5	1.4
Tangible fixed assets	136.7	140.2	142.1	143.8	145.7	195.9	227.8	232.1	235.0	238.1
Investments in subsidiaries	—	—	—	—	—	—	—	—	—	—
Intra group loans receivable	—	—	—	—	—	—	—	—	—	—
Restricted cash	1.2	1.2	1.2	1.2	1.2	1.7	1.9	1.9	1.9	1.9
Other financial fixed assets	0.1	0.1	0.1	0.1	0.1	0.1	0.1	0.1	0.1	0.1

Total fixed assets	139.6	142.8	144.3	146.0	147.8	200.0	232.0	235.8	238.6	241.5
asset turn	3	3	3	3	3	2	3	3	3	3
Stock	0.7	0.8	0.8	0.8	0.8	1.0	1.3	1.3	1.3	1.3
Debtors	9.9	9.1	9.4	9.7	9.9	14.2	14.8	15.4	15.9	16.2
Current liabilities	(9.4)	(7.3)	(7.9)	(8.4)	(9.0)	(13.5)	(11.9)	(12.9)	(13.7)	(14.7)

Total working capital	1.2	2.6	2.3	2.2	1.8	1.7	4.3	3.8	3.6	2.9
wc/turnover	2%	5%	5%	4%	3%	2%	5%	5%	4%	3%
Deferred income	(17.6)	(18.5)	(19.5)	(20.4)	(21.4)	(25.2)	(30.0)	(31.8)	(33.4)	(35.0)
Pensions and other provisions	(6.3)	(5.7)	(4.9)	(4.0)	(3.2)	(9.0)	(9.2)	(7.9)	(6.6)	(5.3)
Tax	(21.0)	(22.7)	(22.7)	(22.6)	(22.6)	(30.0)	(36.9)	(37.1)	(37.0)	(36.9)
Negative goodwill	—	—	—	—	—	—	—	—	—	—

Intra group loans payable	—	—	—	—	—	—	—	—	—	—
Net external debt	(77.2)	(76.7)	(76.3)	(75.6)	(74.3)	(110.7)	(124.6)	(124.7)	(123.6)	(121.3)

Net assets	18.7	21.8	23.3	25.4	28.1	26.8	35.5	38.1	41.6	45.9
capital employed	116.9	121.2	122.3	123.7	124.9	167.5	197.0	199.8	202.1	204.1
EBIT/cap employed	12%	12%	12%	12%	13%	14%	12%	12%	12%	13%

EQUITY

B/f shareholders’ funds	20.4	18.7	21.8	23.3	25.5	40.6	26.8	35.5	38.1	41.6
P&L	(1.8)	3.2	1.5	2.1	2.6	(3.0)	5.1	2.4	3.5	4.3
CTA	0.0	(0.0)	—	—	—	(3.9)	3.6	0.2	0.0	0.0
Other	0.0	—	—	—	—	(6.9)	—	—	—	—

C/f shareholders’ funds	18.7	21.8	23.3	25.5	28.1	26.8	35.5	38.1	41.6	45.9
Minority Shareholders’ - Equity Interest	—	—	—	—	—	—	—	—	—	—

Total Equity	18.7	21.8	23.3	25.5	28.1	26.8	35.5	38.1	41.6	45.9

CASH FLOW

TOTAL EBITDA		21.6	22.6	23.6	24.1		34.5	36.9	38.5	39.4
Working capital		(1.4)	(0.3)	(0.2)	0.0		(2.3)	(0.6)	(0.4)	0.0
Provision net movement		(1.0)	(0.4)	(0.4)	(0.4)		(1.6)	(0.7)	(0.7)	(0.7)
Capex less disposals		(11.3)	(9.5)	(9.8)	(9.8)		(18.1)	(15.4)	(16.1)	(16.0)
Capex contributions		1.2	1.3	1.3	1.3		1.9	2.1	2.1	2.1

Net cash flow		9.1	13.6	14.4	15.2		14.5	22.3	23.5	24.8
		42.0%	60.5%	61.0%	63.0%		42.0%	60.5%	61.0%	63.0%
Net interest paid		(1.2)	(2.4)	(2.7)	(2.7)		(1.9)	(3.9)	(4.4)	(4.4)
Tax paid		(2.1)	(3.5)	(3.4)	(3.6)		(3.4)	(5.8)	(5.5)	(5.8)

Free cash flow		5.8	7.7	8.3	9.0		9.2	12.6	13.6	14.7
		26.6%	34.2%	35.2%	37.2%		26.6%	34.2%	35.2%	37.2%
Acquistions		—	—	—	—		—	—	—	—
Disposals

Cash flow before dividend		5.8	7.7	8.3	9.0		9.2	12.6	13.6	14.7
shares issued		—	—	—	—		—	—	—	—
Dividends paid		(6.3)	(7.0)	(6.7)	(6.7)		(10.1)	(11.4)	(11.0)	(11.0)
Intra group loans		—	—	—	—		—	—	—	—
FX		—	—	—	—		(14.8)	(0.7)	0.0	0.0
Other non-cash movements (eg Artesian indexation)		1.1	(0.4)	(0.9)	(0.9)		1.7	(0.6)	(1.5)	(1.5)
net borrowings bf		(77.2)	(76.7)	(76.3)	(75.6)		(110.7)	(124.6)	(124.7)	(123.6)

net borrowings cf		(76.7)	(76.3)	(75.6)	(74.3)		(124.6)	(124.7)	(123.6)	(121.3)

Diff		—	—	—	0.0		—	0.0	—	—

BWH Enterprises

	GBP					USD
	2009-12-02 10:24
	2008/09	2009/10	2010/11	2011/12	2012/13	2008/09	2009/10	2010/11	2011/12	2012/13
P&L

Total net turnover	6.3	10.6	11.5	12.7	13.1	10.7	17.0	18.8	20.7	21.4
Raw and auxiliary materials and other ext. costs	(2.4)	(3.9)	(4.2)	(4.6)	(4.8)	(4.1)	(6.2)	(6.9)	(7.6)	(7.9)
Staff costs	(2.5)	(5.2)	(5.3)	(5.6)	(5.7)	(4.3)	(8.3)	(8.6)	(9.2)	(9.3)
Other operating charges	(0.5)	(1.0)	(1.0)	(1.0)	(1.0)	(0.9)	(1.7)	(1.6)	(1.6)	(1.7)

Total operating expenses	(5.5)	(10.1)	(10.4)	(11.3)	(11.6)	(9.2)	(16.1)	(17.1)	(18.4)	(18.9)

EBITDA	0.9	0.5	1.1	1.4	1.6	1.5	0.9	1.8	2.3	2.5
EBITDA margin	13.8%	5.2%	9.4%	10.9%	11.8%	13.8%	5.2%	9.3%	10.9%	11.8%

Depreciation and amortisation	(0.5)	(0.6)	(0.6)	(0.4)	(0.4)	(0.8)	(1.0)	(0.9)	(0.6)	(0.6)
Gain/ (loss) on disposal of fixed assets	(0.0)	—	—	—	—	(0.0)	—	—	—	—

Operating profit	0.4	(0.1)	0.5	1.0	1.2	0.7	(0.1)	0.8	1.6	1.9
Gain/(loss) on disposal of subsidiaries	—	—	—	—	—	—	—	—	—	—
Financial income and expense	0.1	—	0.0	0.0	0.0	0.2	—	0.0	0.0	0.0
Foreign exchange gain/(loss)	—	—	—	—	—	—	—	—	—	—

Profit before tax	0.5	(0.1)	0.5	1.0	1.2	0.9	(0.1)	0.9	1.7	1.9
Taxation	(0.2)	(0.0)	(0.2)	(0.3)	(0.3)	(0.3)	(0.0)	(0.3)	(0.5)	(0.5)
Tax rate	30.7%	-8.1%	30.4%	27.7%	27.7%	30.8%	-8.0%	30.6%	27.7%	27.7%

Profit after tax	0.4	(0.1)	0.4	0.7	0.9	0.6	(0.1)	0.6	1.2	1.4
Minority interest	—	—	—	—	—	—	—	—	—	—
	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%

Net profit / (loss)	0.4	(0.1)	0.4	0.7	0.9	0.6	(0.1)	0.6	1.2	1.4
Dividends paid	(0.2)	(0.3)	(0.3)	(0.5)	(0.5)	(0.3)	(0.5)	(0.5)	(0.8)	(0.8)
Dividends received	—	—	—	—	—	—	—	—	—	—

Retained profit	0.2	(0.4)	0.1	0.3	0.4	0.3	(0.7)	0.1	0.5	0.7
Dividend payout ratio	2.0	(0.3)	1.3	1.6	1.9	2.0	(0.3)	1.3	1.6	1.9

BALANCE SHEET

Intangible fixed assets	1.7	1.3	1.0	0.9	0.8	2.4	2.2	1.7	1.5	1.4
Tangible fixed assets	0.9	1.4	1.5	1.6	1.6	1.3	2.3	2.4	2.5	2.7
Investments in subsidiaries	—	—	—	—	—	—	—	—	—	—
Intra group loans receivable	—	—	—	—	—	—	—	—	—	—
Restricted cash	—	—	—	—	—	—	—	—	—	—
Other financial fixed assets	—	—	—	—	—	—	—	—	—	—

Total fixed assets	2.6	2.7	2.5	2.5	2.5	3.7	4.4	4.1	4.1	4.0
asset turn	0	0	0	0	0	0	0	0	0	0
Stock	0.4	0.6	0.6	0.6	0.6	0.6	1.0	1.1	1.1	1.1
Debtors	2.3	3.2	2.5	2.9	3.3	3.3	5.1	4.1	4.7	5.4
Current liabilities	(0.9)	(2.6)	(2.7)	(2.8)	(3.0)	(1.2)	(4.2)	(4.5)	(4.6)	(4.8)

Total working capital	1.8	1.2	0.4	0.7	1.0	2.6	2.0	0.7	1.1	1.6
wc/turnover	28%	11%	4%	5%	7%	24%	12%	4%	5%	7%
Deferred income	—	—	—	—	—	—	—	—	—	—
Pensions and other provisions	—	—	—	—	—	—	—	—	—	—
Tax	(0.5)	(0.3)	(0.3)	(0.2)	(0.2)	(0.7)	(0.6)	(0.4)	(0.3)	(0.3)
Negative goodwill	—	—	—	—	—	—	—	—	—	—

Intra group loans payable	—	—	—	—	—	—	—	—	—	—
Net external debt	0.7	0.6	1.7	1.6	1.7	1.1	1.0	2.7	2.7	2.8

Net assets	4.6	4.2	4.3	4.6	5.0	6.7	6.9	7.1	7.5	8.2
capital employed	4.4	3.9	2.9	3.2	3.5	6.3	6.4	4.8	5.2	5.6
EBIT/cap employed	10%	-2%	17%	32%	34%	11%	-2%	17%	32%	34%

EQUITY

B/f shareholders’ funds	—	4.6	4.2	4.3	4.6	—	6.7	6.9	7.1	7.5
P&L	0.2	(0.4)	0.1	0.3	0.4	0.3	(0.7)	0.1	0.5	0.7
CTA	(0.0)	—	—	—	—	(0.3)	0.9	0.0	0.0	0.0
Other	4.5	—	—	—	—	6.6	—	—	—	—

C/f shareholders’ funds	4.6	4.2	4.3	4.6	5.0	6.7	6.9	7.1	7.5	8.2
Minority Shareholders’ - Equity Interest	—	—	—	—	—	—	—	—	—	—

Total Equity	4.6	4.2	4.3	4.6	5.0	6.7	6.9	7.1	7.5	8.2

CASH FLOW

TOTAL EBITDA		0.5	1.1	1.4	1.6		0.9	1.8	2.3	2.5
Working capital		0.2	0.8	(0.2)	(0.3)		0.3	1.3	(0.4)	(0.4)
Provision net movement		—	—	—	—		—	—	—	—
Capex less disposals		(0.4)	(0.3)	(0.4)	(0.4)		(0.6)	(0.6)	(0.6)	(0.6)
Capex contributions		—	—	—	—		—	—	—	—

Net cash flow		0.4	1.5	0.8	0.9		0.6	2.5	1.3	1.5
		73.6%	142.9%	55.6%	58.3%		67.1%	142.9%	55.8%	58.4%
Net interest paid		—	0.0	0.0	0.0		—	0.0	0.0	0.0
Tax paid		(0.1)	(0.2)	(0.3)	(0.4)		(0.2)	(0.4)	(0.6)	(0.6)

Free cash flow		0.3	1.3	0.5	0.5		0.4	2.2	0.7	0.9
		46.8%	122.3%	32.8%	35.0%		40.3%	122.3%	33.0%	35.0%
Acquistions		—	—	—	—		—	—	—	—
Disposals

Cash flow before dividend		0.3	1.3	0.5	0.5		0.4	2.2	0.7	0.9
shares issued		—	—	—	—		—	—	—	—
Dividends paid		(0.3)	(0.3)	(0.5)	(0.5)		(0.5)	(0.5)	(0.8)	(0.8)
Intra group loans		—	—	—	—		—	—	—	—
FX		—	—	—	—		0.1	0.0	—	0.0
Other non-cash movements (eg Artesian indexation)		—	—	—	—		—	—	—	—
net borrowings bf		0.7	0.6	1.7	1.6		1.1	1.0	2.7	2.7

net borrowings cf		0.7	1.7	1.7	1.7		1.0	2.7	2.7	2.8

Diff		(0.0)	(0.0)	(0.0)	(0.0)		—	(0.0)	(0.0)	(0.0)

BWH Holdings

	GBP					USD
	2009-12-02 10:24
	2008/09	2009/10	2010/11	2011/12	2012/13	2008/09	2009/10	2010/11	2011/12	2012/13
P&L

Total net turnover	43.3	39.6	40.4	41.6	42.4	73.3	63.2	66.0	68.0	69.3
Raw and auxiliary materials and other ext. costs	(9.2)	(6.8)	(6.8)	(7.0)	(7.2)	(15.6)	(10.8)	(11.2)	(11.5)	(11.7)
Staff costs	(6.8)	(5.7)	(5.8)	(5.9)	(6.0)	(11.5)	(9.1)	(9.5)	(9.7)	(9.9)
Other operating charges	(6.5)	(6.2)	(6.4)	(6.6)	(6.8)	(11.0)	(9.8)	(10.4)	(10.7)	(11.1)

Total operating expenses	(22.6)	(18.6)	(19.0)	(19.5)	(20.0)	(38.1)	(29.7)	(31.1)	(31.9)	(32.7)

EBITDA	20.8	21.0	21.4	22.1	22.4	35.1	33.5	34.9	36.0	36.7
EBITDA margin	47.9%	53.0%	52.9%	53.0%	52.9%	47.9%	53.0%	52.9%	53.0%	52.9%

Depreciation and amortisation	(7.5)	(7.5)	(7.8)	(7.9)	(7.8)	(12.8)	(11.9)	(12.8)	(13.0)	(12.8)
Gain/ (loss) on disposal of fixed assets	0.4	0.8	0.3	—	—	0.7	1.3	0.5	—	—

Operating profit	13.7	14.3	13.9	14.1	14.6	23.1	22.8	22.6	23.1	23.9
Gain/(loss) on disposal of subsidiaries	—	—	—	—	—	—	—	—	—	—
Financial income and expense	(5.4)	(0.8)	(2.2)	(2.8)	(2.8)	(9.2)	(1.3)	(3.7)	(4.5)	(4.5)
Foreign exchange gain/(loss)	—	0.0	—	—	—	—	0.0	—	—	—

Profit before tax	8.2	13.5	11.6	11.4	11.9	13.9	21.5	19.0	18.6	19.4
Taxation	(4.9)	(3.9)	(3.3)	(3.1)	(3.2)	(8.2)	(6.2)	(5.4)	(5.0)	(5.3)
Tax rate	59.0%	28.9%	28.2%	27.1%	27.2%	59.0%	28.9%	28.2%	27.2%	27.2%

Profit after tax	3.4	9.6	8.3	8.3	8.6	5.7	15.3	13.6	13.5	14.1
Minority interest	—	—	—	—	—	—	—	—	—	—
	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%

Net profit / (loss)	3.4	9.6	8.3	8.3	8.6	5.7	15.3	13.6	13.5	14.1
Dividends paid	(5.7)	(5.9)	(6.7)	(6.2)	(6.2)	(9.6)	(9.4)	(10.9)	(10.2)	(10.2)
Dividends received	—	—	—	—	—	—	—	—	—	—

Retained profit	(2.3)	3.7	1.7	2.0	2.4	(3.9)	5.9	2.7	3.3	3.9
Dividend payout ratio	0.6	1.6	1.2	1.3	1.4	0.6	1.6	1.2	1.3	1.4

BALANCE SHEET

Intangible fixed assets	—	—	—	—	—	—	—	—	—	—
Tangible fixed assets	135.8	138.8	140.6	142.3	144.1	194.6	225.6	229.7	232.5	235.4
Investments in subsidiaries	—	—	—	—	—	—	—	—	—	—
Intra group loans receivable	—	—	—	—	—	—	—	—	—	—
Restricted cash	1.2	1.2	1.2	1.2	1.2	1.7	1.9	1.9	1.9	1.9
Other financial fixed assets	0.1	0.1	0.1	0.1	0.1	0.1	0.1	0.1	0.1	0.1

Total fixed assets	137.0	140.0	141.8	143.5	145.3	196.3	227.6	231.7	234.5	237.4
asset turn	3	4	4	3	3	3	4	4	3	3
Stock	0.3	0.2	0.2	0.2	0.2	0.4	0.3	0.3	0.3	0.3
Debtors	13.7	11.7	11.3	11.3	11.1	19.6	19.0	18.5	18.5	18.1
Current liabilities	(10.1)	(6.7)	(5.8)	(6.2)	(6.6)	(14.5)	(10.8)	(9.4)	(10.1)	(10.8)

Total working capital	3.8	5.2	5.7	5.3	4.6	5.5	8.5	9.3	8.7	7.5
wc/turnover	9%	13%	14%	13%	11%	7%	13%	14%	13%	11%
Deferred income	(17.6)	(18.5)	(19.5)	(20.4)	(21.4)	(25.2)	(30.0)	(31.8)	(33.4)	(35.0)
Pensions and other provisions	(6.3)	(5.6)	(4.8)	(4.0)	(3.2)	(9.0)	(9.2)	(7.9)	(6.5)	(5.2)
Tax	(20.5)	(22.5)	(22.5)	(22.5)	(22.5)	(29.5)	(36.5)	(36.8)	(36.8)	(36.8)
Negative goodwill	—	—	—	—	—	—	—	—	—	—

Intra group loans payable	—	—	—	—	—	—	—	—	—	—
Net external debt	(78.9)	(77.7)	(78.2)	(77.5)	(76.3)	(113.1)	(126.3)	(127.8)	(126.7)	(124.6)

Net assets	17.4	21.0	22.5	24.3	26.5	25.0	34.1	36.7	39.7	43.3
capital employed	116.9	121.2	123.2	124.4	125.3	167.5	196.9	201.4	203.2	204.8
EBIT/cap employed	12%	12%	11%	11%	12%	14%	12%	11%	11%	12%

EQUITY

B/f shareholders’ funds	—	17.4	21.0	22.5	24.3	—	25.0	34.1	36.7	39.7
P&L	(2.3)	3.7	1.7	2.0	2.4	(3.9)	5.9	2.7	3.3	3.9
CTA	(0.2)	(0.1)	(0.2)	(0.2)	(0.2)	(0.0)	3.2	(0.1)	(0.3)	(0.3)
Other	19.9	—	—	—	—	28.9	—	—	—	—

C/f shareholders’ funds	17.4	21.0	22.5	24.3	26.5	25.0	34.1	36.7	39.7	43.3
Minority Shareholders’ - Equity Interest	—	—	—	—	—	—	—	—	—	—

Total Equity	17.4	21.0	22.5	24.3	26.5	25.0	34.1	36.7	39.7	43.3

CASH FLOW

TOTAL EBITDA		21.0	21.4	22.1	22.4		33.5	34.9	36.0	36.7
Working capital		(0.9)	(1.5)	0.0	0.3		(1.5)	(2.4)	0.0	0.5
Provision net movement		(1.0)	(0.4)	(0.4)	(0.4)		(1.6)	(0.7)	(0.7)	(0.7)
Capex less disposals		(11.0)	(9.1)	(9.5)	(9.4)		(17.5)	(14.9)	(15.5)	(15.4)
Capex contributions		1.2	1.3	1.3	1.3		1.9	2.1	2.1	2.1

Net cash flow		9.3	11.7	13.5	14.2		14.7	19.1	22.1	23.2
		44.2%	54.6%	61.2%	63.2%		44.1%	54.6%	61.2%	63.2%
Net interest paid		(1.2)	(1.9)	(2.6)	(2.5)		(1.9)	(3.2)	(4.2)	(4.2)
Tax paid		(2.0)	(3.2)	(3.1)	(3.2)		(3.2)	(5.3)	(5.0)	(5.3)

Free cash flow		6.1	6.5	7.8	8.4		9.6	10.7	12.8	13.8
		29.0%	30.5%	35.6%	37.5%		28.8%	30.5%	35.6%	37.6%
Acquistions		—	—	—	—		—	—	—	—
Disposals

Cash flow before dividend		6.1	6.5	7.8	8.4		9.6	10.7	12.8	13.8
shares issued		—	—	—	—		—	—	—	—
Dividends paid		(5.9)	(6.7)	(6.2)	(6.2)		(9.4)	(10.9)	(10.2)	(10.2)
Intra group loans		—	—	—	—		—	—	—	—
FX		—	—	—	—		(15.1)	(0.7)	0.0	—
Other non-cash movements (eg Artesian indexation)		1.1	(0.4)	(0.9)	(0.9)		1.7	(0.6)	(1.5)	(1.5)
net borrowings bf		(78.9)	(77.7)	(78.2)	(77.5)		(113.1)	(126.3)	(127.8)	(126.7)

net borrowings cf		(77.7)	(78.2)	(77.5)	(76.3)		(126.3)	(127.8)	(126.7)	(124.6)

Diff		(0.0)	—	0.0	0.0		—	(0.0)	(0.0)	(0.0)

South Africa consolidated

	ZAR					USD
	2009-12-02 16:20
	2008/09	2009/10	2010/11	2011/12	2012/13	2008/09	2009/10	2010/11	2011/12	2012/13
P&L

Contracting and other supplies and services	3.5	15.0	19.4	21.6	21.6	0.4	1.9	2.4	2.7	2.7
Total net turnover	177.3	192.1	213.0	235.5	260.3	20.3	23.8	26.2	28.9	32.0
Raw and auxiliary materials and other ext. costs	(53.0)	(59.6)	(62.3)	(67.1)	(69.3)	(6.1)	(7.4)	(7.6)	(8.2)	(8.5)
Staff costs	(46.2)	(50.6)	(56.9)	(62.4)	(65.7)	(5.3)	(6.3)	(7.0)	(7.7)	(8.1)
Other operating charges	(16.8)	(20.5)	(22.3)	(23.4)	(29.4)	(1.9)	(2.5)	(2.7)	(2.9)	(3.6)

Total operating expenses	(115.9)	(130.7)	(141.5)	(152.9)	(164.4)	(13.3)	(16.2)	(17.4)	(18.8)	(20.2)

EBITDA	61.4	61.4	71.5	82.6	95.9	7.0	7.6	8.8	10.1	11.8
EBITDA margin	34.6%	32.0%	33.6%	35.1%	36.8%	34.6%	32.0%	33.6%	35.1%	36.8%

Depreciation and amortisation	(11.4)	(13.6)	(17.3)	(22.9)	(22.9)	(1.3)	(1.7)	(2.1)	(2.8)	(2.8)
Gain/ (loss) on disposal of fixed assets	0.1	(0.1)	—	—	—	0.0	(0.0)	—	—	—

Operating profit	50.1	47.7	54.2	59.8	73.0	5.7	5.9	6.7	7.3	9.0
Gain/(loss) on disposal of subsidiaries	—	—	—	—	—	—	—	—	—	—
Financial income and expense	(2.1)	(7.2)	(6.6)	(5.7)	(5.7)	(0.2)	(0.9)	(0.8)	(0.7)	(0.7)
Foreign exchange gain/(loss)	—	0.1	—	—	—	—	0.0	—	—	—

Profit before tax	48.0	40.6	47.6	54.0	67.3	5.5	5.0	5.8	6.6	8.3
Taxation	(12.9)	(12.4)	(14.6)	(16.5)	(20.2)	(1.5)	(1.5)	(1.8)	(2.0)	(2.5)
Tax rate	26.8%	30.5%	30.6%	30.5%	30.0%	26.9%	30.5%	30.6%	30.5%	30.0%

Profit after tax	35.1	28.2	33.0	37.5	47.1	4.0	3.5	4.1	4.6	5.8
Minority interest	(3.7)	(1.9)	(2.3)	(2.6)	(3.2)	(0.4)	(0.2)	(0.3)	(0.3)	(0.4)
	10.4%	6.8%	6.9%	7.0%	6.8%	10.5%	6.8%	6.9%	7.0%	6.8%

Net profit / (loss)	31.4	26.3	30.8	34.9	43.9	3.6	3.3	3.8	4.3	5.4
Dividends paid to Cascal	—	(3.2)	(9.5)	(10.7)	(12.6)	—	(0.4)	(1.2)	(1.3)	(1.5)

Retained profit	31.4	23.1	21.3	24.3	31.3	3.6	2.9	2.6	3.0	3.8
Dividend payout ratio	#DIV/0!	8.1	3.2	3.3	3.5	#DIV/0!	8.1	3.2	3.3	3.5

BALANCE SHEET

Intangible fixed assets	3.9	3.7	3.5	3.3	3.1	0.4	0.5	0.4	0.4	0.4
Tangible fixed assets	253.1	320.4	403.6	450.5	497.9	26.6	39.4	49.6	55.3	61.1
Investments in subsidiaries	—	—	—	—	—	—	—	—	—	—
Intra group loans receivable	0.2	—	—	—	—	0.0	—	—	—	—
Restricted cash	11.5	12.4	12.4	12.4	12.4	1.2	1.5	1.5	1.5	1.5
Other financial fixed assets	—	—	—	—	—	—	—	—	—	—

Total fixed assets	268.8	336.5	419.5	466.2	513.4	28.3	41.4	51.5	57.3	63.0
asset turn	2	2	2	2	2	1	2	2	2	2
Stock	2.4	2.5	2.6	2.7	2.9	0.3	0.3	0.3	0.3	0.4
Debtors	80.2	81.1	82.9	84.9	87.3	8.4	10.3	10.2	10.4	10.7
Current liabilities	(41.1)	(36.3)	(40.9)	(47.4)	(55.2)	(4.3)	(4.8)	(5.0)	(5.8)	(6.8)

Total working capital	41.5	47.3	44.6	40.3	34.9	4.4	5.8	5.5	4.9	4.3
wc/turnover	23%	25%	21%	17%	13%	21%	24%	21%	17%	13%
Deferred income	(136.2)	(200.8)	(279.9)	(324.5)	(369.1)	(14.3)	(24.7)	(34.4)	(39.8)	(45.3)
Pensions and other provisions	—	—	—	—	—	—	—	—	—	—
Tax	(22.9)	(23.0)	(23.7)	(24.4)	(25.2)	(2.4)	(2.8)	(2.9)	(3.0)	(3.1)
Negative goodwill	—	—	—	—	—	—	—	—	—	—

Intra group loans payable	(10.7)	(2.7)	—	—	—	(1.1)	(0.3)	—	—	—
Net external debt	(56.1)	(49.1)	(29.9)	(1.2)	35.6	(5.9)	(6.0)	(3.7)	(0.2)	4.4

Net assets	84.4	108.2	130.6	156.3	189.6	8.9	13.3	16.0	19.2	23.3
capital employed	174.0	183.0	184.2	182.0	179.2	18.3	22.5	22.6	22.4	22.0
EBIT/cap employed	29%	26%	29%	33%	41%	31%	26%	29%	33%	41%

EQUITY

B/f shareholders’ funds	41.5	74.0	97.1	118.4	142.6	5.1	7.8	11.9	14.5	17.5
P&L	31.4	23.1	21.3	24.3	31.3	3.6	2.9	2.6	3.0	3.8
CTA	2.0	(0.0)	(0.0)	—	(0.0)	(0.8)	1.3	(0.0)	0.0	0.0
Other	(0.8)	—	—	—	—	(0.1)	—	—	—	—

C/f shareholders’ funds	74.0	97.1	118.4	142.6	174.0	7.8	11.9	14.5	17.5	21.4
Minority Shareholders’ - Equity Interest	10.3	11.1	12.3	13.7	15.7	1.1	1.4	1.5	1.7	1.9

Total Equity	84.4	108.2	130.6	156.3	189.6	8.9	13.3	16.0	19.2	23.3

CASH FLOW

TOTAL EBITDA	61.4	61.4	71.5	82.6	95.9	7.0	7.6	8.8	10.1	11.8
Working capital	(4.2)	(5.7)	2.7	4.3	5.4	(1.7)	(0.7)	0.3	0.5	0.7
Provision net movement	(2.1)	(3.1)	(4.3)	(8.5)	(8.5)	(0.2)	(0.4)	(0.5)	(1.0)	(1.0)
Capex less disposals	(66.7)	(81.7)	(100.4)	(69.6)	(70.0)	(7.6)	(10.1)	(12.3)	(8.6)	(8.6)
Capex contributions	51.5	67.8	83.4	53.1	53.1	5.9	8.4	10.2	6.5	6.5

Net cash flow	40.0	38.6	53.0	61.9	75.8	3.4	4.8	6.5	7.6	9.3
	65.1%	62.8%	74.1%	74.9%	79.0%	47.6%	62.8%	74.1%	74.9%	79.0%
Net interest paid	(1.0)	(7.4)	(6.8)	(6.0)	(6.0)	(0.1)	(0.9)	(0.8)	(0.7)	(0.7)
Tax paid	(14.1)	(12.2)	(13.9)	(15.7)	(19.4)	(1.6)	(1.5)	(1.7)	(1.9)	(2.4)

Free cash flow	24.9	18.9	32.3	40.2	50.4	1.6	2.3	4.0	4.9	6.2
	40.5%	30.9%	45.2%	48.7%	52.5%	23.0%	30.9%	45.2%	48.7%	52.5%
Acquistions	#VALUE!	—	—	—	—	—	—	—	—	—
Disposals

Cash flow before dividend	#VALUE!	18.9	32.3	40.2	50.4	1.6	2.3	4.0	4.9	6.2
shares issued	—	—	—	—	—	—	—	—	—	—
Dividends paid	(0.9)	(4.4)	(10.6)	(11.8)	(13.8)	(0.1)	(0.5)	(1.3)	(1.5)	(1.7)
Intra group loans	(9.7)	(7.8)	(2.7)	—	—	(1.1)	(1.0)	(0.3)	—	—
FX	—	—	—	—	—	1.1	(1.0)	0.0	—	—
Other non-cash movements (eg Artesian indexation)	3.0	0.2	0.2	0.2	0.2	0.3	0.0	0.0	0.0	0.0
net borrowings bf	(62.9)	(56.1)	(49.1)	(29.9)	(1.2)	(7.7)	(5.9)	(6.0)	(3.7)	(0.2)

net borrowings cf	#VALUE!	(49.1)	(29.9)	(1.2)	35.6	(5.9)	(6.0)	(3.7)	(0.2)	4.4

Diff	#VALUE!	—	(0.0)	(0.0)	—	—	(0.0)	(0.0)	0.0	(0.0)

Silulumanzi

	ZAR					USD
	2009-12-02 16:20
	2008/09	2009/10	2010/11	2011/12	2012/13	2008/09	2009/10	2010/11	2011/12	2012/13
P&L

Total net turnover	125.6	134.8	150.0	166.2	184.1	14.4	16.7	18.4	20.4	22.6
Raw and auxiliary materials and other ext. costs	(32.5)	(37.2)	(38.1)	(41.0)	(41.0)	(3.7)	(4.6)	(4.7)	(5.0)	(5.0)
Staff costs	(35.7)	(38.9)	(44.0)	(48.2)	(50.2)	(4.1)	(4.8)	(5.4)	(5.9)	(6.2)
Other operating charges	(13.4)	(15.6)	(17.0)	(17.6)	(23.3)	(1.5)	(1.9)	(2.1)	(2.2)	(2.9)

Total operating expenses	(81.6)	(91.7)	(99.1)	(106.9)	(114.5)	(9.4)	(11.4)	(12.2)	(13.1)	(14.1)

EBITDA	44.0	43.0	50.9	59.3	69.6	5.0	5.3	6.2	7.3	8.5
EBITDA margin	35.0%	31.9%	33.9%	35.7%	37.8%	35.0%	32.0%	33.9%	35.7%	37.8%

Depreciation and amortisation	(6.5)	(7.8)	(11.0)	(15.9)	(15.9)	(0.8)	(1.0)	(1.4)	(2.0)	(2.0)
Gain/ (loss) on disposal of fixed assets	0.1	(0.1)	—	—	—	0.0	(0.0)	—	—	—

Operating profit	37.5	35.2	39.9	43.4	53.7	4.3	4.4	4.9	5.3	6.6
Gain/(loss) on disposal of subsidiaries	—	—	—	—	—	—	—	—	—	—
Financial income and expense	(3.3)	(6.3)	(5.9)	(5.0)	(5.0)	(0.4)	(0.8)	(0.7)	(0.6)	(0.6)
Foreign exchange gain/(loss)	—	0.1	—	—	—	—	0.0	—	—	—

Profit before tax	34.2	28.9	34.0	38.417	48.7	3.9	3.6	4.2	4.7	6.0
Taxation	(9.1)	(7.9)	(9.5)	(10.706)	(13.6)	(1.0)	(1.0)	(1.2)	(1.3)	(1.7)
Tax rate	26.6%	27.3%	27.9%	27.9%	27.9%	26.7%	27.3%	27.9%	27.9%	27.9%
Profit after tax	25.1	21.0	24.5	27.7	35.1	2.9	2.6	3.0	3.4	4.3
Minority interest
	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%

Net profit / (loss)	25.1	21.0	24.5	27.7	35.1	2.9	2.6	3.0	3.4	4.3
Dividends paid	—	—	(6.5)	(7.4)	(9.3)	—	—	(0.8)	(0.9)	(1.1)
Dividends received	—	—	—	—	—	—	—	—	—	—

Retained profit	25.1	21.0	18.0	20.3	25.8	2.9	2.6	2.2	2.5	3.2
Dividend payout ratio	#DIV/0!	#DIV/0!	3.8	3.8	3.8	#DIV/0!	#DIV/0!	3.8	3.8	3.8

BALANCE SHEET

Intangible fixed assets	3.9	3.7	3.5	3.3	3.1	0.4	0.5	0.4	0.4	0.4
Tangible fixed assets	121.5	146.2	220.9	259.0	297.5	12.8	18.0	27.1	31.8	36.5
Investments in subsidiaries	—	—	—	—	—	—	—	—	—	—
Intra group loans receivable	0.2	—	—	—	—	0.0	—	—	—	—
Restricted cash	6.5	7.4	7.4	7.4	7.4	0.7	0.9	0.9	0.9	0.9
Other financial fixed assets	—	—	—	—	—	—	—	—	—	—

Total fixed assets	132.2	157.3	231.8	269.7	308.0	13.9	19.4	28.5	33.1	37.8
asset turn	1	1	2	2	2	1	1	2	2	2
Stock	1.4	1.4	1.4	1.4	1.4	0.1	0.2	0.2	0.2	0.2
Debtors	71.6	70.0	71.6	72.9	73.4	7.5	8.9	8.8	9.0	9.0
Current liabilities	(28.7)	(22.6)	(26.7)	(31.9)	(37.9)	(3.0)	(3.1)	(3.3)	(3.9)	(4.7)

Total working capital	44.3	48.8	46.3	42.4	36.8	4.7	6.0	5.7	5.2	4.5
wc/turnover	35%	36%	31%	26%	20%	32%	36%	31%	26%	20%
Deferred income	(55.7)	(74.5)	(145.4)	(180.9)	(216.5)	(5.9)	(9.2)	(17.8)	(22.2)	(26.6)
Pensions and other provisions	—	—	—	—	—	—	—	—	—	—
Tax	(12.5)	(11.2)	(11.2)	(11.2)	(11.3)	(1.3)	(1.4)	(1.4)	(1.4)	(1.4)
Negative goodwill	—	—	—	—	—	—	—	—	—	—
	(68.2)	(85.6)	(156.6)	(192.2)	(227.8)	(7.2)	(10.5)	(19.2)	(23.6)	(28.0)

Intra group loans payable	(10.7)	(2.7)	—	—	—	(1.1)	(0.3)	—	—	—
Net external debt	(52.1)	(51.3)	(37.1)	(15.2)	13.5	(5.5)	(6.3)	(4.6)	(1.9)	1.7

Net assets	45.5	66.5	84.5	104.8	130.6	4.8	8.2	10.4	12.9	16.0
capital employed	120.8	131.6	132.7	131.2	128.3	12.7	16.2	16.3	16.1	15.8
EBIT/cap employed	31%	27%	30%	33%	42%	34%	27%	30%	33%	42%

EQUITY

B/f shareholders’ funds	23.7	45.5	66.5	84.5	104.8	2.9	4.8	8.2	10.4	12.9
P&L	25.1	21.0	18.0	20.3	25.8	2.9	2.6	2.2	2.5	3.2
CTA	—	—	—	—	—	—	—	—	—	—
Other	(3.3)

C/f shareholders’ funds	45.5	66.5	84.5	104.8	130.6	5.8	7.4	10.4	12.9	16.0
Minority Shareholders’ - Equity Interest

Total Equity	45.5	66.5	84.5	104.8	130.6	5.8	7.4	10.4	12.9	16.0

CASH FLOW

TOTAL EBITDA		43.0	50.9	59.3	69.6		5.3	6.2	7.3	8.5
Working capital		(5.2)	2.6	3.9	5.6		(0.7)	0.3	0.5	0.7
Provision net movement		(1.6)	(2.7)	(6.7)	(6.7)		(0.2)	(0.3)	(0.8)	(0.8)
Capex less disposals		(32.4)	(85.5)	(53.8)	(54.2)		(4.0)	(10.5)	(6.6)	(6.7)
Capex contributions		20.4	73.6	42.2	42.2		2.5	9.0	5.2	5.2

Net cash flow		24.2	38.8	44.9	56.5		3.0	4.8	5.6	7.0
		56.2%	76.3%	75.8%	81.2%		56.2%	76.8%	76.2%	81.6%
Net interest paid		(6.3)	(5.9)	(5.0)	(5.0)		(0.8)	(0.7)	(0.6)	(0.6)
Tax paid		(9.3)	(9.4)	(10.7)	(13.6)		(1.1)	(1.2)	(1.3)	(1.7)

Free cash flow		8.6	23.5	29.3	38.0		1.1	2.9	3.6	4.7
		20.0%	46.2%	49.4%	54.6%		20.0%	46.6%	49.8%	55.0%
Acquistions		—	—	—	—		—	—	—	—
Disposals

Cash flow before dividend		8.6	23.5	29.3	38.0		1.1	2.9	3.6	4.7
shares issued		—	—	—	—		—	—	—	—
Dividends paid		—	(6.5)	(7.4)	(9.3)		—	(0.8)	(0.9)	(1.1)
Intra group loans		(7.8)	(2.7)	—	—		(1.0)	(0.3)	—	—
FX		—	—	—	—		(0.9)	0.0	—	(0.0)
Other non-cash movements (eg Artesian indexation)		—	—	—	—		—	—	—	—
net borrowings bf		(52.1)	(51.3)	(37.1)	(15.2)		(5.5)	(6.3)	(4.6)	(1.9)

net borrowings cf		(51.3)	(37.0)	(15.1)	13.6		(6.3)	(4.5)	(1.8)	1.7

Diff		(0.0)	(0.0)	(0.0)	(0.0)		(0.0)	(0.0)	(0.0)	(0.0)

Siza Water

	ZAR					USD
	2009-12-02 16:20
	2008/09	2009/10	2010/11	2011/12	2012/13	2008/09	2009/10	2010/11	2011/12	2012/13
P&L

Total net turnover	51.7	57.3	63.0	69.3	76.3	5.9	7.1	7.7	8.5	9.4
Raw and auxiliary materials and other ext. costs	(20.5)	(22.4)	(24.2)	(26.1)	(28.2)	(2.4)	(2.8)	(3.0)	(3.2)	(3.5)
Staff costs	(10.5)	(11.7)	(12.9)	(14.2)	(15.6)	(1.2)	(1.4)	(1.6)	(1.7)	(1.9)
Other operating charges	(3.3)	(4.9)	(5.3)	(5.7)	(6.2)	(0.4)	(0.6)	(0.7)	(0.7)	(0.8)

Total operating expenses	(34.3)	(38.9)	(42.4)	(46.0)	(50.0)	(3.9)	(4.8)	(5.2)	(5.6)	(6.1)

EBITDA	17.4	18.4	20.7	23.3	26.3	2.0	2.3	2.5	2.9	3.2
EBITDA margin	33.7%	32.0%	32.8%	33.7%	34.5%	33.7%	32.0%	32.8%	33.6%	34.5%

Depreciation and amortisation	(4.9)	(5.8)	(6.3)	(7.0)	(7.0)	(0.6)	(0.7)	(0.8)	(0.9)	(0.9)
Gain/ (loss) on disposal of fixed assets	—	—	—	—	—	—	—	—	—	—

Operating profit	12.6	12.5	14.3	16.4	19.3	1.4	1.6	1.8	2.0	2.4
Gain/(loss) on disposal of subsidiaries	—	—	—	—	—	—	—	—	—	—
Financial income and expense	1.2	(0.9)	(0.7)	(0.8)	(0.8)	0.1	(0.1)	(0.1)	(0.1)	(0.1)
Foreign exchange gain/(loss)	—	—	—	—	—	—	—	—	—	—

Profit before tax	13.8	11.7	13.6	15.6	18.6	1.6	1.4	1.7	1.9	2.3
Taxation	(3.8)	(4.5)	(5.1)	(5.8)	(6.6)	(0.4)	(0.6)	(0.6)	(0.7)	(0.8)
Tax rate	27.4%	38.5%	37.3%	36.9%	35.5%	27.4%	38.5%	37.2%	37.0%	35.5%

Profit after tax	10.0	7.2	8.6	9.8	12.0	1.1	0.9	1.1	1.2	1.5
Minority interest	—	—	—	—	—	—	—	—	—	—
	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%

Net profit / (loss)	10.0	7.2	8.6	9.8	12.0	1.1	0.9	1.1	1.2	1.5
Dividends paid	—	(4.4)	(4.1)	(4.5)	(4.5)	—	(0.5)	(0.5)	(0.6)	(0.6)
Dividends received	—	—	—	—	—	—	—	—	—	—

Retained profit	10.0	2.8	4.5	5.4	7.5	1.1	0.3	0.6	0.7	0.9
Dividend payout ratio	#DIV/0!	1.6	2.1	2.2	2.7	#DIV/0!	1.6	2.1	2.2	2.7

BALANCE SHEET

Intangible fixed assets	—	—	—	—	—	—	—	—	—	—
Tangible fixed assets	131.6	174.2	182.7	191.5	200.4	13.8	21.4	22.4	23.5	24.6
Investments in subsidiaries	—	—	—	—	—	—	—	—	—	—
Intra group loans receivable	—	—	—	—	—	—	—	—	—	—
Restricted cash	5.0	5.0	5.0	5.0	5.0	0.5	0.6	0.6	0.6	0.6
Other financial fixed assets	—	—	—	—	—	—	—	—	—	—

Total fixed assets	136.6	179.2	187.7	196.5	205.4	14.4	22.0	23.0	24.1	25.2
asset turn	3	3	3	3	3	2	3	3	3	3
Stock	1.0	1.1	1.2	1.4	1.5	0.1	0.1	0.2	0.2	0.2
Debtors	8.6	11.1	11.3	12.0	14.0	0.9	1.4	1.4	1.5	1.7
Current liabilities	(12.4)	(13.7)	(14.2)	(15.5)	(17.3)	(1.3)	(1.7)	(1.7)	(1.9)	(2.1)

Total working capital	(2.8)	(1.5)	(1.6)	(2.1)	(1.9)	(0.3)	(0.2)	(0.2)	(0.3)	(0.2)
wc/turnover	-5%	-3%	-3%	-3%	-2%	-5%	-3%	-3%	-3%	-2%
Deferred income	(80.5)	(126.4)	(134.6)	(143.6)	(152.6)	(8.5)	(15.5)	(16.5)	(17.6)	(18.7)
Pensions and other provisions	—	—	—	—	—	—	—	—	—	—
Tax	(10.3)	(11.8)	(12.5)	(13.2)	(13.9)	(1.1)	(1.5)	(1.5)	(1.6)	(1.7)
Negative goodwill	—	—	—	—	—	—	—	—	—	—

Intra group loans payable	—	—	—	—	—	—	—	—	—	—
Net external debt	(4.0)	2.2	7.2	13.9	22.0	(0.4)	0.3	0.9	1.7	2.7

Net assets	38.9	41.7	46.2	51.5	59.0	4.1	5.1	5.7	6.3	7.2
capital employed	53.2	51.3	51.5	50.8	50.9	5.6	6.3	6.3	6.2	6.3
EBIT/cap employed	24%	24%	28%	32%	38%	26%	25%	28%	32%	38%

EQUITY

B/f shareholders’ funds	28.9	38.9	41.7	46.2	51.5	3.6	4.1	5.1	5.7	6.3
P&L	10.0	2.8	4.5	5.4	7.5	1.1	0.3	0.6	0.7	0.9
CTA	—	—	—	—	—	(0.6)	0.7	(0.0)	0.0	0.0
Other	—	—	—	—	—	—	—	—	—	—

C/f shareholders’ funds	38.9	41.7	46.2	51.5	59.0	4.1	5.1	5.7	6.3	7.2
Minority Shareholders’ - Equity Interest	—	—	—	—	—	—	—	—	—	—

Total Equity	38.9	41.7	46.2	51.5	59.0	4.1	5.1	5.7	6.3	7.2

CASH FLOW

TOTAL EBITDA		18.4	20.7	23.3	26.3		2.3	2.5	2.9	3.2
Working capital		(0.4)	0.2	0.5	(0.2)		(0.1)	0.1	0.1	0.0
Provision net movement		(1.5)	(1.7)	(1.8)	(1.8)		(0.2)	(0.2)	(0.2)	(0.2)
Capex less disposals		(49.3)	(14.9)	(15.8)	(15.8)		(6.1)	(1.8)	(1.9)	(1.9)
Capex contributions		47.4	9.9	10.8	10.8		5.9	1.2	1.3	1.3

Net cash flow		14.4	14.2	17.0	19.3		1.8	1.8	2.1	2.4
		78.7%	68.8%	72.9%	73.3%		78.1%	69.9%	74.1%	74.3%
Net interest paid		(1.1)	(0.9)	(1.0)	(1.0)		(0.1)	(0.1)	(0.1)	(0.1)
Tax paid		(3.0)	(4.4)	(5.0)	(5.9)		(0.4)	(0.5)	(0.6)	(0.7)

Free cash flow		10.4	8.9	11.0	12.4		1.3	1.1	1.4	1.6
		56.7%	42.9%	47.0%	47.2%		56.2%	44.1%	48.2%	48.1%
Acquistions		—	—	—	—		—	—	—	—
Disposals

Cash flow before dividend		10.4	8.9	11.0	12.4		1.3	1.1	1.4	1.6
shares issued		—	—	—	—		—	—	—	—
Dividends paid		(4.4)	(4.1)	(4.5)	(4.5)		(0.5)	(0.5)	(0.6)	(0.6)
Intra group loans		—	—	—	—		—	—	—	—
FX		—	—	—	—		(0.1)	(0.0)	—	0.0
Other non-cash movements (eg Artesian indexation)		0.2	0.2	0.2	0.2		0.0	0.0	0.0	0.0
net borrowings bf		(4.0)	2.2	7.2	13.9		(0.4)	0.3	0.9	1.7

net borrowings cf		2.2	7.2	13.9	22.1		0.3	0.9	1.7	2.7

Diff		(0.0)	(0.0)	(0.0)	(0.0)		0.0	(0.0)	(0.0)	(0.0)

Head Office

	USD					USD
	2008/09	2009/10	2010/11	2011/12	2012/13	2008/09	2009/10	2010/11	2011/12	2012/13
P&L

Total net turnover	2.980	2.792	2.631	2.678	2.678	3.0	2.8	2.6	2.7	2.7
Raw and auxiliary materials and other ext. costs	—	—	—	—	—	—	—	—	—	—
Staff costs	(4.0)	(4.4)	(4.7)	(4.8)	(4.8)	(4.0)	(4.4)	(4.7)	(4.8)	(4.8)
Other operating charges	(5.5)	(4.8)	(4.8)	(4.8)	(4.8)	(5.5)	(4.8)	(4.8)	(4.8)	(4.8)

Total operating expenses	(9.5)	(9.2)	(9.5)	(9.6)	(9.6)	(9.5)	(9.2)	(9.5)	(9.6)	(9.6)

EBITDA	(6.5)	(6.4)	(6.9)	(6.9)	(6.9)	(6.5)	(6.4)	(6.9)	(6.9)	(6.9)
EBITDA margin	-219.3%	-230.3%	-262.0%	-258.9%	-258.9%	-219.3%	-230.3%	-262.0%	-258.9%	-258.9%

Depreciation and amortisation	(0.4)	(0.2)	(0.1)	(0.1)	(0.1)	(0.4)	(0.2)	(0.1)	(0.1)	(0.1)
Gain/ (loss) on disposal of fixed assets	—	—	—	—	—	—	—	—	—	—

Operating profit	(6.9)	(6.6)	(7.0)	(7.1)	(7.1)	(6.9)	(6.6)	(7.0)	(7.1)	(7.1)
Gain/(loss) on disposal of subsidiaries	0.2	0.2	—	—	—	0.2	0.2	—	—	—
Financial income and expense	(2.4)	(3.7)	(2.4)	(1.7)	(1.0)	(2.4)	(3.7)	(2.4)	(1.7)	(1.0)
Foreign exchange gain/(loss)	10.9	0.4	(0.0)	(0.0)	(0.0)	10.9	0.4	(0.0)	(0.0)	(0.0)

Profit before tax	1.8	(9.7)	(9.4)	(8.8)	(8.1)	1.8	(9.7)	(9.4)	(8.8)	(8.1)
Taxation	(1.3)	3.7	1.0	0.8	0.6	(1.3)	3.7	1.0	0.8	0.6
Tax rate	74.3%	38.7%	10.4%	8.7%	6.9%	74.3%	38.7%	10.4%	8.7%	6.9%

Profit after tax	0.5	(5.9)	(8.5)	(8.0)	(7.5)	0.5	(5.9)	(8.5)	(8.0)	(7.5)
Minority interest	—	—	—	—	—	—	—	—	—	—
	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%

Net profit / (loss)	0.5	(5.9)	(8.5)	(8.0)	(7.5)	0.5	(5.9)	(8.5)	(8.0)	(7.5)
Dividends paid	(5.5)	(2.8)	(2.8)	(2.8)	(2.8)	(5.5)	(2.8)	(2.8)	(2.8)	(2.8)
Dividends received	11.6	21.2	18.9	21.5	21.8	11.6	21.2	18.9	21.5	21.8

Retained profit	6.6	12.5	7.7	10.8	11.5	6.6	12.5	7.7	10.8	11.5
Dividend payout ratio	0.1	(2.2)	(3.1)	(2.9)	(2.7)	0.1	(2.2)	(3.1)	(2.9)	(2.7)

BALANCE SHEET

Intangible fixed assets	0.4	0.4	0.3	0.3	0.3	0.4	0.4	0.3	0.3	0.3
Tangible fixed assets	1.3	1.2	1.1	1.0	0.9	1.3	1.2	1.1	1.0	0.9
Investments in subsidiaries	136.5	136.5	136.5	137.0	137.0	136.5	136.5	136.5	137.0	137.0
Intra group loans receivable	53.1	56.3	56.0	56.0	56.0	53.1	56.3	56.0	56.0	56.0
Restricted cash	—	—	—	—	—	—	—	—	—	—
Other financial fixed assets	—	—	—	—	—	—	—	—	—	—

Total fixed assets	191.3	194.3	193.9	194.3	194.1	191.3	194.3	193.9	194.3	194.1
asset turn	64	70	74	73	72	64	70	74	73	72
Stock	—	—	—	—	—	—	—	—	—	—
Debtors	8.7	3.6	2.5	0.7	0.2	8.7	3.6	2.5	0.7	0.2
Current liabilities	(2.8)	(1.9)	(1.3)	(1.3)	(1.3)	(2.8)	(1.9)	(1.3)	(1.3)	(1.3)

Total working capital	5.9	1.7	1.2	(0.6)	(1.1)	5.9	1.7	1.2	(0.6)	(1.1)
wc/turnover	199%	61%	45%	-23%	-41%	199%	61%	45%	-23%	-41%
Deferred income	—	—	—	—	—	—	—	—	—	—
Pensions and other provisions	0.2	0.3	0.3	0.3	0.3	0.2	0.3	0.3	0.3	0.3
Tax	(5.5)	(1.3)	(2.4)	(3.0)	(3.5)	(5.5)	(1.3)	(2.4)	(3.0)	(3.5)
Negative goodwill	—	—	—	—	—	—	—	—	—	—

Intra group loans payable	(0.0)	—	—	—	—	(0.0)	—	—	—	—
Net external debt	(54.7)	(45.3)	(35.8)	(23.3)	(11.0)	(54.7)	(45.3)	(35.8)	(23.3)	(11.0)

Net assets	137.2	149.7	157.2	167.6	178.8	137.2	149.7	157.2	167.6	178.8
capital employed	197.4	196.3	195.4	193.9	193.3	197.4	196.3	195.4	193.9	193.3
EBIT/cap employed	-3%	-3%	-4%	-4%	-4%	-3%	-3%	-4%	-4%	-4%

EQUITY

B/f shareholders’ funds	141.3	137.2	149.7	157.2	167.6	141.3	137.2	149.7	157.2	167.6
P&L	6.6	12.5	7.7	10.8	11.5	6.6	12.5	7.7	10.8	11.5
CTA	(18.6)	(0.1)	(0.2)	(0.4)	(0.4)	(18.6)	(0.1)	(0.2)	(0.4)	(0.4)
Other	7.9	—	—	—	—	7.9	—	—	—	—

C/f shareholders’ funds	137.2	149.7	157.2	167.6	178.8	137.2	149.7	157.2	167.6	178.8
Minority Shareholders’ - Equity Interest	—	—	—	—	—	—	—	—	—	—

Total Equity	137.2	149.7	157.2	167.6	178.8	137.2	149.7	157.2	167.6	178.8

CASH FLOW

TOTAL EBITDA		(6.4)	(6.9)	(6.9)	(6.9)		(6.4)	(6.9)	(6.9)	(6.9)
Working capital		2.7	0.9	2.4	1.1		2.7	0.9	2.4	1.1
Provision net movement		—	—	—	—		—	—	—	—
Capex less disposals		(0.0)	(0.0)	—	—		(0.0)	(0.0)	—	—
Capex contributions		—	—	—	—		—	—	—	—

Net cash flow		(3.8)	(6.1)	(4.5)	(5.9)		(3.8)	(6.1)	(4.5)	(5.9)
		59.3%	87.8%	65.3%	84.8%		59.3%	87.8%	65.3%	84.8%
Net interest paid		(3.7)	(2.9)	(1.6)	(0.8)		(3.7)	(2.9)	(1.6)	(0.8)
Tax paid		(0.3)	2.1	1.3	1.1		(0.3)	2.1	1.3	1.1

Free cash flow		(7.7)	(6.8)	(4.8)	(5.6)		(7.7)	(6.8)	(4.8)	(5.6)
		120.5%	98.8%	69.0%	80.7%		120.5%	98.8%	69.0%	80.7%
Acquistions		—	—	(0.5)	—		—	—	(0.5)	—
Disposals

Cash flow before dividend		(7.7)	(6.8)	(5.3)	(5.6)		(7.7)	(6.8)	(5.3)	(5.6)
Shares issued		—	—	—	—		—	—	—	—
Dividends received		22.7	18.7	20.5	20.7		22.7	18.7	20.5	20.7
Dividends paid		(2.8)	(2.8)	(2.8)	(2.8)		(2.8)	(2.8)	(2.8)	(2.8)
Intra group loans		(3.1)	0.3	—	—		(3.1)	0.3	—	—
FX		0.3	0.1	0.0	0.0		0.3	0.1	0.0	0.0
Other non-cash movements (eg Artesian indexation)		—	—	—	—		—	—	—	—
net borrowings bf		(54.7)	(45.3)	(35.8)	(23.3)		(54.7)	(45.3)	(35.8)	(23.3)

net borrowings cf		(45.3)	(35.8)	(23.3)	(11.0)		(45.3)	(35.8)	(23.3)	(11.0)

Diff		0.0	—	(0.0)	0.0		0.0	—	0.0	0.0

Panama

	USD					USD
	2008/09	2009/10	2010/11	2011/12	2012/13	2008/09	2009/10	2010/11	2011/12	2012/13
P&L

Total net turnover	10.7	9.8	10.0	10.2	10.4	10.7	9.8	10.0	10.2	10.4
Raw and auxiliary materials and other ext. costs	(0.0)	(0.0)	—	—	—	(0.0)	(0.0)	—	—	—
Staff costs	—	(0.0)	—	—	—	—	(0.0)	—	—	—
Other operating charges	(5.3)	(4.7)	(4.8)	(4.9)	(5.0)	(5.3)	(4.7)	(4.8)	(4.9)	(5.0)

Total operating expenses	(5.3)	(4.7)	(4.8)	(4.9)	(5.0)	(5.3)	(4.7)	(4.8)	(4.9)	(5.0)

EBITDA	5.4	5.1	5.2	5.3	5.4	5.4	5.1	5.2	5.3	5.4
EBITDA margin	50.3%	52.0%	52.0%	52.0%	52.1%	50.3%	52.0%	52.0%	52.0%	52.1%

Depreciation and amortisation	(0.8)	(0.8)	(0.8)	(0.8)	(0.8)	(0.8)	(0.8)	(0.8)	(0.8)	(0.8)
Gain/ (loss) on disposal of fixed assets	—	—	—	—	—	—	—	—	—	—

Operating profit	4.5	4.3	4.4	4.5	4.6	4.5	4.3	4.4	4.5	4.6
Gain/(loss) on disposal of subsidiaries	—	—	—	—	—	—	—	—	—	—
Financial income and expense	(0.5)	(0.3)	(0.3)	(0.2)	(0.2)	(0.5)	(0.3)	(0.3)	(0.2)	(0.2)
Foreign exchange gain/(loss)	—	—	—	—	—	—	—	—	—	—

Profit before tax	4.0	4.0	4.1	4.3	4.4	4.0	4.0	4.1	4.3	4.4
Taxation	(0.3)	0.7	(0.3)	(0.3)	(0.3)	(0.3)	0.7	(0.3)	(0.3)	(0.3)
Tax rate	7.5%	-17.2%	7.5%	7.5%	7.5%	7.5%	-17.2%	7.5%	7.5%	7.5%

Profit after tax	3.7	4.6	3.7	4.0	4.1	3.7	4.6	3.7	4.0	4.1
Minority interest	—	—	—	—	—	—	—	—	—	—
	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%

Net profit / (loss)	3.7	4.6	3.7	4.0	4.1	3.7	4.6	3.7	4.0	4.1
Dividends paid	—	(7.0)	(2.6)	(4.7)	(4.7)	—	(7.0)	(2.6)	(4.7)	(4.7)
Dividends received	—	—	—	—	—	—	—	—	—	—

Retained profit	3.7	(2.4)	1.2	(0.7)	(0.6)	3.7	(2.4)	1.2	(0.7)	(0.6)
Dividend payout ratio	#DIV/0!	0.7	1.4	0.8	0.9	#DIV/0!	0.7	1.4	0.8	0.9

BALANCE SHEET

Intangible fixed assets	—	—	—	—	—	—	—	—	—	—
Tangible fixed assets	19.7	18.9	18.1	17.2	16.4	19.7	18.9	18.1	17.2	16.4
Investments in subsidiaries	—	—	—	—	—	—	—	—	—	—
Intra group loans receivable	—	—	—	—	—	—	—	—	—	—
Restricted cash	—	—	—	—	—	—	—	—	—	—
Other financial fixed assets	—	—	—	—	—	—	—	—	—	—

Total fixed assets	19.7	18.9	18.1	17.2	16.4	19.7	18.9	18.1	17.2	16.4
asset turn	2	2	2	2	2	2	2	2	2	2
Stock	—	—	—	—	—	—	—	—	—	—
Debtors	8.5	0.7	1.2	1.1	1.1	8.5	0.7	1.2	1.1	1.1
Current liabilities	(3.2)	(2.2)	(2.1)	(0.8)	(0.8)	(3.2)	(2.2)	(2.1)	(0.8)	(0.8)

Total working capital	5.3	(1.5)	(1.0)	0.3	0.3	5.3	(1.5)	(1.0)	0.3	0.3
wc/turnover	49%	-15%	-10%	3%	3%	49%	-15%	-10%	3%	3%
Deferred income	—	—	—	—	—	—	—	—	—	—
Pensions and other provisions	—	—	—	—	—	—	—	—	—	—
Tax	(0.0)	1.0	1.0	1.0	1.0	(0.0)	1.0	1.0	1.0	1.0
Negative goodwill	—	—	—	—	—	—	—	—	—	—

Intra group loans payable	—	—	—	—	—	—	—	—	—	—
Net external debt	(4.6)	(0.3)	1.1	(0.0)	0.2	(4.6)	(0.3)	1.1	(0.0)	0.2

Net assets	20.4	18.0	19.2	18.5	17.8	20.4	18.0	19.2	18.5	17.8
capital employed	25.0	17.4	17.1	17.5	16.7	25.0	17.4	17.1	17.5	16.7
EBIT/cap employed	18%	25%	26%	26%	27%	18%	25%	26%	26%	27%

EQUITY

B/f shareholders’ funds	16.7	20.4	18.0	19.2	18.5	16.7	20.4	18.0	19.2	18.5
P&L	3.7	(2.4)	1.2	(0.7)	(0.6)	3.7	(2.4)	1.2	(0.7)	(0.6)
CTA	—	—	—	—	—	—	—	—	—	—
Other	—	—	—	—	—	—	—	—	—	—

C/f shareholders’ funds	20.4	18.0	19.2	18.5	17.8	20.4	18.0	19.2	18.5	17.8
Minority Shareholders’ - Equity Interest	—	—	—	—	—	—	—	—	—	—

Total Equity	20.4	18.0	19.2	18.5	17.8	20.4	18.0	19.2	18.5	17.8

CASH FLOW

TOTAL EBITDA		5.1	5.2	5.3	5.4		5.1	5.2	5.3	5.4
Working capital		6.8	(0.5)	(1.3)	(0.0)		6.8	(0.5)	(1.3)	(0.0)
Provision net movement		—	—	—	—		—	—	—	—
Capex less disposals		—	—	—	—		—	—	—	—
Capex contributions		—	—	—	—		—	—	—	—

Net cash flow		11.9	4.7	4.0	5.4		11.9	4.7	4.0	5.4
		232.4%	89.6%	76.1%	99.7%		232.4%	89.6%	76.1%	99.7%
Net interest paid		(0.3)	(0.3)	(0.2)	(0.2)		(0.3)	(0.3)	(0.2)	(0.2)
Tax paid		(0.3)	(0.3)	(0.3)	(0.3)		(0.3)	(0.3)	(0.3)	(0.3)

Free cash flow		11.3	4.0	3.5	4.9		11.3	4.0	3.5	4.9
		220.6%	77.7%	66.5%	90.1%		220.6%	77.7%	66.5%	90.1%
Acquistions		—	—	—	—		—	—	—	—
Disposals

Cash flow before dividend		11.3	4.0	3.5	4.9		11.3	4.0	3.5	4.9
shares issued		—	—	—	—		—	—	—	—

Dividends paid		(7.0)	(2.6)	(4.7)	(4.7)		(7.0)	(2.6)	(4.7)	(4.7)
Intra group loans		—	—	—	—		—	—	—	—
FX		—	—	—	—		—	—	—	—
Other non-cash movements (eg Artesian indexation)		—	—	—	—		—	—	—	—
net borrowings bf		(4.6)	(0.3)	1.1	(0.0)		(4.6)	(0.3)	1.1	(0.0)

net borrowings cf		(0.3)	1.1	(0.0)	0.2		(0.3)	1.1	(0.0)	0.2

Diff		(0.0)	0.0	0.0	0.0		0.0	0.0	0.0	0.0

The Philippines (proportionately consolidated - figures shown are 30% share)

	PHP					USD
	2008/09	2009/10	2010/11	2011/12	2012/13	2008/09	2009/10	2010/11	2011/12	2012/13
P&L

Total net turnover	132.9	144.6	155.5	165.5	175.5	2.9	3.0	3.3	3.5	3.7
Raw and auxiliary materials and other ext. costs	(36.3)	(42.5)	(45.5)	(47.7)	(50.1)	(0.8)	(0.9)	(1.0)	(1.0)	(1.1)
Staff costs	(15.2)	(16.3)	(18.0)	(19.2)	(20.6)	(0.3)	(0.3)	(0.4)	(0.4)	(0.4)
Other operating charges	(15.1)	(12.9)	(13.7)	(14.6)	(15.4)	(0.3)	(0.3)	(0.3)	(0.3)	(0.3)

Total operating expenses	(66.6)	(71.8)	(77.1)	(81.5)	(86.1)	(1.4)	(1.5)	(1.6)	(1.7)	(1.8)

EBITDA	66.4	72.8	78.3	84.0	89.4	1.4	1.5	1.7	1.8	1.9
EBITDA margin	49.9%	50.4%	50.4%	50.8%	50.9%	49.9%	50.4%	50.4%	50.8%	50.9%

Depreciation and amortisation	(11.4)	(13.8)	(17.7)	(22.0)	(22.0)	(0.2)	(0.3)	(0.4)	(0.5)	(0.5)
Gain/ (loss) on disposal of fixed assets	—	—	—	—	—	—	—	—	—	—

Operating profit	55.0	59.0	60.6	62.0	67.4	1.2	1.2	1.3	1.3	1.4
Gain/(loss) on disposal of subsidiaries	—	—	—	—	—	—	—	—	—	—
Financial income and expense	1.7	(1.0)	2.1	2.7	2.7	0.0	(0.0)	0.0	0.1	0.1
Foreign exchange gain/(loss)	(0.0)	—	—	—	—	—	—	—	—	—

Profit before tax	56.7	58.0	62.7	64.7	70.1	1.2	1.2	1.3	1.4	1.5
Taxation	(3.7)	(3.8)	(4.2)	(4.3)	(4.6)	(0.1)	(0.1)	(0.1)	(0.1)	(0.1)
Tax rate	6.6%	6.5%	6.7%	6.6%	6.6%	6.5%	6.5%	6.7%	6.7%	6.6%

Profit after tax	52.9	54.2	58.5	60.4	65.4	1.1	1.1	1.2	1.3	1.4
Minority interest	—	—	—	—	—	—	—	—	—	—
	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%

Net profit / (loss)	52.9	54.2	58.5	60.4	65.4	1.1	1.1	1.2	1.3	1.4
Dividends paid	(43.9)	(6.6)	(14.2)	(50.4)	(50.4)	(1.0)	(0.1)	(0.3)	(1.1)	(1.1)
Dividends received	—	—	—	—	—	—	—	—	—	—

Retained profit	9.0	47.6	44.3	10.0	15.0	0.2	1.0	0.9	0.2	0.3
Dividend payout ratio	1.2	8.2	4.1	1.2	1.3	1.2	8.2	4.1	1.2	1.3

BALANCE SHEET

Intangible fixed assets	—	—	—	—	—	—	—	—	—	—
Tangible fixed assets	143.2	178.9	216.7	250.8	284.9	3.0	3.8	4.6	5.3	6.1
Investments in subsidiaries	—	—	—	—	—	—	—	—	—	—
Intra group loans receivable	—	—	—	—	—	—	—	—	—	—
Restricted cash	0.3	—	—	—	—	0.0	—	—	—	—
Other financial fixed assets	20.6	21.7	23.5	23.5	23.5	0.4	0.5	0.5	0.5	0.5

Total fixed assets	164.1	200.6	240.3	274.3	308.4	3.4	4.2	5.1	5.8	6.6
asset turn	1	1	2	2	2	1	1	2	2	2
Stock	5.9	5.7	5.7	5.7	5.7	0.1	0.1	0.1	0.1	0.1
Debtors	19.0	21.1	18.9	19.4	21.8	0.4	0.4	0.4	0.4	0.5
Current liabilities	(60.2)	(56.6)	(54.0)	(54.9)	(56.4)	(1.2)	(1.2)	(1.2)	(1.2)	(1.2)

Total working capital	(35.2)	(29.7)	(29.4)	(29.8)	(28.9)	(0.7)	(0.6)	(0.6)	(0.6)	(0.6)
wc/turnover	-27%	-21%	-19%	-18%	-16%	-25%	-21%	-19%	-18%	-17%
Deferred income	—	—	—	—	—	—	—	—	—	—
Pensions and other provisions	(2.0)	(2.5)	(2.5)	(2.5)	(2.5)	(0.0)	(0.1)	(0.1)	(0.1)	(0.1)
Tax	(1.0)	(1.4)	(1.4)	(1.4)	(1.5)	(0.0)	(0.0)	(0.0)	(0.0)	(0.0)
Negative goodwill	—	—	—	—	—	—	—	—	—	—

Intra group loans payable	—	—	—	—	—	—	—	—	—	—
Net external debt	1.1	7.4	11.7	10.5	(9.4)	0.0	0.2	0.3	0.2	(0.2)

Net assets	126.9	174.4	218.7	251.2	266.2	2.6	3.7	4.7	5.4	5.7
capital employed	126.9	168.4	208.4	242.1	277.0	2.6	3.5	4.4	5.2	5.9
EBIT/cap employed	43%	35%	29%	26%	24%	45%	35%	29%	26%	24%

EQUITY

B/f shareholders’ funds	117.5	126.9	174.4	218.7	251.2	2.8	2.6	3.7	4.7	5.4
P&L	9.0	47.6	44.3	10.0	15.0	0.2	1.0	0.9	0.2	0.3
CTA	(0.0)	(0.0)	(0.0)	(0.0)	(0.0)	(0.4)	0.0	0.1	(0.0)	—
Other	0.4	—	—	22.4	—	0.0	—	—	0.5	—

C/f shareholders’ funds	126.9	174.4	218.7	251.2	266.2	2.6	3.7	4.7	5.4	5.7
Minority Shareholders’ - Equity Interest	—	—	—	—	—	—	—	—	—	—

Total Equity	126.9	174.4	218.7	251.2	266.2	2.6	3.7	4.7	5.4	5.7

CASH FLOW

TOTAL EBITDA		72.8	78.3	84.0	89.4		1.5	1.7	1.8	1.9
Working capital		(4.6)	(2.3)	4.1	8.1		(0.1)	(0.0)	0.1	0.2
Provision net movement		0.5	—	—	—		0.0	—	—	—
Capex less disposals		(32.0)	(55.6)	(56.1)	(56.1)		(0.7)	(1.2)	(1.2)	(1.2)
Capex contributions		—	—	—	—		—	—	—	—

Net cash flow		36.6	20.4	32.0	41.4		0.8	0.4	0.7	0.9
		50.3%	26.1%	38.1%	46.3%		50.2%	26.2%	38.1%	46.3%
Net interest paid		1.1	2.2	3.0	3.0		0.0	0.0	0.1	0.1
Tax paid		(3.5)	(4.2)	(4.3)	(4.6)		(0.1)	(0.1)	(0.1)	(0.1)

Free cash flow		34.3	18.5	30.8	39.8		0.7	0.4	0.7	0.8
		47.1%	23.6%	36.6%	44.5%		47.0%	23.8%	36.6%	44.5%
Acquistions		—	—	—	—		—	—	—	—
Disposals

Cash flow before dividend		34.3	18.5	30.8	39.8		0.7	0.4	0.7	0.8
Shares issued		—	—	22.4	—		—	—	0.5	—

Dividends paid		(28.2)	(14.2)	(50.4)	(50.4)		(0.6)	(0.3)	(1.1)	(1.1)
Intra group loans		—	—	—	—		—	—	—	—
FX		—	—	—	—		—	0.0	—	—
Other non-cash movements (eg Artesian indexation)		0.3	—	0.7	—		0.0	—	0.0	—
net borrowings bf		1.0	7.4	7.0	1.2		0.0	0.2	0.2	0.0

net borrowings cf		7.4	11.7	10.5	(9.4)		0.2	0.3	0.2	(0.2)

Diff		0.0	(0.0)	(0.0)	—		0.0	0.0	0.0	0.0

Indonesia (ATB + ATS, Cascal share)

	IDR					USD
	2009-12-02 12:33
	2008/09	2009/10	2010/11	2011/12	2012/13	2008/09	2009/10	2010/11	2011/12	2012/13
P&L

Total net turnover	133.4	143.4	166.5	184.4	204.2	13.0	14.1	17.2	19.1	21.1
Raw and auxiliary materials and other ext. costs	(47.2)	(57.4)	(61.3)	(65.6)	(70.1)	(4.6)	(5.6)	(6.3)	(6.8)	(7.3)
Staff costs	(15.0)	(14.8)	(15.9)	(17.0)	(18.2)	(1.5)	(1.4)	(1.6)	(1.8)	(1.9)
Other operating charges	(15.2)	(15.7)	(16.8)	(17.9)	(19.2)	(1.5)	(1.5)	(1.7)	(1.9)	(2.0)

Total operating expenses	(77.3)	(87.8)	(93.9)	(100.5)	(107.4)	(7.5)	(8.6)	(9.7)	(10.4)	(11.1)

EBITDA	56.1	55.6	72.6	83.8	96.9	5.5	5.5	7.5	8.7	10.0
EBITDA margin	42.1%	38.8%	43.6%	45.5%	47.4%	42.1%	38.8%	43.6%	45.5%	47.4%

Depreciation and amortisation	(9.0)	(12.9)	(21.1)	(28.4)	(28.4)	(0.9)	(1.3)	(2.2)	(2.9)	(2.9)
Gain/ (loss) on disposal of fixed assets	0.1	0.0	—	—	—	0.0	0.0	—	—	—

Operating profit	47.2	42.7	51.5	55.4	68.4	4.6	4.2	5.3	5.7	7.1
Gain/(loss) on disposal of subsidiaries	—	—	—	—	—	—	—	—	—	—
Financial income and expense	0.1	(1.2)	(5.9)	(7.0)	(7.0)	0.0	(0.1)	(0.6)	(0.7)	(0.7)
Foreign exchange gain/(loss)	—	—	—	—	—	—	—	—	—	—

Profit before tax	47.4	41.5	45.6	48.4	61.5	4.6	4.1	4.7	5.0	6.4
Taxation	(14.8)	(12.3)	(12.8)	(13.4)	(17.1)	(1.4)	(1.2)	(1.3)	(1.4)	(1.8)
Tax rate	31.3%	29.6%	28.1%	27.7%	27.8%	31.3%	29.6%	28.0%	27.7%	27.7%

Profit after tax	32.5	29.2	32.8	35.0	44.4	3.2	2.9	3.4	3.6	4.6
Minority interest	—	—	—	—	—	—	—	—	—	—
	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%

Net profit / (loss)	32.5	29.2	32.8	35.0	44.4	3.2	2.9	3.4	3.6	4.6
Dividends paid	(12.9)	(14.4)	(17.9)	(17.9)	(17.9)	(1.3)	(1.4)	(1.9)	(1.9)	(1.9)
Dividends received	—	—	—	—	—	—	—	—	—	—

Retained profit	19.6	14.8	14.9	17.1	26.5	1.9	1.5	1.5	1.8	2.7
Dividend payout ratio	2.5	2.0	1.8	2.0	2.5	2.5	2.0	1.8	2.0	2.5

BALANCE SHEET

Intangible fixed assets	1.1	0.4	—	—	—	0.1	0.0	—	—	—
Tangible fixed assets	87.7	120.4	154.8	182.6	210.3	7.6	12.0	16.0	18.9	21.8
Investments in subsidiaries	—	—	—	—	—	—	—	—	—	—
Intra group loans receivable	—	—	—	—	—	—	—	—	—	—
Restricted cash	—	—	—	—	—	—	—	—	—	—
Other financial fixed assets	—	—	—	—	—	—	—	—	—	—

Total fixed assets	88.8	120.8	154.8	182.6	210.3	7.7	12.0	16.0	18.9	21.8
asset turn	1	1	1	1	1	1	1	1	1	1
Stock	2.2	3.5	3.7	4.0	4.3	0.2	0.3	0.4	0.4	0.4
Debtors	22.0	20.1	23.1	25.3	27.9	1.9	2.0	2.4	2.6	2.9
Current liabilities	(32.4)	(27.0)	(37.7)	(40.1)	(43.3)	(2.8)	(2.7)	(3.9)	(4.2)	(4.5)

Total working capital	(8.2)	(3.4)	(10.9)	(10.7)	(11.1)	(0.7)	(0.3)	(1.1)	(1.1)	(1.2)
wc/turnover	-6%	-2%	-7%	-6%	-5%	-5%	-2%	-7%	-6%	-5%
Deferred income	—	—	—	—	—	—	—	—	—	—
Pensions and other provisions	(1.1)	(1.5)	(1.6)	(1.7)	(1.7)	(0.1)	(0.2)	(0.2)	(0.2)	(0.2)
Tax	(2.7)	1.8	1.8	1.9	2.0	(0.2)	0.2	0.2	0.2	0.2
Negative goodwill	—	—	—	—	—	—	—	—	—	—

Intra group loans payable	—	—	—	—	—	—	—	—	—	—
Net external debt	7.5	(18.6)	(30.1)	(40.9)	(41.9)	0.6	(1.9)	(3.1)	(4.2)	(4.3)

Net assets	84.3	99.1	114.0	131.1	157.6	7.3	9.9	11.8	13.6	16.3
capital employed	79.5	115.9	142.3	170.1	197.5	6.9	11.5	14.7	17.6	20.4
EBIT/cap employed	59%	37%	36%	33%	35%	67%	36%	36%	33%	35%

EQUITY

B/f shareholders’ funds	64.7	84.3	99.1	114.0	131.1	7.0	7.3	9.9	11.8	13.6
P&L	19.6	14.8	14.9	17.1	26.5	1.9	1.5	1.5	1.8	2.7
CTA	(0.0)	(0.0)	(0.0)	(0.0)	(0.0)	(1.7)	1.1	0.4	(0.0)	(0.0)
Other	—	—	—	—	—	—	—	—	—	—

C/f shareholders’ funds	84.3	99.1	114.0	131.1	157.6	7.3	9.9	11.8	13.6	16.3
Minority Shareholders’ - Equity Interest	—	—	—	—	—	—	—	—	—	—

Total Equity	84.3	99.1	114.0	131.1	157.6	7.3	9.9	11.8	13.6	16.3

CASH FLOW

TOTAL EBITDA		55.6	72.6	83.8	96.9		5.5	7.5	8.7	10.0
Working capital		3.8	7.2	(0.4)	0.1		0.4	0.7	(0.1)	(0.0)
Provision net movement		0.4	0.1	0.1	0.1		0.0	0.0	0.0	0.0
Capex less disposals		(51.7)	(55.0)	(56.2)	(56.2)		(5.1)	(5.7)	(5.8)	(5.8)
Capex contributions		—	—	—	—		—	—	—	—

Net cash flow		8.1	24.8	27.3	40.8		0.8	2.5	2.8	4.2
		14.6%	34.2%	32.5%	42.1%		14.6%	33.8%	32.1%	41.8%
Net interest paid		(3.0)	(5.7)	(6.7)	(6.7)		(0.3)	(0.6)	(0.7)	(0.7)
Tax paid		(16.8)	(12.7)	(13.5)	(17.2)		(1.6)	(1.3)	(1.4)	(1.8)

Free cash flow		(11.7)	6.4	7.0	16.9		(1.1)	0.6	0.7	1.7
		-21.0%	8.8%	8.4%	17.5%		-21.0%	8.5%	8.0%	17.2%
Acquistions		—	—	—	—		—	—	—	—
Disposals

Cash flow before dividend		(11.7)	6.4	7.0	16.9		(1.1)	0.6	0.7	1.7
shares issued		—	—	—	—		—	—	—	—
Dividends paid		(14.4)	(17.9)	(17.9)	(17.9)		(1.4)	(1.9)	(1.9)	(1.9)
Intra group loans		—	—	—	—		—	—	—	—
FX		—	—	—	—		0.1	(0.1)	—	—
Other non-cash movements (eg Artesian indexation)		—	—	—	—		—	—	—	—
net borrowings bf		7.5	(18.6)	(30.1)	(40.9)		0.6	(1.9)	(3.1)	(4.2)

net borrowings cf		(18.6)	(30.1)	(41.0)	(41.9)		(1.9)	(3.1)	(4.3)	(4.4)

Diff		0.0	0.0	0.0	0.0		0.0	0.0	0.0	0.0

P.T. Adhya Tirta Batam (proportionately consolidated - figures shown are 50% sha

	IDR					USD
	2009-12-02 12:33
	2008/09	2009/10	2010/11	2011/12	2012/13	2008/09	2009/10	2010/11	2011/12	2012/13
P&L

Total net turnover	129.4	139.0	162.6	180.5	200.3	12.6	13.7	16.8	18.7	20.7
Raw and auxiliary materials and other ext. costs	(45.4)	(55.5)	(59.4)	(63.6)	(68.0)	(4.4)	(5.5)	(6.2)	(6.6)	(7.0)
Staff costs	(14.6)	(14.3)	(15.3)	(16.4)	(17.5)	(1.4)	(1.4)	(1.6)	(1.7)	(1.8)
Other operating charges	(14.8)	(15.3)	(16.4)	(17.5)	(18.7)	(1.4)	(1.5)	(1.7)	(1.8)	(1.9)

Total operating expenses	(74.7)	(85.1)	(91.1)	(97.5)	(104.3)	(7.3)	(8.4)	(9.4)	(10.1)	(10.8)

EBITDA	54.6	53.9	71.5	83.0	96.0	5.3	5.3	7.4	8.6	9.9
EBITDA margin	42.2%	38.8%	44.0%	46.0%	47.9%	42.3%	38.8%	44.0%	46.0%	48.0%

Depreciation and amortisation	(8.7)	(12.5)	(20.6)	(28.0)	(28.0)	(0.8)	(1.2)	(2.1)	(2.9)	(2.9)
Gain/ (loss) on disposal of fixed assets	0.1	0.0	—	—	—	0.0	0.0	—	—	—

Operating profit	46.1	41.4	50.9	55.0	68.0	4.5	4.1	5.3	5.7	7.0
Gain/(loss) on disposal of subsidiaries	—	—	—	—	—	—	—	—	—	—
Financial income and expense	0.1	(1.2)	(5.9)	(7.0)	(7.0)	0.0	(0.1)	(0.6)	(0.7)	(0.7)
Foreign exchange gain/(loss)	—	—	—	—	—	—	—	—	—	—

Profit before tax	46.2	40.2	44.9	48.0	61.0	4.5	4.0	4.7	5.0	6.3
Taxation	(14.5)	(11.9)	(12.6)	(13.3)	(17.0)	(1.4)	(1.2)	(1.3)	(1.4)	(1.8)
Tax rate	31.4%	29.7%	28.1%	27.7%	27.8%	31.3%	29.6%	28.1%	27.7%	27.8%

Profit after tax	31.7	28.3	32.3	34.7	44.0	3.1	2.8	3.4	3.6	4.6
Minority interest	—	—	—	—	—	—	—	—	—	—
	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%

Net profit / (loss)	31.7	28.3	32.3	34.7	44.0	3.1	2.8	3.4	3.6	4.6
Dividends paid	(12.5)	(13.8)	(17.5)	(17.5)	(17.5)	(1.2)	(1.4)	(1.8)	(1.8)	(1.8)
Dividends received	—	—	—	—	—	—	—	—	—	—

Retained profit	19.2	14.5	14.8	17.2	26.5	1.9	1.4	1.5	1.8	2.8
Dividend payout ratio	2.5	2.1	1.8	2.0	2.5	2.5	2.1	1.8	2.0	2.5

BALANCE SHEET

Intangible fixed assets	1.1	0.4	—	—	—	0.1	0.0	—	—	—
Tangible fixed assets	86.1	118.9	153.7	181.9	210.2	7.5	11.8	15.9	18.8	21.8
Investments in subsidiaries	—	—	—	—	—	—	—	—	—	—
Intra group loans receivable	—	—	—	—	—	—	—	—	—	—
Restricted cash	—	—	—	—	—	—	—	—	—	—
Other financial fixed assets	—	—	—	—	—	—	—	—	—	—

Total fixed assets	87.2	119.3	153.7	181.9	210.2	7.5	11.9	15.9	18.8	21.8
asset turn	1	1	1	1	1	1	1	1	1	1
Stock	2.1	3.4	3.6	3.8	4.1	0.2	0.3	0.4	0.4	0.4
Debtors	21.7	19.7	22.6	24.8	27.2	1.9	2.0	2.3	2.6	2.8
Current liabilities	(31.9)	(26.4)	(37.0)	(39.5)	(42.8)	(2.8)	(2.6)	(3.8)	(4.1)	(4.4)

Total working capital	(8.1)	(3.3)	(10.8)	(10.9)	(11.5)	(0.7)	(0.3)	(1.1)	(1.1)	(1.2)
wc/turnover	-6%	-2%	-7%	-6%	-6%	-6%	-2%	-7%	-6%	-6%
Deferred income	—	—	—	—	—	—	—	—	—	—
Pensions and other provisions	(1.1)	(1.5)	(1.5)	(1.6)	(1.6)	(0.1)	(0.1)	(0.2)	(0.2)	(0.2)
Tax	(2.6)	2.0	2.0	2.1	2.3	(0.2)	0.2	0.2	0.2	0.2
Negative goodwill	—	—	—	—	—	—	—	—	—	—

Intra group loans payable	—	—	—	—	—	—	—	—	—	—
Net external debt	6.3	(20.3)	(32.3)	(43.4)	(44.5)	0.5	(2.0)	(3.3)	(4.5)	(4.6)

Net assets	81.8	96.3	111.1	128.2	154.7	7.1	9.6	11.5	13.3	16.0
capital employed	78.0	114.5	141.4	169.5	197.0	6.8	11.4	14.6	17.6	20.4
EBIT/cap employed	59%	36%	36%	32%	35%	67%	36%	36%	32%	35%

EQUITY

B/f shareholders’ funds	62.5	81.8	96.3	111.1	128.2	6.8	7.1	9.6	11.5	13.3
P&L	19.2	14.5	14.8	17.2	26.5	1.9	1.4	1.5	1.8	2.8
CTA	(0.0)	(0.0)	(0.0)	(0.0)	(0.0)	(1.6)	1.1	0.4	(0.0)	(0.0)
Other	—	—	—	—	—	—	—	—	—	—

C/f shareholders’ funds	81.8	96.3	111.1	128.2	154.7	7.1	9.6	11.5	13.3	16.0
Minority Shareholders’ - Equity Interest	—	—	—	—	—	—	—	—	—	—

Total Equity	81.8	96.3	111.1	128.2	154.7	7.1	9.6	11.5	13.3	16.0

CASH FLOW

TOTAL EBITDA		53.9	71.5	83.0	96.0		5.3	7.4	8.6	9.9
Working capital		3.8	7.2	(0.2)	0.3		0.4	0.7	(0.1)	0.0
Provision net movement		0.4	0.1	0.1	0.1		0.0	0.0	0.0	0.0
Capex less disposals		(51.4)	(55.0)	(56.2)	(56.2)		(5.0)	(5.7)	(5.8)	(5.8)
Capex contributions		—	—	—	—		—	—	—	—

Net cash flow		6.7	23.7	26.6	40.2		0.7	2.4	2.7	4.1
		12.5%	33.2%	32.1%	41.8%		13.2%	32.8%	31.7%	41.6%
Net interest paid		(3.0)	(5.7)	(6.8)	(6.8)		(0.3)	(0.6)	(0.7)	(0.7)
Tax paid		(16.5)	(12.6)	(13.4)	(17.1)		(1.6)	(1.3)	(1.4)	(1.8)

Free cash flow		(12.9)	5.5	6.4	16.3		(1.2)	0.5	0.6	1.7
		-23.9%	7.6%	7.7%	17.0%		-23.1%	7.3%	7.4%	16.7%
Acquistions		—	—	—	—		—	—	—	—
Disposals

Cash flow before dividend		(12.9)	5.5	6.4	16.3		(1.2)	0.5	0.6	1.7
shares issued		—	—	—	—		—	—	—	—
Dividends paid		(13.8)	(17.5)	(17.5)	(17.5)		(1.4)	(1.8)	(1.8)	(1.8)
Intra group loans		—	—	—	—		—	—	—	—
FX		—	—	—	—		0.0	(0.1)	—	—
Other non-cash movements (eg Artesian indexation)		—	—	—	—		—	—	—	—
net borrowings bf		6.3	(20.3)	(32.3)	(43.4)		0.5	(2.0)	(3.3)	(4.5)

net borrowings cf		(20.3)	(32.4)	(43.4)	(44.6)		(2.0)	(3.4)	(4.5)	(4.6)

Diff		—	0.0	0.0	0.0		(0.0)	0.0	0.0	0.0

P.T. Adhya Tirta Sriwijaya (proportionately consolidated - figures shown are 40%

	IDR					USD
	2009-12-02 12:33
	2008/09	2009/10	2010/11	2011/12	2012/13	2008/09	2009/10	2010/11	2011/12	2012/13
P&L

Total net turnover	4.0	4.4	3.9	3.9	3.9	0.4	0.4	0.4	0.4	0.4
Raw and auxiliary materials and other ext. costs	(1.8)	(1.8)	(1.9)	(2.0)	(2.0)	(0.2)	(0.2)	(0.2)	(0.2)	(0.2)
Staff costs	(0.4)	(0.5)	(0.6)	(0.6)	(0.6)	(0.0)	(0.0)	(0.1)	(0.1)	(0.1)
Other operating charges	(0.4)	(0.4)	(0.4)	(0.4)	(0.4)	(0.0)	(0.0)	(0.0)	(0.0)	(0.0)

Total operating expenses	(2.6)	(2.7)	(2.8)	(3.1)	(3.1)	(0.2)	(0.3)	(0.3)	(0.3)	(0.3)

EBITDA	1.4	1.7	1.1	0.9	0.9	0.1	0.2	0.1	0.1	0.1
EBITDA margin	36.1%	38.8%	27.8%	22.0%	22.0%	36.6%	39.1%	27.8%	21.7%	21.7%

Depreciation and amortisation	(0.3)	(0.4)	(0.5)	(0.4)	(0.4)	(0.0)	(0.0)	(0.0)	(0.0)	(0.0)
Gain/ (loss) on disposal of fixed assets	—	—	—	—	—	—	—	—	—	—

Operating profit	1.1	1.3	0.6	0.4	0.4	0.1	0.1	0.1	0.0	0.0
Gain/(loss) on disposal of subsidiaries	—	—	—	—	—	—	—	—	—	—
Financial income and expense	0.0	0.0	0.0	0.1	0.1	0.0	0.0	0.0	0.0	0.0
Foreign exchange gain/(loss)	—	—	—	—	—	—	—	—	—	—

Profit before tax	1.1	1.3	0.7	0.5	0.5	0.1	0.1	0.1	0.0	0.0
Taxation	(0.3)	(0.4)	(0.2)	(0.1)	(0.1)	(0.0)	(0.0)	(0.0)	(0.0)	(0.0)
Tax rate	29.6%	28.0%	25.0%	24.9%	24.9%	29.2%	27.7%	25.0%	25.0%	25.0%

Profit after tax	0.8	0.9	0.5	0.4	0.4	0.1	0.1	0.1	0.0	0.0
Minority interest	—	—	—	—	—	—	—	—	—	—
	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%

Net profit / (loss)	0.8	0.9	0.5	0.4	0.4	0.1	0.1	0.1	0.0	0.0
Dividends paid	(0.4)	(0.7)	(0.4)	(0.4)	(0.4)	(0.0)	(0.1)	(0.0)	(0.0)	(0.0)
Dividends received	—	—	—	—	—	—	—	—	—	—

Retained profit	0.4	0.3	0.1	(0.0)	(0.0)	0.0	0.0	0.0	(0.0)	(0.0)
Dividend payout ratio	2.0	1.4	1.2	0.9	0.9	2.1	1.4	1.2	0.9	0.9

BALANCE SHEET

Intangible fixed assets	—	—	—	—	—	—	—	—	—	—
Tangible fixed assets	1.6	1.5	1.1	0.6	0.2	0.1	0.2	0.1	0.1	0.0
Investments in subsidiaries	—	—	—	—	—	—	—	—	—	—
Intra group loans receivable	—	—	—	—	—	—	—	—	—	—
Restricted cash	—	—	—	—	—	—	—	—	—	—
Other financial fixed assets	—	—	—	—	—	—	—	—	—	—

Total fixed assets	1.6	1.5	1.1	0.6	0.2	0.1	0.2	0.1	0.1	0.0
asset turn	0	0	0	0	0	0	0	0	0	0
Stock	0.1	0.0	0.1	0.2	0.3	0.0	0.0	0.0	0.0	0.0
Debtors	0.3	0.4	0.4	0.5	0.6	0.0	0.0	0.0	0.1	0.1
Current liabilities	(0.5)	(0.6)	(0.6)	(0.6)	(0.6)	(0.0)	(0.1)	(0.1)	(0.1)	(0.1)

Total working capital	(0.1)	(0.1)	(0.1)	0.1	0.4	(0.0)	(0.0)	(0.0)	0.0	0.0
wc/turnover	-3%	-3%	-2%	3%	9%	-3%	-3%	-2%	3%	9%
Deferred income	—	—	—	—	—	—	—	—	—	—
Pensions and other provisions	(0.0)	(0.0)	(0.1)	(0.1)	(0.1)	(0.0)	(0.0)	(0.0)	(0.0)	(0.0)
Tax	(0.1)	(0.2)	(0.2)	(0.2)	(0.2)	(0.0)	(0.0)	(0.0)	(0.0)	(0.0)
Negative goodwill	—	—	—	—	—	—	—	—	—	—

Intra group loans payable	—	—	—	—	—	—	—	—	—	—
Net external debt	1.2	1.7	2.3	2.5	2.7	0.1	0.2	0.2	0.3	0.3

Net assets	2.6	2.9	3.0	2.9	2.9	0.2	0.3	0.3	0.3	0.3
capital employed	1.5	1.4	0.9	0.7	0.4	0.1	0.1	0.1	0.1	0.0
EBIT/cap employed	75%	96%	70%	63%	98%	87%	95%	70%	61%	100%

EQUITY

B/f shareholders’ funds	2.2	2.6	2.9	3.0	2.9	0.2	0.2	0.3	0.3	0.3
P&L	0.4	0.3	0.1	(0.0)	(0.0)	0.0	0.0	0.0	(0.0)	(0.0)
CTA	—	(0.0)	0.0	0.0	(0.0)	(0.1)	0.0	0.0	0.0	—
Other	—	—	—	—	—	—	—	—	—	—

C/f shareholders’ funds	2.6	2.9	3.0	2.9	2.9	0.2	0.3	0.3	0.3	0.3
Minority Shareholders’ - Equity Interest	—	—	—	—	—	—	—	—	—	—

Total Equity	2.6	2.9	3.0	2.9	2.9	0.2	0.3	0.3	0.3	0.3

CASH FLO\W

TOTAL EBITDA		1.7	1.1	0.9	0.9		0.2	0.1	0.1	0.1
Working capital		(0.0)	(0.0)	(0.2)	(0.2)		(0.0)	(0.0)	(0.1)	(0.1)
Provision net movement		0.0	0.0	0.0	0.0		0.0	0.0	0.0	0.0
Capex less disposals		(0.3)	—	—	—		(0.0)	—	—	—
Capex contributions		—	—	—	—		—	—	—	—

Net cash flow		1.4	1.1	0.6	0.6		0.1	0.1	0.0	0.0
		80.9%	97.9%	74.0%	74.0%		81.8%	72.6%	38.6%	42.0%
Net interest paid		0.0	0.0	0.1	0.1		0.0	0.0	0.0	0.0
Tax paid		(0.2)	(0.2)	(0.1)	(0.1)		(0.0)	(0.0)	(0.0)	(0.0)

Free cash flow		1.2	0.9	0.6	0.6		0.1	0.1	0.0	0.0
		67.3%	84.7%	66.9%	66.9%		68.2%	59.3%	31.8%	35.2%
Acquistions		—	—	—	—		—	—	—	—
Disposals

Cash flow before dividend		1.2	0.9	0.6	0.6		0.1	0.1	0.0	0.0
shares issued		—	—	—	—		—	—	—	—
Dividends paid		(0.7)	(0.4)	(0.4)	(0.4)		(0.1)	(0.0)	(0.0)	(0.0)
Intra group loans		—	—	—	—		—	—	—	—
FX		—	—	—	—		0.0	0.0	—	—
Other non-cash movements (eg Artesian indexation)		—	—	—	—		—	—	—	—
net borrowings bf		1.2	1.7	2.3	2.5		0.1	0.2	0.2	0.3

net borrowings cf		1.7	2.2	2.4	2.6		0.2	0.2	0.2	0.2

Diff		0.0	0.0	0.0	0.0		0.0	0.0	0.0	0.0

China consolidated (87% owned by Cascal)

	USD					USD
	2009-12-02 12:49
	2008/09	2009/10	2010/11	2011/12	2012/13	2008/09	2009/10	2010/11	2011/12	2012/13
P&L

Total net turnover	20.9	26.5	31.3	34.2	36.2	20.9	26.5	31.3	34.2	36.2
Raw and auxiliary materials and other ext. costs	(6.4)	(9.0)	(10.2)	(11.0)	(11.5)	(6.4)	(9.0)	(10.2)	(11.0)	(11.5)
Staff costs	(5.7)	(6.8)	(7.4)	(7.7)	(7.9)	(5.7)	(6.8)	(7.4)	(7.7)	(7.9)
Other operating charges	(2.8)	(3.3)	(3.7)	(3.8)	(3.9)	(2.8)	(3.3)	(3.7)	(3.8)	(3.9)

Total operating expenses	(14.9)	(19.1)	(21.3)	(22.6)	(23.2)	(14.9)	(19.1)	(21.3)	(22.6)	(23.2)

EBITDA	6.0	7.5	10.0	11.7	13.0	6.0	7.5	10.0	11.7	13.0
EBITDA margin	28.9%	28.2%	32.0%	34.1%	35.9%	28.9%	28.2%	32.0%	34.1%	35.9%

Depreciation and amortisation	(3.5)	(5.8)	(6.7)	(6.6)	(6.6)	(3.5)	(5.8)	(6.7)	(6.6)	(6.6)
Gain/ (loss) on disposal of fixed assets	(0.1)	(0.0)	—	—	—	(0.1)	(0.0)	—	—	—

Operating profit	2.5	1.7	3.3	5.0	6.4	2.5	1.7	3.3	5.0	6.4
Gain/(loss) on disposal of subsidiaries	—	—	—	—	—	—	—	—	—	—
Financial income and expense	0.2	(1.7)	(2.9)	(2.8)	(2.8)	0.2	(1.7)	(2.9)	(2.8)	(2.8)
Foreign exchange gain/(loss)	0.1	(0.0)	0.0	—	—	0.1	(0.0)	0.0	—	—

Profit before tax	2.7	(0.0)	0.4	2.2	3.6	2.7	(0.0)	0.4	2.2	3.6
Taxation	(0.9)	(0.4)	(0.7)	(1.2)	(1.5)	(0.9)	(0.4)	(0.7)	(1.2)	(1.5)
Tax rate	34.1%	-40500.0%	164.6%	54.8%	43.0%	34.1%	-40500.0%	164.6%	54.8%	43.0%

Profit after tax	1.8	(0.4)	(0.3)	1.0	2.0	1.8	(0.4)	(0.3)	1.0	2.0
Minority interest	(0.6)	0.0	0.3	(0.3)	(0.7)	(0.6)	0.0	0.3	(0.3)	(0.7)
	32.8%	6.9%	114.7%	29.3%	34.6%	32.8%	6.9%	114.7%	29.3%	34.6%

Net profit / (loss)	1.2	(0.4)	0.0	0.7	1.3	1.2	(0.4)	0.0	0.7	1.3
Dividends paid	—	(2.5)	(2.5)	(2.5)	(2.5)	—	(2.5)	(2.5)	(2.5)	(2.5)
Dividends received	—	—	—	—	—	—	—	—	—	—

Retained profit	1.2	(2.9)	(2.5)	(1.8)	(1.2)	1.2	(2.9)	(2.5)	(1.8)	(1.2)
Dividend payout ratio	#DIV/0!	(0.2)	0.0	0.3	0.5	#DIV/0!	(0.2)	0.0	0.3	0.5

BALANCE SHEET

Intangible fixed assets	23.5	22.8	22.6	21.9	21.3	23.5	22.8	22.6	21.9	21.3
Tangible fixed assets	106.9	116.9	117.1	115.1	113.0	106.9	116.9	117.1	115.1	113.0
Investments in subsidiaries	—	—	—	—	—	—	—	—	—	—
Intra group loans receivable	—	—	—	—	—	—	—	—	—	—
Restricted cash	—	—	—	—	—	—	—	—	—	—
Other financial fixed assets	—	—	—	—	—	—	—	—	—	—

Total fixed assets	130.4	139.8	139.7	137.0	134.3	130.4	139.8	139.7	137.0	134.3
asset turn	6	5	4	4	4	6	5	4	4	4
Stock	4.4	4.6	4.9	5.2	5.4	4.4	4.6	4.9	5.2	5.4
Debtors	7.2	4.6	4.0	4.2	5.1	7.2	4.6	4.0	4.2	5.1
Current liabilities	(23.6)	(16.4)	(15.3)	(13.6)	(11.9)	(23.6)	(16.4)	(15.3)	(13.6)	(11.9)

Total working capital	(12.1)	(7.2)	(6.5)	(4.2)	(1.4)	(12.1)	(7.2)	(6.5)	(4.2)	(1.4)
wc/turnover	-58%	-27%	-21%	-12%	-4%	-58%	-27%	-21%	-12%	-4%
Deferred income	(0.3)	(0.3)	(0.3)	(0.3)	(0.3)	(0.3)	(0.3)	(0.3)	(0.3)	(0.3)
Pensions and other provisions	(1.4)	(1.3)	(1.3)	(1.3)	(1.3)	(1.4)	(1.3)	(1.3)	(1.3)	(1.3)
Tax	(0.1)	(0.0)	(0.4)	(0.8)	(1.2)	(0.1)	(0.0)	(0.4)	(0.8)	(1.2)
Negative goodwill	(1.2)	(1.2)	(1.1)	(1.1)	(1.0)	(1.2)	(1.2)	(1.1)	(1.1)	(1.0)

Intra group loans payable	(4.6)	(7.9)	(8.0)	(8.0)	(8.0)	(4.6)	(7.9)	(8.0)	(8.0)	(8.0)
Net external debt	(10.7)	(23.8)	(25.3)	(26.4)	(26.9)	(10.7)	(23.8)	(25.3)	(26.4)	(26.9)

Net assets	100.0	98.1	96.8	95.0	94.2	100.0	98.1	96.8	95.0	94.2
capital employed	115.4	129.9	130.5	130.2	130.3	115.4	129.9	130.5	130.2	130.3
EBIT/cap employed	2%	1%	3%	4%	5%	2%	1%	3%	4%	5%

EQUITY

B/f shareholders’ funds	63.8	66.0	64.5	63.6	62.3	63.8	66.0	64.5	63.6	62.3
P&L	1.2	(2.9)	(2.5)	(1.8)	(1.2)	1.2	(2.9)	(2.5)	(1.8)	(1.2)
CTA	1.1	1.3	1.6	0.4	0.4	1.1	1.3	1.6	0.4	0.4
Other	(0.1)	(0.0)	—	—	—	(0.1)	(0.0)	—	—	—

C/f shareholders’ funds	66.0	64.5	63.6	62.3	61.6	66.0	64.5	63.6	62.3	61.6
Minority Shareholders’ - Equity Interest	34.0	33.6	33.2	32.7	32.7	34.0	33.6	33.2	32.7	32.7

Total Equity	100.0	98.1	96.8	95.0	94.2	100.0	98.1	96.8	95.0	94.2

CASH FLOW

TOTAL EBITDA		7.5	10.0	11.7	13.0		7.5	10.0	11.7	13.0
Working capital		1.2	(1.0)	(2.3)	(2.8)		1.2	(1.0)	(2.3)	(2.8)
Provision net movement		(0.2)	—	—	—		(0.2)	—	—	—
Capex less disposals		(19.0)	(4.2)	(4.0)	(4.0)		(19.0)	(4.2)	(4.0)	(4.0)
Capex contributions		—	—	—	—		—	—	—	—

Net cash flow		(10.4)	4.9	5.3	6.2		(10.4)	4.9	5.3	6.2
		-139.0%	48.5%	45.8%	47.9%		-139.0%	48.5%	45.8%	47.9%
Net interest paid		(2.4)	(2.6)	(2.5)	(2.5)		(2.4)	(2.6)	(2.5)	(2.5)
Tax paid		(0.5)	(0.3)	(0.8)	(1.1)		(0.5)	(0.3)	(0.8)	(1.1)

Free cash flow		(13.3)	1.9	2.0	2.6		(13.3)	1.9	2.0	2.6
		-177.2%	19.3%	17.5%	20.2%		-177.2%	19.3%	17.5%	20.2%
Acquistions		—	—	—	—		—	—	—	—
Disposals

Cash flow before dividend		(13.3)	1.9	2.0	2.6		(13.3)	1.9	2.0	2.6
shares issued		—	—	—	—		—	—	—	—
Dividend Rec Subs / Cash Received		2.3	5.2	5.1	5.1		2.3	5.2	5.1	5.1
		—	—	—	—		—	—	—	—
Dividend Payable Sub / Cash Paid		(4.4)	(7.5)	(7.5)	(7.5)		(4.4)	(7.5)	(7.5)	(7.5)
Divd Pay 3rd Party / Cash Paid		(0.7)	(0.7)	(0.7)	(0.7)		(0.7)	(0.7)	(0.7)	(0.7)
Dividends paid		(2.9)	(3.0)	(3.1)	(3.1)		(2.9)	(3.0)	(3.1)	(3.1)
Intra group loans		3.3	0.0	—	—		3.3	0.0	—	—
FX		(0.2)	(0.4)	—	(0.0)		(0.2)	(0.4)	—	(0.0)
Other non-cash movements (eg Artesian indexation)		—	—	—	—		—	—	—	—
net borrowings bf		(10.7)	(23.8)	(25.3)	(26.4)		(10.7)	(23.8)	(25.3)	(26.4)

net borrowings cf		(23.8)	(25.3)	(26.4)	(26.9)		(23.8)	(25.3)	(26.4)	(26.9)

Diff		—	—	—	—		—	—	—	—

The China Water Company Limited (parent company, 87% owned by Cascal)

	USD					USD
	2009-12-02 12:49
	2008/09	2009/10	2010/11	2011/12	2012/13	2008/09	2009/10	2010/11	2011/12	2012/13
P&L

Total net turnover	0.6	0.9	1.1	0.9	0.9	0.6	0.9	1.1	0.9	0.9
Raw and auxiliary materials and other ext. costs	—	—	—	—	—	—	—	—	—	—
Staff costs	(1.7)	(2.1)	(2.2)	(2.4)	(2.4)	(1.7)	(2.1)	(2.2)	(2.4)	(2.4)
Other operating charges	(1.4)	(1.4)	(1.5)	(1.5)	(1.5)	(1.4)	(1.4)	(1.5)	(1.5)	(1.5)

Total operating expenses	(3.1)	(3.4)	(3.7)	(3.9)	(3.9)	(3.1)	(3.4)	(3.7)	(3.9)	(3.9)

EBITDA	(2.5)	(2.6)	(2.6)	(3.0)	(3.0)	(2.5)	(2.6)	(2.6)	(3.0)	(3.0)
EBITDA margin	-385.0%	-298.6%	-241.5%	-326.0%	-326.0%	-385.0%	-298.6%	-241.5%	-326.0%	-326.0%

Depreciation and amortisation	(0.0)	(0.0)	(0.0)	(0.0)	(0.0)	(0.0)	(0.0)	(0.0)	(0.0)	(0.0)
Gain/ (loss) on disposal of fixed assets	—	—	—	—	—	—	—	—	—	—

Operating profit	(2.5)	(2.6)	(2.6)	(3.0)	(3.0)	(2.5)	(2.6)	(2.6)	(3.0)	(3.0)
Gain/(loss) on disposal of subsidiaries	—	—	—	—	—	—	—	—	—	—
Financial income and expense	(0.1)	(0.4)	(0.1)	(0.1)	(0.1)	(0.1)	(0.4)	(0.1)	(0.1)	(0.1)
Foreign exchange gain/(loss)	0.0	—	—	—	—	0.0	—	—	—	—

Profit before tax	(2.5)	(3.0)	(2.7)	(3.1)	(3.1)	(2.5)	(3.0)	(2.7)	(3.1)	(3.1)
Taxation	(0.0)	(0.0)	(0.0)	(0.0)	(0.0)	(0.0)	(0.0)	(0.0)	(0.0)	(0.0)
Tax rate	-0.9%	-0.7%	-0.9%	-0.6%	-0.6%	-0.9%	-0.7%	-0.9%	-0.6%	-0.6%

Profit after tax	(2.5)	(3.0)	(2.8)	(3.1)	(3.1)	(2.5)	(3.0)	(2.8)	(3.1)	(3.1)
Minority interest	—	—	—	—	—	—	—	—	—	—
	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%

Net profit / (loss)	(2.5)	(3.0)	(2.8)	(3.1)	(3.1)	(2.5)	(3.0)	(2.8)	(3.1)	(3.1)
Dividends paid	—	(2.5)	(2.5)	(2.5)	(2.5)	—	(2.5)	(2.5)	(2.5)	(2.5)
Dividends received	4.7	—	2.9	2.8	2.8	4.7	—	2.9	2.8	2.8

Retained profit	2.1	(5.5)	(2.4)	(2.8)	(2.8)	2.1	(5.5)	(2.4)	(2.8)	(2.8)
Dividend payout ratio	#DIV/0!	(1.2)	(1.1)	(1.3)	(1.3)	#DIV/0!	(1.2)	(1.1)	(1.3)	(1.3)

BALANCE SHEET

Intangible fixed assets	—	—	—	—	—	—	—	—	—	—
Tangible fixed assets	0.1	0.0	0.0	0.0	0.0	0.1	0.0	0.0	0.0	0.0
Investments in subsidiaries	—	—	—	—	—	—	—	—	—	—
Intra group loans receivable	—	—	—	—	—	—	—	—	—	—
Restricted cash	—	—	—	—	—	—	—	—	—	—
Other financial fixed assets	—	—	—	—	—	—	—	—	—	—

Total fixed assets	0.1	0.0	0.0	0.0	0.0	0.1	0.0	0.0	0.0	0.0
asset turn	0	0	0	0	0	0	0	0	0	0
Stock	—	—	—	—	—	—	—	—	—	—
Debtors	93.4	95.2	97.0	97.0	97.0	93.4	95.2	97.0	97.0	97.0
Current liabilities	(2.0)	(2.2)	(2.2)	(1.5)	(0.8)	(2.0)	(2.2)	(2.2)	(1.5)	(0.8)

Total working capital	91.4	93.0	94.9	95.6	96.2	91.4	93.0	94.9	95.6	96.2
wc/turnover	14297%	10754%	8809%	10477%	10552%	14297%	10754%	8809%	10477%	10552%
Deferred income	—	—	—	—	—	—	—	—	—	—
Pensions and other provisions	—	—	—	—	—	—	—	—	—	—
Tax	—	—	—	—	—	—	—	—	—	—
Negative goodwill	—	—	—	—	—	—	—	—	—	—

Intra group loans payable	(4.6)	(7.9)	(8.0)	(8.0)	(8.0)	(4.6)	(7.9)	(8.0)	(8.0)	(8.0)
Net external debt	2.6	(1.0)	(4.9)	(8.0)	(11.1)	2.6	(1.0)	(4.9)	(8.0)	(11.1)

Net assets	89.4	84.2	82.1	79.6	77.2	89.4	84.2	82.1	79.6	77.2
capital employed	91.4	93.1	94.9	95.6	96.3	91.4	93.1	94.9	95.6	96.3
EBIT/cap employed	-3%	-3%	-3%	-3%	-3%	-3%	-3%	-3%	-3%	-3%

EQUITY

B/f shareholders’ funds	72.0	89.4	84.2	82.1	79.6	72.0	89.4	84.2	82.1	79.6
P&L	2.1	(5.5)	(2.4)	(2.8)	(2.8)	2.1	(5.5)	(2.4)	(2.8)	(2.8)
CTA	0.0	0.3	0.3	0.3	0.3	0.0	0.3	0.3	0.3	0.3
Other	15.2	—	—	—	—	15.2	—	—	—	—

C/f shareholders’ funds	89.4	84.2	82.1	79.6	77.2	89.4	84.2	82.1	79.6	77.2
Minority Shareholders’ - Equity Interest	—	—	—	—	—	—	—	—	—	—

Total Equity	89.4	84.2	82.1	79.6	77.2	89.4	84.2	82.1	79.6	77.2

CASH FLOW

TOTAL EBITDA		(2.6)	(2.6)	(3.0)	(3.0)		(2.6)	(2.6)	(3.0)	(3.0)
Working capital		(1.6)	(1.9)	(0.7)	(0.7)		(1.6)	(1.9)	(0.7)	(0.7)
Provision net movement		—	—	—	—		—	—	—	—
Capex less disposals		(0.0)	—	—	—		(0.0)	—	—	—
Capex contributions		—	—	—	—		—	—	—	—

Net cash flow		(4.2)	(4.5)	(3.7)	(3.7)		(4.2)	(4.5)	(3.7)	(3.7)
		162.6%	171.1%	122.9%	122.9%		162.6%	171.1%	122.9%	122.9%
Net interest paid		(0.1)	0.2	0.2	0.2		(0.1)	0.2	0.2	0.2
Tax paid		(0.0)	(0.0)	(0.0)	(0.0)		(0.0)	(0.0)	(0.0)	(0.0)

Free cash flow		(4.4)	(4.3)	(3.5)	(3.5)		(4.4)	(4.3)	(3.5)	(3.5)
		169.1%	164.4%	116.9%	116.8%		169.1%	164.4%	116.9%	116.8%
Acquistions		—	—	—	—		—	—	—	—
Disposals

Cash flow before dividend		(4.4)	(4.3)	(3.5)	(3.5)		(4.4)	(4.3)	(3.5)	(3.5)
shares issued		—	—	—	—		—	—	—	—
Dividend Rec Subs / Cash Received		—	2.9	2.8	2.8		—	2.9	2.8	2.8
		—	—	—	—		—	—	—	—
Dividend Payable Sub / Cash Paid		(2.2)	(2.2)	(2.2)	(2.2)		(2.2)	(2.2)	(2.2)	(2.2)
Divd Pay 3rd Party / Cash Paid		(0.3)	(0.3)	(0.3)	(0.3)		(0.3)	(0.3)	(0.3)	(0.3)

Dividends paid		(2.5)	0.4	0.3	0.3		(2.5)	0.4	0.3	0.3
Intra group loans		3.3	0.0	—	—		3.3	0.0	—	—
FX		—	—	—	—		—	—	—	—
Other non-cash movements (eg Artesian indexation)		—	—	—	—		—	—	—	—
net borrowings bf		2.6	(1.0)	(4.9)	(8.0)		2.6	(1.0)	(4.9)	(8.0)
net borrowings cf		(1.0)	(4.9)	(8.0)	(11.1)		(1.0)	(4.9)	(8.0)	(11.1)

Total external net debt		(1.0)	(4.9)	(8.0)	(11.1)		(1.0)	(4.9)	(8.0)	(11.1)

Diff		(0.0)	0.0	0.0	0.0		(0.0)	0.0	0.0	0.0

Fuzhou CJV	78% OWNED by CWC

	CNY					USD
	2009-12-02 12:49
	2008/09	2009/10	2010/11	2011/12	2012/13	2008/09	2009/10	2010/11	2011/12	2012/13
P&L

Total net turnover	35.1	36.4	38.6	39.7	40.9	5.1	5.3	5.8	6.0	6.2
Raw and auxiliary materials and other ext. costs	(7.2)	(8.4)	(8.7)	(8.9)	(9.2)	(1.0)	(1.2)	(1.3)	(1.3)	(1.4)
Staff costs	(6.5)	(6.7)	(6.8)	(7.0)	(7.1)	(1.0)	(1.0)	(1.0)	(1.1)	(1.1)
Other operating charges	(2.6)	(2.5)	(2.6)	(2.7)	(2.7)	(0.4)	(0.4)	(0.4)	(0.4)	(0.4)

Total operating expenses	(16.3)	(17.7)	(18.1)	(18.5)	(19.0)	(2.4)	(2.6)	(2.7)	(2.8)	(2.9)

EBITDA	18.8	18.7	20.5	21.2	21.9	2.7	2.8	3.1	3.2	3.3
EBITDA margin	53.5%	51.4%	53.1%	53.4%	53.6%	53.5%	51.4%	53.1%	53.3%	53.6%

Depreciation and amortisation	(6.8)	(3.9)	(2.0)	(2.1)	(2.1)	(1.0)	(0.6)	(0.3)	(0.3)	(0.3)
Gain/ (loss) on disposal of fixed assets	(0.1)	—	—	—	—	(0.0)	—	—	—	—

Operating profit	11.9	14.8	18.5	19.1	19.9	1.7	2.2	2.8	2.9	3.0
Gain/(loss) on disposal of subsidiaries	—	—	—	—	—	—	—	—	—	—
Financial income and expense	1.2	1.0	1.1	1.0	1.0	0.2	0.1	0.2	0.2	0.2
Foreign exchange gain/(loss)	—	—	—	—	—	—	—	—	—	—

Profit before tax	13.1	15.8	19.6	20.1	20.9	1.9	2.3	3.0	3.0	3.1
Taxation	(3.0)	(2.4)	(4.5)	(4.9)	(5.1)	(0.4)	(0.4)	(0.7)	(0.7)	(0.8)
Tax rate	22.8%	15.1%	23.1%	24.2%	24.2%	22.8%	15.1%	23.0%	24.2%	24.2%

Profit after tax	10.1	13.4	15.1	15.3	15.8	1.5	2.0	2.3	2.3	2.4
Minority interest	—	—	—	—	—	—	—	—	—	—
	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%

Net profit / (loss)	10.1	13.4	15.1	15.3	15.8	1.5	2.0	2.3	2.3	2.4
Dividends paid	(12.9)	(11.2)	(11.5)	(10.8)	(10.8)	(1.9)	(1.6)	(1.7)	(1.6)	(1.6)
Dividends received	—	—	—	—	—	—	—	—	—	—

Retained profit	(2.8)	2.3	3.6	4.5	5.0	(0.4)	0.3	0.5	0.7	0.8
Dividend payout ratio	0.8	1.2	1.3	1.4	1.5	0.8	1.2	1.3	1.4	1.5

BALANCE SHEET

Intangible fixed assets	0.0	0.0	0.0	—	(0.0)	0.0	—	—	—	—
Tangible fixed assets	87.4	91.9	98.2	98.6	98.9	12.8	13.6	14.8	14.8	14.9
Investments in subsidiaries	—	—	—	—	—	—	—	—	—	—
Intra group loans receivable	—	—	—	—	—	—	—	—	—	—
Restricted cash	—	—	—	—	—	—	—	—	—	—
Other financial fixed assets	—	—	—	—	—	—	—	—	—	—

Total fixed assets	87.4	91.9	98.2	98.6	98.9	12.8	13.6	14.8	14.8	14.9
asset turn	2	3	3	2	2	3	3	3	2	2
Stock	2.0	1.8	1.8	1.8	1.8	0.3	0.3	0.3	0.3	0.3
Debtors	9.6	7.2	7.0	7.1	7.3	1.4	1.1	1.1	1.1	1.1
Current liabilities	(8.2)	(9.9)	(8.4)	(6.8)	(5.1)	(1.2)	(1.5)	(1.3)	(1.0)	(0.8)

Total working capital	3.3	(0.9)	0.4	2.1	3.9	0.5	(0.1)	0.1	0.3	0.6
wc/turnover	10%	-3%	1%	5%	10%	10%	-3%	1%	5%	10%
Deferred income	(0.8)	(0.7)	(0.7)	(0.7)	(0.7)	(0.1)	(0.1)	(0.1)	(0.1)	(0.1)
Pensions and other provisions	—	—	—	—	—	—	—	—	—	—
Tax	24.4	23.4	22.0	20.7	19.3	3.6	3.5	3.3	3.1	2.9
Negative goodwill	(4.7)	(4.5)	(4.3)	(4.1)	(3.9)	(0.7)	(0.7)	(0.6)	(0.6)	(0.6)

Intra group loans payable	—	—	—	—	—	—	—	—	—	—
Net external debt	41.1	38.8	30.7	28.8	27.3	6.0	5.7	4.6	4.3	4.1

Net assets	150.8	148.0	146.3	145.2	144.7	22.1	21.9	22.0	21.9	21.8
capital employed	85.3	85.7	93.5	95.7	98.1	12.5	12.7	14.1	14.4	14.8
EBIT/cap employed	14%	17%	20%	20%	20%	14%	17%	20%	20%	20%

EQUITY

B/f shareholders’ funds	159.0	150.8	148.0	146.3	145.2	22.7	22.1	21.9	22.0	21.9
P&L	(2.8)	2.3	3.6	4.5	5.0	(0.4)	0.3	0.5	0.7	0.8
CTA	—	—	—	—	—	0.6	0.3	0.4	—	(0.0)
Other	(5.5)	(5.1)	(5.3)	(5.5)	(5.5)	(0.8)	(0.7)	(0.8)	(0.8)	(0.8)

C/f shareholders’ funds	150.8	148.0	146.3	145.2	144.7	22.1	21.9	22.0	21.9	21.8
Minority Shareholders’ - Equity Interest	—	—	—	—	—	—	—	—	—	—

Total Equity	150.8	148.0	146.3	145.2	144.7	22.1	21.9	22.0	21.9	21.8

CASH FLOW

TOTAL EBITDA		18.7	20.5	21.2	21.9		2.8	3.1	3.2	3.3
Working capital		4.3	(1.3)	(1.7)	(1.9)		0.6	(0.2)	(0.3)	(0.3)
Provision net movement		(0.0)	—	—	—		(0.0)	—	—	—
Capex less disposals		(8.6)	(8.5)	(2.6)	(2.6)		(1.3)	(1.3)	(0.4)	(0.4)
Capex contributions		—	—	—	—		—	—	—	—

Net cash flow		14.4	10.7	16.9	17.5		2.1	1.6	2.5	2.6
		76.7%	52.2%	79.7%	79.7%		76.8%	52.2%	79.6%	79.7%
Net interest paid		1.0	1.1	1.0	1.0		0.1	0.2	0.2	0.2
Tax paid		(1.4)	(3.1)	(3.5)	(3.7)		(0.2)	(0.5)	(0.5)	(0.6)

Free cash flow		13.9	8.7	14.4	14.8		2.0	1.3	2.2	2.2
		74.1%	42.2%	67.9%	67.5%		74.2%	42.2%	67.9%	67.5%
Acquistions		—	—	—	—		—	—	—	—
Disposals

Cash flow before dividend		13.9	8.7	14.4	14.8		2.0	1.3	2.2	2.2
Capital repayment		(5.1)	(5.3)	(5.5)	(5.5)	—	(0.7)	(0.8)	(0.8)	(0.8)
Dividends paid		(11.2)	(11.5)	(10.8)	(10.8)		(1.6)	(1.7)	(1.6)	(1.6)
Intra group loans		—	—	—	—		—	—	—	—
FX		—	—	—	—		0.1	0.1	—	—
Other non-cash movements (eg Artesian indexation)		—	—	—	—		—	—	—	—
net borrowings bf		41.1	38.8	30.7	28.8		6.0	5.7	4.6	4.3

net borrowings cf		38.8	30.7	28.8	27.3		5.7	4.6	4.3	4.1

Diff		0.0	0.0	0.0	0.0		0.0	0.0	0.0	(0.0)

Xinmin CJV	90% OWNED by CWC

	CNY					USD
	2009-12-02 12:49
	2008/09	2009/10	2010/11	2011/12	2012/13	2008/09	2009/10	2010/11	2011/12	2012/13
P&L

Total net turnover	9.0	9.1	9.9	10.8	10.8	1.3	1.3	1.5	1.6	1.6
Raw and auxiliary materials and other ext. costs	(3.3)	(3.4)	(3.5)	(3.8)	(3.8)	(0.5)	(0.5)	(0.5)	(0.6)	(0.6)
Staff costs	(0.9)	(1.1)	(1.1)	(1.1)	(1.1)	(0.1)	(0.2)	(0.2)	(0.2)	(0.2)
Other operating charges	(2.4)	(2.5)	(3.0)	(3.0)	(3.0)	(0.3)	(0.4)	(0.5)	(0.5)	(0.5)

Total operating expenses	(6.7)	(6.9)	(7.5)	(8.0)	(8.0)	(1.0)	(1.0)	(1.1)	(1.2)	(1.2)

EBITDA	2.3	2.2	2.3	2.9	2.9	0.3	0.3	0.4	0.4	0.4
EBITDA margin	26.0%	24.0%	23.6%	26.7%	26.7%	25.9%	24.1%	23.6%	26.6%	26.6%

Depreciation and amortisation	3.2	(0.5)	(3.4)	(2.2)	(2.2)	0.5	(0.1)	(0.5)	(0.3)	(0.3)
Gain/ (loss) on disposal of fixed assets	(0.0)	—	—	—	—	(0.0)	—	—	—	—

Operating profit	5.5	1.7	(1.1)	0.7	0.7	0.8	0.2	(0.2)	0.1	0.1
Gain/(loss) on disposal of subsidiaries	—	—	—	—	—	—	—	—	—	—
Financial income and expense	0.0	0.0	—	—	—	0.0	—	—	—	—
Foreign exchange gain/(loss)	0.0	—	—	—	—	0.0	—	—	—	—

Profit before tax	5.5	1.7	(1.1)	0.7	0.7	0.8	0.2	(0.2)	0.1	0.1
Taxation	—	—	—	—	—	—	—	—	—	—
Tax rate	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%

Profit after tax	5.5	1.7	(1.1)	0.7	0.7	0.8	0.2	(0.2)	0.1	0.1
Minority interest	—	—	—	—	—	—	—	—	—	—
	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%

Net profit / (loss)	5.5	1.7	(1.1)	0.7	0.7	0.8	0.2	(0.2)	0.1	0.1
Dividends paid	—	—	—	—	—	—	—	—	—	—
Dividends received	—	—	—	—	—	—	—	—	—	—

Retained profit	5.5	1.7	(1.1)	0.7	0.7	0.8	0.2	(0.2)	0.1	0.1
Dividend payout ratio	#DIV/0!	#DIV/0!	#DIV/0!	#DIV/0!	#DIV/0!	#DIV/0!	#DIV/0!	#DIV/0!	#DIV/0!	#DIV/0!

BALANCE SHEET

Intangible fixed assets	—	—	—	—	—	—	—	—	—	—
Tangible fixed assets	9.0	9.8	6.7	5.2	3.7	1.3	1.4	1.0	0.8	0.6
Investments in subsidiaries	—	—	—	—	—	—	—	—	—	—
Intra group loans receivable	—	—	—	—	—	—	—	—	—	—
Restricted cash	—	—	—	—	—	—	—	—	—	—
Other financial fixed assets	—	—	—	—	—	—	—	—	—	—

Total fixed assets	9.0	9.8	6.7	5.2	3.7	1.3	1.4	1.0	0.8	0.6
asset turn	1	1	1	0	0	1	1	1	0	0
Stock	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0
Debtors	0.8	1.1	1.1	1.1	1.1	0.1	0.2	0.2	0.2	0.2
Current liabilities	(4.6)	(4.4)	(4.1)	(4.1)	(4.1)	(0.7)	(0.6)	(0.6)	(0.6)	(0.6)

Total working capital	(3.7)	(3.3)	(3.0)	(3.0)	(3.0)	(0.5)	(0.5)	(0.5)	(0.5)	(0.5)
wc/turnover	-41%	-36%	-31%	-28%	-28%	-42%	-37%	-31%	-28%	-28%
Deferred income	—	—	—	—	—	—	—	—	—	—
Pensions and other provisions	—	—	—	—	—	—	—	—	—	—
Tax	—	—	—	—	—	—	—	—	—	—
Negative goodwill	(0.4)	(0.4)	(0.4)	(0.4)	(0.3)	(0.1)	(0.1)	(0.1)	(0.1)	(0.1)

Intra group loans payable	—	—	—	—	—	—	—	—	—	—
Net external debt	1.4	1.9	3.6	5.7	7.9	0.2	0.3	0.5	0.9	1.2

Net assets	6.3	7.9	6.9	7.5	8.2	0.9	1.2	1.0	1.1	1.2
capital employed	4.9	6.1	3.2	1.8	0.3	0.7	0.9	0.5	0.3	0.1
EBIT/cap employed	113%	27%	-33%	38%	201%	113%	27%	-33%	37%	198%

EQUITY

B/f shareholders’ funds	0.8	6.3	7.9	6.9	7.5	0.1	0.9	1.2	1.0	1.1
P&L	5.5	1.7	(1.1)	0.7	0.7	0.8	0.2	(0.2)	0.1	0.1
CTA	—	—	—	—	—	0.0	0.0	0.0	—	0.0
Other	—	—	—	—	—	—	—	—	—	—

C/f shareholders’ funds	6.3	7.9	6.9	7.5	8.2	0.9	1.2	1.0	1.1	1.2
Minority Shareholders’ - Equity Interest	—	—	—	—	—	—	—	—	—	—

Total Equity	6.3	7.9	6.9	7.5	8.2	0.9	1.2	1.0	1.1	1.2

CASH FLOW

TOTAL EBITDA		2.2	2.3	2.9	2.9		0.3	0.4	0.4	0.4
Working capital		(0.4)	(0.3)	(0.0)	(0.0)		(0.1)	(0.0)	(0.0)	(0.0)
Provision net movement		—	—	—	—		—	—	—	—
Capex less disposals		(1.3)	(0.3)	(0.8)	(0.8)		(0.2)	(0.1)	(0.1)	(0.1)
Capex contributions		—	—	—	—		—	—	—	—

Net cash flow		0.5	1.7	2.1	2.1		0.1	0.3	0.3	0.3
		21.9%	73.9%	73.5%	73.6%		22.7%	73.2%	72.9%	73.3%
Net interest paid		0.0	—	—	—		—	—	—	—
Tax paid		—	—	—	—		—	—	—	—

Free cash flow		0.5	1.7	2.1	2.1		0.1	0.3	0.3	0.3
		22.0%	73.9%	73.5%	73.6%		22.7%	73.2%	72.9%	73.3%
Acquistions		—	—	—	—		—	—	—	—
Disposals

Cash flow before dividend		0.5	1.7	2.1	2.1		0.1	0.3	0.3	0.3
shares issued		—	—	—	—		—	—	—	—
Dividends paid		—	—	—	—		—	—	—	—
Intra group loans		—	—	—	—		—	—	—	—
FX		—	—	—	—		0.0	0.0	—	—
Other non-cash movements (eg Artesian indexation)		—	—	—	—		—	—	—	—
net borrowings bf		1.4	1.9	3.6	5.7		0.2	0.3	0.5	0.9

net borrowings cf		1.9	3.6	5.7	7.9		0.3	0.5	0.9	1.2

Total external net debt		1.9	3.6	5.7	7.9		0.3	0.5	0.9	1.2
Diff		(0.0)	0.0	0.0	0.0		(0.0)	0.0	0.0	0.0

Yanjiao CJV	98% OWNED by CWC

	CNY					USD
	2009-12-02 12:49
	2008/09	2009/10	2010/11	2011/12	2012/13	2008/09	2009/10	2010/11	2011/12	2012/13
P&L

Total net turnover	19.7	24.1	26.5	29.2	30.6	2.9	3.5	4.0	4.4	4.6
Raw and auxiliary materials and other ext. costs	(4.4)	(5.6)	(6.2)	(6.8)	(7.1)	(0.6)	(0.8)	(0.9)	(1.0)	(1.1)
Staff costs	(1.5)	(1.6)	(1.6)	(1.7)	(1.7)	(0.2)	(0.2)	(0.2)	(0.3)	(0.3)
Other operating charges	(1.8)	(3.9)	(4.0)	(4.1)	(4.3)	(0.3)	(0.6)	(0.6)	(0.6)	(0.6)

Total operating expenses	(7.8)	(11.1)	(11.8)	(12.6)	(13.1)	(1.1)	(1.6)	(1.8)	(1.9)	(2.0)

EBITDA	11.9	13.0	14.7	16.6	17.5	1.7	1.9	2.2	2.5	2.6
EBITDA margin	60.3%	54.0%	55.4%	56.8%	57.1%	60.3%	54.0%	55.4%	56.7%	57.1%

Depreciation and amortisation	(3.8)	(2.7)	(0.3)	(0.3)	(0.3)	(0.6)	(0.4)	(0.1)	(0.1)	(0.1)
Gain/ (loss) on disposal of fixed assets	(0.0)	(0.0)	—	—	—	(0.0)	(0.0)	—	—	—

Operating profit	8.0	10.3	14.3	16.2	17.2	1.2	1.5	2.2	2.4	2.6
Gain/(loss) on disposal of subsidiaries	—	—	—	—	—	—	—	—	—	—
Financial income and expense	0.5	0.0	0.0	0.0	0.0	0.1	0.0	0.0	0.0	0.0
Foreign exchange gain/(loss)	—	—	0.3	—	—	—	—	0.0	—	—

Profit before tax	8.5	10.3	14.7	16.2	17.2	1.2	1.5	2.2	2.4	2.6
Taxation	(1.6)	(2.4)	(3.6)	(4.0)	(4.3)	(0.2)	(0.4)	(0.5)	(0.6)	(0.6)
Tax rate	18.8%	23.3%	24.3%	24.8%	24.8%	18.8%	23.4%	24.3%	24.8%	24.8%

Profit after tax	6.9	7.9	11.1	12.2	12.9	1.0	1.2	1.7	1.8	1.9
Minority interest	—	—	—	—	—	—	—	—	—	—
	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%

Net profit / (loss)	6.9	7.9	11.1	12.2	12.9	1.0	1.2	1.7	1.8	1.9
Dividends paid	(7.7)	(6.8)	(7.4)	(8.3)	(8.3)	(1.1)	(1.0)	(1.1)	(1.2)	(1.2)
Dividends received	—	—	—	—	—	—	—	—	—	—

Retained profit	(0.8)	1.1	3.7	3.9	4.6	(0.1)	0.2	0.6	0.6	0.7
Dividend payout ratio	0.9	1.2	1.5	1.5	1.6	0.9	1.2	1.5	1.5	1.6

BALANCE SHEET

Intangible fixed assets	0.0	0.0	0.0	0.0	(0.0)	—	0.0	—	—	—
Tangible fixed assets	42.3	42.3	41.9	41.4	40.9	6.2	6.3	6.3	6.2	6.2
Investments in subsidiaries	—	—	—	—	—	—	—	—	—	—
Intra group loans receivable	—	—	—	—	—	—	—	—	—	—
Restricted cash	—	—	—	—	—	—	—	—	—	—
Other financial fixed assets	—	—	—	—	—	—	—	—	—	—

Total fixed assets	42.3	42.3	41.9	41.4	40.9	6.2	6.3	6.3	6.2	6.2
asset turn	2	2	2	1	1	2	2	2	1	1
Stock	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0
Debtors	2.2	2.6	2.7	4.0	6.1	0.3	0.4	0.4	0.6	0.9
Current liabilities	(22.1)	(17.9)	(15.7)	(12.6)	(12.7)	(3.2)	(2.6)	(2.4)	(1.9)	(1.9)

Total working capital	(19.9)	(15.2)	(13.0)	(8.6)	(6.6)	(2.9)	(2.3)	(2.0)	(1.3)	(1.0)
wc/turnover	-101%	-63%	-49%	-29%	-21%	-102%	-64%	-49%	-29%	-21%
Deferred income	(1.4)	(1.3)	(1.3)	(1.3)	(1.3)	(0.2)	(0.2)	(0.2)	(0.2)	(0.2)
Pensions and other provisions	—	—	—	—	—	—	—	—	—	—
Tax	(2.3)	(1.9)	(3.0)	(4.2)	(5.3)	(0.3)	(0.3)	(0.5)	(0.6)	(0.8)
Negative goodwill	(2.3)	(2.1)	(2.0)	(1.9)	(1.7)	(0.3)	(0.3)	(0.3)	(0.3)	(0.3)

Intra group loans payable	—	—	—	—	—	—	—	—	—	—
Net external debt	14.4	10.1	13.0	14.0	18.1	2.1	1.5	2.0	2.1	2.7

Net assets	30.7	31.8	35.5	39.4	44.0	4.5	4.7	5.3	5.9	6.6
capital employed	18.7	23.6	25.5	29.6	31.3	2.7	3.5	3.8	4.5	4.7
EBIT/cap employed	43%	44%	56%	55%	55%	43%	43%	56%	55%	55%

EQUITY

B/f shareholders’ funds	31.5	30.7	31.8	35.5	39.4	4.5	4.5	4.7	5.3	5.9
P&L	(0.8)	1.1	3.7	3.9	4.6	(0.1)	0.2	0.6	0.6	0.7
CTA	—	—	—	—	—	0.1	0.1	0.1	0.0	(0.0)
Other	—	—	—	—	—	—	—	—	—	—

C/f shareholders’ funds	30.7	31.8	35.5	39.4	44.0	4.5	4.7	5.3	5.9	6.6
Minority Shareholders’ - Equity Interest	—	—	—	—	—	—	—	—	—	—

Total Equity	30.7	31.8	35.5	39.4	44.0	4.5	4.7	5.3	5.9	6.6

CASH FLOW

TOTAL EBITDA		13.0	14.7	16.6	17.5		1.9	2.2	2.5	2.6
Working capital		(4.7)	(1.9)	(4.5)	(2.0)		(0.7)	(0.3)	(0.7)	(0.3)
Provision net movement		(0.1)	—	—	—		(0.0)	—	—	—
Capex less disposals		(2.9)	—	—	—		(0.4)	—	—	—
Capex contributions		—	—	—	—		—	—	—	—

Net cash flow		5.3	12.8	12.1	15.5		0.8	1.9	1.8	2.3
		40.9%	87.0%	73.1%	88.4%		40.9%	86.8%	73.0%	88.4%
Net interest paid		0.0	0.0	0.0	0.0		0.0	0.0	0.0	0.0
Tax paid		(2.8)	(2.5)	(2.9)	(3.1)		(0.4)	(0.4)	(0.4)	(0.5)

Free cash flow		2.6	10.3	9.3	12.4		0.4	1.6	1.4	1.9
		19.6%	70.2%	55.9%	70.8%		19.6%	70.1%	55.9%	70.8%
Acquistions		—	—	—	—		—	—	—	—
Disposals

Cash flow before dividend		2.6	10.3	9.3	12.4		0.4	1.6	1.4	1.9
shares issued		—	—	—	—		—	—	—	—
Dividends paid		(6.8)	(7.4)	(8.3)	(8.3)		(1.0)	(1.1)	(1.2)	(1.2)
Intra group loans		—	—	—	—		—	—	—	—
FX		—	—	—	—		0.0	0.0	0.0	—
Other non-cash movements (eg Artesian indexation)		—	—	—	—		—	—	—	—
net borrowings bf		14.4	10.1	13.0	14.0		2.1	1.5	2.0	2.1

net borrowings cf		10.1	13.0	14.0	18.1		1.5	2.0	2.1	2.7

Total external net debt		10.1	13.0	14.0	18.1		1.5	2.0	2.1	2.7
Diff		(0.0)	0.0	0.0	0.0		0.0	0.0	0.0	(0.0)

Qitaihe CJV	85% OWNED by CWC

	CNY					USD
	2009-12-02 12:49
	2008/09	2009/10	2010/11	2011/12	2012/13	2008/09	2009/10	2010/11	2011/12	2012/13
P&L

Total net turnover	14.9	17.7	18.9	20.3	21.3	2.2	2.6	2.9	3.1	3.2
Raw and auxiliary materials and other ext. costs	(7.0)	(7.6)	(8.0)	(8.4)	(8.8)	(1.0)	(1.1)	(1.2)	(1.3)	(1.3)
Staff costs	(1.9)	(1.8)	(1.9)	(1.9)	(2.0)	(0.3)	(0.3)	(0.3)	(0.3)	(0.3)
Other operating charges	(2.2)	(2.9)	(3.0)	(3.2)	(3.4)	(0.3)	(0.4)	(0.5)	(0.5)	(0.5)

Total operating expenses	(11.2)	(12.3)	(12.9)	(13.5)	(14.1)	(1.6)	(1.8)	(1.9)	(2.0)	(2.1)

EBITDA	3.8	5.5	6.1	6.8	7.2	0.5	0.8	0.9	1.0	1.1
EBITDA margin	25.2%	30.8%	32.0%	33.5%	33.6%	25.3%	30.8%	31.9%	33.5%	33.7%

Depreciation and amortisation	2.3	(1.0)	(4.1)	(4.1)	(4.1)	0.3	(0.1)	(0.6)	(0.6)	(0.6)
Gain/ (loss) on disposal of fixed assets	(0.2)	—	—	—	—	(0.0)	—	—	—	—

Operating profit	5.9	4.5	2.0	2.7	3.1	0.9	0.7	0.3	0.4	0.5
Gain/(loss) on disposal of subsidiaries	—	—	—	—	—	—	—	—	—	—
Financial income and expense	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0
Foreign exchange gain/(loss)	0.1	—	—	—	—	0.0	—	—	—	—

Profit before tax	6.0	4.5	2.0	2.7	3.1	0.9	0.7	0.3	0.4	0.5
Taxation	(0.2)	—	—	—	—	(0.0)	—	—	—	—
Tax rate	2.5%	0.0%	0.0%	0.0%	0.0%	2.5%	0.0%	0.0%	0.0%	0.0%

Profit after tax	5.8	4.5	2.0	2.7	3.1	0.8	0.7	0.3	0.4	0.5
Minority interest	—	—	—	—	—	—	—	—	—	—
	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%

Net profit / (loss)	5.8	4.5	2.0	2.7	3.1	0.8	0.7	0.3	0.4	0.5
Dividends paid	—	—	—	—	—	—	—	—	—	—
Dividends received	—	—	—	—	—	—	—	—	—	—

Retained profit	5.8	4.5	2.0	2.7	3.1	0.8	0.7	0.3	0.4	0.5
Dividend payout ratio	#DIV/0!	#DIV/0!	#DIV/0!	#DIV/0!	#DIV/0!	#DIV/0!	#DIV/0!	#DIV/0!	#DIV/0!	#DIV/0!

BALANCE SHEET

Intangible fixed assets	—	—	—	—	—	—	—	—	—	—
Tangible fixed assets	19.2	18.3	14.5	10.6	6.6	2.8	2.7	2.2	1.6	1.0
Investments in subsidiaries	—	—	—	—	—	—	—	—	—	—
Intra group loans receivable	—	—	—	—	—	—	—	—	—	—
Restricted cash	—	—	—	—	—	—	—	—	—	—
Other financial fixed assets	—	—	—	—	—	—	—	—	—	—

Total fixed assets	19.2	18.3	14.5	10.6	6.6	2.8	2.7	2.2	1.6	1.0
asset turn	1	1	1	1	0	1	1	1	1	0
Stock	0.2	0.4	0.2	0.2	0.2	0.0	0.1	0.0	0.0	0.0
Debtors	2.1	2.7	2.5	2.7	3.0	0.3	0.4	0.4	0.4	0.5
Current liabilities	(6.2)	(6.3)	(5.9)	(5.7)	(5.8)	(0.9)	(0.9)	(0.9)	(0.9)	(0.9)

Total working capital	(3.9)	(3.2)	(3.2)	(2.8)	(2.6)	(0.6)	(0.5)	(0.5)	(0.4)	(0.4)
wc/turnover	-26%	-18%	-17%	-14%	-12%	-26%	-18%	-17%	-14%	-12%
Deferred income	—	—	—	—	—	—	—	—	—	—
Pensions and other provisions	—	—	—	—	—	—	—	—	—	—
Tax	—	—	—	—	—	—	—	—	—	—
Negative goodwill	(0.9)	(0.8)	(0.8)	(0.8)	(0.7)	(0.1)	(0.1)	(0.1)	(0.1)	(0.1)
Intra group loans payable	—	—	—	—	—	—	—	—	—	—
Net external debt	1.9	6.6	12.3	18.5	25.4	0.3	1.0	1.9	2.8	3.8

Net assets	16.3	20.8	22.8	25.5	28.6	2.4	3.1	3.4	3.8	4.3
capital employed	14.5	14.3	10.5	7.0	3.3	2.1	2.1	1.6	1.1	0.5
EBIT/cap employed	41%	32%	19%	39%	94%	41%	31%	19%	39%	94%

EQUITY

B/f shareholders’ funds	10.5	16.3	20.8	22.8	25.5	1.5	2.4	3.1	3.4	3.8
P&L	5.8	4.5	2.0	2.7	3.1	0.8	0.7	0.3	0.4	0.5
CTA	—	—	—	—	—	0.0	0.0	0.1	(0.0)	(0.0)
Other	(0.0)	—	—	—	—	—	—	—	—	—

C/f shareholders’ funds	16.3	20.8	22.8	25.5	28.6	2.4	3.1	3.4	3.8	4.3
Minority Shareholders’ - Equity Interest	—	—	—	—	—	—	—	—	—	—

Total Equity	16.3	20.8	22.8	25.5	28.6	2.4	3.1	3.4	3.8	4.3

CASH FLOW

TOTAL EBITDA		5.5	6.1	6.8	7.2		0.8	0.9	1.0	1.1
Working capital		(0.7)	(0.0)	(0.4)	(0.2)		(0.1)	(0.0)	(0.1)	(0.0)
Provision net movement		—	—	—	—		—	—	—	—
Capex less disposals		(0.1)	(0.3)	(0.2)	(0.2)		(0.0)	(0.0)	(0.0)	(0.0)
Capex contributions		—	—	—	—		—	—	—	—

Net cash flow		4.7	5.7	6.2	6.8		0.7	0.9	0.9	1.0
		85.7%	94.6%	91.8%	95.1%		85.9%	94.2%	91.6%	95.2%
Net interest paid		0.0	0.0	0.0	0.0		0.0	0.0	0.0	0.0
Tax paid		—	—	—	—		—	—	—	—

Free cash flow		4.7	5.7	6.2	6.8		0.7	0.9	0.9	1.0
		85.8%	94.7%	91.9%	95.2%		86.1%	94.3%	91.7%	95.3%
Acquistions		—	—	—	—		—	—	—	—
Disposals

Cash flow before dividend		4.7	5.7	6.2	6.8		0.7	0.9	0.9	1.0
shares issued		—	—	—	—		—	—	—	—
Dividends paid		—	—	—	—		—	—	—	—
Intra group loans		—	—	—	—		—	—	—	—
FX		—	—	—	—		0.0	0.0	—	—
Other non-cash movements (eg Artesian indexation)		—	—	—	—		—	—	—	—
net borrowings bf		1.9	6.6	12.3	18.5		0.3	1.0	1.9	2.8

net borrowings cf		6.6	12.3	18.5	25.3		1.0	1.8	2.8	3.8

Total external net debt		6.6	12.3	18.5	25.4		1.0	1.9	2.8	3.8
Diff		(0.0)	0.0	0.0	0.0		(0.0)	0.0	0.0	(0.0)

Yancheng EJV (proportionately consolidated - figures shown are 49% share)

	CNY					USD
	2009-12-02 12:49
	2008/09	2009/10	2010/11	2011/12	2012/13	2008/09	2009/10	2010/11	2011/12	2012/13
P&L

Total net turnover	37.6	51.9	57.0	59.9	62.9	5.5	7.6	8.6	9.0	9.5
Raw and auxiliary materials and other ext. costs	(10.4)	(20.9)	(21.8)	(22.5)	(23.1)	(1.5)	(3.1)	(3.3)	(3.4)	(3.5)
Staff costs	(11.8)	(15.0)	(15.4)	(15.9)	(16.4)	(1.7)	(2.2)	(2.3)	(2.4)	(2.5)
Other operating charges	(2.0)	(2.6)	(2.7)	(2.8)	(2.9)	(0.3)	(0.4)	(0.4)	(0.4)	(0.4)

Total operating expenses	(24.2)	(38.6)	(40.0)	(41.2)	(42.4)	(3.5)	(5.7)	(6.0)	(6.2)	(6.4)

EBITDA	13.4	13.3	17.0	18.7	20.5	1.9	2.0	2.6	2.8	3.1
EBITDA margin	35.6%	25.6%	29.9%	31.2%	32.5%	35.6%	25.6%	29.9%	31.2%	32.5%
Depreciation and amortisation	(11.2)	(14.4)	(13.7)	(14.2)	(14.2)	(1.6)	(2.1)	(2.1)	(2.1)	(2.1)
Gain/ (loss) on disposal of fixed assets	(0.3)	—	—	—	—	(0.0)	—	—	—	—

Operating profit	1.9	(1.1)	3.4	4.5	6.3	0.3	(0.2)	0.5	0.7	0.9
Gain/(loss) on disposal of subsidiaries	—	—	—	—	—	—	—	—	—	—
Financial income and expense	(0.4)	(0.1)	(0.2)	(0.2)	(0.2)	(0.1)	(0.0)	(0.0)	(0.0)	(0.0)
Foreign exchange gain/(loss)	—	—	—	—	—	—	—	—	—	—

Profit before tax	1.4	(1.2)	3.2	4.3	6.1	0.2	(0.2)	0.5	0.7	0.9
Taxation	(0.4)	0.3	(0.8)	(1.1)	(1.5)	(0.1)	0.0	(0.1)	(0.2)	(0.2)
Tax rate	24.9%	27.5%	25.0%	25.0%	25.0%	24.6%	27.5%	25.0%	25.1%	25.0%

Profit after tax	1.1	(0.9)	2.4	3.3	4.6	0.2	(0.1)	0.4	0.5	0.7
Minority interest	—	—	—	—	—	—	—	—	—	—
	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%

Net profit / (loss)	1.1	(0.9)	2.4	3.3	4.6	0.2	(0.1)	0.4	0.5	0.7
Dividends paid	—	—	(3.6)	(4.1)	(4.1)	—	—	(0.5)	(0.6)	(0.6)
Dividends received	—	—	—	—	—	—	—	—	—	—

Retained profit	1.1	(0.9)	(1.2)	(0.8)	0.5	0.2	(0.1)	(0.2)	(0.1)	0.1
Dividend payout ratio	#DIV/0!	#DIV/0!	0.7	0.8	1.1	#DIV/0!	#DIV/0!	0.7	0.8	1.1

BALANCE SHEET

Intangible fixed assets	112.8	108.0	104.2	100.3	96.5	16.5	16.0	15.7	15.1	14.5
Tangible fixed assets	140.3	134.8	130.5	131.8	133.0	20.5	20.0	19.7	19.8	20.0
Investments in subsidiaries	—	—	—	—	—	—	—	—	—	—
Intra group loans receivable	—	—	—	—	—	—	—	—	—	—
Restricted cash	—	—	—	—	—	—	—	—	—	—
Other financial fixed assets	—	—	—	—	—	—	—	—	—	—

Total fixed assets	253.2	242.9	234.7	232.1	229.5	37.0	35.9	35.4	35.0	34.6
asset turn	7	5	4	4	4	7	5	4	4	4
Stock	27.2	28.8	30.4	32.2	34.0	4.0	4.3	4.6	4.8	5.1
Debtors	9.2	8.6	9.0	9.9	11.5	1.4	1.3	1.4	1.5	1.7
Current liabilities	(73.7)	(63.4)	(58.0)	(53.0)	(48.1)	(10.8)	(9.4)	(8.7)	(8.0)	(7.2)

Total working capital	(37.2)	(26.0)	(18.6)	(10.8)	(2.6)	(5.4)	(3.9)	(2.8)	(1.6)	(0.4)
wc/turnover	-99%	-50%	-33%	-18%	-4%	-100%	-51%	-33%	-18%	-4%
Deferred income	—	—	—	—	—	—	—	—	—	—
Pensions and other provisions	(0.2)	(0.2)	(0.2)	(0.2)	(0.2)	(0.0)	(0.0)	(0.0)	(0.0)	(0.0)
Tax	(26.6)	(24.9)	(24.9)	(24.9)	(24.9)	(3.9)	(3.7)	(3.8)	(3.8)	(3.8)
Negative goodwill	—	—	—	—	—	—	—	—	—	—

Intra group loans payable	—	—	—	—	—	—	—	—	—	—
Net external debt	12.5	9.0	8.5	2.5	(2.6)	1.8	1.3	1.3	0.4	(0.4)

Net assets	201.6	200.8	199.5	198.7	199.3	29.5	29.7	30.1	29.9	30.0
capital employed	215.8	216.7	216.0	221.1	226.7	31.6	32.1	32.5	33.3	34.2
EBIT/cap employed	1%	-1%	2%	2%	3%	1%	-1%	2%	2%	3%

EQUITY

B/f shareholders’ funds	—	201.6	200.8	199.5	198.7	28.7	29.5	29.7	30.1	29.9
P&L	1.1	(0.9)	(1.2)	(0.8)	0.5	0.2	(0.1)	(0.2)	(0.1)	0.1
CTA	0.0	(0.0)	0.0	0.0	0.0	0.6	0.3	0.5	(0.0)	0.0
Other	200.6	—	—	—	—	(0.0)	—	—	—	—

C/f shareholders’ funds	201.6	200.8	199.5	198.7	199.3	29.5	29.7	30.1	29.9	30.0

Minority Shareholders’ - Equity Interest	—	—	—	—	—	—	—	—	—	—
Total Equity	201.6	200.8	199.5	198.7	199.3	29.5	29.7	30.1	29.9	30.0

CASH FLOW

TOTAL EBITDA		13.3	17.0	18.7	20.5		2.0	2.6	2.8	3.1
Working capital		(11.2)	(7.4)	(7.7)	(8.3)		(1.6)	(1.1)	(1.2)	(1.2)
Provision net movement		—	—	—	—		—	—	—	—
Capex less disposals		(4.2)	(5.5)	(11.6)	(11.6)		(0.6)	(0.8)	(1.7)	(1.7)
Capex contributions		—	—	—	—		—	—	—	—

Net cash flow		(2.1)	4.1	(0.6)	0.6		(0.3)	0.6	(0.1)	0.1
		- 15.7%	23.8%	- 3.3%	3.0%		- 15.6%	23.8%	- 3.4%	3.0%
Net interest paid		(0.1)	(0.2)	(0.2)	(0.2)		(0.0)	(0.0)	(0.0)	(0.0)
Tax paid		(1.4)	(0.8)	(1.1)	(1.5)		(0.2)	(0.1)	(0.2)	(0.2)

Free cash flow		(3.5)	3.1	(1.9)	(1.1)		(0.5)	0.5	(0.3)	(0.2)
		- 26.6%	18.2%	- 9.9%	- 5.2%		- 26.6%	18.2%	- 10.1%	- 5.2%
Acquistions		—	—	—	—		—	—	—	—
Disposals

Cash flow before dividend		(3.5)	3.1	(1.9)	(1.1)		(0.5)	0.5	(0.3)	(0.2)
shares issued		—	—	—	—		—	—	—	—
Dividends paid		—	(3.6)	(4.1)	(4.1)		—	(0.5)	(0.6)	(0.6)
Intra group loans		—	—	—	—		—	—	—	—
FX		—	—	—	—		0.0	0.0	—	—
Other non-cash movements (eg Artesian indexation)		—	—	—	—		—	—	—	—
net borrowings bf		12.5	9.0	8.5	2.5		1.8	1.3	1.3	0.4

net borrowings cf		8.9	8.5	2.5	(2.6)		1.3	1.3	0.4	(0.4)

Total external net debt		9.0	8.5	2.5	(2.6)		1.3	1.3	0.4	(0.4)
Diff		0.1	0.0	0.0	0.0		0.0	(0.0)	0.0	0.0

Zhumadian EJV	51% Owned by CWC

	CNY					USD
	2009-12-02 12:49
	2008/09	2009/10	2010/11	2011/12	2012/13	2008/09	2009/10	2010/11	2011/12	2012/13
P&L

Total net turnover	27.6	41.7	56.3	67.6	74.3	4.0	6.1	8.5	10.2	11.2
Raw and auxiliary materials and other ext. costs	(11.7)	(15.3)	(19.9)	(22.9)	(24.0)	(1.7)	(2.3)	(3.0)	(3.4)	(3.6)
Staff costs	(4.4)	(5.9)	(7.4)	(7.6)	(7.8)	(0.6)	(0.9)	(1.1)	(1.1)	(1.2)
Other operating charges	(3.0)	(4.7)	(5.9)	(6.1)	(6.2)	(0.4)	(0.7)	(0.9)	(0.9)	(0.9)

Total operating expenses	(19.2)	(25.9)	(33.1)	(36.5)	(38.1)	(2.8)	(3.8)	(5.0)	(5.5)	(5.7)

EBITDA	8.4	15.8	23.2	31.0	36.2	1.2	2.3	3.5	4.7	5.5
EBITDA margin	30.4%	37.9%	41.1%	45.9%	48.8%	30.4%	37.9%	41.1%	46.0%	48.8%
Depreciation and amortisation	(7.0)	(16.2)	(20.5)	(20.8)	(20.8)	(1.0)	(2.4)	(3.1)	(3.1)	(3.1)
Gain/ (loss) on disposal of fixed assets	(0.0)	—	—	—	—	(0.0)	—	—	—	—

Operating profit	1.3	(0.4)	2.6	10.2	15.4	0.2	(0.1)	0.4	1.5	2.3
Gain/(loss) on disposal of subsidiaries	—	—	—	—	—	—	—	—	—	—
Financial income and expense	0.1	(9.8)	(19.5)	(18.6)	(18.6)	0.0	(1.4)	(2.9)	(2.8)	(2.8)
Foreign exchange gain/(loss)	(0.0)	(0.0)	—	—	—	(0.0)	(0.0)	—	—	—

Profit before tax	1.4	(10.2)	(16.8)	(8.4)	(3.2)	0.2	(1.5)	(2.5)	(1.3)	(0.5)
Taxation	(0.4)	2.6	4.2	2.1	0.8	(0.1)	0.4	0.6	0.3	0.1
Tax rate	25.4%	25.0%	25.0%	25.0%	25.0%	25.7%	25.0%	25.0%	25.0%	24.8%

Profit after tax	1.0	(7.7)	(12.6)	(6.3)	(2.4)	0.2	(1.1)	(1.9)	(0.9)	(0.4)
Minority interest	—	—	—	—	—	—	—	—	—	—
	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%

Net profit / (loss)	1.0	(7.7)	(12.6)	(6.3)	(2.4)	0.2	(1.1)	(1.9)	(0.9)	(0.4)
Dividends paid	—	—	—	—	—	—	—	—	—	—
Dividends received	—	—	—	—	—	—	—	—	—	—

Retained profit	1.0	(7.7)	(12.6)	(6.3)	(2.4)	0.2	(1.1)	(1.9)	(0.9)	(0.4)
Dividend payout ratio	#DIV/0!	#DIV/0!	#DIV/0!	#DIV/0!	#DIV/0!	#DIV/0!	#DIV/0!	#DIV/0!	#DIV/0!	#DIV/0!

BALANCE SHEET

Intangible fixed assets	39.9	38.5	38.5	38.5	38.5	5.8	5.7	5.8	5.8	5.8
Tangible fixed assets	431.9	492.8	485.4	476.2	466.9	63.2	72.9	73.1	71.7	70.3
Investments in subsidiaries	—	—	—	—	—	—	—	—	—	—
Intra group loans receivable	—	—	—	—	—	—	—	—	—	—
Restricted cash	—	—	—	—	—	—	—	—	—	—
Other financial fixed assets	—	—	—	—	—	—	—	—	—	—

Total fixed assets	471.8	531.3	523.9	514.6	505.4	69.0	78.6	78.9	77.5	76.1
asset turn	17	13	9	8	7	17	13	9	8	7
Stock	0.3	0.1	0.1	0.1	0.1	0.0	0.0	0.0	0.0	0.0
Debtors	23.6	8.7	4.2	3.4	4.6	3.5	1.3	0.6	0.5	0.7
Current liabilities	(57.2)	(14.6)	(73.1)	(72.9)	(72.6)	(8.4)	(2.2)	(11.0)	(11.0)	(10.9)

Total working capital	(33.3)	(5.8)	(68.9)	(69.5)	(67.9)	(4.9)	(0.9)	(10.4)	(10.5)	(10.2)
wc/turnover	-121%	-14%	-122%	-103%	-91%	-121%	-14%	-122%	-103%	-91%
Deferred income	—	—	—	—	—	—	—	—	—	—
Pensions and other provisions	(9.2)	(8.3)	(8.3)	(8.3)	(8.3)	(1.3)	(1.2)	(1.3)	(1.3)	(1.3)
Tax	4.8	5.0	4.8	4.8	4.7	0.7	0.7	0.7	0.7	0.7
Negative goodwill	—	—	—	—	—	—	—	—	—	—

Intra group loans payable	(36.0)	(62.2)	—	—	—	(5.3)	(9.2)	—	—	—
Net external debt	(162.5)	(232.0)	(236.2)	(232.6)	(227.2)	(23.8)	(34.3)	(35.6)	(35.0)	(34.2)

Net assets	235.6	227.9	215.3	209.0	206.6	34.5	33.7	32.4	31.5	31.1
capital employed	429.3	517.2	446.7	436.9	429.2	62.8	76.5	67.3	65.8	64.6
EBIT/cap employed	0%	0%	1%	2%	4%	0%	0%	1%	2%	4%

EQUITY

B/f shareholders’ funds	—	235.6	227.9	215.3	209.0	—	34.5	33.7	32.4	31.5
P&L	1.0	(7.7)	(12.6)	(6.3)	(2.4)	0.2	(1.1)	(1.9)	(0.9)	(0.4)
CTA	—	—	—	—	—	(0.0)	0.4	0.6	—	0.0
Other	234.6	—	—	—	—	34.4	—	—	—	—

C/f shareholders’ funds	235.6	227.9	215.3	209.0	206.6	34.5	33.7	32.4	31.5	31.1
Minority Shareholders’ - Equity Interest	—	—	—	—	—	—	—	—	—	—

Total Equity	235.6	227.9	215.3	209.0	206.6	34.5	33.7	32.4	31.5	31.1

CASH FLOW

TOTAL EBITDA		15.8	23.2	31.0	36.2		2.3	3.5	4.7	5.5
Working capital		15.2	0.9	0.5	(1.6)		2.2	0.1	0.1	(0.2)
Provision net movement		(0.9)	—	—	—		(0.1)	—	—	—
Capex less disposals		(112.2)	(13.1)	(11.5)	(11.5)		(16.5)	(2.0)	(1.7)	(1.7)
Capex contributions		—	—	—	—		—	—	—	—

Net cash flow		(82.1)	10.9	20.0	23.2		(12.1)	1.6	3.0	3.5
		-519.0%	47.2%	64.5%	63.9%		-518.5%	47.1%	64.5%	63.9%
Net interest paid		(16.0)	(19.5)	(18.6)	(18.6)		(2.4)	(2.9)	(2.8)	(2.8)
Tax paid		2.4	4.4	2.1	0.8		0.4	0.7	0.3	0.1

Free cash flow		(95.7)	(4.1)	3.6	5.4		(14.1)	(0.6)	0.5	0.8
		-605.1%	-17.9%	11.4%	14.8%		-604.5%	-18.0%	11.4%	14.8%
Acquistions		—	—	—	—		—	—	—	—
Disposals

Cash flow before dividend		(95.7)	(4.1)	3.6	5.4		(14.1)	(0.6)	0.5	0.8
shares issued		—	—	—	—		—	—	—	—
Dividends paid		—	—	—	—		—	—	—	—
Intra group loans		26.2	—	—	—		3.8	—	—	—
FX		—	—	—	—		(0.3)	(0.6)	(0.0)	(0.0)
Other non-cash movements (eg Artesian indexation)		—	—	—	—		—	—	—	—
net borrowings bf		(162.5)	(232.0)	(236.2)	(232.6)		(23.8)	(34.3)	(35.6)	(35.0)

net borrowings cf		(232.1)	(236.2)	(232.6)	(227.3)		(34.3)	(35.6)	(35.0)	(34.2)

Total external net debt		(232.0)	(236.2)	(232.6)	(227.2)		(34.3)	(35.6)	(35.0)	(34.2)
Diff		0.0	0.0	0.0	0.0		0.0	0.0	0.0	0.0

Chile consolidated

	CLP					USD
	2009-12-02 12:50
	2008/09	2009/10	2010/11	2011/12	2012/13	2008/09	2009/10	2010/11	2011/12	2012/13
P&L

Total net turnover	6.3	8.8	9.4	10.1	10.8	11.3	15.9	17.0	18.2	19.4
Raw and auxiliary materials and other ext. costs	(2.5)	(3.6)	(3.7)	(3.8)	(3.9)	(4.5)	(6.6)	(6.7)	(6.8)	(7.0)
Staff costs	(1.0)	(1.2)	(1.2)	(1.3)	(1.3)	(1.7)	(2.1)	(2.2)	(2.3)	(2.3)
Other operating charges	(0.9)	(1.4)	(1.5)	(1.5)	(1.5)	(1.6)	(2.6)	(2.7)	(2.7)	(2.7)

Total operating expenses	(4.4)	(6.2)	(6.4)	(6.5)	(6.6)	(7.8)	(11.3)	(11.6)	(11.7)	(12.0)

EBITDA	2.0	2.6	3.0	3.6	4.1	3.5	4.7	5.4	6.5	7.4
EBITDA margin	31.0%	29.3%	32.0%	35.6%	38.2%	30.9%	29.3%	32.0%	35.5%	38.2%
Depreciation and amortisation	(1.3)	(1.6)	(1.6)	(1.8)	(1.8)	(2.3)	(2.8)	(3.0)	(3.2)	(3.2)
Gain/ (loss) on disposal of fixed assets	0.0	0.1	—	—	—	0.0	0.1	—	—	—

Operating profit	0.7	1.1	1.4	1.8	2.3	1.2	1.9	2.5	3.3	4.2
Gain/(loss) on disposal of subsidiaries	—	—	—	—	—	—	—	—	—	—
Financial income and expense	(0.5)	(0.5)	(0.7)	(0.6)	(0.6)	(0.8)	(0.8)	(1.3)	(1.1)	(1.1)
Foreign exchange gain/(loss)	(0.5)	0.2	—	—	—	(1.0)	0.3	—	—	(0.0)

Profit before tax	(0.3)	0.8	0.7	1.2	1.7	(0.6)	1.4	1.2	2.1	3.0
Taxation	(0.2)	(0.0)	(0.0)	(0.1)	(0.1)	(0.4)	(0.0)	(0.0)	(0.1)	(0.2)
Tax rate	-60.7%	2.9%	0.2%	5.4%	7.4%	-60.2%	2.9%	0.2%	5.4%	7.4%

Profit after tax	(0.5)	0.7	0.6	1.1	1.6	(1.0)	1.3	1.2	2.0	2.8
Minority interest	—	—	—	—	—	—	—	—	—	—
	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%

Net profit / (loss)	(0.5)	0.7	0.6	1.1	1.6	(1.0)	1.3	1.2	2.0	2.8
Dividends paid	—	—	—	—	—	—	—	—	—	—
Dividends received	—	—	—	—	—	—	—	—	—	—

Retained profit	(0.5)	0.7	0.6	1.1	1.6	(1.0)	1.3	1.2	2.0	2.8
Dividend payout ratio	#DIV/0!	#DIV/0!	#DIV/0!	#DIV/0!	#DIV/0!	#DIV/0!	#DIV/0!	#DIV/0!	#DIV/0!	#DIV/0!

BALANCE SHEET

Intangible fixed assets	9.3	8.9	8.6	8.3	8.0	16.0	16.0	15.5	14.9	14.4
Tangible fixed assets	21.3	21.5	24.8	26.1	26.2	36.6	38.7	44.8	47.1	47.3
Investments in subsidiaries	—	—	—	—	—	0.1	0.1	0.1	0.1	0.1
Intra group loans receivable	—	—	—	—	—	—	—	—	—	—
Restricted cash	—	—	—	—	—	—	—	—	—	—
Other financial fixed assets	0.2	0.2	0.2	0.2	0.2	0.4	0.4	0.4	0.4	0.4

Total fixed assets	30.9	30.6	33.6	34.6	34.4	53.1	55.1	60.7	62.5	62.2
asset turn	5	3	4	3	3	5	3	4	3	3
Stock	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0
Debtors	2.7	2.4	2.5	2.5	2.4	4.6	4.3	4.4	4.4	4.2
Current liabilities	(1.2)	(1.2)	(1.3)	(1.3)	(1.4)	(2.1)	(2.2)	(2.3)	(2.4)	(2.5)

Total working capital	1.5	1.2	1.2	1.1	1.0	2.5	2.1	2.1	2.1	1.8
wc/turnover	23%	13%	12%	11%	9%	22%	13%	12%	11%	9%
Deferred income	(6.9)	(6.5)	(6.0)	(5.6)	(5.2)	(11.8)	(11.6)	(10.8)	(10.1)	(9.3)
Pensions and other provisions	—	—	—	—	—	—	—	—	—	—
Tax	0.4	(0.8)	(0.7)	(0.6)	(0.5)	0.7	(1.4)	(1.2)	(1.1)	(1.0)
Negative goodwill	—	—	—	—	—	—	—	—	—	—

Intra group loans payable	(27.6)	(26.7)	(26.6)	(26.6)	(26.6)	(47.4)	(48.0)	(48.0)	(48.0)	(48.0)
Net external debt	(6.0)	(4.5)	(7.4)	(7.7)	(6.3)	(10.4)	(8.1)	(13.3)	(13.8)	(11.3)

Net assets	(7.8)	(6.6)	(5.9)	(4.8)	(3.2)	(13.3)	(11.8)	(10.5)	(8.5)	(5.7)
capital employed	25.4	25.4	28.8	30.2	30.3	43.8	45.6	52.0	54.5	54.7
EBIT/cap employed	3%	4%	5%	6%	8%	3%	4%	5%	6%	8%

EQUITY

B/f shareholders’ funds	(2.7)	(7.8)	(6.6)	(5.9)	(4.8)	(6.0)	(13.3)	(11.8)	(10.5)	(8.5)
P&L	(0.5)	0.7	0.6	1.1	1.6	(1.0)	1.3	1.2	2.0	2.8
CTA	(4.6)	0.4	0.1	—	—	(6.3)	0.2	0.1	0.0	0.0
Other	—	(0.0)	(0.0)	—	—	(0.0)	(0.0)	(0.0)	—	—

C/f shareholders’ funds	(7.8)	(6.6)	(5.9)	(4.8)	(3.2)	(13.3)	(11.8)	(10.5)	(8.5)	(5.7)
Minority Shareholders’ - Equity Interest	—	—	—	—	—	—	—	—	—	—

Total Equity	(7.8)	(6.6)	(5.9)	(4.8)	(3.2)	(13.3)	(11.8)	(10.5)	(8.5)	(5.7)

CASH FLOW

TOTAL EBITDA		2.6	3.0	3.6	4.1		4.7	5.4	6.5	7.4
Working capital		0.3	(0.0)	0.0	(0.1)		0.5	0.0	0.0	(0.1)
Provision net movement		(0.4)	(0.5)	(0.4)	(0.4)		(0.8)	(0.8)	(0.8)	(0.8)
Capex less disposals		(1.3)	(4.6)	(2.7)	(1.6)		(2.4)	(8.4)	(4.9)	(2.9)
Capex contributions		0.0	—	—	—		0.0	—	—	—

Net cash flow		1.1	(2.1)	0.4	2.0		2.0	(3.7)	0.8	3.6
		42.8%	-69.2%	11.9%	48.9%		43.2%	-68.5%	12.0%	49.0%
Net interest paid		(0.5)	(0.7)	(0.6)	(0.6)		(0.8)	(1.3)	(1.1)	(1.1)
Tax paid		0.7	(0.1)	(0.1)	(0.2)		1.3	(0.2)	(0.2)	(0.3)

Free cash flow		1.4	(2.9)	(0.3)	1.2		2.5	(5.2)	(0.6)	2.1
		52.2%	-96.3%	-9.3%	28.8%		52.6%	-95.7%	-9.3%	28.9%
Acquistions		—	—	—	—		—	—	—	—
Disposals
Cash flow before dividend		1.4	(2.9)	(0.3)	1.2		2.5	(5.2)	(0.6)	2.1

shares issued		—	—	—	—		—	—	—	—
Dividends paid		—	—	—	—		—	—	—	—
Intra group loans		0.2	0.0	—	0.2		0.4	0.1	—	0.4
FX		(0.1)	(0.0)	(0.0)	(0.0)		(0.6)	(0.1)	(0.0)	(0.0)
Other non-cash movements (eg Artesian indexation)		—	—	—	—		—	—	—	—
net borrowings bf		(6.0)	(4.5)	(7.4)	(7.7)		(10.4)	(8.1)	(13.3)	(13.8)

net borrowings cf		(4.5)	(7.4)	(7.7)	(6.3)		(8.1)	(13.3)	(13.9)	(11.4)

Diff		—	0.0	0.0	0.0		(0.0)	0.0	0.0	0.0

Aguas Santiago S.A.

	CLP					USD
	2009-12-02 12:50
	2008/09	2009/10	2010/11	2011/12	2012/13	2008/09	2009/10	2010/11	2011/12	2012/13
P&L

Total net turnover	1.6	1.6	1.8	2.0	2.1	2.9	2.9	3.2	3.5	3.9
Raw and auxiliary materials and other ext. costs	(0.5)	(0.6)	(0.6)	(0.7)	(0.7)	(1.0)	(1.1)	(1.2)	(1.2)	(1.3)
Staff costs	(0.3)	(0.3)	(0.3)	(0.3)	(0.3)	(0.5)	(0.5)	(0.6)	(0.6)	(0.6)
Other operating charges	(0.3)	(0.4)	(0.4)	(0.5)	(0.5)	(0.5)	(0.6)	(0.8)	(0.8)	(0.9)

Total operating expenses	(1.1)	(1.3)	(1.4)	(1.5)	(1.5)	(1.9)	(2.3)	(2.5)	(2.6)	(2.7)

EBITDA	0.5	0.4	0.4	0.5	0.6	1.0	0.6	0.7	0.9	1.1
EBITDA margin	33.6%	22.2%	21.7%	25.5%	29.0%	33.6%	22.2%	21.6%	25.6%	29.1%
Depreciation and amortisation	(0.3)	(0.3)	(0.3)	(0.3)	(0.3)	(0.5)	(0.5)	(0.6)	(0.6)	(0.6)
Gain/ (loss) on disposal of fixed assets	—	—	—	—	—	—	—	—	—	—

Operating profit	0.3	0.1	0.1	0.2	0.3	0.5	0.2	0.1	0.3	0.5
Gain/(loss) on disposal of subsidiaries	—	—	—	—	—	—	—	—	—	—
Financial income and expense	(0.2)	(0.1)	(0.0)	(0.0)	(0.0)	(0.4)	(0.1)	(0.1)	(0.0)	(0.0)
Foreign exchange gain/(loss)	(0.4)	(0.0)	(0.0)	0.1	0.0	(0.7)	(0.0)	(0.0)	0.2	0.1

Profit before tax	(0.3)	0.0	(0.0)	0.3	0.3	(0.6)	0.0	(0.0)	0.5	0.6
Taxation	(0.1)	(0.0)	0.0	(0.1)	(0.1)	(0.2)	(0.0)	0.0	(0.1)	(0.1)
Tax rate	-37.6%	18.2%	15.4%	19.0%	18.8%	-37.5%	20.0%	15.4%	19.0%	19.0%

Profit after tax	(0.4)	0.0	(0.0)	0.2	0.3	(0.8)	0.0	(0.0)	0.4	0.5
Minority interest	—	—	—	—	—	—	—	—	—	—
	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%

Net profit / (loss)	(0.4)	0.0	(0.0)	0.2	0.3	(0.8)	0.0	(0.0)	0.4	0.5
Dividends paid	—	—	—	—	—	—	—	—	—	—
Dividends received	—	—	—	—	—	—	—	—	—	—

Retained profit	(0.4)	0.0	(0.0)	0.2	0.3	(0.8)	0.0	(0.0)	0.4	0.5
Dividend payout ratio	#DIV/0!	#DIV/0!	#DIV/0!	#DIV/0!	#DIV/0!	#DIV/0!	#DIV/0!	#DIV/0!	#DIV/0!	#DIV/0!

BALANCE SHEET

Intangible fixed assets	1.8	1.7	1.7	1.6	1.5	3.1	3.1	3.0	2.9	2.7
Tangible fixed assets	3.7	3.6	4.0	3.8	3.6	6.3	6.4	7.3	6.9	6.4
Investments in subsidiaries	13.0	13.0	13.0	13.0	13.0	24.7	24.7	24.7	24.7	24.7
Intra group loans receivable	—	—	—	—	—	—	—	—	—	—
Restricted cash	—	—	—	—	—	—	—	—	—	—
Other financial fixed assets	—	—	—	—	—	—	—	—	—	—

Total fixed assets	18.5	18.4	18.7	18.4	18.1	34.2	34.3	35.0	34.5	33.9
asset turn	11	11	11	9	8	12	12	11	10	9
Stock	—	—	—	—	—	—	—	—	—	—
Debtors	0.7	0.4	0.6	0.8	0.9	1.1	0.6	1.1	1.5	1.7
Current liabilities	(0.4)	(0.2)	(0.3)	(0.4)	(0.4)	(0.6)	(0.4)	(0.6)	(0.7)	(0.8)

Total working capital	0.3	0.1	0.2	0.5	0.5	0.5	0.2	0.4	0.8	0.9
wc/turnover	18%	7%	14%	23%	23%	17%	7%	14%	23%	23%
Deferred income	(2.6)	(2.5)	(2.4)	(2.4)	(2.4)	(4.4)	(4.5)	(4.4)	(4.3)	(4.3)
Pensions and other provisions	—	—	—	—	—	—	—	—	—	—
Tax	0.8	0.4	0.4	0.4	0.4	1.3	0.7	0.7	0.7	0.7
Negative goodwill	—	—	—	—	—	—	—	—	—	—

Intra group loans payable	(16.2)	(15.6)	(16.9)	(16.3)	(16.3)	(27.8)	(27.9)	(30.5)	(29.4)	(29.4)
Net external debt	(1.2)	(0.4)	0.4	0.1	0.6	(2.0)	(0.7)	0.7	0.2	1.1

Net assets	(0.3)	0.4	0.4	0.6	0.9	1.7	2.0	2.0	2.4	2.9
capital employed	16.2	16.0	16.6	16.5	16.2	30.2	30.0	31.1	30.9	30.5
EBIT/cap employed	2%	1%	0%	1%	2%	2%	1%	0%	1%	2%

EQUITY

B/f shareholders’ funds	1.0	(0.3)	0.4	0.4	0.6	1.3	1.7	2.0	2.0	2.4
P&L	(0.4)	0.0	(0.0)	0.2	0.3	(0.8)	0.0	(0.0)	0.4	0.5
CTA	(1.7)	0.7	0.0	—	—	(0.2)	0.3	(0.0)	—	(0.0)
Other	0.8	—	—	—	—	1.5	—	—	—	—

C/f shareholders’ funds	(0.3)	0.4	0.4	0.6	0.9	1.7	2.0	2.0	2.4	2.9
Minority Shareholders’ - Equity Interest	—	—	—	—	—	—	—	—	—	—

Total Equity	(0.3)	0.4	0.4	0.6	0.9	1.7	2.0	2.0	2.4	2.9

CASH FLOW

TOTAL EBITDA		0.4	0.4	0.5	0.6		0.6	0.7	0.9	1.1
Working capital		0.2	(0.0)	0.0	(0.0)		0.4	(0.0)	0.1	(0.0)
Provision net movement		(0.1)	(0.1)	(0.0)	(0.0)		(0.1)	(0.1)	(0.0)	(0.0)
Capex less disposals		(0.1)	(0.7)	(0.0)	(0.0)		(0.2)	(1.3)	(0.0)	(0.0)
Capex contributions		—	—	—	—		—	—	—	—

Net cash flow		0.4	(0.4)	0.5	0.6		0.7	(0.8)	0.9	1.0
		105.0%	-103.9%	97.6%	92.8%		105.3%	-110.2%	97.2%	92.6%
Net interest paid		(0.1)	(0.0)	(0.0)	(0.0)		(0.1)	(0.1)	(0.0)	(0.0)
Tax paid		0.3	0.0	(0.1)	(0.1)		0.5	0.0	(0.1)	(0.1)

Free cash flow		0.6	(0.4)	0.4	0.5		1.1	(0.8)	0.7	0.9
		170.9%	-114.0%	82.8%	79.8%		171.1%	-120.5%	82.3%	79.6%
Acquistions		—	—	—	—		—	—	—	—
Disposals

Cash flow before dividend		0.6	(0.4)	0.4	0.5		1.1	(0.8)	0.7	0.9
shares issued		—	—	—	—		—	—	—	—
Dividends paid		—	—	—	—		—	—	—	—
Intra group loans		0.2	1.3	(0.7)	—		0.3	2.3	(1.3)	—
FX		0.0	(0.0)	(0.0)	(0.0)		(0.1)	(0.0)	(0.0)	(0.0)
Other non-cash movements (eg Artesian indexation)		—	—	—	—		—	—	—	—
net borrowings bf		(1.2)	(0.4)	0.4	0.1		(2.0)	(0.7)	0.7	0.2

net borrowings cf		(0.4)	0.4	0.1	0.6		(0.7)	0.7	0.2	1.1

Diff		0.0	0.0	0.0	0.0		(0.0)	0.0	0.0	0.0

Aguas Chacabuco S.A.

	CLP					USD
	2009-12-02 12:50
	2008/09	2009/10	2010/11	2011/12	2012/13	2008/09	2009/10	2010/11	2011/12	2012/13
P&L

Total net turnover	0.7	0.9	0.9	1.1	1.1	1.3	1.6	1.7	1.9	2.0
Raw and auxiliary materials and other ext. costs	(0.2)	(0.2)	(0.2)	(0.2)	(0.2)	(0.3)	(0.3)	(0.4)	(0.4)	(0.4)
Staff costs	(0.1)	(0.2)	(0.2)	(0.2)	(0.2)	(0.1)	(0.3)	(0.3)	(0.3)	(0.3)
Other operating charges	(0.2)	(0.2)	(0.2)	(0.2)	(0.2)	(0.3)	(0.3)	(0.3)	(0.3)	(0.3)

Total operating expenses	(0.4)	(0.5)	(0.6)	(0.6)	(0.6)	(0.7)	(0.9)	(1.0)	(1.0)	(1.1)

EBITDA	0.4	0.4	0.4	0.5	0.5	0.6	0.7	0.7	0.9	1.0
EBITDA margin	48.4%	42.6%	41.7%	46.6%	47.6%	48.4%	42.6%	41.6%	46.6%	47.6%
Depreciation and amortisation	(0.1)	(0.1)	(0.1)	(0.1)	(0.1)	(0.2)	(0.2)	(0.2)	(0.2)	(0.2)
Gain/ (loss) on disposal of fixed assets	—	0.0	—	—	—	—	0.0	—	—	—

Operating profit	0.3	0.3	0.3	0.4	0.4	0.4	0.5	0.5	0.7	0.7
Gain/(loss) on disposal of subsidiaries	—	—	—	—	—	—	—	—	—	—
Financial income and expense	—	—	—	—	—	—	—	—	—	—
Foreign exchange gain/(loss)	(0.2)	(0.0)	(0.1)	(0.1)	(0.1)	(0.4)	(0.0)	(0.2)	(0.2)	(0.2)

Profit before tax	0.0	0.3	0.2	0.3	0.3	0.0	0.5	0.3	0.5	0.5
Taxation	—	—	—	—	—	—	—	—	—	—
Tax rate	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%

Profit after tax	0.0	0.3	0.2	0.3	0.3	0.0	0.5	0.3	0.5	0.5
Minority interest	—	—	—	—	—	—	—	—	—	—
	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%

Net profit / (loss)	0.0	0.3	0.2	0.3	0.3	0.0	0.5	0.3	0.5	0.5
Dividends paid	—	—	—	—	—	—	—	—	—	—
Dividends received	—	—	—	—	—	—	—	—	—	—

Retained profit	0.0	0.3	0.2	0.3	0.3	0.0	0.5	0.3	0.5	0.5
Dividend payout ratio	#DIV/0!	#DIV/0!	#DIV/0!	#DIV/0!	#DIV/0!	#DIV/0!	#DIV/0!	#DIV/0!	#DIV/0!	#DIV/0!

BALANCE SHEET

Intangible fixed assets	0.3	0.3	0.3	0.3	0.3	0.6	0.6	0.5	0.5	0.5
Tangible fixed assets	2.2	2.2	2.1	2.1	2.1	3.8	3.9	3.8	3.8	3.7
Investments in subsidiaries	—	—	—	—	—	—	—	—	—	—
Intra group loans receivable	—	—	—	—	—	—	—	—	—	—
Restricted cash	—	—	—	—	—	—	—	—	—	—
Other financial fixed assets	0.1	0.1	0.1	0.2	0.2	0.2	0.2	0.3	0.3	0.3

Total fixed assets	2.7	2.6	2.6	2.5	2.5	4.6	4.7	4.6	4.5	4.5
asset turn	4	3	3	2	2	3	3	3	2	2
Stock	—	—	—	—	—	—	—	—	—	—
Debtors	0.6	0.5	0.5	0.4	0.3	1.1	0.9	0.8	0.7	0.6
Current liabilities	(0.1)	(0.1)	(0.1)	(0.1)	(0.1)	(0.2)	(0.1)	(0.1)	(0.1)	(0.2)

Total working capital	0.5	0.4	0.4	0.3	0.2	0.9	0.8	0.7	0.6	0.4
wc/turnover	68%	49%	42%	29%	21%	65%	49%	42%	29%	21%
Deferred income	(0.5)	(0.5)	(0.5)	(0.5)	(0.5)	(0.9)	(0.9)	(0.9)	(0.9)	(0.9)
Pensions and other provisions	—	—	—	—	—	—	—	—	—	—
Tax	—	—	—	—	—	—	—	—	—	—
Negative goodwill	—	—	—	—	—	—	—	—	—	—

Intra group loans payable	(3.4)	(3.1)	(3.3)	(3.0)	(3.0)	(5.9)	(5.5)	(6.0)	(5.5)	(5.5)
Net external debt	0.0	0.1	0.6	0.6	1.0	0.0	0.1	1.0	1.1	1.9

Net assets	(0.7)	(0.5)	(0.3)	(0.1)	0.2	(1.2)	(0.8)	(0.6)	(0.1)	0.4
capital employed	2.7	2.5	2.5	2.3	2.2	4.6	4.6	4.4	4.2	4.0
EBIT/cap employed	9%	10%	11%	16%	19%	10%	10%	11%	16%	18%

EQUITY

B/f shareholders’ funds	(0.7)	(0.7)	(0.5)	(0.3)	(0.1)	(1.7)	(1.2)	(0.8)	(0.6)	(0.1)
P&L	0.0	0.3	0.2	0.3	0.3	0.0	0.5	0.3	0.5	0.5
CTA	—	—	—	—	—	0.4	(0.1)	(0.0)	(0.0)	0.0
Other	—	—	—	—	—	—	—	—	—	—

C/f shareholders’ funds	(0.7)	(0.5)	(0.3)	(0.1)	0.2	(1.2)	(0.8)	(0.6)	(0.1)	0.4
Minority Shareholders’ - Equity Interest	—	—	—	—	—	—	—	—	—	—

Total Equity	(0.7)	(0.5)	(0.3)	(0.1)	0.2	(1.2)	(0.8)	(0.6)	(0.1)	0.4

CASH FLOW

TOTAL EBITDA		0.4	0.4	0.5	0.5		0.7	0.7	0.9	1.0
Working capital		0.0	0.0	0.1	0.1		0.1	0.1	0.1	0.1
Provision net movement		(0.0)	(0.0)	(0.0)	(0.0)		(0.0)	(0.0)	(0.0)	(0.0)
Capex less disposals		(0.1)	(0.1)	(0.1)	(0.1)		(0.1)	(0.1)	(0.1)	(0.1)
Capex contributions		—	—	—	—		—	—	—	—

Net cash flow		0.3	0.4	0.5	0.5		0.7	0.6	0.9	1.0
		93.0%	89.3%	99.4%	98.9%		102.2%	89.7%	99.4%	99.3%
Net interest paid		—	—	—	—		—	—	—	—
Tax paid		—	—	—	—		—	—	—	—

Free cash flow		0.3	0.4	0.5	0.5		0.7	0.6	0.9	1.0
		93.0%	89.3%	99.4%	98.9%		102.2%	89.7%	99.4%	99.3%
Acquistions		—	—	—	—		—	—	—	—
Disposals

Cash flow before dividend		0.3	0.4	0.5	0.5		0.7	0.6	0.9	1.0
shares issued		—	—	—	—		—	—	—	—
Dividends paid		—	—	—	—		—	—	—	—
Intra group loans		(0.3)	0.1	(0.4)	(0.1)		(0.6)	0.2	(0.8)	(0.2)
FX		—	—	—	—		0.0	—	0.0	—
Other non-cash movements (eg Artesian indexation)		—	—	—	—		—	—	—	—
net borrowings bf		0.0	0.1	0.6	0.6		0.0	0.1	1.0	1.1

net borrowings cf		0.0	0.5	0.6	1.0		0.1	1.0	1.1	1.9

Diff		0.0	0.0	0.0	0.0		0.0	0.0	0.0	0.0

Bayesa S.A.

	CLP					USD
	2009-12-02 12:50
	2008/09	2009/10	2010/11	2011/12	2012/13	2008/09	2009/10	2010/11	2011/12	2012/13
P&L

Total net turnover	2.5	3.2	3.3	3.4	3.5	4.6	5.8	5.9	6.1	6.3
Raw and auxiliary materials and other ext. costs	(1.2)	(1.6)	(1.6)	(1.6)	(1.7)	(2.1)	(2.8)	(2.9)	(2.9)	(3.0)
Staff costs	(0.4)	(0.3)	(0.3)	(0.3)	(0.3)	(0.7)	(0.5)	(0.6)	(0.6)	(0.6)
Other operating charges	(0.2)	(0.2)	(0.2)	(0.2)	(0.2)	(0.4)	(0.3)	(0.4)	(0.4)	(0.4)

Total operating expenses	(1.8)	(2.1)	(2.1)	(2.1)	(2.2)	(3.2)	(3.7)	(3.8)	(3.9)	(3.9)

EBITDA	0.8	1.2	1.2	1.3	1.3	1.4	2.1	2.2	2.3	2.4
EBITDA margin	30.1%	36.3%	36.3%	36.9%	37.5%	30.1%	36.3%	36.2%	36.8%	37.5%
Depreciation and amortisation	(0.5)	(0.5)	(0.5)	(0.5)	(0.5)	(0.8)	(0.8)	(0.9)	(0.9)	(0.9)
Gain/ (loss) on disposal of fixed assets	0.0	—	—	—	—	0.0	—	—	—	—

Operating profit	0.3	0.7	0.7	0.7	0.8	0.5	1.3	1.2	1.3	1.4
Gain/(loss) on disposal of subsidiaries	—	—	—	—	—	—	—	—	—	—
Financial income and expense	(0.2)	(0.2)	(0.2)	(0.1)	(0.1)	(0.4)	(0.4)	(0.3)	(0.2)	(0.2)
Foreign exchange gain/(loss)	(0.2)	0.0	—	—	—	(0.4)	0.0	—	—	—

Profit before tax	(0.2)	0.5	0.5	0.6	0.7	(0.3)	0.9	0.9	1.1	1.2
Taxation	(0.0)	—	—	—	—	(0.0)	—	—	—	—
Tax rate	-1.6%	0.0%	0.0%	0.0%	0.0%	-1.5%	0.0%	0.0%	0.0%	0.0%

Profit after tax	(0.2)	0.5	0.5	0.6	0.7	(0.3)	0.9	0.9	1.1	1.2
Minority interest	—	—	—	—	—	—	—	—	—	—
	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%

Net profit / (loss)	(0.2)	0.5	0.5	0.6	0.7	(0.3)	0.9	0.9	1.1	1.2
Dividends paid	—	—	—	—	—	—	—	—	—	—
Dividends received	—	—	—	—	—	—	—	—	—	—

Retained profit	(0.2)	0.5	0.5	0.6	0.7	(0.3)	0.9	0.9	1.1	1.2
Dividend payout ratio	#DIV/0!	#DIV/0!	#DIV/0!	#DIV/0!	#DIV/0!	#DIV/0!	#DIV/0!	#DIV/0!	#DIV/0!	#DIV/0!

BALANCE SHEET

Intangible fixed assets	—	—	—	—	—	—	—	—	—	—
Tangible fixed assets	6.1	5.8	5.9	5.4	5.0	10.4	10.4	10.6	9.8	9.1
Investments in subsidiaries	—	—	—	—	—	—	—	—	—	—
Intra group loans receivable	—	—	—	—	—	—	—	—	—	—
Restricted cash	—	—	—	—	—	—	—	—	—	—
Other financial fixed assets	0.0	0.0	0.0	0.0	0.0	0.1	0.0	0.0	0.0	0.0

Total fixed assets	6.1	5.8	5.9	5.5	5.1	10.5	10.4	10.6	9.9	9.1
asset turn	2	2	2	2	1	2	2	2	2	1
Stock	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0
Debtors	0.6	0.5	0.5	0.4	0.4	1.0	1.0	0.8	0.8	0.8
Current liabilities	(0.3)	(0.3)	(0.4)	(0.4)	(0.4)	(0.6)	(0.6)	(0.7)	(0.7)	(0.7)

Total working capital	0.2	0.2	0.1	0.1	0.1	0.4	0.4	0.2	0.1	0.1
wc/turnover	9%	6%	3%	2%	2%	8%	6%	3%	2%	2%
Deferred income	(3.8)	(3.5)	(3.1)	(2.7)	(2.3)	(6.5)	(6.2)	(5.5)	(4.8)	(4.1)
Pensions and other provisions	—	—	—	—	—	—	—	—	—	—
Tax	(0.0)	—	—	—	—	(0.0)	—	—	—	—
Negative goodwill	—	—	—	—	—	—	—	—	—	—

Intra group loans payable	(1.2)	(1.6)	(2.3)	(2.3)	(2.3)	(2.1)	(2.9)	(4.2)	(4.2)	(4.2)
Net external debt	(3.0)	(2.2)	(1.3)	(0.7)	0.0	(5.2)	(3.9)	(2.4)	(1.2)	0.1

Net assets	(1.7)	(1.2)	(0.7)	(0.1)	0.6	(3.0)	(2.2)	(1.3)	(0.2)	1.0
capital employed	2.5	2.6	2.9	2.9	2.9	4.3	4.6	5.2	5.2	5.2
EBIT/cap employed	12%	27%	23%	25%	27%	13%	27%	23%	25%	27%

EQUITY

B/f shareholders’ funds	(1.6)	(1.7)	(1.2)	(0.7)	(0.1)	(3.6)	(3.0)	(2.2)	(1.3)	(0.2)
P&L	(0.2)	0.5	0.5	0.6	0.7	(0.3)	0.9	0.9	1.1	1.2
CTA	—	0.0	0.0	0.0	0.0	0.9	(0.1)	0.0	0.0	0.0
Other	—	—	—	—	—	—	—	—	—	—

C/f shareholders’ funds	(1.8)	(1.2)	(0.7)	(0.1)	0.6	(3.0)	(2.2)	(1.3)	(0.2)	1.0
Minority Shareholders’ - Equity Interest	—	—	—	—	—	—	—	—	—	—

Total Equity	(1.8)	(1.2)	(0.7)	(0.1)	0.6	(3.0)	(2.2)	(1.3)	(0.2)	1.0

CASH FLOW

TOTAL EBITDA		1.2	1.2	1.3	1.3		2.1	2.2	2.3	2.4
Working capital		0.0	0.1	0.0	(0.0)		0.1	0.2	0.0	(0.0)
Provision net movement		(0.4)	(0.4)	(0.4)	(0.4)		(0.6)	(0.7)	(0.7)	(0.7)
Capex less disposals		(0.2)	(0.6)	(0.1)	(0.1)		(0.4)	(1.0)	(0.2)	(0.2)
Capex contributions		—	—	—	—		—	—	—	—

Net cash flow		0.6	0.3	0.8	0.8		1.1	0.6	1.4	1.4
		53.8%	27.9%	60.0%	60.7%		53.8%	27.8%	59.9%	60.6%
Net interest paid		(0.2)	(0.2)	(0.1)	(0.1)		(0.4)	(0.3)	(0.2)	(0.2)
Tax paid		(0.0)	—	—	—		(0.0)	—	—	—

Free cash flow		0.4	0.2	0.6	0.7		0.8	0.3	1.2	1.2
		36.8%	14.5%	51.2%	52.3%		36.7%	14.4%	51.1%	52.2%
Acquistions		—	—	—	—		—	—	—	—
Disposals

Cash flow before dividend		0.4	0.2	0.6	0.7		0.8	0.3	1.2	1.2
shares issued		—	—	—	—		—	—	—	—
Dividends paid		—	—	—	—		—	—	—	—
Intra group loans		0.4	0.7	0.0	0.0		0.8	1.3	0.0	0.0
FX		(0.0)	—	—	—		(0.3)	(0.0)	—	(0.0)
Other non-cash movements (eg Artesian indexation)		—	—	—	—		—	—	—	—
net borrowings bf		(3.0)	(2.2)	(1.3)	(0.7)		(5.2)	(3.9)	(2.4)	(1.2)

net borrowings cf		(2.2)	(1.3)	(0.7)	0.0		(3.9)	(2.4)	(1.2)	0.1

Diff		(0.0)	—	—	(0.0)		(0.0)	0.0	0.0	0.0

Servicomunal

	CLP					USD
	2009-12-02 12:50
	2008/09	2009/10	2010/11	2011/12	2012/13	2008/09	2009/10	2010/11	2011/12	2012/13

P&L

Total net turnover	1.2	2.6	2.8	3.0	3.2	2.1	4.6	5.0	5.4	5.8
Raw and auxiliary materials and other ext. costs	(0.5)	(1.0)	(1.0)	(1.0)	(1.0)	(0.9)	(1.8)	(1.8)	(1.7)	(1.7)
Staff costs	(0.2)	(0.3)	(0.3)	(0.3)	(0.3)	(0.3)	(0.6)	(0.6)	(0.6)	(0.6)
Other operating charges	(0.1)	(0.5)	(0.5)	(0.5)	(0.5)	(0.2)	(0.9)	(0.9)	(0.9)	(0.9)

Total operating expenses	(0.8)	(1.8)	(1.8)	(1.8)	(1.8)	(1.4)	(3.3)	(3.2)	(3.2)	(3.2)

EBITDA	0.4	0.7	1.0	1.2	1.5	0.7	1.3	1.8	2.2	2.7
EBITDA margin	33.1%	28.7%	36.0%	41.4%	45.6%	33.1%	28.7%	36.0%	41.4%	45.6%

Depreciation and amortisation	(0.2)	(0.5)	(0.4)	(0.5)	(0.5)	(0.4)	(0.8)	(0.6)	(0.9)	(0.9)
Gain/ (loss) on disposal of fixed assets	—	0.1	—	—	—	—	0.1	—	—	—

Operating profit	0.2	0.3	0.6	0.8	1.0	0.3	0.6	1.2	1.3	1.8
Gain/(loss) on disposal of subsidiaries	—	—	—	—	—	—	—	—	—	—
Financial income and expense	(0.0)	(0.1)	(0.5)	(0.5)	(0.5)	(0.0)	(0.2)	(0.9)	(0.8)	(0.8)
Foreign exchange gain/(loss)	(0.1)	(0.0)	(0.1)	(0.2)	(0.2)	(0.2)	(0.0)	(0.1)	(0.4)	(0.4)

Profit before tax	0.0	0.2	0.1	0.1	0.3	0.1	0.3	0.1	0.1	0.5
Taxation	0.0	(0.0)	(0.0)	(0.0)	(0.1)	0.1	(0.1)	(0.0)	(0.0)	(0.1)
Tax rate	-105.7%	19.4%	18.8%	18.8%	19.1%	-106.5%	19.4%	18.9%	19.0%	19.1%

Profit after tax	0.1	0.1	0.1	0.1	0.2	0.1	0.3	0.1	0.1	0.4
Minority interest	—	—	—	—	—	—	—	—	—	—
	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%

Net profit / (loss)	0.1	0.1	0.1	0.1	0.2	0.1	0.3	0.1	0.1	0.4
Dividends paid	—	—	—	—	—	—	—	—	—	—
Dividends received	—	—	—	—	—	—	—	—	—	—

Retained profit	0.1	0.1	0.1	0.1	0.2	0.1	0.3	0.1	0.1	0.4
Dividend payout ratio	#DIV/0!	#DIV/0!	#DIV/0!	#DIV/0!	#DIV/0!	#DIV/0!	#DIV/0!	#DIV/0!	#DIV/0!	#DIV/0!

BALANCE SHEET

Intangible fixed assets	3.6	3.4	3.4	3.4	3.3	6.2	6.2	6.1	6.1	6.0
Tangible fixed assets	7.2	7.6	10.3	12.1	12.4	12.3	13.7	18.6	21.8	22.4
Investments in subsidiaries	—	—	—	—	—	—	—	—	—	—
Intra group loans receivable	—	—	—	—	—	—	—	—	—	—
Restricted cash	—	—	—	—	—	—	—	—	—	—
Other financial fixed assets	—	—	—	—	—	—	—	—	—	—

Total fixed assets	10.8	11.1	13.7	15.4	15.7	18.5	19.9	24.7	27.8	28.4
asset turn	9	4	5	5	5	9	4	5	5	5
Stock	—	—	—	—	—	—	—	—	—	—
Debtors	2.0	2.2	1.4	1.6	1.4	3.4	3.9	2.4	2.9	2.5
Current liabilities	(0.2)	(0.4)	(0.4)	(0.5)	(0.4)	(0.4)	(0.7)	(0.8)	(0.8)	(0.8)

Total working capital	1.8	1.7	0.9	1.2	1.0	3.0	3.1	1.6	2.1	1.8
wc/turnover	148%	68%	33%	39%	30%	141%	67%	33%	39%	30%
Deferred income	—	(0.0)	(0.0)	(0.0)	(0.0)	—	(0.0)	(0.0)	(0.0)	(0.0)
Pensions and other provisions	—	—	—	—	—	—	—	—	—	—
Tax	(0.8)	(0.8)	(0.7)	(0.6)	(0.6)	(1.3)	(1.4)	(1.2)	(1.1)	(1.0)
Negative goodwill	—	—	—	—	—	—	—	—	—	—

Intra group loans payable	—	—	—	—	—	—	—	—	—	—
Net external debt	(1.9)	(2.0)	(3.9)	(5.9)	(5.8)	(3.2)	(3.6)	(7.0)	(10.5)	(10.4)

Net assets	9.9	10.0	10.1	10.1	10.4	16.9	17.9	18.1	18.2	18.7
capital employed	12.5	12.8	14.6	16.6	16.7	21.5	23.0	26.3	29.9	30.1
EBIT/cap employed	1%	3%	4%	5%	6%	1%	3%	4%	5%	6%

EQUITY

B/f shareholders’ funds	—	9.9	10.0	10.1	10.1	—	16.9	17.9	18.1	18.2
P&L	0.1	0.1	0.1	0.1	0.2	0.1	0.3	0.1	0.1	0.4
CTA	—	0.0	—	—	—	(1.8)	0.8	0.1	0.0	0.0
Other	9.8	(0.0)	—	—	—	18.6	(0.0)	—	—	—

C/f shareholders’ funds	9.9	10.0	10.1	10.1	10.4	16.9	17.9	18.1	18.2	18.7
Minority Shareholders’ - Equity Interest	—	—	—	—	—	—	—	—	—	—

Total Equity	9.9	10.0	10.1	10.1	10.4	16.9	17.9	18.1	18.2	18.7

CASH FLOW

TOTAL EBITDA		0.7	1.0	1.2	1.5		1.3	1.8	2.2	2.7
Working capital		(0.0)	0.7	(0.5)	(0.0)		(0.0)	1.3	(0.9)	(0.1)
Provision net movement		—	—	—	—		—	—	—	—
Capex less disposals		(0.7)	(3.0)	(2.2)	(0.8)		(1.3)	(5.4)	(4.0)	(1.4)
Capex contributions		0.0	—	—	—		0.0	—	—	—

Net cash flow		0.0	(1.3)	(1.5)	0.6		0.1	(2.3)	(2.6)	1.2
		0.4%	-126.6%	-117.8%	43.3%		5.1%	-126.6%	-117.9%	43.4%
Net interest paid		(0.1)	(0.5)	(0.5)	(0.5)		(0.2)	(0.9)	(0.8)	(0.8)
Tax paid		(0.0)	(0.1)	(0.1)	(0.1)		(0.1)	(0.2)	(0.1)	(0.2)

Free cash flow		(0.2)	(1.9)	(2.0)	0.1		(0.2)	(3.3)	(3.6)	0.1
		-23.4%	-185.6%	-161.3%	3.6%		-18.7%	-185.6%	-161.5%	3.7%
Acquistions		—	—	—	—		—	—	—	—
Disposals

Cash flow before dividend		(0.2)	(1.9)	(2.0)	0.1		(0.2)	(3.3)	(3.6)	0.1
shares issued		—	—	—	—		—	—	—	—
Dividends paid		—	—	—	—		—	—	—	—
Intra group loans		—	—	—	—		—	—	—	—
FX		(0.0)	—	—	—		(0.2)	(0.0)	—	(0.0)
Other non-cash movements (eg Artesian indexation)		—	—	—	—		—	—	—	—
net borrowings bf		(1.9)	(2.0)	(3.9)	(5.9)		(3.2)	(3.6)	(7.0)	(10.5)

net borrowings cf		(2.1)	(3.9)	(5.9)	(5.8)		(3.6)	(7.0)	(10.6)	(10.4)

Diff		0.0	0.0	0.0	0.0		0.0	0.0	0.0	0.0

Servilampa

	CLP					USD
	2009-12-02 12:50
	2008/09	2009/10	2010/11	2011/12	2012/13	2008/09	2009/10	2010/11	2011/12	2012/13
P&L

Total net turnover	0.2	0.6	0.7	0.7	0.8	0.4	1.1	1.2	1.3	1.4
Raw and auxiliary materials and other ext. costs	(0.1)	(0.3)	(0.3)	(0.3)	(0.3)	(0.2)	(0.5)	(0.5)	(0.5)	(0.5)
Staff costs	(0.1)	(0.1)	(0.1)	(0.1)	(0.1)	(0.1)	(0.2)	(0.2)	(0.3)	(0.3)
Other operating charges	(0.0)	(0.1)	(0.1)	(0.1)	(0.1)	(0.0)	(0.2)	(0.2)	(0.1)	(0.1)

Total operating expenses	(0.2)	(0.5)	(0.5)	(0.5)	(0.5)	(0.4)	(0.9)	(0.9)	(0.9)	(0.9)

EBITDA	0.0	0.1	0.2	0.2	0.3	0.0	0.2	0.3	0.4	0.5
EBITDA margin	11.3%	16.0%	23.1%	29.8%	34.1%	10.8%	15.9%	23.1%	29.8%	34.2%

Depreciation and amortisation	(0.0)	(0.1)	(0.1)	(0.1)	(0.1)	(0.1)	(0.2)	(0.2)	(0.2)	(0.2)
Gain/ (loss) on disposal of fixed assets	—	—	—	—	—	—	—	—	—	—

Operating profit	(0.0)	0.0	0.0	0.1	0.1	(0.0)	0.0	0.1	0.2	0.3
Gain/(loss) on disposal of subsidiaries	—	—	—	—	—	—	—	—	—	—
Financial income and expense	0.0	(0.1)	(0.0)	(0.1)	(0.1)	0.0	(0.1)	(0.1)	(0.1)	(0.1)
Foreign exchange gain/(loss)	(0.1)	(0.0)	(0.1)	(0.0)	(0.0)	(0.1)	(0.0)	(0.1)	(0.1)	(0.1)

Profit before tax	(0.1)	(0.1)	(0.1)	(0.0)	0.0	(0.1)	(0.1)	(0.1)	(0.0)	0.1
Taxation	0.0	0.0	0.0	0.0	(0.0)	0.0	0.0	0.0	0.0	(0.0)
Tax rate	22.6%	19.2%	18.5%	20.0%	19.6%	21.7%	19.1%	18.1%	25.0%	18.8%

Profit after tax	(0.0)	(0.1)	(0.1)	(0.0)	0.0	(0.1)	(0.1)	(0.1)	(0.0)	0.1
Minority interest	—	—	—	—	—	—	—	—	—	—
	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%

Net profit / (loss)	(0.0)	(0.1)	(0.1)	(0.0)	0.0	(0.1)	(0.1)	(0.1)	(0.0)	0.1
Dividends paid	—	—	—	—	—	—	—	—	—	—
Dividends received	—	—	—	—	—	—	—	—	—	—

Retained profit	(0.0)	(0.1)	(0.1)	(0.0)	0.0	(0.1)	(0.1)	(0.1)	(0.0)	0.1
Dividend payout ratio	#DIV/0!	#DIV/0!	#DIV/0!	#DIV/0!	#DIV/0!	#DIV/0!	#DIV/0!	#DIV/0!	#DIV/0!	#DIV/0!

BALANCE SHEET

Intangible fixed assets	—	—	(0.0)	(0.0)	(0.0)	(0.0)	—	(0.0)	(0.0)	(0.0)
Tangible fixed assets	2.0	2.1	2.3	2.5	2.9	3.4	3.8	4.1	4.5	5.3
Investments in subsidiaries	—	—	—	—	—	—	—	—	—	—
Intra group loans receivable	—	—	—	—	—	—	—	—	—	—
Restricted cash	—	—	—	—	—	—	—	—	—	—
Other financial fixed assets	—	—	—	—	—	—	—	—	—	—

Total fixed assets	2.0	2.1	2.3	2.5	2.9	3.4	3.8	4.1	4.4	5.3
asset turn	8	4	3	3	4	8	4	3	3	4
Stock	—	—	—	—	—	—	—	—	—	—
Debtors	0.1	0.2	0.2	0.2	0.3	0.2	0.3	0.3	0.4	0.6
Current liabilities	(1.1)	(1.1)	(0.8)	(1.3)	(1.3)	(1.8)	(2.0)	(1.4)	(2.3)	(2.3)

Total working capital	(0.9)	(1.0)	(0.6)	(1.1)	(1.0)	(1.6)	(1.7)	(1.1)	(1.9)	(1.7)
wc/turnover	-371%	-161%	-90%	-146%	-122%	-355%	-160%	-90%	-146%	-122%
Deferred income	—	—	—	—	—	—	—	—	—	—
Pensions and other provisions	—	—	—	—	—	—	—	—	—	—
Tax	(0.0)	(0.0)	(0.0)	(0.0)	(0.0)	(0.1)	(0.1)	(0.0)	(0.0)	(0.1)
Negative goodwill	—	—	—	—	—	—	—	—	—	—

Intra group loans payable	—	—	—	—	—	—	—	—	—	—
Net external debt	(0.2)	(0.4)	(1.0)	(0.7)	(1.3)	(0.4)	(0.7)	(1.8)	(1.3)	(2.3)

Net assets	0.8	0.7	0.7	0.7	0.7	1.3	1.3	1.2	1.2	1.2
capital employed	1.0	1.2	1.7	1.4	2.0	1.8	2.1	3.0	2.6	3.6
EBIT/cap employed	-2%	1%	2%	7%	7%	-2%	1%	2%	7%	7%

EQUITY

B/f shareholders’ funds	—	0.8	0.7	0.7	0.7	—	1.3	1.3	1.2	1.2
P&L	(0.0)	(0.1)	(0.1)	(0.0)	0.0	(0.1)	(0.1)	(0.1)	(0.0)	0.1
CTA	—	(0.0)	—	—	—	(0.1)	0.1	0.0	(0.0)	(0.0)
Other	0.8	—	—	—	—	1.6	—	—	—	—

C/f shareholders’ funds	0.8	0.7	0.7	0.7	0.7	1.3	1.3	1.2	1.2	1.2
Minority Shareholders’ - Equity Interest	—	—	—	—	—	—	—	—	—	—

Total Equity	0.8	0.7	0.7	0.7	0.7	1.3	1.3	1.2	1.2	1.2

CASH FLOW

TOTAL EBITDA		0.1	0.2	0.2	0.3		0.2	0.3	0.4	0.5
Working capital		0.0	(0.4)	0.4	(0.2)		0.1	(0.8)	0.7	(0.3)
Provision net movement		—	—	—	—		—	—	—	—
Capex less disposals		(0.3)	(0.3)	(0.3)	(0.6)		(0.5)	(0.5)	(0.6)	(1.1)
Capex contributions		—	—	—	—		—	—	—	—

Net cash flow		(0.1)	(0.5)	0.3	(0.5)		(0.2)	(1.0)	0.5	(0.9)
		-147.9%	-351.3%	125.7%	-182.6%		-113.4%	-351.3%	125.6%	-181.0%
Net interest paid		(0.1)	(0.0)	(0.1)	(0.1)		(0.1)	(0.1)	(0.1)	(0.1)
Tax paid		0.0	0.0	0.0	(0.0)		0.0	0.0	0.0	(0.0)

Free cash flow		(0.2)	(0.6)	0.2	(0.5)		(0.3)	(1.0)	0.4	(1.0)
		-201.0%	-377.3%	103.7%	-204.2%		-166.3%	-377.3%	103.6%	-202.5%
Acquistions		—	—	—	—		—	—	—	—
Disposals

Cash flow before dividend		(0.2)	(0.6)	0.2	(0.5)		(0.3)	(1.0)	0.4	(1.0)
shares issued		—	—	—	—		—	—	—	—
Dividends paid		—	—	—	—		—	—	—	—
Intra group loans		—	—	—	—		—	—	—	—
FX		(0.0)	—	—	—		(0.1)	(0.0)	—	0.0
Other non-cash movements (eg Artesian indexation)		—	—	—	—		—	—	—	—
net borrowings bf		(0.2)	(0.4)	(1.0)	(0.7)		(0.4)	(0.7)	(1.8)	(1.3)

net borrowings cf		(0.4)	(1.0)	(0.8)	(1.3)		(0.7)	(1.8)	(1.4)	(2.3)

Diff		0.0	0.0	0.0	0.0		0.0	0.0	0.0	0.0

United Kingdom consolidated

	GBP					USD
	2009-12-02 10:24
	2008/09	2009/10	2010/11	2011/12	2012/13	2008/09	2009/10	2010/11	2011/12	2012/13
P&L

Total net turnover	49.5	49.9	51.6	53.9	55.2	83.6	79.6	84.3	88.1	90.2
Raw and auxiliary materials and other ext. costs	(11.6)	(10.4)	(10.8)	(11.5)	(11.8)	(19.7)	(16.7)	(17.7)	(18.8)	(19.3)
Staff costs	(9.4)	(10.9)	(11.1)	(11.6)	(11.8)	(15.8)	(17.4)	(18.1)	(18.9)	(19.2)
Other operating charges	(6.8)	(6.9)	(7.1)	(7.3)	(7.5)	(11.5)	(11.1)	(11.6)	(12.0)	(12.3)

Total operating expenses	(27.8)	(28.3)	(29.0)	(30.4)	(31.1)	(47.0)	(45.1)	(47.4)	(49.6)	(50.8)

EBITDA	21.7	21.6	22.6	23.6	24.1	36.7	34.5	36.9	38.5	39.4
EBITDA margin	43.8%	43.4%	43.7%	43.7%	43.7%	43.8%	43.4%	43.7%	43.7%	43.7%

Depreciation and amortisation	(8.0)	(8.1)	(8.4)	(8.3)	(8.2)	(13.5)	(12.9)	(13.7)	(13.6)	(13.4)
Gain/ (loss) on disposal of fixed assets	0.4	0.8	0.3	—	—	0.7	1.3	0.5	—	—

Operating profit	14.1	14.3	14.5	15.2	15.9	23.9	22.9	23.7	24.9	26.0
Gain/(loss) on disposal of subsidiaries	—	—	—	—	—	—	—	—	—	—
Financial income and expense	(5.8)	(1.0)	(2.5)	(3.1)	(3.1)	(9.8)	(1.6)	(4.1)	(5.0)	(5.0)
Foreign exchange gain/(loss)	—	0.0	—	—	—	—	0.0	—	—	—

Profit before tax	8.3	13.3	11.9	12.2	12.8	14.1	21.3	19.5	19.9	21.0
Taxation	(5.0)	(3.9)	(3.5)	(3.3)	(3.5)	(8.4)	(6.2)	(5.7)	(5.4)	(5.7)
Tax rate	59.4%	29.0%	29.3%	27.3%	27.3%	59.4%	29.0%	29.3%	27.3%	27.3%

Profit after tax	3.4	9.5	8.4	8.8	9.3	5.7	15.1	13.8	14.5	15.2
Minority interest	—	—	—	—	—	—	—	—	—	—
	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%

Net profit / (loss)	3.4	9.5	8.4	8.8	9.3	5.7	15.1	13.8	14.5	15.2
Dividends paid	(5.1)	(6.3)	(7.0)	(6.7)	(6.7)	(8.7)	(10.1)	(11.4)	(10.9)	(10.9)
Dividends received	—	—	—	—	—	—	—	—	—	—

Retained profit	(1.8)	3.2	1.5	2.1	2.6	(3.0)	5.1	2.4	3.5	4.3
Dividend payout ratio	0.7	1.5	1.2	1.3	1.4	0.7	1.5	1.2	1.3	1.4

BALANCE SHEET

Intangible fixed assets	1.7	1.3	1.0	0.9	0.8	2.4	2.2	1.7	1.5	1.4
Tangible fixed assets	136.7	140.2	142.1	143.8	145.7	195.9	227.8	232.1	235.0	238.1
Investments in subsidiaries	—	—	—	—	—	—	—	—	—	—
Intra group loans receivable	—	—	—	—	—	—	—	—	—	—
Restricted cash	1.2	1.2	1.2	1.2	1.2	1.7	1.9	1.9	1.9	1.9
Other financial fixed assets	0.1	0.1	0.1	0.1	0.1	0.1	0.1	0.1	0.1	0.1

Total fixed assets	139.6	142.8	144.3	146.0	147.8	200.0	232.0	235.8	238.6	241.5
asset turn	3	3	3	3	3	2	3	3	3	3
Stock	0.7	0.8	0.8	0.8	0.8	1.0	1.3	1.3	1.3	1.3
Debtors	9.9	9.1	9.4	9.7	9.9	14.2	14.8	15.4	15.9	16.2
Current liabilities	(9.4)	(7.3)	(7.9)	(8.4)	(9.0)	(13.5)	(11.9)	(12.9)	(13.7)	(14.7)

Total working capital	1.2	2.6	2.3	2.2	1.8	1.7	4.3	3.8	3.6	2.9
wc/turnover	2%	5%	5%	4%	3%	2%	5%	5%	4%	3%
Deferred income	(17.6)	(18.5)	(19.5)	(20.4)	(21.4)	(25.2)	(30.0)	(31.8)	(33.4)	(35.0)
Pensions and other provisions	(6.3)	(5.7)	(4.9)	(4.0)	(3.2)	(9.0)	(9.2)	(7.9)	(6.6)	(5.3)
Tax	(21.0)	(22.7)	(22.7)	(22.6)	(22.6)	(30.0)	(36.9)	(37.1)	(37.0)	(36.9)
Negative goodwill	—	—	—	—	—	—	—	—	—	—

Intra group loans payable	—	—	—	—	—	—	—	—	—	—
Net external debt	(77.2)	(76.7)	(76.3)	(75.6)	(74.3)	(110.7)	(124.6)	(124.7)	(123.6)	(121.3)

Net assets	18.7	21.8	23.3	25.4	28.1	26.8	35.5	38.1	41.6	45.9
capital employed	116.9	121.2	122.3	123.7	124.9	167.5	197.0	199.8	202.1	204.1
EBIT/cap employed	12%	12%	12%	12%	13%	14%	12%	12%	12%	13%

EQUITY

B/f shareholders’ funds	20.4	18.7	21.8	23.3	25.5	40.6	26.8	35.5	38.1	41.6
P&L	(1.8)	3.2	1.5	2.1	2.6	(3.0)	5.1	2.4	3.5	4.3
CTA	0.0	(0.0)	—	—	—	(3.9)	3.6	0.2	0.0	0.0
Other	0.0	—	—	—	—	(6.9)	—	—	—	—

C/f shareholders’ funds	18.7	21.8	23.3	25.5	28.1	26.8	35.5	38.1	41.6	45.9
Minority Shareholders’ - Equity Interest	—	—	—	—	—	—	—	—	—	—

Total Equity	18.7	21.8	23.3	25.5	28.1	26.8	35.5	38.1	41.6	45.9

CASH FLOW

TOTAL EBITDA		21.6	22.6	23.6	24.1		34.5	36.9	38.5	39.4
Working capital		(1.4)	(0.3)	(0.2)	0.0		(2.3)	(0.6)	(0.4)	0.0
Provision net movement		(1.0)	(0.4)	(0.4)	(0.4)		(1.6)	(0.7)	(0.7)	(0.7)
Capex less disposals		(11.3)	(9.5)	(9.8)	(9.8)		(18.1)	(15.4)	(16.1)	(16.0)
Capex contributions		1.2	1.3	1.3	1.3		1.9	2.1	2.1	2.1

Net cash flow		9.1	13.6	14.4	15.2		14.5	22.3	23.5	24.8
		42.0%	60.5%	61.0%	63.0%		42.0%	60.5%	61.0%	63.0%
Net interest paid		(1.2)	(2.4)	(2.7)	(2.7)		(1.9)	(3.9)	(4.4)	(4.4)
Tax paid		(2.1)	(3.5)	(3.4)	(3.6)		(3.4)	(5.8)	(5.5)	(5.8)

Free cash flow		5.8	7.7	8.3	9.0		9.2	12.6	13.6	14.7
		26.6%	34.2%	35.2%	37.2%		26.6%	34.2%	35.2%	37.2%
Acquistions		—	—	—	—		—	—	—	—
Disposals

Cash flow before dividend		5.8	7.7	8.3	9.0		9.2	12.6	13.6	14.7
shares issued		—	—	—	—		—	—	—	—
Dividends paid		(6.3)	(7.0)	(6.7)	(6.7)		(10.1)	(11.4)	(11.0)	(11.0)
Intra group loans		—	—	—	—		—	—	—	—
FX		—	—	—	—		(14.8)	(0.7)	0.0	0.0
Other non-cash movements (eg Artesian indexation)		1.1	(0.4)	(0.9)	(0.9)		1.7	(0.6)	(1.5)	(1.5)
net borrowings bf		(77.2)	(76.7)	(76.3)	(75.6)		(110.7)	(124.6)	(124.7)	(123.6)

net borrowings cf		(76.7)	(76.3)	(75.6)	(74.3)		(124.6)	(124.7)	(123.6)	(121.3)

Diff		—	—	—	0.0		—	0.0	—	—

BWH Enterprises

	GBP					USD
	2009-12-02 10:24
	2008/09	2009/10	2010/11	2011/12	2012/13	2008/09	2009/10	2010/11	2011/12	2012/13
P&L

Total net turnover	6.3	10.6	11.5	12.7	13.1	10.7	17.0	18.8	20.7	21.4
Raw and auxiliary materials and other ext. costs	(2.4)	(3.9)	(4.2)	(4.6)	(4.8)	(4.1)	(6.2)	(6.9)	(7.6)	(7.9)
Staff costs	(2.5)	(5.2)	(5.3)	(5.6)	(5.7)	(4.3)	(8.3)	(8.6)	(9.2)	(9.3)
Other operating charges	(0.5)	(1.0)	(1.0)	(1.0)	(1.0)	(0.9)	(1.7)	(1.6)	(1.6)	(1.7)

Total operating expenses	(5.5)	(10.1)	(10.4)	(11.3)	(11.6)	(9.2)	(16.1)	(17.1)	(18.4)	(18.9)

EBITDA	0.9	0.5	1.1	1.4	1.6	1.5	0.9	1.8	2.3	2.5
EBITDA margin	13.8%	5.2%	9.4%	10.9%	11.8%	13.8%	5.2%	9.3%	10.9%	11.8%

Depreciation and amortisation	(0.5)	(0.6)	(0.6)	(0.4)	(0.4)	(0.8)	(1.0)	(0.9)	(0.6)	(0.6)
Gain/ (loss) on disposal of fixed assets	(0.0)	—	—	—	—	(0.0)	—	—	—	—

Operating profit	0.4	(0.1)	0.5	1.0	1.2	0.7	(0.1)	0.8	1.6	1.9
Gain/(loss) on disposal of subsidiaries	—	—	—	—	—	—	—	—	—	—
Financial income and expense	0.1	—	0.0	0.0	0.0	0.2	—	0.0	0.0	0.0
Foreign exchange gain/(loss)	—	—	—	—	—	—	—	—	—	—

Profit before tax	0.5	(0.1)	0.5	1.0	1.2	0.9	(0.1)	0.9	1.7	1.9
Taxation	(0.2)	(0.0)	(0.2)	(0.3)	(0.3)	(0.3)	(0.0)	(0.3)	(0.5)	(0.5)
Tax rate	30.7%	-8.1%	30.4%	27.7%	27.7%	30.8%	-8.0%	30.6%	27.7%	27.7%

Profit after tax	0.4	(0.1)	0.4	0.7	0.9	0.6	(0.1)	0.6	1.2	1.4
Minority interest	—	—	—	—	—	—	—	—	—	—
	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%

Net profit / (loss)	0.4	(0.1)	0.4	0.7	0.9	0.6	(0.1)	0.6	1.2	1.4
Dividends paid	(0.2)	(0.3)	(0.3)	(0.5)	(0.5)	(0.3)	(0.5)	(0.5)	(0.8)	(0.8)
Dividends received	—	—	—	—	—	—	—	—	—	—

Retained profit	0.2	(0.4)	0.1	0.3	0.4	0.3	(0.7)	0.1	0.5	0.7
Dividend payout ratio	2.0	(0.3)	1.3	1.6	1.9	2.0	(0.3)	1.3	1.6	1.9

BALANCE SHEET

Intangible fixed assets	1.7	1.3	1.0	0.9	0.8	2.4	2.2	1.7	1.5	1.4
Tangible fixed assets	0.9	1.4	1.5	1.6	1.6	1.3	2.3	2.4	2.5	2.7
Investments in subsidiaries	—	—	—	—	—	—	—	—	—	—
Intra group loans receivable	—	—	—	—	—	—	—	—	—	—
Restricted cash	—	—	—	—	—	—	—	—	—	—
Other financial fixed assets	—	—	—	—	—	—	—	—	—	—

Total fixed assets	2.6	2.7	2.5	2.5	2.5	3.7	4.4	4.1	4.1	4.0
asset turn	0	0	0	0	0	0	0	0	0	0
Stock	0.4	0.6	0.6	0.6	0.6	0.6	1.0	1.1	1.1	1.1
Debtors	2.3	3.2	2.5	2.9	3.3	3.3	5.1	4.1	4.7	5.4
Current liabilities	(0.9)	(2.6)	(2.7)	(2.8)	(3.0)	(1.2)	(4.2)	(4.5)	(4.6)	(4.8)

Total working capital	1.8	1.2	0.4	0.7	1.0	2.6	2.0	0.7	1.1	1.6
wc/turnover	28%	11%	4%	5%	7%	24%	12%	4%	5%	7%
Deferred income	—	—	—	—	—	—	—	—	—	—
Pensions and other provisions	—	—	—	—	—	—	—	—	—	—
Tax	(0.5)	(0.3)	(0.3)	(0.2)	(0.2)	(0.7)	(0.6)	(0.4)	(0.3)	(0.3)
Negative goodwill	—	—	—	—	—	—	—	—	—	—

Intra group loans payable	—	—	—	—	—	—	—	—	—	—
Net external debt	0.7	0.6	1.7	1.6	1.7	1.1	1.0	2.7	2.7	2.8

Net assets	4.6	4.2	4.3	4.6	5.0	6.7	6.9	7.1	7.5	8.2
capital employed	4.4	3.9	2.9	3.2	3.5	6.3	6.4	4.8	5.2	5.6
EBIT/cap employed	10%	-2%	17%	32%	34%	11%	-2%	17%	32%	34%

EQUITY

B/f shareholders’ funds	—	4.6	4.2	4.3	4.6	—	6.7	6.9	7.1	7.5
P&L	0.2	(0.4)	0.1	0.3	0.4	0.3	(0.7)	0.1	0.5	0.7
CTA	(0.0)	—	—	—	—	(0.3)	0.9	0.0	0.0	0.0
Other	4.5	—	—	—	—	6.6	—	—	—	—

C/f shareholders’ funds	4.6	4.2	4.3	4.6	5.0	6.7	6.9	7.1	7.5	8.2
Minority Shareholders’ - Equity Interest	—	—	—	—	—	—	—	—	—	—

Total Equity	4.6	4.2	4.3	4.6	5.0	6.7	6.9	7.1	7.5	8.2

CASH FLOW

TOTAL EBITDA		0.5	1.1	1.4	1.6		0.9	1.8	2.3	2.5
Working capital		0.2	0.8	(0.2)	(0.3)		0.3	1.3	(0.4)	(0.4)
Provision net movement		—	—	—	—		—	—	—	—
Capex less disposals		(0.4)	(0.3)	(0.4)	(0.4)		(0.6)	(0.6)	(0.6)	(0.6)
Capex contributions		—	—	—	—		—	—	—	—

Net cash flow		0.4	1.5	0.8	0.9		0.6	2.5	1.3	1.5
		73.6%	142.9%	55.6%	58.3%		67.1%	142.9%	55.8%	58.4%
Net interest paid		—	0.0	0.0	0.0		—	0.0	0.0	0.0
Tax paid		(0.1)	(0.2)	(0.3)	(0.4)		(0.2)	(0.4)	(0.6)	(0.6)

Free cash flow		0.3	1.3	0.5	0.5		0.4	2.2	0.7	0.9
		46.8%	122.3%	32.8%	35.0%		40.3%	122.3%	33.0%	35.0%
Acquistions		—	—	—	—		—	—	—	—
Disposals

Cash flow before dividend		0.3	1.3	0.5	0.5		0.4	2.2	0.7	0.9
shares issued		—	—	—	—		—	—	—	—
Dividends paid		(0.3)	(0.3)	(0.5)	(0.5)		(0.5)	(0.5)	(0.8)	(0.8)
Intra group loans		—	—	—	—		—	—	—	—
FX		—	—	—	—		0.1	0.0	—	0.0
Other non-cash movements (eg Artesian indexation)		—	—	—	—		—	—	—	—
net borrowings bf		0.7	0.6	1.7	1.6		1.1	1.0	2.7	2.7

net borrowings cf		0.7	1.7	1.7	1.7		1.0	2.7	2.7	2.8

Diff		(0.0)	(0.0)	(0.0)	(0.0)		—	(0.0)	(0.0)	(0.0)

BWH Holdings

	GBP					USD
	2009-12-02 10:24
	2008/09	2009/10	2010/11	2011/12	2012/13	2008/09	2009/10	2010/11	2011/12	2012/13
P&L

Total net turnover	43.3	39.6	40.4	41.6	42.4	73.3	63.2	66.0	68.0	69.3
Raw and auxiliary materials and other ext. costs	(9.2)	(6.8)	(6.8)	(7.0)	(7.2)	(15.6)	(10.8)	(11.2)	(11.5)	(11.7)
Staff costs	(6.8)	(5.7)	(5.8)	(5.9)	(6.0)	(11.5)	(9.1)	(9.5)	(9.7)	(9.9)
Other operating charges	(6.5)	(6.2)	(6.4)	(6.6)	(6.8)	(11.0)	(9.8)	(10.4)	(10.7)	(11.1)

Total operating expenses	(22.6)	(18.6)	(19.0)	(19.5)	(20.0)	(38.1)	(29.7)	(31.1)	(31.9)	(32.7)

EBITDA	20.8	21.0	21.4	22.1	22.4	35.1	33.5	34.9	36.0	36.7
EBITDA margin	47.9%	53.0%	52.9%	53.0%	52.9%	47.9%	53.0%	52.9%	53.0%	52.9%

Depreciation and amortisation	(7.5)	(7.5)	(7.8)	(7.9)	(7.8)	(12.8)	(11.9)	(12.8)	(13.0)	(12.8)
Gain/ (loss) on disposal of fixed assets	0.4	0.8	0.3	—	—	0.7	1.3	0.5	—	—

Operating profit	13.7	14.3	13.9	14.1	14.6	23.1	22.8	22.6	23.1	23.9
Gain/(loss) on disposal of subsidiaries	—	—	—	—	—	—	—	—	—	—
Financial income and expense	(5.4)	(0.8)	(2.2)	(2.8)	(2.8)	(9.2)	(1.3)	(3.7)	(4.5)	(4.5)
Foreign exchange gain/(loss)	—	0.0	—	—	—	—	0.0	—	—	—

Profit before tax	8.2	13.5	11.6	11.4	11.9	13.9	21.5	19.0	18.6	19.4
Taxation	(4.9)	(3.9)	(3.3)	(3.1)	(3.2)	(8.2)	(6.2)	(5.4)	(5.0)	(5.3)
Tax rate	59.0%	28.9%	28.2%	27.1%	27.2%	59.0%	28.9%	28.2%	27.2%	27.2%

Profit after tax	3.4	9.6	8.3	8.3	8.6	5.7	15.3	13.6	13.5	14.1
Minority interest	—	—	—	—	—	—	—	—	—	—
	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%

Net profit / (loss)	3.4	9.6	8.3	8.3	8.6	5.7	15.3	13.6	13.5	14.1
Dividends paid	(5.7)	(5.9)	(6.7)	(6.2)	(6.2)	(9.6)	(9.4)	(10.9)	(10.2)	(10.2)
Dividends received	—	—	—	—	—	—	—	—	—	—

Retained profit	(2.3)	3.7	1.7	2.0	2.4	(3.9)	5.9	2.7	3.3	3.9
Dividend payout ratio	0.6	1.6	1.2	1.3	1.4	0.6	1.6	1.2	1.3	1.4

BALANCE SHEET

Intangible fixed assets	—	—	—	—	—	—	—	—	—	—
Tangible fixed assets	135.8	138.8	140.6	142.3	144.1	194.6	225.6	229.7	232.5	235.4
Investments in subsidiaries	—	—	—	—	—	—	—	—	—	—
Intra group loans receivable	—	—	—	—	—	—	—	—	—	—
Restricted cash	1.2	1.2	1.2	1.2	1.2	1.7	1.9	1.9	1.9	1.9
Other financial fixed assets	0.1	0.1	0.1	0.1	0.1	0.1	0.1	0.1	0.1	0.1

Total fixed assets	137.0	140.0	141.8	143.5	145.3	196.3	227.6	231.7	234.5	237.4
asset turn	3	4	4	3	3	3	4	4	3	3
Stock	0.3	0.2	0.2	0.2	0.2	0.4	0.3	0.3	0.3	0.3
Debtors	13.7	11.7	11.3	11.3	11.1	19.6	19.0	18.5	18.5	18.1
Current liabilities	(10.1)	(6.7)	(5.8)	(6.2)	(6.6)	(14.5)	(10.8)	(9.4)	(10.1)	(10.8)

Total working capital	3.8	5.2	5.7	5.3	4.6	5.5	8.5	9.3	8.7	7.5
wc/turnover	9%	13%	14%	13%	11%	7%	13%	14%	13%	11%
Deferred income	(17.6)	(18.5)	(19.5)	(20.4)	(21.4)	(25.2)	(30.0)	(31.8)	(33.4)	(35.0)
Pensions and other provisions	(6.3)	(5.6)	(4.8)	(4.0)	(3.2)	(9.0)	(9.2)	(7.9)	(6.5)	(5.2)
Tax	(20.5)	(22.5)	(22.5)	(22.5)	(22.5)	(29.5)	(36.5)	(36.8)	(36.8)	(36.8)
Negative goodwill	—	—	—	—	—	—	—	—	—	—

Intra group loans payable	—	—	—	—	—	—	—	—	—	—
Net external debt	(78.9)	(77.7)	(78.2)	(77.5)	(76.3)	(113.1)	(126.3)	(127.8)	(126.7)	(124.6)

Net assets	17.4	21.0	22.5	24.3	26.5	25.0	34.1	36.7	39.7	43.3
capital employed	116.9	121.2	123.2	124.4	125.3	167.5	196.9	201.4	203.2	204.8
EBIT/cap employed	12%	12%	11%	11%	12%	14%	12%	11%	11%	12%

EQUITY

B/f shareholders’ funds	—	17.4	21.0	22.5	24.3	—	25.0	34.1	36.7	39.7
P&L	(2.3)	3.7	1.7	2.0	2.4	(3.9)	5.9	2.7	3.3	3.9
CTA	(0.2)	(0.1)	(0.2)	(0.2)	(0.2)	(0.0)	3.2	(0.1)	(0.3)	(0.3)
Other	19.9	—	—	—	—	28.9	—	—	—	—

C/f shareholders’ funds	17.4	21.0	22.5	24.3	26.5	25.0	34.1	36.7	39.7	43.3
Minority Shareholders’ - Equity Interest	—	—	—	—	—	—	—	—	—	—

Total Equity	17.4	21.0	22.5	24.3	26.5	25.0	34.1	36.7	39.7	43.3

CASH FLOW

TOTAL EBITDA		21.0	21.4	22.1	22.4		33.5	34.9	36.0	36.7
Working capital		(0.9)	(1.5)	0.0	0.3		(1.5)	(2.4)	0.0	0.5
Provision net movement		(1.0)	(0.4)	(0.4)	(0.4)		(1.6)	(0.7)	(0.7)	(0.7)
Capex less disposals		(11.0)	(9.1)	(9.5)	(9.4)		(17.5)	(14.9)	(15.5)	(15.4)
Capex contributions		1.2	1.3	1.3	1.3		1.9	2.1	2.1	2.1

Net cash flow		9.3	11.7	13.5	14.2		14.7	19.1	22.1	23.2
		44.2%	54.6%	61.2%	63.2%		44.1%	54.6%	61.2%	63.2%
Net interest paid		(1.2)	(1.9)	(2.6)	(2.5)		(1.9)	(3.2)	(4.2)	(4.2)
Tax paid		(2.0)	(3.2)	(3.1)	(3.2)		(3.2)	(5.3)	(5.0)	(5.3)

Free cash flow		6.1	6.5	7.8	8.4		9.6	10.7	12.8	13.8
		29.0%	30.5%	35.6%	37.5%		28.8%	30.5%	35.6%	37.6%
Acquistions		—	—	—	—		—	—	—	—
Disposals

Cash flow before dividend		6.1	6.5	7.8	8.4		9.6	10.7	12.8	13.8
shares issued		—	—	—	—		—	—	—	—
Dividends paid		(5.9)	(6.7)	(6.2)	(6.2)		(9.4)	(10.9)	(10.2)	(10.2)
Intra group loans		—	—	—	—		—	—	—	—
FX		—	—	—	—		(15.1)	(0.7)	0.0	—
Other non-cash movements (eg Artesian indexation)		1.1	(0.4)	(0.9)	(0.9)		1.7	(0.6)	(1.5)	(1.5)
net borrowings bf		(78.9)	(77.7)	(78.2)	(77.5)		(113.1)	(126.3)	(127.8)	(126.7)

net borrowings cf		(77.7)	(78.2)	(77.5)	(76.3)		(126.3)	(127.8)	(126.7)	(124.6)

Diff		(0.0)	—	0.0	0.0		—	(0.0)	(0.0)	(0.0)

South Africa consolidated

	ZAR					USD
	2009-12-02 16:20
	2008/09	2009/10	2010/11	2011/12	2012/13	2008/09	2009/10	2010/11	2011/12	2012/13
P&L

Contracting and other supplies and services	3.5	15.0	19.4	21.6	21.6	0.4	1.9	2.4	2.7	2.7
Total net turnover	177.3	192.1	213.0	235.5	260.3	20.3	23.8	26.2	28.9	32.0
Raw and auxiliary materials and other ext. costs	(53.0)	(59.6)	(62.3)	(67.1)	(69.3)	(6.1)	(7.4)	(7.6)	(8.2)	(8.5)
Staff costs	(46.2)	(50.6)	(56.9)	(62.4)	(65.7)	(5.3)	(6.3)	(7.0)	(7.7)	(8.1)
Other operating charges	(16.8)	(20.5)	(22.3)	(23.4)	(29.4)	(1.9)	(2.5)	(2.7)	(2.9)	(3.6)

Total operating expenses	(115.9)	(130.7)	(141.5)	(152.9)	(164.4)	(13.3)	(16.2)	(17.4)	(18.8)	(20.2)

EBITDA	61.4	61.4	71.5	82.6	95.9	7.0	7.6	8.8	10.1	11.8
EBITDA margin	34.6%	32.0%	33.6%	35.1%	36.8%	34.6%	32.0%	33.6%	35.1%	36.8%

Depreciation and amortisation	(11.4)	(13.6)	(17.3)	(22.9)	(22.9)	(1.3)	(1.7)	(2.1)	(2.8)	(2.8)
Gain/ (loss) on disposal of fixed assets	0.1	(0.1)	—	—	—	0.0	(0.0)	—	—	—

Operating profit	50.1	47.7	54.2	59.8	73.0	5.7	5.9	6.7	7.3	9.0
Gain/(loss) on disposal of subsidiaries	—	—	—	—	—	—	—	—	—	—
Financial income and expense	(2.1)	(7.2)	(6.6)	(5.7)	(5.7)	(0.2)	(0.9)	(0.8)	(0.7)	(0.7)
Foreign exchange gain/(loss)	—	0.1	—	—	—	—	0.0	—	—	—

Profit before tax	48.0	40.6	47.6	54.0	67.3	5.5	5.0	5.8	6.6	8.3
Taxation	(12.9)	(12.4)	(14.6)	(16.5)	(20.2)	(1.5)	(1.5)	(1.8)	(2.0)	(2.5)
Tax rate	26.8%	30.5%	30.6%	30.5%	30.0%	26.9%	30.5%	30.6%	30.5%	30.0%

Profit after tax	35.1	28.2	33.0	37.5	47.1	4.0	3.5	4.1	4.6	5.8
Minority interest	(3.7)	(1.9)	(2.3)	(2.6)	(3.2)	(0.4)	(0.2)	(0.3)	(0.3)	(0.4)
	10.4%	6.8%	6.9%	7.0%	6.8%	10.5%	6.8%	6.9%	7.0%	6.8%

Net profit / (loss)	31.4	26.3	30.8	34.9	43.9	3.6	3.3	3.8	4.3	5.4
Dividends paid to Cascal	—	(3.2)	(9.5)	(10.7)	(12.6)	—	(0.4)	(1.2)	(1.3)	(1.5)

Retained profit	31.4	23.1	21.3	24.3	31.3	3.6	2.9	2.6	3.0	3.8
Dividend payout ratio	#DIV/0!	8.1	3.2	3.3	3.5	#DIV/0!	8.1	3.2	3.3	3.5

BALANCE SHEET

Intangible fixed assets	3.9	3.7	3.5	3.3	3.1	0.4	0.5	0.4	0.4	0.4
Tangible fixed assets	253.1	320.4	403.6	450.5	497.9	26.6	39.4	49.6	55.3	61.1
Investments in subsidiaries	—	—	—	—	—	—	—	—	—	—
Intra group loans receivable	0.2	—	—	—	—	0.0	—	—	—	—
Restricted cash	11.5	12.4	12.4	12.4	12.4	1.2	1.5	1.5	1.5	1.5
Other financial fixed assets	—	—	—	—	—	—	—	—	—	—

Total fixed assets	268.8	336.5	419.5	466.2	513.4	28.3	41.4	51.5	57.3	63.0
asset turn	2	2	2	2	2	1	2	2	2	2
Stock	2.4	2.5	2.6	2.7	2.9	0.3	0.3	0.3	0.3	0.4
Debtors	80.2	81.1	82.9	84.9	87.3	8.4	10.3	10.2	10.4	10.7
Current liabilities	(41.1)	(36.3)	(40.9)	(47.4)	(55.2)	(4.3)	(4.8)	(5.0)	(5.8)	(6.8)

Total working capital	41.5	47.3	44.6	40.3	34.9	4.4	5.8	5.5	4.9	4.3
wc/turnover	23%	25%	21%	17%	13%	21%	24%	21%	17%	13%
Deferred income	(136.2)	(200.8)	(279.9)	(324.5)	(369.1)	(14.3)	(24.7)	(34.4)	(39.8)	(45.3)
Pensions and other provisions	—	—	—	—	—	—	—	—	—	—
Tax	(22.9)	(23.0)	(23.7)	(24.4)	(25.2)	(2.4)	(2.8)	(2.9)	(3.0)	(3.1)
Negative goodwill	—	—	—	—	—	—	—	—	—	—

Intra group loans payable	(10.7)	(2.7)	—	—	—	(1.1)	(0.3)	—	—	—
Net external debt	(56.1)	(49.1)	(29.9)	(1.2)	35.6	(5.9)	(6.0)	(3.7)	(0.2)	4.4

Net assets	84.4	108.2	130.6	156.3	189.6	8.9	13.3	16.0	19.2	23.3
capital employed	174.0	183.0	184.2	182.0	179.2	18.3	22.5	22.6	22.4	22.0
EBIT/cap employed	29%	26%	29%	33%	41%	31%	26%	29%	33%	41%

EQUITY

B/f shareholders’ funds	41.5	74.0	97.1	118.4	142.6	5.1	7.8	11.9	14.5	17.5
P&L	31.4	23.1	21.3	24.3	31.3	3.6	2.9	2.6	3.0	3.8
CTA	2.0	(0.0)	(0.0)	—	(0.0)	(0.8)	1.3	(0.0)	0.0	0.0
Other	(0.8)	—	—	—	—	(0.1)	—	—	—	—

C/f shareholders’ funds	74.0	97.1	118.4	142.6	174.0	7.8	11.9	14.5	17.5	21.4
Minority Shareholders’ - Equity Interest	10.3	11.1	12.3	13.7	15.7	1.1	1.4	1.5	1.7	1.9

Total Equity	84.4	108.2	130.6	156.3	189.6	8.9	13.3	16.0	19.2	23.3

CASH FLOW

TOTAL EBITDA	61.4	61.4	71.5	82.6	95.9	7.0	7.6	8.8	10.1	11.8
Working capital	(4.2)	(5.7)	2.7	4.3	5.4	(1.7)	(0.7)	0.3	0.5	0.7
Provision net movement	(2.1)	(3.1)	(4.3)	(8.5)	(8.5)	(0.2)	(0.4)	(0.5)	(1.0)	(1.0)
Capex less disposals	(66.7)	(81.7)	(100.4)	(69.6)	(70.0)	(7.6)	(10.1)	(12.3)	(8.6)	(8.6)
Capex contributions	51.5	67.8	83.4	53.1	53.1	5.9	8.4	10.2	6.5	6.5

Net cash flow	40.0	38.6	53.0	61.9	75.8	3.4	4.8	6.5	7.6	9.3
	65.1%	62.8%	74.1%	74.9%	79.0%	47.6%	62.8%	74.1%	74.9%	79.0%
Net interest paid	(1.0)	(7.4)	(6.8)	(6.0)	(6.0)	(0.1)	(0.9)	(0.8)	(0.7)	(0.7)
Tax paid	(14.1)	(12.2)	(13.9)	(15.7)	(19.4)	(1.6)	(1.5)	(1.7)	(1.9)	(2.4)

Free cash flow	24.9	18.9	32.3	40.2	50.4	1.6	2.3	4.0	4.9	6.2
	40.5%	30.9%	45.2%	48.7%	52.5%	23.0%	30.9%	45.2%	48.7%	52.5%
Acquistions	#VALUE!	—	—	—	—	—	—	—	—	—
Disposals

Cash flow before dividend	#VALUE!	18.9	32.3	40.2	50.4	1.6	2.3	4.0	4.9	6.2
shares issued	—	—	—	—	—	—	—	—	—	—
Dividends paid	(0.9)	(4.4)	(10.6)	(11.8)	(13.8)	(0.1)	(0.5)	(1.3)	(1.5)	(1.7)
Intra group loans	(9.7)	(7.8)	(2.7)	—	—	(1.1)	(1.0)	(0.3)	—	—
FX	—	—	—	—	—	1.1	(1.0)	0.0	—	—
Other non-cash movements (eg Artesian indexation)	3.0	0.2	0.2	0.2	0.2	0.3	0.0	0.0	0.0	0.0
net borrowings bf	(62.9)	(56.1)	(49.1)	(29.9)	(1.2)	(7.7)	(5.9)	(6.0)	(3.7)	(0.2)

net borrowings cf	#VALUE!	(49.1)	(29.9)	(1.2)	35.6	(5.9)	(6.0)	(3.7)	(0.2)	4.4

Diff	#VALUE!	—	(0.0)	(0.0)	—	—	(0.0)	(0.0)	0.0	(0.0)

Silulumanzi

	ZAR					USD
	2009-12-02 16:20
	2008/09	2009/10	2010/11	2011/12	2012/13	2008/09	2009/10	2010/11	2011/12	2012/13
P&L

Total net turnover	125.6	134.8	150.0	166.2	184.1	14.4	16.7	18.4	20.4	22.6
Raw and auxiliary materials and other ext. costs	(32.5)	(37.2)	(38.1)	(41.0)	(41.0)	(3.7)	(4.6)	(4.7)	(5.0)	(5.0)
Staff costs	(35.7)	(38.9)	(44.0)	(48.2)	(50.2)	(4.1)	(4.8)	(5.4)	(5.9)	(6.2)
Other operating charges	(13.4)	(15.6)	(17.0)	(17.6)	(23.3)	(1.5)	(1.9)	(2.1)	(2.2)	(2.9)

Total operating expenses	(81.6)	(91.7)	(99.1)	(106.9)	(114.5)	(9.4)	(11.4)	(12.2)	(13.1)	(14.1)

EBITDA	44.0	43.0	50.9	59.3	69.6	5.0	5.3	6.2	7.3	8.5
EBITDA margin	35.0%	31.9%	33.9%	35.7%	37.8%	35.0%	32.0%	33.9%	35.7%	37.8%

Depreciation and amortisation	(6.5)	(7.8)	(11.0)	(15.9)	(15.9)	(0.8)	(1.0)	(1.4)	(2.0)	(2.0)
Gain/ (loss) on disposal of fixed assets	0.1	(0.1)	—	—	—	0.0	(0.0)	—	—	—

Operating profit	37.5	35.2	39.9	43.4	53.7	4.3	4.4	4.9	5.3	6.6
Gain/(loss) on disposal of subsidiaries	—	—	—	—	—	—	—	—	—	—
Financial income and expense	(3.3)	(6.3)	(5.9)	(5.0)	(5.0)	(0.4)	(0.8)	(0.7)	(0.6)	(0.6)
Foreign exchange gain/(loss)	—	0.1	—	—	—	—	0.0	—	—	—

Profit before tax	34.2	28.9	34.0	38.417	48.7	3.9	3.6	4.2	4.7	6.0
Taxation	(9.1)	(7.9)	(9.5)	(10.706)	(13.6)	(1.0)	(1.0)	(1.2)	(1.3)	(1.7)
Tax rate	26.6%	27.3%	27.9%	27.9%	27.9%	26.7%	27.3%	27.9%	27.9%	27.9%

Profit after tax	25.1	21.0	24.5	27.7	35.1	2.9	2.6	3.0	3.4	4.3
Minority interest
	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%

Net profit / (loss)	25.1	21.0	24.5	27.7	35.1	2.9	2.6	3.0	3.4	4.3
Dividends paid	—	—	(6.5)	(7.4)	(9.3)	—	—	(0.8)	(0.9)	(1.1)
Dividends received	—	—	—	—	—	—	—	—	—	—

Retained profit	25.1	21.0	18.0	20.3	25.8	2.9	2.6	2.2	2.5	3.2
Dividend payout ratio	#DIV/0!	#DIV/0!	3.8	3.8	3.8	#DIV/0!	#DIV/0!	3.8	3.8	3.8

BALANCE SHEET

Intangible fixed assets	3.9	3.7	3.5	3.3	3.1	0.4	0.5	0.4	0.4	0.4
Tangible fixed assets	121.5	146.2	220.9	259.0	297.5	12.8	18.0	27.1	31.8	36.5
Investments in subsidiaries	—	—	—	—	—	—	—	—	—	—
Intra group loans receivable	0.2	—	—	—	—	0.0	—	—	—	—
Restricted cash	6.5	7.4	7.4	7.4	7.4	0.7	0.9	0.9	0.9	0.9
Other financial fixed assets	—	—	—	—	—	—	—	—	—	—

Total fixed assets	132.2	157.3	231.8	269.7	308.0	13.9	19.4	28.5	33.1	37.8
asset turn	1	1	2	2	2	1	1	2	2	2
Stock	1.4	1.4	1.4	1.4	1.4	0.1	0.2	0.2	0.2	0.2
Debtors	71.6	70.0	71.6	72.9	73.4	7.5	8.9	8.8	9.0	9.0
Current liabilities	(28.7)	(22.6)	(26.7)	(31.9)	(37.9)	(3.0)	(3.1)	(3.3)	(3.9)	(4.7)

Total working capital	44.3	48.8	46.3	42.4	36.8	4.7	6.0	5.7	5.2	4.5
wc/turnover	35%	36%	31%	26%	20%	32%	36%	31%	26%	20%
Deferred income	(55.7)	(74.5)	(145.4)	(180.9)	(216.5)	(5.9)	(9.2)	(17.8)	(22.2)	(26.6)
Pensions and other provisions	—	—	—	—	—	—	—	—	—	—
Tax	(12.5)	(11.2)	(11.2)	(11.2)	(11.3)	(1.3)	(1.4)	(1.4)	(1.4)	(1.4)
Negative goodwill	—	—	—	—	—	—	—	—	—	—
	(68.2)	(85.6)	(156.6)	(192.2)	(227.8)	(7.2)	(10.5)	(19.2)	(23.6)	(28.0)

Intra group loans payable	(10.7)	(2.7)	—	—	—	(1.1)	(0.3)	—	—	—
Net external debt	(52.1)	(51.3)	(37.1)	(15.2)	13.5	(5.5)	(6.3)	(4.6)	(1.9)	1.7

Net assets	45.5	66.5	84.5	104.8	130.6	4.8	8.2	10.4	12.9	16.0
capital employed	120.8	131.6	132.7	131.2	128.3	12.7	16.2	16.3	16.1	15.8
EBIT/cap employed	31%	27%	30%	33%	42%	34%	27%	30%	33%	42%

EQUITY

B/f shareholders’ funds	23.7	45.5	66.5	84.5	104.8	2.9	4.8	8.2	10.4	12.9
P&L	25.1	21.0	18.0	20.3	25.8	2.9	2.6	2.2	2.5	3.2
CTA	—	—	—	—	—	—	—	—	—	—
Other	(3.3)

C/f shareholders’ funds	45.5	66.5	84.5	104.8	130.6	5.8	7.4	10.4	12.9	16.0
Minority Shareholders’ - Equity Interest

Total Equity	45.5	66.5	84.5	104.8	130.6	5.8	7.4	10.4	12.9	16.0

CASH FLOW

TOTAL EBITDA		43.0	50.9	59.3	69.6		5.3	6.2	7.3	8.5
Working capital		(5.2)	2.6	3.9	5.6		(0.7)	0.3	0.5	0.7
Provision net movement		(1.6)	(2.7)	(6.7)	(6.7)		(0.2)	(0.3)	(0.8)	(0.8)
Capex less disposals		(32.4)	(85.5)	(53.8)	(54.2)		(4.0)	(10.5)	(6.6)	(6.7)
Capex contributions		20.4	73.6	42.2	42.2		2.5	9.0	5.2	5.2

Net cash flow		24.2	38.8	44.9	56.5		3.0	4.8	5.6	7.0
		56.2%	76.3%	75.8%	81.2%		56.2%	76.8%	76.2%	81.6%
Net interest paid		(6.3)	(5.9)	(5.0)	(5.0)		(0.8)	(0.7)	(0.6)	(0.6)
Tax paid		(9.3)	(9.4)	(10.7)	(13.6)		(1.1)	(1.2)	(1.3)	(1.7)

Free cash flow		8.6	23.5	29.3	38.0		1.1	2.9	3.6	4.7
		20.0%	46.2%	49.4%	54.6%		20.0%	46.6%	49.8%	55.0%
Acquistions		—	—	—	—		—	—	—	—
Disposals

Cash flow before dividend		8.6	23.5	29.3	38.0		1.1	2.9	3.6	4.7
shares issued		—	—	—	—		—	—	—	—
Dividends paid		—	(6.5)	(7.4)	(9.3)		—	(0.8)	(0.9)	(1.1)
Intra group loans		(7.8)	(2.7)	—	—		(1.0)	(0.3)	—	—
FX		—	—	—	—		(0.9)	0.0	—	(0.0)
Other non-cash movements (eg Artesian indexation)		—	—	—	—		—	—	—	—
net borrowings bf		(52.1)	(51.3)	(37.1)	(15.2)		(5.5)	(6.3)	(4.6)	(1.9)

net borrowings cf		(51.3)	(37.0)	(15.1)	13.6		(6.3)	(4.5)	(1.8)	1.7

Diff		(0.0)	(0.0)	(0.0)	(0.0)		(0.0)	(0.0)	(0.0)	(0.0)

Siza Water

	ZAR					USD
	2009-12-02 16:20
	2008/09	2009/10	2010/11	2011/12	2012/13	2008/09	2009/10	2010/11	2011/12	2012/13
P&L

Total net turnover	51.7	57.3	63.0	69.3	76.3	5.9	7.1	7.7	8.5	9.4
Raw and auxiliary materials and other ext. costs	(20.5)	(22.4)	(24.2)	(26.1)	(28.2)	(2.4)	(2.8)	(3.0)	(3.2)	(3.5)
Staff costs	(10.5)	(11.7)	(12.9)	(14.2)	(15.6)	(1.2)	(1.4)	(1.6)	(1.7)	(1.9)
Other operating charges	(3.3)	(4.9)	(5.3)	(5.7)	(6.2)	(0.4)	(0.6)	(0.7)	(0.7)	(0.8)

Total operating expenses	(34.3)	(38.9)	(42.4)	(46.0)	(50.0)	(3.9)	(4.8)	(5.2)	(5.6)	(6.1)

EBITDA	17.4	18.4	20.7	23.3	26.3	2.0	2.3	2.5	2.9	3.2
EBITDA margin	33.7%	32.0%	32.8%	33.7%	34.5%	33.7%	32.0%	32.8%	33.6%	34.5%

Depreciation and amortisation	(4.9)	(5.8)	(6.3)	(7.0)	(7.0)	(0.6)	(0.7)	(0.8)	(0.9)	(0.9)
Gain/ (loss) on disposal of fixed assets	—	—	—	—	—	—	—	—	—	—

Operating profit	12.6	12.5	14.3	16.4	19.3	1.4	1.6	1.8	2.0	2.4
Gain/(loss) on disposal of subsidiaries	—	—	—	—	—	—	—	—	—	—
Financial income and expense	1.2	(0.9)	(0.7)	(0.8)	(0.8)	0.1	(0.1)	(0.1)	(0.1)	(0.1)
Foreign exchange gain/(loss)	—	—	—	—	—	—	—	—	—	—

Profit before tax	13.8	11.7	13.6	15.6	18.6	1.6	1.4	1.7	1.9	2.3
Taxation	(3.8)	(4.5)	(5.1)	(5.8)	(6.6)	(0.4)	(0.6)	(0.6)	(0.7)	(0.8)
Tax rate	27.4%	38.5%	37.3%	36.9%	35.5%	27.4%	38.5%	37.2%	37.0%	35.5%

Profit after tax	10.0	7.2	8.6	9.8	12.0	1.1	0.9	1.1	1.2	1.5
Minority interest	—	—	—	—	—	—	—	—	—	—
	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%

Net profit / (loss)	10.0	7.2	8.6	9.8	12.0	1.1	0.9	1.1	1.2	1.5
Dividends paid	—	(4.4)	(4.1)	(4.5)	(4.5)	—	(0.5)	(0.5)	(0.6)	(0.6)
Dividends received	—	—	—	—	—	—	—	—	—	—

Retained profit	10.0	2.8	4.5	5.4	7.5	1.1	0.3	0.6	0.7	0.9
Dividend payout ratio	#DIV/0!	1.6	2.1	2.2	2.7	#DIV/0!	1.6	2.1	2.2	2.7

BALANCE SHEET

Intangible fixed assets	—	—	—	—	—	—	—	—	—	—
Tangible fixed assets	131.6	174.2	182.7	191.5	200.4	13.8	21.4	22.4	23.5	24.6
Investments in subsidiaries	—	—	—	—	—	—	—	—	—	—
Intra group loans receivable	—	—	—	—	—	—	—	—	—	—
Restricted cash	5.0	5.0	5.0	5.0	5.0	0.5	0.6	0.6	0.6	0.6
Other financial fixed assets	—	—	—	—	—	—	—	—	—	—

Total fixed assets	136.6	179.2	187.7	196.5	205.4	14.4	22.0	23.0	24.1	25.2
asset turn	3	3	3	3	3	2	3	3	3	3
Stock	1.0	1.1	1.2	1.4	1.5	0.1	0.1	0.2	0.2	0.2
Debtors	8.6	11.1	11.3	12.0	14.0	0.9	1.4	1.4	1.5	1.7
Current liabilities	(12.4)	(13.7)	(14.2)	(15.5)	(17.3)	(1.3)	(1.7)	(1.7)	(1.9)	(2.1)

Total working capital	(2.8)	(1.5)	(1.6)	(2.1)	(1.9)	(0.3)	(0.2)	(0.2)	(0.3)	(0.2)
wc/turnover	-5%	-3%	-3%	-3%	-2%	-5%	-3%	-3%	-3%	-2%
Deferred income	(80.5)	(126.4)	(134.6)	(143.6)	(152.6)	(8.5)	(15.5)	(16.5)	(17.6)	(18.7)
Pensions and other provisions	—	—	—	—	—	—	—	—	—	—
Tax	(10.3)	(11.8)	(12.5)	(13.2)	(13.9)	(1.1)	(1.5)	(1.5)	(1.6)	(1.7)
Negative goodwill	—	—	—	—	—	—	—	—	—	—

Intra group loans payable	—	—	—	—	—	—	—	—	—	—
Net external debt	(4.0)	2.2	7.2	13.9	22.0	(0.4)	0.3	0.9	1.7	2.7

Net assets	38.9	41.7	46.2	51.5	59.0	4.1	5.1	5.7	6.3	7.2
capital employed	53.2	51.3	51.5	50.8	50.9	5.6	6.3	6.3	6.2	6.3
EBIT/cap employed	24%	24%	28%	32%	38%	26%	25%	28%	32%	38%

EQUITY

B/f shareholders’ funds	28.9	38.9	41.7	46.2	51.5	3.6	4.1	5.1	5.7	6.3
P&L	10.0	2.8	4.5	5.4	7.5	1.1	0.3	0.6	0.7	0.9
CTA	—	—	—	—	—	(0.6)	0.7	(0.0)	0.0	0.0
Other	—	—	—	—	—	—	—	—	—	—

C/f shareholders’ funds	38.9	41.7	46.2	51.5	59.0	4.1	5.1	5.7	6.3	7.2
Minority Shareholders’ - Equity Interest	—	—	—	—	—	—	—	—	—	—

Total Equity	38.9	41.7	46.2	51.5	59.0	4.1	5.1	5.7	6.3	7.2

CASH FLOW

TOTAL EBITDA		18.4	20.7	23.3	26.3		2.3	2.5	2.9	3.2
Working capital		(0.4)	0.2	0.5	(0.2)		(0.1)	0.1	0.1	0.0
Provision net movement		(1.5)	(1.7)	(1.8)	(1.8)		(0.2)	(0.2)	(0.2)	(0.2)
Capex less disposals		(49.3)	(14.9)	(15.8)	(15.8)		(6.1)	(1.8)	(1.9)	(1.9)
Capex contributions		47.4	9.9	10.8	10.8		5.9	1.2	1.3	1.3

Net cash flow		14.4	14.2	17.0	19.3		1.8	1.8	2.1	2.4
		78.7%	68.8%	72.9%	73.3%		78.1%	69.9%	74.1%	74.3%
Net interest paid		(1.1)	(0.9)	(1.0)	(1.0)		(0.1)	(0.1)	(0.1)	(0.1)
Tax paid		(3.0)	(4.4)	(5.0)	(5.9)		(0.4)	(0.5)	(0.6)	(0.7)

Free cash flow		10.4	8.9	11.0	12.4		1.3	1.1	1.4	1.6
		56.7%	42.9%	47.0%	47.2%		56.2%	44.1%	48.2%	48.1%
Acquistions		—	—	—	—		—	—	—	—
Disposals

Cash flow before dividend		10.4	8.9	11.0	12.4		1.3	1.1	1.4	1.6
shares issued		—	—	—	—		—	—	—	—
Dividends paid		(4.4)	(4.1)	(4.5)	(4.5)		(0.5)	(0.5)	(0.6)	(0.6)
Intra group loans		—	—	—	—		—	—	—	—
FX		—	—	—	—		(0.1)	(0.0)	—	0.0
Other non-cash movements (eg Artesian indexation)		0.2	0.2	0.2	0.2		0.0	0.0	0.0	0.0
net borrowings bf		(4.0)	2.2	7.2	13.9		(0.4)	0.3	0.9	1.7

net borrowings cf		2.2	7.2	13.9	22.1		0.3	0.9	1.7	2.7

Diff		(0.0)	(0.0)	(0.0)	(0.0)		0.0	(0.0)	(0.0)	(0.0)

Head Office

	USD					USD
	2008/09	2009/10	2010/11	2011/12	2012/13	2008/09	2009/10	2010/11	2011/12	2012/13
P&L

Total net turnover	2.980	2.792	2.631	2.678	2.678	3.0	2.8	2.6	2.7	2.7
Raw and auxiliary materials and other ext. costs	—	—	—	—	—	—	—	—	—	—
Staff costs	(4.0)	(4.4)	(4.7)	(4.8)	(4.8)	(4.0)	(4.4)	(4.7)	(4.8)	(4.8)
Other operating charges	(5.5)	(4.8)	(4.8)	(4.8)	(4.8)	(5.5)	(4.8)	(4.8)	(4.8)	(4.8)

Total operating expenses	(9.5)	(9.2)	(9.5)	(9.6)	(9.6)	(9.5)	(9.2)	(9.5)	(9.6)	(9.6)

EBITDA	(6.5)	(6.4)	(6.9)	(6.9)	(6.9)	(6.5)	(6.4)	(6.9)	(6.9)	(6.9)
EBITDA margin	-219.3%	-230.3%	-262.0%	-258.9%	-258.9%	-219.3%	-230.3%	-262.0%	-258.9%	-258.9%

Depreciation and amortisation	(0.4)	(0.2)	(0.1)	(0.1)	(0.1)	(0.4)	(0.2)	(0.1)	(0.1)	(0.1)
Gain/ (loss) on disposal of fixed assets	—	—	—	—	—	—	—	—	—	—

Operating profit	(6.9)	(6.6)	(7.0)	(7.1)	(7.1)	(6.9)	(6.6)	(7.0)	(7.1)	(7.1)
Gain/(loss) on disposal of subsidiaries	0.2	0.2	—	—	—	0.2	0.2	—	—	—
Financial income and expense	(2.4)	(3.7)	(2.4)	(1.7)	(1.0)	(2.4)	(3.7)	(2.4)	(1.7)	(1.0)
Foreign exchange gain/(loss)	10.9	0.4	(0.0)	(0.0)	(0.0)	10.9	0.4	(0.0)	(0.0)	(0.0)

Profit before tax	1.8	(9.7)	(9.4)	(8.8)	(8.1)	1.8	(9.7)	(9.4)	(8.8)	(8.1)
Taxation	(1.3)	3.7	1.0	0.8	0.6	(1.3)	3.7	1.0	0.8	0.6
Tax rate	74.3%	38.7%	10.4%	8.7%	6.9%	74.3%	38.7%	10.4%	8.7%	6.9%

Profit after tax	0.5	(5.9)	(8.5)	(8.0)	(7.5)	0.5	(5.9)	(8.5)	(8.0)	(7.5)
Minority interest	—	—	—	—	—	—	—	—	—	—
	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%

Net profit / (loss)	0.5	(5.9)	(8.5)	(8.0)	(7.5)	0.5	(5.9)	(8.5)	(8.0)	(7.5)
Dividends paid	(5.5)	(2.8)	(2.8)	(2.8)	(2.8)	(5.5)	(2.8)	(2.8)	(2.8)	(2.8)
Dividends received	11.6	21.2	18.9	21.5	21.8	11.6	21.2	18.9	21.5	21.8

Retained profit	6.6	12.5	7.7	10.8	11.5	6.6	12.5	7.7	10.8	11.5
Dividend payout ratio	0.1	(2.2)	(3.1)	(2.9)	(2.7)	0.1	(2.2)	(3.1)	(2.9)	(2.7)

BALANCE SHEET

Intangible fixed assets	0.4	0.4	0.3	0.3	0.3	0.4	0.4	0.3	0.3	0.3
Tangible fixed assets	1.3	1.2	1.1	1.0	0.9	1.3	1.2	1.1	1.0	0.9
Investments in subsidiaries	136.5	136.5	136.5	137.0	137.0	136.5	136.5	136.5	137.0	137.0
Intra group loans receivable	53.1	56.3	56.0	56.0	56.0	53.1	56.3	56.0	56.0	56.0
Restricted cash	—	—	—	—	—	—	—	—	—	—
Other financial fixed assets	—	—	—	—	—	—	—	—	—	—

Total fixed assets	191.3	194.3	193.9	194.3	194.1	191.3	194.3	193.9	194.3	194.1
asset turn	64	70	74	73	72	64	70	74	73	72
Stock	—	—	—	—	—	—	—	—	—	—
Debtors	8.7	3.6	2.5	0.7	0.2	8.7	3.6	2.5	0.7	0.2
Current liabilities	(2.8)	(1.9)	(1.3)	(1.3)	(1.3)	(2.8)	(1.9)	(1.3)	(1.3)	(1.3)

Total working capital	5.9	1.7	1.2	(0.6)	(1.1)	5.9	1.7	1.2	(0.6)	(1.1)
wc/turnover	199%	61%	45%	-23%	-41%	199%	61%	45%	-23%	-41%
Deferred income	—	—	—	—	—	—	—	—	—	—
Pensions and other provisions	0.2	0.3	0.3	0.3	0.3	0.2	0.3	0.3	0.3	0.3
Tax	(5.5)	(1.3)	(2.4)	(3.0)	(3.5)	(5.5)	(1.3)	(2.4)	(3.0)	(3.5)
Negative goodwill	—	—	—	—	—	—	—	—	—	—

Intra group loans payable	(0.0)	—	—	—	—	(0.0)	—	—	—	—
Net external debt	(54.7)	(45.3)	(35.8)	(23.3)	(11.0)	(54.7)	(45.3)	(35.8)	(23.3)	(11.0)

Net assets	137.2	149.7	157.2	167.6	178.8	137.2	149.7	157.2	167.6	178.8
capital employed	197.4	196.3	195.4	193.9	193.3	197.4	196.3	195.4	193.9	193.3
EBIT/cap employed	-3%	-3%	-4%	-4%	-4%	-3%	-3%	-4%	-4%	-4%

EQUITY

B/f shareholders’ funds	141.3	137.2	149.7	157.2	167.6	141.3	137.2	149.7	157.2	167.6
P&L	6.6	12.5	7.7	10.8	11.5	6.6	12.5	7.7	10.8	11.5
CTA	(18.6)	(0.1)	(0.2)	(0.4)	(0.4)	(18.6)	(0.1)	(0.2)	(0.4)	(0.4)
Other	7.9	—	—	—	—	7.9	—	—	—	—

C/f shareholders’ funds	137.2	149.7	157.2	167.6	178.8	137.2	149.7	157.2	167.6	178.8
Minority Shareholders’ - Equity Interest	—	—	—	—	—	—	—	—	—	—

Total Equity	137.2	149.7	157.2	167.6	178.8	137.2	149.7	157.2	167.6	178.8

CASH FLOW

TOTAL EBITDA		(6.4)	(6.9)	(6.9)	(6.9)		(6.4)	(6.9)	(6.9)	(6.9)
Working capital		2.7	0.9	2.4	1.1		2.7	0.9	2.4	1.1
Provision net movement		—	—	—	—		—	—	—	—
Capex less disposals		(0.0)	(0.0)	—	—		(0.0)	(0.0)	—	—
Capex contributions		—	—	—	—		—	—	—	—

Net cash flow		(3.8)	(6.1)	(4.5)	(5.9)		(3.8)	(6.1)	(4.5)	(5.9)
		59.3%	87.8%	65.3%	84.8%		59.3%	87.8%	65.3%	84.8%
Net interest paid		(3.7)	(2.9)	(1.6)	(0.8)		(3.7)	(2.9)	(1.6)	(0.8)
Tax paid		(0.3)	2.1	1.3	1.1		(0.3)	2.1	1.3	1.1

Free cash flow		(7.7)	(6.8)	(4.8)	(5.6)		(7.7)	(6.8)	(4.8)	(5.6)
		120.5%	98.8%	69.0%	80.7%		120.5%	98.8%	69.0%	80.7%
Acquistions		—	—	(0.5)	—		—	—	(0.5)	—
Disposals

Cash flow before dividend		(7.7)	(6.8)	(5.3)	(5.6)		(7.7)	(6.8)	(5.3)	(5.6)
Shares issued		—	—	—	—		—	—	—	—
Dividends received		22.7	18.7	20.5	20.7		22.7	18.7	20.5	20.7
Dividends paid		(2.8)	(2.8)	(2.8)	(2.8)		(2.8)	(2.8)	(2.8)	(2.8)
Intra group loans		(3.1)	0.3	—	—		(3.1)	0.3	—	—
FX		0.3	0.1	0.0	0.0		0.3	0.1	0.0	0.0
Other non-cash movements (eg Artesian indexation)		—	—	—	—		—	—	—	—
net borrowings bf		(54.7)	(45.3)	(35.8)	(23.3)		(54.7)	(45.3)	(35.8)	(23.3)

net borrowings cf		(45.3)	(35.8)	(23.3)	(11.0)		(45.3)	(35.8)	(23.3)	(11.0)

Diff		0.0	—	(0.0)	0.0		0.0	—	0.0	0.0

Panama

	USD					USD
	2008/09	2009/10	2010/11	2011/12	2012/13	2008/09	2009/10	2010/11	2011/12	2012/13
P&L

Total net turnover	10.7	9.8	10.0	10.2	10.4	10.7	9.8	10.0	10.2	10.4
Raw and auxiliary materials and other ext. costs	(0.0)	(0.0)	—	—	—	(0.0)	(0.0)	—	—	—
Staff costs	—	(0.0)	—	—	—	—	(0.0)	—	—	—
Other operating charges	(5.3)	(4.7)	(4.8)	(4.9)	(5.0)	(5.3)	(4.7)	(4.8)	(4.9)	(5.0)

Total operating expenses	(5.3)	(4.7)	(4.8)	(4.9)	(5.0)	(5.3)	(4.7)	(4.8)	(4.9)	(5.0)

EBITDA	5.4	5.1	5.2	5.3	5.4	5.4	5.1	5.2	5.3	5.4
EBITDA margin	50.3%	52.0%	52.0%	52.0%	52.1%	50.3%	52.0%	52.0%	52.0%	52.1%

Depreciation and amortisation	(0.8)	(0.8)	(0.8)	(0.8)	(0.8)	(0.8)	(0.8)	(0.8)	(0.8)	(0.8)

Gain/ (loss) on disposal of fixed assets	—	—	—	—	—	—	—	—	—	—
Operating profit	4.5	4.3	4.4	4.5	4.6	4.5	4.3	4.4	4.5	4.6
Gain/(loss) on disposal of subsidiaries	—	—	—	—	—	—	—	—	—	—
Financial income and expense	(0.5)	(0.3)	(0.3)	(0.2)	(0.2)	(0.5)	(0.3)	(0.3)	(0.2)	(0.2)

Foreign exchange gain/(loss)	—	—	—	—	—	—	—	—	—	—
Profit before tax	4.0	4.0	4.1	4.3	4.4	4.0	4.0	4.1	4.3	4.4
Taxation	(0.3)	0.7	(0.3)	(0.3)	(0.3)	(0.3)	0.7	(0.3)	(0.3)	(0.3)
Tax rate	7.5%	-17.2%	7.5%	7.5%	7.5%	7.5%	-17.2%	7.5%	7.5%	7.5%

Profit after tax	3.7	4.6	3.7	4.0	4.1	3.7	4.6	3.7	4.0	4.1
Minority interest	—	—	—	—	—	—	—	—	—	—
	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%

Net profit / (loss)	3.7	4.6	3.7	4.0	4.1	3.7	4.6	3.7	4.0	4.1
Dividends paid	—	(7.0)	(2.6)	(4.7)	(4.7)	—	(7.0)	(2.6)	(4.7)	(4.7)
Dividends received	—	—	—	—	—	—	—	—	—	—
Retained profit	3.7	(2.4)	1.2	(0.7)	(0.6)	3.7	(2.4)	1.2	(0.7)	(0.6)

Dividend payout ratio	#DIV/0!	0.7	1.4	0.8	0.9	#DIV/0!	0.7	1.4	0.8	0.9

BALANCE SHEET

Intangible fixed assets	—	—	—	—	—	—	—	—	—	—
Tangible fixed assets	19.7	18.9	18.1	17.2	16.4	19.7	18.9	18.1	17.2	16.4
Investments in subsidiaries	—	—	—	—	—	—	—	—	—	—
Intra group loans receivable	—	—	—	—	—	—	—	—	—	—
Restricted cash	—	—	—	—	—	—	—	—	—	—
Other financial fixed assets	—	—	—	—	—	—	—	—	—	—

Total fixed assets	19.7	18.9	18.1	17.2	16.4	19.7	18.9	18.1	17.2	16.4
asset turn	2	2	2	2	2	2	2	2	2	2
Stock	—	—	—	—	—	—	—	—	—	—
Debtors	8.5	0.7	1.2	1.1	1.1	8.5	0.7	1.2	1.1	1.1
Current liabilities	(3.2)	(2.2)	(2.1)	(0.8)	(0.8)	(3.2)	(2.2)	(2.1)	(0.8)	(0.8)

Total working capital	5.3	(1.5)	(1.0)	0.3	0.3	5.3	(1.5)	(1.0)	0.3	0.3
wc/turnover	49%	-15%	-10%	3%	3%	49%	-15%	-10%	3%	3%
Deferred income	—	—	—	—	—	—	—	—	—	—
Pensions and other provisions	—	—	—	—	—	—	—	—	—	—
Tax	(0.0)	1.0	1.0	1.0	1.0	(0.0)	1.0	1.0	1.0	1.0
Negative goodwill	—	—	—	—	—	—	—	—	—	—

Intra group loans payable	—	—	—	—	—	—	—	—	—	—
Net external debt	(4.6)	(0.3)	1.1	(0.0)	0.2	(4.6)	(0.3)	1.1	(0.0)	0.2

Net assets	20.4	18.0	19.2	18.5	17.8	20.4	18.0	19.2	18.5	17.8
capital employed	25.0	17.4	17.1	17.5	16.7	25.0	17.4	17.1	17.5	16.7
EBIT/cap employed	18%	25%	26%	26%	27%	18%	25%	26%	26%	27%

EQUITY

B/f shareholders’ funds	16.7	20.4	18.0	19.2	18.5	16.7	20.4	18.0	19.2	18.5
P&L	3.7	(2.4)	1.2	(0.7)	(0.6)	3.7	(2.4)	1.2	(0.7)	(0.6)
CTA	—	—	—	—	—	—	—	—	—	—
Other	—	—	—	—	—	—	—	—	—	—

C/f shareholders’ funds	20.4	18.0	19.2	18.5	17.8	20.4	18.0	19.2	18.5	17.8
Minority Shareholders’ - Equity Interest	—	—	—	—	—	—	—	—	—	—

Total Equity	20.4	18.0	19.2	18.5	17.8	20.4	18.0	19.2	18.5	17.8

CASH FLOW

TOTAL EBITDA		5.1	5.2	5.3	5.4		5.1	5.2	5.3	5.4
Working capital		6.8	(0.5)	(1.3)	(0.0)		6.8	(0.5)	(1.3)	(0.0)
Provision net movement		—	—	—	—		—	—	—	—
Capex less disposals		—	—	—	—		—	—	—	—
Capex contributions		—	—	—	—		—	—	—	—
Net cash flow		11.9	4.7	4.0	5.4		11.9	4.7	4.0	5.4

		232.4%	89.6%	76.1%	99.7%		232.4%	89.6%	76.1%	99.7%
Net interest paid		(0.3)	(0.3)	(0.2)	(0.2)		(0.3)	(0.3)	(0.2)	(0.2)
Tax paid		(0.3)	(0.3)	(0.3)	(0.3)		(0.3)	(0.3)	(0.3)	(0.3)

Free cash flow		11.3	4.0	3.5	4.9		11.3	4.0	3.5	4.9
		220.6%	77.7%	66.5%	90.1%		220.6%	77.7%	66.5%	90.1%
Acquistions		—	—	—	—		—	—	—	—
Disposals

Cash flow before dividend		11.3	4.0	3.5	4.9		11.3	4.0	3.5	4.9
shares issued		—	—	—	—		—	—	—	—
Dividends paid		(7.0)	(2.6)	(4.7)	(4.7)		(7.0)	(2.6)	(4.7)	(4.7)
Intra group loans		—	—	—	—		—	—	—	—
FX		—	—	—	—		—	—	—	—
Other non-cash movements (eg Artesian indexation)		—	—	—	—		—	—	—	—
net borrowings bf		(4.6)	(0.3)	1.1	(0.0)		(4.6)	(0.3)	1.1	(0.0)

net borrowings cf		(0.3)	1.1	(0.0)	0.2		(0.3)	1.1	(0.0)	0.2

Diff		(0.0)	0.0	0.0	0.0		0.0	0.0	0.0	0.0

The Philippines (proportionately consolidated - figures shown are 30% share)

	PHP					USD
	2008/09	2009/10	2010/11	2011/12	2012/13	2008/09	2009/10	2010/11	2011/12	2012/13
P&L

Total net turnover	132.9	144.6	155.5	165.5	175.5	2.9	3.0	3.3	3.5	3.7
Raw and auxiliary materials and other ext. costs	(36.3)	(42.5)	(45.5)	(47.7)	(50.1)	(0.8)	(0.9)	(1.0)	(1.0)	(1.1)
Staff costs	(15.2)	(16.3)	(18.0)	(19.2)	(20.6)	(0.3)	(0.3)	(0.4)	(0.4)	(0.4)
Other operating charges	(15.1)	(12.9)	(13.7)	(14.6)	(15.4)	(0.3)	(0.3)	(0.3)	(0.3)	(0.3)

Total operating expenses	(66.6)	(71.8)	(77.1)	(81.5)	(86.1)	(1.4)	(1.5)	(1.6)	(1.7)	(1.8)

EBITDA	66.4	72.8	78.3	84.0	89.4	1.4	1.5	1.7	1.8	1.9
EBITDA margin	49.9%	50.4%	50.4%	50.8%	50.9%	49.9%	50.4%	50.4%	50.8%	50.9%

Depreciation and amortisation	(11.4)	(13.8)	(17.7)	(22.0)	(22.0)	(0.2)	(0.3)	(0.4)	(0.5)	(0.5)
Gain/ (loss) on disposal of fixed assets	—	—	—	—	—	—	—	—	—	—

Operating profit	55.0	59.0	60.6	62.0	67.4	1.2	1.2	1.3	1.3	1.4
Gain/(loss) on disposal of subsidiaries	—	—	—	—	—	—	—	—	—	—
Financial income and expense	1.7	(1.0)	2.1	2.7	2.7	0.0	(0.0)	0.0	0.1	0.1
Foreign exchange gain/(loss)	(0.0)	—	—	—	—	—	—	—	—	—

Profit before tax	56.7	58.0	62.7	64.7	70.1	1.2	1.2	1.3	1.4	1.5
Taxation	(3.7)	(3.8)	(4.2)	(4.3)	(4.6)	(0.1)	(0.1)	(0.1)	(0.1)	(0.1)
Tax rate	6.6%	6.5%	6.7%	6.6%	6.6%	6.5%	6.5%	6.7%	6.7%	6.6%

Profit after tax	52.9	54.2	58.5	60.4	65.4	1.1	1.1	1.2	1.3	1.4
Minority interest	—	—	—	—	—	—	—	—	—	—
	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%

Net profit / (loss)	52.9	54.2	58.5	60.4	65.4	1.1	1.1	1.2	1.3	1.4
Dividends paid	(43.9)	(6.6)	(14.2)	(50.4)	(50.4)	(1.0)	(0.1)	(0.3)	(1.1)	(1.1)
Dividends received	—	—	—	—	—	—	—	—	—	—

Retained profit	9.0	47.6	44.3	10.0	15.0	0.2	1.0	0.9	0.2	0.3
Dividend payout ratio	1.2	8.2	4.1	1.2	1.3	1.2	8.2	4.1	1.2	1.3

BALANCE SHEET

Intangible fixed assets	—	—	—	—	—	—	—	—	—	—
Tangible fixed assets	143.2	178.9	216.7	250.8	284.9	3.0	3.8	4.6	5.3	6.1
Investments in subsidiaries	—	—	—	—	—	—	—	—	—	—
Intra group loans receivable	—	—	—	—	—	—	—	—	—	—
Restricted cash	0.3	—	—	—	—	0.0	—	—	—	—
Other financial fixed assets	20.6	21.7	23.5	23.5	23.5	0.4	0.5	0.5	0.5	0.5

Total fixed assets	164.1	200.6	240.3	274.3	308.4	3.4	4.2	5.1	5.8	6.6
asset turn	1	1	2	2	2	1	1	2	2	2
Stock	5.9	5.7	5.7	5.7	5.7	0.1	0.1	0.1	0.1	0.1
Debtors	19.0	21.1	18.9	19.4	21.8	0.4	0.4	0.4	0.4	0.5
Current liabilities	(60.2)	(56.6)	(54.0)	(54.9)	(56.4)	(1.2)	(1.2)	(1.2)	(1.2)	(1.2)

Total working capital	(35.2)	(29.7)	(29.4)	(29.8)	(28.9)	(0.7)	(0.6)	(0.6)	(0.6)	(0.6)
wc/turnover	-27%	-21%	-19%	-18%	-16%	-25%	-21%	-19%	-18%	-17%
Deferred income	—	—	—	—	—	—	—	—	—	—
Pensions and other provisions	(2.0)	(2.5)	(2.5)	(2.5)	(2.5)	(0.0)	(0.1)	(0.1)	(0.1)	(0.1)
Tax	(1.0)	(1.4)	(1.4)	(1.4)	(1.5)	(0.0)	(0.0)	(0.0)	(0.0)	(0.0)
Negative goodwill	—	—	—	—	—	—	—	—	—	—

Intra group loans payable	—	—	—	—	—	—	—	—	—	—
Net external debt	1.1	7.4	11.7	10.5	(9.4)	0.0	0.2	0.3	0.2	(0.2)

Net assets	126.9	174.4	218.7	251.2	266.2	2.6	3.7	4.7	5.4	5.7
capital employed	126.9	168.4	208.4	242.1	277.0	2.6	3.5	4.4	5.2	5.9
EBIT/cap employed	43%	35%	29%	26%	24%	45%	35%	29%	26%	24%

EQUITY

B/f shareholders’ funds	117.5	126.9	174.4	218.7	251.2	2.8	2.6	3.7	4.7	5.4
P&L	9.0	47.6	44.3	10.0	15.0	0.2	1.0	0.9	0.2	0.3
CTA	(0.0)	(0.0)	(0.0)	(0.0)	(0.0)	(0.4)	0.0	0.1	(0.0)	—
Other	0.4	—	—	22.4	—	0.0	—	—	0.5	—

C/f shareholders’ funds	126.9	174.4	218.7	251.2	266.2	2.6	3.7	4.7	5.4	5.7
Minority Shareholders’ - Equity Interest	—	—	—	—	—	—	—	—	—	—

Total Equity	126.9	174.4	218.7	251.2	266.2	2.6	3.7	4.7	5.4	5.7

CASH FLOW

TOTAL EBITDA		72.8	78.3	84.0	89.4		1.5	1.7	1.8	1.9
Working capital		(4.6)	(2.3)	4.1	8.1		(0.1)	(0.0)	0.1	0.2
Provision net movement		0.5	—	—	—		0.0	—	—	—
Capex less disposals		(32.0)	(55.6)	(56.1)	(56.1)		(0.7)	(1.2)	(1.2)	(1.2)
Capex contributions		—	—	—	—		—	—	—	—

Net cash flow		36.6	20.4	32.0	41.4		0.8	0.4	0.7	0.9
		50.3%	26.1%	38.1%	46.3%		50.2%	26.2%	38.1%	46.3%
Net interest paid		1.1	2.2	3.0	3.0		0.0	0.0	0.1	0.1
Tax paid		(3.5)	(4.2)	(4.3)	(4.6)		(0.1)	(0.1)	(0.1)	(0.1)

Free cash flow		34.3	18.5	30.8	39.8		0.7	0.4	0.7	0.8
		47.1%	23.6%	36.6%	44.5%		47.0%	23.8%	36.6%	44.5%
Acquistions		—	—	—	—		—	—	—	—
Disposals
Cash flow before dividend		34.3	18.5	30.8	39.8		0.7	0.4	0.7	0.8

Shares issued		—	—	22.4	—		—	—	0.5	—
Dividends paid		(28.2)	(14.2)	(50.4)	(50.4)		(0.6)	(0.3)	(1.1)	(1.1)
Intra group loans		—	—	—	—		—	—	—	—
FX		—	—	—	—		—	0.0	—	—
Other non-cash movements (eg Artesian indexation)		0.3	—	0.7	—		0.0	—	0.0	—
net borrowings bf		1.0	7.4	7.0	1.2		0.0	0.2	0.2	0.0

net borrowings cf		7.4	11.7	10.5	(9.4)		0.2	0.3	0.2	(0.2)

Diff		0.0	(0.0)	(0.0)	—		0.0	0.0	0.0	0.0

Indonesia (ATB + ATS, Cascal share)

	IDR					USD
	2009-12-02 12:33
	2008/09	2009/10	2010/11	2011/12	2012/13	2008/09	2009/10	2010/11	2011/12	2012/13
P&L

Total net turnover	133.4	143.4	166.5	184.4	204.2	13.0	14.1	17.2	19.1	21.1
Raw and auxiliary materials and other ext. costs	(47.2)	(57.4)	(61.3)	(65.6)	(70.1)	(4.6)	(5.6)	(6.3)	(6.8)	(7.3)
Staff costs	(15.0)	(14.8)	(15.9)	(17.0)	(18.2)	(1.5)	(1.4)	(1.6)	(1.8)	(1.9)
Other operating charges	(15.2)	(15.7)	(16.8)	(17.9)	(19.2)	(1.5)	(1.5)	(1.7)	(1.9)	(2.0)

Total operating expenses	(77.3)	(87.8)	(93.9)	(100.5)	(107.4)	(7.5)	(8.6)	(9.7)	(10.4)	(11.1)

EBITDA	56.1	55.6	72.6	83.8	96.9	5.5	5.5	7.5	8.7	10.0
EBITDA margin	42.1%	38.8%	43.6%	45.5%	47.4%	42.1%	38.8%	43.6%	45.5%	47.4%
Depreciation and amortisation	(9.0)	(12.9)	(21.1)	(28.4)	(28.4)	(0.9)	(1.3)	(2.2)	(2.9)	(2.9)
Gain/ (loss) on disposal of fixed assets	0.1	0.0	—	—	—	0.0	0.0	—	—	—

Operating profit	47.2	42.7	51.5	55.4	68.4	4.6	4.2	5.3	5.7	7.1
Gain/(loss) on disposal of subsidiaries	—	—	—	—	—	—	—	—	—	—
Financial income and expense	0.1	(1.2)	(5.9)	(7.0)	(7.0)	0.0	(0.1)	(0.6)	(0.7)	(0.7)
Foreign exchange gain/(loss)	—	—	—	—	—	—	—	—	—	—

Profit before tax	47.4	41.5	45.6	48.4	61.5	4.6	4.1	4.7	5.0	6.4
Taxation	(14.8)	(12.3)	(12.8)	(13.4)	(17.1)	(1.4)	(1.2)	(1.3)	(1.4)	(1.8)
Tax rate	31.3%	29.6%	28.1%	27.7%	27.8%	31.3%	29.6%	28.0%	27.7%	27.7%

Profit after tax	32.5	29.2	32.8	35.0	44.4	3.2	2.9	3.4	3.6	4.6
Minority interest	—	—	—	—	—	—	—	—	—	—
	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%

Net profit / (loss)	32.5	29.2	32.8	35.0	44.4	3.2	2.9	3.4	3.6	4.6
Dividends paid	(12.9)	(14.4)	(17.9)	(17.9)	(17.9)	(1.3)	(1.4)	(1.9)	(1.9)	(1.9)
Dividends received	—	—	—	—	—	—	—	—	—	—

Retained profit	19.6	14.8	14.9	17.1	26.5	1.9	1.5	1.5	1.8	2.7
Dividend payout ratio	2.5	2.0	1.8	2.0	2.5	2.5	2.0	1.8	2.0	2.5

BALANCE SHEET

Intangible fixed assets	1.1	0.4	—	—	—	0.1	0.0	—	—	—
Tangible fixed assets	87.7	120.4	154.8	182.6	210.3	7.6	12.0	16.0	18.9	21.8
Investments in subsidiaries	—	—	—	—	—	—	—	—	—	—
Intra group loans receivable	—	—	—	—	—	—	—	—	—	—
Restricted cash	—	—	—	—	—	—	—	—	—	—
Other financial fixed assets	—	—	—	—	—	—	—	—	—	—

Total fixed assets	88.8	120.8	154.8	182.6	210.3	7.7	12.0	16.0	18.9	21.8
asset turn	1	1	1	1	1	1	1	1	1	1
Stock	2.2	3.5	3.7	4.0	4.3	0.2	0.3	0.4	0.4	0.4
Debtors	22.0	20.1	23.1	25.3	27.9	1.9	2.0	2.4	2.6	2.9
Current liabilities	(32.4)	(27.0)	(37.7)	(40.1)	(43.3)	(2.8)	(2.7)	(3.9)	(4.2)	(4.5)

Total working capital	(8.2)	(3.4)	(10.9)	(10.7)	(11.1)	(0.7)	(0.3)	(1.1)	(1.1)	(1.2)
wc/turnover	-6%	-2%	-7%	-6%	-5%	-5%	-2%	-7%	-6%	-5%
Deferred income	—	—	—	—	—	—	—	—	—	—
Pensions and other provisions	(1.1)	(1.5)	(1.6)	(1.7)	(1.7)	(0.1)	(0.2)	(0.2)	(0.2)	(0.2)
Tax	(2.7)	1.8	1.8	1.9	2.0	(0.2)	0.2	0.2	0.2	0.2
Negative goodwill	—	—	—	—	—	—	—	—	—	—

Intra group loans payable	—	—	—	—	—	—	—	—	—	—
Net external debt	7.5	(18.6)	(30.1)	(40.9)	(41.9)	0.6	(1.9)	(3.1)	(4.2)	(4.3)

Net assets	84.3	99.1	114.0	131.1	157.6	7.3	9.9	11.8	13.6	16.3
capital employed	79.5	115.9	142.3	170.1	197.5	6.9	11.5	14.7	17.6	20.4
EBIT/cap employed	59%	37%	36%	33%	35%	67%	36%	36%	33%	35%

EQUITY

B/f shareholders’ funds	64.7	84.3	99.1	114.0	131.1	7.0	7.3	9.9	11.8	13.6
P&L	19.6	14.8	14.9	17.1	26.5	1.9	1.5	1.5	1.8	2.7
CTA	(0.0)	(0.0)	(0.0)	(0.0)	(0.0)	(1.7)	1.1	0.4	(0.0)	(0.0)
Other	—	—	—	—	—	—	—	—	—	—

C/f shareholders’ funds	84.3	99.1	114.0	131.1	157.6	7.3	9.9	11.8	13.6	16.3
Minority Shareholders’ - Equity Interest	—	—	—	—	—	—	—	—	—	—

Total Equity	84.3	99.1	114.0	131.1	157.6	7.3	9.9	11.8	13.6	16.3

CASH FLOW

TOTAL EBITDA		55.6	72.6	83.8	96.9		5.5	7.5	8.7	10.0
Working capital		3.8	7.2	(0.4)	0.1		0.4	0.7	(0.1)	(0.0)
Provision net movement		0.4	0.1	0.1	0.1		0.0	0.0	0.0	0.0
Capex less disposals		(51.7)	(55.0)	(56.2)	(56.2)		(5.1)	(5.7)	(5.8)	(5.8)
Capex contributions		—	—	—	—		—	—	—	—

Net cash flow		8.1	24.8	27.3	40.8		0.8	2.5	2.8	4.2
		14.6%	34.2%	32.5%	42.1%		14.6%	33.8%	32.1%	41.8%
Net interest paid		(3.0)	(5.7)	(6.7)	(6.7)		(0.3)	(0.6)	(0.7)	(0.7)
Tax paid		(16.8)	(12.7)	(13.5)	(17.2)		(1.6)	(1.3)	(1.4)	(1.8)

Free cash flow		(11.7)	6.4	7.0	16.9		(1.1)	0.6	0.7	1.7
		-21.0%	8.8%	8.4%	17.5%		-21.0%	8.5%	8.0%	17.2%
Acquistions		—	—	—	—		—	—	—	—
Disposals

Cash flow before dividend		(11.7)	6.4	7.0	16.9		(1.1)	0.6	0.7	1.7
shares issued		—	—	—	—		—	—	—	—
Dividends paid		(14.4)	(17.9)	(17.9)	(17.9)		(1.4)	(1.9)	(1.9)	(1.9)
Intra group loans		—	—	—	—		—	—	—	—
FX		—	—	—	—		0.1	(0.1)	—	—
Other non-cash movements (eg Artesian indexation)		—	—	—	—		—	—	—	—
net borrowings bf		7.5	(18.6)	(30.1)	(40.9)		0.6	(1.9)	(3.1)	(4.2)

net borrowings cf		(18.6)	(30.1)	(41.0)	(41.9)		(1.9)	(3.1)	(4.3)	(4.4)

Diff		0.0	0.0	0.0	0.0		0.0	0.0	0.0	0.0

P.T. Adhya Tirta Batam (proportionately consolidated - figures shown are 50% sha

	IDR					USD
	2009-12-02 12:33
	2008/09	2009/10	2010/11	2011/12	2012/13	2008/09	2009/10	2010/11	2011/12	2012/13
P&L

Total net turnover	129.4	139.0	162.6	180.5	200.3	12.6	13.7	16.8	18.7	20.7
Raw and auxiliary materials and other ext. costs	(45.4)	(55.5)	(59.4)	(63.6)	(68.0)	(4.4)	(5.5)	(6.2)	(6.6)	(7.0)
Staff costs	(14.6)	(14.3)	(15.3)	(16.4)	(17.5)	(1.4)	(1.4)	(1.6)	(1.7)	(1.8)
Other operating charges	(14.8)	(15.3)	(16.4)	(17.5)	(18.7)	(1.4)	(1.5)	(1.7)	(1.8)	(1.9)

Total operating expenses	(74.7)	(85.1)	(91.1)	(97.5)	(104.3)	(7.3)	(8.4)	(9.4)	(10.1)	(10.8)

EBITDA	54.6	53.9	71.5	83.0	96.0	5.3	5.3	7.4	8.6	9.9
EBITDA margin	42.2%	38.8%	44.0%	46.0%	47.9%	42.3%	38.8%	44.0%	46.0%	48.0%
Depreciation and amortisation	(8.7)	(12.5)	(20.6)	(28.0)	(28.0)	(0.8)	(1.2)	(2.1)	(2.9)	(2.9)
Gain/ (loss) on disposal of fixed assets	0.1	0.0	—	—	—	0.0	0.0	—	—	—

Operating profit	46.1	41.4	50.9	55.0	68.0	4.5	4.1	5.3	5.7	7.0
Gain/(loss) on disposal of subsidiaries	—	—	—	—	—	—	—	—	—	—
Financial income and expense	0.1	(1.2)	(5.9)	(7.0)	(7.0)	0.0	(0.1)	(0.6)	(0.7)	(0.7)
Foreign exchange gain/(loss)	—	—	—	—	—	—	—	—	—	—

Profit before tax	46.2	40.2	44.9	48.0	61.0	4.5	4.0	4.7	5.0	6.3
Taxation	(14.5)	(11.9)	(12.6)	(13.3)	(17.0)	(1.4)	(1.2)	(1.3)	(1.4)	(1.8)
Tax rate	31.4%	29.7%	28.1%	27.7%	27.8%	31.3%	29.6%	28.1%	27.7%	27.8%

Profit after tax	31.7	28.3	32.3	34.7	44.0	3.1	2.8	3.4	3.6	4.6
Minority interest	—	—	—	—	—	—	—	—	—	—
	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%

Net profit / (loss)	31.7	28.3	32.3	34.7	44.0	3.1	2.8	3.4	3.6	4.6
Dividends paid	(12.5)	(13.8)	(17.5)	(17.5)	(17.5)	(1.2)	(1.4)	(1.8)	(1.8)	(1.8)
Dividends received	—	—	—	—	—	—	—	—	—	—

Retained profit	19.2	14.5	14.8	17.2	26.5	1.9	1.4	1.5	1.8	2.8
Dividend payout ratio	2.5	2.1	1.8	2.0	2.5	2.5	2.1	1.8	2.0	2.5

BALANCE SHEET

Intangible fixed assets	1.1	0.4	—	—	—	0.1	0.0	—	—	—
Tangible fixed assets	86.1	118.9	153.7	181.9	210.2	7.5	11.8	15.9	18.8	21.8
Investments in subsidiaries	—	—	—	—	—	—	—	—	—	—
Intra group loans receivable	—	—	—	—	—	—	—	—	—	—
Restricted cash	—	—	—	—	—	—	—	—	—	—
Other financial fixed assets	—	—	—	—	—	—	—	—	—	—

Total fixed assets	87.2	119.3	153.7	181.9	210.2	7.5	11.9	15.9	18.8	21.8
asset turn	1	1	1	1	1	1	1	1	1	1
Stock	2.1	3.4	3.6	3.8	4.1	0.2	0.3	0.4	0.4	0.4
Debtors	21.7	19.7	22.6	24.8	27.2	1.9	2.0	2.3	2.6	2.8
Current liabilities	(31.9)	(26.4)	(37.0)	(39.5)	(42.8)	(2.8)	(2.6)	(3.8)	(4.1)	(4.4)

Total working capital	(8.1)	(3.3)	(10.8)	(10.9)	(11.5)	(0.7)	(0.3)	(1.1)	(1.1)	(1.2)
wc/turnover	-6%	-2%	-7%	-6%	-6%	-6%	-2%	-7%	-6%	-6%
Deferred income	—	—	—	—	—	—	—	—	—	—
Pensions and other provisions	(1.1)	(1.5)	(1.5)	(1.6)	(1.6)	(0.1)	(0.1)	(0.2)	(0.2)	(0.2)
Tax	(2.6)	2.0	2.0	2.1	2.3	(0.2)	0.2	0.2	0.2	0.2
Negative goodwill	—	—	—	—	—	—	—	—	—	—

Intra group loans payable	—	—	—	—	—	—	—	—	—	—
Net external debt	6.3	(20.3)	(32.3)	(43.4)	(44.5)	0.5	(2.0)	(3.3)	(4.5)	(4.6)

Net assets	81.8	96.3	111.1	128.2	154.7	7.1	9.6	11.5	13.3	16.0
capital employed	78.0	114.5	141.4	169.5	197.0	6.8	11.4	14.6	17.6	20.4
EBIT/cap employed	59%	36%	36%	32%	35%	67%	36%	36%	32%	35%

EQUITY

B/f shareholders’ funds	62.5	81.8	96.3	111.1	128.2	6.8	7.1	9.6	11.5	13.3
P&L	19.2	14.5	14.8	17.2	26.5	1.9	1.4	1.5	1.8	2.8
CTA	(0.0)	(0.0)	(0.0)	(0.0)	(0.0)	(1.6)	1.1	0.4	(0.0)	(0.0)
Other	—	—	—	—	—	—	—	—	—	—

C/f shareholders’ funds	81.8	96.3	111.1	128.2	154.7	7.1	9.6	11.5	13.3	16.0
Minority Shareholders’ - Equity Interest	—	—	—	—	—	—	—	—	—	—

Total Equity	81.8	96.3	111.1	128.2	154.7	7.1	9.6	11.5	13.3	16.0

CASH FLOW

TOTAL EBITDA		53.9	71.5	83.0	96.0		5.3	7.4	8.6	9.9
Working capital		3.8	7.2	(0.2)	0.3		0.4	0.7	(0.1)	0.0
Provision net movement		0.4	0.1	0.1	0.1		0.0	0.0	0.0	0.0
Capex less disposals		(51.4)	(55.0)	(56.2)	(56.2)		(5.0)	(5.7)	(5.8)	(5.8)
Capex contributions		—	—	—	—		—	—	—	—

Net cash flow		6.7	23.7	26.6	40.2		0.7	2.4	2.7	4.1
		12.5%	33.2%	32.1%	41.8%		13.2%	32.8%	31.7%	41.6%
Net interest paid		(3.0)	(5.7)	(6.8)	(6.8)		(0.3)	(0.6)	(0.7)	(0.7)
Tax paid		(16.5)	(12.6)	(13.4)	(17.1)		(1.6)	(1.3)	(1.4)	(1.8)

Free cash flow		(12.9)	5.5	6.4	16.3		(1.2)	0.5	0.6	1.7
		-23.9%	7.6%	7.7%	17.0%		-23.1%	7.3%	7.4%	16.7%
Acquistions		—	—	—	—		—	—	—	—
Disposals

Cash flow before dividend		(12.9)	5.5	6.4	16.3		(1.2)	0.5	0.6	1.7
shares issued		—	—	—	—		—	—	—	—
Dividends paid		(13.8)	(17.5)	(17.5)	(17.5)		(1.4)	(1.8)	(1.8)	(1.8)
Intra group loans		—	—	—	—		—	—	—	—
FX		—	—	—	—		0.0	(0.1)	—	—
Other non-cash movements (eg Artesian indexation)		—	—	—	—		—	—	—	—
net borrowings bf		6.3	(20.3)	(32.3)	(43.4)		0.5	(2.0)	(3.3)	(4.5)

net borrowings cf		(20.3)	(32.4)	(43.4)	(44.6)		(2.0)	(3.4)	(4.5)	(4.6)

Diff		—	0.0	0.0	0.0		(0.0)	0.0	0.0	0.0

P.T. Adhya Tirta Sriwijaya (proportionately consolidated - figures shown are 40%

	ID R					USD
	2009-12-02 12:33
	2008/09	2009/10	2010/11	2011/12	2012/13	2008/09	2009/10	2010/11	2011/12	2012/13
P&L

Total net turnover	4.0	4.4	3.9	3.9	3.9	0.4	0.4	0.4	0.4	0.4
Raw and auxiliary materials and other ext. costs	(1.8)	(1.8)	(1.9)	(2.0)	(2.0)	(0.2)	(0.2)	(0.2)	(0.2)	(0.2)
Staff costs	(0.4)	(0.5)	(0.6)	(0.6)	(0.6)	(0.0)	(0.0)	(0.1)	(0.1)	(0.1)
Other operating charges	(0.4)	(0.4)	(0.4)	(0.4)	(0.4)	(0.0)	(0.0)	(0.0)	(0.0)	(0.0)

Total operating expenses	(2.6)	(2.7)	(2.8)	(3.1)	(3.1)	(0.2)	(0.3)	(0.3)	(0.3)	(0.3)

EBITDA	1.4	1.7	1.1	0.9	0.9	0.1	0.2	0.1	0.1	0.1
EBITDA margin	36.1%	38.8%	27.8%	22.0%	22.0%	36.6%	39.1%	27.8%	21.7%	21.7%
Depreciation and amortisation	(0.3)	(0.4)	(0.5)	(0.4)	(0.4)	(0.0)	(0.0)	(0.0)	(0.0)	(0.0)
Gain/ (loss) on disposal of fixed assets	—	—	—	—	—	—	—	—	—	—

Operating profit	1.1	1.3	0.6	0.4	0.4	0.1	0.1	0.1	0.0	0.0
Gain/(loss) on disposal of subsidiaries	—	—	—	—	—	—	—	—	—	—
Financial income and expense	0.0	0.0	0.0	0.1	0.1	0.0	0.0	0.0	0.0	0.0
Foreign exchange gain/(loss)	—	—	—	—	—	—	—	—	—	—

Profit before tax	1.1	1.3	0.7	0.5	0.5	0.1	0.1	0.1	0.0	0.0
Taxation	(0.3)	(0.4)	(0.2)	(0.1)	(0.1)	(0.0)	(0.0)	(0.0)	(0.0)	(0.0)
Tax rate	29.6%	28.0%	25.0%	24.9%	24.9%	29.2%	27.7%	25.0%	25.0%	25.0%

Profit after tax	0.8	0.9	0.5	0.4	0.4	0.1	0.1	0.1	0.0	0.0
Minority interest	—	—	—	—	—	—	—	—	—	—
	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%
Net profit / (loss)	0.8	0.9	0.5	0.4	0.4	0.1	0.1	0.1	0.0	0.0

Dividends paid	(0.4)	(0.7)	(0.4)	(0.4)	(0.4)	(0.0)	(0.1)	(0.0)	(0.0)	(0.0)
Dividends received	—	—	—	—	—	—	—	—	—	—
Retained profit	0.4	0.3	0.1	(0.0)	(0.0)	0.0	0.0	0.0	(0.0)	(0.0)
Dividend payout ratio	2.0	1.4	1.2	0.9	0.9	2.1	1.4	1.2	0.9	0.9

BALANCE SHEET

Intangible fixed assets	—	—	—	—	—	—	—	—	—	—
Tangible fixed assets	1.6	1.5	1.1	0.6	0.2	0.1	0.2	0.1	0.1	0.0
Investments in subsidiaries	—	—	—	—	—	—	—	—	—	—
Intra group loans receivable	—	—	—	—	—	—	—	—	—	—
Restricted cash	—	—	—	—	—	—	—	—	—	—
Other financial fixed assets	—	—	—	—	—	—	—	—	—	—

Total fixed assets	1.6	1.5	1.1	0.6	0.2	0.1	0.2	0.1	0.1	0.0
asset turn	0	0	0	0	0	0	0	0	0	0
Stock	0.1	0.0	0.1	0.2	0.3	0.0	0.0	0.0	0.0	0.0
Debtors	0.3	0.4	0.4	0.5	0.6	0.0	0.0	0.0	0.1	0.1
Current liabilities	(0.5)	(0.6)	(0.6)	(0.6)	(0.6)	(0.0)	(0.1)	(0.1)	(0.1)	(0.1)

Total working capital	(0.1)	(0.1)	(0.1)	0.1	0.4	(0.0)	(0.0)	(0.0)	0.0	0.0
wc/turnover	-3%	-3%	-2%	3%	9%	-3%	-3%	-2%	3%	9%
Deferred income	—	—	—	—	—	—	—	—	—	—
Pensions and other provisions	(0.0)	(0.0)	(0.1)	(0.1)	(0.1)	(0.0)	(0.0)	(0.0)	(0.0)	(0.0)
Tax	(0.1)	(0.2)	(0.2)	(0.2)	(0.2)	(0.0)	(0.0)	(0.0)	(0.0)	(0.0)
Negative goodwill	—	—	—	—	—	—	—	—	—	—

Intra group loans payable	—	—	—	—	—	—	—	—	—	—
Net external debt	1.2	1.7	2.3	2.5	2.7	0.1	0.2	0.2	0.3	0.3

Net assets	2.6	2.9	3.0	2.9	2.9	0.2	0.3	0.3	0.3	0.3
capital employed	1.5	1.4	0.9	0.7	0.4	0.1	0.1	0.1	0.1	0.0
EBIT/cap employed	75%	96%	70%	63%	98%	87%	95%	70%	61%	100%

EQUITY

B/f shareholders’ funds	2.2	2.6	2.9	3.0	2.9	0.2	0.2	0.3	0.3	0.3
P&L	0.4	0.3	0.1	(0.0)	(0.0)	0.0	0.0	0.0	(0.0)	(0.0)
CTA	—	(0.0)	0.0	0.0	(0.0)	(0.1)	0.0	0.0	0.0	—
Other	—	—	—	—	—	—	—	—	—	—

C/f shareholders’ funds	2.6	2.9	3.0	2.9	2.9	0.2	0.3	0.3	0.3	0.3
Minority Shareholders’ - Equity Interest	—	—	—	—	—	—	—	—	—	—

Total Equity	2.6	2.9	3.0	2.9	2.9	0.2	0.3	0.3	0.3	0.3

CASH FLOW

TOTAL EBITDA		1.7	1.1	0.9	0.9		0.2	0.1	0.1	0.1
Working capital		(0.0)	(0.0)	(0.2)	(0.2)		(0.0)	(0.0)	(0.1)	(0.1)
Provision net movement		0.0	0.0	0.0	0.0		0.0	0.0	0.0	0.0
Capex less disposals		(0.3)	—	—	—		(0.0)	—	—	—
Capex contributions		—	—	—	—		—	—	—	—

Net cash flow		1.4	1.1	0.6	0.6		0.1	0.1	0.0	0.0
		80.9%	97.9%	74.0%	74.0%		81.8%	72.6%	38.6%	42.0%
Net interest paid		0.0	0.0	0.1	0.1		0.0	0.0	0.0	0.0
Tax paid		(0.2)	(0.2)	(0.1)	(0.1)		(0.0)	(0.0)	(0.0)	(0.0)

Free cash flow		1.2	0.9	0.6	0.6		0.1	0.1	0.0	0.0
		67.3%	84.7%	66.9%	66.9%		68.2%	59.3%	31.8%	35.2%
Acquistions		—	—	—	—		—	—	—	—
Disposals

Cash flow before dividend		1.2	0.9	0.6	0.6		0.1	0.1	0.0	0.0
shares issued		—	—	—	—		—	—	—	—
Dividends paid		(0.7)	(0.4)	(0.4)	(0.4)		(0.1)	(0.0)	(0.0)	(0.0)
Intra group loans		—	—	—	—		—	—	—	—
FX		—	—	—	—		0.0	0.0	—	—
Other non-cash movements (eg Artesian indexation)		—	—	—	—		—	—	—	—
net borrowings bf		1.2	1.7	2.3	2.5		0.1	0.2	0.2	0.3

net borrowings cf		1.7	2.2	2.4	2.6		0.2	0.2	0.2	0.2

Diff		0.0	0.0	0.0	0.0		0.0	0.0	0.0	0.0

China consolidated (87% owned by Cascal)

	USD					USD
	2009-12-02 12:49
	2008/09	2009/10	2010/11	2011/12	2012/13	2008/09	2009/10	2010/11	2011/12	2012/13
P&L

Total net turnover	20.9	26.5	31.3	34.2	36.2	20.9	26.5	31.3	34.2	36.2
Raw and auxiliary materials and other ext. costs	(6.4)	(9.0)	(10.2)	(11.0)	(11.5)	(6.4)	(9.0)	(10.2)	(11.0)	(11.5)
Staff costs	(5.7)	(6.8)	(7.4)	(7.7)	(7.9)	(5.7)	(6.8)	(7.4)	(7.7)	(7.9)
Other operating charges	(2.8)	(3.3)	(3.7)	(3.8)	(3.9)	(2.8)	(3.3)	(3.7)	(3.8)	(3.9)

Total operating expenses	(14.9)	(19.1)	(21.3)	(22.6)	(23.2)	(14.9)	(19.1)	(21.3)	(22.6)	(23.2)

EBITDA	6.0	7.5	10.0	11.7	13.0	6.0	7.5	10.0	11.7	13.0
EBITDA margin	28.9%	28.2%	32.0%	34.1%	35.9%	28.9%	28.2%	32.0%	34.1%	35.9%
Depreciation and amortisation	(3.5)	(5.8)	(6.7)	(6.6)	(6.6)	(3.5)	(5.8)	(6.7)	(6.6)	(6.6)
Gain/ (loss) on disposal of fixed assets	(0.1)	(0.0)	—	—	—	(0.1)	(0.0)	—	—	—

Operating profit	2.5	1.7	3.3	5.0	6.4	2.5	1.7	3.3	5.0	6.4
Gain/(loss) on disposal of subsidiaries	—	—	—	—	—	—	—	—	—	—
Financial income and expense	0.2	(1.7)	(2.9)	(2.8)	(2.8)	0.2	(1.7)	(2.9)	(2.8)	(2.8)
Foreign exchange gain/(loss)	0.1	(0.0)	0.0	—	—	0.1	(0.0)	0.0	—	—

Profit before tax	2.7	(0.0)	0.4	2.2	3.6	2.7	(0.0)	0.4	2.2	3.6
Taxation	(0.9)	(0.4)	(0.7)	(1.2)	(1.5)	(0.9)	(0.4)	(0.7)	(1.2)	(1.5)
Tax rate	34.1%	-40500.0%	164.6%	54.8%	43.0%	34.1%	-40500.0%	164.6%	54.8%	43.0%

Profit after tax	1.8	(0.4)	(0.3)	1.0	2.0	1.8	(0.4)	(0.3)	1.0	2.0
Minority interest	(0.6)	0.0	0.3	(0.3)	(0.7)	(0.6)	0.0	0.3	(0.3)	(0.7)
	32.8%	6.9%	114.7%	29.3%	34.6%	32.8%	6.9%	114.7%	29.3%	34.6%

Net profit / (loss)	1.2	(0.4)	0.0	0.7	1.3	1.2	(0.4)	0.0	0.7	1.3
Dividends paid	—	(2.5)	(2.5)	(2.5)	(2.5)	—	(2.5)	(2.5)	(2.5)	(2.5)
Dividends received	—	—	—	—	—	—	—	—	—	—

Retained profit	1.2	(2.9)	(2.5)	(1.8)	(1.2)	1.2	(2.9)	(2.5)	(1.8)	(1.2)
Dividend payout ratio	#DIV/0!	(0.2)	0.0	0.3	0.5	#DIV/0!	(0.2)	0.0	0.3	0.5

BALANCE SHEET

Intangible fixed assets	23.5	22.8	22.6	21.9	21.3	23.5	22.8	22.6	21.9	21.3
Tangible fixed assets	106.9	116.9	117.1	115.1	113.0	106.9	116.9	117.1	115.1	113.0
Investments in subsidiaries	—	—	—	—	—	—	—	—	—	—
Intra group loans receivable	—	—	—	—	—	—	—	—	—	—
Restricted cash	—	—	—	—	—	—	—	—	—	—
Other financial fixed assets	—	—	—	—	—	—	—	—	—	—

Total fixed assets	130.4	139.8	139.7	137.0	134.3	130.4	139.8	139.7	137.0	134.3
asset turn	6	5	4	4	4	6	5	4	4	4

Stock	4.4	4.6	4.9	5.2	5.4	4.4	4.6	4.9	5.2	5.4
Debtors	7.2	4.6	4.0	4.2	5.1	7.2	4.6	4.0	4.2	5.1
Current liabilities	(23.6)	(16.4)	(15.3)	(13.6)	(11.9)	(23.6)	(16.4)	(15.3)	(13.6)	(11.9)

Total working capital	(12.1)	(7.2)	(6.5)	(4.2)	(1.4)	(12.1)	(7.2)	(6.5)	(4.2)	(1.4)
wc/turnover	-58%	-27%	-21%	-12%	-4%	-58%	-27%	-21%	-12%	-4%

Deferred income	(0.3)	(0.3)	(0.3)	(0.3)	(0.3)	(0.3)	(0.3)	(0.3)	(0.3)	(0.3)
Pensions and other provisions	(1.4)	(1.3)	(1.3)	(1.3)	(1.3)	(1.4)	(1.3)	(1.3)	(1.3)	(1.3)
Tax	(0.1)	(0.0)	(0.4)	(0.8)	(1.2)	(0.1)	(0.0)	(0.4)	(0.8)	(1.2)
Negative goodwill	(1.2)	(1.2)	(1.1)	(1.1)	(1.0)	(1.2)	(1.2)	(1.1)	(1.1)	(1.0)

Intra group loans payable	(4.6)	(7.9)	(8.0)	(8.0)	(8.0)	(4.6)	(7.9)	(8.0)	(8.0)	(8.0)
Net external debt	(10.7)	(23.8)	(25.3)	(26.4)	(26.9)	(10.7)	(23.8)	(25.3)	(26.4)	(26.9)

Net assets	100.0	98.1	96.8	95.0	94.2	100.0	98.1	96.8	95.0	94.2
capital employed	115.4	129.9	130.5	130.2	130.3	115.4	129.9	130.5	130.2	130.3
EBIT/cap employed	2%	1%	3%	4%	5%	2%	1%	3%	4%	5%

EQUITY

B/f shareholders’ funds	63.8	66.0	64.5	63.6	62.3	63.8	66.0	64.5	63.6	62.3
P&L	1.2	(2.9)	(2.5)	(1.8)	(1.2)	1.2	(2.9)	(2.5)	(1.8)	(1.2)
CTA	1.1	1.3	1.6	0.4	0.4	1.1	1.3	1.6	0.4	0.4
Other	(0.1)	(0.0)	—	—	—	(0.1)	(0.0)	—	—	—

C/f shareholders’ funds	66.0	64.5	63.6	62.3	61.6	66.0	64.5	63.6	62.3	61.6
Minority Shareholders’ - Equity Interest	34.0	33.6	33.2	32.7	32.7	34.0	33.6	33.2	32.7	32.7

Total Equity	100.0	98.1	96.8	95.0	94.2	100.0	98.1	96.8	95.0	94.2

CASH FLOW

TOTAL EBITDA		7.5	10.0	11.7	13.0		7.5	10.0	11.7	13.0
Working capital		1.2	(1.0)	(2.3)	(2.8)		1.2	(1.0)	(2.3)	(2.8)
Provision net movement		(0.2)	—	—	—		(0.2)	—	—	—
Capex less disposals		(19.0)	(4.2)	(4.0)	(4.0)		(19.0)	(4.2)	(4.0)	(4.0)
Capex contributions		—	—	—	—		—	—	—	—

Net cash flow		(10.4)	4.9	5.3	6.2		(10.4)	4.9	5.3	6.2
		-139.0%	48.5%	45.8%	47.9%		-139.0%	48.5%	45.8%	47.9%

Net interest paid		(2.4)	(2.6)	(2.5)	(2.5)		(2.4)	(2.6)	(2.5)	(2.5)
Tax paid		(0.5)	(0.3)	(0.8)	(1.1)		(0.5)	(0.3)	(0.8)	(1.1)

Free cash flow		(13.3)	1.9	2.0	2.6		(13.3)	1.9	2.0	2.6
		-177.2%	19.3%	17.5%	20.2%		-177.2%	19.3%	17.5%	20.2%

Acquistions		—	—	—	—		—	—	—	—
Disposals

Cash flow before dividend		(13.3)	1.9	2.0	2.6		(13.3)	1.9	2.0	2.6
shares issued		—	—	—	—		—	—	—	—

Dividend Rec Subs / Cash Received		2.3	5.2	5.1	5.1		2.3	5.2	5.1	5.1
		—	—	—	—		—	—	—	—

Dividend Payable Sub / Cash Paid		(4.4)	(7.5)	(7.5)	(7.5)		(4.4)	(7.5)	(7.5)	(7.5)
Divd Pay 3rd Party / Cash Paid		(0.7)	(0.7)	(0.7)	(0.7)		(0.7)	(0.7)	(0.7)	(0.7)

Dividends paid		(2.9)	(3.0)	(3.1)	(3.1)		(2.9)	(3.0)	(3.1)	(3.1)
Intra group loans		3.3	0.0	—	—		3.3	0.0	—	—
FX		(0.2)	(0.4)	—	(0.0)		(0.2)	(0.4)	—	(0.0)
Other non-cash movements (eg Artesian indexation)		—	—	—	—		—	—	—	—
net borrowings bf		(10.7)	(23.8)	(25.3)	(26.4)		(10.7)	(23.8)	(25.3)	(26.4)

net borrowings cf		(23.8)	(25.3)	(26.4)	(26.9)		(23.8)	(25.3)	(26.4)	(26.9)

Diff		—	—	—	—		—	—	—	—

The China Water Company Limited (parent company, 87% owned by Cascal)

	USD					USD
	2009-12-02 12:49
	2008/09	2009/10	2010/11	2011/12	2012/13	2008/09	2009/10	2010/11	2011/12	2012/13
P&L

Total net turnover	0.6	0.9	1.1	0.9	0.9	0.6	0.9	1.1	0.9	0.9
Raw and auxiliary materials and other ext. costs	—	—	—	—	—	—	—	—	—	—
Staff costs	(1.7)	(2.1)	(2.2)	(2.4)	(2.4)	(1.7)	(2.1)	(2.2)	(2.4)	(2.4)
Other operating charges	(1.4)	(1.4)	(1.5)	(1.5)	(1.5)	(1.4)	(1.4)	(1.5)	(1.5)	(1.5)

Total operating expenses	(3.1)	(3.4)	(3.7)	(3.9)	(3.9)	(3.1)	(3.4)	(3.7)	(3.9)	(3.9)

EBITDA	(2.5)	(2.6)	(2.6)	(3.0)	(3.0)	(2.5)	(2.6)	(2.6)	(3.0)	(3.0)
EBITDA margin	-385.0%	-298.6%	-241.5%	-326.0%	-326.0%	-385.0%	-298.6%	-241.5%	-326.0%	-326.0%

Depreciation and amortisation	(0.0)	(0.0)	(0.0)	(0.0)	(0.0)	(0.0)	(0.0)	(0.0)	(0.0)	(0.0)
Gain/ (loss) on disposal of fixed assets	—	—	—	—	—	—	—	—	—	—

Operating profit	(2.5)	(2.6)	(2.6)	(3.0)	(3.0)	(2.5)	(2.6)	(2.6)	(3.0)	(3.0)
Gain/(loss) on disposal of subsidiaries	—	—	—	—	—	—	—	—	—	—
Financial income and expense	(0.1)	(0.4)	(0.1)	(0.1)	(0.1)	(0.1)	(0.4)	(0.1)	(0.1)	(0.1)
Foreign exchange gain/(loss)	0.0	—	—	—	—	0.0	—	—	—	—

Profit before tax	(2.5)	(3.0)	(2.7)	(3.1)	(3.1)	(2.5)	(3.0)	(2.7)	(3.1)	(3.1)
Taxation	(0.0)	(0.0)	(0.0)	(0.0)	(0.0)	(0.0)	(0.0)	(0.0)	(0.0)	(0.0)
Tax rate	-0.9%	-0.7%	-0.9%	-0.6%	-0.6%	-0.9%	-0.7%	-0.9%	-0.6%	-0.6%

Profit after tax	(2.5)	(3.0)	(2.8)	(3.1)	(3.1)	(2.5)	(3.0)	(2.8)	(3.1)	(3.1)
Minority interest	—	—	—	—	—	—	—	—	—	—
	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%

Net profit / (loss)	(2.5)	(3.0)	(2.8)	(3.1)	(3.1)	(2.5)	(3.0)	(2.8)	(3.1)	(3.1)
Dividends paid	—	(2.5)	(2.5)	(2.5)	(2.5)	—	(2.5)	(2.5)	(2.5)	(2.5)
Dividends received	4.7	—	2.9	2.8	2.8	4.7	—	2.9	2.8	2.8

Retained profit	2.1	(5.5)	(2.4)	(2.8)	(2.8)	2.1	(5.5)	(2.4)	(2.8)	(2.8)
Dividend payout ratio	#DIV/0!	(1.2)	(1.1)	(1.3)	(1.3)	#DIV/0!	(1.2)	(1.1)	(1.3)	(1.3)

BALANCE SHEET

Intangible fixed assets	—	—	—	—	—	—	—	—	—	—
Tangible fixed assets	0.1	0.0	0.0	0.0	0.0	0.1	0.0	0.0	0.0	0.0
Investments in subsidiaries	—	—	—	—	—	—	—	—	—	—
Intra group loans receivable	—	—	—	—	—	—	—	—	—	—
Restricted cash	—	—	—	—	—	—	—	—	—	—
Other financial fixed assets	—	—	—	—	—	—	—	—	—	—

Total fixed assets	0.1	0.0	0.0	0.0	0.0	0.1	0.0	0.0	0.0	0.0
asset turn	0	0	0	0	0	0	0	0	0	0

Stock	—	—	—	—	—	—	—	—	—	—
Debtors	93.4	95.2	97.0	97.0	97.0	93.4	95.2	97.0	97.0	97.0
Current liabilities	(2.0)	(2.2)	(2.2)	(1.5)	(0.8)	(2.0)	(2.2)	(2.2)	(1.5)	(0.8)

Total working capital	91.4	93.0	94.9	95.6	96.2	91.4	93.0	94.9	95.6	96.2
wc/turnover	14297%	10754%	8809%	10477%	10552%	14297%	10754%	8809%	10477%	10552%

Deferred income	—	—	—	—	—	—	—	—	—	—
Pensions and other provisions	—	—	—	—	—	—	—	—	—	—
Tax	—	—	—	—	—	—	—	—	—	—
Negative goodwill	—	—	—	—	—	—	—	—	—	—

Intra group loans payable	(4.6)	(7.9)	(8.0)	(8.0)	(8.0)	(4.6)	(7.9)	(8.0)	(8.0)	(8.0)
Net external debt	2.6	(1.0)	(4.9)	(8.0)	(11.1)	2.6	(1.0)	(4.9)	(8.0)	(11.1)

Net assets	89.4	84.2	82.1	79.6	77.2	89.4	84.2	82.1	79.6	77.2
capital employed	91.4	93.1	94.9	95.6	96.3	91.4	93.1	94.9	95.6	96.3
EBIT/cap employed	-3%	-3%	-3%	-3%	-3%	-3%	-3%	-3%	-3%	-3%

EQUITY

B/f shareholders’ funds	72.0	89.4	84.2	82.1	79.6	72.0	89.4	84.2	82.1	79.6
P&L	2.1	(5.5)	(2.4)	(2.8)	(2.8)	2.1	(5.5)	(2.4)	(2.8)	(2.8)
CTA	0.0	0.3	0.3	0.3	0.3	0.0	0.3	0.3	0.3	0.3
Other	15.2	—	—	—	—	15.2	—	—	—	—

C/f shareholders’ funds	89.4	84.2	82.1	79.6	77.2	89.4	84.2	82.1	79.6	77.2
Minority Shareholders’ - Equity Interest	—	—	—	—	—	—	—	—	—	—

Total Equity	89.4	84.2	82.1	79.6	77.2	89.4	84.2	82.1	79.6	77.2

CASH FLOW

TOTAL EBITDA		(2.6)	(2.6)	(3.0)	(3.0)		(2.6)	(2.6)	(3.0)	(3.0)
Working capital		(1.6)	(1.9)	(0.7)	(0.7)		(1.6)	(1.9)	(0.7)	(0.7)
Provision net movement		—	—	—	—		—	—	—	—
Capex less disposals		(0.0)	—	—	—		(0.0)	—	—	—
Capex contributions		—	—	—	—		—	—	—	—

Net cash flow		(4.2)	(4.5)	(3.7)	(3.7)		(4.2)	(4.5)	(3.7)	(3.7)
		162.6%	171.1%	122.9%	122.9%		162.6%	171.1%	122.9%	122.9%

Net interest paid		(0.1)	0.2	0.2	0.2		(0.1)	0.2	0.2	0.2
Tax paid		(0.0)	(0.0)	(0.0)	(0.0)		(0.0)	(0.0)	(0.0)	(0.0)

Free cash flow		(4.4)	(4.3)	(3.5)	(3.5)		(4.4)	(4.3)	(3.5)	(3.5)
		169.1%	164.4%	116.9%	116.8%		169.1%	164.4%	116.9%	116.8%

Acquistions		—	—	—	—		—	—	—	—
Disposals

Cash flow before dividend		(4.4)	(4.3)	(3.5)	(3.5)		(4.4)	(4.3)	(3.5)	(3.5)
shares issued		—	—	—	—		—	—	—	—

Dividend Rec Subs / Cash Received		—	2.9	2.8	2.8		—	2.9	2.8	2.8
		—	—	—	—		—	—	—	—

Dividend Payable Sub / Cash Paid		(2.2)	(2.2)	(2.2)	(2.2)		(2.2)	(2.2)	(2.2)	(2.2)
Divd Pay 3rd Party / Cash Paid		(0.3)	(0.3)	(0.3)	(0.3)		(0.3)	(0.3)	(0.3)	(0.3)

Dividends paid		(2.5)	0.4	0.3	0.3		(2.5)	0.4	0.3	0.3
Intra group loans		3.3	0.0	—	—		3.3	0.0	—	—
FX		—	—	—	—		—	—	—	—
Other non-cash movements (eg Artesian indexation)		—	—	—	—		—	—	—	—
net borrowings bf		2.6	(1.0)	(4.9)	(8.0)		2.6	(1.0)	(4.9)	(8.0)

net borrowings cf		(1.0)	(4.9)	(8.0)	(11.1)		(1.0)	(4.9)	(8.0)	(11.1)

Total external net debt		(1.0)	(4.9)	(8.0)	(11.1)		(1.0)	(4.9)	(8.0)	(11.1)
Diff		(0.0)	0.0	0.0	0.0		(0.0)	0.0	0.0	0.0

Fuzhou CJV	78% OWNED by CWC

	CNY					USD
	2009-12-02 12:49
	2008/09	2009/10	2010/11	2011/12	2012/13	2008/09	2009/10	2010/11	2011/12	2012/13
P&L

Total net turnover	35.1	36.4	38.6	39.7	40.9	5.1	5.3	5.8	6.0	6.2
Raw and auxiliary materials and other ext. costs	(7.2)	(8.4)	(8.7)	(8.9)	(9.2)	(1.0)	(1.2)	(1.3)	(1.3)	(1.4)
Staff costs	(6.5)	(6.7)	(6.8)	(7.0)	(7.1)	(1.0)	(1.0)	(1.0)	(1.1)	(1.1)
Other operating charges	(2.6)	(2.5)	(2.6)	(2.7)	(2.7)	(0.4)	(0.4)	(0.4)	(0.4)	(0.4)

Total operating expenses	(16.3)	(17.7)	(18.1)	(18.5)	(19.0)	(2.4)	(2.6)	(2.7)	(2.8)	(2.9)

EBITDA	18.8	18.7	20.5	21.2	21.9	2.7	2.8	3.1	3.2	3.3
EBITDA margin	53.5%	51.4%	53.1%	53.4%	53.6%	53.5%	51.4%	53.1%	53.3%	53.6%

Depreciation and amortisation	(6.8)	(3.9)	(2.0)	(2.1)	(2.1)	(1.0)	(0.6)	(0.3)	(0.3)	(0.3)
Gain/ (loss) on disposal of fixed assets	(0.1)	—	—	—	—	(0.0)	—	—	—	—

Operating profit	11.9	14.8	18.5	19.1	19.9	1.7	2.2	2.8	2.9	3.0
Gain/(loss) on disposal of subsidiaries	—	—	—	—	—	—	—	—	—	—
Financial income and expense	1.2	1.0	1.1	1.0	1.0	0.2	0.1	0.2	0.2	0.2
Foreign exchange gain/(loss)	—	—	—	—	—	—	—	—	—	—

Profit before tax	13.1	15.8	19.6	20.1	20.9	1.9	2.3	3.0	3.0	3.1
Taxation	(3.0)	(2.4)	(4.5)	(4.9)	(5.1)	(0.4)	(0.4)	(0.7)	(0.7)	(0.8)
Tax rate	22.8%	15.1%	23.1%	24.2%	24.2%	22.8%	15.1%	23.0%	24.2%	24.2%

Profit after tax	10.1	13.4	15.1	15.3	15.8	1.5	2.0	2.3	2.3	2.4
Minority interest	—	—	—	—	—	—	—	—	—	—
	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%

Net profit / (loss)	10.1	13.4	15.1	15.3	15.8	1.5	2.0	2.3	2.3	2.4
Dividends paid	(12.9)	(11.2)	(11.5)	(10.8)	(10.8)	(1.9)	(1.6)	(1.7)	(1.6)	(1.6)
Dividends received	—	—	—	—	—	—	—	—	—	—

Retained profit	(2.8)	2.3	3.6	4.5	5.0	(0.4)	0.3	0.5	0.7	0.8
Dividend payout ratio	0.8	1.2	1.3	1.4	1.5	0.8	1.2	1.3	1.4	1.5

BALANCE SHEET

Intangible fixed assets	0.0	0.0	0.0	—	(0.0)	0.0	—	—	—	—
Tangible fixed assets	87.4	91.9	98.2	98.6	98.9	12.8	13.6	14.8	14.8	14.9
Investments in subsidiaries	—	—	—	—	—	—	—	—	—	—
Intra group loans receivable	—	—	—	—	—	—	—	—	—	—
Restricted cash	—	—	—	—	—	—	—	—	—	—
Other financial fixed assets	—	—	—	—	—	—	—	—	—	—

Total fixed assets	87.4	91.9	98.2	98.6	98.9	12.8	13.6	14.8	14.8	14.9
asset turn	2	3	3	2	2	3	3	3	2	2

Stock	2.0	1.8	1.8	1.8	1.8	0.3	0.3	0.3	0.3	0.3
Debtors	9.6	7.2	7.0	7.1	7.3	1.4	1.1	1.1	1.1	1.1
Current liabilities	(8.2)	(9.9)	(8.4)	(6.8)	(5.1)	(1.2)	(1.5)	(1.3)	(1.0)	(0.8)

Total working capital	3.3	(0.9)	0.4	2.1	3.9	0.5	(0.1)	0.1	0.3	0.6
wc/turnover	10%	-3%	1%	5%	10%	10%	-3%	1%	5%	10%

Deferred income	(0.8)	(0.7)	(0.7)	(0.7)	(0.7)	(0.1)	(0.1)	(0.1)	(0.1)	(0.1)
Pensions and other provisions	—	—	—	—	—	—	—	—	—	—
Tax	24.4	23.4	22.0	20.7	19.3	3.6	3.5	3.3	3.1	2.9
Negative goodwill	(4.7)	(4.5)	(4.3)	(4.1)	(3.9)	(0.7)	(0.7)	(0.6)	(0.6)	(0.6)

Intra group loans payable	—	—	—	—	—	—	—	—	—	—
Net external debt	41.1	38.8	30.7	28.8	27.3	6.0	5.7	4.6	4.3	4.1

Net assets	150.8	148.0	146.3	145.2	144.7	22.1	21.9	22.0	21.9	21.8
capital employed	85.3	85.7	93.5	95.7	98.1	12.5	12.7	14.1	14.4	14.8
EBIT/cap employed	14%	17%	20%	20%	20%	14%	17%	20%	20%	20%

EQUITY

B/f shareholders’ funds	159.0	150.8	148.0	146.3	145.2	22.7	22.1	21.9	22.0	21.9
P&L	(2.8)	2.3	3.6	4.5	5.0	(0.4)	0.3	0.5	0.7	0.8
CTA	—	—	—	—	—	0.6	0.3	0.4	—	(0.0)
Other	(5.5)	(5.1)	(5.3)	(5.5)	(5.5)	(0.8)	(0.7)	(0.8)	(0.8)	(0.8)

C/f shareholders’ funds	150.8	148.0	146.3	145.2	144.7	22.1	21.9	22.0	21.9	21.8
Minority Shareholders’– Equity Interest	—	—	—	—	—	—	—	—	—	—

Total Equity	150.8	148.0	146.3	145.2	144.7	22.1	21.9	22.0	21.9	21.8

CASH FLOW

TOTAL EBITDA		18.7	20.5	21.2	21.9		2.8	3.1	3.2	3.3
Working capital		4.3	(1.3)	(1.7)	(1.9)		0.6	(0.2)	(0.3)	(0.3)
Provision net movement		(0.0)	—	—	—		(0.0)	—	—	—
Capex less disposals		(8.6)	(8.5)	(2.6)	(2.6)		(1.3)	(1.3)	(0.4)	(0.4)
Capex contributions		—	—	—	—		—	—	—	—

Net cash flow		14.4	10.7	16.9	17.5		2.1	1.6	2.5	2.6
		76.7%	52.2%	79.7%	79.7%		76.8%	52.2%	79.6%	79.7%

Net interest paid		1.0	1.1	1.0	1.0		0.1	0.2	0.2	0.2
Tax paid		(1.4)	(3.1)	(3.5)	(3.7)		(0.2)	(0.5)	(0.5)	(0.6)

Free cash flow		13.9	8.7	14.4	14.8		2.0	1.3	2.2	2.2
		74.1%	42.2%	67.9%	67.5%		74.2%	42.2%	67.9%	67.5%

Acquistions		—	—	—	—		—	—	—	—
Disposals

Cash flow before dividend		13.9	8.7	14.4	14.8		2.0	1.3	2.2	2.2
Capital repayment		(5.1)	(5.3)	(5.5)	(5.5)	—	(0.7)	(0.8)	(0.8)	(0.8)
Dividends paid		(11.2)	(11.5)	(10.8)	(10.8)		(1.6)	(1.7)	(1.6)	(1.6)
Intra group loans		—	—	—	—		—	—	—	—
FX		—	—	—	—		0.1	0.1	—	—
Other non-cash movements (eg Artesian indexation)		—	—	—	—		—	—	—	—
net borrowings bf		41.1	38.8	30.7	28.8		6.0	5.7	4.6	4.3

net borrowings cf		38.8	30.7	28.8	27.3		5.7	4.6	4.3	4.1

Diff		0.0	0.0	0.0	0.0		0.0	0.0	0.0	(0.0)

Xinmin CJV	90% OWNED by CWC

	CNY					USD
	2009-12-02 12:49
	2008/09	2009/10	2010/11	2011/12	2012/13	2008/09	2009/10	2010/11	2011/12	2012/13
P&L

Total net turnover	9.0	9.1	9.9	10.8	10.8	1.3	1.3	1.5	1.6	1.6
Raw and auxiliary materials and other ext. costs	(3.3)	(3.4)	(3.5)	(3.8)	(3.8)	(0.5)	(0.5)	(0.5)	(0.6)	(0.6)
Staff costs	(0.9)	(1.1)	(1.1)	(1.1)	(1.1)	(0.1)	(0.2)	(0.2)	(0.2)	(0.2)
Other operating charges	(2.4)	(2.5)	(3.0)	(3.0)	(3.0)	(0.3)	(0.4)	(0.5)	(0.5)	(0.5)

Total operating expenses	(6.7)	(6.9)	(7.5)	(8.0)	(8.0)	(1.0)	(1.0)	(1.1)	(1.2)	(1.2)

EBITDA	2.3	2.2	2.3	2.9	2.9	0.3	0.3	0.4	0.4	0.4
EBITDA margin	26.0%	24.0%	23.6%	26.7%	26.7%	25.9%	24.1%	23.6%	26.6%	26.6%

Depreciation and amortisation	3.2	(0.5)	(3.4)	(2.2)	(2.2)	0.5	(0.1)	(0.5)	(0.3)	(0.3)
Gain/ (loss) on disposal of fixed assets	(0.0)	—	—	—	—	(0.0)	—	—	—	—

Operating profit	5.5	1.7	(1.1)	0.7	0.7	0.8	0.2	(0.2)	0.1	0.1
Gain/(loss) on disposal of subsidiaries	—	—	—	—	—	—	—	—	—	—
Financial income and expense	0.0	0.0	—	—	—	0.0	—	—	—	—
Foreign exchange gain/(loss)	0.0	—	—	—	—	0.0	—	—	—	—

Profit before tax	5.5	1.7	(1.1)	0.7	0.7	0.8	0.2	(0.2)	0.1	0.1
Taxation	—	—	—	—	—	—	—	—	—	—
Tax rate	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%

Profit after tax	5.5	1.7	(1.1)	0.7	0.7	0.8	0.2	(0.2)	0.1	0.1
Minority interest	—	—	—	—	—	—	—	—	—	—
	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%

Net profit / (loss)	5.5	1.7	(1.1)	0.7	0.7	0.8	0.2	(0.2)	0.1	0.1
Dividends paid	—	—	—	—	—	—	—	—	—	—
Dividends received	—	—	—	—	—	—	—	—	—	—

Retained profit	5.5	1.7	(1.1)	0.7	0.7	0.8	0.2	(0.2)	0.1	0.1
Dividend payout ratio	#DIV/0!	#DIV/0!	#DIV/0!	#DIV/0!	#DIV/0!	#DIV/0!	#DIV/0!	#DIV/0!	#DIV/0!	#DIV/0!

BALANCE SHEET

Intangible fixed assets	—	—	—	—	—	—	—	—	—	—
Tangible fixed assets	9.0	9.8	6.7	5.2	3.7	1.3	1.4	1.0	0.8	0.6
Investments in subsidiaries	—	—	—	—	—	—	—	—	—	—
Intra group loans receivable	—	—	—	—	—	—	—	—	—	—
Restricted cash	—	—	—	—	—	—	—	—	—	—
Other financial fixed assets	—	—	—	—	—	—	—	—	—	—

Total fixed assets	9.0	9.8	6.7	5.2	3.7	1.3	1.4	1.0	0.8	0.6
asset turn	1	1	1	0	0	1	1	1	0	0
Stock	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0
Debtors	0.8	1.1	1.1	1.1	1.1	0.1	0.2	0.2	0.2	0.2
Current liabilities	(4.6)	(4.4)	(4.1)	(4.1)	(4.1)	(0.7)	(0.6)	(0.6)	(0.6)	(0.6)

Total working capital	(3.7)	(3.3)	(3.0)	(3.0)	(3.0)	(0.5)	(0.5)	(0.5)	(0.5)	(0.5)
wc/turnover	-41%	-36%	-31%	-28%	-28%	-42%	-37%	-31%	-28%	-28%

Deferred income	—	—	—	—	—	—	—	—	—	—
Pensions and other provisions	—	—	—	—	—	—	—	—	—	—
Tax	—	—	—	—	—	—	—	—	—	—
Negative goodwill	(0.4)	(0.4)	(0.4)	(0.4)	(0.3)	(0.1)	(0.1)	(0.1)	(0.1)	(0.1)

Intra group loans payable	—	—	—	—	—	—	—	—	—	—
Net external debt	1.4	1.9	3.6	5.7	7.9	0.2	0.3	0.5	0.9	1.2

Net assets	6.3	7.9	6.9	7.5	8.2	0.9	1.2	1.0	1.1	1.2
capital employed	4.9	6.1	3.2	1.8	0.3	0.7	0.9	0.5	0.3	0.1
EBIT/cap employed	113%	27%	-33%	38%	201%	113%	27%	-33%	37%	198%

EQUITY

B/f shareholders’ funds	0.8	6.3	7.9	6.9	7.5	0.1	0.9	1.2	1.0	1.1
P&L	5.5	1.7	(1.1)	0.7	0.7	0.8	0.2	(0.2)	0.1	0.1
CTA	—	—	—	—	—	0.0	0.0	0.0	—	0.0
Other	—	—	—	—	—	—	—	—	—	—

C/f shareholders’ funds	6.3	7.9	6.9	7.5	8.2	0.9	1.2	1.0	1.1	1.2
Minority Shareholders’ - Equity Interest	—	—	—	—	—	—	—	—	—	—

Total Equity	6.3	7.9	6.9	7.5	8.2	0.9	1.2	1.0	1.1	1.2

CASH FLOW

TOTAL EBITDA		2.2	2.3	2.9	2.9		0.3	0.4	0.4	0.4
Working capital		(0.4)	(0.3)	(0.0)	(0.0)		(0.1)	(0.0)	(0.0)	(0.0)
Provision net movement		—	—	—	—		—	—	—	—
Capex less disposals		(1.3)	(0.3)	(0.8)	(0.8)		(0.2)	(0.1)	(0.1)	(0.1)
Capex contributions		—	—	—	—		—	—	—	—

Net cash flow		0.5	1.7	2.1	2.1		0.1	0.3	0.3	0.3
		21.9%	73.9%	73.5%	73.6%		22.7%	73.2%	72.9%	73.3%

Net interest paid		0.0	—	—	—		—	—	—	—
Tax paid		—	—	—	—		—	—	—	—

Free cash flow		0.5	1.7	2.1	2.1		0.1	0.3	0.3	0.3
		22.0%	73.9%	73.5%	73.6%		22.7%	73.2%	72.9%	73.3%

Acquistions		—	—	—	—		—	—	—	—
Disposals

Cash flow before dividend		0.5	1.7	2.1	2.1		0.1	0.3	0.3	0.3
shares issued		—	—	—	—		—	—	—	—
Dividends paid		—	—	—	—		—	—	—	—
Intra group loans		—	—	—	—		—	—	—	—
FX		—	—	—	—		0.0	0.0	—	—
Other non-cash movements (eg Artesian indexation)		—	—	—	—		—	—	—	—
net borrowings bf		1.4	1.9	3.6	5.7		0.2	0.3	0.5	0.9

net borrowings cf		1.9	3.6	5.7	7.9		0.3	0.5	0.9	1.2

Total external net debt		1.9	3.6	5.7	7.9		0.3	0.5	0.9	1.2
Diff		(0.0)	0.0	0.0	0.0		(0.0)	0.0	0.0	0.0

Yanjiao CJV	98% OWNED by CWC

	CNY					USD
	2009-12-02 12:49
	2008/09	2009/10	2010/11	2011/12	2012/13	2008/09	2009/10	2010/11	2011/12	2012/13
P&L

Total net turnover	19.7	24.1	26.5	29.2	30.6	2.9	3.5	4.0	4.4	4.6
Raw and auxiliary materials and other ext. costs	(4.4)	(5.6)	(6.2)	(6.8)	(7.1)	(0.6)	(0.8)	(0.9)	(1.0)	(1.1)
Staff costs	(1.5)	(1.6)	(1.6)	(1.7)	(1.7)	(0.2)	(0.2)	(0.2)	(0.3)	(0.3)
Other operating charges	(1.8)	(3.9)	(4.0)	(4.1)	(4.3)	(0.3)	(0.6)	(0.6)	(0.6)	(0.6)

Total operating expenses	(7.8)	(11.1)	(11.8)	(12.6)	(13.1)	(1.1)	(1.6)	(1.8)	(1.9)	(2.0)

EBITDA	11.9	13.0	14.7	16.6	17.5	1.7	1.9	2.2	2.5	2.6
EBITDA margin	60.3%	54.0%	55.4%	56.8%	57.1%	60.3%	54.0%	55.4%	56.7%	57.1%

Depreciation and amortisation	(3.8)	(2.7)	(0.3)	(0.3)	(0.3)	(0.6)	(0.4)	(0.1)	(0.1)	(0.1)
Gain/ (loss) on disposal of fixed assets	(0.0)	(0.0)	—	—	—	(0.0)	(0.0)	—	—	—

Operating profit	8.0	10.3	14.3	16.2	17.2	1.2	1.5	2.2	2.4	2.6
Gain/(loss) on disposal of subsidiaries	—	—	—	—	—	—	—	—	—	—
Financial income and expense	0.5	0.0	0.0	0.0	0.0	0.1	0.0	0.0	0.0	0.0
Foreign exchange gain/(loss)	—	—	0.3	—	—	—	—	0.0	—	—

Profit before tax	8.5	10.3	14.7	16.2	17.2	1.2	1.5	2.2	2.4	2.6
Taxation	(1.6)	(2.4)	(3.6)	(4.0)	(4.3)	(0.2)	(0.4)	(0.5)	(0.6)	(0.6)
Tax rate	18.8%	23.3%	24.3%	24.8%	24.8%	18.8%	23.4%	24.3%	24.8%	24.8%

Profit after tax	6.9	7.9	11.1	12.2	12.9	1.0	1.2	1.7	1.8	1.9
Minority interest	—	—	—	—	—	—	—	—	—	—
	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%

Net profit / (loss)	6.9	7.9	11.1	12.2	12.9	1.0	1.2	1.7	1.8	1.9
Dividends paid	(7.7)	(6.8)	(7.4)	(8.3)	(8.3)	(1.1)	(1.0)	(1.1)	(1.2)	(1.2)
Dividends received	—	—	—	—	—	—	—	—	—	—

Retained profit	(0.8)	1.1	3.7	3.9	4.6	(0.1)	0.2	0.6	0.6	0.7
Dividend payout ratio	0.9	1.2	1.5	1.5	1.6	0.9	1.2	1.5	1.5	1.6

BALANCE SHEET

Intangible fixed assets	0.0	0.0	0.0	0.0	(0.0)	—	0.0	—	—	—
Tangible fixed assets	42.3	42.3	41.9	41.4	40.9	6.2	6.3	6.3	6.2	6.2
Investments in subsidiaries	—	—	—	—	—	—	—	—	—	—
Intra group loans receivable	—	—	—	—	—	—	—	—	—	—
Restricted cash	—	—	—	—	—	—	—	—	—	—
Other financial fixed assets	—	—	—	—	—	—	—	—	—	—

Total fixed assets	42.3	42.3	41.9	41.4	40.9	6.2	6.3	6.3	6.2	6.2
asset turn	2	2	2	1	1	2	2	2	1	1
Stock	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0
Debtors	2.2	2.6	2.7	4.0	6.1	0.3	0.4	0.4	0.6	0.9
Current liabilities	(22.1)	(17.9)	(15.7)	(12.6)	(12.7)	(3.2)	(2.6)	(2.4)	(1.9)	(1.9)

Total working capital	(19.9)	(15.2)	(13.0)	(8.6)	(6.6)	(2.9)	(2.3)	(2.0)	(1.3)	(1.0)
wc/turnover	-101%	-63%	-49%	-29%	-21%	-102%	-64%	-49%	-29%	-21%
Deferred income	(1.4)	(1.3)	(1.3)	(1.3)	(1.3)	(0.2)	(0.2)	(0.2)	(0.2)	(0.2)
Pensions and other provisions	—	—	—	—	—	—	—	—	—	—
Tax	(2.3)	(1.9)	(3.0)	(4.2)	(5.3)	(0.3)	(0.3)	(0.5)	(0.6)	(0.8)
Negative goodwill	(2.3)	(2.1)	(2.0)	(1.9)	(1.7)	(0.3)	(0.3)	(0.3)	(0.3)	(0.3)

Intra group loans payable	—	—	—	—	—	—	—	—	—	—
Net external debt	14.4	10.1	13.0	14.0	18.1	2.1	1.5	2.0	2.1	2.7

Net assets	30.7	31.8	35.5	39.4	44.0	4.5	4.7	5.3	5.9	6.6
capital employed	18.7	23.6	25.5	29.6	31.3	2.7	3.5	3.8	4.5	4.7
EBIT/cap employed	43%	44%	56%	55%	55%	43%	43%	56%	55%	55%

EQUITY

B/f shareholders’ funds	31.5	30.7	31.8	35.5	39.4	4.5	4.5	4.7	5.3	5.9
P&L	(0.8)	1.1	3.7	3.9	4.6	(0.1)	0.2	0.6	0.6	0.7
CTA	—	—	—	—	—	0.1	0.1	0.1	0.0	(0.0)
Other	—	—	—	—	—	—	—	—	—	—

C/f shareholders’ funds	30.7	31.8	35.5	39.4	44.0	4.5	4.7	5.3	5.9	6.6
Minority Shareholders’ - Equity Interest	—	—	—	—	—	—	—	—	—	—

Total Equity	30.7	31.8	35.5	39.4	44.0	4.5	4.7	5.3	5.9	6.6

CASH FLOW

TOTAL EBITDA		13.0	14.7	16.6	17.5		1.9	2.2	2.5	2.6
Working capital		(4.7)	(1.9)	(4.5)	(2.0)		(0.7)	(0.3)	(0.7)	(0.3)
Provision net movement		(0.1)	—	—	—		(0.0)	—	—	—
Capex less disposals		(2.9)	—	—	—		(0.4)	—	—	—
Capex contributions		—	—	—	—		—	—	—	—

Net cash flow		5.3	12.8	12.1	15.5		0.8	1.9	1.8	2.3
		40.9%	87.0%	73.1%	88.4%		40.9%	86.8%	73.0%	88.4%
Net interest paid		0.0	0.0	0.0	0.0		0.0	0.0	0.0	0.0
Tax paid		(2.8)	(2.5)	(2.9)	(3.1)		(0.4)	(0.4)	(0.4)	(0.5)

Free cash flow		2.6	10.3	9.3	12.4		0.4	1.6	1.4	1.9
		19.6%	70.2%	55.9%	70.8%		19.6%	70.1%	55.9%	70.8%
Acquistions		—	—	—	—		—	—	—	—
Disposals

Cash flow before dividend		2.6	10.3	9.3	12.4		0.4	1.6	1.4	1.9
shares issued		—	—	—	—		—	—	—	—
Dividends paid		(6.8)	(7.4)	(8.3)	(8.3)		(1.0)	(1.1)	(1.2)	(1.2)
Intra group loans		—	—	—	—		—	—	—	—
FX		—	—	—	—		0.0	0.0	0.0	—
Other non-cash movements (eg Artesian indexation)		—	—	—	—		—	—	—	—
net borrowings bf		14.4	10.1	13.0	14.0		2.1	1.5	2.0	2.1

net borrowings cf		10.1	13.0	14.0	18.1		1.5	2.0	2.1	2.7

Total external net debt		10.1	13.0	14.0	18.1		1.5	2.0	2.1	2.7
Diff		(0.0)	0.0	0.0	0.0		0.0	0.0	0.0	(0.0)

Qitaihe CJV	85% OWNED by CWC

	CNY					USD
	2009-12-02 12:49
	2008/09	2009/10	2010/11	2011/12	2012/13	2008/09	2009/10	2010/11	2011/12	2012/13
P&L

Total net turnover	14.9	17.7	18.9	20.3	21.3	2.2	2.6	2.9	3.1	3.2
Raw and auxiliary materials and other ext. costs	(7.0)	(7.6)	(8.0)	(8.4)	(8.8)	(1.0)	(1.1)	(1.2)	(1.3)	(1.3)
Staff costs	(1.9)	(1.8)	(1.9)	(1.9)	(2.0)	(0.3)	(0.3)	(0.3)	(0.3)	(0.3)
Other operating charges	(2.2)	(2.9)	(3.0)	(3.2)	(3.4)	(0.3)	(0.4)	(0.5)	(0.5)	(0.5)

Total operating expenses	(11.2)	(12.3)	(12.9)	(13.5)	(14.1)	(1.6)	(1.8)	(1.9)	(2.0)	(2.1)

EBITDA	3.8	5.5	6.1	6.8	7.2	0.5	0.8	0.9	1.0	1.1
EBITDA margin	25.2%	30.8%	32.0%	33.5%	33.6%	25.3%	30.8%	31.9%	33.5%	33.7%
Depreciation and amortisation	2.3	(1.0)	(4.1)	(4.1)	(4.1)	0.3	(0.1)	(0.6)	(0.6)	(0.6)
Gain/ (loss) on disposal of fixed assets	(0.2)	—	—	—	—	(0.0)	—	—	—	—

Operating profit	5.9	4.5	2.0	2.7	3.1	0.9	0.7	0.3	0.4	0.5
Gain/(loss) on disposal of subsidiaries	—	—	—	—	—	—	—	—	—	—
Financial income and expense	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0
Foreign exchange gain/(loss)	0.1	—	—	—	—	0.0	—	—	—	—

Profit before tax	6.0	4.5	2.0	2.7	3.1	0.9	0.7	0.3	0.4	0.5
Taxation	(0.2)	—	—	—	—	(0.0)	—	—	—	—
Tax rate	2.5%	0.0%	0.0%	0.0%	0.0%	2.5%	0.0%	0.0%	0.0%	0.0%

Profit after tax	5.8	4.5	2.0	2.7	3.1	0.8	0.7	0.3	0.4	0.5
Minority interest	—	—	—	—	—	—	—	—	—	—
	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%

Net profit / (loss)	5.8	4.5	2.0	2.7	3.1	0.8	0.7	0.3	0.4	0.5
Dividends paid	—	—	—	—	—	—	—	—	—	—
Dividends received	—	—	—	—	—	—	—	—	—	—

Retained profit	5.8	4.5	2.0	2.7	3.1	0.8	0.7	0.3	0.4	0.5
Dividend payout ratio	#DIV/0!	#DIV/0!	#DIV/0!	#DIV/0!	#DIV/0!	#DIV/0!	#DIV/0!	#DIV/0!	#DIV/0!	#DIV/0!

BALANCE SHEET

Intangible fixed assets	—	—	—	—	—	—	—	—	—	—
Tangible fixed assets	19.2	18.3	14.5	10.6	6.6	2.8	2.7	2.2	1.6	1.0
Investments in subsidiaries	—	—	—	—	—	—	—	—	—	—
Intra group loans receivable	—	—	—	—	—	—	—	—	—	—
Restricted cash	—	—	—	—	—	—	—	—	—	—
Other financial fixed assets	—	—	—	—	—	—	—	—	—	—

Total fixed assets	19.2	18.3	14.5	10.6	6.6	2.8	2.7	2.2	1.6	1.0
asset turn	1	1	1	1	0	1	1	1	1	0
Stock	0.2	0.4	0.2	0.2	0.2	0.0	0.1	0.0	0.0	0.0
Debtors	2.1	2.7	2.5	2.7	3.0	0.3	0.4	0.4	0.4	0.5
Current liabilities	(6.2)	(6.3)	(5.9)	(5.7)	(5.8)	(0.9)	(0.9)	(0.9)	(0.9)	(0.9)

Total working capital	(3.9)	(3.2)	(3.2)	(2.8)	(2.6)	(0.6)	(0.5)	(0.5)	(0.4)	(0.4)
wc/turnover	-26%	-18%	-17%	-14%	-12%	-26%	-18%	-17%	-14%	-12%
Deferred income	—	—	—	—	—	—	—	—	—	—
Pensions and other provisions	—	—	—	—	—	—	—	—	—	—
Tax	—	—	—	—	—	—	—	—	—	—
Negative goodwill	(0.9)	(0.8)	(0.8)	(0.8)	(0.7)	(0.1)	(0.1)	(0.1)	(0.1)	(0.1)

Intra group loans payable	—	—	—	—	—	—	—	—	—	—
Net external debt	1.9	6.6	12.3	18.5	25.4	0.3	1.0	1.9	2.8	3.8

Net assets	16.3	20.8	22.8	25.5	28.6	2.4	3.1	3.4	3.8	4.3
capital employed	14.5	14.3	10.5	7.0	3.3	2.1	2.1	1.6	1.1	0.5
EBIT/cap employed	41%	32%	19%	39%	94%	41%	31%	19%	39%	94%

EQUITY

B/f shareholders’ funds	10.5	16.3	20.8	22.8	25.5	1.5	2.4	3.1	3.4	3.8
P&L	5.8	4.5	2.0	2.7	3.1	0.8	0.7	0.3	0.4	0.5
CTA	—	—	—	—	—	0.0	0.0	0.1	(0.0)	(0.0)
Other	(0.0)	—	—	—	—	—	—	—	—	—

C/f shareholders’ funds	16.3	20.8	22.8	25.5	28.6	2.4	3.1	3.4	3.8	4.3
Minority Shareholders’ - Equity Interest	—	—	—	—	—	—	—	—	—	—

Total Equity	16.3	20.8	22.8	25.5	28.6	2.4	3.1	3.4	3.8	4.3

CASH FLOW

TOTAL EBITDA		5.5	6.1	6.8	7.2		0.8	0.9	1.0	1.1
Working capital		(0.7)	(0.0)	(0.4)	(0.2)		(0.1)	(0.0)	(0.1)	(0.0)
Provision net movement		—	—	—	—		—	—	—	—
Capex less disposals		(0.1)	(0.3)	(0.2)	(0.2)		(0.0)	(0.0)	(0.0)	(0.0)
Capex contributions		—	—	—	—		—	—	—	—

Net cash flow		4.7	5.7	6.2	6.8		0.7	0.9	0.9	1.0
		85.7%	94.6%	91.8%	95.1%		85.9%	94.2%	91.6%	95.2%
Net interest paid		0.0	0.0	0.0	0.0		0.0	0.0	0.0	0.0
Tax paid		—	—	—	—		—	—	—	—

Free cash flow		4.7	5.7	6.2	6.8		0.7	0.9	0.9	1.0
		85.8%	94.7%	91.9%	95.2%		86.1%	94.3%	91.7%	95.3%
Acquistions		—	—	—	—		—	—	—	—
Disposals

Cash flow before dividend		4.7	5.7	6.2	6.8		0.7	0.9	0.9	1.0
shares issued		—	—	—	—		—	—	—	—
Dividends paid		—	—	—	—		—	—	—	—
Intra group loans		—	—	—	—		—	—	—	—
FX		—	—	—	—		0.0	0.0	—	—
Other non-cash movements (eg Artesian indexation)		—	—	—	—		—	—	—	—
net borrowings bf		1.9	6.6	12.3	18.5		0.3	1.0	1.9	2.8

net borrowings cf		6.6	12.3	18.5	25.3		1.0	1.8	2.8	3.8

Total external net debt		6.6	12.3	18.5	25.4		1.0	1.9	2.8	3.8
Diff		(0.0)	0.0	0.0	0.0		(0.0)	0.0	0.0	(0.0)

Yancheng EJV (proportionately consolidated - figures shown are 49% share)

	CNY					USD
	2009-12-02 12:49
	2008/09	2009/10	2010/11	2011/12	2012/13	2008/09	2009/10	2010/11	2011/12	2012/13
P&L

Total net turnover	37.6	51.9	57.0	59.9	62.9	5.5	7.6	8.6	9.0	9.5
Raw and auxiliary materials and other ext. costs	(10.4)	(20.9)	(21.8)	(22.5)	(23.1)	(1.5)	(3.1)	(3.3)	(3.4)	(3.5)
Staff costs	(11.8)	(15.0)	(15.4)	(15.9)	(16.4)	(1.7)	(2.2)	(2.3)	(2.4)	(2.5)
Other operating charges	(2.0)	(2.6)	(2.7)	(2.8)	(2.9)	(0.3)	(0.4)	(0.4)	(0.4)	(0.4)

Total operating expenses	(24.2)	(38.6)	(40.0)	(41.2)	(42.4)	(3.5)	(5.7)	(6.0)	(6.2)	(6.4)

EBITDA	13.4	13.3	17.0	18.7	20.5	1.9	2.0	2.6	2.8	3.1
EBITDA margin	35.6%	25.6%	29.9%	31.2%	32.5%	35.6%	25.6%	29.9%	31.2%	32.5%
Depreciation and amortisation	(11.2)	(14.4)	(13.7)	(14.2)	(14.2)	(1.6)	(2.1)	(2.1)	(2.1)	(2.1)
Gain/ (loss) on disposal of fixed assets	(0.3)	—	—	—	—	(0.0)	—	—	—	—

Operating profit	1.9	(1.1)	3.4	4.5	6.3	0.3	(0.2)	0.5	0.7	0.9
Gain/(loss) on disposal of subsidiaries	—	—	—	—	—	—	—	—	—	—
Financial income and expense	(0.4)	(0.1)	(0.2)	(0.2)	(0.2)	(0.1)	(0.0)	(0.0)	(0.0)	(0.0)
Foreign exchange gain/(loss)	—	—	—	—	—	—	—	—	—	—

Profit before tax	1.4	(1.2)	3.2	4.3	6.1	0.2	(0.2)	0.5	0.7	0.9
Taxation	(0.4)	0.3	(0.8)	(1.1)	(1.5)	(0.1)	0.0	(0.1)	(0.2)	(0.2)
Tax rate	24.9%	27.5%	25.0%	25.0%	25.0%	24.6%	27.5%	25.0%	25.1%	25.0%

Profit after tax	1.1	(0.9)	2.4	3.3	4.6	0.2	(0.1)	0.4	0.5	0.7
Minority interest	—	—	—	—	—	—	—	—	—	—
	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%

Net profit / (loss)	1.1	(0.9)	2.4	3.3	4.6	0.2	(0.1)	0.4	0.5	0.7
Dividends paid	—	—	(3.6)	(4.1)	(4.1)	—	—	(0.5)	(0.6)	(0.6)
Dividends received	—	—	—	—	—	—	—	—	—	—

Retained profit	1.1	(0.9)	(1.2)	(0.8)	0.5	0.2	(0.1)	(0.2)	(0.1)	0.1
Dividend payout ratio	#DIV/0!	#DIV/0!	0.7	0.8	1.1	#DIV/0!	#DIV/0!	0.7	0.8	1.1

BALANCE SHEET

Intangible fixed assets	112.8	108.0	104.2	100.3	96.5	16.5	16.0	15.7	15.1	14.5
Tangible fixed assets	140.3	134.8	130.5	131.8	133.0	20.5	20.0	19.7	19.8	20.0
Investments in subsidiaries	—	—	—	—	—	—	—	—	—	—
Intra group loans receivable	—	—	—	—	—	—	—	—	—	—
Restricted cash	—	—	—	—	—	—	—	—	—	—
Other financial fixed assets	—	—	—	—	—	—	—	—	—	—

Total fixed assets	253.2	242.9	234.7	232.1	229.5	37.0	35.9	35.4	35.0	34.6
asset turn	7	5	4	4	4	7	5	4	4	4
Stock	27.2	28.8	30.4	32.2	34.0	4.0	4.3	4.6	4.8	5.1
Debtors	9.2	8.6	9.0	9.9	11.5	1.4	1.3	1.4	1.5	1.7
Current liabilities	(73.7)	(63.4)	(58.0)	(53.0)	(48.1)	(10.8)	(9.4)	(8.7)	(8.0)	(7.2)

Total working capital	(37.2)	(26.0)	(18.6)	(10.8)	(2.6)	(5.4)	(3.9)	(2.8)	(1.6)	(0.4)
wc/turnover	-99%	-50%	-33%	-18%	-4%	-100%	-51%	-33%	-18%	-4%
Deferred income	—	—	—	—	—	—	—	—	—	—
Pensions and other provisions	(0.2)	(0.2)	(0.2)	(0.2)	(0.2)	(0.0)	(0.0)	(0.0)	(0.0)	(0.0)
Tax	(26.6)	(24.9)	(24.9)	(24.9)	(24.9)	(3.9)	(3.7)	(3.8)	(3.8)	(3.8)
Negative goodwill	—	—	—	—	—	—	—	—	—	—

Intra group loans payable	—	—	—	—	—	—	—	—	—	—
Net external debt	12.5	9.0	8.5	2.5	(2.6)	1.8	1.3	1.3	0.4	(0.4)

Net assets	201.6	200.8	199.5	198.7	199.3	29.5	29.7	30.1	29.9	30.0
capital employed	215.8	216.7	216.0	221.1	226.7	31.6	32.1	32.5	33.3	34.2
EBIT/cap employed	1%	-1%	2%	2%	3%	1%	-1%	2%	2%	3%

EQUITY

B/f shareholders’ funds	—	201.6	200.8	199.5	198.7	28.7	29.5	29.7	30.1	29.9
P&L	1.1	(0.9)	(1.2)	(0.8)	0.5	0.2	(0.1)	(0.2)	(0.1)	0.1
CTA	0.0	(0.0)	0.0	0.0	0.0	0.6	0.3	0.5	(0.0)	0.0
Other	200.6	—	—	—	—	(0.0)	—	—	—	—

C/f shareholders’ funds	201.6	200.8	199.5	198.7	199.3	29.5	29.7	30.1	29.9	30.0
Minority Shareholders’ - Equity Interest	—	—	—	—	—	—	—	—	—	—

Total Equity	201.6	200.8	199.5	198.7	199.3	29.5	29.7	30.1	29.9	30.0

CASH FLOW

TOTAL EBITDA		13.3	17.0	18.7	20.5		2.0	2.6	2.8	3.1
Working capital		(11.2)	(7.4)	(7.7)	(8.3)		(1.6)	(1.1)	(1.2)	(1.2)
Provision net movement		—	—	—	—		—	—	—	—
Capex less disposals		(4.2)	(5.5)	(11.6)	(11.6)		(0.6)	(0.8)	(1.7)	(1.7)
Capex contributions		—	—	—	—		—	—	—	—

Net cash flow		(2.1)	4.1	(0.6)	0.6		(0.3)	0.6	(0.1)	0.1
		-15.7%	23.8%	-3.3%	3.0%		-15.6%	23.8%	-3.4%	3.0%
Net interest paid		(0.1)	(0.2)	(0.2)	(0.2)		(0.0)	(0.0)	(0.0)	(0.0)
Tax paid		(1.4)	(0.8)	(1.1)	(1.5)		(0.2)	(0.1)	(0.2)	(0.2)

Free cash flow		(3.5)	3.1	(1.9)	(1.1)		(0.5)	0.5	(0.3)	(0.2)
		-26.6%	18.2%	-9.9%	-5.2%		-26.6%	18.2%	-10.1%	-5.2%
Acquistions		—	—	—	—		—	—	—	—
Disposals

Cash flow before dividend		(3.5)	3.1	(1.9)	(1.1)		(0.5)	0.5	(0.3)	(0.2)
shares issued		—	—	—	—		—	—	—	—
Dividends paid		—	(3.6)	(4.1)	(4.1)		—	(0.5)	(0.6)	(0.6)
Intra group loans		—	—	—	—		—	—	—	—
FX		—	—	—	—		0.0	0.0	—	—
Other non-cash movements (eg Artesian indexation)		—	—	—	—		—	—	—	—
net borrowings bf		12.5	9.0	8.5	2.5		1.8	1.3	1.3	0.4

net borrowings cf		8.9	8.5	2.5	(2.6)		1.3	1.3	0.4	(0.4)

Total external net debt		9.0	8.5	2.5	(2.6)		1.3	1.3	0.4	(0.4)
Diff		0.1	0.0	0.0	0.0		0.0	(0.0)	0.0	0.0

Zhumadian EJV	51% Owned by CWC

	CNY					USD
	2009-12-02 12:49
	2008/09	2009/10	2010/11	2011/12	2012/13	2008/09	2009/10	2010/11	2011/12	2012/13
P&L

Total net turnover	27.6	41.7	56.3	67.6	74.3	4.0	6.1	8.5	10.2	11.2
Raw and auxiliary materials and other ext. costs	(11.7)	(15.3)	(19.9)	(22.9)	(24.0)	(1.7)	(2.3)	(3.0)	(3.4)	(3.6)
Staff costs	(4.4)	(5.9)	(7.4)	(7.6)	(7.8)	(0.6)	(0.9)	(1.1)	(1.1)	(1.2)
Other operating charges	(3.0)	(4.7)	(5.9)	(6.1)	(6.2)	(0.4)	(0.7)	(0.9)	(0.9)	(0.9)

Total operating expenses	(19.2)	(25.9)	(33.1)	(36.5)	(38.1)	(2.8)	(3.8)	(5.0)	(5.5)	(5.7)

EBITDA	8.4	15.8	23.2	31.0	36.2	1.2	2.3	3.5	4.7	5.5
EBITDA margin	30.4%	37.9%	41.1%	45.9%	48.8%	30.4%	37.9%	41.1%	46.0%	48.8%
Depreciation and amortisation	(7.0)	(16.2)	(20.5)	(20.8)	(20.8)	(1.0)	(2.4)	(3.1)	(3.1)	(3.1)
Gain/ (loss) on disposal of fixed assets	(0.0)	—	—	—	—	(0.0)	—	—	—	—

Operating profit	1.3	(0.4)	2.6	10.2	15.4	0.2	(0.1)	0.4	1.5	2.3
Gain/(loss) on disposal of subsidiaries	—	—	—	—	—	—	—	—	—	—
Financial income and expense	0.1	(9.8)	(19.5)	(18.6)	(18.6)	0.0	(1.4)	(2.9)	(2.8)	(2.8)
Foreign exchange gain/(loss)	(0.0)	(0.0)	—	—	—	(0.0)	(0.0)	—	—	—
Profit before tax	1.4	(10.2)	(16.8)	(8.4)	(3.2)	0.2	(1.5)	(2.5)	(1.3)	(0.5)
Taxation	(0.4)	2.6	4.2	2.1	0.8	(0.1)	0.4	0.6	0.3	0.1
Tax rate	25.4%	25.0%	25.0%	25.0%	25.0%	25.7%	25.0%	25.0%	25.0%	24.8%

Profit after tax	1.0	(7.7)	(12.6)	(6.3)	(2.4)	0.2	(1.1)	(1.9)	(0.9)	(0.4)
Minority interest	—	—	—	—	—	—	—	—	—	—
	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%

Net profit / (loss)	1.0	(7.7)	(12.6)	(6.3)	(2.4)	0.2	(1.1)	(1.9)	(0.9)	(0.4)
Dividends paid	—	—	—	—	—	—	—	—	—	—
Dividends received	—	—	—	—	—	—	—	—	—	—
Retained profit	1.0	(7.7)	(12.6)	(6.3)	(2.4)	0.2	(1.1)	(1.9)	(0.9)	(0.4)
Dividend payout ratio	#DIV/0!	#DIV/0!	#DIV/0!	#DIV/0!	#DIV/0!	#DIV/0!	#DIV/0!	#DIV/0!	#DIV/0!	#DIV/0!

BALANCE SHEET

Intangible fixed assets	39.9	38.5	38.5	38.5	38.5	5.8	5.7	5.8	5.8	5.8
Tangible fixed assets	431.9	492.8	485.4	476.2	466.9	63.2	72.9	73.1	71.7	70.3
Investments in subsidiaries	—	—	—	—	—	—	—	—	—	—
Intra group loans receivable	—	—	—	—	—	—	—	—	—	—
Restricted cash	—	—	—	—	—	—	—	—	—	—
Other financial fixed assets	—	—	—	—	—	—	—	—	—	—

Total fixed assets	471.8	531.3	523.9	514.6	505.4	69.0	78.6	78.9	77.5	76.1
asset turn	17	13	9	8	7	17	13	9	8	7
Stock	0.3	0.1	0.1	0.1	0.1	0.0	0.0	0.0	0.0	0.0
Debtors	23.6	8.7	4.2	3.4	4.6	3.5	1.3	0.6	0.5	0.7
Current liabilities	(57.2)	(14.6)	(73.1)	(72.9)	(72.6)	(8.4)	(2.2)	(11.0)	(11.0)	(10.9)

Total working capital	(33.3)	(5.8)	(68.9)	(69.5)	(67.9)	(4.9)	(0.9)	(10.4)	(10.5)	(10.2)
wc/turnover	-121%	-14%	-122%	-103%	-91%	-121%	-14%	-122%	-103%	-91%
Deferred income	—	—	—	—	—	—	—	—	—	—
Pensions and other provisions	(9.2)	(8.3)	(8.3)	(8.3)	(8.3)	(1.3)	(1.2)	(1.3)	(1.3)	(1.3)
Tax	4.8	5.0	4.8	4.8	4.7	0.7	0.7	0.7	0.7	0.7
Negative goodwill	—	—	—	—	—	—	—	—	—	—

Intra group loans payable	(36.0)	(62.2)	—	—	—	(5.3)	(9.2)	—	—	—
Net external debt	(162.5)	(232.0)	(236.2)	(232.6)	(227.2)	(23.8)	(34.3)	(35.6)	(35.0)	(34.2)

Net assets	235.6	227.9	215.3	209.0	206.6	34.5	33.7	32.4	31.5	31.1
capital employed	429.3	517.2	446.7	436.9	429.2	62.8	76.5	67.3	65.8	64.6
EBIT/cap employed	0%	0%	1%	2%	4%	0%	0%	1%	2%	4%

EQUITY

B/f shareholders’ funds	—	235.6	227.9	215.3	209.0	—	34.5	33.7	32.4	31.5
P&L	1.0	(7.7)	(12.6)	(6.3)	(2.4)	0.2	(1.1)	(1.9)	(0.9)	(0.4)
CTA	—	—	—	—	—	(0.0)	0.4	0.6	—	0.0
Other	234.6	—	—	—	—	34.4	—	—	—	—

C/f shareholders’ funds	235.6	227.9	215.3	209.0	206.6	34.5	33.7	32.4	31.5	31.1
Minority Shareholders’ - Equity Interest	—	—	—	—	—	—	—	—	—	—

Total Equity	235.6	227.9	215.3	209.0	206.6	34.5	33.7	32.4	31.5	31.1

CASH FLOW

TOTAL EBITDA		15.8	23.2	31.0	36.2		2.3	3.5	4.7	5.5
Working capital		15.2	0.9	0.5	(1.6)		2.2	0.1	0.1	(0.2)
Provision net movement		(0.9)	—	—	—		(0.1)	—	—	—
Capex less disposals		(112.2)	(13.1)	(11.5)	(11.5)		(16.5)	(2.0)	(1.7)	(1.7)
Capex contributions		—	—	—	—		—	—	—	—

Net cash flow		(82.1)	10.9	20.0	23.2		(12.1)	1.6	3.0	3.5
		-519.0%	47.2%	64.5%	63.9%		-518.5%	47.1%	64.5%	63.9%
Net interest paid		(16.0)	(19.5)	(18.6)	(18.6)		(2.4)	(2.9)	(2.8)	(2.8)
Tax paid		2.4	4.4	2.1	0.8		0.4	0.7	0.3	0.1

Free cash flow		(95.7)	(4.1)	3.6	5.4		(14.1)	(0.6)	0.5	0.8
		-605.1%	-17.9%	11.4%	14.8%		-604.5%	-18.0%	11.4%	14.8%
Acquistions		—	—	—	—		—	—	—	—
Disposals

Cash flow before dividend		(95.7)	(4.1)	3.6	5.4		(14.1)	(0.6)	0.5	0.8
shares issued		—	—	—	—		—	—	—	—
Dividends paid		—	—	—	—		—	—	—	—
Intra group loans		26.2	—	—	—		3.8	—	—	—
FX		—	—	—	—		(0.3)	(0.6)	(0.0)	(0.0)
Other non-cash movements (eg Artesian indexation)		—	—	—	—		—	—	—	—
net borrowings bf		(162.5)	(232.0)	(236.2)	(232.6)		(23.8)	(34.3)	(35.6)	(35.0)

net borrowings cf		(232.1)	(236.2)	(232.6)	(227.3)		(34.3)	(35.6)	(35.0)	(34.2)

Total external net debt		(232.0)	(236.2)	(232.6)	(227.2)		(34.3)	(35.6)	(35.0)	(34.2)
Diff		0.0	0.0	0.0	0.0		0.0	0.0	0.0	0.0

Chile consolidated

	CLP					USD
	2009-12-02 12:50
	2008/09	2009/10	2010/11	2011/12	2012/13	2008/09	2009/10	2010/11	2011/12	2012/13
P&L

Total net turnover	6.3	8.8	9.4	10.1	10.8	11.3	15.9	17.0	18.2	19.4
Raw and auxiliary materials and other ext. costs	(2.5)	(3.6)	(3.7)	(3.8)	(3.9)	(4.5)	(6.6)	(6.7)	(6.8)	(7.0)
Staff costs	(1.0)	(1.2)	(1.2)	(1.3)	(1.3)	(1.7)	(2.1)	(2.2)	(2.3)	(2.3)
Other operating charges	(0.9)	(1.4)	(1.5)	(1.5)	(1.5)	(1.6)	(2.6)	(2.7)	(2.7)	(2.7)

Total operating expenses	(4.4)	(6.2)	(6.4)	(6.5)	(6.6)	(7.8)	(11.3)	(11.6)	(11.7)	(12.0)

EBITDA	2.0	2.6	3.0	3.6	4.1	3.5	4.7	5.4	6.5	7.4
EBITDA margin	31.0%	29.3%	32.0%	35.6%	38.2%	30.9%	29.3%	32.0%	35.5%	38.2%
Depreciation and amortisation	(1.3)	(1.6)	(1.6)	(1.8)	(1.8)	(2.3)	(2.8)	(3.0)	(3.2)	(3.2)
Gain/ (loss) on disposal of fixed assets	0.0	0.1	—	—	—	0.0	0.1	—	—	—

Operating profit	0.7	1.1	1.4	1.8	2.3	1.2	1.9	2.5	3.3	4.2
Gain/(loss) on disposal of subsidiaries	—	—	—	—	—	—	—	—	—	—
Financial income and expense	(0.5)	(0.5)	(0.7)	(0.6)	(0.6)	(0.8)	(0.8)	(1.3)	(1.1)	(1.1)
Foreign exchange gain/(loss)	(0.5)	0.2	—	—	—	(1.0)	0.3	—	—	(0.0)

Profit before tax	(0.3)	0.8	0.7	1.2	1.7	(0.6)	1.4	1.2	2.1	3.0
Taxation	(0.2)	(0.0)	(0.0)	(0.1)	(0.1)	(0.4)	(0.0)	(0.0)	(0.1)	(0.2)
Tax rate	-60.7%	2.9%	0.2%	5.4%	7.4%	-60.2%	2.9%	0.2%	5.4%	7.4%

Profit after tax	(0.5)	0.7	0.6	1.1	1.6	(1.0)	1.3	1.2	2.0	2.8
Minority interest	—	—	—	—	—	—	—	—	—	—
	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%

Net profit / (loss)	(0.5)	0.7	0.6	1.1	1.6	(1.0)	1.3	1.2	2.0	2.8
Dividends paid	—	—	—	—	—	—	—	—	—	—
Dividends received	—	—	—	—	—	—	—	—	—	—
Retained profit	(0.5)	0.7	0.6	1.1	1.6	(1.0)	1.3	1.2	2.0	2.8
Dividend payout ratio	#DIV/0!	#DIV/0!	#DIV/0!	#DIV/0!	#DIV/0!	#DIV/0!	#DIV/0!	#DIV/0!	#DIV/0!	#DIV/0!

BALANCE SHEET

Intangible fixed assets	9.3	8.9	8.6	8.3	8.0	16.0	16.0	15.5	14.9	14.4
Tangible fixed assets	21.3	21.5	24.8	26.1	26.2	36.6	38.7	44.8	47.1	47.3
Investments in subsidiaries	—	—	—	—	—	0.1	0.1	0.1	0.1	0.1
Intra group loans receivable	—	—	—	—	—	—	—	—	—	—
Restricted cash	—	—	—	—	—	—	—	—	—	—
Other financial fixed assets	0.2	0.2	0.2	0.2	0.2	0.4	0.4	0.4	0.4	0.4

Total fixed assets	30.9	30.6	33.6	34.6	34.4	53.1	55.1	60.7	62.5	62.2
asset turn	5	3	4	3	3	5	3	4	3	3
Stock	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0
Debtors	2.7	2.4	2.5	2.5	2.4	4.6	4.3	4.4	4.4	4.2
Current liabilities	(1.2)	(1.2)	(1.3)	(1.3)	(1.4)	(2.1)	(2.2)	(2.3)	(2.4)	(2.5)

Total working capital	1.5	1.2	1.2	1.1	1.0	2.5	2.1	2.1	2.1	1.8
wc/turnover	23%	13%	12%	11%	9%	22%	13%	12%	11%	9%
Deferred income	(6.9)	(6.5)	(6.0)	(5.6)	(5.2)	(11.8)	(11.6)	(10.8)	(10.1)	(9.3)
Pensions and other provisions	—	—	—	—	—	—	—	—	—	—
Tax	0.4	(0.8)	(0.7)	(0.6)	(0.5)	0.7	(1.4)	(1.2)	(1.1)	(1.0)
Negative goodwill	—	—	—	—	—	—	—	—	—	—

Intra group loans payable	(27.6)	(26.7)	(26.6)	(26.6)	(26.6)	(47.4)	(48.0)	(48.0)	(48.0)	(48.0)
Net external debt	(6.0)	(4.5)	(7.4)	(7.7)	(6.3)	(10.4)	(8.1)	(13.3)	(13.8)	(11.3)

Net assets	(7.8)	(6.6)	(5.9)	(4.8)	(3.2)	(13.3)	(11.8)	(10.5)	(8.5)	(5.7)
capital employed	25.4	25.4	28.8	30.2	30.3	43.8	45.6	52.0	54.5	54.7
EBIT/cap employed	3%	4%	5%	6%	8%	3%	4%	5%	6%	8%

EQUITY

B/f shareholders’ funds	(2.7)	(7.8)	(6.6)	(5.9)	(4.8)	(6.0)	(13.3)	(11.8)	(10.5)	(8.5)
P&L	(0.5)	0.7	0.6	1.1	1.6	(1.0)	1.3	1.2	2.0	2.8
CTA	(4.6)	0.4	0.1	—	—	(6.3)	0.2	0.1	0.0	0.0
Other	—	(0.0)	(0.0)	—	—	(0.0)	(0.0)	(0.0)	—	—

C/f shareholders’ funds	(7.8)	(6.6)	(5.9)	(4.8)	(3.2)	(13.3)	(11.8)	(10.5)	(8.5)	(5.7)
Minority Shareholders’ - Equity Interest	—	—	—	—	—	—	—	—	—	—

Total Equity	(7.8)	(6.6)	(5.9)	(4.8)	(3.2)	(13.3)	(11.8)	(10.5)	(8.5)	(5.7)

CASH FLOW

TOTAL EBITDA		2.6	3.0	3.6	4.1		4.7	5.4	6.5	7.4
Working capital		0.3	(0.0)	0.0	(0.1)		0.5	0.0	0.0	(0.1)
Provision net movement		(0.4)	(0.5)	(0.4)	(0.4)		(0.8)	(0.8)	(0.8)	(0.8)
Capex less disposals		(1.3)	(4.6)	(2.7)	(1.6)		(2.4)	(8.4)	(4.9)	(2.9)
Capex contributions		0.0	—	—	—		0.0	—	—	—

Net cash flow		1.1	(2.1)	0.4	2.0		2.0	(3.7)	0.8	3.6
		42.8%	-69.2%	11.9%	48.9%		43.2%	-68.5%	12.0%	49.0%
Net interest paid		(0.5)	(0.7)	(0.6)	(0.6)		(0.8)	(1.3)	(1.1)	(1.1)
Tax paid		0.7	(0.1)	(0.1)	(0.2)		1.3	(0.2)	(0.2)	(0.3)

Free cash flow		1.4	(2.9)	(0.3)	1.2		2.5	(5.2)	(0.6)	2.1
		52.2%	-96.3%	-9.3%	28.8%		52.6%	-95.7%	-9.3%	28.9%
Acquistions		—	—	—	—		—	—	—	—
Disposals

Cash flow before dividend		1.4	(2.9)	(0.3)	1.2		2.5	(5.2)	(0.6)	2.1
shares issued		—	—	—	—		—	—	—	—
Dividends paid		—	—	—	—		—	—	—	—
Intra group loans		0.2	0.0	—	0.2		0.4	0.1	—	0.4
FX		(0.1)	(0.0)	(0.0)	(0.0)		(0.6)	(0.1)	(0.0)	(0.0)
Other non-cash movements (eg Artesian indexation)		—	—	—	—		—	—	—	—
net borrowings bf		(6.0)	(4.5)	(7.4)	(7.7)		(10.4)	(8.1)	(13.3)	(13.8)

net borrowings cf		(4.5)	(7.4)	(7.7)	(6.3)		(8.1)	(13.3)	(13.9)	(11.4)

Diff		—	0.0	0.0	0.0		(0.0)	0.0	0.0	0.0

Aguas Santiago S.A.

	CLP					USD
	2009-12-02 12:50
	2008/09	2009/10	2010/11	2011/12	2012/13	2008/09	2009/10	2010/11	2011/12	2012/13
P&L

Total net turnover	1.6	1.6	1.8	2.0	2.1	2.9	2.9	3.2	3.5	3.9
Raw and auxiliary materials and other ext. costs	(0.5)	(0.6)	(0.6)	(0.7)	(0.7)	(1.0)	(1.1)	(1.2)	(1.2)	(1.3)
Staff costs	(0.3)	(0.3)	(0.3)	(0.3)	(0.3)	(0.5)	(0.5)	(0.6)	(0.6)	(0.6)
Other operating charges	(0.3)	(0.4)	(0.4)	(0.5)	(0.5)	(0.5)	(0.6)	(0.8)	(0.8)	(0.9)

Total operating expenses	(1.1)	(1.3)	(1.4)	(1.5)	(1.5)	(1.9)	(2.3)	(2.5)	(2.6)	(2.7)

EBITDA	0.5	0.4	0.4	0.5	0.6	1.0	0.6	0.7	0.9	1.1
EBITDA margin	33.6%	22.2%	21.7%	25.5%	29.0%	33.6%	22.2%	21.6%	25.6%	29.1%
Depreciation and amortisation	(0.3)	(0.3)	(0.3)	(0.3)	(0.3)	(0.5)	(0.5)	(0.6)	(0.6)	(0.6)
Gain/ (loss) on disposal of fixed assets	—	—	—	—	—	—	—	—	—	—

Operating profit	0.3	0.1	0.1	0.2	0.3	0.5	0.2	0.1	0.3	0.5
Gain/(loss) on disposal of subsidiaries	—	—	—	—	—	—	—	—	—	—
Financial income and expense	(0.2)	(0.1)	(0.0)	(0.0)	(0.0)	(0.4)	(0.1)	(0.1)	(0.0)	(0.0)
Foreign exchange gain/(loss)	(0.4)	(0.0)	(0.0)	0.1	0.0	(0.7)	(0.0)	(0.0)	0.2	0.1

Profit before tax	(0.3)	0.0	(0.0)	0.3	0.3	(0.6)	0.0	(0.0)	0.5	0.6
Taxation	(0.1)	(0.0)	0.0	(0.1)	(0.1)	(0.2)	(0.0)	0.0	(0.1)	(0.1)
Tax rate	-37.6%	18.2%	15.4%	19.0%	18.8%	-37.5%	20.0%	15.4%	19.0%	19.0%

Profit after tax	(0.4)	0.0	(0.0)	0.2	0.3	(0.8)	0.0	(0.0)	0.4	0.5
Minority interest	—	—	—	—	—	—	—	—	—	—
	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%

Net profit / (loss)	(0.4)	0.0	(0.0)	0.2	0.3	(0.8)	0.0	(0.0)	0.4	0.5
Dividends paid	—	—	—	—	—	—	—	—	—	—
Dividends received	—	—	—	—	—	—	—	—	—	—

Retained profit	(0.4)	0.0	(0.0)	0.2	0.3	(0.8)	0.0	(0.0)	0.4	0.5
Dividend payout ratio	#DIV/0!	#DIV/0!	#DIV/0!	#DIV/0!	#DIV/0!	#DIV/0!	#DIV/0!	#DIV/0!	#DIV/0!	#DIV/0!

BALANCE SHEET

Intangible fixed assets	1.8	1.7	1.7	1.6	1.5	3.1	3.1	3.0	2.9	2.7
Tangible fixed assets	3.7	3.6	4.0	3.8	3.6	6.3	6.4	7.3	6.9	6.4
Investments in subsidiaries	13.0	13.0	13.0	13.0	13.0	24.7	24.7	24.7	24.7	24.7
Intra group loans receivable	—	—	—	—	—	—	—	—	—	—
Restricted cash	—	—	—	—	—	—	—	—	—	—
Other financial fixed assets	—	—	—	—	—	—	—	—	—	—

Total fixed assets	18.5	18.4	18.7	18.4	18.1	34.2	34.3	35.0	34.5	33.9
asset turn	11	11	11	9	8	12	12	11	10	9
Stock	—	—	—	—	—	—	—	—	—	—
Debtors	0.7	0.4	0.6	0.8	0.9	1.1	0.6	1.1	1.5	1.7
Current liabilities	(0.4)	(0.2)	(0.3)	(0.4)	(0.4)	(0.6)	(0.4)	(0.6)	(0.7)	(0.8)

Total working capital	0.3	0.1	0.2	0.5	0.5	0.5	0.2	0.4	0.8	0.9
wc/turnover	18%	7%	14%	23%	23%	17%	7%	14%	23%	23%
Deferred income	(2.6)	(2.5)	(2.4)	(2.4)	(2.4)	(4.4)	(4.5)	(4.4)	(4.3)	(4.3)
Pensions and other provisions	—	—	—	—	—	—	—	—	—	—
Tax	0.8	0.4	0.4	0.4	0.4	1.3	0.7	0.7	0.7	0.7
Negative goodwill	—	—	—	—	—	—	—	—	—	—

Intra group loans payable	(16.2)	(15.6)	(16.9)	(16.3)	(16.3)	(27.8)	(27.9)	(30.5)	(29.4)	(29.4)
Net external debt	(1.2)	(0.4)	0.4	0.1	0.6	(2.0)	(0.7)	0.7	0.2	1.1

Net assets	(0.3)	0.4	0.4	0.6	0.9	1.7	2.0	2.0	2.4	2.9
capital employed	16.2	16.0	16.6	16.5	16.2	30.2	30.0	31.1	30.9	30.5
EBIT/cap employed	2%	1%	0%	1%	2%	2%	1%	0%	1%	2%

EQUITY

B/f shareholders’ funds	1.0	(0.3)	0.4	0.4	0.6	1.3	1.7	2.0	2.0	2.4
P&L	(0.4)	0.0	(0.0)	0.2	0.3	(0.8)	0.0	(0.0)	0.4	0.5
CTA	(1.7)	0.7	0.0	—	—	(0.2)	0.3	(0.0)	—	(0.0)
Other	0.8	—	—	—	—	1.5	—	—	—	—

C/f shareholders’ funds	(0.3)	0.4	0.4	0.6	0.9	1.7	2.0	2.0	2.4	2.9
Minority Shareholders’ - Equity Interest	—	—	—	—	—	—	—	—	—	—

Total Equity	(0.3)	0.4	0.4	0.6	0.9	1.7	2.0	2.0	2.4	2.9

CASH FLOW

TOTAL EBITDA		0.4	0.4	0.5	0.6		0.6	0.7	0.9	1.1
Working capital		0.2	(0.0)	0.0	(0.0)		0.4	(0.0)	0.1	(0.0)
Provision net movement		(0.1)	(0.1)	(0.0)	(0.0)		(0.1)	(0.1)	(0.0)	(0.0)
Capex less disposals		(0.1)	(0.7)	(0.0)	(0.0)		(0.2)	(1.3)	(0.0)	(0.0)
Capex contributions		—	—	—	—		—	—	—	—

Net cash flow		0.4	(0.4)	0.5	0.6		0.7	(0.8)	0.9	1.0
		105.0%	-103.9%	97.6%	92.8%		105.3%	-110.2%	97.2%	92.6%
Net interest paid		(0.1)	(0.0)	(0.0)	(0.0)		(0.1)	(0.1)	(0.0)	(0.0)
Tax paid		0.3	0.0	(0.1)	(0.1)		0.5	0.0	(0.1)	(0.1)

Free cash flow		0.6	(0.4)	0.4	0.5		1.1	(0.8)	0.7	0.9
		170.9%	-114.0%	82.8%	79.8%		171.1%	-120.5%	82.3%	79.6%
Acquistions		—	—	—	—		—	—	—	—
Disposals

Cash flow before dividend		0.6	(0.4)	0.4	0.5		1.1	(0.8)	0.7	0.9
shares issued		—	—	—	—		—	—	—	—
Dividends paid		—	—	—	—		—	—	—	—
Intra group loans		0.2	1.3	(0.7)	—		0.3	2.3	(1.3)	—
FX		0.0	(0.0)	(0.0)	(0.0)		(0.1)	(0.0)	(0.0)	(0.0)
Other non-cash movements (eg Artesian indexation)		—	—	—	—		—	—	—	—
net borrowings bf		(1.2)	(0.4)	0.4	0.1		(2.0)	(0.7)	0.7	0.2

net borrowings cf		(0.4)	0.4	0.1	0.6		(0.7)	0.7	0.2	1.1

Diff		0.0	0.0	0.0	0.0		(0.0)	0.0	0.0	0.0

Aguas Chacabuco S.A.

	CLP					USD
	2009-12-02 12:50
	2008/09	2009/10	2010/11	2011/12	2012/13	2008/09	2009/10	2010/11	2011/12	2012/13
P&L

Total net turnover	0.7	0.9	0.9	1.1	1.1	1.3	1.6	1.7	1.9	2.0
Raw and auxiliary materials and other ext. costs	(0.2)	(0.2)	(0.2)	(0.2)	(0.2)	(0.3)	(0.3)	(0.4)	(0.4)	(0.4)
Staff costs	(0.1)	(0.2)	(0.2)	(0.2)	(0.2)	(0.1)	(0.3)	(0.3)	(0.3)	(0.3)
Other operating charges	(0.2)	(0.2)	(0.2)	(0.2)	(0.2)	(0.3)	(0.3)	(0.3)	(0.3)	(0.3)

Total operating expenses	(0.4)	(0.5)	(0.6)	(0.6)	(0.6)	(0.7)	(0.9)	(1.0)	(1.0)	(1.1)

EBITDA	0.4	0.4	0.4	0.5	0.5	0.6	0.7	0.7	0.9	1.0
EBITDA margin	48.4%	42.6%	41.7%	46.6%	47.6%	48.4%	42.6%	41.6%	46.6%	47.6%
Depreciation and amortisation	(0.1)	(0.1)	(0.1)	(0.1)	(0.1)	(0.2)	(0.2)	(0.2)	(0.2)	(0.2)
Gain/ (loss) on disposal of fixed assets	—	0.0	—	—	—	—	0.0	—	—	—

Operating profit	0.3	0.3	0.3	0.4	0.4	0.4	0.5	0.5	0.7	0.7
Gain/(loss) on disposal of subsidiaries	—	—	—	—	—	—	—	—	—	—
Financial income and expense	—	—	—	—	—	—	—	—	—	—
Foreign exchange gain/(loss)	(0.2)	(0.0)	(0.1)	(0.1)	(0.1)	(0.4)	(0.0)	(0.2)	(0.2)	(0.2)

Profit before tax	0.0	0.3	0.2	0.3	0.3	0.0	0.5	0.3	0.5	0.5
Taxation	—	—	—	—	—	—	—	—	—	—
Tax rate	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%

Profit after tax	0.0	0.3	0.2	0.3	0.3	0.0	0.5	0.3	0.5	0.5
Minority interest	—	—	—	—	—	—	—	—	—	—
	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%

Net profit / (loss)	0.0	0.3	0.2	0.3	0.3	0.0	0.5	0.3	0.5	0.5
Dividends paid	—	—	—	—	—	—	—	—	—	—
Dividends received	—	—	—	—	—	—	—	—	—	—

Retained profit	0.0	0.3	0.2	0.3	0.3	0.0	0.5	0.3	0.5	0.5
Dividend payout ratio	#DIV/0!	#DIV/0!	#DIV/0!	#DIV/0!	#DIV/0!	#DIV/0!	#DIV/0!	#DIV/0!	#DIV/0!	#DIV/0!

BALANCE SHEET

Intangible fixed assets	0.3	0.3	0.3	0.3	0.3	0.6	0.6	0.5	0.5	0.5
Tangible fixed assets	2.2	2.2	2.1	2.1	2.1	3.8	3.9	3.8	3.8	3.7
Investments in subsidiaries	—	—	—	—	—	—	—	—	—	—
Intra group loans receivable	—	—	—	—	—	—	—	—	—	—
Restricted cash	—	—	—	—	—	—	—	—	—	—
Other financial fixed assets	0.1	0.1	0.1	0.2	0.2	0.2	0.2	0.3	0.3	0.3

Total fixed assets	2.7	2.6	2.6	2.5	2.5	4.6	4.7	4.6	4.5	4.5
asset turn	4	3	3	2	2	3	3	3	2	2
Stock	—	—	—	—	—	—	—	—	—	—
Debtors	0.6	0.5	0.5	0.4	0.3	1.1	0.9	0.8	0.7	0.6
Current liabilities	(0.1)	(0.1)	(0.1)	(0.1)	(0.1)	(0.2)	(0.1)	(0.1)	(0.1)	(0.2)

Total working capital	0.5	0.4	0.4	0.3	0.2	0.9	0.8	0.7	0.6	0.4
wc/turnover	68%	49%	42%	29%	21%	65%	49%	42%	29%	21%
Deferred income	(0.5)	(0.5)	(0.5)	(0.5)	(0.5)	(0.9)	(0.9)	(0.9)	(0.9)	(0.9)
Pensions and other provisions	—	—	—	—	—	—	—	—	—	—
Tax	—	—	—	—	—	—	—	—	—	—
Negative goodwill	—	—	—	—	—	—	—	—	—	—

Intra group loans payable	(3.4)	(3.1)	(3.3)	(3.0)	(3.0)	(5.9)	(5.5)	(6.0)	(5.5)	(5.5)
Net external debt	0.0	0.1	0.6	0.6	1.0	0.0	0.1	1.0	1.1	1.9

Net assets	(0.7)	(0.5)	(0.3)	(0.1)	0.2	(1.2)	(0.8)	(0.6)	(0.1)	0.4
capital employed	2.7	2.5	2.5	2.3	2.2	4.6	4.6	4.4	4.2	4.0
EBIT/cap employed	9%	10%	11%	16%	19%	10%	10%	11%	16%	18%

EQUITY

B/f shareholders’ funds	(0.7)	(0.7)	(0.5)	(0.3)	(0.1)	(1.7)	(1.2)	(0.8)	(0.6)	(0.1)
P&L	0.0	0.3	0.2	0.3	0.3	0.0	0.5	0.3	0.5	0.5
CTA	—	—	—	—	—	0.4	(0.1)	(0.0)	(0.0)	0.0
Other	—	—	—	—	—	—	—	—	—	—

C/f shareholders’ funds	(0.7)	(0.5)	(0.3)	(0.1)	0.2	(1.2)	(0.8)	(0.6)	(0.1)	0.4
Minority Shareholders’ - Equity Interest	—	—	—	—	—	—	—	—	—	—

Total Equity	(0.7)	(0.5)	(0.3)	(0.1)	0.2	(1.2)	(0.8)	(0.6)	(0.1)	0.4

CASH FLOW

TOTAL EBITDA		0.4	0.4	0.5	0.5		0.7	0.7	0.9	1.0
Working capital		0.0	0.0	0.1	0.1		0.1	0.1	0.1	0.1
Provision net movement		(0.0)	(0.0)	(0.0)	(0.0)		(0.0)	(0.0)	(0.0)	(0.0)
Capex less disposals		(0.1)	(0.1)	(0.1)	(0.1)		(0.1)	(0.1)	(0.1)	(0.1)
Capex contributions		—	—	—	—		—	—	—	—

Net cash flow		0.3	0.4	0.5	0.5		0.7	0.6	0.9	1.0
		93.0%	89.3%	99.4%	98.9%		102.2%	89.7%	99.4%	99.3%
Net interest paid		—	—	—	—		—	—	—	—
Tax paid		—	—	—	—		—	—	—	—

Free cash flow		0.3	0.4	0.5	0.5		0.7	0.6	0.9	1.0
		93.0%	89.3%	99.4%	98.9%		102.2%	89.7%	99.4%	99.3%
Acquisitions		—	—	—	—		—	—	—	—
Disposals

Cash flow before dividend		0.3	0.4	0.5	0.5		0.7	0.6	0.9	1.0
shares issued		—	—	—	—		—	—	—	—
Dividends paid		—	—	—	—		—	—	—	—
Intra group loans		(0.3)	0.1	(0.4)	(0.1)		(0.6)	0.2	(0.8)	(0.2)
FX		—	—	—	—		0.0	—	0.0	—
Other non-cash movements (eg Artesian indexation)		—	—	—	—		—	—	—	—
net borrowings bf		0.0	0.1	0.6	0.6		0.0	0.1	1.0	1.1

net borrowings cf		0.0	0.5	0.6	1.0		0.1	1.0	1.1	1.9

Diff		0.0	0.0	0.0	0.0		0.0	0.0	0.0	0.0

Bayesa S.A.

	CLP					USD
	2009-12-02 12:50
	2008/09	2009/10	2010/11	2011/12	2012/13	2008/09	2009/10	2010/11	2011/12	2012/13
P&L

Total net turnover	2.5	3.2	3.3	3.4	3.5	4.6	5.8	5.9	6.1	6.3
Raw and auxiliary materials and other ext. costs	(1.2)	(1.6)	(1.6)	(1.6)	(1.7)	(2.1)	(2.8)	(2.9)	(2.9)	(3.0)
Staff costs	(0.4)	(0.3)	(0.3)	(0.3)	(0.3)	(0.7)	(0.5)	(0.6)	(0.6)	(0.6)
Other operating charges	(0.2)	(0.2)	(0.2)	(0.2)	(0.2)	(0.4)	(0.3)	(0.4)	(0.4)	(0.4)

Total operating expenses	(1.8)	(2.1)	(2.1)	(2.1)	(2.2)	(3.2)	(3.7)	(3.8)	(3.9)	(3.9)

EBITDA	0.8	1.2	1.2	1.3	1.3	1.4	2.1	2.2	2.3	2.4
EBITDA margin	30.1%	36.3%	36.3%	36.9%	37.5%	30.1%	36.3%	36.2%	36.8%	37.5%
Depreciation and amortisation	(0.5)	(0.5)	(0.5)	(0.5)	(0.5)	(0.8)	(0.8)	(0.9)	(0.9)	(0.9)
Gain/ (loss) on disposal of fixed assets	0.0	—	—	—	—	0.0	—	—	—	—

Operating profit	0.3	0.7	0.7	0.7	0.8	0.5	1.3	1.2	1.3	1.4
Gain/(loss) on disposal of subsidiaries	—	—	—	—	—	—	—	—	—	—
Financial income and expense	(0.2)	(0.2)	(0.2)	(0.1)	(0.1)	(0.4)	(0.4)	(0.3)	(0.2)	(0.2)
Foreign exchange gain/(loss)	(0.2)	0.0	—	—	—	(0.4)	0.0	—	—	—

Profit before tax	(0.2)	0.5	0.5	0.6	0.7	(0.3)	0.9	0.9	1.1	1.2
Taxation	(0.0)	—	—	—	—	(0.0)	—	—	—	—
Tax rate	-1.6%	0.0%	0.0%	0.0%	0.0%	-1.5%	0.0%	0.0%	0.0%	0.0%

Profit after tax	(0.2)	0.5	0.5	0.6	0.7	(0.3)	0.9	0.9	1.1	1.2
Minority interest	—	—	—	—	—	—	—	—	—	—
	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%
Net profit / (loss)	(0.2)	0.5	0.5	0.6	0.7	(0.3)	0.9	0.9	1.1	1.2
Dividends paid	—	—	—	—	—	—	—	—	—	—
Dividends received	—	—	—	—	—	—	—	—	—	—

Retained profit	(0.2)	0.5	0.5	0.6	0.7	(0.3)	0.9	0.9	1.1	1.2
Dividend payout ratio	#DIV0!	#DIV0!	#DIV0!	#DIV0!	#DIV0!	#DIV0!	#DIV0!	#DIV0!	#DIV0!	#DIV0!

BALANCE SHEET

Intangible fixed assets	—	—	—	—	—	—	—	—	—	—

Tangible fixed assets	6.1	5.8	5.9	5.4	5.0	10.4	10.4	10.6	9.8	9.1
Investments in subsidiaries	—	—	—	—	—	—	—	—	—	—
Intra group loans receivable	—	—	—	—	—	—	—	—	—	—
Restricted cash	—	—	—	—	—	—	—	—	—	—
Other financial fixed assets	0.0	0.0	0.0	0.0	0.0	0.1	0.0	0.0	0.0	0.0
Total fixed assets	6.1	5.8	5.9	5.5	5.1	10.5	10.4	10.6	9.9	9.1
asset turn	2	2	2	2	1	2	2	2	2	1
Stock	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0
Debtors	0.6	0.5	0.5	0.4	0.4	1.0	1.0	0.8	0.8	0.8
Current liabilities	(0.3)	(0.3)	(0.4)	(0.4)	(0.4)	(0.6)	(0.6)	(0.7)	(0.7)	(0.7)

Total working capital	0.2	0.2	0.1	0.1	0.1	0.4	0.4	0.2	0.1	0.1
wc/turnover	9%	6%	3%	2%	2%	8%	6%	3%	2%	2%
Deferred income	(3.8)	(3.5)	(3.1)	(2.7)	(2.3)	(6.5)	(6.2)	(5.5)	(4.8)	(4.1)
Pensions and other provisions	—	—	—	—	—	—	—	—	—	—
Tax	(0.0)	—	—	—	—	(0.0)	—	—	—	—
Negative goodwill	—	—	—	—	—	—	—	—	—	—

Intra group loans payable	(1.2)	(1.6)	(2.3)	(2.3)	(2.3)	(2.1)	(2.9)	(4.2)	(4.2)	(4.2)
Net external debt	(3.0)	(2.2)	(1.3)	(0.7)	0.0	(5.2)	(3.9)	(2.4)	(1.2)	0.1

Net assets	(1.7)	(1.2)	(0.7)	(0.1)	0.6	(3.0)	(2.2)	(1.3)	(0.2)	1.0
capital employed	2.5	2.6	2.9	2.9	2.9	4.3	4.6	5.2	5.2	5.2
EBIT/cap employed	12%	27%	23%	25%	27%	13%	27%	23%	25%	27%

EQUITY

B/f shareholders’ funds	(1.6)	(1.7)	(1.2)	(0.7)	(0.1)	(3.6)	(3.0)	(2.2)	(1.3)	(0.2)
P&L	(0.2)	0.5	0.5	0.6	0.7	(0.3)	0.9	0.9	1.1	1.2
CTA	—	0.0	0.0	0.0	0.0	0.9	(0.1)	0.0	0.0	0.0
Other	—	—	—	—	—	—	—	—	—	—

C/f shareholders’ funds	(1.8)	(1.2)	(0.7)	(0.1)	0.6	(3.0)	(2.2)	(1.3)	(0.2)	1.0
Minority Shareholders’ - Equity Interest	—	—	—	—	—	—	—	—	—	—

Total Equity	(1.8)	(1.2)	(0.7)	(0.1)	0.6	(3.0)	(2.2)	(1.3)	(0.2)	1.0

CASH FLOW

TOTAL EBITDA		1.2	1.2	1.3	1.3		2.1	2.2	2.3	2.4
Working capital		0.0	0.1	0.0	(0.0)		0.1	0.2	0.0	(0.0)
Provision net movement		(0.4)	(0.4)	(0.4)	(0.4)		(0.6)	(0.7)	(0.7)	(0.7)
Capex less disposals		(0.2)	(0.6)	(0.1)	(0.1)		(0.4)	(1.0)	(0.2)	(0.2)
Capex contributions		—	—	—	—		—	—	—	—

Net cash flow		0.6	0.3	0.8	0.8		1.1	0.6	1.4	1.4
		53.8%	27.9%	60.0%	60.7%		53.8%	27.8%	59.9%	60.6%
Net interest paid		(0.2)	(0.2)	(0.1)	(0.1)		(0.4)	(0.3)	(0.2)	(0.2)
Tax paid		(0.0)	—	—	—		(0.0)	—	—	—

Free cash flow		0.4	0.2	0.6	0.7		0.8	0.3	1.2	1.2
		36.8%	14.5%	51.2%	52.3%		36.7%	14.4%	51.1%	52.2%
Acquistions		—	—	—	—		—	—	—	—
Disposals

Cash flow before dividend		0.4	0.2	0.6	0.7		0.8	0.3	1.2	1.2
shares issued		—	—	—	—		—	—	—	—
Dividends paid		—	—	—	—		—	—	—	—
Intra group loans		0.4	0.7	0.0	0.0		0.8	1.3	0.0	0.0
FX		(0.0)	—	—	—		(0.3)	(0.0)	—	(0.0)
Other non-cash movements (eg Artesian indexation)		—	—	—	—		—	—	—	—
net borrowings bf		(3.0)	(2.2)	(1.3)	(0.7)		(5.2)	(3.9)	(2.4)	(1.2)

net borrowings cf		(2.2)	(1.3)	(0.7)	0.0		(3.9)	(2.4)	(1.2)	0.1

Diff		(0.0)	—	—	(0.0)		(0.0)	0.0	0.0	0.0

Servicomunal

	CLP					USD
	2009-12-02 12:50
	2008/09	2009/10	2010/11	2011/12	2012/13	2008/09	2009/10	2010/11	2011/12	2012/13
P&L

Total net turnover	1.2	2.6	2.8	3.0	3.2	2.1	4.6	5.0	5.4	5.8
Raw and auxiliary materials and other ext. costs	(0.5)	(1.0)	(1.0)	(1.0)	(1.0)	(0.9)	(1.8)	(1.8)	(1.7)	(1.7)
Staff costs	(0.2)	(0.3)	(0.3)	(0.3)	(0.3)	(0.3)	(0.6)	(0.6)	(0.6)	(0.6)
Other operating charges	(0.1)	(0.5)	(0.5)	(0.5)	(0.5)	(0.2)	(0.9)	(0.9)	(0.9)	(0.9)

Total operating expenses	(0.8)	(1.8)	(1.8)	(1.8)	(1.8)	(1.4)	(3.3)	(3.2)	(3.2)	(3.2)

EBITDA	0.4	0.7	1.0	1.2	1.5	0.7	1.3	1.8	2.2	2.7
EBITDA margin	33.1%	28.7%	36.0%	41.4%	45.6%	33.1%	28.7%	36.0%	41.4%	45.6%

Depreciation and amortisation	(0.2)	(0.5)	(0.4)	(0.5)	(0.5)	(0.4)	(0.8)	(0.6)	(0.9)	(0.9)
Gain/ (loss) on disposal of fixed assets	—	0.1	—	—	—	—	0.1	—	—	—
Operating profit	0.2	0.3	0.6	0.8	1.0	0.3	0.6	1.2	1.3	1.8
Gain/(loss) on disposal of subsidiaries	—	—	—	—	—	—	—	—	—	—
Financial income and expense	(0.0)	(0.1)	(0.5)	(0.5)	(0.5)	(0.0)	(0.2)	(0.9)	(0.8)	(0.8)

Foreign exchange gain/(loss)	(0.1)	(0.0)	(0.1)	(0.2)	(0.2)	(0.2)	(0.0)	(0.1)	(0.4)	(0.4)
Profit before tax	0.0	0.2	0.1	0.1	0.3	0.1	0.3	0.1	0.1	0.5
Taxation	0.0	(0.0)	(0.0)	(0.0)	(0.1)	0.1	(0.1)	(0.0)	(0.0)	(0.1)
Tax rate	-105.7%	19.4%	18.8%	18.8%	19.1%	-106.5%	19.4%	18.9%	19.0%	19.1%

Profit after tax	0.1	0.1	0.1	0.1	0.2	0.1	0.3	0.1	0.1	0.4
Minority interest	—	—	—	—	—	—	—	—	—	—
	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%

Net profit / (loss)	0.1	0.1	0.1	0.1	0.2	0.1	0.3	0.1	0.1	0.4
Dividends paid	—	—	—	—	—	—	—	—	—	—
Dividends received	—	—	—	—	—	—	—	—	—	—

Retained profit	0.1	0.1	0.1	0.1	0.2	0.1	0.3	0.1	0.1	0.4
Dividend payout ratio	#DIV0!	#DIV0!	#DIV0!	#DIV0!	#DIV0!	#DIV0!	#DIV0!	#DIV0!	#DIV0!	#DIV0!

BALANCE SHEET

Intangible fixed assets	3.6	3.4	3.4	3.4	3.3	6.2	6.2	6.1	6.1	6.0
Tangible fixed assets	7.2	7.6	10.3	12.1	12.4	12.3	13.7	18.6	21.8	22.4
Investments in subsidiaries	—	—	—	—	—	—	—	—	—	—
Intra group loans receivable	—	—	—	—	—	—	—	—	—	—
Restricted cash	—	—	—	—	—	—	—	—	—	—
Other financial fixed assets	—	—	—	—	—	—	—	—	—	—

Total fixed assets	10.8	11.1	13.7	15.4	15.7	18.5	19.9	24.7	27.8	28.4
asset turn	9	4	5	5	5	9	4	5	5	5
Stock	—	—	—	—	—	—	—	—	—	—
Debtors	2.0	2.2	1.4	1.6	1.4	3.4	3.9	2.4	2.9	2.5
Current liabilities	(0.2)	(0.4)	(0.4)	(0.5)	(0.4)	(0.4)	(0.7)	(0.8)	(0.8)	(0.8)

Total working capital	1.8	1.7	0.9	1.2	1.0	3.0	3.1	1.6	2.1	1.8
wc/turnover	148%	68%	33%	39%	30%	141%	67%	33%	39%	30%
Deferred income	—	(0.0)	(0.0)	(0.0)	(0.0)	—	(0.0)	(0.0)	(0.0)	(0.0)
Pensions and other provisions	—	—	—	—	—	—	—	—	—	—
Tax	(0.8)	(0.8)	(0.7)	(0.6)	(0.6)	(1.3)	(1.4)	(1.2)	(1.1)	(1.0)
Negative goodwill	—	—	—	—	—	—	—	—	—	—

Intra group loans payable	—	—	—	—	—	—	—	—	—	—
Net external debt	(1.9)	(2.0)	(3.9)	(5.9)	(5.8)	(3.2)	(3.6)	(7.0)	(10.5)	(10.4)

Net assets	9.9	10.0	10.1	10.1	10.4	16.9	17.9	18.1	18.2	18.7
capital employed	12.5	12.8	14.6	16.6	16.7	21.5	23.0	26.3	29.9	30.1
EBIT/cap employed	1%	3%	4%	5%	6%	1%	3%	4%	5%	6%

EQUITY

B/f shareholders’ funds	—	9.9	10.0	10.1	10.1	—	16.9	17.9	18.1	18.2
P&L	0.1	0.1	0.1	0.1	0.2	0.1	0.3	0.1	0.1	0.4
CTA	—	0.0	—	—	—	(1.8)	0.8	0.1	0.0	0.0
Other	9.8	(0.0)	—	—	—	18.6	(0.0)	—	—	—

C/f shareholders’ funds	9.9	10.0	10.1	10.1	10.4	16.9	17.9	18.1	18.2	18.7
Minority Shareholders’ - Equity Interest	—	—	—	—	—	—	—	—	—	—

Total Equity	9.9	10.0	10.1	10.1	10.4	16.9	17.9	18.1	18.2	18.7

CASH FLOW

TOTAL EBITDA		0.7	1.0	1.2	1.5		1.3	1.8	2.2	2.7
Working capital		(0.0)	0.7	(0.5)	(0.0)		(0.0)	1.3	(0.9)	(0.1)
Provision net movement		—	—	—	—		—	—	—	—
Capex less disposals		(0.7)	(3.0)	(2.2)	(0.8)		(1.3)	(5.4)	(4.0)	(1.4)
Capex contributions		0.0	—	—	—		0.0	—	—	—

Net cash flow		0.0	(1.3)	(1.5)	0.6		0.1	(2.3)	(2.6)	1.2
		0.4%	-126.6%	-117.8%	43.3%		5.1%	-126.6%	-117.9%	43.4%
Net interest paid		(0.1)	(0.5)	(0.5)	(0.5)		(0.2)	(0.9)	(0.8)	(0.8)
Tax paid		(0.0)	(0.1)	(0.1)	(0.1)		(0.1)	(0.2)	(0.1)	(0.2)

Free cash flow		(0.2)	(1.9)	(2.0)	0.1		(0.2)	(3.3)	(3.6)	0.1
		-23.4%	-185.6%	-161.3%	3.6%		-18.7%	-185.6%	-161.5%	3.7%
Acquistions		—	—	—	—		—	—	—	—
Disposals
Cash flow before dividend		(0.2)	(1.9)	(2.0)	0.1		(0.2)	(3.3)	(3.6)	0.1
shares issued		—	—	—	—		—	—	—	—
Dividends paid		—	—	—	—		—	—	—	—
Intra group loans		—	—	—	—		—	—	—	—
FX		(0.0)	—	—	—		(0.2)	(0.0)	—	(0.0)
Other non-cash movements (eg Artesian indexation)		—	—	—	—		—	—	—	—
net borrowings bf		(1.9)	(2.0)	(3.9)	(5.9)		(3.2)	(3.6)	(7.0)	(10.5)

net borrowings cf		(2.1)	(3.9)	(5.9)	(5.8)		(3.6)	(7.0)	(10.6)	(10.4)

Diff		0.0	0.0	0.0	0.0		0.0	0.0	0.0	0.0

Servilampa

	CLP					USD
	2009-12-02 12:50
	2008/09	2009/10	2010/11	2011/12	2012/13	2008/09	2009/10	2010/11	2011/12	2012/13
P&L

Total net turnover	0.2	0.6	0.7	0.7	0.8	0.4	1.1	1.2	1.3	1.4
Raw and auxiliary materials and other ext. costs	(0.1)	(0.3)	(0.3)	(0.3)	(0.3)	(0.2)	(0.5)	(0.5)	(0.5)	(0.5)
Staff costs	(0.1)	(0.1)	(0.1)	(0.1)	(0.1)	(0.1)	(0.2)	(0.2)	(0.3)	(0.3)
Other operating charges	(0.0)	(0.1)	(0.1)	(0.1)	(0.1)	(0.0)	(0.2)	(0.2)	(0.1)	(0.1)

Total operating expenses	(0.2)	(0.5)	(0.5)	(0.5)	(0.5)	(0.4)	(0.9)	(0.9)	(0.9)	(0.9)

EBITDA	0.0	0.1	0.2	0.2	0.3	0.0	0.2	0.3	0.4	0.5
EBITDA margin	11.3%	16.0%	23.1%	29.8%	34.1%	10.8%	15.9%	23.1%	29.8%	34.2%
Depreciation and amortisation	(0.0)	(0.1)	(0.1)	(0.1)	(0.1)	(0.1)	(0.2)	(0.2)	(0.2)	(0.2)
Gain/ (loss) on disposal of fixed assets	—	—	—	—	—	—	—	—	—	—

Operating profit	(0.0)	0.0	0.0	0.1	0.1	(0.0)	0.0	0.1	0.2	0.3
Gain/(loss) on disposal of subsidiaries	—	—	—	—	—	—	—	—	—	—
Financial income and expense	0.0	(0.1)	(0.0)	(0.1)	(0.1)	0.0	(0.1)	(0.1)	(0.1)	(0.1)
Foreign exchange gain/(loss)	(0.1)	(0.0)	(0.1)	(0.0)	(0.0)	(0.1)	(0.0)	(0.1)	(0.1)	(0.1)

Profit before tax	(0.1)	(0.1)	(0.1)	(0.0)	0.0	(0.1)	(0.1)	(0.1)	(0.0)	0.1
Taxation	0.0	0.0	0.0	0.0	(0.0)	0.0	0.0	0.0	0.0	(0.0)
Tax rate	22.6%	19.2%	18.5%	20.0%	19.6%	21.7%	19.1%	18.1%	25.0%	18.8%

Profit after tax	(0.0)	(0.1)	(0.1)	(0.0)	0.0	(0.1)	(0.1)	(0.1)	(0.0)	0.1
Minority interest	—	—	—	—	—	—	—	—	—	—
	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%

Net profit / (loss)	(0.0)	(0.1)	(0.1)	(0.0)	0.0	(0.1)	(0.1)	(0.1)	(0.0)	0.1
Dividends paid	—	—	—	—	—	—	—	—	—	—
Dividends received	—	—	—	—	—	—	—	—	—	—
Retained profit	(0.0)	(0.1)	(0.1)	(0.0)	0.0	(0.1)	(0.1)	(0.1)	(0.0)	0.1
Dividend payout ratio	#DIV/0!	#DIV/0!	#DIV/0!	#DIV/0!	#DIV/0!	#DIV/0!	#DIV/0!	#DIV/0!	#DIV/0!	#DIV/0!

BALANCE SHEET

Intangible fixed assets	—	—	(0.0)	(0.0)	(0.0)	(0.0)	—	(0.0)	(0.0)	(0.0)
Tangible fixed assets	2.0	2.1	2.3	2.5	2.9	3.4	3.8	4.1	4.5	5.3
Investments in subsidiaries	—	—	—	—	—	—	—	—	—	—
Intra group loans receivable	—	—	—	—	—	—	—	—	—	—
Restricted cash	—	—	—	—	—	—	—	—	—	—
Other financial fixed assets	—	—	—	—	—	—	—	—	—	—

Total fixed assets	2.0	2.1	2.3	2.5	2.9	3.4	3.8	4.1	4.4	5.3
asset turn	8	4	3	3	4	8	4	3	3	4
Stock	—	—	—	—	—	—	—	—	—	—
Debtors	0.1	0.2	0.2	0.2	0.3	0.2	0.3	0.3	0.4	0.6
Current liabilities	(1.1)	(1.1)	(0.8)	(1.3)	(1.3)	(1.8)	(2.0)	(1.4)	(2.3)	(2.3)

Total working capital	(0.9)	(1.0)	(0.6)	(1.1)	(1.0)	(1.6)	(1.7)	(1.1)	(1.9)	(1.7)
wc/turnover	-371%	-161%	-90%	-146%	-122%	-355%	-160%	-90%	-146%	-122%
Deferred income	—	—	—	—	—	—	—	—	—	—
Pensions and other provisions	—	—	—	—	—	—	—	—	—	—
Tax	(0.0)	(0.0)	(0.0)	(0.0)	(0.0)	(0.1)	(0.1)	(0.0)	(0.0)	(0.1)
Negative goodwill	—	—	—	—	—	—	—	—	—	—

Intra group loans payable	—	—	—	—	—	—	—	—	—	—
Net external debt	(0.2)	(0.4)	(1.0)	(0.7)	(1.3)	(0.4)	(0.7)	(1.8)	(1.3)	(2.3)

Net assets	0.8	0.7	0.7	0.7	0.7	1.3	1.3	1.2	1.2	1.2
capital employed	1.0	1.2	1.7	1.4	2.0	1.8	2.1	3.0	2.6	3.6
EBIT/cap employed	-2%	1%	2%	7%	7%	-2%	1%	2%	7%	7%

EQUITY

B/f shareholders’ funds	—	0.8	0.7	0.7	0.7	—	1.3	1.3	1.2	1.2
P&L	(0.0)	(0.1)	(0.1)	(0.0)	0.0	(0.1)	(0.1)	(0.1)	(0.0)	0.1
CTA	—	(0.0)	—	—	—	(0.1)	0.1	0.0	(0.0)	(0.0)
Other	0.8	—	—	—	—	1.6	—	—	—	—

C/f shareholders’ funds	0.8	0.7	0.7	0.7	0.7	1.3	1.3	1.2	1.2	1.2
Minority Shareholders’ - Equity Interest	—	—	—	—	—	—	—	—	—	—

Total Equity	0.8	0.7	0.7	0.7	0.7	1.3	1.3	1.2	1.2	1.2

CASH FLOW

TOTAL EBITDA		0.1	0.2	0.2	0.3		0.2	0.3	0.4	0.5
Working capital		0.0	(0.4)	0.4	(0.2)		0.1	(0.8)	0.7	(0.3)
Provision net movement		—	—	—	—		—	—	—	—
Capex less disposals		(0.3)	(0.3)	(0.3)	(0.6)		(0.5)	(0.5)	(0.6)	(1.1)
Capex contributions		—	—	—	—		—	—	—	—

Net cash flow		(0.1)	(0.5)	0.3	(0.5)		(0.2)	(1.0)	0.5	(0.9)
		-147.9%	-351.3%	125.7%	-182.6%		-113.4%	-351.3%	125.6%	-181.0%
Net interest paid		(0.1)	(0.0)	(0.1)	(0.1)		(0.1)	(0.1)	(0.1)	(0.1)
Tax paid		0.0	0.0	0.0	(0.0)		0.0	0.0	0.0	(0.0)

Free cash flow		(0.2)	(0.6)	0.2	(0.5)		(0.3)	(1.0)	0.4	(1.0)
		-201.0%	-377.3%	103.7%	-204.2%		-166.3%	-377.3%	103.6%	-202.5%
Acquistions		—	—	—	—		—	—	—	—
Disposals

Cash flow before dividend		(0.2)	(0.6)	0.2	(0.5)		(0.3)	(1.0)	0.4	(1.0)
shares issued		—	—	—	—		—	—	—	—
Dividends paid		—	—	—	—		—	—	—	—
Intra group loans		—	—	—	—		—	—	—	—
FX		(0.0)	—	—	—		(0.1)	(0.0)	—	0.0
Other non-cash movements (eg Artesian indexation)		—	—	—	—		—	—	—	—
net borrowings bf		(0.2)	(0.4)	(1.0)	(0.7)		(0.4)	(0.7)	(1.8)	(1.3)

net borrowings cf		(0.4)	(1.0)	(0.8)	(1.3)		(0.7)	(1.8)	(1.4)	(2.3)

Diff		0.0	0.0	0.0	0.0		0.0	0.0	0.0	0.0

EXHIBIT 9

Press Release

Cascal Announces Update on Legal Proceedings

Outlines First Leg of Strategic Growth Plan; Reiterates Intention to Maximize Shareholder Value LONDON, May 20, 2010 /PRNewswire via COMTEX/ –Cascal N.V. (NYSE: HOO) (The Company) announced today that the United States District Court for the Southern District of New York denied its application for a preliminary injunction.

“Although we are disappointed, the court’s ruling presents us with an opportunity to potentially challenge the offer once it has been officially declared. We are also heartened the court acknowledged that shareholders may have their own legal remedy. While we respect the court’s decision, our commitment is to maximizing shareholder value and we are currently reviewing other legal options at our disposal,” stated Michael Wager, Cascal Spokesperson.

Mr. Wager continued, “Underlying our resolve to maximize shareholder value is the fact that we have a proven history of delivering superior operational and financial excellence. If given the opportunity, we expect to continue to deliver these tenets through our commitment to building our international portfolio both organically and through acquisition.”

Since Cascal’s initial public offering in January 2008, management has grown the Company’s water portfolio through the addition of: Yancheng (China), April 2008; Servicomunal and Servilampa (Chile), June 2008; Zhumadian (China), July 2008; and, Antigua, December 2009.

“We currently maintain a pipeline of opportunities in water, wastewater and desalination services in China, Chile, the Caribbean Basin, Europe and India. We hope to realize one or more of these opportunities prior to the end of our fiscal year in March 2011,” Mr. Wager concluded.

As stated in previous communications, the Board of Directors of Cascal rejects Sembcorp’s proposal as financially and structurally inadequate and coercive, and recommends that Cascal common shareholders take no action to respond to a below market tender that Sembcorp Industries Ltd said it intends to make.

About Cascal N.V.

Cascal provides water and wastewater services to its customers in eight countries: the United Kingdom, South Africa, Indonesia, China, Chile, Panama, Antigua and The Philippines. Cascal’s customers are predominantly homes and businesses representing a total population of approximately 4.7 million.

UNITED STATES SECURITIES AND EXCHANGE COMMISSION LEGEND:

SECURITY HOLDERS SHOULD READ CASCAL N.V.’S SOLICITATION/RECOMMENDATION STATEMENT WHEN IT IS AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. INVESTORS MAY OBTAIN THE RECOMMENDATION AND OTHER FILED DOCUMENTS FREE OF CHARGE AT THE COMMISSION’S WEB SITE (www.sec.gov) AS WELL AS DIRECTLY FROM CASCAL N.V. BY CONTACTING JEFFREY GOLDBERGER, KCSA STRATEGIC COMMUNICATIONS, 880 THIRD AVENUE, NEW YORK, NEW YORK 10022, +1 212.896.1249, JGOLDBERGER@KCSA.COM.

Learn more at www.cascal.co.uk

Forward-looking statements

This release contains forward-looking statements that are not guarantees of future performance. There are important factors, many of which are outside of our control, that could cause actual results to differ materially from those expressed or implied by such forward-looking statements including: general economic business conditions, unfavorable weather conditions, housing and population growth trends, changes in energy prices and taxes, fluctuations with currency exchange rates, changes in regulations or regulatory treatment, changes in environmental compliance and water quality requirements, availability and the cost of capital, the success of growth initiatives, acquisitions and our ability to successfully integrate acquired companies and other factors discussed in our filings with the Securities and Exchange Commission, including under Risk Factors in our Form 20-F for the fiscal year ended March 31, 2009, filed with the SEC on July 1, 2009. We do not undertake and have no obligation to publicly update or revise any forward-looking statement.

Investor Contacts:	Media Contact:
KCSA Strategic Communications	KCSA Strategic Communications

Jeffrey Goldberger / Marybeth Csaby	Lewis Goldberg
+1 212.896.1249 / +1 212.896.1236	+1 212.896.1216
jgoldberger@kcsa.com / mcsaby@kcsa.com	lgoldberg@kcsa.com

SOURCE Cascal N.V.

EXHIBIT 10

ROBBINS GELLER RUDMAN & DOWD LLP FILES CLASS ACTION SUIT AGAINST SEMBCORP UTILITIES PTE LTD.

June 8, 2010 – Robbins Geller Rudman & Dowd LLP (“Robbins Geller”) (http://www.rgrdlaw.com/cases/sembcorp/) today announced that a class action has been commenced in the United States District Court for the Southern District of New York on behalf of all persons who held shares of the common stock of Cascal N.V. (“Cascal”) (NYSE:HOO) on May 21, 2010, against Sembcorp Utilities Pte Ltd. (“Sembcorp”) for violations of Section 14(e) of the Securities Exchange Act of 1934 (“1934 Act”) in connection with the tender offer by Sembcorp for Cascal (the “Tender Offer”).

If you wish to serve as lead plaintiff, you must move the Court no later than 60 days from today. If you wish to discuss this action or have any questions concerning this notice or your rights or interests, please contact plaintiff’s counsel, Darren Robbins of Robbins Geller at 800/449-4900 or 619/231-1058, or via e-mail at djr@rgrdlaw.com. If you are a member of this class, you can view a copy of the complaint as filed or join this class action online at http://www.rgrdlaw.com/cases/sembcorp/. Any member of the putative class may move the Court to serve as lead plaintiff through counsel of their choice, or may choose to do nothing and remain an absent class member.

The complaint alleges that Sembcorp failed to disclose material information in Tender Offer materials filed with the SEC and publicly disseminated in connection with the Tender Offer by Sembcorp for Cascal. Cascal invests in and operates water and wastewater systems.

According to the complaint, the Tender Offer materials were materially false and misleading because they included only a summary of one set of financial projections and failed to disclose, inter alia: (i) whether the “summary” of projections was relied on by Sembcorp and/or its financial advisor in developing the terms of its Tender Offer; (ii) whether the projections supported or did not support the Tender Offer consideration; (iii) whether the “summary” was supported or not supported by other company financial information made available to Sembcorp; and (iv) whether those projections were the sole projections provided to Sembcorp by Cascal, or whether later updated and/or additional projections were provided to Sembcorp. The complaint further alleges that the Tender Offer materials made numerous material omissions about the process leading up to the Tender Offer and misrepresented the practical effect of a court ruling in previous litigation regarding the Tender Offer.

Plaintiff seeks to recover damages on behalf of all holders of Cascal common stock on May 21, 2010 (the “Class”). The plaintiff is represented by Robbins Geller, which has expertise in prosecuting investor class actions and extensive experience in actions involving financial fraud.

Robbins Geller, a 180-lawyer firm with offices in San Diego, San Francisco, New York, Boca Raton, Washington, D.C., Philadelphia and Atlanta, is active in major litigations pending in federal and state courts throughout the United States and has taken a leading role in many important actions on behalf of defrauded investors, consumers, and companies, as well as victims of human rights violations. The Robbins Geller Web site (http://www.rgrdlaw.com) has more information about the firm.